As filed with the Securities and Exchange Commission on April 2
6
, 2023
Registration No. 333-269448

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AlTi Global, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	92-1552220
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
520 Madison Avenue, 21
st
Floor
New York, New York 10022
(212)
396-5904
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Tiedemann
Chief Executive Officer
520 Madison Avenue, 21
st
Floor
New York, New York 10022
(212)
396-5904
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Alan I. Annex, Esq.
Thomas R. Martin, Esq.
Raffael Fiumara, Esq.
Greenberg Traurig, P.A.
333 S.E. 2
nd
 Avenue
Miami, Florida 33131
Tel: +1 (305) 579-0576

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED April 26, 2023

PRELIMINARY PROSPECTUS

AlTi Global, Inc.

Up to 121,404,752 Shares of Class A Common Stock

Up to 12,940,597 Warrants

This prospectus relates to the resale by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”) of: (i) up to 31,273,107 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), issued in connection with the Business Combination (as defined herein) as merger consideration, for no additional cash consideration; (ii) the resale of up to 9,641,350 earnout shares of Class A Common Stock (the “Earnout Shares”) that may become tradeable upon the achievement of certain stock price-based vesting conditions in accordance with the terms of the Business Combination Agreement (as defined below), issued as merger consideration, for no additional cash consideration; (iii) up to 6,036,431 shares of Class A Common Stock issued to CGC Sponsor LLC (the “Sponsor”) in a private placement in connection with our initial public offering (the “Initial Public Offering”) for a purchase price of $0.003 per share, including 3,624,506 shares of Class A Common Stock upon the exercise of options to purchase shares of Common Stock held by the Sponsor, which were granted to the PIPE Investors (as defined below) pursuant to certain Option Agreements (as defined below); (iv) up to 374,429 shares of Class A Common Stock purchased by the sole member of the Sponsor on the open market at various market prices; (v) up to 50,000 shares of Class A Common Stock issued to our independent directors as of immediately prior to the Business Combination in a private placement in connection with our Initial Public Offering for a purchase price of $0.003 per share; (vi) up to 18,996,474 shares of Class A Common Stock purchased at the closing of the Business Combination by a number of subscribers (the “PIPE Investors”) pursuant to certain Subscription Agreements (the “PIPE Shares”) for a purchase price of $9.80 per share; and (vii) up to 55,032,961 shares of Class A Common Stock issued or issuable upon the exchange of Class B Units (as defined below) that were issued pursuant to the Umbrella LLC Agreement (as defined below) as merger consideration. This prospectus also relates to the offer and sale, from time to time, by the Selling Securityholders of up to (i) up to 4,040,663 warrants issued in the Initial Public Offering (“Public Warrants”) and held by the sole member of the Sponsor, purchased on the open market at various market prices and (ii) 8,899,934 private placement warrants (“Private Placement Warrants,” and, together with the Public Warrants, the “Warrants”) originally issued in a private placement to the Sponsor in connection with the Initial Public Offering for a purchase price of $1 per warrant and transferred to equityholders of the Target Companies (defined below) as merger consideration, for no additional cash consideration. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock or Warrants in the section entitled “Plan of Distribution.” We will receive the proceeds from any exercise of the Warrants for cash, but not from the resale of the shares of Class A Common Stock or Warrants by the Selling Securityholders.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “ALTI.” Our Warrants are listed on the Nasdaq Capital Market under the symbol “ALTIW.” On April 25, 2023, the closing price of our Class A Common Stock was $6.27, and the closing price of our Warrants was $0.35. The Class A Common Stock have recently experienced extreme volatility in price and trading volume. From January 4, 2023 to April 25, 2023, the closing price of our Class A Common Stock on Nasdaq ranged from as low as $6.27 to as high as $15.40 and daily trading volume ranged from approximately 1.59 million to .01 million shares. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. Please see “Risk Factors—General Risk Factors—The price of our Class A Common Stock and the price of our Public Warrants have been and may continue to be volatile.’’

Our registration of the Class A Common Stock and Warrants covered by this prospectus does not mean that either we or any Selling Securityholders will issue, offer or sell, as applicable, any of the Class A Common Stock and Warrants. The Selling Securityholders may offer and sell the Class A Common Stock or Warrants covered by this prospectus in a number of different ways and at varying prices, subject to, in certain circumstances, applicable lock-up restrictions.

As of April 25, 2023, there were 57,995,513 shares of Class A Common Stock outstanding, of which 1,881,523 shares of Class A Common Stock were held by non-affiliates of the Company and unrestricted by any contractual lock-up provisions (our “public float”). The shares of Class A Common Stock being offered for resale in this prospectus (inclusive of such shares underlying the Warrants, the “Resale Securities”) represent a substantial percentage of our public float. Assuming the exercise of all Warrants, the Resale Securities would represent approximately 6,433% of our public float as of April 25, 2023. The sale of all of the Resale Securities, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Class A Common Stock.

As described above, the Selling Securityholders purchased the Class A Common Stock covered by this prospectus for prices ranging from no consideration to $9.80, which is at or below the $10.00 price per unit purchased by public investors in Cartesian Growth Corporation’s initial public offering. The Selling Securityholders may realize a positive rate of return on the sale of their Class A Common Stock covered by this prospectus even if the market price per share of Class A Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. Based on the closing price of our Class A Common Stock of $6.27 per share as of April 25, 2023, (a) the Sponsor may experience a potential profit of up to approximately $6.27 per share and (b) the PIPE Investors may experience a potential loss of up to approximately $3.53 per share. The sale of all of the Resale Securities, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Class A Common Stock.

We will receive up to an aggregate of $148,816,865.50 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. Of the Warrants covered by this prospectus, only 2,966,645 Warrants are currently freely exercisable and transferable. The remaining Warrants are not currently exercisable or are subject to transfer restrictions as described more fully under “Securities Eligible for Future Sale—Registration Rights—Registration Rights and Lock-Up Agreement”. The closing price of our Class A Common Stock on Nasdaq on April 25, 2023 was $6.27, which is $5.23 below the exercise price of the Warrants. If the market price for our Class A Common Stock does not increase from current levels, there is a likelihood that none of the Warrants will be exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand. We will not receive any proceeds from the sale of securities to be offered by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of any securities pursuant to this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock or Warrants.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of options. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the options pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the options for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, you should not place undue reliance on this information.

PRESENTATION OF CERTAIN FINANCIAL INFORMATION

For financial presentation purposes, our total assets under management and assets under advisement (“AUM / AUA”) consists of: (i) assets under management (“AUM”) and assets under advisement (“AUA”) of TWMH; (ii) AUM of TIG; and (iii) AUM and AUA of Alvarium.

AUM / AUA of TWMH includes billable and non-billable assets. Billable assets represent the portion of assets on which TWMH charges fees. Non-billable assets are exempt of fees. They consist of assets such as cash and cash equivalents, real estate, investment consulting assets and other designated assets.

AUA of Alvarium includes billable and non-billable assets. Billable assets represent the portion of assets on which Alvarium charges fees; these are assets in which Alvarium is acting in a fiduciary capacity as well as co-investment assets. For the purpose of calculating co-investment assets, Alvarium includes the gross asset

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value of all assets managed or supervised by operating partner subsidiaries, affiliates and joint ventures in which Alvarium holds either a majority or minority stake. Non-billable assets are exempt of fees.

AUM of TIG includes the assets under management of the TIG Entities and their subsidiaries, and each of the External Strategic Managers in which the TIG Entities have made strategic investments. External Strategic Managers are those managers in which the TIG Entities have made an external investment, and the strategies of these managers include Real Estate Bridge Lending, European Long/Short Equity and Asian Credit. AUM of TIG as of, and for the fiscal year ended, December 31, 2019, include the TIG Entities’ minority interests in its European Long / Short Equity and Asian Credit External Strategic Managers. The acquisition of these investments closed on March 10, 2020, and December 31, 2020, respectively. Such amounts are included as we believe it provides a more accurate representation of the growth of the underlying business of TIG.

Unless otherwise defined, AUM refers to assets on which a business provides continuous and regular billable supervisory or management services. As noted, the AUM of TIG and us includes the AUM of TIG’s External Strategic Managers as we believe including such AUM presents a more accurate depiction of the respective businesses. However, the AUM of the External Strategic Managers should not be viewed as part of the AUM of TIG or of us for regulatory and/or statutory purposes under the U.S. Investment Advisers Act of 1940, as amended.

Adjusted Net Income, Adjusted EBITDA, Economic EBITDA and Economic Revenue as presented in this prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, US GAAP or UK GAAP. None of Adjusted Net Income, Adjusted EBITDA, Economic EBITDA, Economic Revenue or any figure derived therefrom is a measurement of our or any of the Target Companies’ financial performance under US GAAP or UK GAAP and should not be considered as an alternative to net income or any other performance measure presented in accordance with US GAAP or UK GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. Because Adjusted Net Income, Adjusted EBITDA, Economic EBITDA and Economic Revenue are not measures determined in accordance with US GAAP or UK GAAP and are thus susceptible to varying calculations, Adjusted Net Income, Adjusted EBITDA, Economic EBITDA and Economic Revenue and any figure derived therefrom, as presented, may not be comparable to other similarly titled measures of other corporations.

TRADEMARKS

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and some of the information incorporated herein by reference includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “continues,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “might,” “will,” “should,” “could,” “seeks,” “plans,” “scheduled,” “possible,” “potential,” “predict,” “project,” “anticipates,” “intends,” “aims,” “works,” “focuses,” “aspires,” “strives” or “sets out” or similar expressions.

Forward-looking statements are not guarantees of performance, and the absence of these words does not mean that a statement is not forward looking. You should understand that the following important factors could affect our future results, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements herein:

•	our ability to realize the benefits expected from the Business Combination;

•	our projected financial information, growth rate, and market opportunity;

•	the ability to maintain the listing of the Class A Common Stock and Warrants on the Nasdaq Stock Market, and the potential liquidity and trading of such securities;

•	our ability to grow and manage growth profitably;

•	our ability to raise financing in the future, if and when needed;

•	our success in retaining or recruiting, or adapting to changes in, its officers, key employees, or directors;

•	our ability to attract and retain our senior management and other highly qualified personnel;

•	our ability to achieve or maintain profitability;

•	the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•	our ability to successfully protect against security breaches, ransomware attacks, and other disruptions to its information technology structure;

•	the impact of increased scrutiny from our clients with respect to the societal and environmental impact of investments it makes;

•	the impact of applicable laws and regulations, whether in the United States, United Kingdom or other foreign countries, and any changes thereof, on us;

•	our ability to successfully compete against other companies;

•	our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

•

the effect of economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending that could adversely affect our business, financial condition, results of operations and prospects;

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•	the impact of our dependence on leverage by certain funds, underlying investment funds and portfolio companies and related volatility;

•	the impact of any defaults by third-party investors;

•

the effects of any failure to comply with investment guidelines of our clients, failure or circumvention of our controls and procedures, or any insufficiencies in the due diligence process that we undertake in connection with investments;

•	the impact of any termination or non-renewal of our investment advisory contracts;

•	the effect of COVID-19 on the foregoing; and

•	other factors detailed under the section entitled “Risk Factors.”

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the other documents we file from time to time with the SEC. There can be no assurance that future developments affecting us will be those that we have anticipated. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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FREQUENTLY USED TERMS

Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement, a copy of which is attached to this prospectus as Exhibit 2.1.

•	“Alvarium” means AlTi Asset Management Holdings 2 Limited (formerly Alvarium Investments Limited), an English private limited company.

•	“Alvarium Contribution” means the contribution by Cartesian of all of the issued and outstanding shares of Alvarium Topco that it holds to Umbrella.

•	“Alvarium Contribution Agreement” means the Contribution Agreement, dated as of January 3, 2023, by and among Cartesian and Umbrella.

•	“Alvarium Exchange” means the exchange by each shareholder of Alvarium Topco of his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock.

•	“Alvarium Reorganization” means a reorganization such that Alvarium is the wholly owned indirect subsidiary of Alvarium Topco, and Alvarium Topco is owned solely by the shareholders of Alvarium.

•	“Alvarium Shareholders” means the shareholders of Alvarium.

•	“Alvarium Tiedemann” or “AlTi” means the Company after it was renamed “AlTi Global, Inc.”

•	“Alvarium Topco” means an Isle of Man entity which was established by Alvarium and owned by the Alvarium Shareholders.

•	“ASC” means Accounting Standard Codification.

•	“AUA” means assets under advisement. For more information on the presentation of AUA in this prospectus, see “Presentation of Certain Financial Information.”

•	“AUM” means assets under management. For more information on the presentation of AUM in this prospectus, see “Presentation of Certain Financial Information.”

•	“Board” means the board of directors of the Company.

•	“Business Combination” means the transactions contemplated by the Business Combination Agreement.

•

“Business Combination Agreement” means the Amended and Restated Business Combination Agreement, dated as of October 25, 2022, by and among Cartesian, Umbrella Merger Sub, TWMH, TIG GP, TIG MGMT, Alvarium and Umbrella, substantially in the form attached hereto as Exhibit 2.1.

•	“Bylaws” means the amended and restated bylaws of the Company.

•	“Cartesian” means Cartesian Growth Corporation, a Cayman Islands exempted company, prior to the Business Combination.

•	“Cartesian Holdco” means a Delaware corporation which was formed by Cartesian.

•	“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time.

•	“Charter” means the certificate of incorporation of the Company.

•

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company, including any shares of such Class A Common Stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A Common Stock.

•

“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of Cartesian prior to the Domestication, including any shares of such Class A ordinary shares issuable upon the exercise of any warrant or other right to acquire shares of such Class A ordinary shares.

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•

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company, including any shares of such Class B Common Stock issuable upon the exercise of any warrant or other right to acquire shares of such Class B Common Stock.

•

“Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of Cartesian prior to the Domestication, including any shares of such Class B ordinary shares issuable upon the exercise of any warrant or other right to acquire shares of such Class B ordinary shares.

•	“Class B Units” means the limited liability company interests in Umbrella designated as Class B Common Units in the Umbrella LLC Agreement.

•	“Closing” means the closing of the Business Combination.

•	“Closing Date” means January 3, 2023, the date on which the Closing occurred.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Common Stock” means shares of the Class A Common Stock and the Class B Common Stock, collectively.

•	“Company,” “our,” “we” or “us” means, prior to the Business Combination, Cartesian, as the context suggests, and, following the Business Combination, AlTi Global, Inc.

•	“DGCL” means the Delaware General Corporation Law, as amended.

•	“DLLCA” means the Delaware Limited Liability Company Act, as amended.

•	“dollars” or “$” means U.S. dollars.

•

“Domestication” means the continuation of Cartesian by way of domestication of Cartesian into a Delaware corporation, with the ordinary shares of Cartesian becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Charter consistent with the DGCL and changing the name and registered office of Cartesian.

•

“Earnout Shares” means the earnout shares of Class A Common Stock that may become tradeable upon the achievement of certain stock price-based vesting conditions in accordance with the terms of the Business Combination Agreement.

•

“Employee Stock Purchase Plan” means the Alvarium Tiedemann Holdings, Inc. 2023 Employee Stock Purchase Plan, a copy of which is attached as Exhibit 10.4 to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

•	“Employee Stock Purchase Plan Proposal” means the proposal to approve and adopt the Employee Stock Purchase Plan.

•

“Equity Incentive Plan” means the Alvarium Tiedemann Holdings, Inc. 2023 Stock Incentive Plan, a copy of which is attached as Exhibit 10.3 to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

•	“ESG” means environmental, social and governance.

•	“ETFs” means Exchange Traded Funds.

•	“EU” means European Union.

•	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

•

“External Strategic Managers” means global alternative asset managers with whom we partner by making strategic investments in which we actively participate in seeking to leverage the collective resources and synergies of the businesses to facilitate their growth.

•	“FINRA” means the Financial Industry Regulatory Authority, Inc.

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•	“FOS” means Family Office Service.

•	“HNWI” means high net worth individual, being an individual having investable assets of US$1 million or more, excluding primary residence, collectibles, consumables, and consumer durables.

•	“Impact Investing” means investment practices seeking to generate various levels of financial performance together with the generation of positive measurable environmental and social impacts.

•	“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

•

“Initial Public Offering” means Cartesian’s initial public offering of its units, each consisting of one Class A ordinary share and one-third of one redeemable warrant, pursuant to its registration statements on Form S-1 declared effective by the SEC on February 23, 2021 (SEC File Nos. 333-252784 and 333-253428).

•	“Managed Funds” means mutual funds, ETFs, hedge funds, private equity, real estate or other funds.

•	“Nasdaq” means The Nasdaq Capital Market.

•	“ordinary shares” means, when used with respect to Cartesian, the Class A ordinary shares and the Class B ordinary shares, collectively.

•	“Option Agreements” means those certain option agreements, dated September 19, 2021, by and between the Company and the PIPE Investors, as amended on October 25, 2022.

•

“PIPE Investors” means the subscribers that agreed to purchase shares of Class A Common Stock at the Closing pursuant to the Private Placement, including, without limitation, as reflected in the Subscription Agreements.

•

“PIPE Bonus Shares” means the shares of Class A Common Stock issued to the PIPE Investors in an amount of shares equal to the number of PIPE Shares, divided by the sum of the number of the non-redeemed Class A ordinary shares and the number of PIPE Shares, on a pro-rata basis based on the number of PIPE Shares held by such PIPE Investors.

•	“PIPE Shares” means the shares of Class A Common Stock purchased at the closing of the Business Combination by the PIPE Investors pursuant to certain Subscription Agreements.

•

“Private Placement” means the private placement of Class A Common Stock pursuant to which the PIPE Investors, upon the terms and subject to the conditions set forth in the Subscription Agreements, purchased 16,836,715 shares of Class A Common Stock for a purchase price of $9.80 per share, for an aggregate purchase price of $164,999,807.

•

“Private Placement Warrants” means the private placement warrants which were issued to the equityholders of TWMH, the TIG Entities and Alvarium in connection with the Business Combination, and were initially acquired by the Sponsor in a private placement simultaneously with the closing of the Initial Public Offering.

•

“Public Warrants” means the warrants, which were initially issued in the Initial Public Offering, entitling the holder thereof to purchase one of Cartesian’s Class A ordinary shares at an exercise price of $11.50, subject to adjustment.

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Selling Securityholders” means the selling securityholders named in this prospectus.

•

“SPAC Private Placement Warrants” means the warrants acquired by the Sponsor for an aggregate purchase price of $8,900,000 in a private placement simultaneously with the closing of the Initial Public Offering (including ordinary shares issuable upon conversion thereof).

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•	“SPAC Public Shares” means Cartesian’s Class A ordinary shares sold in the Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market).

•

“SPAC Public Warrants” means the warrants issued in the Initial Public Offering, entitling the holder thereof to purchase one of Cartesian’s Class A ordinary shares at an exercise price of $11.50, subject to adjustment.

•	“Sponsor” means CGC Sponsor LLC, a Cayman Islands limited liability company.

•	“Sponsor Redemption Shares” means the up to 2,850,000 Class B ordinary shares held by Sponsor which were subject to forfeiture pursuant to the Sponsor Support Agreement.

•	“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated September 19, 2021, by and between the Company, Sponsor, TWMH, the TIG Entities, and Alvarium.

•

“Subscription Agreements” means those certain subscription agreements, dated September 19, 2021, by and between the Company and the PIPE Investors, as amended on October 25, 2022, substantially in the form attached hereto in Exhibits 10.5 and 10.5.1.

•	“Target Companies” means, collectively, TWMH, TIG GP, TIG MGMT, and Alvarium.

•	“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of January 3, 2023, between the Company and the TWMH Members, the TIG GP Members and the TIG MGMT Members.

•	“TIG” means, collectively, the TIG Entities and their subsidiaries and their predecessor entities where applicable.

•	“TIG Entities” means, collectively, TIG GP and TIG MGMT and their predecessor entities where applicable.

•	“TIG GP” means TIG Trinity GP, LLC, a Delaware limited liability company.

•	“TIG GP Members” means the members of TIG GP.

•	“TIG MGMT” means TIG Trinity Management, LLC, a Delaware limited liability company.

•	“TIG MGMT Members” means the members of TIG MGMT.

•	“Transfer Agent” means Continental Stock Transfer & Trust Company.

•	“TRA Recipients” means the TWMH Members, the TIG GP Members and the TIG MGMT Members (including certain of our directors and officers) party to the Tax Receivable Agreement.

•	“TWMH” means, collectively, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company, and its subsidiaries, and their predecessor entities where applicable.

•	“TWMH Members” means the members of TWMH.

•

“TWMH/TIG Entities Reorganization” means all actions necessary to implement a reorganization such that TWMH and the TIG Entities will be wholly owned direct or indirect subsidiaries of Umbrella and Umbrella will be owned solely by the members of TWMH, the members of TIG GP and the members of TIG MGMT.

•	“Warrant Agreement” means the Amended and Restated Warrant Agreement, dated January 3, 2023, by and between the Company and Continental Stock Transfer & Trust Company.

•	“Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

•

“UK GAAP” means the applicable laws in the United Kingdom together with the financial reporting framework contained in Financial Reporting Standard 102, and all other applicable Financial Reporting Standards, Financial Reporting Council Abstracts and Statements of Recommended Practice issued by the Financial Reporting Council or any body recognized by it.

-ix-

•	“Umbrella” means Alvarium Tiedemann Capital, LLC, a Delaware limited liability company.

•	“Umbrella LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Alvarium Tiedemann Capital, LLC, effective as of January 3, 2023.

•	“Umbrella Merger” means the transactions whereby Umbrella Merger Sub merged with and into Umbrella, with Umbrella surviving such merger as an indirect subsidiary of Cartesian.

•	“Umbrella Merger Sub” means Rook MS LLC, a Delaware limited liability company.

•	“US GAAP” means United States generally accepted accounting principles, consistently applied.

-x-

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Class A Common Stock or Warrants.

Overview

We are a multi-disciplinary financial services business, with a diverse array of investment, advisory, and administrative capabilities with which we serve our clients and investors around the globe, and provide value to our shareholders:

•	we manage or advise approximately $61.2 billion in combined assets (estimated as of December 31, 2021);

•

we provide holistic solutions for our wealth management clients through our full spectrum of wealth management services, including discretionary investment management services, non-discretionary investment advisory services, trust services, administration services, and family office services;

•

we structure, arrange, and provide our network of investors with co-investment opportunities in a variety of alternative assets which are either managed intra-group or by carefully selected managers with a proven track record in the relevant asset class;

•	we manage and advise both public and private investment funds;

•

we provide merchant banking, corporate advisory, brokerage and placement agency services to entrepreneurs, “late stage” companies (particularly in the media, technology and innovation sectors), asset managers, private equity sponsors, and investment funds (both public and private); and

•	we invest in and support financial services professionals that we believe have the experience to establish, operate, and/or grow specialist financial services firms.

Our business is global, with approximately 400 professionals operating in 24 cities in 11 countries across four continents.

Background

We were initially incorporated as Cartesian Growth Corporation, a Cayman Islands exempted company, on December 18, 2020. On December 30, 2022, Cartesian effected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Cartesian’s jurisdiction of registration was changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, among other things, Cartesian was renamed “Alvarium Tiedemann Holdings, Inc.” (and, on April 19, 2023, was further renamed “AlTi Global, Inc.”). On January 3, 2023, we consummated the previously announced business combination pursuant to the Business Combination Agreement.

Unless the context otherwise requires, “we,” “us,” “our,” “AlTi” and the “Company” refer to AlTi Global, Inc., a Delaware corporation (formerly known as Cartesian), and its subsidiaries following the Closing. Unless the context otherwise requires, references to “Cartesian” refer to Cartesian Growth Corporation prior to the Closing.

Beginning on the day immediately prior to the Closing Date and finishing on the day immediately after the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement:

(a)	On December 30, 2022 (the business day before the Closing Date), Cartesian effected the Domestication. As a result of and upon the effective time of the Domestication, among other things,

each Class A ordinary share outstanding was converted into the right to receive one share of Class A Common Stock, and Cartesian was renamed “Alvarium Tiedemann Holdings, Inc.” (and, on April 19, 2023, was further renamed “AlTi Global, Inc.”).

(b)	On the Closing Date, TWMH and the TIG Entities effected the TWMH/TIG Entities Reorganization;

(c)	On the Closing Date, Alvarium effected the Alvarium Reorganization;

(d)

On the Closing Date, TIG MGMT, TIG GP and Umbrella entered into a distribution agreement, pursuant to which (a) TIG MGMT distributed to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it held through its strategic investments in External Strategic Managers, and (b) TIG GP distributed to Umbrella all of the issued and outstanding shares or interests that it held through its strategic investment in an External Strategic Manager;

(e)	On the Closing Date, the Alvarium Exchange was effected. Upon the consummation of the Alvarium Exchange, Alvarium Topco became a direct wholly-owned subsidiary of Cartesian;

(f)

On the Closing Date, Cartesian contributed shares of Class B Common Stock and cash to Cartesian Holdco and Cartesian Holdco subsequently contributed all shares of Class B Common Stock and cash to Umbrella Merger Sub;

(g)	On the Closing Date, immediately following the effective time of the Alvarium Exchange, the Umbrella Merger occurred;

(h)

On the Closing Date, immediately following the Alvarium Exchange and the Umbrella Merger, Cartesian and Umbrella entered into the Alvarium Contribution Agreement and effected the Alvarium Contribution; and

(i)

On the Closing Date, in accordance with the Sponsor Support Agreement, Cartesian simultaneously (i) canceled 2,118,569 Class A ordinary shares held by Sponsor, which number was equal to the number of Sponsor Redemption Shares and (ii) issued to the PIPE Investors an amount of shares of Class A Common Stock equal to the number of PIPE Shares, divided by the sum of the number of the non-redeemed Class A ordinary shares and the number of PIPE Shares, on a pro-rata basis based on the number of PIPE Shares held by such PIPE Investors (the “PIPE Bonus Shares”).

On the Closing Date, following the Closing, Alvarium Holdings LLC (which was renamed Alvarium Tiedemann Holdings, LLC) became the wholly owned direct subsidiary of Umbrella.

The rights of holders of our Common Stock and Warrants are governed by our Charter, our Bylaws, and the DGCL, and, in the case of the Warrants, the Warrant Agreement. See “Description of Our Securities.”

Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•	If we are unable to compete effectively, our business and financial condition could be adversely affected.

•	We may be materially adversely affected by the COVID-19 pandemic.

•

Changes in market and economic conditions (including as a result of the ongoing COVID-19 pandemic) could lower the value of assets on which we earn revenue and could decrease the demand for our investment solutions and services.

•

Certain policies and procedures implemented to mitigate potential conflicts of interest and address certain regulatory requirements may reduce the synergies that may otherwise exist across our various businesses.

•	Failure to properly disclose conflicts of interest could harm our reputation, results of operations, financial condition or business.

•	Conflicts of interest may arise in our allocation of co-investment opportunities.

•	Conflicts of interest may arise in our allocation of costs and expenses and increased regulatory scrutiny and uncertainty with regard to expense allocation may increase the risk of harm.

•

We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against it could adversely affect our results of operations, financial condition or business.

•

We may expand our business and may enter into new lines of business or geographic markets, which may result in additional risks and uncertainties and place significant demands on our administrative, operational and financial resources. There can be no assurance that we will be able to successfully manage this growth.

•

We may be subject to increasing scrutiny from our clients with respect to the societal and environmental impact of investments we make, which may adversely impact our ability to retain clients or to grow our client base and assets under management or assets under advisement, and also may cause us to more likely invest client capital based on societal and environmental factors instead of investing client capital in the investment opportunities with the highest return potential for a particular level of risk.

•	We are exposed to data and cybersecurity risks that could result in data breaches, service interruptions, harm to our reputation, protracted and costly litigation or significant liability.

•

If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our results of operations, financial condition or business could be harmed.

•

We may be unable to remain in compliance with the financial or other covenants contained in our debt instruments. Any breach of our credit facilities could have a material adverse effect on our business and financial condition.

•	Confidentiality agreements with employees, consultants, and others may not adequately prevent disclosure of trade secrets and other proprietary information.

•	The success of our business depends on the identification and availability of suitable investment opportunities for our clients.

•	The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.

•

Dependence on leverage by certain funds, underlying investment funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our funds to achieve attractive rates of return on their investments.

•	Defaults by third-party investors could adversely affect that fund’s operations and performance.

•

Our failure to comply with investment guidelines of our clients could result in damage awards against us or a reduction in AUM, either of which would cause our earnings to decline and adversely affect our business.

•

We may not have control over the day-to-day operations of many of the funds included in our investments or and we do not have control over the business of the External Strategic Managers in which we have made strategic investments.

•

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risks could adversely affect our reputation and financial condition.

•

Our investment advisory contracts may be terminated or may not be renewed by investors or fund boards on favorable terms and the liquidation of certain funds may be accelerated at the option of investors.

•	We rely on our management team to grow our business, and the loss of key management members, or an inability to hire key personnel, could harm our business.

Corporate Information

We were initially incorporated under the Companies Act on December 18, 2020 as Cartesian Growth Corporation. In connection with the Domestication, among other things, we changed our name to “Alvarium Tiedemann Holdings, Inc.” (and, on April 19, 2023, we further changed our name to “AlTi Global, Inc.”). Our Class A Common Stock and Warrants are listed on Nasdaq under the symbols “ALTI” and “ALTIW,” respectively. Our principal executive offices are located at 520 Madison Avenue, 21st Floor, New York, New York, 10022, and our telephone number is (212) 396-5904. Our website address is www.alti-global.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•

the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•

exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the Initial Public Offering. However, if (i) our annual gross revenue exceeds $1.235 billion,

(ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Shares of Class A Common Stock offered by the Selling Securityholders	Up to 121,404,752 shares of Class A Common Stock, consisting of 31,273,107 shares issued in the Business Combination, 9,641,350 Earnout Shares, 6,036,431 shares issued to the Sponsor, 374,429 shares acquired by the sole member of the Sponsor on the open market, 50,000 shares issued to our independent directors as of immediately prior to the Business Combination, 18,996,474 PIPE Shares, and 55,032,961 shares issuable upon exchange of Class B Units.

Shares of Common Stock outstanding prior to exercise of all Warrants	113,028,474 shares of Common Stock, which represents 57,995,513 shares of Class A Common Stock and 55,032,961 shares of Class B Common Stock (as of April 21, 2023).

Shares of Common Stock outstanding assuming exercise of all Warrants	132,920,906 shares of Common Stock, which represents 77,887,945 shares of Class A Common Stock and 55,032,961 shares of Class B Common Stock (as of April 21, 2023).

Warrants offered by the Selling Securityholders	Up to 12,940,597 Warrants, consisting of 4,040,663 Public Warrants and 8,899,934 Private Placement Warrants.

Warrants outstanding	19,892,387 Warrants (as of April 21, 2023).

Exercise price per share pursuant to the Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders. We will receive the proceeds from any exercise of the warrants for cash, which we intend to use for general corporate and working capital purposes. See “Use of Proceeds” for additional information.

Risk factors	You should carefully read the “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.

Nasdaq symbol for our Class A Common Stock	“ALTI”

Nasdaq symbol for our Warrants	“ALTIW”

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risk Factor Summary

The following summary highlights some of the principal risks that could adversely affect our business, financial condition or results of operations. This summary is not complete and the risks summarized below are not the only risks we face. These risks include, but are not limited to, the following:

•	If we are unable to compete effectively, our business and financial condition could be adversely affected.

•	We may be materially adversely affected by the COVID-19 pandemic.

•

Changes in market and economic conditions (including as a result of the ongoing COVID-19 pandemic) could lower the value of assets on which we earn revenue and could decrease the demand for our investment solutions and services.

•

Certain policies and procedures implemented to mitigate potential conflicts of interest and address certain regulatory requirements may reduce the synergies that may otherwise exist across our various businesses.

•	Failure to properly disclose conflicts of interest could harm our reputation, results of operations, financial condition or business.

•	Conflicts of interest may arise in our allocation of co-investment opportunities.

•	Conflicts of interest may arise in our allocation of costs and expenses and increased regulatory scrutiny and uncertainty with regard to expense allocation may increase the risk of harm.

•

We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against us could adversely affect our results of operations, financial condition or business.

•

We may expand our business and may enter into new lines of business or geographic markets, which may result in additional risks and uncertainties and place significant demands on our administrative, operational and financial resources. There can be no assurance that we will be able to successfully manage this growth.

•

We may be subject to increasing scrutiny from our clients with respect to the societal and environmental impact of investments we make, which may adversely impact our ability to retain clients or to grow our client base and assets under management or assets under advisement, and also may cause us to more likely invest client capital based on societal and environmental factors instead of investing client capital in the investment opportunities with the highest return potential for a particular level of risk.

•	We are exposed to data and cybersecurity risks that could result in data breaches, service interruptions, harm to our reputation, protracted and costly litigation or significant liability.

•

If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our results of operations, financial condition or business could be harmed.

•

We may be unable to remain in compliance with the financial or other covenants contained in our debt instruments. Any breach of our credit facilities could have a material adverse effect on our business and financial condition.

•	Confidentiality agreements with employees, consultants, and others may not adequately prevent disclosure of trade secrets and other proprietary information.

•	The success of our business depends on the identification and availability of suitable investment opportunities for our clients.

•	The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.

•

Dependence on leverage by certain funds, underlying investment funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our funds to achieve attractive rates of return on their investments.

•	Defaults by third-party investors could adversely affect that fund’s operations and performance.

•

Our failure to comply with investment guidelines of our clients could result in damage awards against us or a reduction in AUM, either of which would cause our earnings to decline and adversely affect our business.

•

We may not have control over the day-to-day operations of many of the funds included in our investments or and we do not have control over the business of the External Strategic Managers in which we have made strategic investments.

•

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risks could adversely affect our reputation and financial condition.

•

Our investment advisory contracts may be terminated or may not be renewed by investors or fund boards on favorable terms and the liquidation of certain funds may be accelerated at the option of investors.

•	We rely on our management team to grow our business, and the loss of key management members, or an inability to hire key personnel, could harm our business.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Class A Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Business and Industry

We are a holding company and our only material asset is our interest in our subsidiaries, and we are accordingly dependent upon distributions made by our subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

Since the completion of the Business Combination, we are a holding company with no material assets other than the equity interests in its direct and indirect subsidiaries, including Umbrella. As a result, we will have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement, dated as of January 3, 2023, (the “Tax Receivable Agreement”) between the Company and the TWMH Members, the members of TIG GP (the “TIG GP Members”) and the members of TIG MGMT (the “TIG MGMT Members”) and pay dividends will depend on the financial results and cash flows of our subsidiaries and the distributions we receive from our subsidiaries. Deterioration in the financial condition, earnings or cash flow of such subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, to the extent that we need funds and our subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or our subsidiaries are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Subject to the discussion herein, Umbrella will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Umbrella common units. Accordingly, we will be required to pay income taxes on its allocable share of any net taxable income of Umbrella. Under the terms of the Second Amended and Restated Limited Liability Company Agreement of Alvarium Tiedemann Capital, LLC, effective as of January 3, 2023 (the “Umbrella LLC Agreement”), Umbrella is obligated to make tax distributions to holders of Umbrella common units (including the Company) calculated at certain assumed tax rates. In addition to tax expenses, we will also incur expenses related to its operations, including its payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Umbrella (excluding payment obligations under the Tax Receivable Agreement). We intend to cause Umbrella to make ordinary distributions and tax distributions to holders of Umbrella common units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments we make under the Tax Receivable Agreement and dividends, if any, we declare. However, as discussed above, Umbrella’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Umbrella and restrictions on distributions that would violate any applicable restrictions contained in Umbrella’s debt agreements, or any applicable law, or that would have the effect of rendering Umbrella insolvent. Any restrictions on the ability of Umbrella’s subsidiaries to make dividends or distributions to Umbrella would also reduce the cash available to Umbrella to make distributions. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Dividends on our shares, if any, will be paid at the discretion of the board of directors (the “Board”), which will consider, among other things, our business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our shareholders. In addition, entities are generally prohibited under relevant law from making a distribution to a shareholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If our subsidiaries do not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Our revenue is derived from fees correlated to the amount of assets under management and assets under advisement that we have and the performance of our investment strategies and/or products. Poor performance of our investments in the future or terminations of significant client relationships, in each case, resulting in a reduction in assets under management or advisement, could have a materially adverse impact on our results, financial condition or business.

The success and growth of our business is dependent upon the performance of our investments. Positive performance of our investments will not necessarily result in the holders of our common shares experiencing a corresponding positive return on their shares. However, poor performance of our investments could cause a decline in our revenues as a result of reduced management fees and incentive fees from our clients, as applicable, and may therefore have a materially adverse impact on our results. If we fail to meet the expectations of our clients or our investments otherwise experience poor investment performance, whether due to general economic and financial conditions, our investment acumen or otherwise, our ability to retain existing assets under management or advisement and attract new clients could be materially adversely affected and our management fees and/or incentive fees would be reduced. Furthermore, even if the investment performance of our investments is positive, our business or financial condition could be materially adversely affected if we are unable to attract and retain additional assets under management and assets under advisement consistent with our past experience, industry trends or investor and market expectations.

If we are unable to compete effectively, our business and financial condition could be adversely affected.

The industry in which we operate is intensely competitive, with competition based on a variety of factors, including investment performance, the scope and the quality of service provided to clients, brand recognition, business reputation and price. Our business competes with a number of private equity funds, hedge funds, wealth managers, specialized investment funds, solutions providers and other sponsors managing pools of capital, as well as corporate buyers, traditional asset managers, commercial banks, investment banks and other financial institutions (including sovereign wealth funds), and we expect that competition will continue to increase. For example, certain traditional asset managers have developed their own private equity platforms and are marketing other asset allocation strategies as alternatives to hedge fund investments. Additionally, developments in financial technology, such as distributed ledger technology, commonly referred to as blockchain, have the potential to disrupt the financial industry and change the way financial institutions, as well as asset managers, do business. A number of factors serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources and more personnel than we do;

•

some of our competitors have significant amounts of capital or are expected to raise significant amounts of capital, and many of them have investment objectives similar to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that our investments seek to exploit;

•	some of our investments may not perform as well as competitors’ funds or other available investment products;

•

some of our competitors may have a lower cost of capital, which may be exacerbated to the extent potential changes to the Internal Revenue Code of 1986, as amended (the “Code”) limit the deductibility of interest expense;

•	some of our competitors may have access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

•

some of our competitors may be subject to less regulation and accordingly may have more flexibility to undertake and execute certain businesses or investments than we can and/or bear less compliance expense than we do;

•	some of our competitors may have more flexibility than us in raising certain types of investment funds under the investment management contracts they have negotiated with their investors;

•	some of our competitors may have better expertise or be regarded by investors as having better expertise in a specific asset class or geographic region than we do; and

•	other industry participants may, from time to time, seek to recruit our investment professionals and other employees away from us.

We may find it harder to attract and retain wealth management clients and raise new funds, and we may lose investment opportunities in the future, if we do not match the prices, structures and terms offered by our competitors. We may not be able to maintain our current fee structures as a result of industry pressure from investors to reduce fees. In order to maintain our desired fee structures in a competitive environment, we must be able to continue to provide clients with investment returns and service that incentivize them to pay our desired fee rates. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our desired fee structure. Fee reductions on existing or future new business could have a material adverse effect on our profit margins and results of operations.

The anticipated benefits of the Business Combination may not be realized or may take longer than expected to realize.

The future success of the Business Combination, including its anticipated benefits, depends, in part, on our ability to optimize our combined operations, which will be a complex, costly and time-consuming process. If we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.

The integration of the Target Companies may present material challenges, including, without limitation:

•	combining the leadership teams and corporate cultures of TWMH, the TIG Entities and Alvarium;

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the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or more of the businesses as a result of the devotion of management’s attention to the Business Combination or integration of the businesses;

•	managing a larger combined business;

•	maintaining employee morale and retaining key management and other employees at the combined company, including by offering sufficiently attractive terms of employment;

•	retaining existing business and operational relationships, and attracting new business and operational relationships;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

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managing expense loads and maintaining currently anticipated operating margins given that the Target Companies are different in nature and therefore may require additional personnel and compensation expenses, which expenses may be borne by us, rather than our funds; and

•	unanticipated issues in integrating information technology, communications and other systems.

Some of those factors are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of potential revenues or synergies, potential cost savings, and diversion of management’s time and energy, which could materially affect our financial position, results of operations, and cash flows.

We may be materially adversely affected by the COVID-19 pandemic.

The outbreak of the COVID-19 pandemic led much of the world to institute stay-at-home orders, restrictions on travel, bans on public gatherings, the closing of non-essential businesses or limiting their hours of operation and other restrictions on businesses and their operations, many of which have has adversely impacted global commercial activity and contributed to significant volatility and a downturn in global financial markets. While many of these restrictions are being relaxed or lifted in an effort to generate more economic activity, the risk of future COVID-19 outbreaks remains, and jurisdictions may reimpose restrictions in an effort to mitigate risks to public health. Moreover, even where restrictions are and remain lifted, personal medical concerns could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time. As a result, we are unable to predict the ultimate adverse impact of the pandemic, but it has affected, and may further affect, our business in various ways, including the following:

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We operate our business globally, with clients across North America, Europe, Asia-Pacific and Latin America. The ability to easily travel and meet with prospective and current clients in person helps build and strengthen our relationships with them in ways that telephone and video conferences may not always afford. In addition, the ability of our employees to conduct their daily work in our offices helps to ensure a level of productivity that may not be achieved when coming to the office every day is not an option. Further, our investment strategies target opportunities globally. The reinstatement of restrictions on travel and public gatherings as well as stay-at-home orders could lead to most of our client and prospect meetings not taking place in person, and a significant portion of our employees working from home. As a consequence, our ability to generate new clients, market our funds and raise new business may be impeded (which may result in lower or delayed revenue growth), it may become more difficult to conduct due diligence on investments (which can impede the identification of investment risks) and an extended period of remote working by our employees could strain our technology resources and introduce operational risks, including heightened cybersecurity risk, as remote working environments can be less secure and more susceptible to hacking attacks.

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A slowdown in fundraising activity has in the past resulted in delayed or decreased management fees and could result in delayed or decreased management fees in the future compared to prior periods. In addition, in light of declines in public equity markets and other components of their investment portfolios, investors may become restricted by their asset allocation policies from investing in new or successor funds that we provide, or may be prohibited by new laws or regulations from funding existing commitments. We may also experience a slowdown in the deployment of our capital, which could also adversely affect our ability to raise capital, including for new or successor funds.

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To the extent the market dislocation caused by COVID-19 may present attractive investment opportunities due to increased volatility in the financial markets, we may not be able to complete those investments, which could impact revenues, particularly for our funds that charge fees on invested capital.

•	Our liquidity and cash flows may be adversely impacted by declines or delays in realized incentive fees and management fee revenues.

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Certain of our clients invest in industries that have been materially impacted by the COVID-19 pandemic, including healthcare, travel, entertainment, hospitality and retail. Companies in these industries are facing operational and financial hardships resulting from the pandemic, and if conditions do not improve, they could continue to suffer materially, become insolvent or cease operations altogether, any of which would decrease the value of the investments.

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COVID-19 presents a threat to our employees’ well-being and morale. If our senior management or other key personnel become ill or are otherwise unable to perform their duties for an extended period of time, we may experience a loss of productivity or a delay in the implementation of certain strategic plans. In addition to any potential impact of such extended illness on our operations, we may be exposed to the risk of litigation by our employees against us for, among other things, failure to take adequate steps to protect their well-being, particularly in the event they become sick after a return to the office. Further, local COVID-19-related laws can be subject to rapid change depending on public health developments, which can lead to confusion and make compliance with laws uncertain and subject us to increased risk of litigation for non-compliance.

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We anticipate that regulatory oversight and enforcement will become more rigorous for public companies in general, and for the financial services industry in particular, as a result of the recent volatility in the financial markets.

We believe COVID-19’s adverse impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of availability, effectiveness and public acceptance of one or more treatments or vaccines for COVID-19; the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may materially adversely affect us.

Changes in market and economic conditions (including as a result of the ongoing COVID-19 pandemic) could lower the value of assets on which we earn revenue and could decrease the demand for our investment solutions and services.

We operate in the financial services industry. The financial markets, and in turn the financial services industry, are affected by many factors, such as U.S. and foreign economic and geopolitical conditions and general trends in business and finance that are beyond our control, and could be adversely affected by changes in the equity or debt marketplaces, unanticipated changes in currency exchange rates, interest rates, inflation rates, the yield curve, financial crises, war, terrorism, natural disasters, pandemics and outbreaks of disease or similar public health concerns such as the COVID-19 pandemic and other factors that are difficult to predict. In the event that the U.S. or international financial markets suffer a severe or prolonged economic downturn, investments may lose value and investors may choose to withdraw assets from financial advisers and use the assets to pay expenses or transfer them to investments that they perceive to be more secure, such as bank deposits and Treasury securities. Any prolonged downturn in financial markets, or increased levels of asset withdrawals could have a material adverse effect on our results of operations, financial condition or business.

Significant fluctuations in securities prices have and will continue to materially affect the value of the assets we manage and may also influence financial adviser and investor decisions regarding whether to invest in, or maintain an investment in, one or more of our investment solutions. If such fluctuations in securities prices were to lead to decreased investment in the securities markets, our revenue and earnings derived from asset-based revenue could be materially and adversely affected. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio, which could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	revenues from the properties underlying our real estate investments could decrease due to fewer tenants and/or lower rental rates.

During the year ended December 31, 2022, inflation has accelerated globally (including in the United States and the United Kingdom) and is currently expected to continue at an elevated level in the near-term. Rising inflation could have an adverse impact on any variable rate debt and general and administrative expenses, as these costs could increase at a rate higher than our revenue. The Board of Governors of the Federal Reserve System, the Bank of England and other central banks have raised interest rates throughout the year ended December 31, 2022 to combat inflation and restore price stability and it is expected that rates will continue to rise through 2023. As a result, to the extent our exposure to increases in interest rates is not eliminated through interest rate swaps or other protection agreements, such increases may result in higher debt service costs, which will adversely affect our cash flows, earnings and asset and liability valuations.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program. There is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.

Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Certain policies and procedures implemented to mitigate potential conflicts of interest and address certain regulatory requirements may reduce the synergies that may otherwise exist across our various businesses.

In an effort to mitigate potential conflicts of interest and address regulatory, legal and contractual requirements and contractual restrictions, we have implemented certain policies and procedures (for example, information sharing policies) that may reduce the positive synergies that would otherwise exist across our various businesses. For example, we may come into possession of material non-public information with respect to issuers in which we may be considering making an investment or issuers in which our affiliates may hold an interest. As a consequence of such policies and procedures, we may be precluded from providing such information or other ideas to our other businesses that might be of benefit to them. Additionally, the terms of confidentiality or other agreements with or related to companies in which we have entered, either on our own behalf or on behalf of any of our clients, sometimes restrict or otherwise limit the ability of us or our clients to make investments or otherwise engage in businesses or activities competitive with such companies.

Failure to properly disclose conflicts of interest could harm our reputation, results of operations, financial condition or business.

We currently provide or may in the future provide a broad spectrum of financial services, including investment advisory, broker-dealer, asset management, loan origination, capital markets, special purpose acquisition company sponsorship and idea generation. Because of our size and the variety of investment strategies that we pursue, we may face a higher degree of scrutiny compared with investment managers that are smaller or focus on fewer asset classes. In the ordinary course of business, we engage in activities in which our interests or the interests of our clients may conflict with the interests of other clients, including the investors in our funds. Such conflicts of interest could adversely affect one or more of our clients and/or our performance or returns to our investors.

Certain of our clients may have overlapping investment objectives, including clients that have different fee structures and/or investment strategies that are more narrowly focused, and potential conflicts may arise with respect to allocation of investment opportunities among those clients. We will, from time to time, be presented with investment opportunities that fall within the investment objectives of multiple clients. In such circumstances, we will seek to allocate such opportunities among our clients on a basis that we reasonably determine in good faith to be fair and equitable, and may take into account a variety of relevant factors in determining eligibility, including the investment team primarily responsible for sourcing or performing due diligence on the transaction, the nature of the investment focus of each client, the relative amounts of capital available for investment, anticipated expenses to the applicable client and/or to us with regard to investment by our various clients, the investment pacing and timing of our clients and other considerations deemed relevant by us. Allocating investment opportunities appropriately frequently involves significant and subjective judgments. The risk that investors could challenge allocation decisions as inconsistent with our obligations under applicable law, governing client agreements or our own policies cannot be eliminated. In addition, the perception of non-compliance with such requirements or policies could harm our reputation with investors.

Our clients may invest in companies in which we or one or more or our other clients also invest, either directly or indirectly. Investments in a company by certain of our clients may be made prior to the investment by other clients, concurrently, including as part of the same financing plan or subsequent to the investments by such other clients. Any such investment by a client may consist of securities or other instruments of a different class or type from those in which other of our clients are invested, and may entitle the holder of such securities and other instruments to greater control or to rights that otherwise differ from those to which such other clients are entitled. In connection with any such investments—including as they relate to acquisition, owning, and disposition of such investments—our clients may have conflicting interests and investment objectives, and any difference in the terms of the securities or other instruments held by such parties may raise additional conflicts of interest for our clients and us. Our failure to adequately mitigate these conflicts could give rise to regulatory and investor scrutiny.

In the ordinary course of our investment activities on behalf of our clients, we receive investment-related information. We do not generally establish information barriers between internal investment teams. To the extent permitted by law, investment professionals have access to and make use of such investment-related information in making investment decisions for our clients. Therefore, information related to investments made on behalf of a particular client may inform investment decisions made in respect of another of our clients or otherwise be used and monetized by us. The access and use of this information may create conflicts between our clients and between our clients and us, and no client, including any fund investor, is entitled to any compensation for any profits earned by another client or us based on our use of investment-related information received in connection with managing such clients.

Certain persons employed by or otherwise associated with us are related to, or otherwise have business, personal, political, financial, or other relationships with, persons employed by or otherwise associated with service providers engaged for our clients, and third-party investment managers with whom we invest on behalf of our clients. These types of relationships may also influence us in deciding whether to select or recommend such a service provider to perform services for a particular client or to make or redeem an investment on behalf of a client.

Additionally, we permit employees, former employees and other parties associated with the firm to invest in or alongside our funds on a no-fee, no-carry basis. These arrangements may create a conflict in connection with investments we make on behalf of our clients.

It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including an inability to raise additional funds, attract new investors or retain existing clients.

Our entitlement and that of certain of our shareholders and employees to receive carried interest or performance-based fees from certain of our funds and other products may create an incentive for us to make more speculative investments and determinations on behalf of our funds and other products than would be the case in the absence of such carried interest or performance-based fees.

Some of our existing funds and other products receive carried interest or performance-based fees, all or a portion of which, is allocated to us. In the future we expect to establish new funds and other products, where none or only a small portion of the carried interest or performance-based fees will be allocated to us. Instead, some or all of the carried interest or performance-based fees will be allocated to certain of our shareholders and employees in vehicles not owned or controlled by us. Carried interest and performance-based fees may create an incentive for us or our investment professionals to make more speculative or riskier investments and determinations, directly or indirectly on behalf of our funds and products, or otherwise take or refrain from taking certain actions that we would otherwise make in the absence of such carried interest or performance-based fees. It may also create incentives to influence how we establish economic terms for future funds and products. In addition, we may have an incentive to make exit determinations based on factors that maximize performance economics in favor of certain of our shareholders and employees relative to us and our non-participating shareholders. Our failure to appropriately address any actual, potential or perceived conflicts of interest resulting from our entitlement to receive carried interest or performance-based fees from our funds and other products could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including limiting our ability to raise additional funds and other products, attract new clients or retain existing clients.

In the future we expect to pay an increased amount of carried interest and performance-based fees to our investment professionals and other personnel in order to attract and retain them, which may result in a reduction of our revenues and a decrease in our profit margins.

In order to recruit and retain existing and future investment professionals and other key personnel, and to further align the interests of our investment professionals and other personnel with the investment performance of our funds and other products, we expect to increase the level, or change the form or composition, of the amounts we pay to them, including providing them with a greater share of carried interest or performance-based fees. If we increase these amounts, it will likely reduce our revenues, or cause a higher percentage of our revenue to be paid out in the form of compensation, adversely impacting our profit margins. To the extent an increased share of carried interest and performance-based fees are insufficient to ensure an adequate amount of cash is received by our investment professionals and other key personnel, we may not be able to adequately attract or retain them.

Conflicts of interest may arise in our allocation of co-investment opportunities.

As a general matter, our allocation of co-investment opportunities is entirely within our discretion and there can be no assurance that co-investments of any particular type or amount will be allocated to any of our clients or investors. There can be no assurance that co-investments will become available and we will take into account a variety of factors and considerations we deem relevant in our sole discretion in allocating co-investment opportunities, which may include, without limitation, whether a potential co-investor has expressed an interest in evaluating co-investment opportunities, whether a potential co-investor has a history of participating in such opportunities with us, the size and interest of the opportunity, the economic terms applicable to such investment for such investor and us, whether allocating to a potential co-investor will help establish, recognize, strengthen and/or cultivate existing relationships with an existing or prospective investor and such other factors as we deem relevant under the circumstances. The allocation of co-investment opportunities by us sometimes involves a benefit to us including, without limitation, management fees, carried interest or incentive fees or allocations from a co-investment opportunity. In certain circumstances, we, our affiliates and our respective employees or any designee thereof and other companies, partnerships or vehicles affiliated with us may be permitted to co-invest side-by-side with our clients and may consummate an investment in an investment opportunity otherwise suitable for a client.

Potential conflicts will arise with respect to our decisions regarding how to allocate co-investment opportunities among our clients and investors and the terms of any such co-investments. Our client agreements typically do not mandate specific allocations with respect to co-investments. Our investment advisers may have an incentive to provide co-investment opportunities to certain investors in lieu of others. Co-investment arrangements may be structured through one or more of our investment vehicles, and in such circumstances, co-investors will generally bear the costs and expenses thereof (which may lead to conflicts of interest regarding the allocation of costs and expenses between such co-investors and our other clients). The terms of any such existing and future co-investment vehicles may differ materially, and in some instances may be more favorable to us, than the terms of certain of our client agreements or prior co-investment vehicles, and such different terms may create an incentive for us to allocate a greater or lesser percentage of an investment opportunity to such clients or such co-investment vehicles, as the case may be. Such incentives will from time to time give rise to conflicts of interest. Allocating investment opportunities appropriately frequently involves significant and subjective judgments. The risk that investors could challenge allocation decisions as inconsistent with our obligations under applicable law, governing client agreements or our own policies cannot be eliminated. In addition, the perception of non-compliance with such requirements or policies could harm our reputation with investors.

Changes to the method of determining the London Interbank Offered Rate (“LIBOR”) or the selection of a replacement for LIBOR may affect the value of investments held by our funds and could affect our results of operations and financial results.

LIBOR, the London Interbank Offered Rate, is the basic rate of interest used in lending transactions between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. Our funds, and in particular our business development companies (“BDCs”), typically use LIBOR as a reference rate in term loans they extend to portfolio companies such that the interest due to us pursuant to a term loan extended to a portfolio company is calculated using LIBOR. The terms of our debt investments generally include minimum interest rate floors which are calculated based on LIBOR.

The United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it will not compel panel banks to contribute to LIBOR after 2021. In addition, in March 2021, the FCA announced that LIBOR will no longer be provided for the one-week and two-month U.S. dollar settings after December 21, 2021 and that publication of the U.S. dollar settings for the overnight, one-month, three-month, six-month and 12-month LIBOR rates will cease after June 30, 2023. It is unclear if at that time LIBOR will cease to exist or if new methods of calculating LIBOR will be established such that it continues to exist after 2023.

Central banks and regulators in a number of major jurisdictions (for example, United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates (“IBORs”). To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. However, given that SOFR is a secured rate backed by government securities, it will be a rate that does not take into account bank credit risk (as is the case with LIBOR). SOFR is therefore likely to be lower than LIBOR and is less likely to correlate with the funding costs of financial institutions. Although SOFR plus the recommended spread adjustment appears to be the preferred replacement rate for U.S. dollar LIBOR, and its use continues to steadily grow, at this time it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or other reforms to LIBOR that may be enacted in the United States, United Kingdom or elsewhere.

The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to our portfolio companies or on our overall financial condition or results of operations. In addition, if LIBOR ceases to exist, our funds, borrowers of our funds and the External Strategic Managers in which we have made strategic investments and their respective portfolio companies may need to renegotiate the credit agreements extending beyond 2023 that utilize LIBOR as a factor in determining the interest rate, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on our overall financial condition or results of operations. Following the replacement of LIBOR, some or all of these credit agreements may bear interest at a lower interest rate, which, to the extent our funds are lenders, could have an adverse impact on their performance, could have an adverse impact on our funds’ and their portfolio companies’ results of operations. Moreover, if LIBOR ceases to exist, our funds and their portfolio companies may need to renegotiate certain terms of their credit facilities. If our funds and their portfolio companies are unable to do so, amounts drawn under their credit facilities may bear interest at a higher rate, which would increase the cost of their borrowings and, in turn, affect their results of operations.

Conflicts of interest may arise in our allocation of costs and expenses, and increased regulatory scrutiny and uncertainty with regard to expense allocation may increase the risk of harm.

We have a conflict of interest in determining whether certain costs and expenses are incurred in the course of operating our business. For example, we have to determine whether the costs arising from newly imposed regulations and self-regulatory requirements should be paid by our clients or by us. Our clients generally pay or otherwise bear all legal, accounting, filing, and other expenses incurred in connection with organizing and establishing the funds or other investment vehicles and the offering of interests in those structures. In addition, our clients generally pay all expenses related to the operation of the funds, investment vehicles or accounts and their investment activities. We also determine, in our sole discretion, the appropriate allocation of investment-related expenses, including broken deal expenses, incurred in respect of unconsummated investments and expenses more generally relating to a particular investment strategy, among our funds and accounts participating or that would have participated in such investments or that otherwise participate in the relevant investment strategy, as applicable. This could result in one or more of our clients bearing more or less of these expenses than other investors or potential investors in the relevant investments or a fund paying a disproportionate share, including some or all, of the broken deal expenses or other expenses incurred by potential investors. Parties that seek to participate in a particular investment opportunity we offer on a co-investment basis may not share in any broken deal expenses in the event such opportunity is not consummated.

While we historically have and will continue to allocate the costs and expenses of our clients in a fair and equitable basis and in accordance with our policies and procedures, due to increased regulatory scrutiny of expense allocation policies in the private investment funds realm, there is no guarantee that our policies and procedures will not be challenged by our supervising regulatory bodies. If we or our supervising regulators were to determine that we have improperly allocated such expenses, we could be required to refund amounts to our clients and could be subject to regulatory censure, litigation from our investors and/or reputational harm, each of which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to litigation and regulatory examinations and investigations.

The financial services industry faces substantial regulatory risks and litigation. Like many firms operating within the financial services industry, we are experiencing a difficult regulatory environment across our markets. Our current scale and reach as a provider to the financial services industry, the increased regulatory oversight of the financial services industry generally, new laws and regulations affecting the financial services industry, ever-changing regulatory interpretations of existing laws and regulations and the retroactive imposition of new interpretations through enforcement actions have made this an increasingly challenging and costly regulatory environment in which to operate. These examinations or investigations, including any enforcement action brought by the SEC against us, could result in the identification of matters that may require remediation activities or enforcement proceedings by the regulator. The direct and indirect costs of responding to these examinations, or of defending us in any litigation could be significant. Additionally, actions brought against us may result in settlements, awards, injunctions, fines and penalties. The outcome of litigation or regulatory action is inherently difficult to predict and could have an adverse effect on our ability to offer some of our products and services.

We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against us could adversely affect our results of operations, financial condition or business.

Our business activities are subject to extensive and evolving laws, rules and regulations. Any changes or potential changes in the regulatory framework applicable to our business may impose additional expenses or capital requirements on us, limit our fundraising activities, have an adverse effect on our business, financial condition, results of operations, reputation or prospects, impair employee retention or recruitment and require substantial attention by senior management. It is impossible to determine the extent of the impact of any new laws, regulations, initiatives or regulatory guidance that may be proposed or may become law on our business or the markets in which we operate.

Governmental authorities around the world have implemented or are implementing financial system and participant regulatory reform in reaction to volatility and disruption in the global financial markets, financial institution failures and financial frauds. Such reform includes, among other things, additional regulation of investment funds, as well as their managers and activities, including compliance, risk management and anti-money laundering procedures; restrictions on specific types of investments and the provision and use of leverage; implementation of capital requirements; limitations on compensation to managers; and books and records, reporting and disclosure requirements. We cannot predict with certainty the impact on us, our clients, or on alternative investment funds generally, of any such reforms. Any of these regulatory reform measures could have an adverse effect on our clients’ investment strategies or our business model. We may incur significant expense in order to comply with such reform measures and may incur significant liabilities if regulatory authorities determine that we are not in compliance.

Our business is subject to regulation in the United States, including by the SEC, the Commodity Futures Trading Commission (the “CFTC”), the IRS, FINRA and other regulatory agencies. Any change in such regulation or oversight could have a material adverse effect on our business, financial condition and results of operations. In addition, we regularly rely on exemptions from various requirements of these and other applicable laws. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If, for any reason, these exemptions were to be revoked or challenged or otherwise become unavailable to us, we could be subject to regulatory action or third-party claims, and our business, financial condition and results of operations could be materially and adversely affected. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of certain of our subsidiaries’ registrations as investment advisors or as a broker-dealer, as applicable. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients.

In the wake of highly publicized financial scandals, investors exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate is subject to further regulation in addition to those rules already promulgated. For example, there are a significant number of regulations that affect our business under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The SEC in particular continues to increase its regulation of the asset management and private equity industries, focusing on the private equity industry’s fees, allocation of expenses to funds, marketing practices, allocation of investment opportunities, disclosures to investors, the allocation of broken-deal expenses and general conflicts of interest disclosures. The SEC has also heightened its focus on the valuation practices employed by investment advisers. The lack of readily ascertainable market prices for many of the investments made by our clients or the funds in which we invest could subject our valuation policies and processes to increased scrutiny by the SEC. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Brexit may result in our being subject to new and increased regulations if we can no longer rely on passporting privileges that allow U.K. financial institutions to access the EU single market without restrictions. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

We are subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the prohibited transaction provisions of ERISA and Section 4975 of the Code in connection with the management of certain of funds. With respect to these funds, this means that (1) the application of the fiduciary responsibility standards of ERISA to investments made by such funds, including the requirement of investment prudence and diversification, and (2) certain transactions that we enter into, or may have entered into, on behalf of these funds, in the ordinary course of business, are subject to the prohibited transactions rules under Section 406 of ERISA and Section 4975 of the Code. A non-exempt prohibited transaction, in addition to imposing potential liability upon fiduciaries of an ERISA plan, may also result in the imposition of an excise tax under the Code upon a “party in interest” (as defined in ERISA), or “disqualified person” (as defined in the Code), with whom we engaged in the transaction. In addition, a court could find that our funds that invest directly in operating companies have formed a partnership-in-fact conducting a trade or business with such operating companies and would therefore be jointly and severally liable for these companies’ unfunded pension liabilities.

In addition, certain of the Target Companies and their respective subsidiaries are registered as an investment adviser with the SEC and are subject to the requirements and regulations of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Such requirements relate to, among other things, restrictions on entering into transactions with clients, maintaining an effective compliance program, incentive fees, solicitation arrangements, allocation of investments, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and their advisory clients, as well as general anti-fraud prohibitions. As certain of our subsidiaries are registered investment advisors, they have fiduciary duties to our clients. Similarly, one of our subsidiaries is registered as a broker-dealer with the SEC and are a member of FINRA. As such, we are also subject to the requirements and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and FINRA rules. A failure to comply with the obligations imposed by the Advisers Act, the Exchange Act or FINRA rules, including recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in examinations, investigations, sanctions and reputational damage, and could have a material adverse effect on our business, financial condition and results of operations.

The Foreign Investment Risk Review Modernization Act significantly increased the types of transactions that are subject to the jurisdiction of the Committee on Foreign Investment in the United States (“CFIUS”). Under the final regulations of the reform legislation, which became effective on February 13, 2020, CFIUS has the authority to review and potentially recommend that the President of the United States block or impose conditions on non-controlling investments in critical infrastructure and critical technology companies and in companies collecting or storing sensitive data of U.S. citizens, which may reduce the number of potential buyers and limit the ability of our clients to realize value from certain existing and future investments.

In the EU, MiFID II requires, among other things, all MiFID investment firms to comply with prescriptive disclosure, transparency, reporting and recordkeeping obligations and obligations in relation to the receipt of investment research, best execution, product governance and marketing communications. As we operate investment firms which are subject to MiFID II, we have implemented policies and procedures to comply with MiFID II where relevant, including where certain rules have an extraterritorial impact on us. Compliance with MiFID II has resulted in greater overall complexity, higher compliance, administration and operational costs, and less overall flexibility. The complexity, operational costs and reduction in flexibility may be further compounded as a result of Brexit. This is because the UK is both: (i) no longer generally required to transpose EU law in to UK law; and (ii) electing to transpose certain EU legislation into UK law subject to various amendments and subject to the FCA’s oversight rather than that of EU regulators. Taken together, (i) and (ii) could result in divergence between the UK and EU regulatory frameworks.

In addition, across the EU, we are subject to the Alternative Investment Fund Managers Directive (“AIFMD”), under which we are subject to regulatory requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. Individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depository and custodial requirements. Because some EEA countries have not yet incorporated the AIFMD into their agreement with the EU, we may undertake marketing activities and provide services in those EEA countries only in compliance with applicable local laws. Outside the EEA, the regulations to which we are subject relate primarily to registration and reporting obligations. As described above, Brexit and the potential resulting divergence between the UK and EU regulatory frameworks may result in additional complexity and costs in complying with AIFMD across both the UK and EU.

The EU Securitization Regulation (the “Securitization Regulation”), which became effective on January 1, 2019, imposes due diligence and risk retention requirements on “institutional investors,” which includes managers of alternative investment funds assets, and constrains the ability of alternative investment funds to invest in securitization positions that do not comply with the prescribed risk retention requirements. The Securitization Regulation may impact or limit our funds’ ability to make certain investments that constitute “securitizations” and may impose additional reporting obligations on securitizations, which may increase the costs of managing such vehicles.

A new EU Regulation on the prudential requirements of investment firms (Regulation (EU) 2019/2033) and its accompanying Directive (Directive (EU) 2019/2034) (together, “IFR/IFD”) went into effect on June 26, 2021. IFR/IFD introduced a bespoke prudential regime for most MiFID investment firms to replace the one that previously applied under the fourth Capital Requirements Directive and the Capital Requirements Regulation. IFR/IFD represents a complete overhaul of “prudential” regulation in the EU. As the application dates for IFR/IFD fall outside the end of the Brexit transition period, the UK is not required to implement the legislation and will instead establish a new Investment Firms Prudential Regime which is intended to achieve similar outcomes to IFD/IFR. There is a risk that the new regime will result in higher regulatory capital requirements for affected firms and new, more onerous remuneration rules, as well as re-cut and extended internal governance, disclosure, reporting, liquidity, and group “prudential” consolidation requirements (among other things), each of which could have a material impact on our European operations, although there are transitional provisions allowing firms to increase their capital to the necessary level over three to five years.

It is expected that additional laws and regulations will come into force in the EEA, the EU, the UK and other countries in which we operate over the coming years. These laws and regulations may affect our costs and manner of conducting business in one or more markets, the risks of doing business, the assets that we manage or advise, and our ability to raise capital from investors. Any failure by us to comply with either existing or new laws or regulations could have a material adverse effect on our business, financial condition and results of operations.

We are subject to U.S. foreign investment regulations, which may impose conditions on or limit certain investors’ ability to purchase or maintain our Common Stock.

Investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to U.S. laws that regulate foreign investments in U.S. businesses and access by foreign persons to technology developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by CFIUS.

Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective in 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person, but where they afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” (in each case, as such terms are defined in 31 C.F.R. Part 800).

The Business Combination resulted in investments in various U.S. entities by non-U.S. persons that could be considered by CFIUS to result in a covered control transaction that CFIUS would have authority to review. IlWaddi Cayman Holdings (“IlWaddi”) is organized in the Cayman Islands and has its principal place of business in Qatar, and its sole ultimate beneficial owner is a Qatar national, and, following the closing of the Business Combination and the private placement of Class A Common Stock pursuant to which the PIPE Investors, upon the terms and subject to the conditions set forth in subscription agreements, dated September 19, 2021, by and between the Company and the PIPE Investors, as amended on October 25, 2022 (the “Subscription Agreements”), purchased 16,836,715 shares of Class A Common Stock for a purchase price of $9.80 per share, for an aggregate purchase price of $164,999,807 (the “Private Placement”), holds approximately 19.8% of our issued and outstanding Common Stock. Global Goldfield Limited (“GCL”) is organized in and has a principal place of business in Hong Kong, and its sole ultimate beneficial owner is a Hong Kong national, and, following the closing of the Business Combination and the Private Placement, holds approximately 9.8% of our issued and outstanding Common Stock. Several of our directors and executive officers, including each of such persons who is currently a partner and/or officer of Alvarium, are also citizens and/or residents of countries other than the United States. While we do not believe that any of the foregoing foreign persons or entities, nor any other foreign person or entity, “controls” us or any of our subsidiaries, CFIUS or another U.S. governmental agency could choose to review the Business Combination or any of our past or proposed transactions involving new or existing foreign investors, even if a filing with CFIUS is or was not required at the time of such transaction.

There can be no assurances that CFIUS or another U.S. governmental agency will not choose to review the Business Combination or any of our past or proposed transactions. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and agency practices are rapidly evolving, and, in the event that CFIUS reviews the Business Combination or one or more proposed or existing investments by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to the parties to the Business Combination or to such investors. Among other things, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing our Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things), or CFIUS could require us to divest a portion of the Target Companies.

Changes in tax law or policy could increase our effective tax rate and tax liability or the taxes payable by investors in our funds or holders of shares of our Common Stock, each of which could have a material adverse effect on our business, financial condition and results of operations.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our Common Stock. In recent years, many changes have been made and changes are likely to continue to occur in the future.

Additional changes to U.S. federal income tax law are currently being contemplated, and future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in our or our stockholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our funds and diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. Changes to tax laws may also adversely affect our ability to attract and retain key personnel.

We may be subject to the Excise Tax included in the Inflation Reduction Act of in connection with redemptions of our Class A ordinary shares after December 31, 2022.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”), which, among other things, imposes a 1% excise tax on any domestic corporation the stock of which is traded on an established securities market (a “covered corporation”) that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, subject to certain exceptions and adjustments. Because the combined company is a Delaware corporation and our securities trade on Nasdaq following the business combination, we are a “covered corporation” within the meaning of the Inflation Reduction Act following the business combination and the Excise Tax may apply to redemptions of our Class A ordinary shares after December 31, 2022.

If we issue stock in the same taxable year as redemptions or other repurchases of our stock, such issuances generally will reduce the amount of our Excise Tax liability. As a result of this “netting rule,” we do not expect to have a material Excise Tax liability in respect of the redemptions that occurred in connection with the business combination.

Federal, state and foreign anti-corruption and sanctions laws create the potential for significant liabilities and penalties and reputational harm.

We are also subject to a number of laws and regulations governing payments and contributions to political persons or other third parties, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”) as well as trade sanctions and export control laws administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce and the U.S. Department of State. The FCPA is intended to prohibit bribery of foreign governments and their officials and political parties and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies’ transactions. OFAC, the U.S. Department of Commerce and the U.S. Department of State administer and enforce various export control laws and regulations, including economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. These laws and regulations relate to a number of aspects of our business, including with respect to servicing existing investors, finding new investors, and sourcing new investments, as well as activities by the portfolio companies in our investment portfolio or other controlled investments.

Similar laws in non-U.S. jurisdictions, such as EU sanctions or the U.K. Bribery Act, as well as other applicable anti-bribery, anti-corruption, anti-money laundering, or sanction or other export control laws in the U.S. and abroad, may also impose stricter or more onerous requirements than the FCPA, OFAC, the U.S. Department of Commerce and the U.S. Department of State, and implementing them may disrupt our business or cause us to incur significantly more costs to comply with those laws. Different laws may also contain conflicting provisions, making compliance with all laws more difficult. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, civil or criminal financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could materially and adversely affect our business, results of operations and financial condition. In addition, we may be subject to successor liability for FCPA violations or other acts of bribery, or violations of applicable sanctions or other export control laws committed by companies in which we or our clients invest or which we or our clients acquire. While we have developed and implemented policies and procedures designed to ensure strict compliance by us and our personnel with the FCPA and other anti-corruption, sanctions and export control laws in jurisdictions in which we operate, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA or other applicable anti-corruption, sanctions or export control laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business, financial condition and results of operations.

We may be materially adversely affected by negative impacts on the global economy, capital markets or other geopolitical conditions resulting from the invasion of Ukraine by Russia and subsequent sanctions against Russia, Belarus and related individuals and entities.

United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

The extent and duration of the Russian invasion of Ukraine, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine and subsequent sanctions, could adversely affect our business, financial condition and results of operations.

Our operations in Hong Kong may be adversely affected by political and trade tensions between the U.S. and China.

In our client portfolios, we maintain (depending upon client objective and mandate) allocations of investments in Asian equities and Emerging Market Funds. In both cases, we have direct exposure to Hong Kong equities, Chinese equities and equities of other Asian countries for which China is a significant export market. In the case of a significant change in how the Chinese government treats Hong Kong or its shares, or how China itself evolves from a sovereign risk perspective, there may be risk to the valuation of these shares. Our Hong Kong wealth management business represents $0.7 billion in AUM as of December 31, 2022, which represents approximately 1.1% of our AUM and 1.5% of revenue for the year ended December 31, 2022. Moreover, more than 99% of our Hong Kong client assets are custodied in locations other than China or Hong Kong.

Our business operations and financial condition may be affected by political and legal developments in Hong Kong. Hong Kong is a special administrative region of the Peoples’ Republic of China (the “PRC”) and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

However, there is no assurance that the PRC will not cause changes in the economic, political and legal environment in Hong Kong in the future. Based on certain recent developments, including the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China. Any reduction in Hong Kong’s autonomy may have adverse global implications. Tensions between the United States and China with respect to international trade policy, human rights and relations with Taiwan and Russia may result in the imposition of tariffs or economic sanctions, the application of which may be extended to Hong Kong. Legislative or administrative actions with respect to China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.

Any reduction on Hong Kong’s autonomy would limit the predictability of the Hong Kong legal system and could limit the availability of legal protections.

If the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. On June 30, 2020, China’s top legislature unanimously passed a new National Security Law for Hong Kong that was enacted on the same day. Similar to PRC’s laws and regulations, the interpretation of National Security Law involves a degree of uncertainty.

Additionally, it may be difficult for U.S. regulators to investigate or carry out inspections, of any kind, into or regarding our operations due to the complex relationships between and among the United States, Hong Kong, and the PRC. There is also uncertainty as to whether the courts of Hong Kong or the PRC would recognize or enforce judgments of U.S. courts or U.S. regulators overseas within their own jurisdictions. We cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

In addition, any attempts by the PRC government to reduce Hong Kong’s autonomy may pose an immediate threat to the stability of the economy in Hong Kong and lead to civil unrest. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience may adversely affect our business operations in Hong Kong.

We may expand our business and may enter into new lines of business or geographic markets, which may result in additional risks and uncertainties and place significant demands on our administrative, operational and financial resources. There can be no assurance that we will be able to successfully manage this growth.

We currently generate substantially all of our revenues from either management fees and/or incentive fees. However, we intend to grow our business by offering additional products and services, by entering into new lines of business and by entering into, or expanding our presence in, new geographic markets. Introducing new types of investment structures, products and services could increase our operational costs, and the complexities involved in managing such investments, including with respect to ensuring compliance with regulatory requirements and the terms of the investment. For example, we have recently launched certain funds that seek to capitalize on investment opportunities associated with projects undertaken by organized labor and investment opportunities accessed by investing with minority-owned investment firms, which in each case may be subject to greater levels of regulatory scrutiny. Also, we may serve as sponsor to one or more special purpose acquisition companies. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of clients due to the perception that we are no longer focusing on our core business. In addition, we may from time to time explore opportunities to grow our business via acquisitions, partnerships, investments or other strategic transactions. There can be no assurance that we will successfully identify, negotiate or complete such transactions, that any completed transactions will produce favorable financial results or that we will be able to successfully integrate an acquired business with ours.

Entry into certain lines of business or geographic markets or the introduction of new types of products or services may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our business, financial condition and results of operations could be materially and adversely affected.

Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and may require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we may face significant challenges in:

•	maintaining adequate financial, regulatory (legal, tax and compliance) and business controls;

•	providing current and future investors and shareholders with accurate and consistent reporting;

•	implementing new or updated information and financial systems and procedures; and

•	training, managing and appropriately sizing our work force and other components of our businesses on a timely and cost-effective basis.

We may not be able to manage our expanding operations effectively and may not be ready to continue to grow because of operational needs, and any failure to do so could adversely affect our ability to generate revenue and control our expenses. In addition, if we are unable to consummate or successfully integrate development opportunities, acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.

We may be subject to increasing scrutiny from our clients with respect to the societal and environmental impact of investments we make, which may adversely impact our ability to retain clients or to grow our client base and assets under management or assets under advisement, and also may cause us to more likely invest client capital based on societal and environmental factors instead of investing client capital in the investment opportunities with the highest return potential for a particular level of risk.

In recent years, certain investors, including U.S. public pension funds and certain non-U.S. investors, have placed increasing importance on the impacts of investments to which they invest or commit capital, including with respect to environmental, social and governance (“ESG”) matters. Investors for whom ESG matters are a priority may decide to redeem or withdraw previously committed capital from our funds and accounts (where such withdrawal is permitted) or to not invest or commit capital to future funds or accounts as a result of their assessment of our approach to and consideration of the social cost of our investments or their assessment of the potential impact of investments made by our competitors’ funds and other products. To the extent our access to capital from investors, including public pension funds, is impaired, we may not be able to maintain or increase the size of our funds, investment vehicles or accounts or raise sufficient capital for new funds, investment vehicles or accounts, which may adversely impact our revenues.

The transition to sustainable finance accelerates existing risks and raises new risks for our business that may impact our profitability and success. In particular, ESG matters have been the subject of increased focus by certain regulators, including in the US and the EU. A lack of harmonization globally in relation to ESG legal and regulatory reform leads to a risk of fragmentation in group level priorities as a result of the different pace of sustainability transition across global jurisdictions. This may create conflicts across our global business which could risk inhibiting our future implementation of, and compliance with, rapidly developing ESG standards and requirements. Failure to keep pace with sustainability transition could impact our competitiveness in the market and damage our reputation resulting in a material adverse effect on our business. In addition, failure to comply with applicable legal and regulatory changes in relation to ESG matters may attract increased regulatory scrutiny of our business and could result in fines and/or other sanctions being levied against us.

The European Commission has proposed legislative reforms, which include, without limitation: (a) Regulation 2019/2088 regarding the introduction of transparency and disclosure obligations for investors, funds and asset managers in relation to ESG factors, for which most rules took effect beginning on March 10, 2021; (b) a proposed regulation regarding the introduction of an EU-wide taxonomy of environmentally sustainable activities, which will take effect in a staggered approach following the first phase which came into effect as of January 1, 2022; and (c) amendments to existing regulations including MiFID II and AIFMD to embed ESG requirements. As a result of these legislative initiatives, we may be required to provide additional disclosure to investors in our funds with respect to ESG matters. This exposes us to increased disclosure risks, for example due to a lack of available or credible data, and the potential for conflicting disclosures may also expose us to an increased risk of misstatement litigation or miss-selling allegations. Failure to manage these risks could result in a material adverse effect on our business in a number of ways.

As of January 2021, ERISA regulations required that an ERISA plan fiduciary base its investment decisions solely on “pecuniary” factors, which include factors that the fiduciary “prudently determines are expected to have a material effect on the risk and/or return of an investment based on appropriate investment horizons consistent with the plan’s investment objectives and the funding policy established pursuant to section 402(b)(1) of ERISA.” The regulations provide a limited exception allowing an ERISA plan fiduciary to consider non-pecuniary factors where pecuniary factors are not determinative, provided certain substantive conditions are met. On November 22, 2022, the Department of Labor released a final rule related to fiduciary requirements for ERISA plan fiduciaries when considering ESG factors in selecting investments, clarifying that fiduciaries may consider climate change and other ESG factors when they make investment decisions. Main portions of this rule took effect on February 1, 2023. On January 26, 2023, attorney generals of twenty-five states filed suit in an attempt to block the rule. We cannot predict the outcome of this lawsuit.

We are exposed to data and cybersecurity risks that could result in data breaches, service interruptions, harm to our reputation, protracted and costly litigation or significant liability.

In connection with the products and services that we provide, we collect, use, store, transmit and otherwise process certain confidential, proprietary and sensitive information, including the personal information of end-users, third-party service providers and employees. We rely on the efficient, uninterrupted and secure operation of complex information technology systems and networks to operate our business and securely store, transmit and otherwise process such information. In the normal course of business, we also share information with our service providers and other third parties. A failure to safeguard the integrity, confidentiality, availability and authenticity of personal information, client data and our proprietary data from cyber-attacks, unauthorized access, fraudulent activity (e.g., check “kiting” or fraud, wire fraud or other dishonest acts), data breaches and other security incidents that we, our third-party service providers or our clients may experience may lead to modification, destruction, loss of availability or theft of critical and sensitive data pertaining to us, our clients or other third parties.

Our management and Board will actively manage and oversee cybersecurity risks. The Board includes individuals with experience in cybersecurity risk management, and is overseen by our audit committee (hereinafter defined), as described more fully under “Management — Committees of the Board of Directors — Audit Committee”. The audit committee oversees the establishment of an enterprise risk framework that will cover a spectrum of business risks which we will actively manage, including cybersecurity risks. Our cybersecurity risk management policy is designed to protect against threats and vulnerabilities, containing preventive and detective controls including, but not limited to, firewalls, intrusion detection systems, computer forensics, vulnerability scanning, server hardening, penetration testing, anti-virus software, data leak prevention, encryption and centralized event correlation monitoring, and our Board, audit committee and management team will be regularly briefed on our cybersecurity policies and practices and ongoing efforts to improve security, as well as periodic updates on cybersecurity events. We have appointed a Chief Information Security Officer to have additional oversight of cybersecurity and to properly allocate appropriate resources to the above efforts. All such protective measures, as well as additional measures that may be required to comply with rapidly evolving data privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations, have and will continue to cause us to incur substantial expenses. Failure to timely upgrade or maintain computer systems, software and networks as necessary could also make us or our third-party service providers susceptible to breaches and unauthorized access and misuse. We may be required to expend significant additional resources to modify, investigate or remediate vulnerabilities or other exposures arising from data and cybersecurity risks.

Improper access to our or our third-party service providers’ systems or databases could result in the theft, publication, deletion or modification of confidential, proprietary or sensitive information, including personal information. An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or contractual obligations. The accidental or unauthorized access to or disclosure, loss, destruction, disablement, corruption or encryption of, use or misuse of or modification of our, our clients’ or other third parties’ confidential, proprietary or sensitive information, including personal information, by us or our third-party service providers could result in significant fines, penalties, orders, sanctions and proceedings or actions against us by governmental bodies and other regulatory authorities, customers or third parties, which could materially and adversely affect our business, financial condition and results of operations. Any such proceeding or action, and any related indemnification obligations, could damage our reputation, force us to incur significant expenses in defense of such proceeding or action, distract our management, increase our costs of doing business or result in the imposition of financial liability.

Despite our efforts to ensure the integrity, confidentiality, availability, and authenticity of our proprietary systems and information, it is possible that we may not be able to anticipate or to implement effective preventive measures against all cyber threats. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures or those of our third-party providers, clients and partners has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers, including those operating on behalf of nation-state actors, who employ complex techniques involving the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Because the techniques used by hackers change frequently and are increasingly complex and sophisticated, and new technologies may not be identified until they are launched against a target, we and our third-party service providers may be unable to anticipate these techniques or detect an incident, assess its severity or impact, react or appropriately respond in a timely manner or implement adequate preventative measures. Our systems are also subject to compromise from internal threats, such as theft, misuse, unauthorized access or other improper actions by employees, service provides and other third parties with otherwise legitimate access to our systems or databases. The latency of a compromise is often measured in months, but could be years, and we may not be able to detect a compromise in a timely manner.

Due to applicable laws and regulations or contractual obligations, we may also be held responsible for any failure or cybersecurity breaches attributed to our third-party service providers as they relate to the information that we share with them. Although we generally have agreements relating to data privacy and security in place with our third-party service providers, they are limited in nature and we cannot guarantee that such agreements will prevent the accidental or unauthorized access to or disclosure, loss, destruction, disablement, corruption or encryption of, use or misuse of or modification of confidential, proprietary or sensitive information, including personal information, or enable us to obtain reimbursement from third-party service providers in the event we should suffer incidents resulting in accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of confidential, proprietary or sensitive information, including personal information. In addition, because we do not control our third-party service providers and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect confidential, proprietary or sensitive information (including personal information).

Regardless of whether a security incident or act of fraud involving our services is attributable to us or our third-party service providers, such an incident could, among other things, result in improper disclosure of information, harm our reputation and brand, reduce the demand for our products and services, lead to loss of client business or confidence in the effectiveness of our security measures, disrupt normal business operations or result in our systems or products and services being unavailable. In addition, such incidents may require us to spend material resources to investigate or correct the incident and to prevent future security incidents, expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to protracted and costly litigation, trigger indemnity obligations, result in damages for contract breach, divert the attention of management from the operation of our business and otherwise cause us to incur significant costs or liabilities, any of which could affect our financial condition, results of operations and reputation. Moreover, there could be public announcements regarding any such incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could, among other things, have a substantial adverse effect on the price of our Class A Common Stock. In addition, our remediation efforts may not be successful. Further, any adverse findings in security audits or examinations could result in reputational damage to us, which could reduce the use and acceptance of our services, cause our customers to cease doing business with us or have a significant adverse impact on our revenue and future growth prospects. Furthermore, even if not directed at us specifically, attacks on other financial institutions could disrupt the overall functioning of the financial system or lead to additional regulation and oversight by federal and state agencies, which could impose new and costly compliance obligations.

If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our results of operations, financial condition or business could be harmed.

We are subject to various risks and costs associated with the collection, processing, storage and transmission of personal data and other sensitive and confidential information. Personal data is information that can be used to identify a natural person, including names, photos, email addresses, or computer IP addresses. This data is wide ranging and relates to our clients, employees, counterparties and other third parties. Our compliance obligations include those relating to state laws, such as the California Consumer Privacy Act (“CCPA”), which provides for enhanced privacy protections for California residents, a private right of action for data breaches and statutory fines and damages for data breaches or other CCPA violations, as well as well as a requirement of “reasonable” cybersecurity. We are also required to comply with foreign data collection and privacy laws in various non-U.S. jurisdictions in which we have offices or conduct business, including the General Data Protection Regulation (“GDPR”), which applies to all organizations processing or holding personal data of EU data subjects (regardless of the organization’s location) as well as to organizations outside the EU that offer goods or services in the EU, or that monitor the behavior of EU data subjects. Compliance with the GDPR requires us to analyze and evaluate how we handle data in the ordinary course of business, from processes to technology. EU data subjects need to be given full disclosure about how their personal data will be used and stored. In that connection, consent must be explicit, and companies must be in a position to delete information from their global systems permanently if consent were withdrawn. Financial regulators and data protection authorities throughout the EU have broad audit and investigatory powers under the GDPR to probe how personal data is being used and processed. In addition, some countries and states are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services. There are currently a number of proposals pending before federal, state, and foreign legislative and regulatory bodies.

Many statutory requirements include obligations for companies to notify individuals of security breaches involving certain personal information, which could result from breaches experienced by us or our third-party service providers. For example, laws in all 50 U.S. states require businesses to provide notice to customers whose personal information has been disclosed as a result of a data breach. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. In addition, we may be contractually required to notify clients, end-investors or other counterparties of a security breach. Although we may have contractual protections with our third-party service providers, any security breach, or actual or perceived non-compliance with privacy or security laws, regulations, standards, policies or contractual obligations, could harm our reputation and brand, expose us to potential liability and require us to expend significant resources on data security and in responding to any such incident or actual or perceived non-compliance. Any contractual protections we may have from our third-party service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections.

We make public statements about our use and disclosure of personal information through our privacy policy, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policy and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. In addition, from time to time, concerns may be expressed about whether our products and services compromise the privacy of clients and others. Even the perception, whether or not valid, of privacy concerns or any failure by us to comply with our posted privacy policies or with any legal or regulatory requirements, standards, certifications or orders or other privacy or consumer protection-related laws and regulations applicable to us may harm our reputation, inhibit adoption of our products by current and future customers or adversely impact our ability to attract and retain workforce talent.

Given the complexity of operationalizing data privacy and security laws and regulations to which we are subject, the maturity level of proposed compliance frameworks and the relative lack of guidance in the interpretation of the numerous requirements of the data privacy and security laws and regulations to which we are subject, we may not be able to respond quickly or effectively to regulatory, legislative and other developments, and these changes may in turn impair our ability to offer our existing or planned products and services or increase our cost of doing business. Although we work to comply with applicable laws and regulations, industry standards, contractual obligations and other legal obligations, such laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. In addition, they may conflict with other requirements or legal obligations that apply to our business or the features and services that our adviser clients and their investor clients expect from our products and services. As such, we cannot assure ongoing compliance with all such laws, regulations, standards and obligations. Any failure, or perceived failure, by us to adequately address privacy and security concerns, even if unfounded, or to comply with applicable laws, regulations and standards, or with employee, client and other data privacy and data security requirements pursuant to contract and our stated privacy notice(s), could result in investigations or proceedings against us by data protection authorities, governmental entities or others, including class action privacy litigation in certain jurisdictions, which could subject us to fines, civil or criminal liability, public censure, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (in relation to both existing and prospective clients), or we could be required to fundamentally change our business activities and practices, which may not be possible in a commercially reasonable manner, or at all. Any or all of these consequences could have a material adverse effect on our operations, financial performance and business.

We may be unable to remain in compliance with the financial or other covenants contained in our debt instruments. Any breach of our credit facilities could have a material adverse effect on our business and financial condition.

Our debt instruments contain, and any future debt instruments may contain, financial and other covenants that impose requirements on us and limit our and our subsidiaries’ ability to engage in certain transactions or activities, such as:

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making certain payments in respect of equity interests, including, among others, the payment of dividends and other distributions, redemptions and similar payments, payments in respect of warrants, options and other rights, and payments in respect of subordinated indebtedness;

•	incurring additional debt;

•	providing guarantees in respect of obligations of other persons;

•	making loans, advances and investments;

•	entering into transactions with investment funds and affiliates;

•	creating or incurring liens;

•	entering into negative pledges;

•	selling all or any part of the business, assets or property, or otherwise disposing of assets;

•	making acquisitions or consolidating or merging with other persons;

•	entering into sale-leaseback transactions;

•	changing the nature of our business;

•	changing our fiscal year;

•	making certain modifications to organizational documents or certain material contracts;

•	making certain modifications to certain other debt documents; and

•	entering into certain agreements with respect to the repayment of indebtedness.

There can be no assurance that we will be able to maintain leverage levels and other financial metrics in compliance with the financial covenants included in our debt instruments. These restrictions may limit our flexibility in operating our business, and any failure to comply with these financial and other covenants, if not waived, would cause a default or event of default. Our obligations under our debt instruments are secured by substantially all of our assets. In the case of an event of default, creditors may exercise rights and remedies, including the rights and remedies of a secured party, under such agreements and applicable law, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the new credit facilities that we entered into in connection with the Business Combination contain restrictions on our flexibility in operating our business and financial and other covenants.

Confidentiality agreements with employees, consultants, and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We have devoted substantial resources to the development of our proprietary technologies, investment solutions and services. To protect our proprietary rights, we enter into confidentiality, nondisclosure, non-interference and invention assignment agreements with our employees, consultants and independent contractors. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets and proprietary know-how. Further, these agreements may not effectively prevent unauthorized disclosure of confidential information or unauthorized parties from copying aspects of our technologies, investment solutions or products or obtaining and using information that we regard as proprietary. Moreover, these agreements may not provide an adequate remedy in the event of such unauthorized disclosures of confidential information and we cannot assure you that our rights under such agreements will be enforceable. In addition, others may independently discover trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could reduce any competitive advantage we have developed and cause us to lose customers or otherwise harm our business.

We may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.

As a financial services firm, we depend to a large extent on our relationships with our clients and our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our asset management and advisory activities may subject us to the risk of significant legal liabilities to our clients and third parties, including our clients’ stockholders or beneficiaries, under securities or other laws and regulations for materially false or misleading statements made in connection with securities and other transactions. We make investment decisions on behalf of our clients that could result in substantial losses. Since November 2022, Home REIT and AHRA (each hereinafter defined), which serves as an its investment advisor, have been the subject of allegations regarding Home REIT’s operations, stemming from a report issued by a short seller. Although we did not acquire AHRA because it was sold prior to the Business Combination, we or our subsidiaries may potentially suffer reputational damage from the allegations against Home REIT or AHRA, which may adversely affect our business, financial condition or results of operations. These and future losses also may subject us to the risk of legal and regulatory liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending litigation. In addition, negative publicity and press speculation about us, our investment activities or the private markets in general, whether or not based in truth, or litigation or regulatory action against us or any third-party managers recommended by us or involving us may tarnish our reputation and harm our ability to attract and retain clients. Substantial legal or regulatory liability could have a material adverse effect on our business, financial condition and results of operations or cause significant reputational harm to us, which could seriously harm our business.

Our inability to obtain adequate insurance could subject us to additional risk of loss or additional expenses.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage levels against potential liabilities we may face, which could have a material adverse effect on our business. We may face a risk of loss from a variety of claims, including those related to contracts, fraud, compliance with laws and various other issues, whether or not such claims are valid. Insurance and other safeguards might only partially reimburse us for our losses, if at all, and if a claim is successful and exceeds or is not covered by our insurance policies, we may be required to pay a substantial amount in respect of such successful claim. Certain losses of a catastrophic nature, such as public health crises, wars, earthquakes, typhoons, terrorist attacks or other similar events, may be uninsurable or may only be insurable at rates that are so high that maintaining coverage would cause an adverse impact on our business, in which case we may choose not to maintain such coverage.

Our international operations subject us to numerous risks.

We or the External Strategic Managers in which we have made strategic investments maintain operations in the United Kingdom and Hong Kong, among other places, and may grow our business into new regions with which we have less familiarity and experience, and this growth is important to our overall success. In addition, many of our investors are non-U.S. entities where we are expected to have a familiarity with the specific legal and regulatory requirements applicable to such investors. We rely upon stable and free international markets, not only in connection with seeking investors outside the U.S. but also in investing fund capital in these markets.

Our international operations carry special financial and business risks, which could include the following:

•	greater difficulties in managing and staffing foreign operations;

•	differences between the U.S. and foreign capital markets, such as for accounting, auditing, financial reporting and legal standards, practices and disclosure requirements;

•	fluctuations in foreign currency exchange rates that could adversely affect our results;

•	additional costs of complying with, and exposure to liability under, foreign regulatory regimes;

•	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

•	longer transaction cycles;

•	higher operating costs;

•	local labor conditions and regulations;

•	adverse consequences or restrictions on the repatriation of earnings;

•	potentially adverse tax consequences, such as trapped foreign losses;

•	less stable political and economic environments;

•	terrorism, political hostilities, war, public health crises and other civil disturbances or other catastrophic or pandemic events that reduce business activity;

•	cultural and language barriers and the need to adopt different business practices in different geographic areas; and

•	difficulty collecting fees and, if necessary, enforcing judgments.

As part of our day-to-day operations outside the United States, we are required to create compensation programs, employment policies, compliance policies and procedures and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor standards and directives across our global operations. Our failure to successfully manage and grow our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with non-U.S. standards and procedures.

Any payment of distributions, loans or advances to and from our subsidiaries could be subject to restrictions on or taxation of dividends or repatriation of earnings under applicable local law, monetary transfer restrictions, foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate or other restrictions imposed by current or future agreements, including debt instruments, to which our non-U.S. subsidiaries may be a party. Our business, financial condition and results of operations could be materially and adversely affected if we are unable to successfully manage these and other risks of international operations in a volatile environment. If our international business increases relative to our total business, these factors could have a more pronounced effect on our results of operations or growth prospects.

The success of our business depends on the identification and availability of suitable investment opportunities for our clients.

Our success largely depends on the identification and availability of suitable investment opportunities for our clients, including the success of underlying funds and products in which our clients invest. The availability of investment opportunities will be subject to market conditions and other factors outside of our control and the control of the investment managers with which we invest for our clients. Past returns of our clients have benefited from investment opportunities and general market conditions that may not continue or reoccur, including favorable borrowing conditions in the debt markets, and there can be no assurance that our clients or the underlying funds and other products in which we invest for our clients will be able to avail themselves of comparable opportunities and conditions. There can also be no assurance that the underlying funds and other products we select will be able to identify sufficient attractive investment opportunities to meet their investment objectives.

The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.

Before investing the assets of our clients, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, technological, environmental, social, governance and legal and regulatory issues. Outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of investment and the parties involved. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations, and such an investigation will not necessarily result in the investment ultimately being successful. Moreover, the due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts or risks that are necessary or helpful in evaluating such investment opportunity. For example, instances of bribery, fraud, accounting irregularities and other improper, illegal or corrupt practices can be difficult to detect and may be more widespread in certain jurisdictions.

In addition, a substantial portion of our clients invest in underlying funds, and therefore we are dependent on the due diligence investigation of the underlying investment manager of such funds. We have little or no control over their due diligence process, and any shortcomings in their due diligence could be reflected in the performance of the investment we make with them on behalf of our funds. Poor investment performance could lead investors to terminate their agreements with us and/or result in negative reputational effects, either of which could have a material adverse effect on our business, financial condition and results of operations.

Dependence on leverage by certain funds, underlying investment funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our funds to achieve attractive rates of return on their investments.

Many of the funds we manage, the funds in which we invest and portfolio companies within our funds and customized separate accounts currently rely on credit facilities either to facilitate efficient investing or for speculative purposes. If our funds are unable to obtain financing, or the underlying funds or the companies in which our funds invest are unable to access the structured credit, leveraged loan and high yield bond markets (or do so only at increased cost), the results of their operations may suffer if such markets experience dislocations, contractions or volatility. Any such events could adversely impact our funds’ ability to invest efficiently, and may impact the returns of our funds’ investments.

The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments, and, in the case of rising interest rates, decrease the value of fixed-rate debt investments made by our funds. Certain investments may also be financed through fund-level debt facilities, which may or may not be available for refinancing at the end of their respective terms. Finally, limitations on the deductibility of interest expense on indebtedness used to finance our funds’ investments reduce the after-tax rates of return on the affected investments and make it more costly to use debt financing. Any of these factors may have an adverse impact on our business, results of operations and financial condition.

Similarly, private markets fund portfolio companies regularly utilize the corporate debt markets to obtain additional financing for their operations. The leveraged capital structure of such businesses increases the exposure of the funds’ portfolio companies to adverse economic factors such as rising interest rates, downturns in the economy or deterioration in the condition of such business or its industry. Any adverse impact caused by the use of leverage by portfolio companies in which we directly or indirectly invest could in turn adversely affect the returns of our funds.

Defaults by third-party investors could adversely affect that fund’s operations and performance.

Our business is exposed to the risk that investors that owe us money for our services may not pay us. If investors default on their obligations to fund or similar commitments, there may be adverse consequences on the investment process, and we could incur losses and be unable to meet underlying capital calls. For example, certain of our funds may utilize lines of credit to fund investments. Because interest expense and other costs of borrowings under lines of credit are an expense of the fund, the fund’s net multiple of invested capital may be reduced, as well as the amount of carried interest generated by the fund. Any material reduction in the amount of carried interest generated by a fund may adversely affect our revenues.

Our failure to comply with investment guidelines of our clients could result in damage awards against us or a reduction in AUM, either of which would cause our earnings to decline and adversely affect our business.

Each of our clients is serviced pursuant to specific investment guidelines, which, with respect to our customized separate accounts, are often established collaboratively between us and the investor. Our failure to comply with these guidelines and other limitations could result in investors terminating their relationships with us or deciding not to commit further capital to us in respect of new or different funds. In some cases, these investors could also sue us for breach of contract and seek to recover damages from us. In addition, such guidelines may restrict our ability to pursue certain allocations and strategies on behalf of our investors that we believe are economically desirable, which could similarly result in losses to a client or termination of the client relationship and a corresponding reduction in AUM. Even if we comply with all applicable investment guidelines, our investors may nonetheless be dissatisfied with our investment performance or our services or fees and may terminate their investment with us or be unwilling to commit new capital to our funds. Any of these events could cause our earnings to decline and have a material adverse effect on our business, financial condition and results of operations.

We may not have control over the day-to-day operations of many of the funds included in our investments and we do not control the business of the External Strategic Managers in which we have made strategic investments.

Investments by most of our funds, as well as by the External Strategic Managers in which we have made strategic investments, will include debt instruments and equity securities of companies that we do not control.

Our funds, as well as the External Strategic Managers, may invest through co-investment arrangements or acquire minority equity interests and may also dispose of a portion of the equity investments in portfolio companies over time in a manner that results in their retaining a minority investment. Consequently, the performance of our funds, as well as the External Strategic Managers, will depend significantly on the investment and other decisions made by third parties, which could have a material adverse effect on the returns achieved by our funds, as well as our External Strategic Managers. Portfolio companies in which the investment is made may make business, financial or management decisions with which we do not agree. In addition, the majority stakeholders or our management may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values of our investments and the investments we have made on behalf of our clients could decrease and our financial condition, results of operations and cash flow could suffer as a result. The operations of the External Strategic Managers are not subject to our control.

Investments made on behalf of our clients may in many cases rank junior to investments made by other investors.

In many cases, the companies in which we invest on behalf of our clients have indebtedness or equity securities, or may be permitted to incur indebtedness or to issue equity securities, that rank senior to investments made on behalf of our clients. By their terms, these instruments may provide that their holders are entitled to receive payments of dividends, interest or principal on or before the dates on which payments are to be made in respect of our investments. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which one or more of our clients hold an investment, holders of securities ranking senior to our client investments would typically be entitled to receive payment in full before distributions could be made in respect of our client investments. After repaying senior security holders, we may not have any remaining assets to use for repaying amounts owed in respect of our client investments. To the extent that any assets remain, holders of claims that rank equally with our client investments would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, our ability to influence a company’s affairs and to take actions to protect investments by our clients may be substantially less than that of those holding senior interests.

Certain of our investments utilize special situation and distressed debt investment strategies that involve significant risks.

Our clients sometimes invest in companies with weak financial conditions, poor operating results, substantial financial needs, negative net worth and/or special competitive or regulatory problems. These clients also invest in companies that are or are anticipated to be involved in bankruptcy or reorganization proceedings. In such situations, it may be difficult to obtain full information as to the exact financial and operating conditions of these companies. Additionally, the fair values of such investments are subject to abrupt and erratic market movements and significant price volatility if they are publicly traded securities, and are subject to significant uncertainty in general if they are not publicly traded securities. Furthermore, some of our clients’ distressed investments may not be widely traded or may have no recognized market. A client’s exposure to such investments may be substantial in relation to the market for those investments, and the assets are likely to be illiquid and difficult to sell or transfer. As a result, it may take a number of years for the market value of such investments to ultimately reflect their intrinsic value as perceived by us, if at all.

Our distressed investment strategies depend in part on our ability to successfully predict the occurrence of certain corporate events, such as debt and/or equity offerings, restructurings, reorganizations, mergers, takeover offers and other transactions, that we believe will improve the condition of the business. If the corporate event we predict is delayed, changed or never completed, the market price and value of the applicable fund’s investment could decline sharply.

In addition, these investments could subject us to certain potential additional liabilities that may exceed the value of our original investment. Under certain circumstances, payments or distributions on certain investments may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, a preferential payment or similar transaction under applicable bankruptcy and insolvency laws. In addition, under certain circumstances, a lender that has inappropriately exercised control of the management and policies of a debtor may have its claims subordinated or disallowed, or may be found liable for damages suffered by parties as a result of such actions. In the case where the investment in securities of troubled companies is made in connection with an attempt to influence a restructuring proposal or plan of reorganization in bankruptcy, our clients and/or we may become involved in substantial litigation.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risks could adversely affect our reputation and financial condition.

We have developed and continue to update strategies and procedures specific to our business for managing risks, which include market risk, liquidity risk, operational risk and reputational risk. Management of these risks can be very complex. These strategies and procedures may fail under some circumstances, particularly if we are confronted with risks that we have underestimated or not identified, including those related to the COVID-19 pandemic. Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, clients or other matters that are otherwise accessible by us. If our policies and procedures are not fully effective or we are not successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that could have a material adverse effect on our business, results of operations or financial condition.

Our investment advisory contracts may be terminated or may not be renewed by investors or fund boards on favorable terms and the liquidation of certain funds may be accelerated at the option of investors.

We derive a substantial portion of our revenue from providing investment advisory services. The advisory or management contracts we have entered into with our clients, including the agreements that govern many of our investment funds, provide investors or, in some cases, the independent directors of applicable investment funds, with significant latitude to terminate such contracts, withdraw funds or liquidate funds by simple majority vote with limited notice or penalty, or to remove or terminate us as investment advisor (or equivalent). Our fee arrangements under any of our advisory or management contracts may be reduced (including at the behest of a fund’s board of directors). In addition, if a number of our investors terminate their contracts, or otherwise remove us from our advisory roles, liquidate funds or fail to renew management contracts on favorable terms, the fees or carried interest we earn could be reduced, which may cause our AUM, revenue and earnings to decline. In addition, we have, and may in the future, make strategic investments with certain External Strategic Managers that contribute to our revenues. The occurrence of any of these events could lead to a reduction in our revenues and profitability.

We may sell our strategic investments in the External Strategic Managers or they may sell their businesses or exercise their rights to purchase our interests.

We have made, and may make in the future strategic investments with certain External Strategic Managers that contribute to our revenues. Depending on the circumstances, in the future we may sell our strategic investments in one or more of the External Strategic Managers. We also do not have control over these External Strategic Managers, who may sell their business (including our interests) without our consent, or they may have a contractual right to purchase our interest from us without our consent. The occurrence of any of these events could lead to a reduction in our revenues and profitability.

We may establish fund vehicles in the future to own the existing strategic investments in our External Strategic Managers or to make strategic investments in new External Strategic Managers.

Although we currently own our strategic investments in the External Strategic Managers, in the future we may establish fund vehicles that we manage to own these investments and any strategic investments we may make in new External Strategic Managers. The benefit of setting up these fund vehicles is that we would not have to use our own capital to fund these investments since they would be funded by third party investors in our fund vehicles. However, if we establish such fund vehicles, we will only be entitled to a management fee for managing the vehicles and a carried interest based on the performance of the investments made in these External Strategic Managers, rather than all of the economics associated with owning the investments in these External Strategic Managers. Setting up these fund vehicles to own the investments in External Strategic Managers could lead to a reduction in the revenues and profitability we would have otherwise realized had we owned those interests directly.

We rely on our management team to grow our business, and the loss of key management members, or an inability to hire key personnel, could harm our business.

While the success of our business is not tied to any particular person or group of “key persons,” the success of our business does depend on the efforts, judgment and reputations of our personnel generally, and in particular our experienced and senior personnel in investment, operational and executive functions. Our personnel’s reputation, expertise in investing and risk management and relationships with our clients and third parties on which our funds depend for investment opportunities are each critical elements in operating and expanding our business. However, we may not be successful in our efforts to retain our most valued employees, as the market for alternative asset management professionals is extremely competitive. The loss of one or more members of our senior team could harm our business and jeopardize our relationships with our clients and members of the investing community. Accordingly, the retention of our personnel is crucial to our success. Certain of our executives are subject to long-term employment contracts that contain various incentives and restrictive covenants designed to retain these employees for the long-term success of our business, but none of them are obligated to remain actively involved with us. In addition, if any of our personnel were to join or form a competitor, following any required restrictive period set forth in their employment agreements, some of our investors could choose to invest with that competitor rather than with us. The loss of the services of one or more members of our senior team could have a material adverse effect on our business, financial condition and results of operations, including our performance, our ability to retain and attract funds and highly qualified employees and our ability to raise new funds. Any change to our senior management team could have a material adverse effect on our business, financial condition and results of operations.

We do not carry any “key person” insurance that would provide us with proceeds in the event of the death or disability of any of our personnel. In addition, certain of our funds have key person provisions that are triggered upon the loss of services of one or more specified employees and could, upon the occurrence of such event, provide the investors in these funds with certain rights such as rights providing for the termination or suspension of the funds’ investment periods and/or wind-down of the funds. Accordingly, the loss of such personnel could result in significant disruption of certain funds’ investment activities, which could have a material adverse impact on our business, financial condition and results of operations, and could harm our ability to maintain or grow our assets under management in existing funds or raise additional funds in the future. Similarly, to the extent there is a perception in the market that one or more of our employees is critical to the success of a particular investment strategy, the loss of one or more such employees could lead investors to redeem from our funds or choose not to make further investments in existing or future funds that we manage, which would correspondingly reduce our management fees and potential to earn incentive fees.

If Umbrella were treated as a corporation for U.S. federal income tax or state tax purposes, then the amount available for distribution by it could be substantially reduced and the value of our shares could be adversely affected.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes (such as Umbrella) may nonetheless be treated as, and taxable as, a corporation if it is a “publicly traded partnership” unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes will be treated as a “publicly traded partnership” if interests in such entity are traded on an established securities market or interests in such entity are readily tradable on a secondary market or the substantial equivalent thereof. If Umbrella were determined to be treated as a “publicly traded partnership” (and taxable as a corporation) for U.S. federal income tax purposes, it would be taxable on its income at the U.S. federal income tax rates applicable to corporations and distributions by it to its members (including the Company) could be taxable as dividends to such members to the extent of the earnings and profits of Umbrella. In addition, we would no longer have the benefit of increases in the tax basis of Umbrella’s assets as a result of exchanges of Umbrella common units. Pursuant to the Umbrella LLC Agreement, certain holders of Umbrella common units may, from time to time, subject to the terms of the Umbrella LLC Agreement, have their Umbrella common units redeemed by Umbrella for cash or Class A Common Stock. Such redemptions could be treated as trading in the interests of the Umbrella for purposes of testing “publicly traded partnership” status. While the Umbrella LLC Agreement contains restrictions on such redemptions that are intended to prevent Umbrella from being treated as a “publicly traded partnership” for U.S. federal income tax purposes by complying with certain safe harbors provided for under applicable U.S. federal income tax law, such position is not free from doubt and, if such provisions are not effective, Umbrella may be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

In certain cases, payments under the Tax Receivable Agreement may be accelerated or exceed the actual tax benefits realized by the Company.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the U.S. Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits we initially claim are disallowed, the recipients of the payments under the Tax Receivable Agreement will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

Moreover, the Tax Receivable Agreement provides that, in certain events, including a change of control or our exercise of early termination rights, our obligations under the Tax Receivable Agreement will accelerate and we will be required to make a lump-sum cash payment to the parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that we realize subsequent to such payment because such payment would be calculated assuming, among other things, that we would have certain tax benefits available to it and that we would be able to use the potential tax benefits in future years.

There may be a material negative effect on our liquidity if the payments we are required to make under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Umbrella may directly or indirectly make distributions of cash to us substantially in excess of the amounts we use to make distributions to our stockholders and pay our expenses (including our taxes and payments under the Tax Receivable Agreement). To the extent we do not distribute such excess cash to our shareholders, the direct or indirect holders of Umbrella common units would benefit from any value attributable to such cash as a result of their ownership of our stock upon a Unit Exchange.

Following the Business Combination, we will directly or indirectly receive a pro rata portion of any distributions made by Umbrella. Any cash received from such distributions will first be used to satisfy any tax liability and then to make any payments required to be made under the Tax Receivable Agreement. Subject to having available cash and subject to limitations imposed by applicable law and contractual restrictions, the Umbrella LLC Agreement requires Umbrella to make certain distributions to holders of Umbrella common units (including the Company) pro rata to facilitate the payment of taxes with respect to the income of Umbrella that is allocated to them. To the extent that the tax distributions we directly or indirectly receive exceed the amounts we actually require to pay taxes, Tax Receivable Agreement payments and other expenses (which is likely to be the case given that the assumed tax rate for such distributions will generally exceed our effective tax rate), we will not be required to distribute such excess cash. Our Board may, in its sole discretion, choose to use such excess cash for certain purposes, including to make distributions to the holders of our stock. Unless and until our Board chooses, in its sole discretion, to declare a distribution, we will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

Certain holders of Umbrella common units (i) will be deemed to have sold a portion of their Umbrella common units at the time of the Business Combination, and (ii) may in the future redeem their Umbrella common units for shares of the Company or cash pursuant to the Umbrella LLC Agreement, subject to certain conditions and transfer restrictions as set forth therein (each such redemption, a “Unit Exchange”). No adjustments to the exchange ratio of Umbrella common units for our shares pursuant to a Unit Exchange will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent we do not distribute such cash as dividends and instead, for example, hold such cash balances or use such cash for certain other purposes, this may result in shares of our stock increasing in value relative to the Umbrella common units. The holders of Umbrella common units may benefit from any value attributable to such cash balances if they acquire shares of our stock in an exchange of Umbrella common units.

Risks Related to Being a Public Company

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. As an “emerging growth company,” as defined in the JOBS Act, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our ordinary shares could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity.

Following the issuance of the SEC Staff Statement, Cartesian’s audit committee concluded that it was appropriate to restate our previously-issued balance sheet as of February 26, 2021 (the “First Restatement”). As part of the First Restatement, we identified a material weakness in our internal control over financial reporting.

In light of recent comment letters issued by the SEC Staff, we re-evaluated our application of Accounting Standard Codification (“ASC”) 480-10-S99-3A to its accounting classification of Cartesian’s Class A ordinary shares sold in the initial public offering (the “SPAC Public Shares”). Historically, a portion of the SPAC Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that we will consummate its initial business combination only if we have net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, our management determined that the SPAC Public Shares include certain provisions that require classification of the SPAC Public Shares as temporary equity regardless of the minimum net tangible assets required to complete our initial business combination.

Therefore, Cartesian’s audit committee concluded that it was appropriate to restate our previously issued (i) balance sheet as of February 26, 2021, as previously restated in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, (ii) interim financial statements for the quarterly period ended March 31, 2021 and (iii) interim financial statements for the quarterly period ended June 30, 2021 (the “Second Restatement” and, together with the First Restatement, the “Restatements”). As part of the Second Restatement, we identified a material weakness in our internal control over financial reporting.

As a result of such material weaknesses, the Restatements, the change in accounting for the warrants acquired by the Sponsor for an aggregate purchase price of $8,900,000 in a private placement simultaneously with the closing of the initial public offering (the “SPAC Private Placement Warrants”), SPAC Public Warrants (and, together with the SPAC Private Placement Warrants, the “Warrants”) and SPAC Public Shares and other matters raised or that may in the future be raised by the SEC, we may face potential for litigation or other disputes, including, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatements and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

Alvarium has identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

As a private company, Alvarium has not been required to document and test its internal controls over financial reporting, nor has management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, Alvarium has not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, we became subject to the requirement for management to certify the effectiveness of its internal controls and, in due course, will become subject to the requirement with respect to auditor attestation on internal control effectiveness.

In connection with the audit of Alvarium’s consolidated financial statements as of and for the years ended December 31, 2022, 2021 and 2020, Alvarium and its independent registered public accounting firm identified a material weakness in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that Alvarium and its independent registered public accounting firm identified in Alvarium’s financial statements as of and for the year ends ended December 31, 2021 and 2020 occurred because Alvarium (i) had inadequate processes and controls to ensure an appropriate level of precision related to its financial statement disclosures (specific to management review controls and lack of oversight over group and finance systems, including journals); and (ii) did not have sufficient resources with the adequate technical skills to meet the emerging needs of its financial reporting requirements (specific to a lack of in-house expertise on technical accounting issues as well as a lack of accounting documentation to support key judgements).

The material weakness that Alvarium and its independent registered public accounting firm identified in Alvarium’s financial statements as of and for the year end ended December 31, 2022 occurred because Alvarium (i) had inadequate processes and controls to ensure an appropriate level of precision related to its financial statement disclosures (specific to management review controls and lack of oversight over group and finance systems, including journals); (ii) did not have sufficient resources with the adequate technical skills to meet the emerging needs of its financial reporting requirements (specific to a lack of in-house expertise on technical accounting as well as a lack of accounting documentation to support key judgements); and (iii) had inadequate processes and resources to ensure appropriate accounting treatment was concluded on in the context of significant unusual transactions.

Management is in the process of implementing a remediation plan for this material weakness, including, among other things, hiring additional accounting personnel and implementing process level and management review controls and documentation policies to ensure financial statement disclosures are complete and accurate and to identify and address emerging risks. We cannot reasonably estimate the cost of such remediation plan at this time. We can give no assurance that such efforts will remediate this deficiency in internal control over financial reporting or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements, may subject us to litigation and investigations, and could cause us to fail to meet its reporting obligations, any of which could diminish investor confidence, cause a decline in the price of the Class A Common Stock and limit our ability to access capital markets.

TWMH has identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

As a private company, TWMH has not been required to document and test its internal controls over financial reporting, nor has management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, TWMH has not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, we became subject to the requirement for management to certify the effectiveness of its internal controls and, in due course, will become subject to the requirement with respect to auditor attestation on internal control effectiveness.

In connection with the audits of TWMH’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021, TWMH and its independent registered public accounting firm identified a material weakness in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that TWMH and its independent registered public accounting firm identified in TWMH’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 occurred because TWMH (i) did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures related to equity-based compensation which resulted in errors in the accounting for and disclosure of repurchases of TWMH’s restricted unit awards; (ii) did not design and therefore did not have formal accounting policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures related to business combinations which resulted in errors in the accounting entries recorded for an acquisition by TWMH; and (iii) did not design and therefore did not have formal accounting policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures related to ASC 740, Accounting for Income Taxes, which resulted in errors in the accounting entries recorded by TWMH.

The material weakness that TWMH and its independent registered public accounting firm identified in TWMH’s consolidated financial statements as of and for the year ended December 31, 2022 occurred because TWMH (i) did not design and implement journal entry controls at the appropriate level of precision to record transactions at TWMH. Additionally, journal entries are not designed to have an appropriate segregation of duties; and (ii) did not design and maintain formal accounting policies, procedures, and controls to retain readily accessible books and records of TWMH’s AUM. Additionally, contractual set-up of billing in management’s wealth management platform lacked design and implementation of appropriate controls to systematically calculate fees in accordance with the underlying investment management agreements.

Management is in the process of implementing a remediation plan for this material weakness, including, among other things, hiring additional accounting personnel and implementing process level and management review controls and documentation policies to ensure financial statement disclosures are complete and accurate and to identify and address emerging risks. We cannot reasonably estimate the cost of such remediation plan at this time. We can give no assurance that such efforts will remediate this deficiency in internal control over financial reporting or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements, may subject us to litigation and investigations, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence, cause a decline in the price of the Class A Common Stock and limit our ability to access capital markets.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our Class A Common Stock and Warrants will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our Class A Common Stock and Warrants would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, the price of our Class A Common Stock and Warrants could decline.

As a public company, we are subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.

As a company with publicly-traded securities, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of Nasdaq and other applicable securities laws and regulations. These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. Furthermore, as a result of disclosure of information in this prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A Common Stock and Warrants, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our Class A Common Stock and Warrants.

If we are deemed an “investment company” subject to regulation under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an applicable exemption:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We regard ourselves as a financial services business. We believe that we are engaged primarily in the business of providing financial services and not in the business of investing, reinvesting or trading in securities. We also believe that the primary source of income from each of our businesses is properly characterized as income earned in exchange for the provision of services. We hold ourselves out as a financial services business and do not propose to engage primarily in the business of investing, reinvesting or trading in securities.

If we become obligated to register ourselves or any of our subsidiaries as an investment company pursuant to the Investment Company Act, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

If we were deemed to be an investment company under the Investment Company Act, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our equity interests and debt positions or organizational structure or our contract rights to fall outside the definition of an investment company under the Investment Company Act. Registering as an investment company pursuant to the Investment Company Act could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us and otherwise will subject us to additional regulation that will be costly and time-consuming. Modifying our equity interests and debt positions or organizational structure or our contract rights could require us to alter our business and investment strategy in a manner that requires us to purchase or dispose of assets or securities, prevents us from pursuing certain opportunities, or otherwise restricts our business, which may have a material adverse effect on our business results of operations, financial condition or prospects.

Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the performance of our investments, competition with other market participants, and changes in market and economic conditions, including as a result of the ongoing COVID-19 pandemic.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.

The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our shares of Class A Common Stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board and qualified executive officers.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our shareholders, and any related decline in the market price of our ordinary shares, could impair our ability to raise capital. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to holders of ordinary shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our ordinary shares. If we issue additional equity securities, existing shareholders will experience dilution, and the new equity securities could have rights senior to those of our ordinary shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future securities offerings reducing the market price of our ordinary shares and diluting their interest.

The forecasts of market growth and other projections included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.

Growth forecasts and projections are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this prospectus relating to the expected growth in the financial services market, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this prospectus, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

The Business Combination involves the integration of businesses that currently operate as independent businesses. Each of the companies will be required to devote attention and resources to integrating their business practices and operations following the Closing, and prior to the Business Combination, our attention and resources will be required to plan for such integration. The companies may encounter potential difficulties in the integration process including the following:

•

the inability to successfully integrate the businesses, including operations, technologies, products and services, in a manner that permits us to achieve the cost savings and operating synergies anticipated to result from the Business Combination, which could result in the anticipated benefits of the Business Combination not being realized partly or wholly in the time frame currently anticipated or at all;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combination;

•	the integration of personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

•	the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities; and

•	the challenge of preserving important relationships of the Target Companies and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers of the Target Companies. The loss of talented employees and skilled workers could adversely affect our ability to successfully conduct their respective businesses because of such employees’ experience and knowledge of the respective business. In addition, we could be adversely affected by the diversion of our attention and any delays or difficulties encountered in connection with the integration of the Target Companies. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If we experience difficulties with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on our business, results of operations, financial condition or prospects during this transition period and for an undetermined period after completion of the Business Combination.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are an emerging growth company within the meaning of the Securities Act and we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the JOBS Act, and have taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, which exemptions include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, our shareholders may not have access to certain information they may deem important. We may be an emerging growth company for up to five years from the initial public offering, although circumstances could cause the loss of that status earlier, including if the market value of the Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Our Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our certificate of incorporation (the “Charter”) requires, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, (i) derivative actions brought in our name, (ii) actions asserting a claim of breach of fiduciary duty owed by any of our director, officer or stockholders, (iii) actions asserting a claim pursuant to the DGCL, the Charter or the amended and restated bylaws of the Company (the “Bylaws”), or (iv) actions asserting claims governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). Subject to the preceding sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, or may increase the cost for such stockholder to bring a claim, both of which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Charter provides that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Charter.

General Risk Factors

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence we have conducted on the Target Companies will reveal all material issues that may be present with regard to the Target Companies, or that factors outside of our or the Target Companies’ control will not later arise. As a result of unidentified issues or factors outside of our or the Target Companies’ control, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by us. Even though these charges may be non-cash items that would not have an immediate impact on our liquidity, the reporting of charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate leverage or other covenants to which it may be subject. Accordingly, our shareholders could suffer a reduction in the value of their shares from any such write-down or write-offs.

Our prospects following the Business Combination will depend upon the efforts of the Board and the Target Companies’ key personnel and the loss of such persons could negatively impact the operations and profitability of our business.

Our prospects will be dependent upon the efforts of the Board and key personnel. We cannot assure you that the Board and our key personnel will be effective or successful or remain with us. In addition to the other challenges they will face, such individuals may lack experience serving as directors or executive officers of public companies. Such lack of experience could cause our management to expend time and resources becoming familiar with such requirements.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are currently listed on Nasdaq. However, we cannot assure you that our securities will continue to be listed on Nasdaq in the future. In order to continue to maintain the listing of our securities on Nasdaq, the Company must maintain certain financial, distribution and stock price levels. In addition to the listing requirements for our Class A Common Stock, Nasdaq imposes listing standards on warrants. We cannot assure you that we will be able to meet those listing requirements.

If we fail to satisfy the continued listing requirements of the Nasdaq Stock Market, such as the minimum closing bid price, stockholders’ equity or round lot holders requirements or the corporate governance requirements, Nasdaq may take steps to delist our Class A Common Stock or Warrants. Such a delisting would likely have a negative effect on the price of our Class A Common Stock and Warrants and would impair your ability to sell or purchase our securities when you wish to do so. Such a delisting could also result in a limited amount of news and analyst coverage for us; and a decreased ability for us to issue additional securities or obtain additional financing in the future. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, or prevent future non-compliance with Nasdaq’s listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect that our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that our securities are “penny stocks” which will require brokers trading in the securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Charter and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Charter contains provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Cartesian’s securities.

Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our securities or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from our business. Further, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect its relationships with service providers and clients and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Future resales of shares after the consummation of the Business Combination may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to the Registration Rights and Lock-Up Agreement and the Sponsor Support Agreement, dated September 19, 2021, by and between the Company, Sponsor, TWMH, the TIG Entities, and Alvarium (the “Sponsor Support Agreement”) after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and certain shareholders receiving shares of Company stock as consideration pursuant to the Business Combination Agreement will be contractually restricted from selling or transferring any of their shares.

However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of the Company held by them, other than by applicable securities laws. As such, sales of a substantial number of our securities in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of securities intend to sell securities, could reduce the market price of our securities. Pursuant to the Subscription Agreements for the Private Placements and the Registration Rights and Lock-Up Agreement, we will be required to register the resale of the Class A Common Stock issued to the subscribers that agreed to purchase shares of Class A Common Stock at the Closing pursuant to the Private Placement, including, without limitation, as reflected in the Subscription Agreements (“PIPE Investors”) and securities received by certain shareholders as consideration pursuant to the Business Combination Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of our securities could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of our results.

We and the Target Companies previously operated as separate companies and have had no prior history as a combined entity, and the Target Companies’ and our operations have not previously been managed on a combined basis. The pro forma financial information included in this prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from our and the Target Companies’ historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this prospectus in respect of our estimated financial position and results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations. Any potential decline in our financial condition or results of operations may cause significant variations in our stock price.

The Charter and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Charter contains provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Cartesian’s securities. These provisions are described in “Management—Certain Anti-Takeover Provisions of Delaware Law.”

Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our securities or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from our business. Further, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Class A Common Stock to decline significantly.

As of April 21, 2023, there were 57,995,513 shares of Class A Common Stock outstanding, of which 1,881,523 shares of Class A Common Stock were held by non-affiliates of the Company and unrestricted by any contractual lock-up provisions (our “public float”). The shares of Class A Common Stock being offered for resale in this prospectus (inclusive of such shares underlying the Warrants, the “Resale Securities”) represent a substantial percentage of our public float. Assuming the exercise of all Warrants, the Resale Securities would represent approximately 6,433% of our public float as of April 21, 2023.

The sale of all the Resale Securities held by the Selling Securityholders, or the perception that these sales could occur, could depress the market price of our Class A Common Stock. Even if our trading price were to trade significantly below $10.00, the offering price for the units offered in Cartesian Growth Corporation’s initial public offering, certain of the Selling Securityholders may still have an incentive to sell Class A Common Stock because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described in the preceding paragraph and the public trading price of our securities.

The Selling Securityholders purchased the Class A Common Stock covered by this prospectus for prices ranging from no consideration to $9.80, which is at or below the $10.00 price per unit purchased by public investors in Cartesian Growth Corporation’s initial public offering. The Selling Securityholders may realize a positive rate of return on the sale of their Class A Common Stock covered by this prospectus even if the market price per share of Class A Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. Based on the closing price of our Class A Common Stock of $6.27 per share as of April 25, 2023, (a) the Sponsor may experience a potential profit of up to approximately $6.27 per share and (b) the PIPE Investors may experience a potential loss of up to approximately $3.53 per share. The sale of all of the Resale Securities, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Class A Common Stock.

The price of our Class A Common Stock and the price of our Public Warrants have been and may continue to be volatile.

The price of our Class A Common Stock, as well as the price of our Public Warrants, have been and may continue to be volatile in the future. Our Class A Common Stock and Public Warrants began trading on Nasdaq under the tickers “ALTI” and “ALTIW,” respectively, on January 3, 2023 and as such, have a limited public float and a short trading history to date. On January 25, 2023, our Class A Common Stock experienced an intra-day trading high of $27.50 per share and a low of $5.54 per share. In addition, from January 4, 2023 to April 25, 2023, the closing price of our Class A Common Stock on Nasdaq ranged from as low as $6.27 to as high as $15.40 and daily trading volume ranged from approximately 1.59 million to 0.01 million shares. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. These broad market fluctuations may adversely affect the trading price of our Class A Common Stock. These and other external factors have caused and may continue to cause the market price and demand for our Class A Common Stock to fluctuate substantially, which may limit or prevent our stockholders from readily selling their shares of Class A Common Stock and may otherwise negatively affect the liquidity of our Class A Common Stock.

The price of our Class A Common Stock and the price of the public warrants may fluctuate due to a variety of factors, including, without limitation:

•	“short squeezes”;

•	comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;

•	changes in the industries in which we operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•

actions by stockholders, including the sale by PIPE Investors of any of their shares of our Class A Common Stock or a sale by stockholders should the removal of the restrictions based on the lock-up provision in the Business Combination be accelerated;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation by or against us;

•	changes in our capital structure, such as future issuances of equity securities or the incurrence of debt;

•	the volume of Class A Common Stock available for public sale; and

•

general economic and political conditions, such as interest rates, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics.

These market and industry factors may materially reduce the market price of our Class A Common Stock and Public Warrants regardless of our operating performance.

There is no guarantee that our Warrants will be in the money prior to their expiration, and they may expire worthless.

The exercise price for our Warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe holders of our Warrants will be unlikely to exercise their warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrant may expire worthless.

We will only receive proceeds from the Warrants if and when the warrant holders exercise the Warrants

We will receive up to an aggregate of $148,816,865.50 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. Of the Warrants covered by this prospectus, only 2,966,645 Warrants are currently freely exercisable and transferable. The remaining Warrants are not currently exercisable or are subject to transfer restrictions as described more fully under “Securities Eligible for Future Sale—Registration Rights—Registration Rights and Lock-Up Agreement”. The closing price of our Class A Common Stock on Nasdaq on April 25, 2023 was $6.27, which is $5.23 below the exercise price of the Warrants. If the market price for our Class A Common Stock does not increase from current levels, there is a likelihood that none of the Warrants will be exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand. We will not receive any proceeds from the sale of securities to be offered by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of any securities pursuant to this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

We will receive up to an aggregate of $148,816,865.50 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. Of the Warrants covered by this prospectus, only 2,966,645 Warrants are currently freely exercisable and transferable. The remaining Warrants are not currently exercisable or are subject to transfer restrictions as described more fully under “Securities Eligible for Future Sale—Registration Rights—Registration Rights and Lock-Up Agreement”. The closing price of our Class A Common Stock on Nasdaq on April 25, 2023 was $6.27, which is $5.23 below the exercise price of the Warrants. If the market price for our Class A Common Stock does not increase from current levels, there is a likelihood that none of the Warrants will be exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand.

Our management will retain broad discretion over the use of the net proceeds we receive from the exercise of Warrants for cash. The amounts and timing of our expenditures will depend on numerous factors, including our current plans, financial condition and business conditions. Pending such use, we intend to invest the net proceeds we receive in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. Any future determination related to dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, business prospects and other factors the Board deems relevant, and subject to the restrictions contained in any future financing instruments.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Business Combination as if it was completed on December 31, 2022. The unaudited pro forma combined statement of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it were completed on January 1, 2022. The unaudited pro forma combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on December 31, 2022, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on January 1, 2022. The unaudited pro forma combined financial information has been prepared, in accordance with Article 11 of Regulation S-X, and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes. The combined financial information presents the pro forma effects of the following:

•

the sale and issuance of 16,936,715 shares of Class A Common Stock at $9.80 per share with a par value of $0.0001 from the Private Placements, inclusive of 100,000 additional shares of Class A Common Stock issued to the Alvarium PIPE Investors pursuant to the Side Letter;

•	the conversion of the Class D-1 equity interest into an employment contract with the TIG Entities subsequent to the Business Combination;

•	the settlement of the $7.8 million deferred underwriting commissions incurred in connection with Cartesian’s IPO;

•	the extinguishment of historical long-term debt and the issuance of new credit facilities in connection with the Business Combination;

•

the Business Combination described further in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information (the “Business Combination Adjustments” and collectively with the Non-Business Combination Adjustments, the “Pro Forma Adjustments”).

In addition, the Target Companies signed a credit agreement with lenders regarding the terms of a new credit facility, the proceeds of which were used to repay existing indebtedness of the Target Companies and to fund future business growth, including acquisitions.

Cartesian was formed on December 18, 2020. As a special purpose acquisition company (“SPAC”), the Company’s purpose entails efforts to acquire one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Effective September 19, 2021, Cartesian, TWMH, the TIG Entities, and Alvarium entered into an agreement pursuant to which Cartesian intends to use cash and issue shares in exchange for the equity and/or assets of the Target Companies. On December 30, 2022, Cartesian redomiciled and became Alvarium Tiedemann Holdings, Inc. (and, on April 19, 2023, was further renamed “AlTi Global, Inc.”). AlTi Global, Inc. is sometimes referred to in this section as “Alvarium Tiedemann”.

The following describes the three operating entities acquired in the Business Combination:

•

TWMH is a premier, full-service wealth management firm focused on providing financial advisory and related family office services to high net worth individuals, families, endowments, and foundations. In addition to a wide range of investment capabilities, TWMH offers a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. The organic growth has been complemented by selective hiring and by two successfully completed acquisitions, which have expanded not only the assets under management, but also TWMH’s professional ranks, geographic footprint, and service capabilities. In addition, TWMH offers extensive Impact Investing advisory services and is a signatory of the Principles for Responsible Investing.

•

The TIG Entities are an alternative investment management firm that manages approximately $3.0 billion of AUM within its internal strategies and with strategic investments with External Strategic Managers that have approximately $5.3 billion of AUM in aggregate as of December 31, 2022. The TIG Entities are focused on partnering with global alternative investment fund managers in order to unlock and achieve growth from both an asset and operational perspective. The TIG Entities have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets, utilizing the TIG Entities’ long-standing operating platform to assist managers with growth. TIG Arbitrage and the TIG Entities’ External Strategic Managers focus on capital preservation and uncorrelated returns, with alpha driven investment strategies that align with the needs of a diverse global investor base. As a growth-oriented partner, the TIG Entities work collaboratively with fund managers on marketing and business development.

•

Alvarium is a global multi-family office and investment boutique that provides tailored solutions for families, foundations, and institutions. Alvarium has four principal business units: Investment group generally provides investment advisory services to high net worth clients globally, defined as investible assets between $30 million and more than $500 million. Alvarium specializes in being the trusted adviser to high net worth families and individuals, trusts, endowments, and foundations with complex needs, providing a completely tailored and independent approach. With the perspective of a global organization combined with local resources, Alvarium provides institutional quality advice, investment, and risk management services, combining deep expertise in alternative asset classes and co-investment opportunities to support high net worth client’s needs, wherever they reside. Alvarium aims to ensure hard earned legacies become long-lasting legacies, with aligned partners and shareholders investing side-by-side with clients.

The diagram below depicts a simplified version of the Company’s organizational structure as of January 3, 2023, immediately following the completion of the Business Combination (the “Closing”).

(1)

As of the Closing, the Alvarium Shareholders hold approximately 27% of the voting power and economic interests in the Company, taking into account the indirect economic interests of any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(2)

As of the Closing, Cartesian’s Public Shareholders hold less than one percent of the voting power of and economic interests in the Company, taking into account any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(3)

As of the Closing, the PIPE Investors hold approximately 17% of the voting power of and economic interests in the Company, taking into account any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(4)

As of the Closing, the Sponsor and Independent Directors hold approximately 6% of the voting power of and economic interests in the Company, taking into account any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(5)

As of the Closing, the TWMH Members and the TIG Entities Members hold approximately 50% of the voting power and economic interests in the Company, taking into account the indirect economic interests of any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(6)	Cartesian Growth Corporation was renamed Alvarium Tiedemann Holdings, Inc. following the Domestication and the Business Combination (and, on April 19, 2023, was further renamed “AlTi Global, Inc.”).

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination was accounted for in accordance with ASC Topic 805, Business Combination (“ASC 805”), using the acquisition method. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). Alvarium Tiedemann has been determined to be the accounting acquirer based on evaluation of the following factors:

•	Alvarium Tiedemann will hold 51%, while non-controlling shareholders will hold 49%.

•

Umbrella, which will hold 100% of the equity of TWMH, the TIG Entities and Alvarium indirectly through its 100% interest in the equity of Alvarium Tiedemann Holdings, LLC, is a variable interest entity (“VIE”). Alvarium Tiedemann will be the sole managing member and primary beneficiary who has full and complete charge of all affairs of Umbrella, and the Class A units of Alvarium Tiedemann do not have substantive participating or kick out rights; and

•

Prior to the close of the Business Combination, no single party had a controlling financial interest in each of the entities involved in the Business Combination. Therefore, the Business Combination is not considered a common control transaction.

The factors discussed above support the conclusion that Alvarium Tiedemann will acquire a controlling financial interest in Umbrella and will be the accounting acquirer. Alvarium Tiedemann is the primary beneficiary of Umbrella, which is a VIE, since it has the power to direct the activities of Umbrella that most significantly impact Umbrella’s economic performance through its role as the sole managing member of Umbrella. Additionally, Alvarium Tiedemann’s variable interests in Umbrella include ownership of Umbrella, which results in the right (and obligation) to receive benefits (and absorb losses) of Umbrella that could potentially be significant to Umbrella. Therefore, the Business Combination will be accounted for using the acquisition method. Under this method of accounting, Alvarium Tiedemann is treated as the acquirer and Umbrella is treated as the acquired company for financial statement reporting purposes. Upon the consummation of the Business Combination, the assets and liabilities of Umbrella are recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) is recognized as goodwill.

The Company has determined TWMH to be the predecessor entity to the Business Combination based on a number of considerations, including TWMH former management making up the majority of the senior under administration of the continuing operations of Alvarium Tiedemann. Therefore, the results of operations presented prior to the Business Combination will be those of TWMH. The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	the historical financial statements of Cartesian, as of, and for the fiscal year ended December 31, 2022, included elsewhere in this prospectus;

•	the historical financial statements of TWMH, the TIG Entities and Alvarium, as of, and for the fiscal year ended December 31, 2022 included elsewhere in this prospectus;

•

the sections of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cartesian”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWMH”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the TIG Entities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alvarium”.

The following summarizes the ownership of Class A Common Stock of the Company and the total economic ownership of Alvarium Tiedemann (i.e., assuming each shareholder of Alvarium Topco exchanged his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock of Cartesian at the Closing) as of the Closing (not taking into account the impact of any Earn-Out Securities):

	Economic Interest in Alvarium Tiedemann (Class A Common Stock)(1)(2)		Voting Interest in Alvarium Tiedemann (Class A and Class B Common Stock)(1)
	Alvarium Tiedemann Units	%	Alvarium Tiedemann Units	%
Alvarium Tiedemann Shareholders	542,051	1.0%	542,051	0.5%
Existing Alvarium Shareholders	30,576,435	53.2%	30,576,435	27.4%
PIPE Investors	18,996,474	33.0%	18,996,474	17.0%
Sponsor and Independent Directors	6,676,836	11.6%	6,676,836	5.1%
Existing TWMH and TIG Entities Members	696,272	1.2%	55,729,233	50.0%

Total	57,488,068	100.0%	112,521,029	100.0%

(1)	The economic and voting interests in Alvarium Tiedemann included in the table give effect to secondary share purchases occurring after the Business Combination.
(2)	The economic interests in Alvarium Tiedemann represent a 51% economic interest in Umbrella. The existing TWMH and TIG Rollover Shareholders will hold a 49% economic interest in Umbrella.

The table below illustrates the ownership of the controlling and noncontrolling interests in Umbrella as of the Closing (not taking into account the impact of any Earn-Out Securities):

	Alvarium Tiedemann Units	%
Umbrella Class A common units held by Alvarium Tiedemann	57,488,068	51%
Umbrella Class B common units held by TWMH and TIG Entities Members	55,032,961	49%

Total Umbrella units	112,521,029	100%

The unaudited pro forma condensed combined financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that the Company will experience. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2022

(in thousands)

	Cartesian (Historical)	TWMH (Historical)	TIG Entities (Historical)	Alvarium (Historical) (Note 2)	Non-Business Combination Adjustments		Business Combination Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$86	$7,131	$1,592	$8,643	$165,000	(a)	$(39,502)	(e)	$43,215
					(7,800)	(b)	349,984	(g)
					3,101	(c)	(99,999)	(h)
							(345,021)	(j)
Restricted cash and cash equivalents	—	—	6,750	—	—		—		6,750
Investments at fair value	—	145	148,529	9	—		—		148,683
Cash and securities held in Trust Account	349,984	—	—	—	—		(349,984)	(g)	—
Equity method investments	—	52	—	8,399	—		—		8,451
Fees receivable	—	19,540	16,040	54,895			—		90,475
Intangible assets, net	—	20,578	—	106,266	—		448,160	(i)	575,004
Goodwill	—	25,464	—	53,547	—		455,182	(i)	534,193
Fixed assets, net	—	975	141	2,903			—		4,019
Other assets	—	8,008	6,980	328	2,164	(c)	—		17,480
Right-of-use assets	—	10,095	2,750	11,125	—		—		23,970

Total assets	$350,070	$91,988	$182,782	$246,115	$162,465		$418,820		$1,452,240

Liabilities and Shareholders’ Equity
Accrued compensation and profit sharing	$—	$15,660	$9,392	$—	$10,659	(d)	$—		$35,711
Accrued member distributions payable	—	11,422	—	—	—		—		11,422
Accounts payable and accrued expenses	8,005	8,073	26,672	53,962	—		12,341	(f)	109,053
	—	—	—	—	—		(39,502)	(e)	(39,502)
Lease liabilities	—	10,713	2,823	13,911	—		—		27,447
Earn-in consideration, at fair value	—	1,519	—	—	—		—		1,519
Payable under delayed share purchase agreement	—	1,818	—	—	—		—		1,818
Debt	491	21,187	42,452	60,666	5,265	(c)	—		130,061
Deferred tax liability, net	—	82	—	25,965	(3,102)	(d)	46,796	(i)(vii)	69,741
Fair value of payout right	—	3,662	—	—	—		—		3,662
Deferred underwriting fee	7,800	—	—	—	(7,800)	(b)	—		—
Warrant liability	10,531	—	—	—	—		—		10,531
Earnout liability	—	—	—	—	—		74,999	(i)(iii)	74,999
TRA liability	—	—	—	—	—		9,500	(i)(iv)	9,500

Total liabilities	26,909	74,136	81,339	154,504	5,022		104,134		446,044

Commitments and contingencies:
Class A ordinary shares subject to possible redemption	349,984	—	—	—	—		(349,984)	(j)(k)	—
Equity:
Preference shares	—	—	—	—	—		—		—
Class A common stock	—	—	—	—	2	(a)	9	(j)	12
							1	(l)
Class A ordinary shares	—	—	—	—	—		—		—
Class B ordinary shares	1	—	—	—	—		(1)	(l)	—
Members’ capital – Class A	—	3	—	—	—		(3)	(i)(viii)	—
Members’ capital – Class B	—	18,607	—	—	—		(18,607)	(i)(viii)	—
Total members’ equity	—	—	101,443	—	(7,557)	(d)	(93,886)	(i)(viii)	—
Equity attributable to the owners of the parent company	—	—	—	91,606			(91,606)	(i)(viii)	—
Additional paid-in capital	1,201	—	—	—	164,998	(a)	—		476,922
							305,761	(i)(i)
							99,998	(j)(ii)
							(99,999)	(h)
							4,963	(k)
							(79,011)	(i)(ix)
							79,011	(i)(ix)
Retained earnings (accumulated deficit)	(28,025)	—	—	—			(12,341)	(f)	(28,025)
							12,341	(i)(x)
Accumulated other comprehensive income (loss)	—	(1,077)	—	—	—		1,077	(i)(xi)	—
Non-controlling interest in subsidiaries	—	319	—	5	—		(324)	(i)(xii)	557,287
							282,469	(i)(v)
							274,818	(i)(vi)

Total shareholders’ equity (deficit)	(26,823)	17,852	101,443	91,611	157,443		664,670		1,006,196

Total liabilities and shareholders’ equity	$350,070	$91,988	$182,782	$246,115	$162,465		$418,820		$1,452,240

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(in thousands, except for share amounts)

	Cartesian (Historical)	TWMH (Historical)	TIG Entities (Historical)	Alvarium (Historical) (Note 2)	Non-Business Combination Adjustments		Business Combination Adjustments		Pro Forma Combined
Income:
Management/Advisory fees	$—	$76,872	$44,104	$90,696	—		$—		$211,672
Incentive fees	—	—	15,440	3,529	—		—		18,969
Other income/fees	—	—	—	9,275	—		—		9,275

Total Income	—	76,872	59,544	103,500	—		—		239,916

Expenses:
Compensation and employee benefits	—	51,234	20,165	86,907	10,659	(a)	—		168,965
Systems, technology, and telephone	—	6,331	2,454	4,176	—		—		12,961
Occupancy costs	—	4,503	1,406	4,151	—		—		10,060
Professional fees	8,563	9,401	8,659	20,401	—		12,341	(b)	59,365
Travel and entertainment	—	1,724	1,191	2,736	—		—		5,651
Marketing	—	1,170	—	516	—		—		1,686
Business insurance expenses	—	1,147	438	1,436	—		—		3,021
Education and training	—	39	—	1,146	—		—		1,185
Contributions, donations and dues	—	303	—	—	—		—		303
Depreciation expense	—	453	12	641	—		—		1,106
Amortization of intangible assets	—	1,886	172	6,462	—		148	(c)	8,668
Other operating expenses	296	—	876	4,138	—		—		5,310

Operating expenses	8,859	78,191	35,373	132,710	10,659		12,489		278,281

Operating income (loss)	(8,859)	(1,319)	24,171	(29,210)	(10,659)		(12,489)		(38,365)
Other income (expenses):
Interest and dividend income	4,975	206	—	200	—		(4,975)	(d)	406
Interest expense	(32)	(633)	(2,593)	(7,208)	(1,281)	(e)	—		(11,747)
Other investment gain (loss), net	12,540	(97)	20,666	(2,041)	—		—		31,068
Change in fair value of payout right	—	(3,662)	—	—	—		—		(3,662)
Income from equity method investments	—	33	—	1,151	—		—		1,184
Earn-in consideration loss	—	(221)	—	—	—		—		(221)
Other-than-temporary gain (loss) on equity method investments	—	—	—	5,317	—		—		5,317
Change in fair value of interest rate swap	—	276	—	—	—		—		276
Change in fair value of conversion option liability	(41)	—	—	—	—		—		(41)
Other expenses	196	(54)	—	—	—		—		142

Income (loss) before taxes	8,779	(5,471)	42,244	(31,791)	(11,940)		(17,464)		(15,643)
Income tax (expense) benefit	—	(527)	(841)	5,939	3,475	(f)	(3,493)	(f)	4,553

Net income (loss)	8,779	(5,998)	41,403	(25,852)	(8,465)		(20,957)		(11,090)
Net income (loss) attributed to non-controlling interests in subsidiaries	—	(113)	—	(12)	(4,140)	(g)(i)	(2,162)	(g)(ii)	(6,427)

Net income (loss) attributable to Alvarium Tiedemann	$8,779	$(5,885)	$41,403	$(25,840)	$(4,325)		$(18,795)		$(4,663)

Pro Forma Earnings Per Share
Basic									$(0.08)
Diluted									$(0.08)
Pro Forma Number of Shares Used in Computing Earnings Per Share
Basic (#)									57,488,068
Diluted (#)									57,488,068

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Description of the Business Combination

Description of the Business Combination

On September 19, 2021, Cartesian Growth Corporation entered into the Business Combination Agreement with, inter alios, TWMH, the TIG Entities, and Alvarium, as described under the heading “Proposal No. 1.—The Business Combination Proposal—The Business Combination Agreement”. Subject to the terms of the Business Combination Agreement, the consideration for the Business Combination will be funded through a combination of cash from Cartesian, proceeds from the proposed Private Placements and rollover equity from the Alvarium Tiedemann equity holders (refer to Estimated Sources and Uses below). As a result of the transaction, the Alvarium Tiedemann equity holders will collectively hold a majority of the equity of Umbrella (Alvarium Tiedemann Capital, LLC). The Business Combination was structured as a customary Up-C transaction, whereby Cartesian will directly or indirectly own equity in Umbrella and hold direct voting rights in Umbrella. Pursuant to and in connection with the Business Combination, the following transactions occurred:

•

Cartesian changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which Cartesian changed its name to “Alvarium Tiedemann Holdings, Inc.” (and, on April 19, 2023, was further renamed "AlTi Global, Inc.") and adopted the Proposed Charter and the Proposed Bylaws;

•

In conjunction with Cartesian’s change in jurisdiction, (a) each outstanding Class A ordinary share automatically converted into one share of Alvarium Tiedemann Class A Common Stock, (b) each outstanding Class B ordinary share automatically converted into one share of Alvarium Tiedemann Class A Common Stock and (c) the outstanding warrants to purchase Class A ordinary shares automatically became exercisable for shares of Alvarium Tiedemann Class A Common Stock.

•	Alvarium Tiedemann formed Umbrella Merger Sub;

•	TWMH and the TIG Entities’ equity owners formed Umbrella;

•	The TIG Entities distributed their interests in the External Strategic Managers in which they made strategic investments to Umbrella;

•	Alvarium equity owners formed Alvarium TopCo where Alvarium is a wholly-owned subsidiary of Alvarium TopCo;

•	Alvarium equity owners exchanged their equity interests in Alvarium for equity interests in Alvarium Tiedemann;

•	Umbrella merged with Umbrella Merger Sub, pursuant to which Umbrella will survive;

•	Alvarium Tiedemann contributed 100% of equity interest in Alvarium TopCo to Umbrella in exchange for equity interest in Umbrella;

•

Alvarium Tiedemann, TWMH and the TIG Entities entered into a tax receivable agreement (“TRA”) through which Alvarium Tiedemann made additional payments to the members of TWMH and the members of the TIG Entities for the tax benefits realized with the step-up in tax basis created as a result of the exchange of units of Umbrella for Alvarium Tiedemann stock or other consideration;

•	Alvarium Tiedemann contributed cash to Umbrella;

•

In exchange for the assets and businesses contributed to Umbrella and its subsidiaries, (a) the TWMH, TIG Entities, and Alvarium shareholders were paid an implied equity value of approximately $965 million, consisting of (i) $100.0 million of cash consideration for the secondary sale of units (subject to adjustment), (ii) shares of Alvarium Tiedemann Class A ordinary shares, and (iii) common units in Umbrella.

•

Alvarium Tiedemann received all amounts at the Closing then available in the Trust Account (plus the proceeds of any equity financing received in connection with the Private Placements), net of amounts required (a) to make the cash consideration payments as a result of the Business Combination and (b) to redeem any of the Public Shareholders exercising their respective redemption rights, and contributed any such amounts to Umbrella to pay the transaction expenses of Cartesian, TWMH, the TIG Entities and Alvarium and otherwise for general corporate purposes;

•	Alvarium Tiedemann holds 51%, representing economic interests in Umbrella while non-controlling shareholders holds 49% representing economic interests in Umbrella;

•

Approximately 2.1 million founders shares were forfeited by the Sponsor, and the remaining approximately 6.4 million founder shares were converted into an equal amount of shares of Class A Common Stock of Alvarium Tiedemann, which include up to approximately 0.8 million shares of Class A Common Stock which are held by Sponsor and subject to potential forfeiture based on a five-year post-closing earn-out, with (i) 50% of such shares being no longer subject to forfeiture if the volume weighted average price (“VWAP”) of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00; and

•	Alvarium Tiedemann adopted an omnibus equity incentive plan for itself and its subsidiaries.

Pursuant to Cartesian’s certificate of incorporation, Cartesian provided its shareholders with the opportunity to redeem their shares in conjunction with a shareholders vote on the transaction contemplated by the Business Combination Agreement, including the Business Combination.

Other related events in connection with the Business Combination

Other related events that occurred in connection with the Business Combination are summarized below:

•	The issuance of 16.9 million shares of Class A Common Stock in the Private Placements to PIPE Investors.

•	Subsequent to the Business Combination, the Class D-1 equity interest holder of TIG Entities will become an employee of the TIG Entities.

•	The settlement of the $7.8 million deferred underwriting commissions incurred in connection with Cartesian’s IPO.

•	The extinguishment of Cartesian, TWMH, TIG Entities, and Alvarium’s debt with a carrying value of $124.8 million.

•

The issuance of new credit facilities in connection with the Business Combination (“New Debt”). This includes a $100.0 million term loan facility, net of $1.8 million in fees, bearing interest at the secured overnight financing rate (“SOFR”) plus a Credit Spread Adjustment (“CSA”). A 0.125% change in the estimated interest rate on the term loan facility, which has a variable interest rate, would result in a change in interest expense of approximately $0.1 million for year ended December 31, 2022. A revolving credit facility of $150.0 million, net of $2.8 million in fees bearing interest at the SOFR, plus a CSA, plus a commitment fee (“CF”). A 0.125% change in the estimated interest rate on the revolving credit facility, which has a variable interest rate, would result in an immaterial change in interest expense for the year ended December 31, 2022. The term loan facility matures on January 3, 2028 and the revolving credit facility matures on or such earlier date as the revolving credit commitments may be terminated pursuant to and in accordance with the terms of the Credit Agreement.

Equity Sale of Investment Adviser to HomeREIT

On December 30, 2022, Alvarium RE Limited (“ARE”), an indirect wholly-owned subsidiary of Alvarium, entered into an agreement (the “Purchase Agreement”) to sell 100% of the equity in AHRA, investment adviser to Home REIT, to a newly formed entity owned by the management of AHRA (“AHRA Holdco”), for aggregate consideration equal to approximately GBP 24 million (the “Purchase Price”), with such amount being the fair market value of AHRA as of December 30, 2022. The sale was completed concurrently with the execution and delivery of the Purchase Agreement.

AHRA Holdco paid the Purchase Price in the form of a promissory note with a fixed term, maturing on December 31, 2023 (the “Note”), subject to extension if mutually agreed upon by the parties thereto. According to the terms of the Purchase Agreement, AHRA Holdco shall use all of its available cash, being dividends it receives from AHRA, to repay principal on the Note. Additionally, ARE received a call option pursuant to which ARE has the right to repurchase AHRA prior to the repayment of the note for a purchase price equal to the loan balance then outstanding thereunder.

The consolidated financial statements and AUM/AUA figures include the accounts of AHRA. Subsidiaries are companies over which Alvarium has the power indirectly and/or directly to control the financial and operating policies so as to obtain benefits. In assessing control for accounting purposes, potential voting rights that are presently exercisable or convertible are taken into account. Although Alvarium does not presently have legal control of AHRA, it has a right to reacquire such legal control through the call option it holds and accordingly AHRA has been deemed to be a subsidiary for accounting purposes. As a result of the consolidation, the value of the Note is eliminated from Alvarium’s balance sheet.

If AHRA ceases to be the investment adviser to Home REIT, AHRA Holdco will no longer have an income with which to service its obligations under the Note. On March 15, 2023, Home REIT announced that it would be seeking a new investment adviser. While the timing for the appointment of such new investment adviser and the termination of AHRA’s appointment is currently unknown, payments due under the Note will cease at, or soon after, the finalization of such arrangements. Additionally, the arrangements which have resulted in AHRA’s consolidation will unwind upon termination of AHRA’s appointment by Home REIT, meaning that AHRA’s revenues and expenditure will cease being included in AlTi’s consolidated financial statements.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination which reflects actual redemptions of shares at a redemption price of $10 per share which is equal to the pro rata portion of the Trust Account.

Sources and Uses (in millions)

Sources
Alvarium Shareholders Equity(1)	$306
TWMH Members Equity(2)	297
TIG Entities Members Equity(3)	262

Subtotal(5)	865
Cartesian Class B ordinary Shares held by Sponsor and Independent Directors(4)	58
Cash Held in Trust Account	5
Proceeds from PIPE	165

Total Sources	$1,093
Uses
Equity Consideration to Alvarium Shareholders(1)	$306
Equity Consideration to TWMH Members(2)	297
Equity Consideration to TIG Entities Members(3)	262

Subtotal(5)	865

Conversion of Cartesian Class B ordinary Shares held by Sponsor and Independent Directors(6)	58
Secondary Share Purchases	100
Cash to Balance Sheet	8
Estimated Transaction Expenses	62

Total Uses	$1,093

(1)	Represents the $297 million Alvarium Equity Value plus the $9 million Alvarium Closing Cash Adjustment.
(2)	Represents the $312 million TWMH Equity Value less $30 million of Secondary Share Purchases plus the $15 million TWMH Closing Cash Adjustment.
(3)	Represents the $325 million TIG Entities Equity Value less $70 million of Secondary Share Purchases plus the $7 million TIG Entities Closing Cash Adjustment.
(4)

Represents Cartesian Class B ordinary shares held by the Sponsor and independent directors, assuming a per share price of $10.00. Excludes the effect of 2,116,878 shares of Class A Common Stock which was forfeited to PIPE Investors at Closing, and 754,968 shares of Class A Common Stock held by Sponsor based on a five year-post-closing earnout, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 for any 20 trading days within any 30-trading day period and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00 for any 20 trading days within any 30-trading day period.

(5)

Represents the issuance of an aggregate of 86,305,668 shares of Class A Common Stock and Paired Interests to the Alvarium Shareholders and the TWMH Members and TIG Entities Members, as applicable, at an implied value of $10.00 per share or Paired Interest.

(6)	Represents the conversion of Cartesian Class B ordinary shares held by the Sponsor and Independent Directors into Class A Common Stock, at an implied value of $10.00 per share.

Basis of presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes that the Business Combination was completed on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022 gives pro forma effects to the Business Combination as if it had occurred on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared using the following:

•	Cartesian’s balance sheet;

•	TWMH’s statement of financial condition;

•	TIG Entities’ statement of financial position; and

•	Alvarium Investments’ statement of financial position

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022 have been prepared using the following:

•	Cartesian’s statement of operations;

•	Tiedemann Wealth Management Holdings’ statement of operations;

•	TIG Entities’ statement of operations; and

•	Alvarium Investments’ statement of comprehensive income

The merger between Alvarium Tiedemann and Umbrella was accounted for as a business combination under ASC Topic 805 and 810, and was accounted for using the acquisition method. Under this method of accounting, Umbrella was treated as the “acquired” company for financial reporting purposes.

Under the acquisition method, the acquisition-date fair value of the gross consideration transferred to effect the business combination, as described in Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The Company has made significant estimates and assumptions in determining the preliminary allocation of the gross consideration transferred in the unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated operating efficiencies or cost savings that may be associated with the business combination. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined financial statements to conform the Alvarium Tiedemann historical basis of presentation to that of TWMH, where applicable.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Alvarium Tiedemann believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Business Combination contemplated based on information available to Alvarium Tiedemann at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations would have been had the business combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the combined company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of the Companies.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to Pro Forma Adjustments, which are adjustments that depict in the pro forma condensed combined financial statements the accounting for the transactions required by U.S. GAAP.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Alvarium Tiedemann companies filed consolidated income tax returns during the period presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Alvarium Tiedemann shares outstanding, assuming the transaction occurred on January 1, 2021 and based upon the amount of redemptions.

Note 2—Accounting Policies

Upon consummation of the Business Combination, Alvarium Tiedemann will perform a comprehensive review of TWMH, the TIG Entities, and Alvarium’s accounting policies. As a result of the review, Alvarium Tiedemann may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, Alvarium Tiedemann has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial information.

Reclassifications

Certain historical balance sheet line items of Cartesian, the TIG Entities, and Alvarium were reclassified to arrive at the pro forma financial statement presentation. Alvarium’s historical financial statements were prepared under UK GAAP. As part of the Business Combination, Alvarium has adjusted its financial statements to conform to US GAAP. The tables below display the adjustments made to the historical Alvarium financial statements to conform to US GAAP.

Alvarium Balance Sheet as of December 31, 2022

Alvarium Balance Sheet as of December 31, 2022 (amounts in thousands)	Alvarium Historical (UK GAAP) (GBP)	Alvarium Adjusted for UK to US GAAP Conversion (US GAAP) (GBP) (1)	Alvarium Foreign Currency Adjusted (USD) (2)
Assets
Cash and cash equivalents	£7,153	£7,153	$8,643
Investments at fair value	7	7	9
Equity method investments	7,359	6,951	8,399
Fees receivable	47,003	45,431	54,895
Intangible assets, net	—	87,947	106,266
Goodwill	66,049	44,316	53,547
Fixed assets, net of accumulated depreciation/amortization	2,403	2,403	2,903
Other assets	271	271	328
Right-of-use assets	—	9,207	11,125

Total assets	£130,245	£203,686	$246,115

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	46,128	44,659	53,962
Lease liabilities	—	11,513	13,911
Debt	50,207	50,207	60,666
Deferred tax liability, net	2,012	21,489	25,965

Total liabilities	98,347	127,868	154,504

Equity attributable to owners of the parent company	31,894	75,814	91,606
Non-controlling interests in subsidiaries	4	4	5

Total shareholders’ equity	31,898	75,818	91,611

Total liabilities and shareholders’ equity	£130,245	£203,686	$246,115

(1)

Certain adjustments were made to Alvarium’s historical balance sheet as a result of Alvarium’s conversion from UK GAAP to US GAAP. For further information on the conversion adjustments, please refer to the “Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP)” note within Alvarium’s historical financial statements.

(2)	Represents adjustments made to convert Alvarium balances from GBP to USD at a 1.0000 to 1.2083 conversion ratio.

Alvarium Income Statement for the Year Ended December 31, 2022

Alvarium Income Statement for the Year Ended December 31, 2022 (dollars in thousands)	Alvarium Historical (UK GAAP) (GBP)	Alvarium Adjusted for UK to US GAAP Conversion (US GAAP) (GBP) (1)	Alvarium Foreign Currency Adjusted (USD) (2)
Income:
Management/Advisory fees	£72,009	£71,985	$90,696
Incentive fees	2,634	2,634	3,529
Other income/fees	6,981	7,617	9,275

Total income	81,624	82,236	103,500

Expenses:
Compensation and employee benefits	89,760	69,346	86,907
Systems, technology, and telephone	3,329	3,329	4,176
Occupancy costs	3,320	3,320	4,151
Professional fees	16,500	16,500	20,401
Travel and entertainment	2,203	2,203	2,736
Marketing	425	425	516
Business insurance expenses	1,142	1,142	1,436
Education and training	908	908	1,146
Depreciation expense	510	510	641
Contributions, donations and dues	—	—	—
Amortization of intangible assets	8,812	5,291	6,462
Other operating expenses	3,497	3,435	4,138

Total operating expenses	130,406	106,409	132,710

Operating income (loss)	(48,782)	(24,173)	(29,210)
Other income (expenses):
Interest and dividend income	159	159	200
Interest expense	(5,921)	(5,921)	(7,208)
Other investment gain (loss), net	(1,736)	(1,736)	(2,041)
Income from equity method investments	496	866	1,151
Other-than-temporary gain (loss) on equity method investments	4,499	4,225	5,317
Change in fair value of interest rate swap	—	—	—
Other expenses	—	—	—

Income (loss) before taxes	(51,285)	(26,580)	(31,791)
Income tax expense	4,770	5,017	5,939

Net income (loss)	(46,515)	(21,563)	(25,852)
Net income (loss) attributed to non-controlling interests in subsidiaries	(9)	(9)	(12)

Net income (loss) attributable to Alvarium Tiedemann	£(46,506)	£(21,554)	$(25,840)

(1)

Certain adjustments were made to Alvarium’s historical income statement as a result of Alvarium’s conversion from UK GAAP to US GAAP. For further information on the conversion adjustments, please refer to the “Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP)” note within Alvarium’s historical financial statements.

(2)	Represents adjustments made to convert Alvarium balances from GBP to USD at a quarterly average rate for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022.

Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

(a)

Reflects the net proceeds of $165.0 million from the issuance of 16,936,715 shares of Class A Common Stock at $9.80 per share with a par value of $0.0001 from the Private Placements, inclusive of 100,000 shares of Class A Common Stock issued pursuant to the Side Letter for no cash consideration.

(b)	Represents the $7.8 million cash payment in connection with Cartesian’s IPO of $7.8 million of deferred underwriting commissions incurred.

(c)	Represents the net proceeds from the issuance of New Debt. See below for a reconciliation table of the debt adjustments for the period presented.

	Cartesian	TWMH	TIG Entities	Alvarium	AlTi Adjustments	Total
Historical debt balance	$491	$21,187	$42,452	$60,666	$—	$124,796
Extinguishment of debt	(491)	(21,187)	(42,452)	(60,666)	—	(124,796)
New term loan debt	—	—	—	—	100,000	100,000
Term loan debt issuance costs	—	—	—	—	(1,841)	(1,841)
New revolver loan debt	—	—	—	—	32,500	32,500
Revolver debt issuance costs	—	—	—	—	(598)	(598)
Undrawn revolver debt issuance costs	—	—	—	—	(2,164)	(2,164)

Pro forma adjustment	(491)	(21,187)	(42,452)	(60,666)	127,897	3,101

Ending balance	$—	$—	$—	$—	$127,897	$127,897

(d)

Represents the $10.7 million adjustment for the accrual of the Class D-1 distribution payable to the Class D-1 equity interest holder at the Closing of the Business Combination. The Class D-1 equity interest holder expense results in a $3.1 million decrease to the deferred tax liability. The Class D-1 equity interest holder will become an employee of the TIG Entities subsequent to the Business Combination.

(e)	Represents the cash payment to settle transaction expenses at Closing of $39.5 million. See below for a reconciliation of transaction costs for the period presented (in millions):

Transaction Costs by Entity	Total Estimated Transaction Costs	Incremental Transaction Costs (1)	Actual Costs Incurred as of December 31, 2022 (2)	Transactions Costs Accrued and Paid at Closing	Accounting Treatment
TWMH	12.4	6.3	18.7	5.9	Seller transaction costs in accordance with ASC 805-10-25-21 (3)
TIG	9.1	7.2	16.3	9.4	Seller transaction costs in accordance with ASC 805-10-25-21 (3)
Alvarium	20.4	7.4	27.9	16.2	Seller transaction costs in accordance with ASC 805-10-25-21 (3)

Target Company transaction costs	41.9	20.9	62.8	31.5
Cartesian	12.1	(1.8)	10.4	8.0	Buyer transaction costs in accordance with ASC 805-10-25-23

Total transaction costs related to Business Combination	54.0	19.2	73.2	39.5
Settlement of Deferred Underwriting Fee in connection with Cartesian IPO	7.8	—	7.8	7.8	Buyer transaction costs in accordance with ASC 805-10-25-23

Total transaction costs	61.8	19.2	81.0	47.3

(1)

Represents incremental transaction costs incurred that relate to the Business Combination that are in excess of the $61.8 million of Estimated Transaction Expenses. The impact of the $19.2 million incremental transaction costs have been reflected in each of the Target Companies’ Closing Cash Adjustment.

(2)	Costs incurred have been included in the historical financial statements of the respective entities for the respective periods in accordance with SAB Topic 1B.
(3)

Seller transaction costs are reimbursed by Cartesian to TWMH, TIG and Alvarium through a cash transfer to the Target Companies that does not benefit the sellers. As such, these costs do not represent consideration transferred to the selling shareholders.

(f)	Represents the accrual of $12.3 million of success fees contingent on the completion Business Combination.

(g)

Reflects the reclassification of $350.0 million of cash and cash equivalents held in the Trust Account of Cartesian that will become available for transaction consideration, transaction expenses, and the operating activities in conjunction with the Business Combination.

(h)

Reflects the use of $100.0 million representing the secondary purchase of partnership interests in Umbrella, or the Aggregate Cash Consideration to be distributed to the TIG Entities and TWMH Members. The TIG Entities Members are entitled to $70.2 million and the TWMH Members are entitled to $29.8 million of Aggregate Cash Consideration. The distribution of the Aggregate Cash Consideration to the members to the TIG Entities and TWMH occurs subsequent to the issuance of shares for net proceeds of $165.0 million referenced in footnote (a) on the closing date of the transaction, and results in a reduction of cash and equity.

(i)

Represents the adjustment for the estimated preliminary purchase price allocation for the Business Combination. The preliminary calculation of total consideration is presented below as if the Business Combination was consummated on December 31, 2022.

Fair Value (in millions)
Equity consideration to Alvarium Shareholders (i)	$305.8
Aggregate Cash Consideration to TWMH and TIG Entities Members (ii)	100.0
Fair value of Earn-Out Consideration (iii)	75.0
Tax receivable agreement (iv)	9.5
Equity consideration to TWMH Members (v)	282.5
Equity consideration to TIG Entities Members (vi)	274.8

Total consideration for allocation	1,047.6

Assets acquired:
Cash and cash equivalents	24.1
Investments at fair value	148.7
Equity method investments	8.3
Fees receivable	90.5
Right-of-use assets	24.0
Intangible assets, net	575.0
Fixed assets, net of accumulated depreciation/amortization	4.0
Other assets	15.3

Total assets acquired	889.9

Liabilities assumed:
Accrued compensation and profit sharing	35.7
Accrued member distributions payable	11.4
Accounts payable and accrued expenses	101.0
Lease liabilities	27.4
Earn-in consideration payable	1.5
Delayed share purchase agreement	1.8
Debt	124.3
Deferred tax liability, net	69.7
Fair value of payout right	3.7

Total liabilities assumed	376.5

Net assets acquired	513.4

Goodwill	534.2
Less: historical goodwill	79.0

Pro forma adjustment to goodwill	$455.2

(i)	Represents $305.8 million of Class A Common Stock of Alvarium Tiedemann issued to the Alvarium Shareholders based on the fair value of the acquired business.
(ii)

Represents the $29.8 million and the $70.2 million of Aggregate Cash Consideration transferred to the TWMH and TIG Entities Members, respectively, for the secondary purchase of partnership interests in Umbrella.

(iii)

Represents $75.0 million of Earn-Out Consideration transferred to the Alvarium Shareholders, TWMH Members, and TIG Entities Members, which will be settled with shares of Class A Common Stock. The total value of the Earn-Out Consideration was determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A common stock over a five-year time period. Inherent in a Monte

Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Alvarium Shareholders, the TWMH Members, and the TIG Entities Members Earn-Out Consideration is accounted for as contingent consideration under ASC 805 related to the Business Combination. The earnout liability represents an increase to the consideration owed and is not an assumed liability within purchase accounting.
(iv)

Represents the estimated fair value of the Tax Receivable Agreement (“TRA”), which will provide for certain payments made to the TWMH Members, TIG GP Members, and the TIG MGMT Members. The TRA is accounted for as contingent consideration under ASC 805 related to the Business Combination. The $9.5 million increase to the TRA liability establishes the net present value of the contingent consideration owed to TWMH Members and the TIG Entities Members as part of the TRA. Upon completion of the Business Combination, Cartesian will be party to a TRA. As described under “Certain Relationships and Related-Party Transactions—Tax Receivable Agreement,” in connection with this Business Combination, Cartesian will enter into the TRA with the TWMH Members and the TIG Entities Members. The agreement will require Cartesian to pay an amount equal to 85% of the net tax benefit, if any, that Cartesian realizes in certain circumstances as a result of (i) increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of Umbrella existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under this TRA, generating a liability (the “TRA liability”). The deferred tax asset and the TRA liability for the TRA assume: (A) only exchanges associated with this Business Combination, (B) a share price equal to $10 per share, (C) a constant income tax rate, (D) no material changes in tax law, € the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations, and (G) future TRA payments.

(v)

Represents $282.5 million of Umbrella Class B common units issued to TWMH Members based on the fair value of the acquired business. The Umbrella Class B common units represent economic-only interests held by the TWMH Members. Additionally, for each Umbrella Class B common units held, TWMH Members also hold a share of Alvarium Tiedemann Class B Common Stock, which provides one-for-one voting rights.

(vi)

Represents $274.8 million of Umbrella Class B common units issued to TIG Entities Members based on the fair value of the acquired business. The Umbrella Class B common units represent economic-only interests held by the TIG Entities Members. Additionally, for each Umbrella Class B common units held, TIG Entities Members also hold a share of Alvarium Tiedemann Class B Common Stock, which provides one-for-one voting rights.

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC Topic 805. Adjustments were made to incorporate the step-up in basis to intangible assets from at the closing of the Business Combination. Below is a summary of the intangible assets acquired in the Business Combination:

	Historical Balance	Fair Value	Change in Estimated Fair Value
Trade Name	—	14,609	14,609
Trade Name – Alvarium Securities	—	121	121
Customer Relationships – TWMH	—	155,700	155,700
Customer Relationships – Investment Advisory	—	6,162	6,162
Customer Relationships – Family Office Services	—	2,054	2,054
Developed Technology – IWP	—	1,000	1,000
Investment Management Agreement – Co-Investment (Private Markets – Indefinite Lived)	—	1,329	1,329
Investment Management Agreement – Co-Investment (Private Markets – Finite Lived)	—	242	242
Investment Management Agreement – Co-Investment (Public Market)	—	146,083	146,083
Backlog– Merchant Banking	—	604	604
Investment Management Agreements – Merger Arbitrage	—	247,100	247,100
Historical Intangible Assets	126,844	—	(126,844)

Total Intangible Assets	126,844	575,004	448,160

Approximately $534.2 million have been allocated to goodwill. Goodwill represents the excess of the gross consideration over the fair value of the underlying net tangible and identifiable intangible assets acquired. Any difference between the fair value of the consideration transferred and the fair values of the assets acquired, and liabilities assumed is presented as goodwill. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring the Target Companies, primarily due to its strong market position, that are not individually identified and separately recognized as intangible assets.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill and/or intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

In addition to the recognition of goodwill and intangibles, the following are adjustments made in connection with the Business Combination:

vii.

A $46.8 million increase in deferred tax liabilities that results from the step-up for tax purposes of certain assets, including the deferred tax asset created as a result of payments resulting from the Tax Receivable Agreement.

viii.	A $204.1 million decrease to historical equity accounts of TWMH, TIG Entities, and Alvarium.

ix.	A $79.0 million decrease in goodwill and subsequent increase to additional paid-in capital to eliminate historical goodwill of TWMH and Alvarium.

x.	A $12.3 million increase to retained earnings to eliminate the accrual of success fees in connection with the Business Combination.

xi.	A $1.1 million increase to accumulated other comprehensive income to eliminate TWMH accumulated other comprehensive income in connection with the Business Combination.

xii.	A $0.3 million decrease to non-controlling interest to reflect the non-controlling interest as a result of the Business Combination.

(j)	Represents the cash payment made to redeeming Class A ordinary shareholders.

(k)

Represents the $5.0 million conversion of all of the outstanding redeemable Ordinary Shares of Alvarium Tiedemann that were not redeemed and thus converted into shares of Class A Common Stock with an offset to Additional paid-in capital

(l)

Represents the conversion of all of the outstanding redeemable Ordinary Shares of Alvarium Tiedemann that were not redeemed and thus converted into shares of Class A Common Stock with an offset to Additional paid-in capital as well as the automatic conversion on a one-for-one basis of the outstanding non-redeemable Ordinary Shares of Alvarium Tiedemann, which will then automatically convert into the right to receive shares of Class A Common Stock.

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The adjustments included in the unaudited pro forma condensed combined statement of operations for the Year ended December 31, 2022 are as follows:

(a)

Represents the $10.7 million adjustment for the Class D-1 equity interest holder’s compensation expense as the Class D-1 equity interest holder will become an employee of the TIG Entities subsequent to the Business Combination.

(b)	Represents the pro forma adjustment to recognize $12.3 million of expenses related to success fees contingent on the Closing of the Business Combination.

(c)

Represents adjustments to incorporate intangible asset amortization for the step-up in basis related to the Business Combination at the closing of the Business Combination. This pro forma adjustment has been calculated assuming the transaction occurred on January 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma amortization expense.

Identified Intangible Asset	Fair Value	Years of Amortization	Amortization for Period
Trade Name	$14,609	10	1,460
Trade Name – Alvarium Securities	121	1	121
Customer Relationships – TWMH	155,700	27	5,767
Customer Relationships – Investment Advisory	6,162	32	193
Customer Relationships – Family Office Services	2,054	20	103
Developed Technology – IWP	1,000	5	200
Investment Management Agreement – Co-Investment (Private Markets – Indefinite Lived)	1,329	Indefinite	—
Investment Management Agreement – Co-Investment (Private Markets – Finite Lived)	242	5	48
Investment Management Agreement – Co-Investment (Public Market)	146,083	Indefinite	—
Backlog – Merchant Banking	604	1	604
Investment Management Agreements – Merger Arbitrage	247,100	Indefinite	—
Historical Amortization			(8,348)

Total amortization expense			148

(d)	Represents the pro forma adjustments to eliminate interest earned on cash and marketable securities held in the Trust Account.

(e)	Represents the pro forma adjustments related to interest expense from the issuance of New Debt. See below for a reconciliation table of the debt adjustments for the period presented.

	Cartesian	TWMH	TIG Entities	Alvarium	AlTi Adjustments	Total
Historical interest expense	$32	$633	$2,593	$7,208	$—	$10,466
Eliminate interest expense	(32)	(633)	(2,593)	(7,208)	—	(10,466)
Term loan interest expense	—	—	—	—	7,975	7,975
Revolver loan interest expense	—	—	—	—	3,772	3,772

Pro forma adjustment	(32)	(1,033)	(2,593)	(7,321)	11,747	1,281

Total	$—	$—	$—	$—	$11,747	$11,747

(f)

Prior to the Closing, Umbrella was treated as a partnership for U.S. federal and state income tax purposes. As such, Umbrella’s profits and losses flowed through to its partners and were generally not subject to tax at the Umbrella level. Following the Closing, Umbrella is subject to U.S. federal, state, and local taxes.

As a result, we expect a portion of our income after our corporate reorganization to be taxable in jurisdictions in which it previously had not been taxable. We estimate that our allocable share of income or loss from the partnership will be subject to an effective tax rate of 29%. Further, these pro forma income tax provisions are prepared as if the transaction occurred on January 1, 2022.

(g)(i)

Represents the pro forma 49% economic interest the non-controlling shareholders will hold in Class B common units in Umbrella. The amount is determined by multiplying the sum of the total net income of TWMH, TIG Entities, Alvarium, and the net income of the Business Combination Adjustments by 49%.

(g)(ii)	Represents the pro forma 49% economic interest the non-controlling shareholders will hold in Class B common units in Umbrella.

The amounts are calculated as follows (in thousands):

For the Year Ended December 31, 2022
Income before taxes attributable to NCI
TWMH	$(5,471)
TIG Entities	42,244
Alvarium	(31,791)

4,982
Pro forma economic interest percentage	48.91%

Pro forma income before taxes attributable to NCI	2,437
Pro forma adjustments
Class D-1 Adjustment	(10,659)
Pro forma interest expense adjustment	(1,281)
Business combination adjustment (success fee)	(12,341)
Business combination adjustment (amortization expense)	(148)

(24,429)
Pro forma economic interest percentage	48.91%

Pro forma amortization expense business combination adjustment attributable to NCI	(11,948)
Alvarium Income Tax Expense	5,939
Pro forma economic interest percentage	48.91%

Alvarium Income Tax Expense attributable to NCI	2,905
Alvarium amortization	4,983
Alvarium success fee	(6,928)

(1,945)
UK Corporate Tax Rate	19.00%
Pro forma economic interest percentage	48.91%

Alvarium amortization tax add-back attributable to NCI	179

Net income attributed to NCI in subsidiaries Pro Forma Adjustment	$(6,427)

TWMH	113
TIG Entities	—
Alvarium	12
Class D-1 Adjustment	3,696
Pro forma interest expense adjustment	444

Net income attributed to NCI in subsidiaries Business Combination Adjustment	$(2,162)

Note 5—Earnings Per Share

Earnings per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

For the purposes of calculating the weighted average number of shares, the Class B shares have been excluded from the calculation as the shares represent voting only shares. The weighted average number of shares outstanding represents Class A shares outstanding, which are economic interest only shares. The following factors are considered, in each case based upon the pro forma shareholder redemption scenarios:

(a)	Management determined that the economic shares include Class A common shares issued to:

a.	SPAC Shareholders

i.	0.5 million shares issued.

b.	SPAC Sponsor and Independent Directors

i.

Approximately 5.8 million shares issued to SPAC Sponsor, which represent approximately 8.6 million shares less the approximately 2.1 million of Sponsor Shares forfeited, less the 0.7 million shares held by the Sponsor forfeited based on a five-year post-closing earn-out, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00;

c.	PIPE Investors

i.	Approximately 19.0 million shares issued to PIPE Investors.

d.	Alvarium Shareholders

i.	Approximately 30.6 million shares issued to Alvarium Shareholders.

(b)

Existing shareholders have rights to exchange the pre-existing voting units to Class A common shares on a one-for-one exchange basis. Upon full exchange, Class A common shares shall be increased by 55.0 million shares. The conversion effects are excluded in the diluted earnings per share calculation, as the result would be anti-dilutive for the year ended December 31, 2022.

(c)

The 11.5 million of public warrants and 8.9 million of private warrants with an exercise price at $11.50 are not converted to Class A Common Stock at the Closing of the Business Combination. The warrant effects are excluded from the diluted earnings per share calculation, as the result would be anti-dilutive for the year ended December 31, 2022.

(d)

The 10.4 million of remaining earn-out shares will be allocated among the TWMH Members, the TIG Entities Members, the Alvarium Shareholders, and the Sponsor. Of the total earn-out shares, 2.5 million, will be allocated to Alvarium Shareholders and 0.8 million will be allocable to the Sponsor, which will vest into Class A Common Stock. Of the remaining earn-out shares, 3.6 million will be allocated to the TWMH Members and 3.5 million, will be allocated to the TIG Entities Members, which will vest into Class B Common Stock. The earn-out effects are excluded in the diluted earnings per share calculation, as the result would be anti-dilutive for the year ended December 31, 2022.

For the Year Ended December 31, 2022
Numerator
Net income	$(11,090)
Less: net income (loss) attributable to noncontrolling interests	(6,427)

Net income attributable to holders of Class A Common Stock – basic	$(4,663)

Denominator
Weighted average shares of Class A Common Stock outstanding – basic	57,488,068
Weighted average shares of Class A Common Stock outstanding – diluted	57,488,068
Basic earnings per share	$(0.08)
Diluted earnings per share	$(0.08)

The pro forma book value per share information reflects the Business Combination as if it had occurred on December 31, 2022.

Pro Forma Combined
Book Value Per Share (1)	$7.81

(1)

Book value per share = total equity attributable to controlling interests/shares outstanding. For the pro forma combined book value per share, total equity attributable to controlling interests is derived using 57.5 million shares.

Certain Non-GAAP Pro Forma Information

The unaudited pro forma condensed combined financial statements are reported in accordance with GAAP and Article 11 of SEC Regulation S-X. In addition, we have provided the following pro forma non-GAAP financial information. We believe that this pro forma non-GAAP financial measure provides useful information about the combined company’s pro forma operating results.

This pro forma non-GAAP financial measure is not an alternative to the unaudited pro forma condensed combined statement of operations prepared in accordance with GAAP and should be considered in addition to, and not as a substitute or superior to, such pro forma financial statement. Using only the pro forma non-GAAP financial measure to analyze performance would have material limitations because its calculation is based on our subjective determination regarding the nature and classification of events and circumstances that investors may find significant. For these pro forma non-GAAP financial measures, a reconciliation of the differences between the pro forma non-GAAP measure and the most directly comparable pro forma GAAP measure has been provided. Although other companies report non-GAAP net income and diluted earnings per share, numerous methods may exist for calculating a company’s non-GAAP net income and diluted earnings per share. As a result, the method used to calculate the combined company’s pro forma non-GAAP financial measure may differ from the methods used by other companies to calculate their non-GAAP measures.

Pro Forma Combined Adjusted Net Income (“Adjusted Net Income”)

We define Adjusted Net Income as follows:

Net income (loss) from continuing operations before one-time extraordinary and certain non-cash items, including but not limited to:

•	equity settled share-based payments;

•	impairment of equity method investments;

•	COVID-19 subsidies;

•	one-time bonuses;

•	transaction expenses,

•	legal settlement;

•	fair value adjustments to strategic investments;

•	change in fair value of (gains) / losses on investments;

•	Holbein compensatory earn-in;

•	other one-time deal costs;

•	long term incentive plan expenses;

•	TWMH Partner’s payout right;

•	change in fair value of warrant liability;

•	one-time fees and charges; and

•	the income tax expense or benefit on the foregoing adjustments that are subject to income tax

Adjusted Net Income provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Net Income is one of the metrics we use to review the financial performance of our business on a monthly basis.

Adjusted Net Income is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss) or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Pro Forma Combined Adjusted EBITDA (“Adjusted EBITDA”)

We define Adjusted EBITDA as follows:

•	Adjusted Net Income;

•	adjustments related to joint ventures and associates;

•	interest expense, net;

•	income tax (benefit) expense;

•	the income tax expense or benefit on adjustments to net income that are subject to income tax; and

•	depreciation and amortization expense.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation, non-cash impairments and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss) or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

The following tables present our reconciliation of pro forma Adjusted Net Income and Adjusted EBITDA for the combined Company with the Pro Forma Condensed Combined Statements of Operations for the years ended December 31, 2022, December 31, 2021 and December 31, 2020:

(Amounts in thousands)	Year Ended December 31, 2022
Pro Forma Combined Adjusted Net Income and Combined Adjusted EBITDA
Pro forma net income attributed to Alvarium Tiedemann	$(4,663)
Pro forma net income attributed to non-controlling interests in subsidiaries	(6,427)

Pro forma net income	(11,090)
Income tax expense	(4,553)

Pro forma net income before taxes	(15,643)
Equity settled share based payments P&L (a)(i)	4,223
Transaction expenses (b)	49,499
Change in fair value of (gains) / losses on investments (c)	(225)
Fair value adjustments to strategic investments (d)	(19,454)
Change in fair value of warrant liability (e)	(12,562)
Change in fair value of conversion option liability (f)	41
One-time bonuses (g)	1,019
TWMH Partner’s payout right (h)	3,662
Holbein compensatory earn-in (i)	1,858
Other one-time deal costs (j)	643
Long term incentive plan expenses (k)	13,170
Legal settlement (l)	7,092

Pro forma adjusted income before taxes	33,323
Adjusted income tax expense	(9,715)

Pro Forma Combined Adjusted Net Income	23,608
Net income attributed to non-controlling interests in subsidiaries	13,573

Pro Forma Combined Adjusted Net Income attributable to Alvarium Tiedemann	10,035
Net income attributed to non-controlling interests in subsidiaries	13,573
Adjustments related to joint ventures and associates (m)	2,029
Interest expense, net	11,340
Income tax expense	(4,553)
Adjusted income tax expense less income tax expense	14,268
Depreciation and amortization	9,783

Pro Forma Combined Adjusted EBITDA	$56,475

Pro Forma Earnings Per Share
Basic	$(0.08)
Diluted	$(0.08)
Pro Forma Adjusted Net Income Per Share
Basic	$0.17
Diluted	$0.15
Pro Forma Number of Shares Used in Computing Earnings Per Share and Adjusted Net Income Per Share
Basic	57,488,068
Diluted – pro forma	57,488,068
Diluted – adjusted net income	67,895,822

(a)	Represents add-back of the non-cash expense related to equity-based compensation to it employees.

(b)

Represents adjustment for transaction expenses related to Cartesian’s IPO and the Business Combination, in order to reflect our recurring performance. The amount represents $27.2 million of transaction expenses incurred by the Targets for the Year Ended December 31, 2022, $8.6 million of transaction expenses incurred by Cartesian for the Year Ended December 31, 2022, and a $12.3 million pro forma adjustment related to the recognition of success fees contingent on the closing of the Business Combination for the Year Ended December 31, 2022.

(c)	Represents the change in unrealized gains/losses related primarily to the TWMH interest rate swap and Cartesian treasury bills.
(d)	Represents add-back of unrealized (gains) / losses on strategic investments.
(e)	Represents the change in the fair value of the warrant liability.
(f)	Represents the change in the fair value of the conversion option liability.
(g)

The amount is related to incremental compensation expense associated with the TIH acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH including the forgiveness of a promissory note.

(h)	Represents the change in the TWMH Partner’s payout related to the Business Combination.
(i)

Add back of cash portion of the compensatory earn-ins related to the Holbein acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH. The $3.7 million of compensatory earn-ins is settled in 50% equity and 50% cash. Add back of equity portion of compensatory earn-ins of $1.9 million is included in the equity settled share-based payments combined EBITDA adjustment.

(j)	Related to professional fees associated with an acquisition target. These costs are not related to the Business Combination.
(k)	Represents adjustment for one-time payments made under long term incentive plan (LTIP).
(l)	Represents adjustment for separation agreement expense recorded during the year ended December 31, 2022.
(m)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.

Year Ended December 31, 2021
(Amounts in thousands)
Pro Forma Combined Adjusted Net Income and Combined Adjusted EBITDA
Pro forma net income attributed to Alvarium Tiedemann	$16,450
Pro forma net income attributed to non-controlling interests in subsidiaries	21,444

Pro forma net income	37,894
Income tax expense	6,553

Pro forma net income before taxes	44,447
Equity settled share based payments P&L(a)	5,533
Transaction expenses(b)	17,364
Legal settlement(c)	565
Impairment of equity method investment(d)	2,364
Change in fair value of (gains) / losses on investments (e)	(2)
Fair value adjustments to strategic investments(f)	(15,370)
Change in fair value of warrant liability(g)	(814)

Pro forma adjusted income before taxes	54,087
Adjusted income tax expense	(7,961)

Pro Forma Combined Adjusted Net Income	46,126
Net income attributed to non-controlling interests in subsidiaries	24,966

Pro forma Combined Adjusted Net Income attributable to Alvarium Tiedemann	21,160
Net income attributed to non-controlling interests in subsidiaries	24,966
Adjustments related to joint ventures and associates(h)	3,313
Interest expense, net	11,698
Income tax expense	6,553
Adjusted income tax expense less income tax expense	1,408
Depreciation and amortization	9,390

Pro Forma Combined Adjusted EBITDA	$78,489

Pro Forma Earnings Per Share
Basic	$0.29
Diluted	$0.24
Pro Forma Adjusted Net Income Per Share
Basic	$0.37
Diluted	$0.31
Pro Forma Number of Shares Used in Computing Earnings Per Share and Adjusted Net Income Per Share
Basic	57,488,068
Diluted	67,895,822

(a)	Represents add-back of the non-cash expense related to equity-based compensation to its employees.
(b)

Represents adjustment for transaction expenses related to Cartesian’s IPO and the Business Combination, in order to reflect our recurring performance. The amount represents $15.6 million of transaction expenses incurred by the Targets for the Year Ended December 31, 2021 and $1.8 million of transaction expenses incurred by Cartesian for the Year Ended December 31, 2021.

(c)

Represents legal fees incurred in connection with a legal action that was settled in July 2021. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities.

(d)	Represents the adjustment to an other-than-temporary impairment of the Tiedemann Constantia AG equity method investment.
(e)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(f)	Represents add-back of unrealized (gains) / losses on strategic investments.
(g)	Represents the change in the fair value of the warrant liability.
(h)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.

Year Ended December 31, 2020
(Amounts in thousands)
Pro Forma Combined Adjusted Net Income and Combined Adjusted EBITDA
Pro forma net income (loss) attributed to Alvarium Tiedemann	$4,840
Pro forma net income attributed to non-controlling interests in subsidiaries	6,243

Pro forma net income (loss)	11,083
Income tax expense	1,916

Pro forma net income before taxes	12,999
Equity settled share based payments P&L (a)	1,154
Covid subsidies(b)	(976)
One-time bonuses(c)	2,200
Legal settlement(d)	6,313
Change in fair value of (gains) / losses on investments (e)	266
Fair value adjustments to strategic investments(f)	(7,670)
One-time fees and charges(g)	181

Pro forma adjusted net income before taxes	14,467
Adjusted income tax expense	(1,679)

Pro Forma Combined Adjusted Net Income	12,788
Net income attributed to non-controlling interests in subsidiaries	7,494

Pro forma Combined Adjusted Net Income (loss) attributable to Alvarium Tiedemann	5,294
Net income attributed to non-controlling interests in subsidiaries	7,494
Adjustments related to joint ventures and associates (h)	7,615
Interest expense, net	11,683
Income tax expense	1,916
Adjusted income tax expense less income tax expense	(238)
Depreciation and amortization	9,311

Pro Forma Combined Adjusted EBITDA	$43,075

Pro Forma Earnings Per Share
Basic	$0.08
Diluted	$0.07
Pro Forma Adjusted Net Income (loss) Per Share
Basic	$0.09
Diluted	$0.08
Pro Forma Number of Shares Used in Computing Earnings Per Share and Adjusted Net Income (loss) Per Share
Basic	57,488,068
Diluted	67,895,822

(a)	Represents add-back of the non-cash expense related to equity-based compensation to its employees.
(b)	Represents COVID-19 subsidies received from UK, USA, Hong Kong and Singaporean governments.

(c)	Represents a one-time bonus payment made to certain members in 2020.
(d)

Represents an accrual related to a legal action that was settled in July 2021. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities.

(e)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(f)	Represents the adjustment to add back unrealized (gains) / losses on strategic investments.
(g)	Represents other one-time fees and charges that management believes are not representative of the operating performance.
(h)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF CARTESIAN

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus. Unless the context otherwise requires, references in this section to “we”, “us” and “our” generally refer to Cartesian.

Overview

As of December 31, 2022, we were a blank check company incorporated on December 18, 2020 as a Cayman Islands exempted company, for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities.

Recent Developments

On January 3, 2023, we consummated our previously announced business combination with TWMH, the TIG Entities and Alvarium. In connection with the business combination, we were renamed “Alvarium Tiedemann Holdings, Inc.” and domesticated as a Delaware corporation.

On April 19, 2023, we further changed our name to "AlTi Global, Inc."

Results of Operations

Our only activities through December 31, 2022 were organizational activities, those necessary to prepare for our initial public offering (described below) and, after our initial public offering, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of an initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account established for the benefit of our public shareholders. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the year ended December 31, 2022, we had a net income of $8,779,014, which included an interest earned on cash and marketable securities held in trust account of $4,974,899, change in fair value of warrant liabilities of $12,562,468, and other income of $ 195,587, offset by a change in fair value of conversion option liability of $40,776, a loss from operations of $8,858,651, interest expense on debt discount of $32,145, and unrealized loss on treasury bills of $22,368.

For the year ended December 31, 2021, we had a net loss of $1,035,380, which included a loss from operations of $1,012,448, offering cost expense allocated to warrants of $868,131, an expense for the fair value in excess of cash received for private placement warrants of $3,097,200, offset by gain from the change in fair value of warrant liabilities of $3,911,091 and interest earned on cash and marketable securities held in trust account of $31,308.

Liquidity and Capital Resources

Until the consummation of the initial public offering, our only sources of liquidity were an initial subscription for 7,187,500 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”), by the Sponsor for an aggregate subscription price of $25,000 and loans from the Sponsor.

On February 26, 2021, we consummated the initial public offering of 34,500,000 units, at $10.00 per unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 units, generating gross proceeds of $345,000,000. Simultaneously with the closing of the initial public offering, we consummated a private placement of an aggregate of 8,900,000 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant, generating gross proceeds of $8,900,000.

Following the initial public offering, including the full exercise of the over-allotment option and the private placement, a total of $345,000,000 was placed in the trust account. We incurred $19,540,060 in transaction costs, including $6,900,000 of underwriting commissions $12,075,000 of deferred underwriting commissions and $565,060 of other offering costs.

As of December 31, 2022, we had cash held in the trust account of $349,983,839. Through December 31, 2022, we did not withdraw any interest earned on the trust account to pay our taxes. We used substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our business combination and to pay our expenses relating thereto, including $7,800,000 (net of $4,275,000 forfeited deferred underwriting commissions) payable to Cantor Fitzgerald & Co. for deferred underwriting commissions upon consummation of our initial business combination.

As of December 31, 2022, we had cash of $85,540 held outside the trust account available for working capital needs and a working capital deficit of $7,919,107. Until the consummation of the business combination, we used the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

On January 3, 2023, we consummated our business combination with TWMH, the TIG Entities and Alvarium and have raised sufficient capital to fund our operations, therefore substantial doubt about our ability to continue as a going concern was alleviated.

We will receive up to an aggregate of $148,816,865.50 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. Of the Warrants covered by this prospectus, only 2,966,645 Warrants are currently freely exercisable and transferable. The remaining Warrants are not currently exercisable or are subject to transfer restrictions as described more fully under “Securities Eligible for Future Sale—Registration Rights—Registration Rights and Lock-Up Agreement”.

The closing price of our Class A Common Stock on Nasdaq on April 25, 2023 was $6.27, which is $5.23 below the exercise price of the Warrants. If the market price for our Class A Common Stock does not increase from current levels, there is a likelihood that none of the Warrants will be exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand.

The shares of Class A Common Stock being offered for resale in this prospectus represent a substantial percentage of our public float. Assuming the exercise of all Warrants, the Resale Securities would represent approximately 6,433% of our public float as of April 25, 2023. The sale of all of the Resale Securities, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Class A Common Stock.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2022 and December 31, 2021.

Contractual Obligations

As of December 31, 2022, we did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial support and administrative services. We began incurring these fees on February 23, 2021 and continued to incur these fees monthly until the completion of our business combination on January 3, 2023.

The underwriters of the initial public offering were entitled to a deferred underwriting commission of $0.35 per unit, or $12,075,000 in the aggregate. On November 14, 2022, the Company and the underwriter executed a deferred underwriting commission modification letter confirming the underwriter’s forfeiture collectively of $4,275,000 of the $12,075,000 of deferred underwriting commission that would otherwise be payable to it at the closing of the business combination. As a result, we recognized $195,857 of other income and $4,079,413 was recorded to additional paid-in capital in relation to the forfeiture of a portion of underwriting fee commission in the accompanying financial statements. As of December 31, 2022 and 2021, the outstanding deferred underwriting fee payable were $7,800,000 and $12,075,000, respectively.

On January 3, 2023, the outstanding deferred underwriting fee totaling $7,800,000 was paid in full (see Note 10).

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies.

Warrant Liabilities

We account for Warrants (which are discussed in Note 3, Note 4 and Note 9 to the financial statements included elsewhere in this prospectus) in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”)Topic 815-40, “Derivatives and Hedging, Contracts in Entity’s Own Equity”(ASC “815-40”), and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the warrants from being accounted for as components of equity. As the warrants meet the definition of a derivative as contemplated in ASC 815-40, the warrants are recorded as derivative liabilities and measured at fair value at inception (on the date of the initial public offering) and at each reporting date in accordance with FASB ASC Topic 820, “Fair Value Measurement,” with changes in fair value recognized in the statements of operations in the period of change.

Offering Costs Associated with the Initial Public Offering

We comply with the requirements of FASBASC 340-10-S99-1. Offering costs consisted of legal fees, accounting fees, underwriting fees and other costs incurred through the initial public offering that were directly related to the initial public offering. Offering costs are allocated to the separable financial instruments issued in the initial public offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A ordinary shares were charged to temporary equity upon the completion of the initial public offering.

Class A Ordinary Shares Subject to Possible Redemption

All of the 34,500,000 Class A ordinary shares contain a redemption feature which allows for the redemption of such Class A ordinary shares in connection with our liquidation, if there is a shareholder vote or tender offer in connection with an initial business combination and in connection with certain amendments to our amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within our control require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Accordingly, at December 31, 2022 and 2021, all Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our balance sheets.

We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Net (Loss) Income Per Ordinary Share

We comply with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share,” pursuant to which net (loss) income per share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period. We have two classes of shares, Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. We have not considered the effect of the 20,400,000 ordinary shares underlying the 11,500,000 warrants sold in the initial public offering and the 8,900,000 private placement warrants sold in the private placement, in the calculation of diluted (loss) income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the periods presented. Our statements of operations apply the two-class method in calculating net (loss) income per share. Basic and diluted net (loss) income per Class A ordinary share and Class B ordinary share is calculated by dividing net (loss) income attributable to us by the weighted average number of Class A ordinary shares and Class B ordinary shares outstanding, allocated proportionally to each class of shares.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF TWMH

In this section, unless the context otherwise requires, references to “TWMH,” “we,” “us,” and “our” are intended to mean the business and operations of TWMH and its consolidated subsidiaries. The following discussion analyzes the financial condition and results of operations of TWMH and should be read in conjunction with the consolidated audited financial statements and the related notes included in this prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum.

Our Business

We are a premier, full-service multi-family office that is focused on providing financial advisory and related family office services to HNWIs, families, endowments, and foundations. In addition to a wide range of investment capabilities, we offer a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. We also operate as a limited purpose trust company, through which we conduct business principally in a trust or fiduciary capacity. We provide highly qualified investment advice and trust services, and objectively allocate all assets to External Strategic Managers around the world. We currently have offices across the United States in: New York, New York; San Francisco, California; Seattle, Washington; Palm Beach, Florida; Dallas, Texas; Bethesda, Maryland; Portland, Oregon; Aspen, Colorado; and Wilmington, Delaware.

Our business is focused on providing wealth management advisory services to clients that are primarily based in the United States. As of December 31, 2022, we administered $29.9 billion in AUA. AUA increased $2.3 billion, or 8%, during the year ended December 31, 2022. As of December 31, 2022, we managed $19.3 billion in AUM, which is a subset of AUA. Of our AUM, 20% is invested by our clients in Impact (“Impact Assets”).

TWMH provides tailored, industry-leading expertise in the following areas:

Investment management services for maximizing wealth over the long term by balancing risk/reward through adhering to disciplined risk management and diversification. In order to achieve this goal, we provide:

•	Customized plans tailored to specific objectives, return expectations, liquidity parameters, tax constraints, and risk tolerances of our clients;

•	Flexible solutions with no preference for active versus passive investments or specific structures;

•	Unique opportunities by diligently selecting, analyzing, and monitoring third-party managers that invest globally across all asset classes; and

•	Comprehensive integrated reporting with easy online access to account and investment information.

Wealth planning services, which starts with effective planning and requires a thorough understanding of family objectives, assets, and ownership structures and is customized to the client’s needs. In addition to administering trusts, our skilled administrators and attorneys, well-versed in the nuances of laws and regulations affecting trusts and taxation, proactively help clients benefit from changes in statutes and evolving case law.

Trust services, including full corporate trustee and executor services through Tiedemann Trust Company based in Delaware. Delaware’s innovative trust laws provide substantial opportunities to customize planning structures for individuals and families.

Education and governance services to facilitate thorough education for our clients. The main topics covered in our educational sessions include: investment and asset allocation, tax and estate planning, financial planning and cash flow management, family and enterprise governance, charitable giving, philanthropy and legacy, and transition planning.

Impact Assets reflect total firmwide investments into companies, organizations, or funds with the intention to generate positive social and/or environmental impact alongside financial return. TWMH’s definition of impact investment is limited to investments where positive social and environmental impact is a core investment goal. It excludes investments made without the expectation of financial return (philanthropy) and it excludes investments where social and environmental impact are merely a consideration rather than a core investment goal. Most investments designated as impact investments have been subject to TWMH’s due diligence framework, which guides our overall approach to impact investing across asset classes, geographies, and sectors. Impact investments that have not been subject to the due diligence framework are typically legacy or client directed impact investments. As of December 31, 2022, Impact Assets was $3.8 billion.

The increase in our Assets Committed to Impact Investing over the past few years has been primarily driven by a transition of wealth holders to Impact Investing combined with our offering of a total portfolio activation across the most relevant themes of environmentally sustainable and socio- economic development.

Extended and Family Office Services (“FOS”) provides tailored outsourced family office solutions and administrative services to families, trusts, foundations, and institutions. Our Extended and FOS include:

•	Family governance & transition;

•	Wealth & asset strategy;

•	Trust & fiduciary services;

•	CFO and outsourced FO services;

•	Philanthropy; and

•	Lifestyle & special projects.

We work with clients’ existing advisors or coordinate legal, accounting, and tax advice operating in partnership with carefully selected third party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for families and their associated structures.

Fee Structure

Investment Management, Trustee and Family Office Fees

For services provided to each client account, TWMH charges an investment management fee and/or trustee fee typically based on the market value of the account. TWMH also provides Extended Services and FOS to a subset of its larger clients for an additional fee which is typically a flat fee based upon scope of work. Fees are charged to clients either quarterly in arrears or annually in arrears (in cases of certain trust relationships). For assets, for which valuations are not available quarterly, the most recent valuation provided to TWMH is used as the market value for the purpose of calculating its fees. TWMH does not earn any performance or incentive fees.

Market Trends and Business Environment

Global equity markets declined in performance during the year ended December 31, 2022, as supply chain issues, labor shortages, and inflation concerns increased. The S&P 500 Index had negative returns of 19.4% for the year ended December 31, 2022. Outside of the U.S., the MSCI All Country World ex USA Index decreased 16.1% for the year ended December 31, 2022.

Despite vulnerability in the global markets created by Russia’s invasion of Ukraine, supply chain issues, labor shortages, and inflation, our business has remained resilient, affirming that our operating and financial model provide solid performance throughout market cycles.

Our investment solutions have a stable base of committed capital enabling us to invest in assets with a long- term focus over different points in a market cycle and to take advantage of market volatility.

The results of our operations, as well as our future performance, are affected by a variety of factors, including the following:

Attractive Opportunity in Environmental, Social, and Governance (ESG) and Impact Investing. We believe we have differentiated capabilities in serving our target clients, particularly with respect to ESG and Impact Investing. Mega trends globally (e.g., the COVID-19 pandemic and climate change) and nationally (e.g., racial injustice) have caused investors to reconsider how to incorporate impact considerations into their investment objectives. Substantial generational wealth transfers have also been a significant contributing factor, for which many new clients and prospects, including millennials, think differently about their wealth and prioritize impact as its primary purpose. These mega trends are evidenced by the rise in AUM of U.S. ESG funds and alternative investment AUM. Addressing these priorities will be essential for our future growth opportunities. Our ability to offer both trust company and Impact Investing capabilities in-house is also differentiated and contributes to client retention as well as growth.

Our Investment Philosophy and Strategy. We believe our results of operations, including the value and future growth of our AUM, are affected by a variety of factors, including conditions in the domestic and global financial markets and the economic and political environments in the United States and overseas. We believe that our disciplined investment philosophy across our distinct but complementary investment strategies contributes to the financial stability of our performance throughout market cycles. We believe we have a deep and broad capability to service clients from providing Outsourced Chief Investment Officer (“OCIO”) services to providing extended and family office services and along with a broad and deep suite of services between these two ends of the spectrum. Furthermore, our growing international presence allows us to service transnational clients.

Our Culture and Our People. We recognize that our chief asset is our people. In a human capital business, we believe culture matters and is a defensible asset. Our firm prioritizes a culture of compliance that is rooted in a proper tone at the top of our organization. We have also fostered a culture of service to our clients, recognizing that we succeed when our clients succeed. Our firm values all functions of the firm, and while we seek high performance in our investment strategies, we pursue excellence throughout our company. In addition, we have a culture of diversity, equity, and inclusion. We are a process-driven firm that does not operate on a star system, not relying on any one individual and, therefore, is prepared to deal with issues of contingency and succession. Additionally, we have made significant investments in training, talent, and technology to ensure that we are serving our clients with the highest levels of professionalism. As of December 31, 2022, 53% of our employees were women or ethnically diverse; and of our senior professionals, 37% were women or ethnically diverse employees. We believe there is a significant alignment of interests between our clients, our stakeholders and our firm. As of December 31, 2022, our employees, legacy TWMH board members, other legacy TWMH equity holders and their families had over $684.4 million of their own capital invested alongside our clients, a fact which we believe aligns our interests with those of our clients.

Our Market Opportunity. The independent (non-bank) wealth management industry has seen and continues to witness strong growth driven by wealth creation and generational transfers of wealth, and the equity markets in the United States and globally have been a tailwind. We believe wealth creation and liquidity generation are key factors in the innovation economy. Our size and scale allow us to offer a broad suite of sophisticated wealth management services on a national and growing global basis. The rise of interest in Impact Investing is a tailwind to our strong and growing capabilities in this space.

Managing Business Performance and Key Financial Measures

Non-GAAP Financial Measures

In this prospectus, we use Adjusted Net Income and Adjusted EBITDA as non-GAAP financial measures. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss). Adjusted Net Income represents net income (loss) plus (a) equity-settled share-based payments, (b) transaction-related costs, including professional fees, (c) impairment of equity method investments, (d) change in fair value of investments, (e) one-time bonuses recorded in the income statement and incremental compensation expense associated with the TIH acquisition including the forgiveness of a promissory note, (f) compensation expense related to the Holbein earn-in described in Note 3 “Variable Interest Entities and Business Combinations,” (g) other acquisition-related costs, and (h) the change in fair value of the TWMH Partners’ payout right. Adjusted EBITDA represents Adjusted Net Income plus (a) interest expense, net, (b) income tax expense (benefits), and (c) depreciation and amortization expense.

We use Adjusted Net Income and Adjusted EBITDA as a non-US GAAP measure to track our performance and assess our ability to service our borrowings. This is a non-US GAAP financial measure supplement and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Consolidated Results of Income” and “Presentation of Certain Financial Information” and are prepared in accordance with US GAAP. For the specific components and calculations of this non-GAAP measure, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “—Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures.”

Operating Metrics

We monitor certain operating metrics that are common to the alternative asset management industry, which are discussed below.

Assets Under Advisement

AUA refers to all assets we manage, oversee, and report on. We view AUA as a core metric to measure our investment and fundraising performance as it includes non-financial assets (e.g., real estate) that are not included in AUM, investment consulting assets (not included in AUM but revenue generating) and other assets that we do not charge fees upon and do not have responsibility for investment execution responsibility.

The tables below present roll forwards of our total AUA for the years ended December 31, 2022, 2021, and 2020, respectively:

($ amounts in millions)

2022
At January 1:	$27,558
New Clients, net	1,555
Cash Flow, net	54
Non-Billable Assets, net	(473)
Market Performance, net	(2,639)
Acquisitions of TIH and Holbein	3,841

AUA at December 31	$29,896
Average AUA	$28,727

2020
At January 1:	$21,506
New Clients, net	1,771
Cash Flow, net	44
Non-Billable Assets, net	464
Market Performance, net	1,003

AUA at December 31	$24,788
Average AUA	$23,147

2021
At January 1:	$24,788
New Clients, net	327
Cash Flow, net	(214)
Non-Billable Assets, net	1,412
Market Performance, net	1,245

AUA at December 31	$27,558
Average AUA	$26,173

Assets Under Management

AUM refers to the assets we manage (assets which we provide investment advice on and have execution responsibility over). Although we have investment responsibility for AUM, we do not bill on all of our AUM (e.g., we have agreements with certain clients under which we do not bill on certain securities or cash or cash equivalents held within their portfolio).

The tables below present roll forwards of our total AUM for the years ended December 31, 2022, 2021, and 2020, respectively:

($ amounts in millions)

2022
At January 1:	$21,390
New Clients, net	1,472
Cash Flow, net	(672)
Market Performance, net	(3,769)
Acquisitions of TIH and Holbein	841

AUM at December 31	$19,262
Average AUM	$20,326

2020
At January 1:	$16,347
New Clients, net	2,162
Cash Flow, net	(57)
Market Performance, net	1,161

AUM at December 31	$19,613
Average AUM	$17,980

2021
At January 1:	$19,613
New Clients, net	397
Cash Flow, net	(192)
Market Performance, net	1,572

AUM at December 31	$21,390
Average AUM	$20,502

As of December 31, 2022, our AUM was approximately $19.3 billion and we had non-discretionary administered assets of $10.6 billion. Therefore, our AUA was $29.9 billion.

Components of Consolidated Results of Income

Revenues

Trustee, Investment Management, and Custody Fees. Investment management, trustee, and extended service and family office fees are recognized over the respective service period based on time elapsed. Investment management fees are based on a contractual percentage of the market value of billable assets in the client’s account. Trustee, extended service and family office fees are recognized based on a contractual flat fee, contractual percentage of the market value of billable assets in the client’s account, or combination of such fees. Because fees are a fixed rate tied to AUA, changes in revenue are directly related to changes in AUA. As such, the Company’s strategy for increasing revenues is to acquire more customers by leveraging existing relationships and contacts, focusing on employee training and development, aligning compensation with new client acquisition, and acquiring other wealth management firms as appropriate.

Client portfolios are constructed with long-term investment horizon and are typically reviewed quarterly, and sometimes monthly. The long-term performance versus the stated targets is typically reviewed against the trailing periods, (e.g., 3-5 years) and the target risk profile is also reviewed periodically to ensure continued appropriateness. If a client is dissatisfied with the performance of their portfolio or any other aspect of the service being provided by the company, they reserve the right to terminate the relationship with TWMH at any point. Generally, clients view a fixed basis point fee structure as an aligned structure, with revenues growing or being reduced directionally along with the asset base of the client portfolio.

Expenses

Compensation and Employee Benefits. Compensation generally includes salaries, bonuses, commissions, long-term deferral programs, benefits, and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.

General, Administrative, and Other Expenses. General, administrative, and other expenses include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.

Other Expense (Income), net. Other non-operating expense (income), net consists of investment and interest rate swap gains and losses and contributions, donations, and dues.

Interest Expense, net. Interest expense, net consists of the interest expense on our outstanding debt, net of interest income.

Income Tax Expense. Income tax expense (benefit) consists of taxes paid or payable by our consolidated operating subsidiaries. Certain subsidiary entities (the “Taxable Partnerships”) are treated as partnerships for federal income tax purposes and, accordingly, are not subject to federal and state income taxes, as such taxes are the responsibility of certain direct and indirect owners of the Taxable Partnerships; however, the taxable partnerships are subject to unincorporated business tax (“UBT”) and other state taxes. A portion of our operations is conducted through domestic and foreign corporations that are subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.

Results of Operations

Consolidated Results of Income—the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

	For the years ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Revenues
Investment management fees	67,156	65,801	1,355	2%
Trustee fees	6,734	6,950	(216)	(3%)
Custody fees	2,982	2,652	330	12%
Other	—	300	(300)	NM

Total Revenues	76,872	75,703	1,169	2%
Expenses
Compensation and benefits	51,234	47,413	(3,821)	(8%)
General, administrative and other expenses	26,957	20,523	(6,434)	(31%)

Total operating expenses	78,191	67,936	(10,255)	(15%)

Operating (loss) income	(1,319)	7,767	(9,086)	NM
Other expense, net	3,725	3,063	(662)	(22%)
Interest expense, net	427	398	(29)	(7%)

Net (loss) income before income taxes	(5,471)	4,306	(9,777)	NM
Income tax expense	(527)	(515)	(12)	(2%)
Consolidated net (loss) income	(5,998)	3,791	(9,789)	NM

Net loss attributable to non-controlling interests in subsidiaries	(113)	(148)	(35)	24%
Net (loss) income available to TWMH members	(5,885)	3,939	(9,822)	NM

NM – Not Meaningful

Revenues

The Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Revenues increased by $1.2 million, or 2%, for the year ended December 31, 2022 compared to the year ended December 31, 2021 due to the acquisitions of Holbein and TIH, an increase in AUA from existing clients, and through investments from new clients. While maintaining existing relationships, TWMH established relationships with new clients in the year ended December 31, 2022 which represented an additional $3.0 million in revenue during the year ended December 31, 2022.

Expenses

The Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Compensation and Employee Benefits. Compensation and benefits increased by $3.8 million, or 8%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily driven by a $3.8 million increase in payroll expenses due to increased headcount primarily from personnel hired in 2021 and 2022, the consolidation of TIH and Holbein payroll expenses, and compensation recognized in connection with the Holbein earn-in. This increase was also driven by a $0.4 million increase in compensation related to the delayed share purchase agreement, $0.9 million increase due to shareholder units forgiveness of debt, offset by a $1.3 million decrease in restricted units compensation expense.

General, Administrative, and Other Expenses. General, administrative, and other expenses increased by $6.4 million, or 31%, for the year ended December 31, 2022 compared to the year ended December 31, 2021.

The increase was driven by a variety of factors including a $1.2 million increase in travel and entertainment costs, $1.3 million increase in technology costs, $1.0 million increase in occupancy costs, $0.3 million increase in depreciation and amortization, and $2.5 million increase in professional fees from the year ended December 31, 2021 to the year ended December 31, 2022. Of the $9.4 million in professional fees for the year ended December 31, 2022, $8.5 million were for transaction expenses related to the Business Combination.

Other Expense, net. Other non-operating expense, net, increased by $0.7 million, or 22%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily driven by an increase of $3.7 million in the fair value of the payout right, offset by a $3.1 million change in income from equity method investments, due to a loss of $3.1 million for the year ended December 31, 2021 as compared to no income/loss for the year ended December 31, 2022. Other non-operating expense, net was impacted by a lesser extent to changes in the fair value of TWMH’s interest rate swap from $0.2 million income for the year ended December 31, 2021 to $0.3 million income for the year ended December 31, 2022, as detailed in “Note 8. Fair value measurements” and “Note 15. Accounting for Derivative Instruments and Hedging Activities” to our Consolidated Financial Statements.

Interest Expense, net. Net interest expense was essentially flat for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Income Tax Expense. Income tax expense was essentially flat for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Net Loss Attributable to Noncontrolling Interest. Net loss attributable to noncontrolling interests in the current nine-month period primarily represents the allocation to common shareholders of IWP for their 25% pro rata share of IWP’s net loss. The noncontrolling interest represents an approximately 75% interest in IWP.

Results of Operations

Consolidated Results of Income—the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the year ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Revenues
Investment management fees	65,801	55,595	10,206	18%
Trustee fees	6,950	5,577	1,373	25%
Custody fees	2,652	3,217	(565)	(18%)
Other	300	—	300	NM

Total Revenues	75,703	64,389	11,314	18%
Expenses
Compensation and benefits	47,413	42,164	(5,249)	(12%)
General, administrative and other expenses	20,523	13,461	(7,062)	(52%)

Total operating expenses	67,936	55,625	(12,311)	(22%)

Operating income	7,767	8,764	(997)	(11%)
Other expense (income), net	3,063	897	(2,166)	(241%)
Interest expense. net	398	384	(14)	(4%)

Net income before income taxes	4,306	7,483	(3,177)	(42%)
Income tax expense	(515)	(497)	(18)	(4%)

Consolidated net income	3,791	6,986	(3,195)	(46%)

Net income (loss) attributable to non-controlling interests in subsidiaries	(148)	—	148	NM
Net income available to TWMH members	3,939	6,986	(3,047)	(44%)

Revenues

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

Revenues increased by $11.3 million, or 18%, for the year ended December 31, 2021 compared to the year ended December 31, 2020 due to an increase in AUM, AUA from existing clients, and through investments from new clients. While maintaining existing relationships, TWMH established relationships with new clients in 2021, which represented an additional $3.0 million in revenue during the year ended December 31, 2021.

Expenses

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

Compensation and Employee Benefits. Compensation and benefits increased by $5.2 million, or 12%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by $5.5 million related to restricted stock unit expense, compared to $1.1 million for the same period last year. This variance is primarily due to $2.5 million of additional restricted stock units issued in April 2021 that vested immediately (in anticipation of the Transaction), whereas units issued in prior years vested over 3 to 5-year periods.

General, Administrative, and Other Expenses. General, administrative, and other expenses increased by $7.1 million, or 52%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by an increase in professional fees from $2.0 million for the year ended December 31, 2020 to $6.9 million for the year ended December 31, 2021, of which $4.6 million were for transaction expenses related to the Business Combination.

Other Expense (Income), net. Other non-operating expense (income), net, increased by $2.2 million, or 241%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in other expenses was primarily driven by the $2.4 million other-than-temporary impairment of the Company’s equity method investments as detailed in “Note 6. Equity Method Investments” to our Consolidated Financial Statements. This change was partially offset by investment gains and changes in the fair value of TWMH’s interest rate swap, as detailed in “Note 5. Investments at fair value” and “Note 15. Accounting for Derivative Instruments and Hedging Activities” to our Consolidated Financial Statements.

Interest Expense, net. Net interest expense was essentially flat for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Income Tax Expense. Income tax expense was essentially flat for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Net Loss Attributable to Noncontrolling Interest. Net loss attributable to noncontrolling interests in the current year primarily represents the allocation to common shareholders of IWP for their 25% pro rata share of IWP’s net loss. The noncontrolling interest represents an approximately 75% interest in IWP.

Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures

We use Adjusted Net Income and Adjusted EBITDA as non-US GAAP measures to assess and track our performance. Adjusted Net Income and Adjusted EBITDA as presented in this prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, US GAAP. For more information, see “Presentation of Certain Financial Information.” The following table presents the reconciliation of net income as reported in our Consolidated Statements of Income to Adjusted Net Income and Adjusted EBITDA:

	For the Year Ended December 31,
($ amounts in thousands)	2022	2021	2020
Adjusted Net Income and Adjusted EBITDA
Net income before taxes	$(5,471)	$4,306	$7,483
Equity settled share based payments P&L(a)(f)	4,223	5,532	1,145
Transaction expenses(b)	8,467	4,633	—
One-time impairment of equity method investment (c)	—	2,364	—
Change in fair value of (gains) / losses on investments (d)	(247)	(2)	266
One-time bonuses (e)	1,019	—	2,200
Holbein compensatory earn-in (f)	1,858	—	—
Acquisition-related costs (g)	643	—	—
TWMH Partners’ payout right (h)	3,662	—	—

Adjusted income before taxes	14,154	16,833	11,094

Adjusted income tax expense	(1,312)	(1,016)	(641)

Adjusted Net Income	12,842	15,817	10,453

Interest expense, net	427	398	384
Income tax expense	527	515	497
Adjusted income tax expense less income tax expense	785	501	144
Depreciation and amortization	2,339	2,052	1,914

Adjusted EBITDA	$16,920	$19,283	$13,392

(a)	Add-back of non-cash expense related to the 2015, 2019, 2020 and 2021 restricted unit awards.
(b)	Add-back of transaction expenses related to the Business Combination, including professional fees and transaction bonuses.
(c)	Related to an other-than-temporary impairment of the Tiedemann Constantia AG equity method investment which is exclusive of equity method investment net losses.
(d)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(e)

The 2020 amount is related to a one-time bonus payment made to certain members. The 2022 amount is related to incremental compensation expense associated with the TIH acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH including the forgiveness of a promissory note.

(f)

Add back of cash portion of the compensatory earn-ins related to the Holbein acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH. The $3.7 million of compensatory earn-ins is settled in 50% equity and 50% cash. Add back of equity portion of compensatory earn-ins of $1.9 million is included in the equity settled share-based payments combined EBITDA adjustment.

(g)	Related to professional fees associated with an acquisition target. These costs are not related to the Business Combination.
(h)	Represents the change in the fair value of certain TWMH Partners’ payout right related to the Business Combination.

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing, and financing activities. Management believes that we are well-positioned, and our liquidity will continue to be sufficient for its foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives.

Sources and Uses of Liquidity

Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. As of December 31, 2022, our cash and cash equivalents were $7.1 million, and we had $21.2 million of debt outstanding and availability under our credit facilities of $1.5 million. Our ability to draw from the credit facilities is subject to minimum management fee and other covenants. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from supply chain difficulties related to the COVID-19 pandemic as well as inflation may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines or delays and transaction activity may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms.

We expect that our primary liquidity needs will continue to be to (1) provide capital to facilitate the growth of our existing wealth-management businesses, (2) provide capital to facilitate our expansion into businesses that are complementary to our existing wealth-management businesses as well as other strategic growth initiatives, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) service our debt, (6) pay income taxes, and (7) make distribution payments to our members’ equity holders in accordance with our distribution policy.

In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.

Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “—Cash Flows” within this section and “Note 14. Term Notes, Line of Credit & Promissory Notes” to our audited Consolidated Financial Statements included in this prospectus.

Cash Flows

The Year ended December 31, 2022 Compared to the Year ended December 31, 2021

The following tables and discussion summarize our Consolidated Statements of Cash Flows by activity attributable to TWMH. Negative amounts represent a net outflow or use of cash.

	For the years ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Net cash provided by operating activities	6,858	18,886	(12,028)	(64%)
Net cash used in investing activities	(7,229)	(2,485)	(4,744)	(191%)
Net cash used in financing activities	(345)	(11,928)	11,583	97%
Effect of exchange rate on cash	(193)	—	(193)	NM

Net decrease in cash and cash equivalents	(909)	4,473	(5,382)	NM

NM—Not Meaningful

Operating Activities

Cash provided by TWMH’s operating activities decreased by $12.0 million from $18.9 million for the year ended December 31, 2021 to $6.9 million for the years ended December 31, 2022. The decrease in net cash flows provided by operating activities was primarily due to a $9.8 million decrease in net income (loss) from $3.8 million of net income for the year ended December 31, 2021, to $6.0 million net loss for the year ended December 31, 2022. The decrease in net cash flows provided by operating activities was also due to changes in operating assets and liabilities, which changed by $1.1 million from a $4.8 million source of cash during the year ended December 31, 2021 to a $3.7 million source of cash during the year ended December 31, 2022. The decrease in cash provided by operating activities was also due to certain non-cash charges to net income such as a $3.1 million decrease in share-based compensation expense from $5.5 million during the year ended December 31, 2021 to $2.4 million for the year ended December 31, 2022. The decrease in cash provided by operating activities was also due to a decrease of $3.1 million in income from equity method investments, from a $3.1 million loss for the year ended December 31, 2021 to no loss for the year ended December 31, 2022. The decrease in cash provided by operating activities was offset by an increase of $3.7 million in fair value of the payout right, from a $0 fair value for the year ended December 31, 2021 to a $3.7 fair value for the year ended December 31, 2022, as well as an increase of $0.6 million due to forgiveness of debt.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the aggregate $22.6 million capacity under all our credit facilities, including our $15.5 million Line of Credit, of which $1.5 million remains undrawn at December 31, 2022, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash used in TWMH’s investing activities increased by $4.7 million from $2.5 million for the year ended December 31, 2021 to $7.2 million for the year ended December 31, 2022. This increase of net cash used in investing activities was primarily due to the $8.1 million cash payment for the acquisition of Holbein in 2022. This increase in net cash used was offset by a decrease of $1.2 million of cash used for the purchase of equity method investments, a decrease of $0.9 million of cash used for purchases of investments, $0.8 million decrease in loans to members, and a $0.2 million increase in cash provided by sales of investments, all as compared to the prior year.

Financing Activities

Net cash used by TWMH’s financing activities decreased by $11.6 million from $12.0 million for the year ended December 31, 2021 to $0.3 million for the year ended December 31, 2022. The decrease in net cash used was primarily driven by a $7.0 million decrease in payments on debt and promissory notes and a $5.8 million increase of cash inflows from borrowings on debt, offset by an increase in member distributions of $1.3 million.

Cash Flows

The Year ended December 31, 2021 Compared to the Year ended December 31, 2020

The following tables and discussion summarize our Consolidated Statements of Cash Flows by activity attributable to TWMH. Negative amounts represent a net outflow or use of cash.

	For the year December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Net cash provided by operating activities	18,886	7,911	10,975	139%
Net cash used in investing activities	(2,485)	(7,604)	5,119	67%
Net cash used in financing activities	(11,928)	(722)	(11,206)	NM

Net increase in cash and cash equivalents	4,473	(415)	4,888	NM

NM—Not Meaningful

Operating Activities

Cash provided by TWMH’s operating activities increased by $11.0 million, or 139%, from $7.9 million for the year ended December 31, 2020 to $18.9 million for the year ended December 31, 2021. The increase in net cash flows provided by operating activities was primarily due to changes in operating assets and liabilities, which changed from a $2.8 million use of cash during the year ended December 31, 2020 to a $4.6 million source of cash during the year ended December 31, 2021, as well as the effects of certain non-cash charges to net income.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the aggregate $24.2 million overall capacity under all our credit facilities, including our $14.5 million Line of Credit, of which $12.5 million remains undrawn, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash used in TWMH’s investing activities for the year ended December 31, 2021 decreased by $5.1 million, or 67% from $7.6 million for the year ended December 31, 2020 to $2.5 million for the year ended December 31, 2021. This decrease of net cash used in investing activities was primarily as the result of the payment of contingent consideration of $6.4 million in 2020 pursuant to the 2017 acquisition of Threshold Group.

Financing Activities

Net cash used in TWMH’s financing activities increased by $11.2 million from $0.7 million for the year ended December 31, 2020 to $11.9 million for the year ended December 31, 2021. The increase in net cash used was primarily driven by the $7.3 million year-over-year decrease of cash inflows from borrowings on term notes and lines of credit, and by a $5.3 million increase in member distributions year-over-year. These increases were offset in part by a $1.1 million decrease in cash used for repayment of the notes.

Financial Condition and Liquidity of TWMH Following the Business Combination

We believe that following the Closing of the Business Combination, the sources of liquidity discussed above will continue to be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business, under current market conditions, for the foreseeable future. We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. We will continue to explore strategic financing and share buyback opportunities in the ordinary course of business. We expect this to include potential financings and refinancings of indebtedness, through the issuance of debt securities or otherwise, to optimize our liquidity and capital structure.

Future Sources and Uses of Liquidity

In the normal course of business, we may engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications, and potential contingent repayment obligations. We do not have any off-balance sheet arrangements that would require us to fund losses or guarantee target returns to clients.

Contractual obligations

TWMH’s contractual obligations under operating lease arrangements (net of sublease income) total $11.6 million, of which $2.9 million net is due within the next 12 months. Additionally, TWMH has minimum printer, computer, and other non-cancelable technology leases totaling $0.2 million, of which less than $0.1 million will become due within the next 12 months.

Indemnification Arrangements

Consistent with standard business practices in the normal course of business, we enter into contracts that contain indemnities for our affiliates and our employees, officers and directors, persons acting on our behalf or such affiliates, and third parties. The terms of the indemnities vary from contract to contract and the maximum exposure under these arrangements, if any, cannot be determined and has neither been recorded in the above table nor in our Consolidated Financial Statements. As of December 31, 2022, we have not had prior claims or losses pursuant to these contracts and expect the risk of loss to be remote.

Litigation

From time to time, we may be named as a defendant in legal actions in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, we do not have any potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition, or cash flows.

Related Party Transactions

We lease office space from a related party for which we paid $1.4 million and $1.1 million in rent payments during the years ended December 31, 2022 and 2021, respectively, which are included in occupancy expense on the Consolidated Statements of Income.

We also provide loans to certain of our members equal to a portion of estimated Federal, State, and Local taxes owed by such members on issuances of Class B units to members. The total amount of these loans outstanding at December 31, 2021 was $1.7 million, which were drawn on February 15, 2021 and accrued interest commenced on February 15, 2021. In connection with the April 2021 issuance, certain members of TWMH were offered forgivable promissory notes equal to a portion of the estimated Federal, State, and Local taxes owed by such members in relation to the issuance. On April 15, 2021, promissory notes totaling

$1.1 million were issued by TWMH. On May 1, 2022, the Company provided $0.3 million in promissory notes to certain employee members of the Company. For the year ended December 31, 2022, the Company forgave $0.3 million of principal debt and accrued interest on the loans. The total amount of these loans outstanding at December 31, 2022 was $1.2 million. Additionally, the Company forgave a $0.6 million promissory note due from a former TIH shareholder.

Critical Accounting Policies and Estimates

We prepare our Consolidated Financial Statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates, and/or judgments that affect the reported amounts of assets, liabilities, revenues, and expenses in our Consolidated Financial Statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates, and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies and estimates, see “Note 2. Summary of Significant Accounting Policies,” to our Consolidated Financial Statements included in this prospectus.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Consolidation

We consolidate entities in which we have a controlling financial interest. We have a controlling financial interest when we own a majority of the voting rights of a voting rights entity (“VRE”) or are the primary beneficiary of a variable interest entity (“VIE”). Assessing whether an entity is a VRE or a VIE involves judgment and analysis on an entity-by-entity basis. Factors considered in this assessment include the entity’s legal organization, the entity’s capital structure and equity ownership, the rights of equity investment holders, the Company’s contractual involvement with and economic interest in the entity and any related party or de facto agent implications of the Company’s involvement with the entity. Entities that are determined to be VREs are consolidated if the Company can exert control over the financial and operating policies of the investee, which generally exists if there is greater than 50% voting interest. Entities that are determined to be VIEs are consolidated if the Company is the primary beneficiary of the entity. The Company is deemed to be the primary beneficiary of a VIE if it has the power to direct the activities that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that potentially could be significant to the VIE. There is judgment involved this assessment. During the first quarter of 2022, the Company made investments that resulted in the consolidation of TIH and Holbein. These investments were accounted for as a business combination under ASC 805.

Income Taxes

For tax purposes, we have historically been treated as a flow-through entity with respect to our U.S. operations. As a result, we have not been subject to U.S. federal and state income taxes (although our corporate subsidiaries are subject to federal and state income tax for subsidiary corporations). The provision for income taxes in our historical Consolidated Statements of Income consists of federal, state, local and foreign income taxes. Following the Business Combination, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by our limited liability company that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred taxes assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the Consolidated Financial Statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the Consolidated Statements of Income. If recognized, the entire amount of previously unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on our ability to generate future taxable income. When evaluating the realizability of deferred tax assets, all evidence— both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences, and tax planning strategies.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as wealth management advisor to our investment products and the sensitivity to movements in the market value of their investments, including the effect on management fees and investment income. Even though the effects of COVID-19 on the financial markets has largely subsided and most countries have reduced or eliminated COVID-19-related restrictions, an increase in cases or the introduction of novel variants may continue to pose risks to financial markets.

Market Risk

The market price of investments may significantly fluctuate during the period of investment, should their value decline, our fees may decline accordingly. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Our credit orientation has been a central tenet of our business across our investment strategies. Our investment professionals benefit from our independent research and relationship networks and insights from our portfolio of active investments. We believe the combination of high-quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the financial stability and predictability of our income.

Interest Rate Risk

As of December 31, 2022, we had $14.1 million and $5.8 million of borrowings outstanding under the revolving facilities and term loan, respectively.

In November 2021, we amended our $7.5 million revolving line of credit into a restated $14.5 million revolving line of credit. The interest rate on the line of credit was amended to the Daily Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus 1.50%. Our unused commitment fee is 0.15% per annum. Currently, the term loan bears interest calculated based on variable one-month LIBOR rate plus 1.50%, subject to a LIBOR floor. We entered into an interest rate swap agreement in 2020, which converted the variable rate to a fixed rate of 2.60% on borrowings under the term loan. The interest rate swap is not accounted for under hedge accounting; therefore, changes in the value of the swap are recognized in earnings.

In March 2022, the Company’s Revolving Line of Credit maturity date was extended to March 13, 2023 and its borrowing capacity increased from $14.5 million to $15.5 million.

We estimate that in the event of an increase in LIBOR, there would be no impact to our interest expense related to the term loan due to our interest rate swap agreement. However, for any increase to the BSBY rate related to the revolving facilities, we would be subject to such increased variable rate and would expect our interest expense to increase commensurately.

On July 27, 2017, the United Kingdom’s FCA, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021, which was later extended to June 2023. Potential changes, or uncertainty related to such potential changes, may adversely affect the market for LIBOR-based securities or the cost of our borrowings.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets. We seek to mitigate this exposure by monitoring the credit standing of these financial institutions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF THE TIG ENTITIES

In this section, unless the context otherwise requires, references to “TIG Entities,” “we,” “us,” and “our,” are intended to mean the business and operations of the TIG Entities and their consolidated subsidiaries. The following discussion analyzes the financial condition and results of operations of the TIG Entities and should be read in conjunction with the Combined and Consolidated audited Financial Statements and the related notes included in this prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Our Business

We are an alternative investment management firm that manages, in aggregate with the External Strategic Managers in which we have made strategic investments, $8.3 billion in AUM as of December 31, 2022. Our internal strategies (i.e., TIG Arbitrage) manage $3.0 billion and the External Strategic Managers have a combined $5.3 billion in AUM. External Strategic Managers are those managers in which the TIG Entities have made strategic investments, and the strategies of these managers include Real Estate Bridge Lending Strategy, Asian Credit and Special Situations, and European Equities. In total, the foregoing AUM figures reflect an increase of 35% and 0%, since December 31, 2020 and December 31, 2021, respectively. Average AUM increased 15% for the year ended December 31, 2022 compared to the year ended December 31, 2021 and 23% for the year ended December 31, 2021 compared to the year ended December 31, 2020. The foregoing increases in AUM include the impact of new investments in the European Equities and Asian Credit and Special Situations External Strategic Managers of $885 million and $943 million during the year ended December 31, 2020 and December 31, 2021, respectively.

We are focused on partnering with global alternative asset managers in order to unlock and achieve growth from both an asset and operational perspective. We have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets and then utilizing our long- standing operating platform to assist managers with growth.

Our business is focused on providing investment advisory services to institutional investors and high net worth individuals globally under the following investment strategies:

•

Event-Driven Global Merger Arbitrage (TIG Arbitrage): TIG Arbitrage is our event-driven strategy based in New York. This strategy focuses on 0-to-30-day events within the merger process. The investment team employs deep research on each situation in the portfolio with a focus on complex, hostile, up-for-sale situations where our primary research work can drive uncorrelated alpha. Our research and investment process are focused on hard catalyst events and is not dependent on deal flow. The strategy has $3.0 billion AUM as of December 31, 2022.

•

Real Estate Bridge Lending Strategy (External Strategic Manager): The External Strategic Manager that operates a real estate bridge lending strategy is based in Toronto and focuses on complex construction, term, and pre-development bridge loans throughout North America. Our manager’s experience with mortgages dates to the 1950s with real estate law and entered the mortgage-lending business in the 1960s. The manager converted its individual mortgage syndication business to a commingled fund in early 2006. The fund’s diversified portfolio primarily consists of first lien mortgages with little to no structural leverage. The team places an emphasis on risk management via rigorous underwriting consisting of borrower analysis, vetting, and extensive monitoring across all major real estate asset classes. The strategy has $2.2 billion AUM as of December 31, 2022.

•

European Equities (External Strategic Manager): The External Strategic Manager focused on European equities is based in London. Founded in 2001, this manager is actively traded and absolute return-oriented with a focus on financials, cyclicals, and mining and minerals. The strategy is market agnostic and runs with a variable net exposure, equally comfortable net long or net short. The strategy has $1.6 billion AUM as of December 31, 2022.

•

Asian Credit and Special Situations (External Strategic Manager): The External Strategic Manager that operates an Asia Pacific credit and special situations strategy is based in Hong Kong and launched in 2013. The portfolio manager has more than 25 years of experience investing in performing, stressed, and distressed bonds and loans throughout the Asia Pacific region. We believe their on-the-ground expertise and deep local network make them well-positioned to capitalize on an under-researched and inefficient market with limited competition and attractive levels of stressed and distressed activity. The strategy has $1.5 billion AUM as of December 31, 2022. The acquisition of the investment closed on December 31, 2020; however, the revenue share was effective as of January 1, 2021, and therefore, Asian Credit and Special Situations had no impact on the results of operations for the years ended December 31, 2020.

Fee Structure

TIG Arbitrage and the External Strategic Managers earn management fees, and incentive fees tied to performance. We have a 50.63% profit share in TIG Arbitrage, through which we directly receive management fees and incentive fees from the underlying funds and accounts. For more information regarding the profit-share participation, refer to “Business of Alvarium Tiedemann—Fund Management Fees.”

Management fees and incentive fees earned from our economic interests with External Strategic Managers are earned through our profit or revenue sharing arrangements with the External Strategic Managers. Our economic interests in the External Strategic Managers are as follows:

•	Real Estate Bridge Lending Strategy – 20.92% profit share;

•	European Equities – 19.99% revenue share; and

•	Asian Credit and Special Situations – 9.00% revenue share.

The following describes our fee structure:

•

Management Fees. TIG Arbitrage and the External Strategic Managers are entitled to management fees as compensation for administrating and managing the affairs of the funds and separately managed accounts. Management fees are normally received in advance each month or quarter and recognized as services are rendered. The management fees are calculated using approximately 0.75% to 1.50% of the net asset value of the funds’ underlying investments.

•

Incentive Fees. TIG Arbitrage and certain of the External Strategic Managers are entitled to receive incentive fees if certain performance returns have been achieved as stipulated in our governing documents. Incentive fees are normally received and recognized annually and are calculated using approximately 20% of net profit / income, with only select funds with hurdle rates. We recognize our incentive fees when it is no longer probable that a significant reversal of revenue will occur. Our incentive fees are not subject to clawback provisions.

•	Interest and Other Income. Other investment gain includes our unrealized and realized gains and losses on our principal investments.

•	Also included within Management Fees and Incentive Fees are income from such fees from our profit and revenue-share investments in External Strategic Managers.

Capital Invested In and Through Our Funds

To further align our interests with those of investors in our products, as of December 31, 2022, our executives and employees had invested over $132.3 million in the TIG Entities’ products across our platform.

Market Trends and Business Environment

We have observed a trend of consolidation across investment managers and subsequently an increased demand from allocators to gain larger exposure with fewer managers. As a result, allocators look for holistic solutions that can address various structural and/or investment needs. Our length of operating history and exposure to various strategies and investor bases throughout the years has given us an advantage in creating bespoke client solutions to meet complex needs across a global client base. This trend continues to accelerate and we believe that our experience in customizing solutions for our clients puts us in a strong posture for the future.

Furthermore, we have seen an increased need for client advisory and intermediaries to provide niche, difficult-to-access, and sometimes complex investment offerings in order to differentiate their business. Our focus on mid-sized specialist managers delivers the stability and credibility of a 40+ year operating organization, while bringing to market the unique alpha solutions they desire. Our ability to maintain a competitive advantage is complimented by the fact that we are focused on a segment of the market that is often overlooked by our competitors.

One of the major drivers of the aforementioned industry consolidation is the enormous cost associated with starting and running an independent small and medium size investment firm. The barrier to entry today is large with ongoing regulatory, legal, and infrastructure costs. Since inception, we have sourced, supported, and helped money managers build their fund businesses, using a centralized platform of services proven to allow portfolio managers to focus exclusively on their investment strategy. The synergies created as an infrastructure partner can help reduce the frictional costs of running a medium sized organization. Furthermore, we are a proven growth partner with a global sales and marketing presence. The TIG Entities have successfully raised capital from various regions globally and are critically focused on understanding the geographical nuances of various investor types.

From a macro perspective, we believe the low interest rate environment following the most recent global financial crisis has resulted in increasing demand for yield, and differentiated investment activities that diversify investment portfolios. The search for yield has resulted in growing allocations to alternative assets, as investors seek to meet their return objectives.

We believe that our disciplined investment philosophy across our distinct but complementary investment strategies contributes to the stability of our performance throughout market cycles. Our products have a stable base of permanent or long-term capital enabling us to invest in assets with a long- term focus over different points in a market cycle and to take advantage of market volatility. Our strategies are uncorrelated in nature to overall capital markets and seek to deliver consistent returns regardless of the market environment. Given that our strategies are narrow in scope and nimble in nature, we believe we have the flexibility to capitalize on overall market volatility. However, our results of operations, including the market value of our AUM, are affected by a variety of factors, including conditions in the global financial markets and the economic and political environments.

Global equity markets declined in performance during the year ended December 31, 2022, as supply chain issues, labor shortages, and inflation concerns increased. The S&P 500 Index had negative returns of 19.4% for the year ended December 31, 2022. Outside of the U.S., the MSCI All Country World ex USA Index decreased 16.1% for the year ended December 31, 2022. Private equity market activity remained robust throughout the year ended December 31, 2022.

In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:

Attractiveness of the TIG Entities’ Products and Ability to Generate Strong, Stable Results. We partner with alternative investment managers, which have historically generated alpha over long periods of time through repeatable investment processes. We diversify our overall offering by partnering with managers that do not correlate with one another. Our selected managers have low volatility of returns and exhibit low correlations to capital markets and/or typically run low net exposure strategies.

Successful Deployment of Capital into Attractive Investments. We believe we identify managers that can identify specific investment opportunities and are able to implement a repeatable investment process in order to capitalize on such opportunity set. We only partner with managers that have a seasoned investment team, which have grown AUM, diversified their investor base and are growing at the time of partnership. In doing so, we seek managers who we believe we can unlock growth for, either by channel or geography distribution expansion, operational improvement, synergies, investment / operational capabilities and / or product expansion. We have metrics in place to gauge the performance of these managers, for which all have grown since our primary investment.

Ability to Maintain our Competitive Advantage. We have a 40+ year operating history of helping entrepreneurs grow their businesses successfully. We also believe allocators view our business as a holistic solution adept at addressing various structural and / or investment needs. To achieve this reputation, our focus has been directed towards mid-sized specialist managers who have achieved stability and credibility within their organization and during their operating history, while bringing to market the unique alpha solutions global allocators desire. We believe we are a proven growth partner with a global sales and marketing presence as we have successfully raised capital from various regions globally and are critically focused on understanding the geographical nuances of various investor types.

Ability to Launch New Strategies and Products. We believe that among our core competencies is creating and/or accommodating proprietary client solutions, including SMAs, funds of one wherein the fund is the sole investor in a specific investment vehicle, SPVs, UCITs, AIF’s and a variety of other offerings to meet complex needs across a global client base.

Limited Availability of Financing for Certain Real Estate Projects. A key driver of our investment in the Real Estate Bridge Lending Strategy is our belief that regulatory and structural changes in the market have reduced the amount of capital available to certain types of projects and properties. We believe that many commercial and regional banks have, in recent years, de-emphasized their offering of loans for construction projects or transitional properties. In addition, these lenders may be constrained in their ability to underwrite and hold certain types real estate loans as they seek to meet existing and future regulatory capital requirements.

Managing Business Performance and Key Financial Measures

Non-GAAP Financial Measures

We use Adjusted Net Income, Adjusted EBITDA, and Economic EBITDA as non-GAAP measures to track our performance and assess the TIG Entities’ ability to service their borrowings. Adjusted EBITDA and Economic EBITDA are derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss). Adjusted Net Income represents net income (loss) plus (a) transaction expenses, (b) legal settlement fees, (c) fair value adjustments to strategic investments, and (d) disposal of investments. Adjusted EBITDA represents Adjusted Net Income plus (a) interest expense, net, (b) income tax expense, and (c) depreciation and amortization expense. Economic EBITDA represents Adjusted EBITDA less net profit share economics with TIG Arbitrage.

We believe all three non-GAAP measures provide useful information to investors to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. These non-GAAP financial measures supplement and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Combined and Consolidated Results of Income” and “Presentation of Financial Information” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “— Reconciliation of Combined and Consolidated GAAP Financial Measures to Certain Non-GAAP Measures.”

Operating Metrics

Our primary operating metric is AUM, which refers to the assets we and the External Strategic Managers manage. We view AUM as a metric to measure our investment and fundraising performance. Our calculations of assets under management may differ from the calculation methodologies of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.

The tables below present roll forwards of our total AUM and the AUM of the External Strategic Managers in which we have made strategic investments:

TIG Entities Fund Summary

The following table represents the TIG Arbitrage AUM, and External Strategic Managers AUM in which the TIG Entities hold an economic interest, as described below. The amounts in the table represent 100% of the AUM as of and for the year ended December 31, 2022 and 2021, and as of and for the year ended December 31, 2021 and 2020:

($ amounts in millions)	December 31, 2022	December 31, 2021
TIG Arbitrage AUM	$3,027	$3,431
External Strategic Managers:
Real Estate Bridge Lending AUM	2,153	2,329
European Equities AUM	1,632	1,082
Asian Credit and Special Situations AUM	1,498	1,448

External Strategic Managers AUM	5,283	4,859

Total AUM	$8,310	$8,290

($ amounts in millions)	December 31, 2021	December 31, 2020*
TIG Arbitrage AUM	$3,431	$2,569
External Strategic Managers:
Real Estate Bridge Lending AUM	2,329	2,556
European Equities AUM	1,082	1,007
Asian Credit and Special Situations AUM	1,448	—

External Strategic Managers AUM	4,859	3,563

Total AUM	$8,290	$6,132

*	Excludes AUM from the Asian Credit and Special Situations strategy, which was entered into during 2021.

The following table presents a rollforward by strategy and product of 100% of our AUM for the year ended December 31, 2022 and 2021: ($amounts in millions)

AUM by Strategy and Product*

($ amounts in millions)	AUM at January 1, 2022	Gross Appreciation	Subscriptions	Redemptions	Distributions	AUM at December 31, 2022	Average AUM
TIG Arbitrage	$3,431	$74	$973	$(1,412)	$(39)	$3,027	$3,229
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,329	48	95	(269)	(50)	2,153	2,241
European Equities	1,082	255	508	(152)	(61)	1,632	1,357
Asian Credit and Special Situations	1,448	15	312	(258)	(19)	1,498	1,473

External Strategic Managers Subtotal	4,859	318	915	(679)	(130)	5,283	5,071

Total	$8,290	$392	$1,888	$(2,091)	$(169)	$8,310	$8,300

($ amounts in millions)	AUM at January 1, 2021	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at December 31, 2021	Average AUM
TIG Arbitrage	$2,569	$225	$—	$1,416	$(712)	$(67)	$3,431	$3,000
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,556	208	—	145	(524)	(56)	2,329	2,443
European Equities	1,007	88	—	255	(241)	(27)	1,082	1,045
Asian Credit and Special Situations	—	144	943	443	(46)	(36)	1,448	724

External Strategic Managers Subtotal	3,563	440	943	843	(811)	(119)	4,859	4,212

Total	$6,132	$665	$943	$2,259	$(1,523)	$(186)	$8,290	$7,212

*	Each of the TIG Entities’ strategies are aligned by product, TIG Arbitrage and our External Strategic Managers.

AUM increased $20 million to $8,310 million at December 31, 2022 from $8,290 million at December 31, 2021 primarily driven by steady subscriptions and gross appreciation, partially offset by the impact of redemptions and distributions.

For the year ended December 31, 2022 as compared to the year ended December 31, 2021, the increase in gross appreciation was greater in the prior year period due partially to a larger increase in performance of the global equity and fixed income markets. During the year ended December 31, 2021, the TIG Entities entered into a new investment in Asian Credit and Special Situations. The increase in subscriptions was primarily driven by the European Equities and Asian Credit and Special Situations within External Strategic Managers. These increases were offset in part by higher redemptions in the current year period among TIG Arbitrage and a slight decrease in distributions driven primarily by a decrease in the return of capital to various funds due to the lower management and performance fees earned in 2022.

The following table presents a rollforward by strategy and product of 100% of our AUM for the year ended December 31, 2021 and 2020: ($ amounts in millions)

AUM by Strategy and Product*

($ amounts in millions)	AUM at January 1, 2021 **	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at December 31, 2021	Average AUM
TIG Arbitrage	$2,569	$225	$—	$1,416	$(712)	$(67)	$3,431	$3,000
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,556	208	—	145	(524)	(56)	2,329	2,443
European Equities	1,007	88	—	255	(241)	(27)	1,082	1,045
Asian Credit and Special Situations	—	144	943	443	(46)	(36)	1,448	724

External Strategic Managers Subtotal	3,563	440	943	843	(811)	(119)	4,859	4,212

Total	$6,132	$665	$943	$2,259	$(1,523)	$(186)	$8,290	$7,212

($ amounts in millions)	AUM at January 1, 2020 ***	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at December 31, 2020	Average AUM
TIG Arbitrage	$3,178	$206	$—	$647	$(1,409)	$(53)	$2,569	$2,874
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,394	117	—	155	(59)	(51)	2,556	2,475
European Equities	—	217	885	13	(55)	(53)	1,007	504

External Strategic Managers Subtotal	2,394	334	885	168	(114)	(104)	3,563	2,979

Total	$5,572	$540	$885	$815	$(1,523)	$(157)	$6,132	$5,853

*	Each of the TIG Entities’ strategies are aligned by product, TIG Arbitrage and our External Strategic Managers.
**	Excludes AUM from the Asian Credit and Special Situations strategy, which was entered into during 2021 and presented as “New investments” in the table.
***

Excludes AUM from the European Equities strategy, which was entered into during 2020 and presented as “New investments” in the table. Excludes AUM the Asian Credit and Special Situations strategy, which was entered into during 2021 and is not presented for the year ended December 31, 2020.

AUM increased $2,158 million to $8,290 million at December 31, 2021 from $6,132 million at December 31, 2020 primarily driven by increased subscriptions, the new investment in Asian Credit and Special Situations, and gross appreciation, partially offset by the impact of redemptions and distributions.

The increase in gross appreciation year-over-year was driven primarily by higher global equity and fixed income markets. The increase in subscriptions year-over-year was driven primarily by increased subscriptions among both TIG Arbitrage and the External Strategic Managers. Redemptions remained consistent year-over- year. The increase in distributions year-over-year was driven primarily by an increase in the return of capital to various funds due to the higher management and performance fees earned in 2021.

Product Performance Metrics

Product performance information is included throughout this discussion with analysis to facilitate an understanding of our results of operations for the periods presented. We do not present product performance metrics for products with less than two years of investment performance from the date of the product’s first investment. The performance information reflected in this discussion and analysis is not indicative of our overall performance. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of these products or our other existing and future managers will achieve similar returns.

Our performance by fund type for the year ended December 31, 2022 and December 31, 2021 are presented below:

($ amount in millions)	December 31, 2022 Ending Capital	December 31, 2022 Weighted Average Rate of Return	December 31, 2021 Ending Capital	December 31, 2021 Weighted Average Rate of Return
Fund Performance
TIG Arbitrage	$3,027	2.2%	$3,431	8.0%
External Strategic Managers
Real Estate Bridge Lending Strategy	2,153	6.4%	2,329	5.8%
European Equities	1,632	20.1%	1,082	8.1%
Asian Credit and Special Situations	1,498	-2.5%	1,448	9.7%

External Strategic Managers	5,283	N/A	4,859	N/A

Total	$8,310		$8,290

Our performance by fund type for the year ended December 31, 2021 and December 31, 2020 are presented below:

($ amount in millions)	December 31, 2021 Ending Capital	December 31, 2021 Weighted Average Rate of Return	December 31, 2020 Ending Capital	December 31, 2020 Weighted Average Rate of Return
Fund Performance
TIG Arbitrage	$3,431	8.0%	$2,569	7.9%
External Strategic Managers
Real Estate Bridge Lending Strategy	2,329	8.0%	2,556	7.2%
European Equities	1,082	8.1%	1,007	24.5%
Asian Credit and Special Situations	1,448	9.7%	—	N/A

External Strategic Managers	4,859	N/A	3,563	N/A

Total	$8,290		$6,132

Past performance does not guarantee or indicate future results. The weighted average rates of return (“WARR”) presented above for the year ended December 31, 2022 and 2021 and years ended December 31, 2021 and 2020, are based on estimated returns and are unaudited. The WARR for TIG Arbitrage is based on the TIG Entities’ internal estimated returns for multiple funds and separately managed accounts that had substantially similar portfolio compositions with varying exposure levels to the TIG Entities’ benchmark portfolio. The estimated returns were gross of incentive fees and applicable taxes. Management fees and expenses were netted to the extent paid by the applicable fund or separately managed account. The WARR for Real Estate Bridge Lending Strategy is based on estimated returns for the flagship Real Estate Bridge Lending Strategy fund provided to the TIG Entities by our External Strategic Managers. Estimates were provided net of all fees charged to the flagship fund in this strategy, but did not take into account taxes, change in unit values, third-party expenses, or redemption charges. The WARR for European Equities is based on estimated returns for multiple funds and separately managed accounts that had substantially similar portfolio compositions with varying exposure levels to European Equities’ benchmark portfolio. Estimates provided were gross of incentive fees and applicable taxes, but net of all other fees (including but not limited to management fees, trading expenses, and financing fees).

Components of Combined and Consolidated Results of Income

Income

Management and incentive fees. Management fees are recognized over the period of time in which the investment management services are performed, using a time-based output method in which the investment management services are performed to measure progress. Incentive fees are recognized at a point in time (usually annually) and it is determined that the incentive fees are no longer probable of significant reversal. The amount of income varies from one reporting period to another as levels of assets under advisement change (from inflows, outflows, and market movements) and as the number of days in the reporting period change.

Non-operating Income

Other investment gains. Other investment gain includes our unrealized and realized gains and losses on our principal investments.

Expenses

Compensation and Benefits. Compensation generally includes salaries, bonuses, long-term deferral programs, benefits, and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.

General, Administrative and Other Expenses. General, administrative and other expenses include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.

Interest Expense. Interest expense consists of the interest expense on our outstanding debt, amortization of deferred financing costs, and amortization of original issue discount.

Income Tax Expense. Income tax expense consists of taxes paid or payable by our consolidated operating subsidiaries. Certain of our subsidiaries are treated as flow-through entities for federal income tax purposes and, accordingly, are not subject to federal and state income taxes, as such taxes are the responsibility of certain direct and indirect owners of the flow-through entities; however, the flow-through entities are subjected to unincorporated business tax (“UBT”) and other state taxes. A portion of our operations is conducted through domestic and foreign corporations that are subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.

Results of Operations

Combined and Consolidated Results of Income —The Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

	For the Year Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Income
Management and incentive fees	$59,544	$86,613	$(27,069)	(31)%

Total income	59,544	86,613	(27,069)	(31)%
Expenses
Compensation and benefits	18,704	17,651	(1,053)	(6)%
General, administrative and other expenses	16,669	12,160	(4,509)	(37)%

Total expenses	35,373	29,811	(5,562)	(19)%
Operating income	24,171	56,802	(32,631)	(57)%
Other investment gains, net	20,666	15,444	5,222	34%
Interest expense	(2,593)	(2,240)	(353)	(16)%

Net income (loss) before income taxes	42,244	70,006	(27,762)	(40)%
Income tax expense	(841)	(1,457)	616	42%

Net income (loss)	$41,403	$68,549	$(27,146)	(40)%

Income

The Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

	For the Year Ended December 31,		Favorable (Unfavorable)
	2022	2021	$ Change	% Change
Management Fees:
TIG Arbitrage	$31,763	$29,594	$2,169	7%
External Strategic Managers:
Real Estate Bridge Lending Strategy	6,692	10,713	(4,021)	(38)%
European Equities	3,988	2,904	1,084	37%
Asian Credit and Special Situations	1,661	1,292	369	29%

External Strategic Managers Subtotal	12,341	14,909	(2,568)	(17)%

Total Management Fees	44,104	44,503	(399)	(1)%
Incentive Fees:
TIG Arbitrage	7,312	37,662	(30,350)	(81)%
External Strategic Managers:
European Equities	8,094	2,540	5,554	219%
Asian Credit and Special Situations	34	1,908	(1,874)	(98)%

External Strategic Managers Subtotal	8,128	4,448	3,680	83%

Total Incentive Fees	15,440	42,110	(26,670)	(63)%

Total Income	$59,544	$86,613	$(27,069)	(31)%

Management Fees. Management fees decreased by $0.4 million, or 1%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was primarily due to a decrease in AUM in the TIG Arbitrage and Real Estate Bridge Lending Strategy, offset partially by an increase in AUM in the European Equities and Asian Credit and Special Situations strategies.

Incentive Fees. Incentive fees decreased by $26.7 million, or 63%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was driven by weaker investment performance during the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to a decrease in TIG Arbitrage incentive fees of $30.4 million, or 81%, and a decrease in Asian Credit and Special Situation incentive fees of $1.9 million, or 98%, partially offset by an increase in European Equities incentive fees of $5.6 million, or 219%, for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Non-operating Income

Other investment gains (losses). Other investment gains (losses) increased by $5.2 million, or 34% for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily due to an increase in unrealized gains on investments in the European Equities Strategy of $20.2 million, partially offset by a decrease in unrealized gains on investments in Real Estate Bridge Lending of $9.9 million and in Asian Credit and Special Situations of $5.0 million.

Expenses

Compensation and Benefits. Compensation and benefits increased by $1.1 million, or 6%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was driven by a $1.0 million increase in employee bonuses and a $0.1 million increase in salaries and employee benefit costs.

General, Administrative and Other Expenses. General, administrative and other expenses increased by $4.5 million, or 37%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily driven by an increase in merger expenses related to the Business Combination of $5.2 million, offset by a decrease in professional fees of $1.4 million for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Interest Expense. Interest expense increased $0.4 million, or 16%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was driven by an increase in LIBOR rates for the year ended December 31, 2022 compared to December 31, 2021.

Income Tax Expense. Income tax expense decreased by $0.6 million, or 42%, for the year ended December 31 2022 compared to the year ended December 31, 2021. The decrease was primarily driven by a UBT tax overpayment for the year ended December 31, 2021, which reduced the estimated UBT tax expense for the year ended December 31, 2022.

Results of Operations

Combined and Consolidated Results of Income—The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the Year Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Income
Management and incentive fees	$86,613	$67,129	$19,484	29%

Total income	86,613	67,129	19,484	29%
Expenses
Compensation and benefits	17,651	15,371	(2,280)	(15)%
General, administrative and other expenses	12,160	13,759	1,599	12%

Total expenses	29,811	29,130	(681)	(2)%
Operating income	56,802	37,999	18,803	49%
Other investment gains	15,444	7,670	7,774	101%
Interest expense	(2,240)	(2,363)	123	5%

Net income before income taxes	70,006	43,306	26,700	62%
Income tax expense	(1,457)	(748)	(709)	(95)%

Net income	$68,549	$42,558	$25,991	61%

Income

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the Year Ended December 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Management Fees:
TIG Arbitrage	$29,594	$28,237	$1,357	5%
External Strategic Managers:
Real Estate Bridge Lending Strategy	10,713	5,566	5,147	92%
European Equities	2,904	1,871	1,033	55%
Asian Credit and Special Situations	1,292	—	1,292	NM %

External Strategic Managers Subtotal	14,909	7,437	7,472	100%

Total Management Fees	44,503	35,674	8,829	25%
Incentive Fees:
TIG Arbitrage	37,662	24,469	13,193	54%
External Strategic Managers:
European Equities	2,540	6,986	(4,446)	(64)%
Asian Credit and Special Situations	1,908	—	1,908	NM %

External Strategic Managers Subtotal	4,448	6,986	(2,538)	(36)%

Total Incentive Fees	42,110	31,455	10,655	34%

Total Income	$86,613	$67,129	$19,484	29%

NM – Not Meaningful

Management Fees. Management fees increased by $8.8 million, or 25%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to an increase in AUM across all strategies and the TIG Entities’ new investment in Asian Credit and Special Situations during 2021.

Incentive Fees. Incentive fees increased by $10.7 million, or 34%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was driven by stronger investment performance during 2021 compared to 2020, primarily due to an increase in TIG Arbitrage incentive fees of $13.2 million, or 54%, from 2020 to 2021 and an increase of $1.9 million due to the TIG Entities’ new investment in Asian Credit and Special Situations during 2021, partially offset by the decrease in European Equities incentive fees of $4.4 million, or 64%, from 2020 to 2021.

Non-operating Income

Other investment gains. Other investment gains increased by $7.8 million, or 101%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to increase in unrealized gains on investments in the Real Estate Bridge Lending Strategy of $9.4 million, the new Asian Credit and Special Situations investment of $5.8 million and an increase in unrealized gains on investments in TIG Arbitrage of $0.9 million, partially offset by a decrease in the unrealized gains in European Equities of $8.3 million.

Expenses

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020.

Compensation and Benefits. Compensation and benefits increased by $2.3 million, or 15%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increases were primarily driven by severance payments incurred in the year ended December 31, 2021, as well as an increase in bonus compared to the year ended December 31, 2020.

General, Administrative and Other Expenses. General, administrative and other expenses decreased by $1.6 million, or 12%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily driven by a legal settlement accrual of $6.3 million in 2020, partially offset by an increase in professional fees of $4.9 million, including certain transaction expenses related to the Business Combination, and other business expenses for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Interest Expense. Interest expense decreased by $0.1 million, or 5%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Income Tax Expense. Income tax expense increased by $0.7 million, or 95%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by a number of partners returning to New York during the year ended December 31, 2021 as restrictions eased related to the COVID-19 pandemic, which increased the related UBT incurred.

Reconciliation of Combined and Consolidated GAAP Financial Measures to Certain Non-GAAP Measures

We use Adjusted Net Income Adjusted EBITDA, and Economic EBITDA as non-GAAP measures to track our performance and assess the TIG Entities’ ability to service their borrowings. Adjusted EBITDA and Economic EBITDA are derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss). Adjusted Net Income represents net income plus (a) an accrual recorded in 2020 for a legal action that was settled in July 2021, (b) legal fees related to a legal action that was settled in July 2021, (c) transaction expenses associated with the Business Combination in 2021, and (d) fair value adjustments to strategic investments. Economic EBITDA represents Adjusted EBITDA less net profit share economics with TIG Arbitrage. Adjusted EBITDA represents adjusted net income (loss) plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization.

We believe all three non-GAAP measures provide useful information to investors to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. These non-GAAP financial measures supplement and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Combined and Consolidated Results of Income” and “Presentation of Financial Information” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “—Reconciliation of Combined and Consolidated GAAP Financial Measures to Certain Non-GAAP Measures.”

	For the Year Ended December 31,
	2022	2021	2020
Net income before taxes	$42,244	$70,006	$43,306
Transaction expenses(a)	8,991	2,033	—
Legal settlement (b)	—	565	6,313
Fair value adjustments to strategic investments(c)	(20,666)	(15,444)	(7,670)

Adjusted income before taxes	30,569	57,160	41,949
Adjusted income tax expense	(374)	(943)	(694)

Adjusted Net Income	30,195	56,217	41,255
Interest expense, net	2,593	2,240	2,363
Income tax expense	841	1,457	748
Adjusted income tax expense (benefit) less income tax expense	(467)	(514)	(54)
Depreciation and amortization	185	165	165

Adjusted EBITDA	33,347	59,565	44,477
Affiliate profit-share in TIG Arbitrage(d)	(10,659)	(25,080)	(19,999)

Economic EBITDA	$22,688	$34,485	$24,478

(a)

Represents adjustment for transaction expenses related to the Business Combination, in order to reflect our recurring performance, which are exclusive of Alvarium Tiedemann transaction expenses. Adjustments for transaction expenses are included in merger expenses in the Combined and Consolidated Statement of Operations.

(b)

In 2020, represents an adjustment for an accrual recorded for a legal action that was settled in July 2021. In 2021, represents legal fees incurred in connection with this legal action. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities. Adjustments for legal settlement and related legal fees are included in professional fees in the Combined and Consolidated Statement of Operations.

(c)	Represents adjustment for unrealized (gains) / losses on the TIG Entities’ investments.
(d)

Represents adjustment for the affiliate’s profit-share participation in TIG Arbitrage Fund, as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from the TIG Arbitrage Fund is included within income in the Company’s statement of operations, of which Class D-1 members are entitled to 49.37% of the pre-tax net profits and losses as discussed further in Note 11, “Members’ Capital,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities. The profit-share participation is described in more detail under “Business of Alvarium Tiedemann—Fund Management Fees.” Subsequent to the Business Combination, the Class D-1 equity interest will not be entitled to a 49.37% distribution of the results of TIG Arbitrage Fund. The Company has entered into a provisional agreement with the Class D-1 equity interest holder, which would provide the same economic benefits subsequent to the Business Combination as an employee of the TIG Entities. Subsequent to the Business Combination, the Class D-1 equity interest holder will become an employee of the TIG Entities, and therefore will no longer receive distributions going forward but will receive compensation as an employee of the TIG Entities.

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. Management believes that we are well-positioned and our liquidity will continue to be sufficient for our foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives.

Sources and Uses of Liquidity

Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. As of December 31, 2022, our cash and cash equivalents were $8.3 million and we had $2.3 million available under our $45 million credit facilities. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from the COVID-19 pandemic may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines in performance of the strategies may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms.

We expect that our primary liquidity needs will continue to be to (1) provide capital to facilitate the growth of our existing investment management businesses, (2) provide capital to facilitate our expansion into businesses that are complementary to our existing investment management businesses as well as other strategic growth initiatives, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) service our debt, (6) pay income taxes and (7) make distribution payments to our unit holders in accordance with our distribution policy.

In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.

Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “—Cash Flows” within this section and “Note 9. Term Loan” to our Combined and Consolidated Financial Statements, as well as “Note 9. Term Loan” to our Condensed Combined and Consolidated Financial Statements, included in this prospectus.

Cash Flows

The Year Ended December 31, 2022 Compared to the year Ended December 31, 2021

The following tables and discussion summarize our Combined and Consolidated Statements of Cash Flows by activity attributable to the TIG Entities. Negative amounts represent a net outflow or use of cash.

	For the Year Ended December 31		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Net cash provided by operating activities	$44,544	$33,135	$11,409	34%
Net cash provided by (used in) investing activities	12,136	(18,487)	30,623	-166%
Net cash used in financing activities	(56,607)	(20,334)	(36,273)	178%

Net change in cash and cash equivalents	$73	$(5,686)	$5,759	NM

NM – Not Meaningful

Operating Activities

Net cash provided by the TIG Entities’ operating activities increased by $11.4 million, or 34%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily due to an increase in working capital and operating accounts of $56.2 million, which was offset in part by a decrease of net income of $27.1 million and an increase in investment gains of $5.2 million during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash provided by the TIG Entities’ investing activities increased by $30.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to a decrease in purchases of investments to facilitate partner contributions of $25.0 million and an increase in sales of investments to facilitate partner withdrawals of $5.6 million in TIG Arbitrage.

Financing Activities

Net cash used in the TIG Entities’ financing activities increased by $36.3 million, or 178%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to a decrease in member contributions of $16.2 million, an increase in member distributions of $18.1 million, and a decrease in net funds provided by (repaid) on member loans of $4.1 million, offset by a $2.2 million decrease in repayments on term loans.

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

The following tables and discussion summarize our Combined and Consolidated Statements of Cash Flows by activity attributable to the TIG Entities. Negative amounts represent a net outflow or use of cash.

	For the year ended December 31		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Net cash provided by operating activities	$33,135	$30,088	$3,047	10%
Net cash (used in) provided by investing activities	(18,487)	1,459	(19,946)	NM
Net cash used in financing activities	(20,334)	(27,030)	6,696	25%

Net change in cash and cash equivalents	$(5,686)	$4,517	$(10,203)	NM

NM – Not Meaningful

Operating Activities

Net cash provided by the TIG Entities’ operating activities increased by $3.0 million, or 10%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily due to an increase in net income of $26.0 million, offset in part by increases to working capital and operating accounts of $15.2 million and an increase in other investment gain of $7.8 million.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash used in the TIG Entities’ investing activities increased by $19.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a decrease in sales of investments to facilitate partner withdrawals of $27.4 million in TIG Arbitrage

Financing Activities

Net cash used in the TIG Entities’ financing activities decreased by $6.7 million, or 25%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a decrease in member distributions of $16.4 million, an increase in member contributions of $12.3 million and an increase in net funds provided by (repaid) on member loans of $3.9 million, offset by an decrease in net funds used in (drawn) on the Term Loan, as described in “Note 9. Term Loan” to the Condensed Combined and Consolidated Financial Statements, of $26.0 million.

Capital Resources

We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. Our ability to make cash dividends to our shareholders is dependent on a large number of factors, including among others: general economic and business conditions; our strategic plans and prospects; our business and investment opportunities; our financial condition and operating results; working capital requirements and other anticipated cash needs; contractual restrictions and obligations; legal, tax and regulatory restrictions; restrictions on the payment of distributions by our subsidiaries and other relevant factors.

Financial Condition and Liquidity of the TIG Entities Following the Business Combination

Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. We believe that following the Closing of the Business Combination, the sources of liquidity discussed above will continue to be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business, under current market conditions, for the foreseeable future. We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. We will continue to explore strategic financing and share buyback opportunities in the ordinary course of business. We expect this to include potential financings and refinancings of indebtedness, through the issuance of debt securities or otherwise, to optimize our liquidity and capital structure.

Commitments and Contingencies

In the normal course of business, we may engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications and potential contingent repayment obligations. We do not have any off-balance sheet arrangements that would require us to fund losses or guarantee target returns to counterparties.

Impact of Changes in Accounting on Recent and Future Trends

None of the changes to GAAP that went into effect during the years ended December 31, 2022 or 2021, or that have been issued but that we have not yet adopted, are expected to substantively impact our future trends.

Critical Accounting Estimates

We prepare our Combined and Consolidated and Condensed Combined and Consolidated Financial Statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, income, and expenses in our Combined and Consolidated and Condensed Combined and Consolidated Financial Statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 3. Significant Accounting Policies” to our Combined and Consolidated Financial Statements, as well as “Note 3. Summary of Significant Accounting Policies” to our Condensed Combined and Consolidated Financial Statements, included in this prospectus.

Principles of Combination and Consolidation

The Combined and Consolidated Financial Statements and Condensed Combined and Consolidated Financial Statements include TIG Trinity Management, LLC, and its wholly owned subsidiary, TIG Advisors LLC. TIG Trinity Management and its wholly owned subsidiary are combined with TIG Trinity GP, LLC and its wholly owned subsidiaries, TFI Partners LLC and TIG SL Capital LLC. TIG Trinity Management, LLC, TIG Trinity GP, LLC and Subsidiaries financial statements have been combined for presentation purposes, the financial position, results of operations and cash flows do not represent those of a single legal entity. These entities share common ownership, control, and management.

We consolidate other entities based on either a variable interest model or voting interest model. As such, for entities that are determined to be variable interest entities (“VIEs”), we consolidate those entities where we have both significant economics and the power to direct the activities of the entity that impact economic performance. For limited partnerships and similar entities evaluated under the voting interest model, we do not consolidate those entities for which we act as the general partner unless we hold a majority voting interest.

The consolidation guidance requires qualitative and quantitative analysis to determine whether our involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related income), would give us a controlling financial interest. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity, and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related- party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Income Recognition

We recognize income in accordance with ASC 606. Income is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize income when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative income recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Income Taxes

For tax purposes, we have been historically treated as a flow-through entity with respect to our U.S. operations. As a result, we have not been subject to U.S. federal and state income taxes. The provision for income taxes in our historical Combined and Consolidated Statements of Operations consists of local and foreign income taxes. Following the Business Combination, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by flow-through entities that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the Combined and Consolidated Financial Statements and if related to unrecognized tax benefits recognized, as a reduction in the provision for income taxes. We recognize interest and penalties, if any, as general, administrative and other expenses in the Combined and Consolidated Statements of Operations.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on our ability to generate future taxable income. When evaluating the realizability of deferred tax assets, all evidence— both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as investment adviser or general partner to our investment products and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance income and investment income. Even though the effects of COVID-19 on the financial markets has largely subsided and most countries have reduced or eliminated COVID-19-related restrictions, an increase in cases or the introduction of novel variants may continue to pose risks to financial markets.

Market Risk

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Our investment professionals benefit from our independent research and relationship networks and insights from our portfolio of active investments. We believe the combination of high-quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.

Interest Rate Risk

Our credit facilities provide $45.0 million of term loan debt. The facilities bear interest at a variable rate based on either LIBOR or a base rate plus an applicable margin with an unused commitment fee paid quarterly. Currently, the term loan bears interest calculated based on LIBOR rate plus 4.00%. As of December 31, 2022, we had $42.8 million of borrowings, inclusive of borrowing costs, outstanding under the term loan.

We estimate that in the event of approximately 90 basis points of an increase in LIBOR, there would be no impact to our interest expense; however, for any incremental increase above approximately 90 basis points, we would be subject to the variable rate and would expect our interest expense to increase commensurately.

On July 27, 2017, the United Kingdom’s FCA, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021, which was later extended to June 2023. Potential changes, or uncertainty related to such potential changes, may adversely affect the market for LIBOR-based securities or the cost of our borrowings. Please see “Risk Factors” section in this prospectus for additional information.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets. At December 31, 2022 and 2021, respectively, we had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits. We seek to mitigate this exposure by monitoring the credit standing of these financial institutions.

There have been no material changes in our market risks for the year ended December 31, 2022.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALVARIUM

Unless the context otherwise requires, references in this section to “Alvarium,” “we,” “us,” and “our,” are intended to mean Alvarium, and its consolidated subsidiaries together with Alvarium’s share of the results of associates and joint ventures. The following discussion analyzes the financial condition and results of operations of Alvarium and should be read in conjunction with the consolidated audited financial statements and the related notes included in this prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and, consequently, totals may not appear to sum.

Our Business

Alvarium’s core business is providing wealth and asset management services to individuals, families, foundations and institutions. We act as trusted advisors to assist clients to protect and grow their assets over the long term. With investment expertise in 14 offices across the globe, our focus is on in-depth research with the aim of being a leading manager selection specialist and advisor, delivering excellence, accountability, and transparency across both traditional and alternative asset classes. We adopt an independent approach to implement bespoke, endowment-style investment programs with a strong focus on strategic asset allocation and portfolio construction, as well as single asset class solutions. We have a deep expertise in private markets and offer access to proprietary co-investments in real estate and innovative growth companies. Alvarium has a presence in Australia, Eurozone countries (France, Italy, and Portugal), Hong Kong, the Isle of Man, Singapore, Switzerland, the United Kingdom (“UK”), and the United States. As of December 31, 2022, our combined assets under management (“AUM”) and assets under advisement (“AUA”) were approximately £22.2 billion. This balance is an increase of £3.4 billion, or 18% from our AUA/AUM balance as of December 31, 2021, which had increased by £2.5 billion, or 16%, during the year ended December 31, 2021. Our AUM increased by 11% during the year ended December 31, 2020.

Alvarium offers what we believe to be industry-leading expertise in four areas: investment advisory, co-investment, family office services and merchant banking advisory. As long-term stewards of client capital and a United Nations Principles for Responsible Investment (“UN PRI”) Signatory, we believe that preservation and growth in capital are aligned with being a responsible investor, which, for us, means incorporating sustainable investment criteria in our decision-making process. This includes an evaluation of Environmental, Social and Governance (“ESG”) practices of the managers we invest in and providing our clients options to invest in sustainable and impact strategies.

Investment Advisory

Alvarium provides unbiased and independent wealth management services and investment advice to individuals, families, foundations, institutions and charities. Assets we advise or manage have grown organically, and inorganically—through acquisitions and the establishment of joint ventures with other wealth managers and multi-family offices globally. Alvarium utilizes top-down and bottom-up approaches to sourcing and selecting best-in-class fund managers across private and public markets from around the world in order to create tailored asset allocations, targeting client-specific, risk- adjusted returns focused on the client’s objectives. Our services include investment strategy and implementation, asset allocation, investment manager selection and reporting. These are delivered in the following stages:

•

Strategic asset allocation, which represents the mix of asset classes that best deliver a client’s expected return at an appropriate level of risk. Asset allocation can shift over time to incorporate our macro-economic views and inclusion of long-term secular trends, but where any adjustments are in keeping with a client’s risk profile.

•	Global market research and selection, including our in-depth knowledge of each asset class, is vital in identifying the best investment opportunities from a global perspective.

•	Risk management assessment: this involves establishing a clear robust investment process focusing on client objectives, performance and risk management.

•	Client implementation uses our analytical approach to continuously optimize client portfolios based on input from our research analysts and portfolio managers to deliver the client’s objectives.

Co-investments

Alvarium provides access to private market direct investments in real estate and other asset classes. We follow a thematic investment strategy, selecting sub-sectors based on in-house industry knowledge of managers and operating partners and long-term analysis of cyclical and geographical trends. In real estate, we currently focus on UK, European, North American and Australasian high and low yield residential, long-income commercial, student housing, senior and mezzanine real estate debt, added-value development and asset rich operational companies (such as those in the hospitality sector). We identify operating partners to execute this strategy in joint venture structures, with demonstrated track records across multiple real estate cycles.

We are also expanding our Co-investment offering to provide access to proprietary investments in what we believe to be growth equity opportunities in the innovation economy, many of which are at the intersection of impact and innovation. These Co-investment opportunities are also offered to clients on an opt-in basis and provide a means for interested clients and investors to more directly access investments in later stage private companies in a range of transforming industry sectors that we believe offer the potential for high growth.

Merchant Banking

Alvarium’s merchant banking group offers specialist corporate finance advisory and capital solutions and has focused on growth companies across the media, innovation and enabling technology sphere for over 20 years. The team has a proven track record of providing strategic corporate finance advice to families and founders of closely held companies, and raising capital across a wide range of strategies and structures. Alvarium has partnered with a number of what we consider to be leading financial institutions in order to offer our clients and investors a broad range of private equity and venture capital investments across the technology and innovation economy, through funds, direct investment and co-investment opportunities. Specific services include: Merger & Acquisition (“M&A”) services, private placements, public company and IPO advisory services, strategic advisory services, independent board advice and structured finance advisory services.

Family Office Services

Alvarium provides a full range of tailored outsourced family office solutions and administrative services to founders, entrepreneurs and investors, families, their companies and trusts. Our services include: family governance, wealth planning, trust and fiduciary administration, fund administration, chief financial officer services, philanthropy, lifestyle and special projects. We work with our clients’ existing advisors to coordinate legal, accounting and tax advice, operating in partnership with carefully selected third party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for individuals, families and their associated structures.

Revenue Streams

Alvarium generates its revenue from providing diversified services in our four product lines discussed in “Our Business” section above, being: investment advisory, co-investment, merchant banking, and family office services. Each product line has different types of revenues from fees we charge our customers, including the following:

Investment Advisory Fees

Investment management or advisory fees are the primary source of revenue in our investment advisory division. These fees are generally calculated on the basis of a percentage of AUM or assets under advisement (“AUA”) depending on whether the contracts are for discretionary investment management or non-discretionary investment advisory services. There are also a small number of clients that pay fixed annual fees. For those management or advisory fees payable on a percentage of AUM or AUA, fees are generally calculated based on that average daily balance values of clients’ portfolios or on the quarter-end values of AUM or AUA (as applicable). These vary depending upon the level and complexity of client assets and are mostly billed quarterly in arrears.

Some clients in certain jurisdictions may also pay performance fees. These are non-recurring fees that are only payable if the client portfolio in question achieves a certain hurdle rate of return or if the client’s portfolio return exceeds certain benchmarks, in each case, as such are set out in the investment advisory agreements with such clients. Notwithstanding the foregoing, we have generated performance fees in three of the last four years. Performance fees are only recognized when it is probable that the economic benefits associated with the transaction will flow to the entity, therefore, the revenue recognition is deferred until performance fees are crystallized (after returns on the client’s portfolio exceeded agreed benchmark returns).

Co-investments Fees

Private market co-investments: As sponsor on private market direct and co-investment transactions, we generate income from debt and equity structures relating to specified real estate investments or investments in other alternative asset classes. Private market fees include arrangement, retainer, management, advisory, performance, acquisition, promote and other associated fees as well as interest arbitrage for debt structures. The level of fees generated in each period is linked to activity in the real estate or other relevant markets, which in turn are dependent on various macroeconomic factors.

Arrangement fees are typically 50 to 100 basis points of equity value contributed into transaction. Acquisitions fees are typically payable where there are no agency fees or where there is an off-market transaction sourced by the team. Such acquisition fees are usually in the range of 50 to 100 basis points of the purchase price of the relevant acquisition. The equity structures are long term (5-10 years) close-ended structures with fees normally ranging between 50 and 175 basis points of the equity value committed or drawn. The debt structure terms are generally between 12 and 36 months. The investment adviser, general partners or other entity entitled to fees in respect of each of our Co-investments receives such fees either monthly, quarterly or annually.

We may be entitled to a portion of the performance-related entitlements (such as carried interest or promote fees that may be payable on exit from Co-investment transactions. Carried interest entitlements are not accrued and are only recognized once crystalized on exit. Such revenues are only received if the investor hurdle (i.e. a minimum return to the investor) is reached, and may include a catch-up. Carried interest entitlements are based on a percentage of the investor return above such hurdle and are set on a deal and fund basis. Typically, carried interest entitlements represent 10-20% of the investors’ equity internal rate of return in excess of an 8 to 15% hurdle, with no carried interest entitlement being payable if the hurdle is not met.

Certain existing Co-investment vehicles, joint ventures and affiliates have entered into advisory and/or management agreements whereby we receive a share of base advisory and/or management fees from the inception of such joint venture or affiliate relationship through to the liquidation of the relevant transaction. Where we have established feeder vehicles for clients, there may also be administration and advisory fees associated with those vehicles (these are earned by our trusts and administrative business).

Management of real estate investment funds (public and private): We also generate income in our co-investments division from managing and advising real estate investment funds. Our fees from managing and advising these vehicles are contained in management and advisory contracts relating to the relevant fund and are calculated on a sliding scale of percentages of the net asset value or the market capitalization of the relevant fund, as applicable.

Brokerage Fees are also generated in our co-investments division from acting as placement agent, broker or bookrunner to investment funds, especially listed or publicly traded investment companies (including investment trusts and real estate investment trusts, such as LXi). Such fees are primarily comprised of a commission payable on completion of the capital raise, with the amount of such commission being calculated as a percentage of the proceeds of the capital raise and payable out of those proceeds. Small retainer fees may also be payable in some circumstances. In the case of listed or publicly traded investment companies, revenues are mostly derived from placement commissions payable on an IPO or secondary issuance of stock (e.g., via a large single placement or a placement program). Additionally, there may be commission for smaller share issuances, such as tap issuances.

Merchant Banking Fees

M&A advisory fees account for approximately two-thirds of the total fees generated by Alvarium’s merchant banking division. These are primarily success-based fees that are typically 1% to 2.5% of the financial outcome or target achieved. For capital raising mandates, success fees are typically higher in the 3% to 5% range - in line with market standards. We also generate small retainer fees that are typically retained in the event of abort or deducted against success fees. In addition, we may also generate a project fee for certain M&A mandates related to the duration of such transaction. Due to the transactional nature of our merchant banking division’s services, turnover is non-recurring in nature, however we have several large, longstanding clients, where the relationship spans many years with repeated engagements for services on multiple transactions.

Family Office Services Fees

We generate family office service (“FOS”) fees from our private clients and from the administration of structures introduced by, or created for, our co-investment division. FOS fees comprise initial set up fees, annual responsibility fees and time-based fees. We also recover disbursements at cost and reserve the right to charge a 3% charge to cover office incidentals. The duration of annual income is dependent on the life of underlying structure. The average life cycle of a managed structure is in excess of 10 years. Annual responsibility fees are charged per billing entity as a minimum and are billed annually in advance. We also generate FOS time-based fees arising from accounting, administration, transactional, review/reporting and other non-investment advisory services. We accrue time-based fees on an as-recorded time basis. We may offer a fixed fee in lieu of the time-based component of FOS fees, usually to long standing clients or large referral clients; however, we review actual time spent versus the amount invoiced under such arrangements regularly. Fixed fees may be billed annually in advance, quarterly in advance or very rarely, quarterly in arrears.

Trends Affecting Our Business

Global equity markets declined in performance during the year ended December 31, 2022, as supply chain issues, labor shortages, and inflation concerns increased. Outside of the U.S., the MSCI All Country World ex USA Index decreased 16.1% for the year ended December 31, 2022.The S&P 500 Index had negative returns of 19.4% for the year ended December 31, 2022..

With respect to capital raising mandates, our ability to raise debt finance and interest costs are significant factors that impact our ability to execute placement and capital markets transactions. Successful execution of client mandates historically and excellent market reputation gave us a competitive advantage and resulted in increased business from repeat customers.

Our family office services business division, on the other hand, is less impacted by macroeconomic factors, but rather, by global tax changes. The key success factor for growth in this business division is highly professional execution and fiduciary competency of our relationship managers and advisors.

Overall, we benefit from a diversified business geographic footprint and financial model. Our investment solutions have a stable base of committed capital enabling us to invest in assets with a long-term focus over different points in a market cycle and to take advantage of market volatility. Historically, a large portion of our revenue has been derived from management, advisory and administrative fees, which are generally based on the AUM/AUA percentage value and so are subject to market volatility. We have a diversified range of investment strategies, our portfolios are further diversified across investment strategies, fund vintages, geographies, sectors, and enterprise values. However, our results of operations, like those of most businesses, are affected by a variety of geo-political and macroeconomic factors, including conditions in the global financial markets and the economic, political and trading environments in the countries and markets in which we operate.

In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:

Our ability to generate strong, stable returns. The stability and strength of our investment performance is a significant factor in investors’ willingness to allocate capital to us. The new capital we are able to raise or manage drives the growth of our fee-paying AUM/AUA and the concomitant management and advisory fees. Our fee-paying AUM/AUA and management and advisory fees have grown significantly since our inception, which we believe is due to our disciplined investment strategies which contribute to the stability of our performance throughout market cycles.

Our successful deployment of capital into attractive investments. The continued growth in our fee-paying AUM/AUA and revenues is dependent on our ability to continue to identify attractive investments and deploy the capital we have raised. We are selective in the opportunities in which we invest and are targeting private and institutional investors with attractive investment dynamics. We believe we will be able to identify attractive investments into the future and execute on those investments in order to position ourselves competitively in the market. However, changes in economic and market conditions, such as the COVID-19 pandemic, discussed further below, may adversely affect our ability to realize value from our investments.

Our ability to maintain our competitive position. There has been a trend amongst alternative investors to consolidate the number of general partners in which they invest, which has driven a disproportionate amount of assets to large managers creating a bifurcation in marketplace. We believe we have several competitive and structural advantages that position us as a preferred partner within this division of the alternative asset management landscape. We expect these advantages enable us to provide unique access to asset classes that are traditionally difficult to access to our investors, and a differentiated value proposition to our partner managers. We believe we have a leading competitive positioning in our target markets that allows us to attract and successfully deploy capital in the future.

Our ability to launch new strategies. We have taken a diligent and deliberate approach to expansion to serve the needs of our ecosystem while delivering what we consider to be an attractive value proposition and strong performance to our investors. We believe we will continue to successfully launch new strategies into the future considering our competitive edge in our target markets.

The extent to which investors favor alternative investments. We believe capital raising efforts will continue to be impacted by certain fundamental asset management trends that include: (i) the increasing importance and market share of alternative investment strategies to investors of all types as investors focus on lower-correlated and higher absolute levels of return; (ii) increasing demand for alternative assets from retail investors; (iii) shifting asset allocation policies of institutional investors; (iv) de-leveraging of the global banking system, bank consolidation and increased regulatory requirements; and (v) increasing barriers to entry and growth. In addition to driving our own ability to attract new capital, those trends will also impact the ability of our funds’ underlying partners to retain and attract new capital, which in turn impacts our investment performance and ability to grow.

Presentation of Financial Information

Alvarium’s financial statements included elsewhere in this prospectus were prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and the Republic of Ireland” (or “UK GAAP”).

Alvarium’s historical financial statements were prepared using the historical cost convention method. To facilitate comparability, the pro forma financial information included elsewhere in this prospectus has been prepared by, among other things, converting Alvarium’s historical financial information into U.S. GAAP, conforming to Tiedemann Advisors’ accounting policies and applying preliminary purchase accounting adjustments based on an allocation of the purchase price to Alvarium’s assets and liabilities. See “Unaudited Pro Forma Condensed Combined Financial Information.” Consequently, Alvarium’s results of operations and consolidated statements of financial positions discussed herein are not comparable to the pro forma financial information and will not be comparable to the combined financial reporting for future periods, which will be calculated in accordance with U.S. GAAP and will reflect the accounting acquirer’s accounting policies and a new basis of accounting for Alvarium’s assets and liabilities.

Alvarium’s functional currency is the British pound (“GBP”), and its results of operations reported herein are presented in GBP. Alvarium has historically been exposed to foreign currency exchange risk. See “-Quantitative and Qualitative Disclosures About Market Risk—Foreign Currency Exchange Rate Risk.” Going forward, Alvarium’s results will be reported as part of the combined company’s results of operations and financial condition and will be reported in U.S. dollars, and, as such, will be subject to foreign currency transaction and translation risk.

Managing Business Performance and Key Financial Measures

Non-UK GAAP Financial Measures

In this prospectus, we use Adjusted Net Income and Adjusted EBITDA as non-UK GAAP financial measures. Adjusted Net Income and Adjusted EBITDA are derived from and reconciled to, but not equivalent to, its most directly comparable UK GAAP measure of loss for the financial year.

Both Adjusted Net Income and Adjusted EBITDA are used to track Alvarium’s performance. We define Adjusted Net Income as Adjusted Net Income before taxes less Adjusted Income Tax Expense. We define Adjusted Net Income before taxes as our profit (loss) before taxes for the period plus (a) equity settled share-based payments, less (b) COVID-19 subsidies, plus (c) one-time bonuses and plus (d) other one-time fees and charges. We define Adjusted EBITDA as Adjusted Net Income, plus (i) joint ventures – group share of Adjusted EBITDA plus (ii) associates – group share of Adjusted EBITDA (iii) interest expense, net (iv) income tax (benefit)/expense and (v) depreciation and amortization expense. These are non-UK GAAP financial measure supplements and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Consolidated Results of Operations” and are prepared in accordance with UK GAAP. For the specific components and calculations of these non-UK GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with UK GAAP, see “Reconciliation of Consolidated UK GAAP Financial Measures to Certain Non-UK GAAP Measures”.

Operating Metrics

We monitor certain operating metrics that are common to the asset management industry, which are discussed below.

Assets Under Management (AUM) or Advisement (AUA)

AUM/ AUA refer to the assets we manage or advise. We view AUM/AUA as a metric to measure our investment and capital raising performance as it reflects assets generally at market value. AUM/AUA is determined based on the market values of investments. Our AUM/AUA equals the sum of the following:

•	total client asset value;

•	undrawn debt (at the portfolio-level including certain amounts subject to restrictions); and

•	uncalled committed capital (including commitments to client access vehicles that have yet to commence their investment periods).

Our calculations of AUM/AUA and fee-earning AUM/AUA may differ from the calculation methodologies of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers.

Assets under advisement for our family office services division do not relate to billing. Billing is connected to structures and the annual, fixed and time-based fees applicable thereto.

The tables below present rollforwards of our total AUM/AUA by business division:

(£ amounts in millions)	Investment Advisory			Family Office	Co-	Total
	Billable	Non-billable*	Total IA	Services	investment**	AUA/AUM
AUM/AUA as of December 31, 2021	£7,699	£377	£8,076	£1,829	£8,864	£18,769
Net change	£(428)	£124	£(304)	£864	£2,830	£3,390
AUM/AUA as of December 31, 2022	£7,271	£501	£7,772	£2,693	£11,694	£22,159
Average AUM/AUA	£7,485	£439	£7,924	£2,261	£10,279	£20,464
Year-over-year growth (%)	-6%	33%	-4%	47%	32%	18%

	Investment Advisory			Family		Total
(£ amounts in millions)	Billable	Non-billable*	Total IA	Office Services	Co-investment**	AUA/AUM
AUM/AUA as of December 31, 2020	£6,327	£311	£6,638	£1,710	£7,898	£16,246
Net change	£1,372	£66	£1,438	£119	£966	£2,523
AUM/AUA as of December 31, 2021	£7,699	£377	£8,076	£1,829	£8,864	£18,769
Average AUM/AUA	£7,013	£344	£7,357	£1,770	£8,381	£17,508
Year-over-year growth (%)	22%	21%	22%	7%	12%	16%

*	Non-billable assets are exempt of fees, and consist of assets such as cash and cash equivalents, real estate, non-fee paying investment consulting assets, and other designated assets.
**	AUM/AUA is reported with a one-month lag for Home REIT and a one quarter lag for HLIF as management fees are billed on those bases.

For the year ended December 31, 2022, AUM/AUA increased by 18%. Family Office Services increases of 47%, or £864 million, and increases in Co-Investment AUM/AUA of 32% or £2,830 million, were partially offset by decreases in Billable Investment Advisory AUM/AUA of (6%) from £7,699 million to £7,271 million. The decrease in Billable Investment Advisory AUM/AUA was driven primarily due to declines of asset values as a result of the overall challenging period in global financial markets.

For the year ended December 31, 2021, AUM/AUA grew 16%, or £2,523 million, which was primarily driven by the growth of our investment advisory practice by 22%. AUM/AUA growth in 2021 was driven by a mix of new assets, as well as the impact of market and foreign exchange impacts. For the year ended December 31, 2020, AUM/AUA grew 11%, or £1,574 million, which was primarily driven by the growth of our co-investment and family office services divisions by £858 million, or 12%, and £375 million, or 28%, respectively.

Components of Consolidated Results of Operations

Revenues

Alvarium generates its revenue from providing investment advisory, co-investment, merchant banking, and family office services.

Investment Advisory

Alvarium offers comprehensive investment advisory services, including investment strategy and implementation, asset allocation, investment manager selection and consolidated reporting. Alvarium provides such advisory services on both a discretionary and a non-discretionary basis. For services provided to each client account, Alvarium charges management and / or performance fees based on the market value of AUM/AUA of that account. Management or advisory fees are charged either: (i) quarterly in arrears, calculated using the average of the daily market values during the subject quarter for such account; (ii) quarterly in advance, based upon the market value at the beginning of the quarter; or (iii) in some cases, on a flat fixed fee basis. For those assets for which valuations are not available on a daily basis, the most recent valuation provided to Alvarium is used as the market value for the purpose of calculating the quarterly fee. Performance fees are recognized once per year in the event that the customer’s account experiences an appreciation during the year above a pre-agreed threshold.

Co-investments

Alvarium provides access to private market direct investments in real estate and private equity directly and through joint ventures with alternative asset managers and operating partners. Alvarium receives advisory and management fees and carried interest directly or via the joint venture arrangements. Alvarium is entitled to a portion of performance-related fees (e.g., carried interest or promote fees) that may be payable from certain transactions. Additionally, fees from managing and advising real estate funds are calculated on a sliding scale of percentages of the net asset value or the market capitalization of the relevant funds.

Merchant Banking

Alvarium’s merchant banking division is a corporate advisory practice providing clients with strategic advice around their operational businesses or holding companies, as well as specializing in providing services to customers in media, consumer and technology sectors. Specific services include: M&A services, private placements, public company and IPO advisory services, strategic advisory services, independent board advice and structured finance advisory services. Similar to investment advisory revenue streams, fees are either recognized on a quarterly basis based upon fees agreed with the client or at the point of legal entitlement to the income.

Family Office Services

Alvarium provides tailored outsourced family office solutions and administrative services to families, trusts, foundations and institutions. Services include: family governance and transition, wealth and asset strategy, trust and fiduciary services, philanthropy, lifestyle and special projects.

Revenue represents amounts receivable and services and trade discounts. Invoicing is completed annually in advance for annual fees and fixed fees or monthly in arrears for time spent billing, with any resulting accrued income included in debtors at year end. Revenue from the rendering of services is measured by reference to the stage of completion of the service transaction at the end of the reporting period, provided that the outcome can be reliably estimated.

Expenses

Cost of sales primarily consists of staff costs, directors’ remuneration and consultancy fees.

Operating expenses net of other operating income include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.

Other income / (expenses), net consists of share of profit/(loss) of associates, share of profit/(loss) of joint ventures, income from other fixed asset investments as well as loss on impairment of investments.

Interest expense, net, consists of the interest expense on bank loans and overdrafts, interest on obligations under finance leases and hire purchase contracts, interest on deferred acquisition payments and interest from shareholder loans, as well as other interest payable and similar charges. Interest income consists of interest on loans issued and other receivables.

Income tax expense / (benefit) consists of the aggregate amount of current and deferred tax recognized in the reporting period. Current tax is recognized on taxable profits for the current and past periods. Current tax is measured as the amounts of tax expected to pay or recover using the tax rates and laws that have been enacted or substantively enacted at the reporting date. Deferred tax is recognized in respect of all timing differences at the reporting date. Unrelieved tax losses and other deferred tax assets are recognized to the extent that is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Deferred tax is measured using tax rates and laws that have been enacted or substantively enacted at the reporting date that are expected to apply at the reversal of the timing difference.

Net income (loss) attributable to non-controlling interests represents the ownership interests that third parties hold in Alvarium entities that are consolidated into our Consolidated Financial Statements based on their ownership interests in such Alvarium entities.

Results of Operations

Consolidated Results of Operations – The Year ended December 31, 2022 compared to the Year ended December 31, 2021

The following table presents the results of operations for the year ended December 31, 2022 and 2021:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2022	2021	Change, £	Change, %
Turnover	£81,625	75,164	6,461	9%
Cost of sales	(91,525)	(50,416)	(41,109)	(82%)

Gross profit	(9,900)	24,748	(34,648)	(140%)
Operating expenses	(38,880)	(26,159)	(12,721)	(49%)

Operating income / (loss)	(48,780)	(1,411)	(47,369)	N/M
Other income / (expenses), net	3,256	4,430	(1,174)	(27%)
Interest expense, net	(5,763)	(1,608)	(4,155)	(259%)

Income / (loss) before taxation	(51,287)	1,411	(52,698)	N/M
Income tax benefit (expense)	4,770	537	4,233	N/M

Income / (loss) for the financial period	(46,517)	1,948	(48,465)	N/M

Income / (loss) for the financial period attributable to:
The owners of the parent company	(46,508)	1,126	(47,634)	N/M
Non-controlling interest	(9)	822	(831)	N/M

	(46,517)	1,948	(48,465)	N/M

N/M – Not meaningful

Turnover

The year ended December 31, 2022 compared to the year ended December 31, 2021:

	Year ended December 31,		Favorable (Unfavorable)
	2022	2021	Change, £	Change, %
Investment advisory	£26,465	£27,078	£(613)	(2%)
Co-investment	38,653	27,825	10,828	39%
Merchant banking	6,981	12,383	(5,402)	(44%)
Family office services	9,526	7,878	1,648	21%

Total Turnover	£81,625	£75,164	£6,461	9%

Investment advisory services revenue decreased by £0.6 million, or 2%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was primarily due to a decrease in management and advisory fees for clients, which are calculated as a percentage of AUM/AUA, and reflect the challenging environment during the year ended December 31, 2022 compared to the year ended December 31, 2021. Average billable AUM/AUA related to investment advisory activities was approximately 7% higher during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Co-investment services revenue increased by £10.8 million, or 39%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in co-investment services revenue was driven primarily through increased fees linked to capital raising. Fees from public markets activities increased to £ 27.0 million from £20.7 million during the year ended December 31, 2022 and December 31, 2021, respectively. The increase in public markets activity was driven by increase in management fees earned from increased market capitalization of LXi REIT PLC. Revenues from private market activities increased to £11.7 million during the year ended December 31, 2022 from £7.1 million during the year ended December 31, 2021. This increase was driven primarily by £2.6 million exit fee earned from a certain real estate investment and increase in overall Co-investment business activity.

Merchant banking services revenue decreased by £5.4 million, or 44%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. Merchant banking fees are generally success-based, and therefore financial performance reflects the prevailing market economic conditions which had deteriorated for the year ended December 31, 2022 relative to the year ended December 31, 2021.

Family office services revenue increased by £1.6 million, or 21%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase is in relation to new investment management fees for Alvarium Fund Managers (UK) Limited. Fees under family office services revenues are based on hourly staff charge out rates or fixed fee arrangements, and are not driven by changes in AUM.

Expenses

The Year ended December 31, 2022 compared to the Year ended December 31, 2021

Cost of sales increased by £41.1 million, or (82%), for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to increased headcount and staff related costs, including an exceptional one-time LTIP payout of £30.9 million. Commissions paid under external revenue share agreements also increased by £5.1 million due an increase in amounts owed under revenue-sharing arrangements with third parties from real estate carry exits during the year ended December 31, 2022 compared to minimal activity during the year ended December 31, 2021.

Operating expenses, net of other operating income increased by £12.7 million, or (49%), for the year ended December 31, 2022 compared to the year ended December 31, 2021, due primarily to an increase of legal and other professional fees of £5.1 million, driven in part by the transactions contemplated by the Business Combination Agreement as well as other business activity, increases in corporate travel of £1.1 million, and irrecoverable VAT/Taxes of £0.5 million. Additionally, operating expenses increased by £3.1 million during the year ended December 31, 2022 due to higher amortization expense, including of the intangible asset recognized upon acquisition of Prestbury Investment Partners Limited.

Other income, net decreased by £1.2 million, or (27%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, largely due to an increase in profits from JV of £1.4m, arising primarily as a result of a gain recognized on disposal of joint venture investment Alvarium NZ of £4.6 million. This was offset by an increase in the amounts written off investments £(1.2), an overall decrease in profits from associates (£0.7) million and a decrease in income from other fixed asset investments £(0.5) million, during the year ended December 31, 2022.

Interest expense, net of interest income increased by £4.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to interest accrued on the loan used to finance the acquisition of Prestbury Investment Partners Limited.

Income tax benefit of £3.8 million was recognized for the year ended December 31, 2022 compared to an income tax benefit of £0.5 million recognized during the year ended December 31, 2021. The benefit of £0.5 million arising in 2021 was primarily due to the full recognition of deferred tax assets in the UK by Alvarium Investments Limited. Specifically, the increased stake in LXi REIT Advisors Limited acquired during 2021, as well as improved results of Alvarium Investment Advisors in the United States, allowed for full recognition and utilization of the deferred tax assets.

The effective rate for the year ended December 31, 2022 of 11.7% has increased by 10.7% due to non-deductible expenses related to the transactions contemplated by the Business Combination Agreement, as referenced in the operating expense comments above, and non-deductible goodwill of £633 thousand. These amounts are offset by benefits due to non-taxable income arising on the disposal shares in the New Zealand based property companies in Q3 2022. This transaction qualified for the substantial shareholding exemption (SSE) and the revaluation of the UK corporate tax losses to reflect the increase in the enacted tax rate to 25% which takes effect from April 1 2023.

Profit attributable to non-controlling interests decreased by £(0.9) million for the year ended December 31, 2022 compared to the year ended December 31, 2021, due to a reduction in non-controlling interests held outside the group in both LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited, which became wholly owned.

Consolidated Results of Operations – The Year Ended December 31, 2021 compared to the Year ended December 31, 2020

The following table presents the results of operations for the year ended December 31, 2021 and 2020:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2021	2020	Change, £	Change, %
Turnover	£75,164	52,263	22,901	44%
Cost of sales	(50,416)	(40,032)	(10,384)	(26)%

Gross profit	24,748	12,231	12,517	102%
Operating expenses net of other operating income	(26,159)	(17,528)	(8,631)	(49%)

Operating income / (loss)	(1,411)	(5,297)	3,886	73%
Other income / (expenses), net	4,430	2,086	2,344	112%
Interest expense, net	(1,608)	(481)	(1,127)	(234%)

Income / (loss) before taxation	1,411	(3,692)	5,103	138%
Income tax expense / (benefit)	(537)	315	222	70%

Income / (loss) for the financial period	1,948	(3,377)	5,325	158%

Income / (loss) for the financial period attributable to:
The owners of the parent company	1,126	(4,845)	5,971	123%
Non-controlling interest	822	1,468	(646)	(44%)

	1,948	(3,377)	5,325	158%

N/M – Not meaningful

Turnover

The Year Ended December 31, 2021 compared to the Year Ended December 31, 2020:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2021	2020	Change, £	Change, %
Investment advisory	£27,078	£22,464	£4,614	21%
Co-investment	27,825	16,739	11,086	66%
Merchant banking	12,383	5,224	7,159	137%
Family office services	7,878	7,836	42	1%

Total Turnover	£75,164	£52,263	£22,901	44%

Investment advisory services revenue increased by £4.6 million, or 21%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to growth of management and advisory fees (which are calculated as a percentage of AUM/AUA) and performance fees. Investment advisory services revenue grew approximately in line with the divisional AUM growth of 22%. Additionally, performance fees grew to £2.4 million during the year ended December 31, 2021 from £1.7 million for the year ended December 31, 2020.

Co-investment services revenue increased by £11.1 million, or 66%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in co-investment services revenue was driven primarily through increased fees linked to capital raising. Specifically, increased fees were tied to growth in Alvarium Securities Limited, which increased £5.4 million year-over-year, from £3.9 million for the year ended

December 31, 2020 to £9.3 million for the year ended December 31, 2021. Additionally, the increases in net asset value of Home REIT PLC and market capitalization of LXi REIT PLC resulted in year-over-year fee increases of £2.4 million and £1.9 million, respectively.

Merchant banking services revenue increased by £7.2 million, or 137%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Because merchant banking fees are generally success- based, revenue during the first three quarters of the year ended December 31, 2020 was significantly affected by material market uncertainty from the COVID-19 pandemic that led to reduced merchant banking activity. Since Q4 2020, in line with improved market sentiment, there has been a significant increase in revenue from M&A advisory services including in early 2021, the formal closing after receiving necessary regulatory clearances, of a transaction announced in 2020. In addition, merchant banking services revenue increased due to the increased volume of equity and debt securities placed, benefitting from the general positive market activity in 2021 compared to 2020.

Family office services revenue for the year ended December 31, 2021 remained essentially flat with the revenue for the year ended December 31, 2020. Fees under family office services revenues are based on hourly staff charge out rates or fixed fee arrangements, and are not driven by changes in AUM.

Expenses

The Year Ended December 31, 2021 compared to the Year Ended December 31, 2020

Cost of sales increased by £10.4 million or 26% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to staff bonus provisions and remuneration linked to revenue in the investment advisory and merchant banking divisions, which increased during the year ended December 31, 2021.

Operating expenses net of other operating income increased by £8.6 million or 49% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due primarily to an increase of legal and other professional fees of £7.5 million driven in part by the transactions contemplated by the Business Combination Agreement as well as other business activity, and a decrease in other operating income by £0.9 million, which was offset by a decrease of £0.2 million in travel expenses resulting from the COVID-19 pandemic.

Other income / (expenses), net increased by £2.3 million or 112% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an increase of the share of profits of joint ventures by £1 million, an increase in share of profits of associates by £1 million, and an increase in income from other fixed asset investments of £0.5 million during the year ended December 31, 2021.

Interest expense, net of interest income increased by £1.1 million or 234% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to newly issued subordinated shareholder loans of £8.65 million the proceeds of which were used to acquire a 2.4% increased stake in LXi REIT Advisors Limited in January 2021, which resulted in a £0.9 million increase in interest expense.

Income tax benefit increased by £0.2 million or 70% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to the recognition of deferred tax assets in the UK by Alvarium Investments Limited. Specifically, the increased stake in LXi REIT Advisors Limited, as well as improved results of Alvarium Investment Advisors in the United States, allowed for full recognition and utilization of the deferred tax assets.

Profit attributable to non-controlling interests decreased by £0.7 million or 44% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due to the acquisition of 100% of ownership stakes in both LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited during the year ended December 31, 2021.

Reconciliation of Consolidated UK GAAP Financial Measures to Certain Non-UK GAAP Measures

We use Adjusted Net Income and Adjusted EBITDA as non-UK GAAP measures to assess and track our performance. Adjusted Net Income and Adjusted EBITDA as presented in this prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, UK GAAP. For more information, see “Presentation of Financial Information.” The following table presents the reconciliation of income for the financial period as reported in the consolidated statement of comprehensive income to Adjusted Net Income and Adjusted EBITDA:

	For the year ended December 31,
£‘000	2022	2021
Adjusted Net Income and Adjusted EBITDA
Profit/(Loss) for the financial period before taxes	(51,287)	1,411
Equity settled share-based payments (a)	—	1
Other one-time fees and charges (b)	9,036	6,471
Fair value adjustments to strategic investments (c)	1,027	54
Long term incentive plan expenses (d)	30,898	—
Legal settlement (e)	5,873	—

Adjusted income before taxes	(4,453)	7,937
Adjusted income tax benefit	846	526

Adjusted Net Income	(3,607)	8,463

Joint ventures—Group share of Adjusted EBITDA (i)	2,185	3,003
Associates—Group share of Adjusted EBITDA (ii)	149	116
Interest expense, net	5,763	1,608
Income tax expense (benefit)	(4,770)	(537)
Adjusted income tax expense less income tax benefit	3,924	11
Depreciation and amortization	9,323	6,276

Adjusted EBITDA	12,967	18,940

(i)	Joint venture—Adjusted EBITDA reconciliation

	For the Year ended December 31,
£‘000	2022	2021
Share of profit of joint ventures*	(264)	2,898

Adjustments:	—	—
Share of interest	478	429
Share of taxation	724	1,170
Share of amortization / depreciation	341	762
Amortization on consolidation	642	642

Total EBITDA Adjustments	2,185	3,003

Group share of reported EBITDA	1,921	5,901

(ii)	Associates – Adjusted EBITDA reconciliation

	For the Year ended December 31,
£‘000	2022	2021
Share of profit of associates*	760	1,411

Adjustments:	—	—
Share of interest	1	—
Share of Taxation	64	38
Share of amortization / depreciation	11	10
Amortization on consolidation	73	68

Total EBITDA Adjustments	149	116

Group share of reported EBITDA	909	1,527

*

Share of profit of associates and of joint ventures was not included in the reconciliation, since these amounts were already part of “Loss for the financial year attributable to the owners of the parent company”.

a)	Represents non-cash equity-based compensation of Alvarium to its employees.

b)

Represents other one-time fees and charges that management believes are not representative of the operating performance, which includes professional fees related to this Transaction. One-time fees and charges incurred are included in administrative expenses in the Consolidated Statement of Comprehensive Income.

c)	Represents adjustment for unrealized (gains)/losses on Alvarium’s investments.

d)	Represents adjustment for one-time payments made under long term incentive plan (LTIP).

e)	Represents adjustment for separation agreement expense recorded during the year ended December 31, 2022.

	For the Year Ended December 31,
£‘000	2021	2020
Adjusted Net Income and Adjusted EBITDA
Profit (Loss) for the financial period before taxes	£1,411	£(3,693)
Equity settled share-based payments (a)	1	7
COVID-19 Subsidies (b)	—	(760)
Other one-time fees and charges (c)	6,471	141
Fair value adjustments to strategic investments (d)	54	—

Adjusted income before taxes	7,937	(4,305)
Adjusted income tax benefit	526	458

Adjusted Net Income	8,463	(3,847)

Joint ventures—Group share of Adjusted EBITDA (i)	3,003	2,022
Associates—Group share of Adjusted EBITDA (ii)	116	124
Interest expense, net	1,608	481
Income tax benefit	(537)	(315)
Adjusted income tax expense less income tax benefit	11	(143)
Depreciation and amortization	6,276	6,357

Adjusted EBITDA	£18,940	£4,679

(i)	Joint venture—Adjusted EBITDA reconciliation

	Year ended December 31,
£‘000	2021	2020
Share of profit of joint ventures*	2,898	1,925

Adjustments:
Share of interest	429	364
Share of taxation	1,170	738
Share of amortization / depreciation	762	278
Amortization on consolidation	642	642

Total Adjustments	3,003	2,022

Group share of Adjusted EBITDA	5,901	3,947

(ii)	Associates – Adjusted EBITDA reconciliation

	Year Ended December 31,
£‘000	2021	2020
Share of profit of associates*	1,411	459

Adjustments:
Share of interest	—	—
Share of taxation	38	37
Share of amortization / depreciation	10	13
Amortization on consolidation	68	74

Total Adjustments	116	124

Group share of Adjusted EBITDA	1,527	583

*

Share of profit of associates and of joint ventures was not included in the reconciliation, since these amounts were already part of “Loss for the financial year attributable to the owners of the parent company”.

a)	Represents non-cash equity-based compensation of Alvarium to its employees.

b)	Represents COVID-19 subsidies received from the governments of Hong Kong, Singapore, the UK and the United States.

c)	Represents other one-time fees and charges that management believes are not representative of the operating performance, which includes professional fees related to this Transaction.

d)

Represents adjustment for unrealized (gains)/losses on Alvarium’s investments. One-time fees and charges incurred are included in administrative expenses in the Consolidated Statement of Comprehensive Income.

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. Management believes that our liquidity will continue to be sufficient for Alvarium’s foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives.

Sources and Uses of Liquidity

Our primary sources of liquidity are: (1) cash on hand; (2) cash from operations, including investment advisory fees, which are generally collected quarterly; and (3) net borrowing from our credit facilities. As of December 31, 2022, our cash and cash equivalents were £7.2 million, we had £50.3 million of debt outstanding inclusive of the £40.0 million outstanding under a subordinated shareholder loan, and availability under our credit facilities of £2.5 million. The outstanding debt balances as of December 31, 2022, were settled upon completion of the Business Combination. Our ability to draw from the credit facilities is subject to minimum management fee and other covenants. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from the COVID-19 pandemic may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines or delays in transaction activity may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of, or refinance, our existing indebtedness or obtain new indebtedness with similar terms.

We expect that our primary liquidity needs will continue to be to: (1) provide capital to facilitate the growth of our existing alternative asset and wealth management businesses; (2) provide capital to facilitate our expansion into businesses that are complementary to our existing investment management and advisory businesses as well as other strategic growth initiatives; (3) pay operating expenses, including cash compensation to our employees; (4) fund capital expenditures; (5) service our debt; (6) pay income taxes; and (7) make dividend payments to our shareholders in accordance with our distribution policy.

In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.

Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “Cash Flows” within this section, “Note 16. Debtors” and “Note 18. Creditors: amounts falling due within one year” to our consolidated financial statements included in this prospectus.

Cash Flows

The Year ended December 31, 2022 Compared to the Year ended December 31, 2021

	Year Ended December 31,		Favorable (Unfavorable)
£‘000	2022	2021	Change, £	Change, %
Net cash (used in)/provided by operating activities	£(3,868)	£14,452	£(18,320)	N/M
Net cash provided by/(used in) investing activities	3,591	(9,747)	£13,338	N/M
Net cash used in financing activities	(6,008)	(39)	£(5,969)	N/M

Net change in cash and cash equivalents	£(6,285)	£4,666	£(10,951)	N/M

N/M – Not meaningful

Operating Activities

Net cash provided by operating activities decreased by £(18.3) million, from £14.5 million for the year ended December 31, 2021 to £(3.9) million for the year ended December 31, 2022. This change was driven by a significant decrease in operating results due to higher personnel costs and an increase in administrative costs of £10.1 million.

Investing Activities

Net cash from investing activities was £3.6 million and net cash used from investing activities was £(9.8) million for the years ended December 31, 2022 and 2021, respectively. The increase of £13.4 million was primarily driven from the sale of interests in associates and joint ventures resulting in proceeds of £4.7 million, cash receipts from the repayment of advances and loans totaling £1.5 million. Additionally, there was a decrease in cash payments used for transactions with equity holders during the year ended December 31, 2022 resulting in a year-over-year change of £6.3 million.

Financing Activities

Net cash used in financing activities was £(6.0) million and £(0.1) million for the years ended December 31, 2022 and 2021, respectively. The decrease of £(6.0) million was primarily driven by the interest paid on a subordinated shareholder loans in connection with the acquisition of management rights from Prestbury Investment Partners Limited.

Cash Flows

The Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2021	2020	Change, £	Change, %
Net cash provided by operating activities	£14,452	£3,330	£11,122	N/M
Net cash used in investing activities	(9,747)	(2,502)	(7,245)	(290%)
Net cash (used in)/provided by financing activities	(39)	423	(462)	(109%)

Net change in cash and cash equivalents	£4,666	£1,251	£3,415	273%

N/M – Not meaningful

Operating Activities

Net cash provided by operating activities increased £11.2 million, from £3.3 million for the year ended December 31, 2020 to £14.5 million for the year ended December 31, 2021. This change was driven by improved financial performance in both the Merchant Banking and Co-Investment divisions as noted in the turnover section and an £11.1 million increase attributable to changes in trade and other creditors balances, from £4.0 million during the year ended December 31, 2020 to £15.1 million during the year ended December 31, 2021.

Investing Activities

Net cash used in investing activities was £(9.8) million and £(2.5) million for the years ended December 31, 2021 and 2020, respectively. The change of £(7.3) million was primarily driven by additional cash outflows of £(6.3) million related to the acquisitions of further shares in LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited and a £(0.9) million increase in cash advances and loans granted.

Financing Activities

Net cash used in financing activities was £(0.1) million for the year ended December 31, 2021 compared to net cash provided by financing activities of £0.4 million for the year ended December 31, 2020. The change of £(0.5) million was primarily driven by an increase of £(0.3) million in cash used to pay interest and an increase

£(0.4) of cash used to pay dividends during the year ended December 31, 2021 as compared to the year ended December 31, 2020

Commitments and Contingencies

In the normal course of business, we may engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications, transaction bridging and potential contingent repayment obligations. We do not have any off-balance sheet arrangements that would require us to fund losses or guarantee target returns to investors.

Litigation

From time-to-time we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

Alvarium’s subsidiary, LJ Management (IOM) Limited, is a co-respondent with others in a claim being brought by Ballacorey Wheat Limited and GEM Global Yield Fund Limited. LJ Management (IOM) Limited denies any liability and is defending the claim. However, if the claim succeeds, the liability (including costs) is materially covered by insurance. Please see additional information in the sections “Business of Alvarium Tiedemann” and “Historical Business of Alvarium” included in this prospectus.

Home REIT is a real estate investment trust company listed on the London Stock Exchange. Alvarium Fund Managers (UK) Limited (“AFM UK”) is its alternative investment fund manager (or “AIFM”) and AHRA is its investment adviser. AFM UK is a wholly owned subsidiary of Alvarium. AHRA was owned by Alvarium RE Limited (“Alvarium RE”, another member of the Group) up until 30 December 2022, when it was sold. As such, AHRA was not acquired in connection with the Business Combination. Accordingly, AHRA has never been a member of AlTi’s group (the “AlTi Group”). Notwithstanding the disposal of AHRA, Alvarium RE retained an option to reacquire AHRA and, consequently, AHRA has been included in the AlTi Group’s consolidated financial statements for the financial year ending 31 December 2022 in accordance with applicable accounting requirements.

Since November 2022, Home REIT and AHRA have been the subject of a series of allegations in the UK media regarding Home REIT’s operations, triggered by a report issued by a short seller. Following the publication of the short seller report, a UK law firm (Harcus Parker Limited) announced that it was seeking current and former shareholders of Home REIT to potentially bring claims in connection with the allegations. Harcus Parker’s announcement states that claims will likely be brought against Home REIT itself, its directors, and AFM UK. Notwithstanding the Harcus Parker publication, as at the date of this prospectus, no letter before action has been received by AFM UK (as such is required under the Practice Direction on Pre-action Protocols and Conduct contained in the Civil Procedure Rules prior to a claimant commencing litigation), no litigation has been commenced against Home REIT or AFM UK, and we do not currently have visibility on the likelihood or otherwise of litigation actually being commenced. Further, given the above, it is not possible at this point in time for us to reliably assess the quantum of any claims that may potentially be brought, though such quantum may potentially be material to us. If any litigation or other action is commenced against AFM UK, our current assessment is that any such claims or actions should be defended and would be unlikely to succeed. However, if any claims were commenced, the we would anticipate that such claims may involve complex questions of law and fact and we may incur significant legal expenses in defending such litigation. We are also not aware of any regulatory issues connected to the above-mentioned matters that may have an adverse impact on us.

We maintain insurance policies which are intended to provide coverage for various claims, subject to the terms and conditions of the relevant policy. Such policies include, among other things, indemnification for legal expenses. We also have access to credit facilities to support the business, if required. These arrangements support the our assessment of going concern and of its ability to address any potential financial impact arising from the above.

Related Party Transactions

Alvarium entered into the following transactions with related parties:

Loans receivable and Loans payable

Shareholder loans were granted to certain related parties with outstanding balances (including interest receivables) of £5.2 million and £5.8 million as of December 31, 2022 and December 31, 2021 respectively. Also, Alvarium issued cash advances to other holding companies with an outstanding balance of £0.6 million and £0.6 million as of December 31, 2022 and December 31, 2021, respectively.

Alvarium received loans from certain related parties with the balance of £0.2 million and £0.2 million as of December 31, 2022 and December 31, 2021 respectively.

Alvarium charged interest income on loans issued to certain related parties. As a result of these transactions, Alvarium recognized £0.2 million and £0.2 million of income for the year ended December 31, 2022 and year ended December 31, 2021 respectively.

Alvarium received subordinated loans from certain shareholders equal to £40 million to finance the acquisition of management rights from Prestbury Investment Partners Limited. Principal on the subordinated shareholder loans plus accrued and unpaid interest will become due and payable in 2023.

Advisory and Management services

Alvarium provided advisory and management services and charged interest income on loans issued to certain related parties. As a result of these transactions, Alvarium recognized £0.2 million and £0.2 million of income for the years ended December 31, 2021 and December 31, 2020, respectively.

For further discussion of related party transaction see “Note 30. Related party transaction” to our unaudited consolidated financial statements included in this prospectus.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in compliance with UK GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 3. Accounting Policies”, to our consolidated financial statements included in this prospectus.

Business Combinations

The accounting for the business combination was performed in accordance with Section 19 Business Combinations and Goodwill of UK GAAP. This guidance requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed and any non-controlling interest in the acquiree, and establishes the acquisition date as the fair value measurement point. Accordingly, we recognize assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling interests in the acquiree, based on fair value estimates as of the date of acquisition. Goodwill remains the difference between the fair value of the consideration and the assets and liabilities acquired. Goodwill is always considered to have a finite useful life and is amortized over the useful life. If the expected useful life cannot be reliably measured, the useful life shall not exceed 10 years.

Discounted cash flow models are typically used in these valuations if quoted market prices are not available, and the models require the use of significant estimates and assumptions including, but not limited to:

(1) estimating future revenue, expenses and cash flows expected to be collected; and (2) developing appropriate discount rates, long-term growth rates, customer duration and portfolio attrition rates. Our estimates of fair value are based upon assumptions believed to be reasonable, but we recognize that the assumptions are inherently uncertain. Please refer to Note 20, “Deferred consideration payable on acquisition”, within the historical consolidated financial statements included in this prospectus, for more information on past acquisitions and the determination of fair value.

Revenue Recognition

We recognize revenue in accordance with Section 23 Revenue of UK GAAP. Section 23 Revenue provides recognition criteria for: (i) the sale of goods; (ii) rendering of services; (iii) construction contracts in which the entity is the contractor; and; (iv) interest, royalties and dividends. Section 23 Revenue requires that revenue for the rendering of services is recognized when the outcome of a transaction can be estimated reliably and that an entity shall recognize revenue associated with a transaction by reference to the stage of completion of the transaction at the end of the reporting period. The outcome of a transaction can be estimated reliably when all the following conditions are met: (a) the amount of revenue can be measured reliably; (b) it is probable that the economic benefits associated with the transaction will flow to the entity; (c) the stage of completion of the transaction at the end of the reporting period can be measured reliably; and (d) the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

Alvarium is following Section 23 Revenue recognition guidance for interest income and dividends. Interest income is recognized using the effective interest rate method. Dividend income is recognized when the right to receive payment is established.

AHRA Continued Consolidation

On December 30, 2022, ARE, an indirect wholly-owned subsidiary of Alvarium, entered into an agreement to sell 100% of the equity of AHRA to a newly formed entity owned by the management of AHRA, for aggregate consideration approximately equity to £24 million. The consideration comprised a 0% promissory note maturing December 31, 2023, subject to extension if mutually agreed upon by the parties thereto.

Additionally, ARE received a call option pursuant to which ARE has the right to repurchase AHRA prior to the repayment of the note for a purchase price equal to the loan balance then outstanding thereunder.

The consolidated financial statements and AUM/AUA figures include the accounts of AHRA. Subsidiaries are companies over which Alvarium has the power indirectly and/or directly to control the financial and operating policies so as to obtain benefits. In assessing control for accounting purposes, potential voting rights that are presently exercisable or convertible are taken into account. Although Alvarium does not presently have legal control of AHRA, it has a right to reacquire such legal control through the call option it holds and accordingly AHRA has been deemed to be a subsidiary for accounting purposes.

Income Taxes

We recognize income taxes in accordance with Section 29 Income tax of UK GAAP.

Income tax expense (benefit) consists of the aggregate amount of current and deferred tax recognized in the reporting period. Current tax is recognized on taxable profits for the current and past periods. We provide for potential current tax liabilities that may arise on the basis of the amounts expected to be paid to the tax authorities, and use the tax rates and laws that have been enacted or substantively enacted at the reporting date.

Deferred tax is recognized in respect of all timing differences at the reporting date. Unrelieved tax losses and other deferred tax assets are recognized to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Deferred tax is measured using tax rates and laws that have been enacted or substantively enacted at the reporting date that are expected to apply at the reversal of the timing difference.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under UK GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as an investment adviser to our investment solutions and the sensitivity to movements in the market value of their investments, including the effect on management and advisory fees, performance fees and investment gains or losses. Even though the effects of COVID-19 on the financial markets has largely subsided and most countries have reduced or eliminated COVID-19-related restrictions, an increase in cases or the introduction of novel variants may continue to pose risks to financial markets.

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including market risk, interest rate risk, credit risk and foreign exchange rate risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.

Market Risk

The market price of investments may significantly fluctuate during the period of investment, which leads to changes in management and advisory fees (since they are calculated as a percentage of AUM/AUA). Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. We believe the combination of high- quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.

Interest Rate Risk

Alvarium has interest-bearing assets and interest-bearing liabilities. Interest-bearing assets include cash and loan balances, all of which earn interest at fixed rates. As of December 31, 2022, Alvarium had a bank loan to fund expansion. Alvarium has a policy of agreeing medium to long-term revolving facilities with its bank in order to provide flexibility. The interest on this facility currently tracks the Sterling Overnight Index Average (“SONIA”), whereby the terms on debt drawn are 4.75% + SONIA. This bank loan was repaid in January 2023.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

Foreign Currency Exchange Rate Risk

Although Alvarium receives a majority of its revenue in British pounds, which is its functional and reporting currency, Alvarium is exposed to foreign currency exchange risk, primarily with respect to the U.S. dollar, Swiss franc and the Hong Kong dollar. Alvarium does not believe the impact of a 10% increase or decrease in the exchange rate for British pounds and any of such currencies would have a significant material impact on its revenue. Alvarium does not currently hedge its foreign exchange exposure.

Liquidity Risk

Alvarium actively maintains a capital structure that involves the use of various debt facilities. This capital structure is designed to ensure that Alvarium has sufficient available funds for operations and planned expansions. Additionally, Alvarium ensures that its leverage is appropriate such that it has sufficient capital to repay any outstanding amounts on credit instruments when they become due.

Recent Developments

In July 2022, a subsidiary of Alvarium, LXi REIT Advisors Limited, acquired the rights to manage Secure Income REIT plc, by purchasing the existing shares of Prestbury Investments Partners Limited, for £40 million (this was connected to a wider transaction in which Secure Income REIT plc was itself acquired by LXi REIT plc, and LXi REIT Advisors Limited advises the combined entity). The acquisition was financed via a loan from Alvarium shareholders. This acquisition has been treated as an asset acquisition for accounting and reporting purposes.

HISTORICAL AND COMBINED NON-GAAP MEASURES OF TWMH, THE TIG ENTITIES AND ALVARIUM

Reconciliation of Combined Historical GAAP Financial Measures to Certain Combined Historical Non-GAAP Measures

Historically, we used Adjusted Net Income, Adjusted EBITDA, and Economic EBITDA as non-GAAP measures to track our performance and assess the companies’ ability to service their borrowings. We believe the non-GAAP measures provide useful information to investors to help them evaluate historical operating results by facilitating an enhanced understanding of historical operating performance and enabling them to make more meaningful period to period comparisons. Adjusted Net Income, Adjusted EBITDA, and Economic EBITDA as presented within the Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of TWMH, the TIG Entities, and Alvarium are supplemental measures of historical performance that are not required by, or presented in accordance with, US GAAP, or UK GAAP. For more information, see “Non-GAAP Financial Measures” in TWMH and the TIG Entities’ respective Management’s Discussion and Analysis of Financial Condition and Results of Operations sections and “Non-UK GAAP Financial Measures” in Alvarium’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section. The following tables present the reconciliation of historical and combined net income as reported in the historical Statements of Operations to Combined Adjusted Net Income, Combined Adjusted EBITDA, and Combined Economic EBITDA:

For the Year Ended December 31, 2022	TWMH	TIG Entities	Alvarium (a)	Total
Combined Adjusted Net Income, Combined Adjusted EBITDA, and Combined Economic EBITDA
Net income before taxes	$(5,471)	$42,244	$(31,790)	$4,983
Equity settled share based payments P&L(b)(f)	4,223	—	—	4,223
Transaction expenses(c)	8,467	8,991	11,138	28,596
Change in fair value of (gains) / losses on investments (d)	(247)	—	—	(247)
Fair value adjustments to strategic investments(e)	—	(20,666)	1,212	(19,454)
Holbein compensatory earn-in (f)	1,858	—	—	1,858
One-time bonuses (g)	1,019	—	—	1,019
TWMH Partner’s payout right (h)	3,662	—	—	3,662
Other one-time deal costs (i)	643	—	—	643
Long term incentive plan expenses (j)	—	—	13,170	13,170
Legal settlement (k)	—	—	7,092	7,092

Combined adjusted income before taxes	14,154	30,569	822	45,545
Adjusted income tax expense	(1,312)	(374)	5,709	4,023

Combined Adjusted Net Income	12,842	30,195	6,531	49,568
Adjustments related to joint ventures and associates(l)	—	—	2,029	2,029
Interest expense, net	427	2,593	7,007	10,027
Income tax expense	527	841	(5,939)	(4,571)
Adjusted income tax expense (benefit) less income tax expense	785	(467)	230	548
Depreciation and amortization	2,339	185	7,111	9,635

Combined Adjusted EBITDA	16,920	33,347	16,969	67,236
Affiliate profit-share in TIG Arbitrage(m)	—	(10,659)	—	(10,659)

Combined Economic EBITDA	$16,920	$22,688	$16,969	$56,577

(a)	See Year Ended December 31, 2022 GAAP Bridge table below for an explanation of the conversions of Alvarium’s historical net income to US GAAP and USD.
(b)	Represents add-back of the non-cash expense related to equity-based compensation to it employees.
(c)	Represents adjustment for transaction expenses related to the Business Combination, in order to reflect our recurring performance.
(d)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(e)	Represents add-back of unrealized (gains) / losses on strategic investments.
(f)

Add back of cash portion of the compensatory earn-ins related to the Holbein acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH. The $3.7 million of compensatory earn-ins is settled in 50% equity and 50% cash. Add back of equity portion of compensatory earn-ins of $1.9 million is included in the equity settled share-based payments combined EBITDA adjustment.

(g)

The amount is related to incremental compensation expense associated with the TIH acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH including the forgiveness of a promissory note.

(h)	Represents the change in the TWMH Partner’s payout related to the Business Combination.
(i)	Related to professional fees associated with an acquisition target. These costs are not related to the Business Combination.
(j)	Represents adjustment for one-time payments made under long term incentive plan (LTIP).
(k)	Represents adjustment for separation agreement expense recorded during the year ended December 31, 2022.
(l)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.
(m)

Represents adjustment for the affiliate’s profit-share participation in TIG Arbitrage Fund, as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from the TIG Arbitrage Fund is included within income in the Company’s statement of operations, of which Class D-1 members are entitled to 49.37% of the pre-tax net profits and losses as discussed further in Note 11, “Members’ Capital,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities. The profit-share participation is described in more detail under ”Business of Alvarium Tiedemann—Fund Management Fees.” Subsequent to the Business Combination, the Class D-1 equity interest will not be entitled to a 49.37% distribution of the results of TIG Arbitrage Fund. The Company has entered into a provisional agreement with the Class D-1 equity interest holder, which would provide the same economic benefits subsequent to the Business Combination as an employee of the TIG Entities. Subsequent to the Business Combination, the Class D-1 equity interest holder will become an employee of the TIG Entities, therefore will no longer receive distributions going forward but will receive compensation as an employee of the TIG Entities.

	Year Ended December 31, 2022
£ and $‘000	GBP UK GAAP	GAAP Bridge	GBP US GAAP	USD US GAAP(1)
Profit for the financial period before taxes	£(51,287)	£24,705	£(26,582)	$(31,790)
Equity settled share-based payments (i)	—	—	—	—
Other one-time fees and charges (i)	9,036	—	9,036	11,138
Fair value adjustments to strategic investments (i)	1,027	—	1,027	1,212
LTIP (i)(ii)	30,898	(20,413)	10,485	13,170
One-time legal settlement	5,873	—	5,873	7,092

Adjusted income before taxes	(4,453)	4,292	(161)	822

Adjusted income tax expense	846	3,976	4,822	5,709

Adjusted Net Income	(3,607)	8,268	4,661	6,531
Joint ventures - Group share of Adjusted EBITDA (i)	2,185	(643)	1,542	1,938
Associates - Group share of Adjusted EBITDA (i)	149	(74)	75	91
Interest expense, net	5,763	—	5,763	7,007
Income tax (benefit) / expense	(4,770)	(247)	(5,017)	(5,939)
Adjusted income tax expense less income tax expense (benefit)	3,924	(3,729)	195	230
Depreciation and amortization	9,323	(3,522)	5,801	7,111

Adjusted EBITDA	£12,967	£53	£13,020	$16,969

(1)	Represents adjustments made to convert Alvarium balances from GBP to USD at a quarterly average rate for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022.
(i)

Refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alvarium” found elsewhere in this prospectus for footnotes related to Adjusted EBITDA adjustments.

(ii)

Under FRS 102, equity settled share-based payments are recognised when it becomes probable that their performance conditions will be met. Under UK GAAP, the full share award of £20,413,653 was recognised on 30th December 2022 when the business combination with Cartesian Growth Corporation became more than 50% probable. Under ASC 718, equity settled share-based payments are recognized over the requisite service period of a share award and are dependent on the service, performance, and market conditions associated with the award. Given the Share Awards contain a performance condition contingent on of the completion of the business combination, no share award should be recognised under US GAAP until the business combination occurred on January 3, 2023. The share award of £20,413,653 has thereby been reversed.

For the Year Ended December 31, 2021	TWMH	TIG Entities	Alvarium (a)	Total
Combined Adjusted Net Income, Combined Adjusted EBITDA, and Combined Economic EBITDA
Net income before taxes	$4,306	$70,006	$8,030	$82,342
Equity settled share based payments P&L (b)	5,532	—	1	5,533
Transaction expenses (c)	4,633	2,033	8,898	15,564
Legal settlement (d)	—	565	—	565
Impairment of equity method investment (e)	2,364	—	—	2,364
Change in fair value of (gains) / losses on investments (f)	(2)	—	—	(2)
Fair value adjustments to strategic investments (g)	—	(15,444)	74	(15,370)

Combined adjusted income before taxes	16,833	57,160	17,003	90,996
Adjusted income tax expense	(1,016)	(943)	(4,600)	(6,559)

Combined Adjusted Net Income	15,817	56,217	12,403	84,437
Adjustments related to joint ventures and associates (h)	—	—	3,313	3,313
Interest expense, net	398	2,240	2,211	4,849
Income tax expense	515	1,457	4,586	6,558
Adjusted income tax expense (benefit) less income tax expense	501	(514)	14	1
Depreciation and amortization	2,052	165	2,273	4,490

Combined Adjusted EBITDA	19,283	59,565	24,800	103,648
Affiliate profit-share in TIG Arbitrage (i)	—	(25,080)	—	(25,080)

Combined Economic EBITDA	$19,283	$34,485	$24,800	$78,568

(a)	See Year Ended December 31, 2021 GAAP Bridge table below for an explanation of the conversions of Alvarium’s historical net income to US GAAP and USD.
(b)	Represents add-back of the non-cash expense related to equity-based compensation to its employees.
(c)	Represents adjustment for transaction expenses related to Cartesian’s IPO and the Business Combination, in order to reflect our recurring performance.
(d)

Represents legal fees incurred in connection with a legal action that was settled in July 2021. For further detail on the legal settlement, refer to Note 12, “Legal settlement,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities.

(e)	Represents the adjustment to an other-than-temporary impairment of the Tiedemann Constantia AG equity method investment.
(f)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(g)	Represents add-back of unrealized (gains) / losses on strategic investments.
(h)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.
(i)

Represents adjustment for the affiliate’s profit-share participation in TIG Arbitrage Fund, as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from the TIG Arbitrage Fund is included within income in the Company’s statement of operations, of which Class D-1 members are entitled to 49.37% of the pre-tax net profits and losses as discussed further in Note 10, “Members’ Capital,” of the Notes to the Combined and Consolidated Financial Statements of the

TIG Entities. The profit-share participation is described in more detail under “Business of Alvarium Tiedemann—Fund Management Fees.” Subsequent to the Business Combination, the Class D-1 equity interest will not be entitled to a 49.37% distribution of the results of TIG Arbitrage Fund. The Company has entered into a provisional agreement with the Class D-1 equity interest holder, which would provide the same economic benefits subsequent to the Business Combination as an employee of the TIG Entities. Subsequent to the Business Combination, the Class D-1 equity interest holder will become an employee of the TIG Entities, and therefore will no longer receive distributions going forward but will receive compensation as an employee of the TIG Entities.

	Year Ended December 31, 2021
£ and $‘000	GBP UK GAAP	GAAP Bridge	GBP US GAAP	USD US GAAP(1)
Profit for the financial period before taxes	£1,411	£4,428	£5,839	$8,030
Equity settled share-based payments (i)	1	—	1	1
COVID-19 subsidies (i)	—	—	—	—
Other one-time fees and charges (i)	6,471	310	6,781	8,898
Fair value adjustments to strategic investments (i)	54	—	54	74

Adjusted income before taxes	7,937	4,738	12,675	17,003
Adjusted income tax (benefit) / expense	526	(3,870)	(3,344)	(4,600)

Adjusted Net Income	8,463	868	9,331	12,403
Joint ventures - Group share of reported EBITDA (i)	3,003	(643)	2,360	3,247
Associates - Group share of reported EBITDA (i)	116	(68)	48	66
Interest expense, net	1,608	—	1,608	2,211
Income tax (benefit) / expense	(537)	3,870	3,333	4,586
Adjusted income tax expense less income tax expense (benefit)	11	—	11	14
Depreciation and amortization	6,276	(4,623)	1,653	2,273

Adjusted EBITDA	£18,940	£(596)	£18,344	$24,800

(1)	Represents adjustments made to convert Alvarium balances from GBP to USD at a 1.0000 to 1.3757 conversion ratio.
(i)	Refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alvarium” for footnotes related to Adjusted EBITDA adjustments.

For the Year Ended December 31, 2020	TWMH	TIG Entities	Alvarium (a)	Total
Combined Adjusted Net Income, Combined Adjusted EBITDA, and Combined Economic EBITDA
Net income (loss) before taxes	$7,483	$43,306	$(4,385)	$46,404
Equity settled share based payments P&L (b)	1,145	—	9	1,154
Covid subsidies (c)	—	—	(976)	(976)
One-time bonuses (d)	2,200	—	—	2,200
Legal settlement (e)	—	6,313	—	6,313
Change in fair value of (gains) / losses on investments (f)	266	—	—	266
Fair value adjustments to strategic investments (g)	—	(7,670)	—	(7,670)
One-time fees and charges (h)	—	—	181	181

Combined adjusted income before taxes	11,094	41,949	(5,171)	47,872
Adjusted income tax expense	(641)	(694)	1,199	(136)

Combined Adjusted Net Income	10,453	41,255	(3,972)	47,736
Adjustments related to joint ventures and associates (i)	—	—	7,615	7,615
Interest expense, net	384	2,363	617	3,364
Income tax expense / (benefit)	497	748	(1,050)	195
Adjusted income tax expense (benefit) less income tax expense	144	(54)	(149)	(59)
Depreciation and amortization	1,914	165	2,153	4,232

Combined Adjusted EBITDA	13,392	44,477	5,214	63,083
Affiliate profit-share in TIG Arbitrage (j)	—	(19,999)	—	(19,999)

Combined Economic EBITDA	$13,392	$24,478	$5,214	$43,084

(a)	See Year Ended December 31, 2020 GAAP Bridge table below for an explanation of the conversions of Alvarium’s historical net income to US GAAP and USD.
(b)	Represents add-back of the non-cash expense related to equity-based compensation to its employees.
(c)	Represents COVID-19 subsidies received from UK, USA, Hong Kong and Singaporean governments.
(d)	Represents a one-time bonus payment made to certain members in 2020.
(e)

Represents an accrual related to a legal action that was settled in July 2021. For further detail on the legal settlement, refer to Note 12, “Legal settlement,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities.

(f)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(g)	Represents add-back of unrealized (gains) / losses on strategic investments.
(h)

Represents other one-time fees and charges that management believes are not representative of the operating performance, which includes costs incurred in negotiating surrender and new lease in London office, professional fees related to this Transaction. One-time fees and charges incurred are included in administrative expenses in the Consolidated Statement of Comprehensive Income.

(i)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.
(j)

Represents adjustment for the affiliate’s profit-share participation in TIG Arbitrage Fund, as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from the TIG Arbitrage Fund is included within income in the Company’s statement of operations, of which Class D-1 members are entitled to 49.37% of the pre-tax net profits and losses as discussed further in Note 10, “Members’ Capital,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities. The profit-share participation is described in more detail under ”Business of Alvarium

Tiedemann—Fund Management Fees.” Subsequent to the Business Combination, the Class D-1 equity interest will not be entitled to a 49.37% distribution of the results of TIG Arbitrage Fund. The Company has entered into a provisional agreement with the Class D-1 equity interest holder, which would provide the same economic benefits subsequent to the Business Combination as an employee of the TIG Entities. Subsequent to the Business Combination, the Class D-1 equity interest holder will become an employee of the TIG Entities, therefore will no longer receive distributions going forward but will receive compensation as an employee of the TIG Entities.

	Year Ended December 31, 2020
£ and $‘000	GBP UK GAAP	GAAP Bridge	GBP US GAAP	USD US GAAP (1)
Profit (loss) for the financial period before taxes	£(3,693)	£280	£(3,413)	$(4,385)
Equity settled share-based payments (i)	7	—	7	9
COVID-19 subsidies (i)	(760)	—	(760)	(976)
Other one-time fees and charges (i)	141	—	141	181
Fair value adjustments to strategic investments (i)	—	—	—

Adjusted income (loss) before taxes	(4,305)	280	(4,025)	(5,171)
Adjusted income tax expense (benefit)	458	502	960	1,199

Adjusted Net Income	(3,847)	782	(3,065)	(3,972)
Joint ventures - Group share of Adjusted EBITDA (i)	2,022	3,855	5,877	7,551
Associates - Group share of Adjusted EBITDA (i)	124	(74)	50	64
Interest expense, net	481	—	481	617
Income tax benefit	(315)	(502)	(817)	(1,050)
Adjusted income tax expense (benefit) less income tax benefit	(143)	0	(143)	(149)
Depreciation and amortization	6,357	(4,681)	1,676	2,153

Adjusted EBITDA	£4,679	£(620)	£4,058	$5,214

(1)	Represents adjustments made to convert Alvarium balances from GBP to USD at a 1.0000 to 1.2848 conversion ratio.
(i)

Refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alvarium” found elsewhere in this prospectus for footnotes related to Adjusted EBITDA adjustments.

BUSINESS OF ALTI

AN INTRODUCTION TO ALTI

We are a multi-disciplinary financial services business, with a diverse array of investment, advisory, and administrative capabilities with which we serve our clients and investors around the globe, and provide value to our shareholders:

•	we manage or advise approximately $65.0 billion in combined assets (estimated as of December 31, 2022);

•

we provide holistic solutions for our wealth management clients through our full spectrum of wealth management services, including discretionary investment management services, non-discretionary investment advisory services, trust services, administration services, and family office services;

•

we structure, arrange, and provide our network of investors with co-investment opportunities in a variety of alternative assets which are either managed intra-group or by carefully selected managers with a proven track record in the relevant asset class;

•	we manage and advise both public and private investment funds;

•

we provide merchant banking, corporate advisory, brokerage and placement agency services to entrepreneurs, “late stage” companies (particularly in the media, technology and innovation sectors), asset managers, private equity sponsors, and investment funds (both public and private); and

•	we invest in and support financial services professionals that we believe have the experience to establish, operate, and/or grow specialist financial services firms.

Our business is global, with approximately 470 professionals operating in 22 cities in 10 countries across three continents, as of December 31, 2022.

The services that we provide (each of which is discussed in more detail under the heading “Our Business Lines” below) form what we believe is a comprehensive ecosystem for our target markets of clients, investors, and businesses, many of whom share common interests and goals that we are able to connect and serve. We have an acquisitive strategy for inorganic growth through acquisitions and joint ventures and believe the complementary nature of our services positions us well for organic growth across our business lines. We also believe we are well positioned to capitalize on market trends and dynamics that we see facing our industry and the clients, investors, and businesses we serve.

In addition to the growth opportunities that we believe exist for our platform, the scope of our services also means we have diversified sources of revenue, many of which have historically provided a high degree of stability and predictability. See “—Our Business Lines.”

Impact investing (“Impact Investing”), a commitment to generating net positive impact through our business activities, and our firm values are demonstrated by our decade-long commitment to environmental, social and governance (“ESG”), socially responsible investing, and other forms of Impact Investing strategies, and we aim to use our access to capital, expertise, and innovation to pursue these goals. See “—Our Focus on Sustainable Finance and Impact Investing.”

Generating a net positive impact, broadly defined, is not only a core strength of our services, but the underlying principles are also central to our corporate culture. We are committed to further developing and enhancing a corporate culture of diversity and inclusion, good and transparent governance, and corporate social responsibility. See “—Diverse, Inclusive and Responsible Corporate Culture.”

OUR BUSINESS LINES

Global Wealth Management Services

Our Wealth Management Clients

We offer a holistic wealth management solution to our clients across multiple jurisdictions. Our services principally consist of independent discretionary investment management and non-discretionary investment advisory services. In addition to a wide range of investment capabilities, we offer a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs, including family governance and education, trusts, financial planning and administration services.

Our wealth management client base includes large global family offices and high net worth individuals (“HNWIs”) on a global basis, with over 42% of the billable assets of our top 25 clients (as measured by billable assets) located outside of the United States. The billable assets of our top 25 clients represent 24% of our firmwide assets as of December 31, 2022. Our average wealth management relationship spans over nine years. Further, we have a high client retention rate of more than 97%, as measured by lost clients since 2019.

Investment Management and Advisory Services

In our investment management and advisory services teams, our objective is to maximize our clients’ wealth over the long term by optimizing their risk/return ratio, adhering to disciplined risk management and diversification, focusing on valuations, and seeking to avoid investment structures that could result in forced selling of assets at inopportune times. Together with that objective, we seek to support those families and clients committed to exploring how their wealth may also be deployed in alignment with their values and commitment to addressing issues critical to diverse communities and eco-systems. To this end, we provide:

•	customized plans and sophisticated investment portfolios tailored to the specific objectives, return expectations, liquidity parameters, tax constraints, and risk tolerances of our clients;

•	flexible solutions with no preference for active versus passive investments or specific vehicles; and

•

unique opportunities and access to, high-quality managers, by diligently selecting, analyzing, and monitoring third party managers that invest globally across all asset classes, including access to investments with the potential for enhanced performance and/or income generation.

Our multi-layered assessment process allows us to design bespoke solutions for our clients:

•	we develop multiple long-term, inflation-based targets with ascending risk/return profiles utilizing our proprietary systems;

•	investment themes and valuations are developed through top-down economic analysis, while bottom-up opportunities are identified through ongoing manager interactions and due diligence;

•

we develop an investment policy statement for each account customized to each client’s specific goals and objectives, whether optimizing financial return alone or financial return together with the generation of positive social and environmental impacts; and

•	our internal compliance team approves all new clients to ensure appropriate client risk assessment, due diligence and KYC procedures have been completed.

As a result, we believe our investment programs are objective, flexible, and closely aligned with the goals and values of our clients.

We proactively manage risk and assess it from multiple angles. We focus on avoiding permanent loss of capital. We continually analyze allocation decisions using our own risk measurement tools, as well as third-party risk monitoring and exposure-reporting systems. Additionally, we are in active dialogue with managers and continually monitor them for performance, turnover of personnel, changes in ownership, and deviation from strategy.

We diversify our clients’ portfolios across risk factors, geographies, and asset classes, including private equity, real estate, and other assets through highly experienced third-party managers. Our team uses a combination of our own tools and third party research providers to monitor valuations in each major asset class across dozens of geographies and sectors, and to position portfolios where we believe they will have the best return. In building portfolios, we also consider the need to access funds for unexpected expenses, thereby seeking to avoid forced selling of assets at inopportune times. In addition, we offer robust Impact Investing services that can be delivered across all asset classes and with investors from all asset levels.

With regard to the unique opportunities that we offer access to, we have established a platform through which we are able to provide clients of our wealth management services with access to investments in strategies and asset classes to which they would otherwise likely not be able to gain exposure (for example, because of very high minimum investment thresholds in the underlying funds). We operate a number of such vehicles focused on vintage private equity strategies and hedge fund strategies. The vehicles invest in either a single underlying private equity fund or a portfolio of private equity funds or hedge funds, in each case, which are managed by managers we believe, based upon our disciplined manager selection processes, will deliver strong risk adjusted performance for our clients. In the private equity space, we intend to launch further vintages of such private equity vehicles over time to enable our investment management and advisory clients to include an allocation to private equity funds in their portfolios on a running basis. These private equity strategies are expected to include traditional buyout, growth and venture strategies as well as specialist and Impact Investing offerings.

The independence of our investment management and advisory services is important to us and our wealth management clients. By independent, we mean that our investment management and advisory services operate independently of any managers or investment product manufacturers (including our own) to which we may allocate or recommend allocating capital. Our clients may opt-in to be informed of investment opportunities we are working on in our other business lines (and many do choose to do so). In all cases, each client’s individual objectives and expectations are our paramount concern, and we employ an open architecture approach, whereby we seek to find the best investment solutions for our clients in the marketplace. More specifically:

•	we do not receive undisclosed forms of compensation;

•	we are not controlled by any client or family and all our investment decisions and recommendations are made with each client’s individual best interests in mind; and

•	our fees are disclosed to our clients who have an unrestricted right to accept or reject them.

As a result of this culture and the above practices, we have a reputation for providing independent, objective investment management and advice—with access to unique investment opportunities should a client want that—and we have a high client retention rate in our global wealth management business.

Trusts and Administration Services

The trust, corporate, and administration services that we provide within our wealth service offering aim to ensure our clients’ wealth is preserved, protected, distributed as intended, and developed with our investment teams. Our U.S. trusts services are provided from Delaware, which is one of the most well-developed trust legal regimes in the United States; our international trusts, corporate, and administration services are provided from the Isle of Man and Switzerland, which, similarly, have well-developed legal regimes for such services.

Our customized trust and administration services include:

•	entity formation and management;

•	creating or modifying trust instruments and/or administrative practices to meet beneficiary needs;

•	full corporate, trustee-executor, and fiduciary services;

•	provision of directors and company secretarial services;

•	account and entity financial reporting and record keeping of all assets and transactions;

•	administering entity ownership of intellectual property (“IP”) rights;

•	advice and administration services in connection with investments in marine and aviation assets; and

•	administering entity ownership of fine art and collectibles.

Additionally, the administration services we provide in this division enable us to establish, administer, and manage on an ongoing basis pooled investment structures for consolidated investing (including for our Co-investment (as defined below) opportunities). Through these structures, we enable our clients and investors to gain access to investments at lower minimum investment levels than they would otherwise wish to commit, or to benefit from economies of scale in their investments, or both.

Family Office Services

Our family office services are tailored outsourced family office solutions and administrative services which we provide to families, trusts, foundations, and institutions. Our family office services cover:

•	family governance and transition services, including wealth transfer planning, estate planning, and multi-generational education planning;

•	wealth and asset strategy services, including strategic business planning;

•	trust and fiduciary services;

•	chief financial officers and outsourced family office services;

•	philanthropy services;

•	lifestyle and special projects services; and

•	concierge services.

We also work with our clients’ other advisors (whether existing or carefully selected or recommended by us) to coordinate legal, accounting, and tax advice. We operate in partnership with such third-party advisors and professionals to provide a collegial approach to obtaining the right advice and support for families and their associated structures.

As of December 31, 2022, our family office services had over 271 clients, of which 26 clients are also clients of our investment management and advisory services team.

Co-investments

We source private market investment opportunities and offer these to our investor network (“Co-investments”).

Other investors in our Co-investment opportunities are typically HNWIs, single family offices and institutional investors, including clients of our wealth management services who have opted in to be informed of such opportunities and are invited to participate alongside our investor network on a deal-by-deal basis.

We follow a thematic investment strategy, selecting sub-sectors based on in-house industry knowledge and long-term analysis of cyclical and geographic trends.

In the case of investments in real estate assets (historically the majority of our Co-investments have been in real estate assets, but we have been diversifying to other asset classes through our acquisitions and growth), we are the sponsor for these club deals and work with a pre-selected and vetted list of operating partners. In selecting operating partners, we will look for a demonstrable track record across multiple real estate cycles and a strong ability to source pipeline transactions. Our real estate investment team oversees deal origination, due diligence, documentation, and structuring from inception to exit. We are active in our approach to our operating partners, in some instances taking ownership stakes, as well as participating on boards and investment committees.

We also expect to expand our Co-investment offering to provide access to proprietary investments in what we believe to be growth equity opportunities in the innovation economy, many of which are at the intersection of impact and innovation. These Co-investment opportunities are also offered to clients on an opt-in basis and provide a means for interested clients and investors to more directly access investments in later stage private companies in a range of transforming industry sectors that we believe offer the potential for high growth.

Due Diligence Process

The process through which an investment decision is made involves extensive research into the operating partner, its strategy, its growth prospects, and its ability to withstand adverse conditions. If one or more members of the investment team responsible for the transaction determines that an investment opportunity should be pursued, we will engage in an intensive due diligence process. We also review ESG and Impact Investing considerations.

Selective Investment Process

After an investment has been identified and preliminary diligence has been completed, an investment committee memorandum is prepared. This report is reviewed by the members of the investment team in charge of the potential investment. If the members of the investment team are in favor of the potential investment, then a more extensive due diligence process is employed. Additional due diligence with respect to any investment may be conducted on our behalf by attorneys, independent accountants, and other third-party consultants and research firms prior to the closing of the investment, as appropriate on a case-by-case basis.

Structuring and Execution

Approval of an investment requires the majority approval of the co-investments investment committee relevant to the asset class. Once the investment committee has determined that a prospective opportunity is suitable for investment, the investment team works with the operating partner to finalize the structure and terms of the investment.

Co-investment Monitoring and Reporting

We monitor our co-investments on an ongoing basis and provide ongoing periodic reporting to the investors in each transaction.

Fund Management

Our fund management teams internally manage in excess of $7.2 billion in aggregate across all our investment strategies as of December 31, 2022. Additionally, we are focused on partnering with global alternative asset managers with whom we partner by making strategic investments in which we actively participate (“External Strategic Managers”) in seeking to leverage the collective resources and synergies of the businesses to facilitate their growth. We have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets and then utilizing our long-standing operating platform to assist managers with growth.

Consistent with the independent and open architecture nature of the investment management and advisory services we provide in our wealth management division, all funds that we manage, or that are managed by the

External Strategic Managers, are marketed to the market generally (including, in some cases, by placement agents and other distributors and, in the case of any publicly traded funds, via public offerings), and the investor base of each fund is predominantly comprised of institutional investors. We do not separately market these funds to our wealth management clients or the network of investors with which we share our Co-investment opportunities.

Notwithstanding the independence of our investment management and advisory services from our fund management services, we are able to leverage our experience and expertise across our business in the selection of managers in which we invest and in the development and refinement of the strategies that we manage. Our fund management services also provide AlTi with another diversified source of revenue and so we believe they are additive to shareholder value.

Internally Managed Funds

Details of the funds we manage internally are set forth below:

Event-Driven Global Merger Arbitrage

Our TIG Arbitrage strategy is our event-driven strategy based in New York. This strategy, which has $3.0 billion assets under management (“AUM”) as of December 31, 2022, focuses on 0-to-30-day events within the merger process. The investment team employs deep research on each situation in the portfolio with a focus on complex, hostile, up-for-sale situations where our primary research work can drive uncorrelated alpha. Our research and investment process is focused on hard catalyst events.

LXi REIT plc

LXi REIT plc (“LXi”) is an English real estate investment trust company whose shares are traded on the premium segment of the London Stock Exchange’s Main Market. Its investment objective is to deliver inflation-protected income and capital growth over the medium-term for its shareholders through investing in a diversified portfolio of UK property that benefits from long-term index-linked leases with institutional-grade tenants. LXi pursues its investment objective by targeting a wide range of defensive and robust sectors, including, but not limited to, office, leisure, industrial, distribution, and alternatives—including hotels, serviced apartments, affordable housing, and student accommodation. LXi seeks to only acquire assets let or pre-let to tenants with strong financial covenants and on long leases (typically 20 to 30 years to expiry or first break), with index-linked or fixed rental uplifts, in order to provide security of income and low cost of debt. LXi was launched on February 27, 2017 with approximately £138 million ($180 million as at the IPO date) of gross proceeds from its successful IPO. LXi is advised by LXi REIT Advisors Limited, which was originally a joint venture investment but is now a wholly owned subsidiary of the Company. As of December 31, 2022, through a combination of its capital raises and investment growth, LXi’s market capitalization was approximately £1,930 million ($2,333 million). In July 2022, a subsidiary of Alvarium, LXi REIT Advisors Limited, acquired the rights to manage Secure Income REIT plc, by purchasing the existing shares of Prestbury Investments Partners Limited, for £40 million (this was connected to a wider transaction in which Secure Income REIT plc was itself acquired by LXi REIT plc, and LXi REIT Advisors Limited advises the combined entity).

Home Long Income Fund

Home Long Income Fund (“HLIF”) is an English open-ended investment company. Its investment objective is to deliver secure inflation-protected income and capital growth by investing in a portfolio of UK homeless shelters. HLIF pursues its investment objective by investing a minimum of 90 percent of its capital in a diverse portfolio of homeless shelter assets in the UK. These assets are properties which are let, on long leases (ranging from 20 years to 30 years) with regular upward only rent reviews linked to inflation, to specialist housing associations who are registered providers of social housing, local authorities, or charities specializing in alleviating homelessness. Each property must also demonstrate strong residual land value characteristics. HLIF was launched on October 3, 2018 with £25 million ($35 million) of seed capital. HLIF is advised by Alvarium Social Housing Advisors Limited, which was originally a joint venture investment but is now a wholly owned subsidiary of the Company. As of December 31, 2022, HLIF had assets under management of approximately £587 million ($722 million).

Funds Managed by our External Strategic Managers

In addition to our managed funds, we maintain strategic investments with certain External Strategic Managers, who managed approximately $5.3 billion of AUM in aggregate as of December 31, 2022.

Further details of each of the funds managed by the External Strategic Managers is set out under the heading “—Business Segments” in the section entitled “Historical Business of the TIG Entities.”

Ancillary Fund Management Services

We offer both our managers and the External Strategic Managers in which we have made strategic investments a complete platform solution to enable them to autonomously focus on their core investment competency. This includes investments, financial planning and strategy, sales and marketing, and back and middle office infrastructure/administration. A list of our services is set out below.

•	Investments, Financial Planning, and Strategy:

•	business planning and talent sourcing;

•	budgeting and growth oversight; and

•	strategic development and training.

•	Sales and Marketing:

•	centralized marketing;

•	strategic positioning;

•	product development;

•	sales planning and execution;

•	investor relations;

•	materials oversight;

•	branding; and

•	sales channel expertise covering North America, Europe, Asia Pacific and Latin America.

•	Back and Middle Office Infrastructure/Administration:

•	risk management, including, where relevant, as an alternative investment fund manager (or “AIFM”);

•	legal and compliance;

•	treasury management;

•	collateral management;

•	technology infrastructure and systems;

•	middle office operations;

•	accounting services;

•	real estate management;

•	counterparty management; and

•	human resources.

Equity Sale of Investment Adviser to HomeREIT

On December 30, 2022, ARE an indirect wholly-owned subsidiary of Alvarium, entered into the Purchase Agreement to sell 100% of the equity in AHRA, investment adviser to Home REIT, to a newly formed entity owned by the management of AHRA Holdco, for aggregate consideration equal to approximately GBP 24 million, with such amount being the fair market value of AHRA as of December 30, 2022. The sale was completed concurrently with the execution and delivery of the Purchase Agreement.

AHRA Holdco paid the Purchase Price in the form of a promissory note with a fixed term, maturing on December 31, 2023, subject to extension if mutually agreed upon by the parties thereto. According to the terms of the Purchase Agreement, AHRA Holdco shall use all of its available cash, being dividends it receives from AHRA, to repay principal on the Note. Additionally, ARE received a call option pursuant to which ARE has the right to repurchase AHRA prior to the repayment of the note for a purchase price equal to the loan balance then outstanding thereunder.

The consolidated financial statements and AUM/AUA figures include the accounts of AHRA. Subsidiaries are companies over which Alvarium has the power indirectly and/or directly to control the financial and operating policies so as to obtain benefits. In assessing control for accounting purposes, potential voting rights that are presently exercisable or convertible are taken into account. Although Alvarium does not presently have legal control of AHRA, it has a right to reacquire such legal control through the call option it holds and accordingly AHRA has been deemed to be a subsidiary for accounting purposes. As a result of the consolidation, the value of the Note is eliminated from Alvarium’s balance sheet.

If AHRA ceases to be the investment adviser to Home REIT, AHRA Holdco will no longer have an income with which to service its obligations under the Note. On March 15, 2023, Home REIT announced that it would be seeking a new investment adviser. While the timing for the appointment of such new investment adviser and the termination of AHRA’s appointment is currently unknown, payments due under the Note will cease at, or soon after, the finalization of such arrangements. Additionally, the arrangements which have resulted in AHRA’s consolidation will unwind upon termination of AHRA’s appointment by Home REIT, meaning that AHRA’s revenues and expenditure will cease being included in AlTi’s consolidated financial statements.

Merchant Banking, Corporate Advisory, Brokerage, and Placement Agency Services

Our merchant banking and corporate brokerage teams form a multi-national corporate advisory practice that services companies in the media, consumer, technology and innovation sectors, public and private funds, asset managers, and private equity sponsors, as well as advising our wealth management clients around their operational businesses or family holding companies.

Specific services include:

•	merger and acquisition (“M&A”) advisory services;

•	corporate broker services;

•	private placement services, including bookrunner and placement agency services for publicly quoted investment companies;

•	public company and IPO advisory services;

•	strategic advisory services;

•	independent board advisory services; and

•	structured finance advisory services.

Additionally, because of our focus on providing our merchant banking services to companies in the media, consumer, technology and innovation sectors, we have developed a network and connectivity that enables us to gain access to the innovation economy and to source private market direct and Co-investment opportunities in later stage, high growth, consumer, and technology companies.

Investing in and Supporting Entrepreneurial Financial Services Professionals to Generate Shareholder Value

We invest in and support experienced, successful, and entrepreneurial financial services professionals to establish, operate, and/or grow specialist financial services firms. Each case is different, but we may hold or acquire ownership or revenue stakes in a joint venture or subsidiary, we may provide financial support to launch, to grow, or to institutionalize the business, we may assist our partners in raising capital for their investments, and we may provide operational support so that our partners can focus on providing their expertise to their client-base. Over time, some of our partners have become wholly owned by us and they contribute to our wider business.

Supporting these businesses has broadened the range of services we are able to offer to our clients and investors (or the geographies where we offer them), deepened the range of knowledge, expertise, and capabilities we have at our disposal, enhanced our ability to innovate, expanded our client and investor bases, provided further diversification of our revenue streams, been accretive to our growth, and, as a result, has provided value to our shareholders.

Our global network of alternative asset management capabilities, in particular, is built on an end-to-end support platform for entrepreneurial managers, driving significant growth. We have a history of seeding and investing in managers across real estate and other alternative strategies. As a result, our clients and investors gain access to differentiated investment solutions. We believe our strategy is both repeatable and scalable and will afford us with compelling opportunities for growth in the future.

OUR REVENUE STREAMS

Consistent with operating a diverse range of services, we generate a diverse range of revenue streams across our business lines. A high-level summary of these revenue streams is set forth below. More in-depth details of the fees earned historically by each of TWMH, the TIG Entities, and Alvarium are set out under the heading “—Fee Structure” in the sections of this prospectus entitled “Historical Business of TWMH,” “Historical Business of the TIG Entities,” and “Historical Business of Alvarium,” respectively.

Broadly, our revenues fall into three categories: recurring management, advisory, or administration fees; performance or incentive fees; and transaction fees:

•

Management, advisory, and administration fees are historically more predictable across market conditions than our other revenue sources. These fees are recurring in nature (usually being annual or quarterly fees) and are earned from both our wealth management division from investment management, investment advisory, trusts and administration, and family office services, and also from our fund management activities (either from our internal fund management and advisory services or from our strategic investments with the External Strategic Managers). Added to the recurring nature of these fees, our high client retention rate in our wealth management services, and the long-term nature of our fund management fees, means that these fees are also relatively stable.

•	Performance and incentive fees are comprised of both carried interest payments we earn on Co-investments and annual performance or incentive fees earned in some cases from our investment management and advisory services or fund management (including from the External Strategic Managers). These fees, being performance related, are, of course, variable in nature and more susceptible to impact from exogenous factors. Nevertheless, we believe performance and incentive fees from our Co-investments, investment management, and advisory services and fund management have the potential to grow in the future as the value of the assets we manage, advise, or administer that are able to generate such performance and incentive fees continues to rise. As a result, performance and incentive fees provide potential upside to our revenues in the future and, in our view, can be highly accretive to our profitability.

•

Transaction fees are generated from Co-investments, from our merchant banking, corporate advisory, brokerage, and placement agency services and certain of the External Strategic Managers. Transaction fees are generally non-recurring in nature (although there are exceptions to this, such as large, longstanding clients, with the relationship spanning many years with repeated engagements for services on multiple transactions, or where we are appointed on an ongoing basis as broker to a listed investment company and we continue to raise funds for it over time), are typically commission based, and are payable on the successful completion of a transaction (for example, on the completion of a fundraise (such as a private placement or IPO) or the closure of an M&A transaction). Transactions are also susceptible to impact from exogenous factors. However, as is the case with performance and incentive fees, transaction fees provide potential upside to our revenues and, in our view, can be highly accretive to our profitability.

Taken together, our historically predictable revenue base, combined with robust performance, incentive and transaction fees, translates into what we believe is a stable earnings model. This earnings model, coupled with a disciplined and efficient cost structure, produces what we believe mitigates the risk of downside volatility in profit margins.

Global Wealth Management Services Fees

Investment Management and Advisory Services Fees

Investment management or advisory fees are generally calculated on the basis of a percentage of the value of each client’s assets under management or advisement (as applicable). Typically, such fees are paid quarterly.

Some clients in certain jurisdictions may also pay performance fees if their portfolio achieves returns in excess of an agreed benchmark or hurdle rate. Typically, such fees are paid annually upon crystallization (i.e., they are not accrued).

Trusts and Administration Services and Family Office Services Fees

We have a variety of pricing models for these services which depend on the scope and extent of services a particular client requires. Such pricing models may be structured as a flat fee, fixed fees for particular services, variable fees based on particular services or fees charged on a time-spent basis, or a combination of these. Some fee items are payable annually, while others are usually payable quarterly. In most cases, the services are performed on a repeated basis through the life of a structure or relationship and so such fees are recurring.

Co-investment Fees

Fees earned on Co-investments include arrangement, retainer, management, advisory, performance, acquisition, promote and other associated fees, as well as interest arbitrage for debt structures.

Arrangement fees are typically 50 to 100 basis points of equity value contributed into transaction. Acquisitions fees are typically payable where there are no agency fees or where there is an off-market transaction sourced by the team. Such acquisition fees are usually in the range of 50 to 100 basis points of the purchase price of the relevant acquisition. The equity structures are long term (5-10 years) closed-ended structures with fees normally ranging between 50 and 175 basis points of the equity value committed or drawn. The debt structure terms are generally between 12 and 36 months. The investment adviser, general partner or other entity entitled to fees in respect of each of our Co-investments receives such fees either monthly, quarterly or annually.

We may be entitled to a portion of the performance-related entitlements (such as carried interest or promote) that may be payable on exit from Co-investment transactions. Carried interest entitlements are not accrued and are only recognized once crystalized on exit. Such revenues are only received if the investor hurdle (i.e., a minimum return to the investor) is reached and may include a catch-up. A catch-up takes effect when an investor’s returns reach the defined hurdle rate, giving them an agreed level of preferred return. The carried interest recipient then enters a catch-up period, in which it may receive an agreed percentage of the profits until the profit split determined by the carried interest agreement is reached. Carried interest entitlements are based on a percentage of the investor return above such hurdle and are set on a deal and fund basis. Typically, carried interest entitlements represent 10% to 20% of the investors’ equity internal rate of return in excess of an 8 to 15% hurdle, with no carried interest entitlement being payable if the hurdle is not met.

Certain existing Co-investment vehicles, joint ventures and affiliates have entered into advisory and/or management agreements whereby we receive a share of base advisory and/or management fees from the inception of such joint venture or affiliate relationship through to the liquidation of the relevant transaction. Where we have established feeder vehicles for clients, there may also be administration and advisory fees associated with those vehicles (these are earned by our trusts and administration business).

Fund Management Fees

We earn fees from our fund management and advisory services, either directly or through profit or revenue sharing arrangements with the External Strategic Managers. Management fees are paid either quarterly or monthly and incentive fees generally crystalize annually at year end.

We have a 50.63% profit share in the TIG Arbitrage strategy, through which we directly receive management fees and incentive fees from the underlying funds and accounts (see further below). Under the existing Amended and Restated Limited Liability Company Agreements of TIG Trinity Management, LLC and TIG Trinity GP, LLC, and related Supplemental Agreement thereto, each dated as of October 25, 2018, the portfolio manager for the TIG Arbitrage strategy (i.e., our internally managed event-driven strategy comprised of underlying funds and accounts), has a Class D-1 equity interest that entitles him to 49.37% of the pre-tax profit and losses attributable to the TIG Arbitrage strategy. Accordingly, he receives these amounts as an equity owner of TIG Trinity Management, LLC and TIG Trinity GP, LLC through this separate class of equity interests and the remaining 50.63% of the economics are shared by all of the equity owners of TIG Trinity Management, LLC and TIG Trinity GP, LLC (including the portfolio manager of the TIG Arbitrage strategy) through the remaining classes of equity interests in TIG Trinity Management, LLC and TIG Trinity GP, LLC. The audited financial statements are prepared at the consolidated entity level of TIG Trinity Management, LLC and TIG Trinity GP, LLC and not at the individual partner allocation level.

Management fees and incentive fees from our economic interests with External Strategic Managers are earned through our profit or revenue sharing arrangements with the External Strategic Managers. Our economic interests with our External Strategic Managers are as follows:

•	Romspen Investment Corporation (Real Estate Bridge Lending Strategy), 20.92% profit share;

•	Zebedee Capital Partners (European Equities), 19.99% revenue share; and

•	Arkkan Capital (Asian Credit and Special Situations), 9.00% revenue share.

With respect to the various real estate funds that we advise, we receive investment advisory fees directly on a quarterly basis, and such fees are calculated on a sliding scale of percentages of the market capitalization or net asset value of the relevant fund. We also receive small fixed fees from acting as AIFM to certain of these funds.

Merchant Banking, Corporate Advisory, Brokerage and Placing Agency Services

On M&A mandates, we primarily generate success-based fees that are typically 1% to 2.5% of the financial outcome or target achieved.

For fundraising mandates for private corporate clients or funds, success fees are also earned, but are typically higher—in the range of 3% to 5% of the funds we raise (in line with market standards).

In each of the above cases, we may also generate small retainer fees that are typically retained in the event of a failed transaction process or deducted against success fees. In addition, we may also generate a project fee for certain M&A mandates related to the duration of such transaction.

For fundraising mandates for listed or publicly traded investment companies (including investment trusts and real estate investment trusts), where we act as placement agent, broker, or bookrunner, fees are primarily comprised of a commission payable on completion of the fundraise (which may be an IPO or secondary issuance of stock (e.g., a large single placement or a placement program)). The amount of the commission is calculated as a percentage of the gross proceeds of the capital raise and payable out of those proceeds. Small retainer fees may also be payable in some circumstances, where we act on an ongoing basis and conduct small capital raises from time to time, such as tap issuances.

OUR LEADERSHIP, CULTURE, AND VALUES

Experienced Management Team with Proven Track Record

We are led by a team of seasoned executives with significant and diverse experience. Our management team has considerable expertise across investment management, Impact Investing, alternative asset management, real estate, financial planning, and trusts and estates. Members of our senior management have an average of over 20 years of experience and a strong track record in building successful businesses from the ground up and generating superior returns across market cycles. Additionally, our senior management team has experienced little turnover since the inception of our predecessor businesses which we believe has enabled us to build meaningful long-term relationships and partnerships with our clients.

Diverse, Inclusive and Responsible Corporate Culture

As a human capital business, we believe our corporate culture, which is one of collaboration and connection, is one of our most important and valued assets. Our corporate culture starts at the highest level of management and is carried throughout the organization. We are committed to investing responsibly, operating our business with integrity, and building a diverse and inclusive workplace where our employees can grow and thrive. We are fully committed to diversity, equality, and inclusion at all levels of our business and are targeting 50% female representation in senior management by the end of our first five years of operations. As of December 31, 2022, approximately 44% of our employees were women.

Our Focus on Sustainable Finance and Impact Investing

In today’s world those interested in deploying capital in pursuit of more than financial returns alone must wade through a global bazaar of acronyms, practices, and terms: sustainable finance, responsible investing, impact investing and ESG integration, among others, are all terms and investment practices that have evolved over recent decades with many credible advocates and practitioners.

For simplicity’s sake, we begin with the understanding that all capital and all companies create impact, both positive and negative. And, on balance, as we invest capital in global markets, we seek to have a net positive impact upon our world. Therefore, we use the term “Impact Investing” to describe investment practices seeking to generate various levels of financial performance together with the generation of positive, measurable environmental and social impacts at a portfolio level. The use and our definition of this banner term acknowledges the different intepretations and uses, globally, but particularly between the United States and Europe, of the terms “Impact Investing” and “Sustainable Finance”.

Under this banner of Impact Investing, we offer five distinct approaches to investment of client capital:

•	Sustainable Strategies: Offering public equity investments which may have either a positive or negative “tilt” based upon client-specific values and interests;

•

Positive Engagement Strategies: Investments which integrate consideration of environmental, social and governance factors into our assessment of investment opportunities to manage “off-balance sheet risk” represented by ESG factors or position investments to benefit from market opportunities represented by ESG factors;

•	Thematic Strategies: Fund investments within the areas of environmental sustainability and socio-economic development;

•	Catalytic Strategies: Investments of near or below market return seeking to leverage private capital for greater public good; and

•	Philanthropy. Advice and feedback regarding values and mission alignment, as well as vehicle structure and tax analysis.

Accordingly, we believe that it is our responsibility to leverage our global network of offices and partnerships, the skills of our employees and the influence and resources of our clients, so that we can collectively have a lasting and net positive impact on our communities and the environment, and we believe that our aims are aligned with those of the family offices and institutions we serve, for whom wealth is not measured purely in terms of financial returns but in the long-term, intergenerational preservation of quality of life and the generation of multiple, extra-financial returns, including improvements to environmental and social conditions for all, shareholders and stakeholders alike.

As of December 31, 2022, we had approximately $4.5 billion of our assets under management/assets under advisement (“AUM/AUA”) dedicated to Impact Investing. Our intention is to seek to further expand this amount as we seek to play our part, as a responsible corporate citizen, in directing capital to sustainable investments that will aid in the transition to a low carbon economy, as well as investments that are well managed and socially beneficial. Like us, our clients and investors are increasingly focused on risk-adjusted returns associated with socially and environmentally responsible investment opportunities and we consider it a fundamental part of our mission, as long term stewards of client capital, to ensure that these non-financial investment goals are not only met, but advanced in new, innovative ways.

Global Wealth Management Services and Co-investments

At AlTi, we offer our clients various strategies to invest sustainably and with net positive impact, all of which may be aligned with clients’ interests, values, beliefs and preferences. Within the four categories of Impact Investing described above, some of our managers actively promote positive social and environmental change aligned with the UN Sustainable Development Goals (“UN SDGs”). Such investments can be solely focused on these solutions, by mandate or prospectus, or involve strategies that actively practice engagement and stewardship to promote change and improvement in corporate ESG behavior. In this category we also consider strategies whose holdings meaningfully align with investable themes associated with the UN SDGs for a significant part of the overall portfolio. Investments in this category do not have to be solving a specific social or environmental challenge, but they must be contributing positively to sustainability challenges. These might also be called sustainable investment strategies.

Furthermore, we also pursue investments that are expected to have a material impact in advancing long-term attainment of one or more UN SDGs. In other words, the investment or investment manager strategy has committed to be classified as an intentional, positive impact strategy. They have chosen to proactively invest in solutions for one or more of the 17 UN SDGs and are willing to provide transparent extra-financial reporting metrics in accordance with evolving international standards and practices to evidence this impact. Strategies in this category aim to demonstrate materiality, intentionality, and additionality (the extent to which the provision of a UN SDG solution would not have occurred in the absence of this investment) in their underlying investments, and the impact of the underlying companies is thus measurable and reportable.

We are conscious that investments might also generate a negative impact and that certain asset classes in which we invest may attract added attention from an Impact Investing perspective. We seek to engage with our third-party managers to improve transparency and reporting on any unnecessary negative impact of our investments. We believe that negative social and environmental impacts can pose a financial risk to portfolios.

How We Integrate Impact Investing within our Global Wealth Management Services and Co-investments

An analysis of this Impact Investing framework is fully integrated into AlTi’s investment research process. This analysis is divided into two parts:

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Investment due diligence—focusing on the fundamental characteristics of a given investment strategy or opportunity, how the manager analyses, recognizes and monitors ESG, sustainable or impact factors and a manager’s approach to engagement and stewardship; and

•

Operational due diligence—review of the corporate social responsibility (“CSR”) practices of the third-party manager themselves including ownership, human resources and diversity issues questions, the management company’s approach to their environmental footprint, and commitment to a lower carbon future.

AlTi has an integrated environmental, social, governance and nominating committee (the “nominating committee”) with the mandate to continue growing momentum towards our ESG and sustainable investment initiatives and client engagement in this area. The nominating committee consists of the CIOs and Heads of Research as well as senior decision makers across the global investment offices. Importantly all senior members of the nominating committee are also voting members of the public markets, private markets, and hedge fund investment committees to ensure continuity of message and approach.

The nominating committee has responsibility for, among other things:

•	Establishing and implementing methodology for manager rating and client scoring;

•	Reviewing manager engagement and voting reports and considering AlTi’s engagement with managers;

•	Providing continued momentum to Impact Investing initiatives;

•	Helping set research priorities for new sustainable and impact funds; and

•	Continuing to work on client sustainable education, presentation and reporting.

OUR HISTORY AND PRESENCE TO DATE

Our History

AlTi owes its history to the achievements of TWMH, the TIG Entities, Alvarium and their respective founders. TIG was founded in 1980 by Carl Tiedemann to enable talented money managers to build their fund businesses, using a centralized platform of proven services that enable portfolio managers to focus exclusively on their clients and realize their investment objectives. Carl Tiedemann, Craig Smith, and Michael Tiedeman established TWMH on the premise that a wealth management business organized on principles of delivering a combination of excellent investment performance and high-touch client service would quickly differentiate itself from its competitors. Alvarium was established by its founder partners as LJ Capital in 2009, initially with the aim of sourcing direct and Co-investments in real estate in the UK and in Central Europe. The firm rebranded as LJ Partnership and underwent a series of acquisitions, before rebranding as Alvarium in 2019.

Full details of the history of each of AlTi’s legacy businesses is set out under the heading “—Our History” in the sections in this prospectus entitled “Historical Business of TWMH”, “Historical Business of the TIG Entities,” and “Historical Business of Alvarium.”

Our Presence to Date

Our business is global, with approximately 470 professionals operating in 22 cities in 10 countries across three continents, as of December 31, 2022.

OUR MODEL FOR GROWTH

Our business model is proven and powerful with four key elements: client centricity; local services with global reach; access to unique and creative opportunities; and an innovative and nimble culture. Our true client-centric practice is manifested in solutions-based advice and access to a network of like-minded, multi-generational entrepreneurs. We also provide our clients comprehensive, global and proprietary services that are tailored to their evolving needs and priorities. In addition, we offer our clients and investors proprietary direct and Co-investment opportunities.

We create shareholder value through an expansive, but complementary, service and product offering to overlapping and connected target markets of clients, investors and businesses, and associated earnings growth derived therefrom.

Record of constructive partnership

We have the mergers and acquisition experience to complement proven organic growth, having made more than 25 acquisitions or joint venture investments to date. Below are three examples of such accretive transactions (past performance and outcomes of such transaction are not necessarily indicative of future results or performance or outcome of other similar transactions).

•  Acquired initial stake in LXi REIT Advisors in 2017 and have since built our shareholding to almost 100%

•  Expanded access to public markets

•  Increased recurring revenue from permanent capital base

•  In July 2022, LXi REIT plc acquired Secure Income REIT plc and LXi REIT Advisors continues to advise the combined entity.

• Acquired Seattle-based $3.4 billion AUM wealth manager in 2017 • Grew scale and West Coast presence in wealth management • Expanded Impact Investing capabilities

•  Acquired initial minority stake in Toronto-based real estate bridge lender in 2018

•  Provided Romspen immediate distribution access to U.S. and global investors

•  Have since made follow-on investment to support rapid growth

Applying our core principles globally, we aim to build on the success of our business, through:

•

Organic Growth: We attract clients and grow our AUM by providing exceptional client service and executing our clients’ investment objectives, partnering with our clients to deliver solutions, and accessing Impact Investing, innovative investment opportunities on our clients’ behalf.

•

Selective Accretive Acquisitions: We thoughtfully evaluate global acquisition opportunities that enhance and deepen the services that we can offer our clients and investors. As the global markets continue to evolve, we see manifold possibilities for accretive expansion.

Through our business lines, we intend to: (1) provide our clients and investors access to unique investment and Co-investment opportunities; (2) provide customized service to meet the needs of our clients and their families; (3) invest with intention—taking seriously the modern responsibilities of wealth; (4) innovate continuously to meet the needs and aspirations of our clients and investors; and (5) grow rapidly—both organically and by acquisitions—to build a premiere global asset management business.

With scale, a strong reputation and global reach, we intend to continue to grow by staying true to our mission “To Help Our Clients Achieve What They Value Most”.

HISTORICAL BUSINESS OF TWMH

The following discussion reflects the business of TWMH prior to the Business Combination. In this section, unless the context otherwise requires, references to “TWMH,” “we,” “us,” and “our” are intended to mean the business and operations of Tiedemann Wealth Management Holdings, LLC and its subsidiaries, and their predecessor entities where applicable.

Our Company

We are a premier, full-service multi-family office that, as of December 31, 2022, has approximately $19.3 billion of AUM and $29.9 billion of AUM/AUA, inclusive of non-discretionary assets. Our firm is focused on providing financial advisory and related family office services to HNWIs, families, endowments, and foundations. In addition to a wide range of investment capabilities, we offer a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. Our growth and success at attracting high net worth clients, primarily by taking market share from our competitors is indicative of our initial premise of providing objective advice and execution on a multitude of financial services for our clients. Our organic growth has been complemented by selective hiring and by two successfully completed acquisitions, which have expanded not only our assets under management but also our professional ranks, geographic footprint, and service capabilities. Importantly, our core competency includes extensive Impact Investing advisory services and we are a signatory of the Principles for Responsible Investing (“PRI”). Our success is manifested in our annual client retention rate, which averaged 97% from 2019 to 2022.

Business Segments

Investment Advisor

We offer comprehensive investment advisory services, including investment strategy, asset allocation, investment manager selection, risk management, portfolio construction and implementation, and reporting. While we provide the majority of such advisory services on a discretionary basis, we also have the ability to support our clients on a non-discretionary basis, through client-directed trade execution and investment implementation.

We assist each client in establishing investment objectives, return expectations, and risk tolerance, all of which are the basis for the development of an Investment Policy Statement (“IPS”). Based on the IPS, we allocate client portfolios to target an agreed upon risk adjusted return, and are agnostic to asset class, sector, geography and/or investment structure. Portfolios are typically implemented through third-party managed accounts or Managed Funds (defined below).

Investment Manager Selection, Monitoring and Due Diligence Services

We may recommend that clients allocate a portion or all of their portfolio to mutual funds, Exchange Traded Funds (“ETFs”), hedge funds, private equity, real estate, or other funds (each, a “Managed Fund”), which are managed by a third-party manager (a “Fund Manager”).

We identify potential Fund Managers for client portfolios through networks that we have established over two decades from our Investment Group, employees, clients, affiliates, as well as databases and industry conferences. After a potential Fund Manager is identified, we perform investment due diligence on the fund and its key personnel through a variety of methods, which may include, but are not limited to, a review of the manager’s offering documents,United States Securities and Exchange Commission (the “SEC”), or other regulatory filings (if applicable), and interviews with the manager’s personnel (both principals and staff). Additionally, we supplement our proprietary work with operational due diligence and background checks on key individuals through specialist third-party providers.

For those Fund Managers who we utilize in client portfolios, we conduct on-going reviews and analyses of each Fund Manager’s investment performance, including, but not limited to, adherence to its investment strategy, guidelines or restrictions and organizational stability.

Impact Investing

We provide comprehensive Impact Investing advice to a growing number of clients, as Impact Investing is integral to our mission, values and corporate growth strategy. As of December 31, 2022, we had $3.8 billion of assets dedicated to Impact Assets. Impact Assets reflect total firmwide investments into companies, organizations, or funds with the intention to generate positive social and/or environmental impact alongside financial return. Our definition of impact investment is limited to investments where positive social and environmental impact is a core investment goal. It excludes investments made without the expectation of financial return (philanthropy) and it excludes investments where social and environmental impact are merely a consideration rather than a core investment goal. Most investments designated as impact investments have been subject to our due diligence framework, which guides our overall approach to impact investing across asset classes, geographies, and sectors. Impact investments that have not been subject to the due diligence framework are typically legacy or client directed impact investments.

We deliver Impact Investing with five strategic approaches: (1) Sustainable Strategies, (2) Positive Engagement Strategies, (3) Thematic Strategies, (4) Catalytic Strategies, and (5) Philanthropy, as outlined in the table below. These strategies are built around two established themes, Socioeconomic Development and Environmental Sustainability. In this way, we can take advantage of each asset class to activate the total portfolio in alignment with its specific goals.

Once an Impact Investing portfolio is constructed, reflecting the risk/return profile of our client, their values, and preferences, we measure both financial and non-financial outcomes through a fully integrated reporting platform. We also engage the power of shareholder activism to further our clients’ goals and influence in corporate social responsibility. We leverage our network and strategic partnerships with organizations dedicated to Impact Investing to stay at the forefront of this evolving field.

Trust Administration Services

Through our Delaware trust company, we provide full corporate trustee and executor services. Our Delaware situs provides many advantages for our clients: investment and administrative flexibility, enhanced confidentiality, a historically progressive and responsive legislative and court system, superior asset protection, and state-level income tax minimization. Delaware also permits trusts to continue in perpetuity, providing families with substantial opportunities to implement estate, gift, and generation-skipping tax minimization strategies.

Performance Measurement and Reporting

We typically provide clients with a performance report, detailing the clients’ portfolio performance and comparing such performance to relevant benchmarks or indices. If requested by a client, the reporting can include information encompassing assets that are not in their portfolio. In addition to financial performance, we are also able to discuss a client’s impact performance for those interested in tracking extra-financial returns. We choose to use third-party software for record-keeping, performance calculation, and reporting, and we prepare performance reports by using data provided by custodians, investment managers, and independent pricing services.

Non-Advisory Services

We may offer non-advisory services to our clients, including coordination of legal-related and strategic business planning, wealth transfer planning, estate planning, research on trustee placement and multi-generational education planning, administrative, tax planning and concierge services among others.

Family Office Services (“FOS”)

Our FOS segment provides tailored family office solutions and administrative services to families, trusts, foundations, and institutions. Our FOS include:

•	Family governance and transition;

•	Wealth and asset strategy;

•	Trust and fiduciary services;

•	CFO and outsourced FOS;

•	Philanthropy; and

•	Lifestyle and special projects.

We work with clients’ existing advisors or coordinate legal, and tax advice operating in partnership with carefully selected third-party advisors and professionals to provide a collegial approach to obtaining the right advice and support for families and their associated structures.

Our History

We were founded in 1999 on the premise that if we staffed and organized our business to deliver a combination of excellent investment performance and high-touch client service, we would quickly differentiate our business from a crowded field of firms nominally in the wealth management business. We seek to attract and serve a base of individuals and families with $25 million or more of investable assets, where we believe we are particularly well-positioned to offer comprehensive investment and family office service solutions. In 2016, we acquired Presidio Wealth Management, a wealth manager with approximately $4.1 billion of AUM. Then, in 2017 we acquired the Threshold Group, another independent wealth advisor and a leader in the rapidly growing Impact Investing market segment, with approximately $3.8 billion of total AUM (including both impact and non-impact client assets). This acquisition cemented our commitment to be a leader in Impact Investing for our clients.

As of December 31, 2022, our top ten client relationships as measured by billable assets had an average size of $554.4 million and represented approximately 18.6% of our billable assets.

Fee Structure

Management Fees

Our fees for our investment advisory services, family office, trust, and related administrative services are structured to align our financial incentives with those of our clients to ensure they receive objective advice. The majority of our fees are generated from our discretionary asset management and are calculated from the value of the assets we manage for our clients. Fee revenues increase as our clients’ assets grow in value and vice versa. Unlike discretionary asset management fees, our fees for family office services and related administrative services are generally not based on or correlated to market values of our clients’ assets. For these services, we generally charge clients a negotiated fee based on the scope of work agreed upon. We believe these high-touch services create strong client relationships and contribute meaningfully to our record of client retention.

We charge a single asset-based advisory fee based on the size of the asset base and the scope of work for the assets we are responsible for managing. All fees are charged quarterly, in arrears at quarter-end. Fees, which vary depending upon the level and complexity of client assets, are calculated based on each client’s rate applied to the fair market value of the billable assets at quarter-end.

Assets under advisement (“AUA”) consist of all assets we are responsible for overseeing and reporting on, but we do not necessarily charge fees on all such assets. Billable assets represent the portion of our assets on which we charge fees. Non-billable assets are exempt of fees and consist of assets such as cash and cash equivalents in certain agreed upon situations, personally owned real estate, and other designated assets. Total AUM/AUA is $29.9 billion, while billable assets are $17.63 billion, as of December 31, 2022.

FOS Fees

FOS fees are generated from our families of sufficient size and complexity that require such services. FOS fees are generally structured to reflect an annual agreed upon fee or they can be structured on a project/time-based fee. Annual fees begin at $10,000 or higher based upon services provided. FOS fees are typically billed quarterly in arrears. We also generate FOS project/time-based fees arising from accounting, administration fees, set up, FATCA, and other non-investment advisory services. FOS fees are reviewed annually. We also generate trustee and administrative trustee fees from clients of Tiedemann Trust Company. These fees begin at $7,500 per trust and can be significantly higher based upon size, complexity, and services offered by the structure. Fees are typically billed quarterly in arrears.

Employees

As of December 31, 2022, we employed 151 individuals, including 17 investment professionals, and approximately 45% of our employees are women. Diversity, equity, and inclusion are key to our firm’s open culture and long-term success. We recognize the important link between corporate values, employee engagement, and corporate performance. We also strive to foster a supportive environment that cultivates professional growth and development and encourages team members to continuously develop their skills. We consider our relationship with employees to be vital and are focused on effective attraction, development, retention, compensation and benefits for all employees. This includes workforce and management development, diversity and inclusion initiatives, corporate culture and leadership quality, and morale and development, which are vital to the success of our innovation-driven growth strategy. Our values are built on mutual respect, constructive dissent, operating at the highest standard, and acting in the best interest of our stakeholders.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the United States and foreign jurisdictions in which we operate. Such regulation relates to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws relating to foreign officials, tax laws, and privacy laws with respect to client and other information, and some of our funds invest in businesses that operate in highly regulated industries.

Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could limit our ability to carry on particular activities or expose us to liability and/or reputational damage. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges, or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. See “Risk Factors—Risks Related to the Target Companies—We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against us could adversely affect our results of operations, financial condition or business.”

Rigorous legal and compliance analysis of our businesses and our funds’ investments is important to our culture. We strive to maintain a culture of compliance using policies and procedures such as compliance oversight, codes of ethics, compliance systems, communication of compliance guidance, and employee education and training. All employees must annually certify their understanding of and compliance with key global firm policies, procedures, and code of ethics. We have a compliance group that monitors our compliance with the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, personal securities trading, valuation of investments, document retention, potential conflicts of interest, and the allocation of investment opportunities.

Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity, and the protection of personal information. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm. Moreover, to the extent that these laws and regulations or the enforcement of the same become more stringent, or if new laws or regulations or enacted, our financial performance or plans for growth may be adversely impacted.

United States

SEC Regulations

We provide investment advisory services through an entity that is registered as an investment adviser with the SEC pursuant to the Advisers Act. As compared to other, more disclosure-oriented U.S. federal securities laws, the Advisers Act, and the Investment Company Act of 1940, as amended (the “Investment Company Act”), together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the Investment Company Act, ranging from fines and censures to termination of an adviser’s registration.

Under the Advisers Act, an investment adviser (whether registered or not under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements, and limitations on, among other things, trading for proprietary, personal, and client accounts; allocations of investment opportunities among clients; and conflicts of interest. The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our firm is subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees or carried interest; solicitation arrangements; maintenance of an effective compliance program; custody of client assets; client privacy; advertising; and proxy voting. The SEC has authority to inspect any registered investment adviser and typically inspects a registered investment adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients, and (iii) adequate systems, policies, and procedures to ensure compliance.

Under the Advisers Act, our investment advisory agreements may not be assigned without the client’s consent. “Assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

Other Federal and State Regulators; Self-Regulatory Organizations

In addition to SEC regulatory oversight, we are subject to compliance under the Advisers Act, and there are several other regulatory bodies that have or could potentially have jurisdiction to regulate our business activities.

Competition

The wealth management industry is highly fragmented (more than 6,600 RIAs in the United States alone), leading to intense competition on both the regional and local levels. According to Piper Sandler, the industry’s fragmentation is driven by a few key factors, including:

•	Low barriers to entry: launching a wealth management firm entails relatively low start-up costs with little upfront capital; and

•	Local focus: wealth management firms are typically locally focused and expansion beyond an RIA’s local market can require significant costs and senior management resources.

In addition to the competition on the local level, we face intense competition from national wealth managers, ranging from large independent wealth managers and wealth managers that sit within larger financial institutions, to private equity-backed wealth management platforms, which have been relatively recently built through serial acquisitions. These platforms include BBR, Brown Advisors, SCS, Bessemer, Hightower Advisors, Captrust, Beacon Pointe Advisors, Creative Planning, Mercer Advisors, Wealth Enhancement Group, and Kestra, among others.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

For additional information concerning the competitive risks that we face, see “Risk Factors—Risks Related to Our Business and Industry—If we are unable to compete effectively, our business and financial condition could be adversely affected.”

HISTORICAL BUSINESS OF THE TIG ENTITIES

The following discussion reflects the business of the TIG Entities prior to the Business Combination. In this section, unless the context otherwise requires, references to the “TIG Entities,” TIG,” “we,” “us,” and “our” are intended to mean the business and operations of TIG Trinity GP, LLC and TIG Trinity Management, LLC and their respective subsidiaries, and their predecessor entities where applicable.

Our Company

We are an alternative investment management firm that manages approximately $3.0 billion of AUM within our internal investment strategies as of December 31, 2022. In addition, we have made strategic investments with our External Strategic Managers, who manage approximately $5.3 billion of AUM in the aggregate as of December 31, 2022. The strategies of these External Strategic Managers include Real Estate Bridge Lending, European Equities and Asian Credit and Special Situations. We are focused on partnering with global alternative asset managers in order to unlock and achieve growth from both an asset and operational perspective. We have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets and then utilizing our long-standing operating platform to assist managers with growth. Our TIG Arbitrage strategy, which is managed by our subsidiary TIG Advisors, LLC, an SEC-registered investment advisor (“TIG Advisors”), and the External Strategic Managers, each focus on capital preservation and uncorrelated returns by managing alpha driven investment strategies that align with the needs of a diverse global investor base. As a growth-oriented partner, we work with our fund managers on marketing, business development, strategy and operational efficiencies.

Business Segments

Event-Driven Global Merger Arbitrage

The TIG Arbitrage strategy is our event-driven strategy based in New York. This strategy, which has approximately $3.0 billion of AUM as of December 31, 2022, focuses on 0-to-30-day events within the merger process. The investment team employs deep research on each situation in the portfolio with a focus on complex, hostile, up-for-sale situations where our primary research work can drive uncorrelated alpha. Our research and investment process is focused on hard catalyst events.

Romspen—Real Estate Bridge Lending Strategy (External Strategic Manager)

The External Strategic Manager that operates a real estate bridge lending strategy is based in Toronto and focuses on complex construction, term, and pre-development bridge loans throughout North America. The strategy has approximately $2.2 billion AUM as of December 31, 2022. The External Strategic Manager’s experience with mortgages dates back to the 1950s when the firm operated as a real estate law firm and entered the mortgage-lending business in the 1960s. The manager converted its individual mortgage syndication business to a commingled fund in early 2006. The strategy’s diversified portfolio primarily consists of first lien mortgages with little to no structural leverage. The team places an emphasis on risk management via rigorous underwriting consisting of borrower analysis, vetting, and extensive monitoring across all major real estate asset classes.

Zebedee—European Equities (External Strategic Manager)

The External Strategic Manager focused on European equities is based in London. The strategy has approximately $1.6 billion AUM as of December 31, 2022. Founded in 2001, this External Strategic Manager trades the portfolio actively and is absolute return-oriented with a focus on financials, cyclicals, and mining and minerals. The strategy is market agnostic and runs with a variable net exposure, equally comfortable net long or net short.

Arkkan—Asian Credit and Special Situations (External Strategic Manager)

The External Strategic Manager has operated an Asia Pacific credit and special situations strategy based in Hong Kong since 2013. The strategy has approximately $1.5 billion AUM as of December 31, 2022. The External Strategic Manager has more than 25 years of experience investing in performing, stressed, and distressed bonds and loans throughout the Asia Pacific region. We believe their on-the-ground expertise and deep local network makes it well-positioned to capitalize on an under-researched and inefficient market with limited competition and attractive levels of stressed and distressed activity.

Institutional Investment Platform

We offer both our managers and the External Strategic Managers a complete platform solution to enable them to focus primarily on their core investment competency. This includes Investments, Financial Planning and Strategy, Sales and Marketing, and Back and Middle Office Infrastructure/Administration. A list of our services is set forth below.

Investments, Financial Planning, and Strategy:

•	Business Planning and Talent Sourcing

•	Budgeting and Growth Oversight

•	Strategic Development and Training

Sales and Marketing:

•	Centralized Marketing

•	Strategic Positioning

•	Product Development

•	Sales Planning & Execution

•	Investor Relations

•	Materials Oversight

•	Branding

•	Sales Channel Expertise covering the United States, Canada, EU, Asia, and Latin America

Back and Middle Office Infrastructure/ Administration:

•	Risk Management

•	Legal and Compliance

•	Treasury Management

•	Collateral Management

•	Technology Infrastructure & Systems

•	Middle Office Operations

•	Accounting Services

•	Real Estate Management

•	Counterparty Management

•	Human Resources

Our History

We are seasoned entrepreneurs and over our history have advised more than 30 financial businesses on their growth strategy. Since inception in 1980, we have supported and helped money managers build their fund businesses, using a centralized platform of services proven to allow portfolio managers to focus exclusively on portfolio management. In total, we launched 24 separate fund strategies. In 1993, we launched the current version of the TIG Arbitrage strategy, which has grown from $6 million AUM in 1993 to $3.0 billion AUM as of December 31, 2022. In 2018, we launched a new business initiative focused on making growth equity investments in alternative managers as described above and set forth in the timeline below. Our first investment was in Romspen, the real estate bridge lending External Strategic Manager in 2018, followed by an investment in Zebedee, the European equities External Strategic Manager in 2020, and Arkkan, the Asian credit and special situations External Strategic Manager in January 2021.

Investment Process Overview

We believe there is a significant opportunity to expand our business by partnering with various mid-sized alternative asset managers to provide capital, as well as marketing and operational support. We endeavor to identify a portfolio of managers with very low capital market sensitivity and low correlation to each other. Our underlying strategies are all competitive within their peer group, positioned to grow, exhibit low volatility, and are typically in the range of $500 million to $3 billion in AUM. Our investment process is described below.

Origination and Sourcing

Our investment team has an extensive network from which to generate deal flow and referrals. Specifically, we originate portfolio investments from a variety of different investment sources, including among others, private equity sponsors, management teams, financial intermediaries and advisers, investment bankers, family offices, accounting firms, and law firms. We believe that our experience across different industries and transaction types and our history as operators makes us particularly qualified to source, analyze, and execute investment opportunities.

Due Diligence Process

Once we identify managers of interest, we engage in a detailed diligence process. The process through which an investment decision is made involves extensive research into the manager and the fund, its strategy, its growth prospects, and its ability to withstand adverse market conditions. If one or more members of the investment team responsible for the transaction determines that an investment opportunity should be pursued, we will engage in an intensive due diligence process. We vet performance and investment decisions both individually using internal and external risk systems relevant for each strategy and by assembling a peer group.

We also vet the management team and require background checks of key personnel. We compile an internal diligence report reviewing historical AUM, flows, investor concentration, marketing history and prospects, technology, risk systems, and the investment team and their processes. We also review ESG considerations. In addition to our internal review, we engage a third party operational due diligence team to conduct a thorough investigation. Finally, prior to agreeing to a transaction, we bring in outside counsel to review legal documents and ensure reasonable deal terms are negotiated.

Selective Investment Process

After an investment has been identified and preliminary diligence has been completed, an investment committee memorandum is prepared. This report is reviewed by the members of the investment team in charge of the potential investment. If these members of the investment team are in favor of the potential investment, then a more extensive due diligence process is employed. Additional due diligence with respect to any investment may be conducted on our behalf by attorneys, independent accountants, and other third-party consultants and research firms prior to the closing of the investment, as appropriate on a case-by-case basis.

Structuring and Execution

Approval of an investment requires the unanimous approval of our investment committee. Once the investment committee has determined that a prospective portfolio company is suitable for investment, TIG Advisors works with the management team of that company and its other capital providers, including senior, junior, and equity capital providers, if any, to finalize the structure and terms of the investment.

Manager Monitoring

We monitor each of our managers and the External Strategic Managers on an ongoing basis. We monitor the financial trends of each manager to determine if it is meeting its business plans and to assess the appropriate course of action with respect to our investment in each manager. We have a number of methods for evaluating and monitoring the performance and fair value of our investments.

Employees

We believe that diversity is key to our firm’s open culture and long-term success. We recognize the important link between corporate values, employee engagement, and corporate performance. We also strive to foster a supportive environment that cultivates professional growth and development and encourages team members to continuously develop their skills. We consider our relationship with employees to be vital, and are focused on effective attraction, development, and retention tools, including compensation and benefits, human resource talent, workforce and management development, diversity and inclusion initiatives, and corporate culture morale and development. All of the foregoing is vital to the success of our innovation-driven growth strategy. Our values are built on mutual respect, constructive dissent, always operating at the highest standard, and acting in the best interest of our stakeholders. Approximately 29% of our employees were women as of December 31, 2022.

Fee Structure

TIG Arbitrage and the External Strategic Managers earn management fees, and incentive fees tied to performance. We have a 50.63% profit share in TIG Arbitrage, through which we directly receive management fees and incentive fees from the underlying funds and accounts. For more information regarding the profit-share participation, refer to “Business of Alvarium Tiedemann—Fund Management Fees”.

Management fees and incentive fees earned from our economic interests with External Strategic Managers are earned through our profit or revenue sharing arrangements with the External Strategic Managers. Our economic interests in the External Strategic Managers are as follows:

•	Real Estate Bridge Lending Strategy—20.92% profit share;

•	European Equities—19.99% revenue share; and

•	Asian Credit and Special Situations—9.00% revenue share.

The following describes our fee structure:

Management Fees. TIG Arbitrage and the External Strategic Managers are entitled to management fees as compensation for administrating and managing the affairs of the funds and separately managed accounts. Management fees are normally received in advance each month or quarter and recognized as services are rendered. The management fees for TIG Arbitrage are calculated using approximately 0.75% to 1.5% of the net asset value of the funds’ underlying investments. The management fees for our External Strategic Managers are calculated using approximately 0.75% to 1.75% of the net asset value of the funds’ underlying investments.

Incentive Fees. TIG Arbitrage and certain of the External Strategic Managers are entitled to receive incentive fees if certain performance returns have been achieved as stipulated in our governing documents. The incentive fees for TIG Arbitrage are calculated using 15% to 20% of the net profit/ income. The incentive fees for our External Strategic Managers are calculated using 15% to 20% or 15% to 35%, subject to a 10% hurdle, of the net profit/income. We recognize our incentive fees when it is no longer probable that a significant reversal of revenue will occur. Our incentive fees are not subject to clawback provisions.

Also included within Management Fees and Incentive Fees are income from such fees from our profit and revenue-share investments in External Strategic Managers.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations by governmental agencies and self-regulatory organizations or exchanges in the United States and foreign jurisdictions in which we operate. Such regulation relates to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws relating to foreign officials, tax laws, and privacy laws with respect to client and other information, and some of our funds invest in businesses that operate in highly regulated industries.

Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could limit our ability to carry on particular activities or expose us to liability and/or reputational damage. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. See “Risk Factors—Risks Related to the Target Companies—We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against us could adversely affect our results of operations, financial condition or business.”

Rigorous legal and compliance analysis of our businesses and our funds’ investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance, and employee education and training. All employees must annually certify their understanding of, and compliance with, TIG’s policies, procedures, and code of ethics. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as, but not limited to, the handling of material non-public information, personal securities trading, valuation of investments, document retention, potential conflicts of interest, and the allocation of investment opportunities.

Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity, and protection of personal information, including the General Data Protection Regulation, which expands data protection rules for individuals within the European Union (“EU”) and for personal data exported outside the EU, and the California Consumer Privacy Act, which creates new rights and obligations related to personal data of residents (and households) in California. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm. Moreover, to the extent that these laws and regulations or the enforcement of the same become more stringent, or if new laws or regulations or enacted, our financial performance or plans for growth may be adversely impacted.

United States

SEC Regulations

We provide investment advisory services through TIG Advisors, an SEC-registered investment adviser pursuant to the Advisers Act. Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements, and limitations on, among other things, trading for proprietary, personal and client accounts, allocations of investment opportunities among clients, and conflicts of interest.

The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our registered investment advisers are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees or carried interest; solicitation arrangements; maintenance of an effective compliance program; custody of client assets; client privacy; advertising; and proxy voting. The SEC has authority to inspect any registered investment adviser and typically inspects a registered investment adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients, and (iii) adequate systems, policies, and procedures to ensure compliance.

Other Federal and State Regulators; Self-Regulatory Organizations

In addition to SEC regulatory oversight, we are subject to the Advisers Act, and there are several other regulatory bodies that have or could potentially have jurisdiction to regulate our business activities.

Competition

The investment management industry is intensely competitive, and we expect it to remain so. We compete globally and on a regional, industry, and asset basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, breadth of our product offering, business reputation, and the level of fees and expenses charged for services. We compete for investment opportunities at our funds based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price, and we expect that competition will continue to increase.

We and our funds also compete with public and private funds, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity, and hedge funds. Many of our competitors are substantially larger and may have more financial, technical, and marketing resources than we do. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Lastly, institutional, and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit. Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

For additional information concerning the competitive risks that we face, see “Risk Factors Risks Related to Our Business and Industry—If we are unable to compete effectively, our business and financial condition could be adversely affected”.

HISTORICAL BUSINESS OF ALVARIUM

The following discussion reflects the business of Alvarium prior to the Business Combination. In this section, unless the context otherwise requires, references to “Alvarium,” “we,” “us,” and “our” are intended to mean the business and operations of Alvarium.

Our Company

We are a global multi-family office and investment boutique that provides tailored solutions for families, foundations, and institutions. We have $26.8 billion of AUM and AUA as of December 31, 2022, including $13.0 billion of direct investments in real estate, funds, and other vehicles. We have four principal business divisions: Investment Advisory (or “IA”), Co-investments, FOS, and Merchant Banking (or “MB”).

Business Divisions

Each of our business divisions is focused on providing the services described below.

Investment Advisory

Our IA division offers comprehensive investment advisory services, including investment strategy and implementation, asset allocation, investment manager selection, and reporting. We provide such advisory services on both a discretionary and non-discretionary (advisory) basis. We can execute trades or recommendations on behalf of a client if a limited power of attorney has been granted by the client to us.

Our IA division provides investment advisory services to high net worth clients globally. We specialize in being a trusted adviser to high net worth individuals and families, trusts, endowments, and foundations with complex needs, seeking to provide a tailored and independent approach. With the perspective of a global organization combined with local resources, we provide quality advice, investment, and risk management services, combining deep expertise in alternative asset classes and co-investment opportunities to support high net worth clients’ needs, wherever they reside. We aim to ensure that hard earned legacies become long-lasting legacies, with aligned partners and shareholders investing side-by-side with our clients.

We assist each client in establishing investment objectives, return expectations, and risk tolerance. Based on client profiles, we may offer one or more of the investment supervisory services in various different asset types in various different asset classes, including equity securities, ETFs, warrants, options contracts on securities and commodities, futures and forward contracts, government securities, corporate debt securities and commercial paper, certificates of deposit, municipal securities, investment company securities, private equity funds, hedge funds, and other similar non exchange traded collective investment funds, direct investment opportunities including limited partnerships and direct debt.

Our IA division had over 200 client relationships as of December 31, 2022 with more than $9.4 billion of AUM/AUA (including both billable and non-billable assets).

The independence of our IA division is important to us and our IA clients. By “independent”, we mean that our IA division operates independently of any managers or investment product manufacturers (including our own) to which we may allocate or recommend allocating capital. Our clients may opt-in to be informed of investment opportunities we are working on in our other business lines, and many do choose to do so. In all cases, each clients’ individual objectives and expectations are our paramount concern, and we employ an “open architecture” approach, whereby we seek to find the best investment solutions for our clients in the marketplace as a whole.

Investment Manager Selection, Monitoring, and Due Diligence Services

We may recommend that a client allocate a portion of its portfolio in mutual funds, ETFs, hedge funds, private equity, real estate, or other funds, which are managed by third-party Fund Managers.

We identify potential Fund Managers for client portfolios through networks established by our employees and our affiliates, as well as through periodicals, directories, and databases containing information about investment managers. After a potential Fund Manager is identified, we perform due diligence on the Fund Manager and its key personnel through a variety of methods, which may include, but is not limited to, a review of the relevant Managed Fund’s offering documents, the Fund Manager’s SEC, or other regulatory filings (if applicable), and interviews with the Fund Manager’s personnel (both principals and staff).

We conduct on-going reviews and analyses of each Fund Manager’s and relevant Managed Fund’s investment performance, including adherence to the relevant Managed Fund’s investment strategy, guidelines, or restrictions.

Performance Measurement and Reporting

On a monthly basis, we provide clients with a performance report, detailing each client’s portfolio performance compared to relevant benchmarks or indices. If requested by a client, we can include in the performance report information on assets that are not in their portfolio. The inclusion of such information may result in an additional fee to the client. We use third-party software for record-keeping, performance calculation, and reporting and we prepare performance reports by using data provided by custodians, investment managers, and independent pricing services.

Non-Advisory Services

We may offer non-advisory services to our clients, including coordination of legal-related and strategic business planning, wealth transfer planning, estate planning, research on trustee placement and multi-generational education planning, administrative, and concierge services among others.

Co-investments

Our Co-investments division provides access, for our network of investors, to private market direct investments in real estate and other alternative asset classes that we source and in which certain of our senior employees and our shareholders have invested alongside our investor network.

We initiated a diversified real estate investment program for our partners in 2010. We follow a thematic investment strategy, selecting sub-sectors based on in-house industry knowledge and long-term analysis of cyclical and geographic trends. Investors, typically HNWIs, single family offices and institutional investors, are invited to participate alongside our employees and shareholders on a deal-by-deal basis. Clients of our IA division who have opted-in to be provided with information on our co-investment transactions are also invited to participate on a deal-by-deal basis. We are the sponsor for these club deals and work with a pre-selected and vetted list of operating partners. In selecting operating partners, we will look for a demonstrable track record across multiple real estate cycles and a strong ability to source pipeline transactions. Our real estate investment team oversees deal origination, due diligence, documentation, and structuring from inception to exit. We are active in our approach to our operating partners, in some instances taking ownership stakes, as well as participating on boards and investment committees. As at December 31, 2022, our Co-investment platform has deployed more than $7 billion of capital (inclusive of capital raised for our real estate funds), of which approximately 15% has been invested by our shareholders and employees.

We have been expanding this Co-investment offering to provide access to proprietary investments in what we believe to be growth equity opportunities in the innovation economy, many of which are at the intersection of impact and innovation. These Co-investment opportunities are also offered to clients on an opt-in basis and provide a means for interested clients and investors to more directly access investments in later stage private companies in a range of transforming industry sectors that we believe offer the potential for high growth.

We also manage and advise a number of real estate investment funds in our Co-investments division (though these are distinct from our usual Co-investment transactions and are marketed differently).

As of December 31, 2022, our Co-investment division had over 250 investors, of which more than 150 were IA clients.

Equity Sale of Investment Adviser to HomeREIT

On December 30, 2022, ARE an indirect wholly-owned subsidiary of Alvarium, entered into the Purchase Agreement to sell 100% of the equity in AHRA, investment adviser to Home REIT, to a newly formed entity owned by the management of AHRA Holdco, for aggregate consideration equal to approximately GBP 24 million, with such amount being the fair market value of AHRA as of December 30, 2022. The sale was completed concurrently with the execution and delivery of the Purchase Agreement.

AHRA Holdco paid the Purchase Price in the form of a promissory note with a fixed term, maturing on December 31, 2023, subject to extension if mutually agreed upon by the parties thereto. According to the terms of the Purchase Agreement, AHRA Holdco shall use all of its available cash, being dividends it receives from AHRA, to repay principal on the Note. Additionally, ARE received a call option pursuant to which ARE has the right to repurchase AHRA prior to the repayment of the note for a purchase price equal to the loan balance then outstanding thereunder.

The consolidated financial statements and AUM/AUA figures include the accounts of AHRA. Subsidiaries are companies over which Alvarium has the power indirectly and/or directly to control the financial and operating policies so as to obtain benefits. In assessing control for accounting purposes, potential voting rights that are presently exercisable or convertible are taken into account. Although Alvarium does not presently have legal control of AHRA, it has a right to reacquire such legal control through the call option it holds and accordingly AHRA has been deemed to be a subsidiary for accounting purposes. As a result of the consolidation, the value of the Note is eliminated from Alvarium’s balance sheet.

If AHRA ceases to be the investment adviser to Home REIT, AHRA Holdco will no longer have an income with which to service its obligations under the Note. On March 15, 2023, Home REIT announced that it would be seeking a new investment adviser. While the timing for the appointment of such new investment adviser and the termination of AHRA’s appointment is currently unknown, payments due under the Note will cease at, or soon after, the finalization of such arrangements. Additionally, the arrangements which have resulted in AHRA’s consolidation will unwind upon termination of AHRA’s appointment by Home REIT, meaning that AHRA’s revenues and expenditure will cease being included in AlTi’s consolidated financial statements.

Co-investment Process Overview

Due Diligence Process

The process through which an investment decision is made involves extensive research into the operating partner, its strategy, its growth prospects, and its ability to withstand adverse conditions. If one or more members of the investment team responsible for the transaction determines that an investment opportunity should be pursued, we will engage in an intensive due diligence process. We also review ESG considerations.

Selective Investment Process

After an investment has been identified and preliminary diligence has been completed, an investment committee memorandum is prepared. This report is reviewed by the members of the investment team in charge of the potential investment. If the members of the investment team are in favor of the potential investment, then a more extensive due diligence process is employed. Additional due diligence with respect to any investment may be conducted on our behalf by attorneys, independent accountants, and other third-party consultants and research firms prior to the closing of the investment, as appropriate on a case-by-case basis.

Structuring and Execution

Approval of an investment requires the majority approval of the Co-investments investment committee relevant to the asset class. Once the investment committee has determined that a prospective opportunity is suitable for investment, the investment team works with the operating partner to finalize the structure and terms of the investment.

Co-investment Monitoring and Reporting

We monitor our co-investments on an ongoing basis and provide ongoing periodic reporting to the investors in each transaction.

Family Office Services

Our FOS division provides tailored outsourced family office solutions and administrative services to families, trusts, foundations, and institutions. We are a licensed fiduciary in the UK, Switzerland, and the Isle of Man. Our FOS include:

•	family governance and transition services, including wealth transfer planning, estate planning, and multi-generational education planning;

•	wealth and asset strategy services;

•	trust and fiduciary services;

•	chief financial officers and outsourced family office services;

•	philanthropy services; and

•	lifestyle and special projects services.

We also work with our clients’ other advisors (whether existing or carefully selected or recommended by us) to co-ordinate legal, accounting, and tax advice. We operate in partnership with such third-party advisors and professionals to provide a collegial approach to obtaining the right advice and support for families and their associated structures.

In the Isle of Man and Switzerland, we operate a full offshore trust and corporate service business through a group of Alvarium’s subsidiaries conducting business under the name “LJ Fiduciary”. LJ Fiduciary undertakes the full range of offshore administrative services including:

•	trustee and fiduciary services;

•	entity formation and management;

•	accounting and financial reporting;

•	provision of directors and company secretarial services;

•	registrar and transfer agency services;

•	fund and coinvest vehicle formation, administration, and ongoing management;

•	executive incentives and pension plans;

•	administering entity ownership of IP rights;

•	advice and administration services in connection with investments in marine and aviation assets; and

•	administering entity ownership of fine art and collectibles.

We also operate an authorized AIFM in the UK.

As of December 31, 2022, FOS had $2.5 billion of billable assets from over 300 clients, of which 11 were also IA clients.

Merchant Banking

Our Merchant Banking division is a global corporate advisory practice that services companies principally in the media, consumer, and technology sectors, as well as our wealth management clients around their operational businesses or family holding companies. The team has a proven track record within this field having been involved in over 220 transactions together since 2000 in the United States, Europe, Asia, and the Middle East. Specific services include:

•	M&A advisory services;

•	private placements;

•	public company and IPO advisory services;

•	strategic advisory services;

•	independent board advice; and

•	structured finance advisory services.

Additionally, because of our focus on providing our merchant banking services to companies in the media, consumer, technology and innovation sectors, we have developed a network and connectivity that enables us to gain access to the innovation economy and to source private market direct and co-investment opportunities in later stage, high growth, consumer and technology companies.

History

The firm was established as LJ Capital in 2009 to source direct and co-investments in real estate in the UK and in Central Europe. The firm, rebranded as LJ Partnership, continued to grow, and acquire global clients through acquisitions, including wealth management businesses in the United States, Europe, and Hong Kong. Our first acquisition was Deloitte’s UK Investment Advisory business in 2011. Over the course of 2014 to 2017, we merged with or acquired the former Guggenheim Wealth Management businesses in Miami, Geneva, Lisbon and Hong Kong, and we brought on board a team that originated from their business in New York. Then in 2015, we acquired Salisbury Partners LLP, a UK discretionary investment manager. Over the course of 2018 to 2020, we acquired Iskander in Paris, established a joint venture with Albacore in Lugano, and expanded into Milan. Also in 2019, we merged with London based media, consumer, and technology firm Lepe Partners, creating our merchant banking platform. Finally, in 2019 we also rebranded LJ as Alvarium to reflect our global footprint, our global partners, and our global clients.

Fee Structure

Investment Advisory Fees

Investment management or advisory fees are the primary source of revenue in our investment advisory division. These fees are generally calculated on the basis of a percentage of AUM or AUA depending on whether the contracts are for discretionary investment management or non-discretionary investment advisory services. There are also a small number of clients that pay fixed annual fees. For those management or advisory fees payable on a percentage of AUM or AUA, fees are generally calculated based on the average daily balance values of clients’ portfolios or on the quarter-end values of AUM or AUA (as applicable). These vary depending upon the level and complexity of client assets and are generally billed quarterly in arrears.

Some clients in certain jurisdictions may also pay performance fees. These are non-recurring fees that are only payable if the client portfolio in question achieves a certain hurdle rate of return or if the client’s portfolio return exceeds certain benchmarks, in each case, as such are set out in the investment advisory agreements with such clients. Notwithstanding the foregoing, we have generated performance fees in three of the last four years. Performance fees are only recognized once crystalized and are not accrued.

Co-investment Fees

Private market Co-investments: As sponsor on private market direct and co-investment transactions, we generate income from debt and equity structures relating to specified real estate investments or investments in other alternative asset classes. Private market fees include arrangement, retainer, management, advisory, performance, acquisition, promote and other associated fees as well as interest arbitrage for debt structures. The level of fees generated in each period is linked to activity in the real estate or other relevant markets, which in turn are dependent on various macroeconomic factors.

Arrangement fees are typically 50 to 100 basis points of equity value contributed into a transaction. Acquisition fees are typically payable where there are no agency fees or where there is an off-market transaction sourced by the team. Such acquisition fees are usually in the range of 50 to 100 basis points of the purchase price of the relevant acquisition. The equity structures are long-term (five to ten years) closed-ended structures with fees normally ranging between 50 and 175 basis points of the equity value committed or drawn. The debt structure terms are generally between 12 and 36 months. The investment adviser, general partner or other entity entitled to fees in respect of each of our co-investments receives such fees either monthly, quarterly or annually.

Incentive Fees (Carried Interest): We may be entitled to a portion of the performance-related entitlements (such as carried interest or promote) that may be payable on exit from Co-investment transactions. Carried interest entitlements are not accrued and are only recognized once crystalized on exit. Such revenues are only received if the investor hurdle (i.e. a minimum return to the investor) is reached and may include a catch-up. A catch-up takes effect when an investor’s returns reach the defined hurdle rate, giving them an agreed level of preferred return. The carried interest recipient then enters a catch-up period, in which it may receive an agreed percentage of the profits until the profit split determined by the carried interest agreement is reached. Carried interest entitlements are based on a percentage of the investor return above such hurdle and are set on a deal and fund basis. Typically, carried interest entitlements represent 10% to 20% of the investors’ equity internal rate of return in excess of an 8% to 15% hurdle, with no carried interest entitlement being payable if the hurdle is not met.

Certain existing Co-investment vehicles, joint ventures and affiliates have entered into advisory and/or management agreements whereby we receive a share of base advisory and/or management fees from the inception of such joint venture or affiliate relationship through to the liquidation of the relevant transaction. Where we have established feeder vehicles for clients, there may also be administration and advisory fees associated with those vehicles (these are earned by our trusts and administration business).

Management of real estate investment funds (public and private): We also generate income in our co-investment division from managing and advising real estate investment funds. Our fees from managing and advising these vehicles are contained in management and advisory contracts relating to the relevant fund and are calculated on a sliding scale of percentages of the net asset value or the market capitalization of the relevant fund as applicable.

Placements and brokerage: Fees are also generated in our Co-investments division from acting as placement agent, broker or bookrunner to investment funds, especially listed or publicly traded investment companies

(including investment trusts and real estate investment trusts. Such fees are primarily comprised of a commission payable on completion of the capital raise, with the amount of such commission being calculated as a percentage of the proceeds of the capital raise and payable out of those proceeds. Small retainer fees may also be payable in some circumstances. In the case of listed or publicly traded investment companies, revenues are mostly derived from commissions payable on an IPO or secondary issuance of stock (e.g., via a large single placement (relative to the issuer) or a placement program). Additionally, there may be commission for smaller share issuances, such as tap issuances.

Merchant Banking Fees

M&A advisory fees account for approximately two-thirds of the total fees generated by Alvarium’s merchant banking division. These are primarily success-based fees that are typically 1-2.5% of the financial outcome or target achieved. For capital raises, success fees are typically higher in the 3-5% range—in line with market standards. We also generate small retainer fees that are typically retained in the event of abort or deducted against success fees. In addition, we may also generate a project fee for certain M&A mandates related to the duration of such transaction. Due to the transactional nature of our Merchant Banking division’s services, turnover is non-recurring in nature, although we have several large, longstanding clients, where the relationship spans many years with repeated engagements for services on multiple transactions.

Family Office Service Fees

We generate fees in our FOS division from our private clients and from the administration of structures introduced by, or created for, our Co-investment division. FOS fees comprise initial set up fees, annual responsibility fees and time-based fees. We also recover disbursements at cost and reserve the right to charge a 3% fee to cover office incidentals. The duration of annual income depends on the life of the underlying structure. The average life cycle of a managed structure is in excess of ten years. Annual responsibility fees are charged per billing entity as a minimum and are billed annually in advance. We also generate FOS time-based fees arising from accounting, administration, transactional, review/reporting and other non-investment advisory services. We accrue time-based fees on an as-recorded time basis. We may offer a fixed fee in lieu of the time-based component of FOS fees, usually to long standing clients or large referral clients; however, we review actual time spent versus the amount invoiced under such arrangements regularly. Fixed fees may be billed annually in advance, quarterly in advance or very rarely, quarterly in arrears.

Employees

Diversity is key to our firm’s open culture and long-term success. We recognize the important link between corporate values, employee engagement, and corporate performance. We also strive to foster a supportive environment that cultivates professional growth and development and encourages team members to continuously develop their skills. We consider our relationship with employees to be vital, and are focused on effective attraction, development, and retention of, and compensation and benefits to, human resource talent, including workforce and management development, diversity and inclusion initiatives, and corporate culture and leadership quality, morale, and development, which are vital to the success of our innovation-driven growth strategy. Our values are built on mutual respect, constructive dissent, always operating at the highest standard, and acting in the best interest of our stakeholders.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations by governmental agencies and self-regulatory organizations in the jurisdictions in which we operate relating to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws, tax laws, securities laws, and privacy laws with respect to individuals’ personal data, and some of our funds invest in businesses that operate in highly regulated industries.

Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could limit our ability to carry on particular activities or expose us to liability and/or reputational damage, as well as potentially being a criminal offense. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, in any of the jurisdictions in which we operate or elsewhere, may directly affect our mode of operation and profitability.

Rigorous legal and compliance analysis of our businesses and our funds’ investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance, and employee education and training. All employees must annually certify their understanding of and compliance with key global Alvarium policies, procedures, and code of ethics. We have a compliance group that monitors our compliance with the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, personal securities trading, valuation of investments, document retention, potential conflicts of interest, and the allocation of investment opportunities. We also engage with outside counsel as needed to ensure compliance with applicable laws and regulations.

Many jurisdictions in which we operate also have laws and regulations relating to data privacy, cybersecurity, and protection of personal information, including the EU General Data Protection Regulation, which sets forth rules for the protection of personal data of individuals within the EEA and for the export of such individuals’ personal data outside the EEA, the UK General Data Protection Regulation, which replaced the EU GDPR in the UK on January 1, 2021 but which applies the same rules for the protection of personal data of individuals in the UK and for the export of such individuals’ personal data outside the UK, and the California Consumer Privacy Act, which creates new rights and obligations related to personal data of residents (and households) in California. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm.

To the extent that any of these laws and regulations to which we are subject in the operation of our business or the enforcement of the same become more stringent, or if new laws or regulations are enacted, our financial performance or plans for growth may be adversely impacted.

Our broker-dealer subsidiary, Alvarium MB (US) BD, LLC (“Alvarium BD”) is subject to regulation by the SEC, Financial Industry Regulatory Authority, Inc. (“FINRA”), and various state regulators. FINRA conducts the day-to-day administration and regulation of Alvarium BD under the supervision of, and with oversight and enforcement by, the SEC. Alvarium BD is subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”), as well as the economic and trade sanction programs administered by OFAC.

Jurisdictions in which we operate

We currently have operations in Australia, France, Hong Kong, the Isle of Man, Italy, New Zealand, Portugal, Singapore, Switzerland, the United Kingdom and the United States. As we expand our operations in the United States, Europe, and other jurisdictions, we will become subject to various legislative frameworks in those jurisdictions. See “Risk Factors—Risks Related to the Target Companies—If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our results of operations, financial condition or business could be harmed.”

Competition

We compete in the wealth management, investment management and advisory, trusts and administration, family office services, asset management, fund management, merchant banking, brokerage, and corporate finance advisory services industries.

Wealth Management

The wealth management industry is highly fragmented, leading to intense competition at both regional and local levels. The industry’s fragmentation is driven by a few key factors, including:

•	Low barriers to entry: launching a wealth management firm entails relatively low start-up costs with little upfront capital; and

•	Local focus: wealth management firms are typically locally focused and expansion beyond a RIA’s local market can require significant costs and senior management resources.

In addition to the competition on the local level, we face intense competition in the markets in which we operate from national and international wealth managers, ranging from large independent wealth managers, wealth managers that sit within larger financial institutions, to private equity-backed wealth management platforms, which have been relatively recently built through serial acquisitions, driving near-term scale, enhanced scope of investment capabilities, and exposure to new markets.

Investment Management (including asset management and fund management)

The investment management industry is intensely competitive, and we expect it to remain so. We compete globally and on a regional, industry, and asset basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, breath of our product offering, business reputation, and the level of fees and expenses charged for services. We compete for investment opportunities at our funds based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price, and we expect that competition will continue to increase.

We compete with public and private funds, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity, and hedge funds. Many of our competitors are substantially larger and may have more financial, technical, and marketing resources than we do. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Lastly, institutional, and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

Competition is also intense for the attraction and retention of qualified employees in both of these areas of our business. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

Trusts and Administration

The trusts and administration industry is highly competitive, and highly fragmented both in terms of the numbers of providers and the number of locations where they exist. In the Isle of Man alone, there are 121 licensed companies, as listed on the Isle of Man Financial Services Authority website. The industry has gone through a wave of consolidation in the last decade led mainly by private equity, creating a number of large global service providers, with multiple office locations, and at the other end of the spectrum there is a vast array of small owner managed service providers of varying abilities. Competitors lead with relationship building or product sales or both, and often large organizations and small organizations alike compete in the same space for the same business. Service providers are not geographically aligned, with service providers competing for business across the world. The industry relies heavily on referrals of business, which demands the maintenance of strong relationships with professional intermediaries such as lawyers and accountants. Our positioning is to be mid-size, and to provide high quality service based on relationships of trust and confidence, to do so in markets we understand and, rather than seek multiple global footprint or to be a bulge bracket organization, to focus instead on select and high end business undertaken working with a community of expert intermediaries from a smaller number of key office locations. The ability to recruit the quality personnel required to provide the service levels necessary has also intensified over the past 18 months so that for us to continue to grow and support our client base requires us to provide an engaging and fulfilling working environment, with appropriate levels of incentivization.

Family Office Services

The provision of family office services is a very bespoke market and, as a term, it is used to describe a range of different levels of activity which makes it difficult to differentiate in the marketplace. The term is used to describe what some law and accountancy practices offer their clients, but also what some specialist private banks do as an adjunct to their banking services, and then some families create their own family office service to meet their family administration needs, and some again then offer their platform out to other families. Consequently, the market is made up of service providers using the same term to describe varying levels and complexity of service, with the majority focused on low level support. The main competitive challenge we face in developing new business is therefore trying to explain that the depth and sophistication of our family office services should not be confused with so many others in the market, and that we offer significant value add especially to the most complicated of clients beyond simple accounting/bookkeeping or concierge based services that are the main focus of many other competitors. We act as an extension to the family, their assets and their structures, ensuring best practices around governance, management and oversight, and reporting. We go where our clients take us both geographically and in the disciplines and issues we are required to engage with. The ability of our family office professionals to work with existing professional advisers and other service providers, to coordinate each family’s affairs and to deal with issues that arise, is where we differentiate ourselves. It is nevertheless a challenge to demonstrate the range and depth of our abilities at an early stage in a potential client engagement since it takes time and mutual experience to build relationships of confidence and trust.

The staff who work with the families we look after have to be able to work efficiently and effectively with individuals who are very successful in their chosen fields, and may be household names. There is a limited talent pool of such personnel and in order to recruit and retain staff we focus on providing an engaging and fulfilling working environment, with appropriate levels of incentivization.

Merchant Banking, Brokerage and Corporate Finance Advisory Services

We compete globally with other regulated corporate finance advisory firms. Our current and potential future competition principally comes from incumbent regulated advisory boutiques, established financial companies, banks, and other asset management firms and technology platforms. Some of our competitors have longer operating histories and greater capital resources than we have and offer a wider range of products and services.

MANAGEMENT

Board of Directors

The following sets forth certain information, as of January 3, 2023, concerning the persons who serve as our directors:

Name	Position	Age
Ali Bouzarif	Director	44
Nancy Curtin	Director	65
Kevin T. Kabat	Director	66
Timothy Keaney	Director	61
Judy Lee	Director	55
Spiros Maliagros	Director	46
Hazel McNeilage	Director	66
Craig Smith	Director	59
Michael Tiedemann	Director	51
Tracey Brophy Warson	Director	60
Peter Yu	Director	61

Ali Bouzarif. Mr. Bouzarif has served as a member of our Board since January 2023. Mr. Bouzarif has been a Member of the Supervisory Board and Partner of Alvarium since 2018. He also serves on the Finance and Compensation Committee of Alvarium. Mr. Bouzarif previously served as the Head of M&A at the Qatar Investment Authority (“QIA”) from 2007 to 2017. At the QIA, he was a member of the management investment committee and was instrumental in the completion of several notable transactions, such as the acquisition of the Harrods Department store and the merger of the Fairmont Raffles Hotels Group with AccorHotels, among others. During his tenure at QIA, Mr. Bouzarif served as a member of the board of directors and the remuneration committee of Heathrow Airport and American Express Global Business Travel business, a board member and member of the commitment committee of AccorHotels, and a member of the board of Canary Wharf Group. Mr. Bouzarif holds a Master’s degree in Business Engineering from Solvay Brussels School of Economics & Management and is a CFA® charterholder.

Nancy Curtin. Ms. Curtin has served as a member of our Board since January 2023. Ms. Curtin has been a Partner, Group Chief Investment Officer, Head of Investment Advisory and participant member of the Supervisory Board of Alvarium since 2020. Before joining Alvarium, Ms. Curtin was Chief Investment Officer and Head of Investments at Close Brothers Asset Management (“CBAM”), a UK investment and financial advice firm focused on private clients, high-net-worth, charities, and family office, from 2010 to 2019 and Managing Partner and Chief Investment Officer of Fortune Asset Management, the UK-based hedge fund and long-only institutional advisory business, from 2002 until its acquisition by CBAM in 2010. Her previous roles also include Managing Partner and Independent Investment Adviser of Internet Finance Partners, a specialist venture capital business of Schroders plc, Managing Director and Head of Global Investments-Mutual Funds for Schroders, and Head of Emerging Markets and part of the senior leadership team for Baring Asset Management. Ms. Curtin started her career in investment banking and M&A, followed by investment leadership in a large single family office, focused on private equity and real estate investments. She has been Chairperson of the Board of Digital Bridge Group, Inc, a leading global investment and operating firm with a focus on identifying and capitalizing on key secular trends in digital infrastructure, since 2021 and has been a member of the Board thereof since 2014. Ms. Curtin is a Summa Cum Laude graduate of Princeton University and has an MBA from Harvard Business School.

Kevin T. Kabat. Mr. Kabat has served as a member of our Board since January 2023. Mr. Kabat began his career in the banking industry at Merchants National Bank as a consultant before working at Old Kent Financial Corporation where he served in a number of management and executive positions. Between 2001 and 2003 Mr. Kabat was the President of Fifth Third Bank (Western Michigan). In 2003, he assumed the role of Executive

Vice President of Fifth Third Bancorp before ultimately becoming President in 2006, serving in that role until September 2012. In 2007, Mr. Kabat became the Chief Executive Officer of Fifth Third Bancorp before retiring from the company in 2016. While serving as Chief Executive Officer of Fifth Third Bancorp, Mr. Kabat also served on its board of directors, as chairman from 2008 to 2010, and as vice chairman from 2012 until his retirement. Mr. Kabat also served as a Director of E*TRADE Financial Corporation, a financial services company, from June 2016 until October 2020. Mr. Kabat has served on the board of directors of UNUM (NYSE: UNUM) since 2008, assuming his current role as chairman in 2017 after having previously served as its lead independent director since 2016. Since 2015, Mr. Kabat has also served as a director of NiSource Inc. (NYSE: NI), an energy holding company, and has served as chairman since 2019. Mr. Kabat earned a B.A. in behavioral and social sciences from Johns Hopkins University, and an M.A. in industrial and organizational psychology from Purdue University.

Timothy Keaney. Mr. Keaney has served as a member of our Board since January 2023. Mr. Keaney worked for the Bank of New York Company in various executive roles from 2000 until 2006 including head of the asset servicing business, and as head of the Bank of New York Company’s presence in Europe, having management responsibilities for all business activity in that region. Upon the Bank of New York Company’s merger with the Mellon Financial Corporation in 2007 (forming the Bank of New York Mellon Corporation (NYSE: BK)), Mr. Keaney began serving as co-Chief Executive Officer of the BNY Mellon’s asset servicing, and later serving individually as Chief Executive Officer of asset servicing from 2010 until 2012. Mr. Keaney served as Vice Chairman of BNY Mellon from October 2010 until September 2014, and as Chief Executive Officer of Investment Services from 2013 to 2014. Mr. Keaney has served on the Board of Directors of UNUM (NYSE: UNUM) since 2012, currently serving as a member of the Finance Committee and as Chairman of the Audit Committee. Since 2019, Mr. Keaney has also served as a Director for PolySign, Inc., a privately held fintech company. Mr. Keaney earned a B.S.B.A. from Babson College.

Judy Lee. Ms. Lee has served as a member of our Board since January 2023. Ms. Lee began her career at the Bankers Trust Company in 1988, where she was a principal in the global risk management division and a member of the pioneering team that developed certain quantitative risk methodologies that are now the industry standard. From 1998 to 1999, she was a Partner at Capital Risk Market Advisors, a strategy and risk management consulting firm. Ms. Lee is currently the Managing Director of Dragonfly LLC, an international risk advisory firm based in New York, and the Chief Executive Officer of Dragonfly Capital Ventures LLC, which develops and invests in renewable energy in Southeast Asia. Ms. Lee has served on the Board of DBS Group Holdings (OCTM: DBSDY) as an independent non-executive director since 2021. She is also a member of DBS’s Audit Committee, Board Risk Management Committee, and Compensation and Management Development Committee. Since 2020, Ms. Lee has also served on the board of Commercial Bank of Ceylon (CSE: COMB.N0000). Additionally, she serves as an independent director of two private companies, DBS Bank Ltd., and Temasek Lifesciences Accelerator Pte. Ltd. Ms. Lee was a Senior Fellow at the Wharton School of Business at the University of Pennsylvania between 2013 and 2014, and an adjunct professor at Columbia University in 2018. Ms. Lee is also a current member of the Executive Board of the Stern School of Business at New York University. She earned a B.S. from the New York University Leonard N. Stern School of Business in finance and international business, and an M.B.A. from the Wharton School of Business.

Spiros Maliagros. Mr. Maliagros has served as a member of our Board since January 2023. Mr. Maliagros is the President of TIG and has served in that capacity since 2007. He joined TIG Advisors in 2006 as general counsel assisting with SEC registration and overseeing all legal matters for the firm. In 2007, Mr. Maliagros was appointed president to support strategic initiatives for TIG Advisors. Most recently, Mr. Maliagros has led the effort to source, evaluate, and execute the growth equity investments made in managers globally. Prior to joining TIG Advisors, from 2001 to 2006, Mr. Maliagros worked for the law firm Seward & Kissel LLP, representing and advising clients in the formation and distribution of domestic and offshore hedge funds, master-feeder funds, and fund-of-funds pursuant to U.S. federal and state securities law. In 2014, Mr. Maliagros was named “Lawyer of the Year” by the Hellenic Lawyers Association. He currently serves as Chairman of the Greek Division Board of Directors for the New York Ronald McDonald House. Mr. Maliagros received a B.A. in government and economics from Dartmouth College and a J.D. from Fordham University.

Hazel McNeilage. Ms. McNeilage has served as a member of our Board since January 2023. Ms. McNeilage began her career in 1978 at Provincial Life Assurance working in various actuarial roles before transitioning into management with the Liberty Life Association of Africa. Between 1987 and 2000, she served in various roles for Towers, Perrin, Forster & Crosby, including as Head of Investment Consulting for Australia & Asia Pacific. Between 2001 and 2009 she worked at Principal Global Investors in roles such as global head of sales, marketing and client service, head of Asia ex Japan, and head of international investments. During 2010 and 2011 Ms. McNeilage was head of investment management for Queensland Investment Corporation and between 2012 and 2015, she was a consultant to Northill Capital LLP and served as interim CEO for one of their affiliates. Most recently, she was Managing Director for Europe, Middle East and Africa at Northern Trust Asset Management from 2015 to 2018. Ms. McNeilage has served on the Board of Directors of Reinsurance Group of America (NYSE: RGA) as an independent non-executive director since 2018. She is Chair of RGA’s Compensation Committee, serves on their Nominating and Governance Committee, and their Cyber Security and Technology Board Sub-Group. Additionally, Ms. McNeilage serves on the Board of Scholarship America. She is a Fellow of both the Institute of Actuaries in the U.K. and the Institute of Actuaries of Australia, is a Board Leadership Fellow of the National Association of Corporate Directors, and has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Melon University as well as a cybersecurity related certificate from Harvard University. Ms. McNeilage earned a B.S. from the University of Lancaster in economics, mathematics, and operations research.

Craig Smith. Mr. Smith has served as a member of our Board since January 2023. Mr. Smith is a Founding Partner and the President of TWMH overseeing its strategic direction as well as Tiedemann Advisors’ advisor team and client experience. Mr. Smith began his TWMH career in 2000, serving as managing director, trust planning and administration, until his appointment as president in 2004. Previously, Mr. Smith was Vice President of J.P. Morgan & Co., Inc., leading the trust, estate and transfer tax planning services for New England private clients, among other roles. Prior to that, Mr. Smith practiced trust and estate law with the New York law firm, Patterson, Belknap, Webb & Tyler. He also serves on TWMH’s Board of Directors and is Chairman of both the Executive Committee, and the Diversity Equity and Inclusion Committee for Tiedemann Advisors. Mr. Smith earned a Juris Doctor degree from Harvard Law School and graduated magna cum laude with a Bachelor of Arts from New York University.

Michael Tiedemann. Mr. Tiedemann has served as our Chief Executive Officer and as a member of our Board since January 2023. Mr. Tiedemann is a Founding Partner and the Chief Executive Officer of TWMH as well as the Managing Member and Chief Executive Officer of TIG Advisors. Mr. Tiedemann serves as Chief Executive Officer of Alvarium Tiedemann. Mr. Tiedemann began his career working for TIG as an emerging markets research analyst and continues to serve as Managing Member and Chief Executive Officer of TIG, in addition to his roles at TWMH. In 1994, he joined the equity research group at Banco Garantia, one of Brazil’s leading Investment Banks, and worked closely with Banco Garantia’s Hedge Fund-of-Funds Group. In 1998, when Credit Suisse acquired Banco Garantia, Mr. Tiedemann headed Credit Suisse’s sales trading efforts for Latin America until he left to start TWMH in 2000. He has been recognized by a number of foundations for his charitable contributions and serves as a board member for several philanthropic organizations. He is also a member of TWMH’s Board of Directors and Chairman of the Internal Investment Committee for Tiedemann Advisors, the registered investment advisor subsidiary of TWMH. Mr. Tiedemann received a Bachelor of Arts degree from Ohio Wesleyan University.

Tracey Brophy Warson. Ms. Warson has served as a member of our Board since January 2023. Ms. Warson currently works as a strategic advisor for multiple start-up companies and has more than 30 years of experience in the financial services industry. She began her career at Wells Fargo (NYSE: WFC) in 1988 where she served in various executive roles, ultimately becoming Executive Vice President of Private Client Services, a role she served in until 2006. From 2006 until 2010, Ms. Warson worked as Managing Director and Head of the Western

Division of US Trust, Bank of America Private Wealth Management. In 2010, she became the Head of the Western Division of Citi Private Bank of Citigroup (NYSE: C) and served in that role until 2014. From 2014 until 2019, Ms. Warson served as Chief Executive Officer of Citi Private Bank (North America) where she led the Private Bank business across 25 offices throughout the U.S. and Canada, overseeing $230 billion in client business volume. Ms. Warson currently serves on the Board of InterPrivate II Acquisition Corp. (NYSE: IPVA), a special purpose acquisition company. In 2021, she also began serving on the Board for SilverSpike Capital, LLC, a privately held company that focuses on investment management primarily in the cannabis and alternative health and wellness industries. In 2019, she was named Chairwoman of Citi Private Bank before ultimately retiring in 2020. Additionally, from 2014-2018 Ms. Warson was also the Co-Chair of Citi Women, Citi’s global strategy to promote the advancement of women. In this role she led the firm’s progress in pay equity, representation, and in having Citi Sign the Women’s Empowerment Principles of the United Nations. Ms. Warson earned a Bachelor of Arts from the University of Minnesota in business administration and French.

Peter Yu. Mr. Yu has served as a member of our Board since inception, and as Cartesian’s Chief Executive Officer and as chairman of the Board prior to the Business Combination. Mr. Yu currently serves as Managing Partner of Cartesian Capital, a global private equity firm and registered investment adviser headquartered in New York City. At Cartesian Capital, Mr. Yu has led more than 20 investments in companies operating in more than 30 countries. Mr. Yu currently serves on the boards of directors of several companies, including Burger King China, Tim Hortons China, PolyNatura Corp., Cartesian Royalty Holdings Pte. Ltd., ASO 2020 Maritime, Flybondi Ltd., and Simba Sleep Ltd. Previously, Mr. Yu served on the boards of directors of Banco Daycoval S.A., GOL Linhas Aéreas Inteligentes S.A., and Westport Fuel Systems Inc. Prior to forming Cartesian Capital, Mr. Yu founded and served as the President and Chief Executive Officer of AIGCP, a leading international private equity firm with over $4.5 billion in committed capital. Prior to founding AIGCP, Mr. Yu served President Bill Clinton as Director of the National Economic Council. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk on the U.S. Supreme Court. Mr. Yu received a bachelor’s degree from Princeton University’s Woodrow Wilson School.

Executive Officers

The following sets forth certain information, as of January 3, 2023, concerning the persons who serve as our executive officers:

Name	Position	Age
Michael Tiedemann	Chief Executive Officer and Director	51
Christine Zhao	Chief Financial Officer	50
Kevin Moran	Chief Operating Officer	45
Alison Trauttmansdorff	Chief Human Resources Officer	52
Laurie Birrittella (Jelenek)	Chief People Officer	56
Jed Emerson	Chief Impact Officer	64
Colleen Graham	Global General Counsel	57

Biographical information for Michael Tiedemann is set forth above under “— Board of Directors.”

Christine Zhao. Ms. Zhao has served as our Chief Financial Officer since January 2023 and as Managing Director and Chief Financial Officer of our predecessor company Tiedemann Advisors since July 2021. Ms. Zhao has been a Board member of Jaguar Global Growth Corp I (Nasdaq: JGGC), a property tech focused special purpose acquisition company since February 2022. Most recently, she was Audit Committee Chair of D and Z Media Acquisition Corp. (NYSE: DNZ), a media and ed-tech focused special purpose acquisition company from January 2021 to February 2023, Governance & Nomination Committee Chair of bio-pharmaceutical company BeyondSpring Inc. (Nasdaq: BYSI), which develops innovative immunooncology cancer therapies, from October 2016 to January 2023, and CFO of Edoc Acquisition Corp. (Nasdaq: ADOC), a healthcare focused special purpose acquisition company, from November 2020 to October 2022. Previously, from November 2015 to December 2019, she served as Chief Financial Officer for two large PE-backed growth-stage companies, including Best Inc., a pre-IPO logistics technology company in China with major investors including Alibaba, Softbank, Goldman, and IFC among other large PE funds, which later priced its initial public offering at a valuation of over $3 billion (NYSE: BEST). Prior to this, Ms. Zhao served as a Managing Director of Bank of America Merrill Lynch and an Executive Director of JPMorgan, where she held senior positions at headquarters and global corporate and investment banking units, across a broad spectrum of functional areas including Treasury, liquidity products, capital management, and risk management, and acted as regional CFO/COO in transaction banking and corporate banking units. She also worked at American Express in various capacities including corporate strategic planning and venture investing from March 2003 to March 2008. Early in her career, Ms. Zhao worked in investment banking at Goldman Sachs and in corporate finance/ corporate development at FedEx. She has worked in New York, London, Singapore, Hong Kong and China, and has managed teams across four continents. Ms. Zhao is a Board member of several non-profit organizations, including Volunteers of America — Greater New York, founded in 1896 and one of America’s largest faith-based social service organizations with an over $100 million annual budget, the Chinese Finance Association (“TCFA”) with over 7,000 members worldwide, and Asian Pacific American Advocates (“OCA”) Westchester & Hudson Valley Chapter. She’s also a founding Board member of the American Chinese Unite Care (“ACUC”), a charity coalition of 159 community organizations which raised $5.8 million in funds and PPEs for the tri-state area medical workers and first-responders in COVID-19 relief between March-May 2020. Ms. Zhao received an MBA from Harvard Business School, master’s degrees in Economics and Finance from University of Alabama and a bachelor’s degree in Economics with distinction from Fudan University in China.

Kevin Moran. Mr. Moran has served as our Chief Operating Officer since January 2023. Mr. Moran began his career with Tiedemann Advisors in 2008 as General Counsel and Chief Compliance Officer and has served as the Chief Operating Officer and General Counsel of TWMH, Tiedemann Advisors and Tiedemann Trust Company since September 2017. He is also a member of the Executive Committee and the Chairman of the New Business Acceptance Committee for Tiedemann Advisors. Mr. Moran manages Tiedemann Advisors’ Finance, Operations, Client Service, Technology, Legal, Compliance, Human Resources and Extended Family Office Services teams, and he oversees M&A activity for TWMH. Prior to joining Tiedemann Advisors, from October 2004 to April 2008, Mr. Moran was Associate General Counsel and Chief Compliance Officer of FRM Americas, LLC a subsidiary of Financial Risk Management. From September 2002 to October 2004, he was an associate in the Financial Service Group of the law firm Katten Muchin Zavis Rosenman. Mr. Moran earned a Juris Doctor degree from Boston University School of Law and received a Bachelor of Arts degree from Loyola University.

Alison Trauttmansdorff. Ms. Trauttmansdorff has served as our Chief Human Resources Officer since January 2023. Ms. Trauttmansdorff also serves as the Chief Human Resources Officer of Alvarium, which she joined in February 2022. Ms. Trauttmansdorff began her career in Human Resources with Goldman Sachs (NYSE: GS) in 1994, with whom she worked for 14 years in both Germany, where she helped grow the team to a significant office within the network, and in the UK in various HR roles including the Head of Graduate Recruitment for EMEA. She also served as a senior member of the human resources team for the Investment Banking Division as well as the Principal Investment Area. In 2008, Ms. Trauttmansdorff moved to Rothschild & Co as the HR Director based in London, overseeing both the central UK based team and HR teams globally. She was responsible for global client coverage of the Global Advisory and Merchant Banking businesses. Alongside her business coverage, she had a special focus on DE&I, people focused ESG issues and Wellbeing for the firm. She is a Director of the City HR Board since 2020, the professional body for HR in organizations and sectors that support the City of London. She has served on the main Council and Remuneration Committee of Aston University (where she graduated with a degree in International Business and Modern Languages) and also sat on the International Advisory Board of its Business School.

Laurie Birrittella (Jelenek). Ms. Birrittella has served as our Chief People Officer since January 2023. Ms. Birrittella is the Chief Administrative Officer of TIG and has served in that capacity since 2003. She joined TIG in 1991 and prior to becoming Chief Administrative Officer, she worked in various roles, including Office Manager, Investor Relations and Accounting. As Chief Administrative Officer, Ms. Birrittella is responsible for all administrative, human resources, business accounting and client services functions for TIG. Ms. Birrittella currently serves as Treasurer on the Board of Directors of Ferncliff Manor Inc., a non-profit organization supporting the mission of a unique residential school located in Yonkers, New York, founded in 1935 for children with developmental disabilities. She also serves on the Board of Directors of Bethany Arts Community Inc., a non-profit artist community located in Ossining, New York dedicated to creating space and environment for artists of all ages to create and collaborate and supporting the Arts. Ms. Birrittella attended Hope College in Holland, Michigan and has undertaken further studies at Pace University in New York, adding to her professional knowledge of accounting and business law.

Jed Emerson. Mr. Emerson has served as Chief Impact Officer since January 2023. Mr. Emerson has served as a Managing Director and the Global Lead of Impact Investing of Tiedemann Advisors since June 2021. Prior to his appointment in this role, he served on Tiedemann Advisors’ Impact Advisory Council from 2018 to 2021. Mr. Emerson oversees the strategy and implementation of Tiedemann Advisors Impact Investing practice and focuses on deepening the firm’s expertise and capabilities as well as helping identify effective impact solutions. Mr. Emerson has founded or co-founded numerous national Impact Investing, venture philanthropy, community venture capital and social enterprises. He is Senior Fellow with ImpactAssets, a nonprofit financial services Firm. From 2011 to 2017, Mr. Emerson was also senior strategic advisor to five family offices with over $1.4 billion in total assets, each executing 100 percent impact/sustainable investment strategies with their total net worth. Mr. Emerson has authored numerous articles and papers on social entrepreneurship and investing, including “Impact Investing: Transforming How We Make Money While Making a Difference,” winner of the 2012 Nautilus Gold Book Award and the first book on Impact Investing. In 2018, he released his eighth book, titled “The Purpose of Capital.” Originator of the concept of Blended Value, Mr. Emerson has given presentations at The World Economic Forum, The Clinton Global Initiative, The Skoll World Forum and numerous other conferences and professional meetings around the world. He is a Senior Fellow with the Center for Social Investment at Heidelberg University (Germany) and has held faculty appointments with Oxford University, Harvard, Stanford and Kellogg business schools. Mr. Emerson received a Bachelor of Arts degree from Lewis and Clark College, a Master’s degree in Social Work from University of Denver and an Master’s degree in Business Administration from St. Mary’s College of California.

Colleen Graham. Ms. Graham has served as our Global General Counsel since March 2023. Prior to joining AlTi, Ms. Graham served as Executive Vice President and General Counsel of Boston Private Financial Holdings from April 2019 to July 2021 and General Counsel and Chief Supervisory Officer of Boston Private’s successor entity, SVB Private from July 2021 to February 2023 including overseeing Boston Private’s $900 million acquisition by Silicon Valley Bank. Ms. Graham worked at Credit Suisse from August 1996 to February 2016 in various capacities, including as a Senior Lawyer, Head of Compliance, Chief of Staff and Managing Director, before joining Signac LLC, a joint venture between Credit Suisse and Palantir Technologies, from February 2016 to July 2017 as a Co-Founder, Co-CEO and member of its board of directors. Ms. Graham was also the Founder and CEO of NextGen Compliance LLC from July 2017 to April 2019. Ms. Graham started her career within the corporate law practice at Hughes Hubbard & Reed from 1991 to 1994, before joining the corporate practice of Thacher Proffitt & Wood from 1994 to 1996. Ms. Graham received her bachelor’s degree in finance and marketing from Boston College, and her juris doctorate at St. John’s University School of Law.

Independence of the Board of Directors

Our Board has determined that each of Ms. Lee, Mr. Kabat, Mr. Keaney, Ms. McNeilage, Ms. Warson and Mr. Yu are “independent directors” under the Nasdaq listing standards and applicable SEC rules. Our independent directors have scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our Board will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Director Designation Rights

The Investor Rights Agreements provide certain of our shareholders with director designation rights. See the section entitled “Certain Relationships and Related Person Transactions—Investor Rights Agreements” beginning on page 215 for more information.

Committees of the Board of Directors

Our Board maintains an audit, finance and risk committee (“audit committee”), a human capital and compensation committee (“compensation committee”) and an environmental, social, governance and nominating committee (“nominating committee”). The composition of each committee is set forth below.

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee’s duties include, but are not limited to:

•

maintain open communications with the independent accountants, internal auditors or other personnel responsible for the internal audit function (if applicable), outside valuation experts, executive management, and the Board;

•

obtain and review a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•

meet separately, from time to time, with management, internal auditors or other personnel responsible for the internal audit function (if applicable), and the independent accountants to discuss matters warranting attention by the audit committee;

•	regularly report committee actions to the Board and make recommendations as the audit committee deems appropriate;

•

review our enterprise risk management framework and major risk exposures (including, without limitation, an annual independent review of cyber risks and committee review of any known exposurse and remediation measures);

•	review the financial results presented in all reports filed with the SEC;

•

review reports issued by regulatory examinations and consider the results of those reviews to determine if any findings could have a material effect on our financial statements or its internal controls and procedures;

•

discuss the Company’s disclosure, oversight of and conformity with our code of business conduct and code of ethics, and matters that may have a material effect on our financial statements, operations, compliance policies, and programs;

•	review and reassess the adequacy of the audit committee’s charter at least annually and recommend any changes to the full Board; and

•	take other actions required of the audit committee by law, applicable regulations, or as requested by the Board.

Our audit committee consists of Mr. Keaney, Ms. Lee, Ms. McNeilage and Mr. Yu, with Mr. Keaney serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that Mr. Keaney qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee

The compensation committee’s main function is to oversee the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers and other senior management, as appropriate. The compensation committee’s duties include, but are not limited to:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our compensation committee consists of Ms. McNeilage, Ms. Brophy Warson Mr. Kabat, and Ms. Lee, with Ms. McNeilage serving as the chair of the committee. Our Board has determined that all of the members of the compensation committee are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to compensation committee membership.

Nominating Committee

The nominating committee’s main function is to oversee our corporate governance policies and the composition of our Board and committees. The nominating committee’s duties include, but are not limited to:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board and overseeing implementation of our corporate governance guidelines;

•

developing, reviewing and overseeing our environmental, social and governance strategy, initiatives, and policies, including matters related to environmental, health and safety and corporate responsibility;

•	reviewing and overseeing our diversity, equity and inclusion strategy, initiatives and policies;

•	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in our governance; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Our nominating committee consists of Ms. Brophy Warson, Mr. Keaney, Mr. Yu and Mr. Kabat, with Ms. Brophy Warson serving as chair. Our Board has determined that all of the members of the nominating committee are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to nominating committee membership.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.alti-global.com. We expect that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Certain Anti-Takeover Provisions of Delaware Law

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock to the extent expressly provided in the applicable preferred stock designation. Further, the Charter provides that, subject to any special rights of the holders of preferred stock, only the Board acting pursuant to a resolution approved by the majority of the directors then in office may call special meetings of stockholders, thus prohibiting a holder of Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, except in the case of a special meeting to nominate candidates for election as directors, timely notice will mean not earlier than 120 days prior to the special meeting and not later than the later of 90 days prior to the special meeting or the 10th day following the day on which we first make public disclosure of the date of the special meeting. In the event that no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which we first make public disclosure of the date of such annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which we first make public disclosure of the date of such annual meeting. The Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude our stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors.

Amendment of Charter or Bylaws

The Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote in the election of directors, voting as one class; provided, that if the Board recommends that stockholders approve any such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Charter.

Board Vacancies

Any vacancy on the Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier death, resignation, disqualification or removal. Except as otherwise provided by law, in the event of a vacancy in the Board, the remaining directors may exercise the powers of the full Board until the vacancy is filled.

Exclusive Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum, Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware. In addition, the Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Charter.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Charter provides that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to our interests has been rebutted; and

•

it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

The Charter also permits us to purchase and maintain insurance on behalf of any of our officers, directors, employees or agents for any liability arising out of their status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Executive Officer and Director Compensation of Cartesian

None of Cartesian’s executive officers or directors have received any cash compensation for services rendered to Cartesian. Since the consummation of the Initial Public Offering until the consummation of the Business Combination, Cartesian was required to reimburse the Sponsor for office space and secretarial and administrative services provided to Cartesian, in an amount not to exceed $10,000 per month. In addition, the Sponsor, executive officers and directors and their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on Cartesian’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Cartesian’s audit committee reviewed all payments that Cartesian made to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to the Business Combination were made using funds held outside of Cartesian’s trust account. Other than quarterly audit committee review of such reimbursements, Cartesian did not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of Cartesian and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, was paid by Cartesian to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the Business Combination.

Executive Officer and Director Compensation of Alvarium Tiedemann

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our executive officers who will be named executive officers (“Named Executive Officers”) of the Company, which consist of our Chief Executive Officer and our two other most highly compensated executive officers. The determination of the two other most highly compensated executive officers is based upon the Company’s expectations of total compensation for each of its executive officers, portions of which have not yet been finally determined. For the fiscal year ended December 31, 2022, our Named Executive Officers are Michael Tiedemann, Christine Zhao, and Kevin Moran.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our Named Executive Officers in fiscal year 2022.

Name and Principal Position	Year	Salary($)		Bonus($)	Stock Awards($)(1)	All Other Compensation ($)		Total($)
Michael Tiedemann, Chief Executive Officer	2022	600,000	(2)	457,000	193,000	12,500	(3)	1,262,500
Christine Zhao, Chief Financial Officer	2022	375,000	(4)	513,000	237,000	—		1,125,000
Kevin Moran, Chief Operating Officer	2022	375,000	(5)	432,000	193,000	—		1,000,000

(1)

The amounts in this column represent the aggregate grant date fair value of shares of common stock granted to each named executive officer pursuant to Alvarium Tiedemann Holdings, Inc. 2023 Stock Incentive Plan, computed in accordance with FASB Accounting Standards Codification Topic 718.

(2)	Represents base salary paid in respect of TWMH ($350,000) and the TIG Entities ($250,000).
(3)	Represents profit share contributions in respect of the TIG entities ($12,500).
(4)	Represents base salary paid in respect of TWMH.
(5)	Represents base salary paid in respect of TWMH.

Employment Agreements

Tiedemann Employment Agreement

Effective upon the closing of the Business Combination, the Company, TIG Advisors, LLC (“TIG”), and Mr. Tiedemann entered into an amended and restated executive employment and restrictive covenant agreement (the “Tiedemann Employment Agreement”) pursuant to which Mr. Tiedemann agreed to serve in the capacity of Chief Executive Officer of the Company, TIG Advisors and any of the other Company Entities (as defined in the Tiedemann Employment Agreement) designated by the Company for an initial term of five years from the Closing Date. For his services, Mr. Tiedemann will be (a) paid a base salary of $600,000 per annum, (b) eligible to receive a bonus with respect to each fiscal year during the Employment Term (as defined in the Tiedemann Employment Agreement) under our annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the compensation committee; provided, however, that in no event shall the target bonus in any fiscal year (including any partial year in which the Tiedemann Employment Agreement is executed) be less than the 50th percentile of annual bonuses, determined based on the Benchmarking Methodology, and (c) entitled to an equity grant with respect to each fiscal year (including any partial year in which the Tiedemann Employment Agreement becomes effective) under any equity and/or equity-based compensation plan(s) adopted and maintained by the Company or TIG Advisors from time to time (if any) for the benefit of select employees of the Company Entities (which any Equity Awards (as defined in the Tiedemann Employment Agreement) granted to Mr. Tiedemann under the Executive Incentive Plan (as defined in the Tiedemann Employment Agreement), and the terms and conditions thereof, shall be determined by the compensation committee; provided, however, that in no event shall the terms and conditions thereof be any less favorable to Mr. Tiedemann than any other senior executive participating in an Executive Incentive Plan, and further provided that the value and vesting term for each Equity Award will not be less than the 50th percentile of incentive equity grants, determined based on the Benchmarking Methodology). The Base Compensation (as defined in the Tiedemann Employment Agreement) will be subject to annual review for increase, but not decrease, by the Board; provided, however, that such review may be delegated to the compensation committee. The “Benchmarking Methodology” is defined as: the results of a benchmarking study of executives of similar title and role to Executive at comparable public companies, based on a peer group of executives and companies to be agreed upon in advance in writing by the Company and Mr. Tiedemann, with such benchmarking study prepared by an independent third-party consulting firm that selected by the compensation committee after consultation with Mr. Tiedemann and engaged at our expense. Mr. Tiedemann’s employment and employment term will terminate upon the earliest to occur of the following: (a) the date of Mr. Tiedemann’s death; (b) a termination of Mr. Tiedemann’s employment by TIG Advisors due to Mr. Tiedemann’s Disability (as defined in the Tiedemann Employment Agreement); (c) Mr. Tiedemann’s resignation without Good Reason; (d) a termination of Mr. Tiedemann’s employment by TIG Advisors for Cause; (e) a termination of Mr. Tiedemann’s employment by TIG Advisors without Cause; (f) the resignation of Mr. Tiedemann for Good Reason; or (g) the conclusion of the employment term in the event of non-renewal. Notwithstanding the foregoing, prior to the third anniversary of the Closing Date, TIG Advisors will not be entitled to terminate Mr. Tiedemann’s employment without Cause unless the determination to do so is made by a unanimous vote of the Board (after Mr. Tiedemann has been given the opportunity to make a presentation to the Board in opposition to such determination, if he so desires), excluding Mr. Tiedemann and any members who affirmatively indicate, in writing, that they are abstaining or recusing themselves from voting and provided that following any such abstentions or recusals, a quorum exists as under the applicable corporate documents (such determination, an “Early TWOC”). None of TIG Advisors, Mr. Tiedemann, or any Board member will take any undue action (including but not limited to the use of financial incentives or disincentives) to encourage or induce any Board member to vote, abstain, or recuse themselves from voting on an Early TWOC. (x) “Good Reason” is defined as the occurrence of any of the following events without Mr. Tiedemann’s consent: (a) a material reduction in Mr. Tiedemann’s Base Compensation; (b) a material diminution in Mr. Tiedemann’s duties, authority or responsibilities, or a change in Mr. Tiedemann’s title or reporting line; (c) a relocation of more than 30 miles from Mr. Tiedemann’s primary place of employment in New York, NY; or (d) the material breach of the Tiedemann Employment Agreement by the Company or TIG Advisors and (y) “Cause” is defined as: (a) a conviction of Mr. Tiedemann to a felony or other crime involving moral turpitude; (b) gross negligence or willful misconduct by Mr. Tiedemann resulting in material economic harm to the Company and/or the Company Entities, taken as a whole; (c) a willful and continued failure by Mr. Tiedemann to carry out the reasonable and lawful directions of the Board issued in accordance with the Company’s or TIG Advisor’s Certificate of Formation, Certificate of Incorporation or other governing documents; (d) Mr. Tiedemann engaging in (A) fraud, (B) embezzlement, (C) theft or (D) knowing and material dishonesty resulting in material economic harm to the Company or any of the Company Entities. For the avoidance of doubt, subpart (C) of the preceding sentence is not intended to include any de minimis, incidental conduct by Mr. Tiedemann (e.g., taking office supplies home, etc.) or inadvertent actions such as accidental personal use of a Company credit card or accidental errors in mileage reimbursement or other accidental or inadvertent actions that are not materially injurious to the Company or any of the Company Entities; (e) a willful or material violation by Mr. Tiedemann of a material policy or procedure of the Company or any of the Company Entities; or (f) a willful material breach by Mr. Tiedemann of the Tiedemann Employment Agreement.

If Mr. Tiedemann’s employment ends for any reason, Mr. Tiedemann will be entitled to the following: (a) any earned but unpaid Base Compensation through the Termination Date; (b) reimbursement for any unreimbursed business expenses incurred through the Termination Date; (c) any accrued but unused PTO (as defined in the Tiedemann Employment Agreement) in accordance with Cartesian policy; and (d) any other accrued and vested payments (measured as of the Termination Date), benefits or fringe benefits to which Mr. Tiedemann may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program, including, without limitation, any earned yet unpaid bonuses or other incentive compensation relating to completed fiscal years prior to the Termination Date (collectively, the “Accrued Amounts”).

If Mr. Tiedemann’s employment is terminated by the Company without Cause or by Mr. Tiedemann with Good Reason, in addition to the Accrued Amounts, Tiedemann will be entitled to the following continued compensation (the “Continued Compensation”): (a) continuation of Mr. Tiedemann’s then Base Compensation for the longer period of (i) the remaining duration of the Initial Term as of the Termination Date or (ii) 12 months (such longer period, the “Severance Period”), payable as and when those amounts would have been payable had the Employment Term not ended; (b) for each fiscal year (including any partial fiscal years) during the Severance Period, an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over the Severance Period; (c) immediate vesting of all Equity Awards previously granted to Tiedemann; and (d) continuation of the health benefits provided to Mr. Tiedemann and his covered dependents, pursuant to COBRA, at our sole cost, for a period of 18 months.

If Mr. Tiedemann’s employment terminates as a result of Mr. Tiedemann’s death or Disability, in addition to the Accrued Amounts, Mr. Tiedemann will be entitled to a (a) continuation of Mr. Tiedemann’s then Base Compensation for 12 months, payable as and when those amounts would have been payable had the Employment Term not ended; (b) an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over 12 months; and (c) continuation of the health benefits provided to Mr. Tiedemann and his covered dependents, pursuant to COBRA, at our sole cost, for a period of 12 months.

If Mr. Tiedemann’s employment terminates as a result of a non-renewal, Mr. Tiedemann will only be entitled to payment of the Accrued Amounts. Additionally, if Mr. Tiedemann’s employment terminates as a result of non-renewal by either party, Mr. Tiedemann’s post-employment non-competition and non-solicitation obligations will be immediately null and void.

The Continued Compensation will only be payable if Mr. Tiedemann complies with all terms and conditions of the Tiedemann Employment Agreement and Mr. Tiedemann (or his estate) executes and delivers to us a customary general release of claims in the form attached to the Tiedemann Employment Agreement.

If any dispute arises concerning the Tiedemann Employment Agreement or Mr. Tiedemann’s employment or his termination, the parties will submit the dispute to arbitration at JAMS in New York, NY.

The Tiedemann Employment Agreement also includes certain restrictive covenants for Mr. Tiedemann, including a customary (a) 12-month non-compete (provided that if Mr. Tiedemann’s employment is terminated (i) without Cause prior to the third anniversary of the Closing Date, the non-compete will end six months following the Termination Date or (ii) as a result of non-renewal of the Agreement, there will be no non-compete) (the “Restricted Period”), (b) non-interference and non-solicitation of our employees and clients (and prospective clients) during Mr. Tiedemann’s employment and the Restricted Period, and confidentiality, company work product and intellectual property, cooperation and non-disparagement provisions. In addition, Mr. Tiedemann has agreed that the Company currently owns the rights to, uses, and may at its option continue to use, “Tiedemann” as a trade name and/or as trademark or service mark (or portion thereof) (the “Tiedemann Marks”) and Mr. Tiedemann has agreed not to challenge the validity or enforceability of the Tiedemann Marks and, until such time as we (or, if the Tiedemann Marks are assigned along with substantially all the assets of our business, our successors or assigns) ceases to use the Tiedemann Marks, will not market, promote, distribute, or sell (or authorize others to market, promote, distribute or sell) to any third party, any private wealth or asset management services under the “Tiedemann” name or utilizing trademarks that are the same or similar to the Tiedemann Marks. Subject to the foregoing, nothing contained in the Tiedemann Employment Agreement will prohibit, limit or otherwise impair Tiedemann in using the “Tiedemann” name with respect to any activities following Tiedemann’s employment with the Company.

Moran Employment Agreement

Effective upon the closing of the Business Combination, the Company and Tiedemann Advisors, LLC (“TA”) entered into a new employment agreement with Kevin Moran (the “Moran Employment Agreement”), pursuant to which Mr. Moran is employed by TA and serves as the Company’s Chief Operating Officer following the closing of the Business Combination. The Moran Employment Agreement provides that his initial annual base salary will be $375,000, and is subject to annual review by the compensation committee and may be increased but not decreased (other than as a result of an across the board reduction among the management team). In addition, the Moran Employment Agreement provides that, during each fiscal year during his employment under the Moran Employment Agreement, Mr. Moran is eligible to receive a bonus, provided that the target annual bonus in any fiscal year shall not be less than the 50th percentile of annual bonuses based upon a benchmarking study of executives of similar title role to Mr. Moran at comparable public companies. Mr. Moran is also eligible to participate in any equity or equity-based compensation maintained by the Company from time to time, and he is also eligible to participate in employee benefit plans generally in effect from time to time.

In the event of a termination of Mr. Moran’s employment by the Company without “cause” (as defined in the Moran Employment Agreement) or by his resignation for “good reason” (as defined in the Moran Employment Agreement), subject to Mr. Moran’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Mr. Moran will be entitled to receive (i) base salary continuation for 12 months following his termination date (ignoring any reduction that constitutes good reason), (ii) any unpaid bonus with respect to the completed year prior to the year in which the termination occurs; (iii) an amount equal to Mr. Moran’s prior year’s bonus and (iv) subject to Mr. Moran’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earlier of (A) twelve months following termination; and (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan.

In the event of a termination of Mr. Moran’s employment due to his death or disability, Mr. Moran will be entitled to (i) a lump sum payment equal to the sum of twelve months of Mr. Moran’s base salary and the prior year’s bonus (prorated for the portion of the year worked) plus (ii) continuation of the health benefits provided to Mr. Moran and his covered dependents at the Company’s sole premium cost for a period of 12 months.

Director Compensation

Following the Business Combination, the Board approved the compensation for our non-employee directors for the fiscal year ending December 31, 2023, pursuant to which our non-employee directors will receive the following:

•	Annual cash retainer of $100,000 for service on the Board;

•

Additional annual cash retainers of $20,000 for service as the chair of the audit committee, $10,000 for service as the chair of the compensation committee and $10,000 for service as the chair of the nominating committee;

•

Additional annual cash retainers of $10,000 for service as a member of the audit committee, $5,000 for service as a member of the compensation committee, and $5,000 for service as a member of the nominating committee;

•	Annual equity grant of restricted stock under the 2023 Plan with a value of approximately $110,000; and

•

Additional annual cash retainers of $40,000 and equity grant of $60,000 for service as chair of the Board. In addition, members of the Board were awarded a one-time pre-IPO cash remuneration of $100,000 ($140,000 for the chair of the Board) in the first quarter of 2023 and will be granted an initial listing equity grant of $110,000 ($170,000 for the chair of the Board).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Investor Rights Agreements

At the Closing, we entered into an investor rights agreement with a shareholder of Alvarium, pursuant to which, among other things, the shareholder will have the right to designate one nominee to the Board (the “Shareholder Designee”), and any committee of the Board will include the Shareholder Designee as a member or, if the Shareholder Designee does not meet applicable independence requirements to serve on any of our audit, compensation or nominating committees, the Shareholder Designee will have the right to participate in such committee meetings as an observer (the “Shareholder IRA”). In addition, at the Closing, we entered into separate investor rights agreements with certain Voting Parties (as defined therein and which includes the Sponsor and Michael Tiedemann) pursuant to which, among other things, the Voting Party will agree to vote in favor of the election or re-election of the Shareholder Designee as a director (each, a “Voting IRA” and, collectively with the Shareholder IRA, the “Investor Rights Agreements”).

The foregoing descriptions of the Investor Rights Agreements are not complete and are subject to and qualified in their entirety by reference to the full text of the Investor Rights Agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

Umbrella LLC Agreement

Following the effective time of the Umbrella Merger, Umbrella adopted the Umbrella LLC Agreement in the form attached as an exhibit to the Business Combination Agreement. We are the sole manager of Umbrella. Certain of our directors and officers are members of Umbrella.

Provisions in the Umbrella LLC Agreement are intended to ensure that the total number of Umbrella’s Class A Common Units outstanding is always equal to the total number of outstanding shares of Class A Common Stock. The shares of Class B Common Stock (which is solely voting stock with no economic rights) will be “paired” to Umbrella Class B Common Units (which are economic units pursuant to which the holders of Class B Common Units effectively receive the economics they would have received had they instead held Class A Common Stock), with the holders of Umbrella Class B Common Units holding one share of Class B Common Stock for each Class B Common Unit held.

The Umbrella LLC Agreement provides that transfers of the Class B Common Units may not be made without the Manager’s consent except in the case of certain permitted transfers. The Umbrella LLC Agreement also provides for terms and conditions upon which holders of Umbrella Common Units can exchange one Umbrella Class B common unit and one share of Class B Common Stock for, at our option, either a number of shares of Class A Common Stock equal to the Exchange Rate (as defined therein) or (ii) cash in an amount based upon the sale price of Class A Common Stock in a private sale or the price to the public.

The foregoing description of the Umbrella LLC Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Umbrella LLC Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Tax Receivable Agreement

Umbrella has made or will make an election under Section 754 of the Code for the taxable year in which the Business Combination occurs, and such election will remain in effect for any future taxable year in which a Unit Exchange occurs. Such election is expected to result in increases to our allocable share of the tax basis of the assets of Umbrella at the time of the Business Combination transactions and any future Unit Exchange. Such increases in our allocable share of Umbrella’s tax basis in its assets, may reduce the amount of tax that we would otherwise be required to pay in the future. Such increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

At the Closing, we entered into the Tax Receivable Agreement with TWMH Members, the TIG GP Members, the TIG MGMT Members (including certain of our directors and officers) (collectively, the “TRA Recipients”) that provides for the payment by us to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, and local and foreign income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of the increases in tax basis and certain other tax benefits related to our entering into the Tax Receivable Agreement. This payment obligation is our obligation and not the obligation of Umbrella. We will benefit from the remaining 15% of cash tax savings, if any, that we realize as a result of such tax attributes. For purposes of the Tax Receivable Agreement, the cash tax savings will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the Business Combination or the Unit Exchanges and had we not entered into the Tax Receivable Agreement (calculated by making certain assumptions).

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the Tax Receivable Agreement (as described in more detail below), there is a change of control (as described in more detail below) or we breach any of our material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of Umbrella, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•

the timing of Unit Exchanges and the price of our Class A Common Stock at the time of such Unit Exchanges—the increase in any tax deductions, as well as the tax basis increase in other assets or other tax attributes, is proportional to the price of our Class A Common Stock at the time of the Unit Exchange;

•

the extent to which such Unit Exchanges are taxable—if an exchange is not taxable for any reason, an increase in the tax basis of the assets of Umbrella (and thus increased deductions) may not be available as a result of such Unit Exchange; and

•	the amount and timing of our income—we will be required to pay 85% of the cash tax savings, if any, as and when realized.

If we do not have taxable income (determined without regard to the tax basis increase resulting from a Unit Exchange), we will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for certain tax purposes). The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

Future payments under the Tax Receivable Agreement are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings we realize and/or distributions to us by Umbrella are not sufficient to permit us to make payments under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Recipients’ continued ownership of us or Umbrella.

In addition, the Tax Receivable Agreement provides that upon a change of control, our obligations under the Tax Receivable Agreement would be accelerated as if we had exercised our early termination right based on certain assumptions, (as described below) including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.

Furthermore, we may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future payments under the Tax Receivable Agreement. In determining such anticipated future payments, the Tax Receivable Agreement includes several assumptions, including (1) that any Umbrella common units that have not been redeemed are deemed redeemed for the market value of our Class A Common Stock and the amount of cash that would have been transferred if the redemption had occurred at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings is discounted at a rate equal to SOFR plus 100 basis points.

As a result of the change in control provisions and the early termination right, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than 85% of the actual cash tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity.

Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge an increase in the tax basis of the assets of Umbrella that would otherwise be subject to the Tax Receivable Agreement, we will not be reimbursed for any payments previously made under the Tax Receivable Agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our cash tax savings.

The foregoing description of the Tax Receivable Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Tax Receivable Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Alvarium Exchange Agreement

Concurrently with the execution of the Business Combination Agreement, we, Alvarium and the Alvarium Shareholders entered into the Alvarium Exchange Agreement pursuant to which, at the Closing, the Alvarium Shareholders exchanged their ordinary shares of Alvarium Topco and Class A Shares of Alvarium Topco for that number and type of Class A Common Stock as is equal to each Alvarium Shareholders’ portion of the Alvarium Shareholders Share Consideration as determined in accordance with the Business Combination Agreement.

The foregoing description of the Alvarium Exchange Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Alvarium Exchange Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, we entered into Subscription Agreements, with the PIPE Investors pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors collectively subscribed for 16,936,715 PIPE Shares at a purchase price of $9.80 per share, for an aggregate purchase price equal to $164,999,807. The Private Placement was consummated substantially concurrently with the closing of the Business Combination. Upon the Closing of the Private Placement, we simultaneously (i) canceled 2,118,569 Class A ordinary shares held by Sponsor, which number was equal to the number of Sponsor Redemption Shares and (ii) issued the PIPE Bonus Shares to the PIPE Investors.

IlWaddi (a greater than 5% beneficial owner of Common Stock) was issued 5,834,697 shares of Class A Common Stock in connection with the Private Placement. Sponsor was issued 2,861 shares of Class A Common Stock in connection with the Private Placement.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Subscription Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Registration Rights and Lock-Up Agreement

On the Closing Date, we, certain of our shareholders (including the Sponsor), the Alvarium Shareholders, the TWMH Members, the TIG GP Members and the TIG MGMT Members (such shareholders and members, the “Holders”) entered into the Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, we are obligated to file a registration statement to register the resale of certain of our securities held by the Holders (including any outstanding Common Stock and any other equity security (including the Warrants and Common Stock issued or issuable upon the exercise or conversion of any other such equity security) held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any PIPE Shares) and any Common Stock or any other equity security issued or issuable, including in exchange for Umbrella Class B common units pursuant to the terms and subject to the conditions of the Umbrella LLC Agreement). The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain customary exceptions, the Registration Rights and Lock-Up Agreement further provides for the Common Stock and any other equity securities convertible into or exercisable or exchangeable for Common Stock (“Lock-Up Shares”) held by the Holders to be locked-up for a period of time, as follows:

(a)	In relation to the SPAC Private Placement Warrants (other than those held by specified individuals (“Director Holders”)):

i.	One-third of the SPAC Private Placement Warrants will be locked-up during the period beginning on the Closing Date and ending on the date that is two years after the Closing Date;

ii.	One-third of the SPAC Private Placement Warrants will be locked-up during the period beginning on the Closing Date and ending on the date that is three years after the Closing Date; and

iii.	One-third of the SPAC Private Placement Warrants will not be locked-up;

(b)

The (x) Class B ordinary shares held by the Director Holders and the Common Stock received in exchange for such Class B ordinary shares (the “Director Shares”) and (y) 50% of the shares of Common Stock, or Class B Units that are exchangeable into Common Stock pursuant to the Umbrella LLC Agreement, held by the Inactive Target Holders (as designated therein) (the “Inactive Target Holder Shares” and, together with the Director Shares, the “Director/Inactive Target Holder Shares”) will be locked-up during the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;

(c)

The Option Shares (as defined in the Option Agreements) (the “Sponsor-Sourced Option Shares”) will be locked-up for the period beginning on the Closing Date and ending on the earlier to occur of (x) one year after the date of the Closing Date or (y) such time, at least 150 days after the Closing Date, that the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share

(d)	In relation to the Lock-Up Shares (other than the SPAC Private Placement Warrants, the Director/ Inactive Target Holder Shares and the Sponsor-Sourced Option Shares):

i.

an amount equal to 40% (plus, in the case of the Sponsor, the Specified Amount (as defined in the Registration Rights and Lock-Up Agreement)) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;

ii.

an amount equal to 30% (minus, in the case of the Sponsor, one-half of the Specified Amount) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and

iii.

an amount equal to 30% (minus, in the case of the Sponsor, one-half of the Specified Amount) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.

The foregoing description of the Registration Rights and Lock-Up Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the form of Registration Rights and Lock-Up Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Additional Related Party Transactions Prior to the Business Combination

Founder Shares

On December 31, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares. On February 23, 2021, we effectuated a recapitalization, and as a result, the initial shareholders held 8,625,000 Class B ordinary shares, including up to 1,125,000 Founder Shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ election to fully exercise their over-allotment option on February 26, 2021, none of the Class B ordinary shares were subject to forfeiture any longer.

On the Closing Date, we consummated the Business Combination, pursuant to which, among other things, the Founder Shares were automatically converted into shares of Class A Common Stock. The initial shareholders, including the Sponsor, are subject to contractual restrictions on transfer of such shares of Class A Common Stock, as described more fully under “—Registration Rights and Lock-Up Agreement” above.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000, in a private placement. In connection with the Business Combination, all of the Private Placement Warrants held by the Sponsor were cancelled.

Administrative Services

We agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the management team prior to the Business Combination. Upon completion of the Business Combination, we ceased paying these monthly fees.

Related Party Loans

On December 31, 2020, the Sponsor agreed to loan us up to $250,000 to be used for a portion of the expenses of the Initial Public Offering. These loans were non-interest bearing, unsecured and are due at the earlier of June 30, 2021 or the closing of the Initial Public Offering. As of February 26, 2021, we had borrowings of $144,890 under the promissory note, and on February 26, 2021, repaid the $144,890 from the proceeds of the Initial Public Offering. As of the Closing Date, we had no outstanding borrowings under the promissory note.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors had the option, but not the obligation to, loan us funds as may be required (such funds, the “Working Capital Loans”). Up to $1,500,000 of such Working Capital Loans may be convertible into SPAC Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the SPAC Private Placement Warrants. As of the Closing Date, we had $500,000 outstanding under the Working Capital Loans. Upon the consummation of the Business Combination, we repaid the Working Capital Loans.

Related Person Transaction Policy

The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or a member of the Board;

•	any person who is known by us to be the beneficial owner of more than 5% of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have also adopted policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. For example, we have adopted a Code of Business Conduct and Ethics that generally prohibits our officers or directors from engaging in any transaction where there is a conflict between such individual’s personal interest and our interests. Waivers to the Code of Business Conduct and Ethics will generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee will be required to review and approve all related-party transactions (as defined in Item 404 of Regulation S-K).

PRINCIPAL STOCKHOLDERS

The following table sets forth beneficial ownership of Common Stock as of April 26, 2023 by:

•	each person who is known to be the beneficial owner of more than 5% of shares of Common Stock;

•	each of the Company’s current named executive officers and directors; and

•	all current executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Percentage ownership of our voting securities is based on 113,028,474 shares of Common Stock issued and outstanding on April 26, 2023, consisting of 57,995,513 shares of Class A Common Stock and 55,032,961 shares of Class B common stock, par value $0.0001 per share of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), immediately following the consummation of the Business Combination and the PIPE Investment, and does not include 19,892,387 shares of Common Stock issuable upon the exercise of the Warrants that remain outstanding following the Business Combination.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned(2)		% of Ownership
Name of Beneficial Owner(1)	Shares	Percent	Shares	Percent
Five Percent Holders
CGC Sponsor LLC(3)	10,454,384	18.0%	—	—	9.2%
IlWaddi Cayman Holdings(4)	19,809,002	34.2%	—	—	17.5%
Global Goldfield Limited(5)	11,164,474	19.3%	—	—	9.9%
Drew Figdor(6)	1,032,108	1.8%	8,617,856	15.7%	8.5%
Citadel Advisors LLC(7)	2,929,301	5.1%			2.6%
Directors and Named Executive Officers
Michael Tiedemann(8)	1,078,094	1.9%	9,930,041	18.0%	9.7%
Christine Zhao	100	*	—	—	*
Kevin Moran(9)	85,691	*	845,759	1.5%	*
Alison Trauttmansdorff	100	*	—	—	*
Laurie Birrittella (Jelenek)(10)	135,983	*	1,135,425	2.1%	1.1%
Jed Emerson	100	*	—	—	*
Colleen Graham	—	—	—	—	—
Craig Smith(11)	217,548	*	2,147,165	3.9%	2.1%
Spiros Maliagros(12)	456,457	*	3,811,306	6.9%	3.8%
Peter Yu(3)	10,454,384	18.0%	—	—	9.2%
Nancy Curtin	—	—	—	—	—
Ali Bouzarif(13)	797,073	1.4%	—	—	*
Kevin T. Kabat	—	—	—	—	—
Timothy Keaney	—	—	—	—	—
Tracey Brophy Warson	—	—	—	—	—
Hazel McNeilage	—	—	—	—	—
Judy Lee	—	—	—	—	—
All directors and executive officers as a group (17 individuals)	13,225,530	22.8%	17,869,696	32.5%	27.5%

*	Indicates beneficial ownership of less than 1%.

1)	Unless otherwise noted, the business address of each of the entities or individuals is 520 Madison Avenue, 21st Floor, New York, NY 10022.
2)

Each Class B Unit (a “Class B Unit”) of Umbrella is paired with a share of Class B Common Stock (collectively, the “Paired Interests”). Pursuant to the Umbrella LLC Agreement, a Paired Interest is exchangeable at any time for a share of Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. As the holder exchanges the Paired Interests pursuant to the Umbrella LLC Agreement, the shares of Class B Common Stock included in the Paired Interests will automatically be canceled and the Class B Common Units included in the Paired Interests shall be automatically transferred to us and converted into and become an equal number of Class A Common Units in Umbrella.

3)

Consists of (i) 6,039,292 shares of Class A Common Stock held by the Sponsor, (ii) 374,429 shares of Class A Common Stock held by Pangaea Three, LP (“Pangaea”), the sole member of the Sponsor, and (iii) 4,040,663 shares of Class A Common Stock underlying Warrants exercisable within 60 days held by Pangaea. Pangaea is the sole member of the Sponsor, and both the Sponsor and Pangaea are controlled by Peter Yu. Consequently, each of Pangaea and Mr. Yu may be deemed to share voting and dispositive control over the securities held by the Sponsor and thus to share beneficial ownership of such securities, and Mr. Yu may be deemed to share voting and dispositive control over the securities held by the Sponsor and Pangaea and thus to share beneficial ownership of such securities. Mr. Yu disclaims beneficial ownership of the securities held by the Sponsor and Pangaea, except to the extent of his pecuniary interest therein. The business address of the Sponsor is 505 Fifth Avenue, 15th Floor, New York, NY 10017.

4)

Consists of (i) 17,254,687 shares of Class A Common Stock, (ii) 1,104,315 shares of Class A Common Stock underlying Warrants exercisable within 60 days and (iii) options to purchase 1,450,000 shares of Class A Common Stock exercisable within 60 days held directly by ilWaddi Cayman Holdings (“ilWaddi”). H.E. Sheikh Jassim Abdulaziz J.H. Al-Thani is the sole owner of ilWaddi. Accordingly, Mr. Al-Thani may be deemed to have beneficial ownership of the shares held directly by ilWaddi. The business address of ilWaddi and Mr. Al-Thani is c/o Geller Advisors, 909 Third Avenue, New York, NY 10022.

5)

Consists of (i) 10,180,060 shares of Class A Common Stock and (ii) 984,414 shares of Class A Common Stock underlying Warrants exercisable within 60 days held directly by Global Goldfield Limited (“GGL”). The sole owner of GGL is Jaywell Limited (“Jaywell”). The sole owner of Jaywell is Avanda Investments Limited (“Avanda”). The sole owner of Avanda is Peterson Alpha (PTC) Limited (“Peterson”). The sole owner of Peterson is Sai Hong Yeung. Accordingly, each of Jaywell, Avanda, Peterson and Mr. Yeung may be deemed to have beneficial ownership of the shares held directly by GGL. The business address of GGL, Jaywell, Avanda, Peterson and Mr. Yeung is 22/F South China Building, 1-3 Wyndham Street, Central, Hong Kong.

6)	Consists of (i) 1,032,108 shares of Class A Common Stock underlying Warrants exercisable within 60 days and (ii) 8,617,856 shares of Class B Common Stock.
7)

According to a Schedule 13G/A filed with the SEC on February 14, 2023 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin with respect to the shares owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Citadel Advisors, CAH and CGP share voting and dispositive power with respect to 2,921,917 of the shares. Citadel Securities, CALC4 and CSGP share voting and dispositive power with respect to 7,384 of the shares. Mr. Griffin shares voting and dispositive power with respect to 2,929,301 of the shares. The principal business address of each of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP and Mr. Griffin is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.

8)

Consists of (i) 585,198 shares of Class A Common Stock underlying Warrants exercisable within 60 days and 5,065,196 shares of Class B Common Stock held by Mr. Tiedemann, (ii) 253,307 shares of Class A Common Stock underlying Warrants exercisable within 60 days and 2,500,103 shares of Class B Common

Stock held by the Michael Glenn Tiedemann 2012 Delaware Trust (“MGT 2012 DE Trust”) over which shares Mr. Tiedemann has investment discretion, (iii) 67,917 shares of Class A Common Stock underlying Warrants exercisable within 60 days and 670,334 shares of Class B Common Stock held by the CHT Family Trust Article 3rd fbo Michael G. Tiedemann (“CHT Fam Tst Ar 3rd fbo MGT”) over which shares Mr. Tiedemann has investment discretion and (iv) 171,672 shares of Class A Common Stock underlying Warrants exercisable within 60 days and 1,694,408 shares of Class B Common Stock held by Chauncey Close, LLC, over which shares Mr. Tiedemann may be deemed to have beneficial ownership by virtue of being the managing member of Chauncey Close, LLC. Mr. Tiedemann disclaims beneficial ownership of the shares of Class B Common Stock held by the MGT 2012 DE Trust, the CHT Fam Tst Ar 3rd fbo MGT and Chauncey Close, LLC, except to the extent of any pecuniary interest he may have therein. The principal business address of MGT 2012 DE Trust is c/o Tiedemann Trust Company, 200 Bellevue Parkway, Suite 525, Wilmington, DE 19809.
9)	Consists of (i) 85,691 shares of Class A Common Stock underlying Warrants exercisable within 60 days and (ii) 845,759 shares of Class B Common Stock.
10)

Consists of (i) 135,983 shares of Class A Common Stock underlying Warrants exercisable within 60 days and (ii) 1,135,425 shares of Class B Common Stock. Does not include 203,329 shares of Class B Common Stock held by Chauncey Close, LLC, in which Ms. Birrittella (Jelenek) has a pecuniary interest. Ms. Birrittella (Jelenek) disclaims beneficial ownership of the shares of Class B Common Stock held by Chauncey Close, LLC, except to the extent of any pecuniary interest she may have therein.

11)	Consists of (i) 217,548 shares of Class A Common Stock underlying Warrants exercisable within 60 days and (ii) 2,147,165 shares of Class B Common Stock.
12)

Consists of (i) 456,457 shares of Class A Common Stock underlying Warrants exercisable within 60 days and (ii) 3,811,306 shares of Class B Common Stock. Does not include 440,547 shares of Class B Common Stock held by Chauncey Close, LLC, in which Mr. Maliagros has a pecuniary interest. Mr. Maliagros disclaims beneficial ownership of the shares of Class B Common Stock held by Chauncey Close, LLC, except to the extent of any pecuniary interest he may have therein.

13)	Consists of (i) 732,040 shares of Class A Common Stock and (ii) 65,033 shares of Class A Common Stock underlying Warrants exercisable within 60 days.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock and Warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Securityholders. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Percentage ownership is based on 113,028,474 shares of Common Stock issued and outstanding on April 26, 2023, consisting of 57,995,513 shares of Class A Common Stock and 55,032,961 shares of Class B Common Stock, immediately following the consummation of the Business Combination and the PIPE Investment, and does not include 19,892,387 shares of Common Stock issuable upon the exercise of the Warrants. Warrants and other convertible or exchangeable securities that are exercisable or may be converted or will be exercisable or convertible within 60 days of April 26, 2023 are considered outstanding and beneficially owned by the person holding those options, Warrants or other securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Other than as described below or elsewhere in this prospectus, none of the Selling Securityholders has any material relationship with us or any of our predecessors or affiliates.

		Securities Beneficially Owned prior to this Offering		Securities Offered		Securities Beneficially Owned after this Offering
Names and Addresses(1)	Purchase Price	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Percentage	Total Warrants	Percentage
1998 Dion R Rurik Family Trust (3)	(D)	171,675	—	171,675	—	—	—	—	—
1998 George F. Russell Jr. Family Trust (4)	(D)	114,449	—	114,449	—	—	—	—	—
1998 Sarah J. Cavanaugh Family Trust (5)	(D)	114,449	—	114,449	—	—	—	—	—
ABG Security Trust (6)	(D)	8,583	—	8,583	—	—	—	—	—
Adam Gentile	(A)(F)	625,070	56,499	625,070	56,499	—	—	—	—
Alex Hokanson	(A)(F)	88,551	8,004	88,551	8,004	—	—	—	—
Alexander de Meyer	(A)(F)	132,235	11,747	132,235	11,747	—	—	—	—
Alexis Galen Brugler 2021 GST Trust (7)	(A)(F)	93,760	8,474	93,760	8,474	—	—	—	—
Ali Bouzarif (8)	(A)(F)	797,106	65,033	797,106	65,033	—	—	—	—
Alison Trauttmansdorff (9)	(A)	100	—	100	—	—	—	—	—

		Securities Beneficially Owned prior to this Offering		Securities Offered		Securities Beneficially Owned after this Offering
Names and Addresses(1)	Purchase Price	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Percentage	Total Warrants	Percentage
Alistair Gordon Ross	(D)	11,444	—	11,444	—	—	—	—	—
Arthur DeMoulas (10)	(D)	2,861,266	—	2,861,266	—	—	—	—	—
Amanda Flynn	(A)(F)	88,551	8,004	88,551	8,004	—	—	—	—
Andrew Douglass	(A)(D)(F)	526,026	42,374	526,026	42,374	—	—	—	—
Andrew Williams	(A)(F)	325,189	28,888	325,189	28,888	—	—	—	—
Antonia Filmer	(A)(F)	73,728	6,549	73,728	6,549	—	—	—	—
Antonio Casal and Ana Isabel Living Trust (11)	(A)(F)	587,588	53,111	587,588	53,111	—	—	—	—
Asadel Investments LLC (12)	(D)	34,334	—	34,334	—	—	—	—	—
Babylon Enterprises Holdings Ltd. (13)	(D)	32,618	—	32,618	—	—	—	—	—
Barbara Warga	(A)(F)	156,758	16,545	156,758	16,545	—	—	—	—
Bertrand Grabowski (14)	(B)	12,500	—	12,500	—	—	—	—	—
Brad Lackey	(A)(F)	152,062	13,744	152,062	13,744	—	—	—	—
Brian Neiman	(A)(F)	93,760	8,474	93,760	8,474	—	—	—	—
Brian Pierson	(A)(F)	241,939	21,868	241,939	21,868	—	—	—	—
Brittany Cook	(A)(F)	156,266	14,124	156,266	14,124	—	—	—	—
Brodie L. Cobb (15)	(A)(F)	1,955,715	176,775	1,955,715	176,775	—	—	—	—
Brooke Connell	(A)(F)	914,530	82,664	914,530	82,664	—	—	—	—
Brugler Family Trust (16)	(A)(F)	823,203	74,409	823,203	74,409	—	—	—	—
Carl H. Tiedemann Irrevocable Trust (17)	(A)(F)	2,118,652	223,615	2,118,652	223,615	—	—	—	—
Carlos Mejia	(A)(F)	7,297	648	7,297	648	—	—	—	—
CFT Assets Limited (18)	(A)(F)	268,642	23,864	268,642	23,864	—	—	—	—
CGC Sponsor LLC (19)	(B) (C) (D) (E)	6,413,721	4,040,663	6,413,721	4,040,663	—	—	—	—
Charles Filmer	(A)(F)	79,024	7,020	79,024	7,020	—	—	—	—
Charles Hamilton	(A)(F)	112,677	10,009	112,677	10,009	—	—	—	—
Christian Camenzind	(D)	114,449	—	114,449	—	—	—	—	—
Christine Zhao (20)	(A)	100	—	100	—	—	—	—	—
CHT Fam Tst Ar 3rd fbo C Hans Tiedemann (21)	(A)(F)	610,275	55,162	610,275	55,162	—	—	—	—
CHT Fam Tst Ar 3rd fbo Leigh Tiedemann (22)	(A)(F)	610,275	55,162	610,275	55,162	—	—	—	—
CHT Fam Tst Ar 3rd fbo Mark Tiedemann (23)	(A)(F)	546,814	49,426	546,814	49,426	—	—	—	—
CI Partners, Ltd (24)	(D)	572,253	—	572,253	—	—	—	—	—
Clara Bullrich	(A)(F)	209,426	18,604	209,426	18,604	—	—	—	—
Colin Carter	(A)(F)	1,029,727	93,076	1,029,727	93,076	—	—	—	—
Craig Smith	(A)(F)	2,406,788	217,548	2,406,788	217,548	—	—	—	—
Daniel Karp (25)	(B)	12,500	—	12,500	—	—	—	—	—

		Securities Beneficially Owned prior to this Offering		Securities Offered		Securities Beneficially Owned after this Offering
Names and Addresses(1)	Purchase Price	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Percentage	Total Warrants	Percentage
David Dove Irrevocable Trust (26)	(A)(F)	190,380	17,208	190,380	17,208	—	—	—	—
David Ferry	(D)	45,779	—	45,779	—	—	—	—	—
Delfinco, LP (27)	(D)	343,351	—	343,351	—	—	—	—	—
Dollar Mountain LLC (28)	(A)(F)	243,931	22,048	243,931	22,048	—	—	—	—
Doodad Inc. (29)	(D)	34,334	—	34,334	—	—	—	—	—
Drew Figdor	(A)(F)	9,778,736	1,032,108	9,778,736	1,032,108	—	—	—	—
Duncan Chase Brugler 2021 GST Trust (30)	(A)(F)	93,760	8,474	93,760	8,474	—	—	—	—
Edward Lazar	(A)(F)	14,446	1,305	14,446	1,305	—	—	—	—
Eleanor Phipps Price (31)	(D)	286,124	—	286,124	—	—	—	—	—
Elias Diaz Sese (32)	(B)	25,000	—	25,000	—	—	—	—	—
Elliot Shave	(A)(F)	156,965	13,943	156,965	13,943	—	—	—	—
Emarma Corporation (33)	(D)	457,802	—	457,802	—	—	—	—	—
Provision (34)	(D)	171,675	—	171,675	—	—	—	—	—
Evers Family Trust (35)	(A)(F)	156,266	14,124	156,266	14,124	—	—	—	—
Evers Revocable Trust (36)	(A)(F)	382,952	34,614	382,952	34,614	—	—	—	—
Ferreri-Hackett Trust (37)	(A)(F)	405,275	36,632	405,275	36,632	—	—	—	—
Ferry Trust (38)	(D)	457,802	—	457,802	—	—	—	—	—
Frances Daniels	(A)(F)	992,231	89,687	992,231	89,687	—	—	—	—
Frederick Brooks	(A)(F)	165,780	14,718	165,780	14,718	—	—	—	—
George Sophocles	(A)(F)	694,458	73,297	694,458	73,297	—	—	—	—
Gideon Kong	(A)(F)	12,217	1,085	12,217	1,085	—	—	—	—
Global Goldfield Limited (39)	(A)(F)	12,065,870	984,414	12,065,870	984,414	—	—	—	—
Gough Investments Limited (40)	(A)(F)	265,409	25,665	265,409	25,665	—	—	—	—
Grace Crandall	(A)(F)	109,418	11,548	109,418	11,548	—	—	—	—
Hayes A. Roberts Trust U/D/D July 7, 2021 (41)	(A)(F)	533,262	48,201	533,262	48,201	—	—	—	—
IlWaddi Cayman Holdings (42)	(A)(D)(F)	19,370,188	1,104,315	19,370,188	1,104,315	—	—	—	—
Isip 2012 Legacy Trust (43)	(D)	114,449	—	114,449	—	—	—	—	—
J. Edmonds Bafford	(A)(F)	78,062	8,239	78,062	8,239	—	—	—	—
J.D. Power Family Limited Partnership (44)	(D)	343,351	—	343,351	—	—	—	—	—
Jacob Dann Zlot 2021 GST Trust (45)	(A)(F)	104,177	9,416	104,177	9,416	—	—	—	—
James Bertles Revocable Trust (46)	(A)(F)	740,187	66,905	740,187	66,905	—	—	—	—
Jed Emerson (47)	(A)	100	—	100	—	—	—	—	—
Jason Matthew Brown	(D)	188,843	—	188,843	—	—	—	—	—

		Securities Beneficially Owned prior to this Offering		Securities Offered		Securities Beneficially Owned after this Offering
Names and Addresses(1)	Purchase Price	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Percentage	Total Warrants	Percentage
Jennifer Ayer	(A)(F)	88,551	8,004	88,551	8,004	—	—	—	—
Jennifer Johnson Eagle (48)	(D)	457,800	—	457,800	—	—	—	—	—
Jerome Deren	(A)(F)	551,727	49,870	551,727	49,870	—	—	—	—
John Carbine	(A)(F)	36,360	3,837	36,360	3,837	—	—	—	—
John White	(A)(F)	215,990	19,178	215,990	19,178	—	—	—	—
Jonathan Elkington	(A)(F)	544,457	48,366	544,457	48,366	—	—	—	—
Jonathan Goodwin	(A)(F)	989,249	87,879	989,249	87,879	—	—	—	—
Jorge Reganha	(A)(F)	17,614	1,555	17,614	1,555	—	—	—	—
Jose Remy	(A)(F)	209,426	18,604	209,426	18,604	—	—	—	—
Joseph Melican	(A)(F)	385,460	34,841	385,460	34,841	—	—	—	—
Joseph Marion Molina, M.D., Separate Property Trust (49)	(D)	801,154	—	801,154	—	—	—	—	—
Joshua Green	(A)(F)	13,552	1,203	13,552	1,203	—	—	—	—
Julian Culhane	(A)(F)	195,497	17,366	195,497	17,366	—	—	—	—
Julian Edwards	(D)	572,253	—	572,253	—	—	—	—	—
Julie Dunnington	(A)(F)	35,573	3,215	35,573	3,215	—	—	—	—
Katherine Anna Abrat	(D)	11,444	—	11,444	—	—	—	—	—
Kelly Nicole Brugler 2021 GST Trust (50)	(A)(F)	93,760	8,474	93,760	8,474	—	—	—	—
Kenneth Costa	(A)(F)	59,548	65,033	59,548	65,033	—	—	—	—
Kenton Fine (51)	(A)(F)	406,482	42,902	406,482	42,902	—	—	—	—
Kesheru Trust II FBO Cain Gillespie (52)	(D)	8,583	—	8,583	—	—	—	—	—
Kesheru Trust II FBO Gary Ressler (53)	(D)	8,583	—	8,583	—	—	—	—	—
Kevin Moran (54)	(A)(F)	1,033,714	85,691	1,033,714	85,691	—	—	—	—
Kimberly Evans	(A)(F)	482,866	43,646	482,866	43,646	—	—	—	—
Kudu Investments LLC (55)	(A)(F)	3,468,885	366,127	3,468,885	366,127	—	—	—	—
Laurie A. Birrittella (56)	(A)(F)	1,424,357	135,983	1,424,357	135,983	—	—	—	—
Leslie T. Merrick 2012 Irrevocable Trust (57)	(A)(F)	69,894	7,279	69,894	7,279	—	—	—	—
Leslie Tuftin Trust Est. 04/19/2010 (58)	(D)	286,126	—	286,126	—	—	—	—	—
Luxac S.à r.l. (59)	(A)(F)	380,027	33,759	380,027	33,759	—	—	—	—
Mark Cunningham	(D)	86,981	—	86,981	—	—	—	—	—
Mark DeVries	(A)(F)	88,551	8,004	88,551	8,004	—	—	—	—
Mercury Exploration Company (60)	(A)(F)	251,093	22,696	251,093	22,696	—	—	—	—
Michael Brady	(A)(F)	532,294	48,113	532,294	48,113	—	—	—	—
Michael Fastert	(A)(F)	1,261,931	133,192	1,261,931	133,192	—	—	—	—
Michael Tiedemann (61)	(A)(F)	12,262,650	1,078,094	12,262,650	1,078,094	—	—	—	—
Michael Capasso	(D)	5,722	—	5,722	—	—	—	—	—
Myles R. Birrittella	(A)(F)	384,839	40,618	384,839	40,618	—	—	—	—
Navarino Associates Ltd. (62)	(A)(F)	423,543	44,703	423,543	44,703	—	—	—	—

		Securities Beneficially Owned prior to this Offering		Securities Offered		Securities Beneficially Owned after this Offering
Names and Addresses(1)	Purchase Price	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Percentage	Total Warrants	Percentage
Neil Beaton	(A)(F)	113,386	10,072	113,386	10,072	—	—	—	—
Nelson Bowers	(A)(F)	96,329	8,707	96,329	8,707	—	—	—	—
Nicholas A. Merrick 2012 Irrevocable Trust (63)	(A)(F)	61,469	6,402	61,469	6,402	—	—	—	—
NKC Cygnus LLC (64)	(D)	686,703	—	686,703	—	—	—	—	—
Noah Morris Zlot 2021 GST Trust (65)	(A)(F)	104,177	9,416	104,177	9,416	—	—	—	—
Paul Gleize	(A)(F)	78,062	8,239	78,062	8,239	—	—	—	—
Paul S. Michaels (66)	(D)	1,144,506	—	1,144,506	—	—	—	—	—
Philip G. Satre and Jennifer A. Satre Family Revocable Trust (67)	(D)	286,126	—	286,126	—	—	—	—	—
Qualified Domestic Trust fbo Kari Tiedemann under Carl H. Tiedemann Irrevocable Trust (68)	(A)(F)	91,899	9,699	91,899	9,699	—	—	—	—
Ressler Family Trust (69)	(D)	34,334	—	34,334	—	—	—	—	—
Ricardo de la Serna	(A)(F)	209,426	18,604	209,426	18,604	—	—	—	—
Richard Insley	(A)(F)	791,755	71,566	791,755	71,566	—	—	—	—
Richard Nye	(A)(F)	143,842	13,001	143,842	13,001	—	—	—	—
Richard Russell (70)	(D)	171,673	—	171,673	—	—	—	—	—
Robert Burton	(A)(F)	55,129	4,897	55,129	4,897	—	—	—	—
Robert Morris (71)	(A)(D)(F)	813,784	23,664	813,784	23,664	—	—	—	—
Robert Weeber (72)	(A)(F)	696,871	70,922	696,871	70,922	—	—	—	—
RT Management LLC (73)	(A)(F)	2,267,597	204,967	2,267,597	204,967	—	—	—	—
Russell Family Foundation (74)	(D)	114,449	—	114,449	—	—	—	—	—
Samantha Dean	(A)(F)	127,051	11,484	127,051	11,484	—	—	—	—
Samuel Wolf Zlot 2021 GST Trust (75)	(A)(F)	104,177	9,416	104,177	9,416	—	—	—	—
Shabad Thadani	(D)	8,583	—	8,583	—	—	—	—	—
Simon Lee	(A)(F)	215,890	19,178	215,890	19,178	—	—	—	—
Someday Soon, LLC (76)	(D)	171,675	—	171,675	—	—	—	—	—
Sophie Rowney	(A)(F)	32,193	2,859	32,193	2,859	—	—	—	—
Spiros Maliagros (77)	(A)(F)	4,781,170	456,457	4,781,170	456,457	—	—	—	—
Spurlock Family Revocable Trust (78)	(D)	400,576	—	400,576	—	—	—	—	—
Stephen D. Scott	(A)(F)	127,598	11,533	127,598	11,533	—	—	—	—
Stephen J. Aucamp Revocable Trust (79)	(A)(F)	322,831	29,180	322,831	29,180	—	—	—	—
Steven Blakey	(D)	97,855	—	97,855	—	—	—	—	—
Steven Tangredi	(A)(F)	36,360	3,837	36,360	3,837	—	—	—	—

		Securities Beneficially Owned prior to this Offering		Securities Offered		Securities Beneficially Owned after this Offering
Names and Addresses(1)	Purchase Price	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Total Warrants	Total Class A Common Stock (2)	Percentage	Total Warrants	Percentage
Storehouse Investment Management, LLC (80)	(D)	114,449	—	114,449	—	—	—	—	—
Stuart Davies	(A)(F)	90,659	8,053	90,659	8,053	—	—	—	—
Gough Investments Limited (81)	(A)	23,500	—	23,500	—	—	—	—	—
Teresa Wells	(A)(F)	149,282	13,493	149,282	13,493	—	—	—	—
Thomas H. Walker	(D)	171,675	—	171,675	—	—	—	—	—
Tower Pension Trustee Ltd as trustee of the Ken Costa SIPP (106517) (82)	(A)	672,525	—	672,525	—	—	—	—	—
ULB Security Trust (83)	(D)	8,583	—	8,583	—	—	—	—	—
West Bay Capital, LLC (84)	(A)(F)	128,102	11,579	128,102	11,579	—	—	—	—
William H. Donaldson	(A)(F)	181,918	16,443	181,918	16,443	—	—	—	—
William Lamm	(A)(F)	274,112	24,776	274,112	24,776	—	—	—	—
William S. Price III Revocable Trust (85)	(A)(D)(F)	539,631	22,695	539,631	22,695	—	—	—	—
WRG, ALV, LLC (86)	(A)(F)	906,596	80,536	906,596	80,536	—	—	—	—
Yelverton Revocable Trust (87)	(A)(F)	708,413	64,033	708,413	64,033	—	—	—	—
Yves-André Istel	(A)(F)	463,996	43,594	463,996	43,594	—	—	—	—
Zedra Trust Company (Guernsey) Limited (88)	(A)	2,100,000	—	2,100,000	—	—	—	—	—
Zlot Family Trust (89)	(A)(F)	918,631	83,034	918,631	83,034	—	—	—	—

†	Assumes the sale of all shares offered in this prospectus.
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 520 Madison Avenue, 21st Floor, New York, NY 10022.
(2)

Each Class B Unit of Umbrella is paired with a share of Class B Common Stock. Pursuant to the Umbrella LLC Agreement, a Paired Interest is exchangeable at any time for a share of Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. As the holder exchanges the Paired Interests pursuant to the Umbrella LLC Agreement, the shares of Class B Common Stock included in the Paired Interests will automatically be canceled and the Class B Common Units included in the Paired Interests shall be automatically transferred to us and converted into and become an equal number of Class A Common Units in Umbrella.

(3)

Robert E. Critchfield and Mark Holcomb are the trustees of the 1998 Dion R. Rurik Family Trust and may be deemed to have beneficial ownership of such securities. However, each of Mr. Critchfield and Mr. Holcomb disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(4)

Robert E. Critchfield and Mark Holcomb are the trustees of the 1998 George F. Russell Jr. Family Trust and may be deemed to have beneficial ownership of such securities. However, each of Mr. Critchfield and Mr. Holcomb disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(5)

Robert E. Critchfield and Mark Holcomb are the trustees of the 1998 Sarah J. Cavanaugh Family Trust and may be deemed to have beneficial ownership of such securities. However, each of Mr. Critchfield and Mr. Holcomb disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(6)

Dennis Ginsburg is the trustee of the ABG Security Trust and may be deemed to have beneficial ownership of such securities. However, Mr. Ginsburg disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(7)

Alexis Galen Brugler 2021 GST Trust is a TWMH Member. Chris Dauer is the trustee of the Alexis Galen Brugler 2021 GST Trust and may be deemed to have beneficial ownership of such securities. However, Mr. Dauer disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(8)	Mr. Bouzarif serves as a director of the Company.
(9)	Ms. Trauttmansdorff serves as our Chief Human Resources Officer.
(10)

Includes 572,253 shares of Class A Common Stock held by the JG & S Family Revocable Trust and 2,289,013 Shares of Class A Common Stock held by JG&S GRAT Remainder Trust. Arthur DeMoulas is the investment advisor of JG & S Family Revocable Trust and may be deemed to have beneficial ownership of such securities. However, Mr. DeMoulas disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any. Arthur DeMoulas is the trustee of JG&S GRAT Remainder Trust and may be deemed to have beneficial ownership of such securities. However, Mr. DeMoulas disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(11)

The Antonio Casal and Ana Isabel Living Trust is a TWMH Member. Antonio Casal is the trustee of the Antonio Casal and Ana Isabel Living Trust and may be deemed to have beneficial ownership of such securities.

(12)

Uri Benhamron is the manager of Asadel Investments LLC and may be deemed to have beneficial ownership of such securities. However, Mr. Benhamron disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(13)

Chasseral (Directors) Limited is the corporate director of Babylon Enterprises Holdings Ltd. and is controlled by Stonehage Fleming Group. Each of Chasseral (Directors Limited) and Stonehage Fleming Group may be deemed to have beneficial ownership of such securities.

(14)	Mr. Grabowski served as a director of Cartesian prior to the Business Combination.
(15)

Includes 605,702 shares of Class A Common Stock and 54,749 Warrants held by the Cobb Descendants Insurance Trust and 357,782 shares of Class A Common Stock and 32,339 Warrants held by Cobb Partners. The Cobb Descendants Insurance Trust is a TWMH Member. Brodie L. Cobb is the trustee of the Cobb Descendants Insurance Trust and may be deemed to have beneficial ownership of such securities. Cobb Partners is a TWMH Member. Brodie L. Cobb is the general partner of Cobb Partners and may be deemed to have beneficial ownership of such securities.

(16)	Brugler Family Trust is a TWMH Member. Bruce Brugler is the trustee of Brugler Family Trust and may be deemed to have beneficial ownership of such securities.
(17)

Tiedemann Trust Company is the trustee of the Carl H. Tiedemann Irrevocable Trust and holds voting and dispositive power over such securities. Hayes A. Roberts is the managing director of Tiedemann Trust Company and may be deemed to have beneficial ownership of such securities. However, Mr. Roberts disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(18)	CFT Assets Limited is wholly-owned by the Cain Family Trust. Reliance Trust Company SA is the trustee of the Cain Family Trust and may be deemed to have beneficial ownership of such securities.
(19)

Pangaea is the sole member of the Sponsor, and both the Sponsor and Pangaea are controlled by Peter Yu. Consequently, each of Pangaea and Mr. Yu may be deemed to share voting and dispositive power over the securities held by the Sponsor and thus to share beneficial ownership of such securities. Mr. Yu disclaims beneficial ownership of the securities held by the Sponsor, except to the extent of his pecuniary interest therein. The Sponsor was Cartesian’s sponsor prior to the Business Combination. The business address of the Sponsor is 505 Fifth Avenue, 15th Floor, New York, NY 10017.

(20)	Ms. Zhao serves as our Chief Financial Officer.

(21)

The CHT Fam Tst Ar 3rd fbo C Hans Tiedemann is a TWMH Member. Tiedemann Trust Company is the trustee of the CHT Fam Tst Ar 3rd fbo C Hans Tiedemann and holds voting and dispositive power over such securities. Hayes A. Roberts is the managing director of Tiedemann Trust Company and may be deemed to have beneficial ownership of such securities. However, Mr. Roberts disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(22)

The CHT Fam Tst Ar 3rd fbo Leigh Tiedemann is a TWMH Member. Tiedemann Trust Company is the trustee of the CHT Fam Tst Ar 3rd fbo Leigh Tiedemann and holds voting and dispositive power over such securities. Hayes A. Roberts is the managing director of Tiedemann Trust Company and may be deemed to have beneficial ownership of such securities. However, Mr. Roberts disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(23)

The CHT Fam Tst Ar 3rd fbo Mark Tiedemann is a TWMH Member. Tiedemann Trust Company is the trustee of the CHT Fam Tst Ar 3rd fbo Mark Tiedemann and holds voting and dispositive power over such securities. Hayes A. Roberts is the managing director of Tiedemann Trust Company and may be deemed to have beneficial ownership of such securities. However, Mr. Roberts disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(24)

CI Partners, Ltd. is a TWMH Member. CIP, LLC is the general partner of CI Partners, Ltd. and holds voting and dispositive power over such securities. Ed Campbell is the president of CIP, LLC and may be deemed to have beneficial ownership of such securities. However, Mr. Campbell disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(25)	Mr. Karp served as a director of Cartesian prior to the Business Combination.
(26)	The David Dove Irrevocable Trust is a TWMH Member. Leigh Tiedemann is the beneficiary of the David Dove Irrevocable Trust and may be deemed to have beneficial ownership of such securities.
(27)

Delfinco GP, LLC is the general partner of Delfinco, LP and holds voting and dispositive power over such securities. Annette M. Madison is the chief executive officer of Delfinco GP, LLC and may be deemed to have beneficial ownership of such securities. However, Ms. Madison disclaims beneficial ownership of such securities, except to the extent of her pecuniary interest therein, if any.

(28)	Dollar Mountain LLC is a TWMH Member. Brad Harrison is the managing member of Dollar Mountain LLC and may be deemed to have beneficial ownership of such securities.
(29)

Danya Lindenfeld is the vice president of Doodad Inc. and may be deemed to have beneficial ownership of such securities. However, Ms. Lindenfeld disclaims beneficial ownership of such securities, except to the extent of her pecuniary interest therein, if any.

(30)

The Duncan Chase Brugler 2021 GST Trust is a TWMH Member. Chris Dauer is the trustee of the Duncan Chase Brugler 2021 GST Trust and may be deemed to have beneficial ownership of such securities. However, Mr. Dauer disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(31)

Includes 228,900 shares of Class A Common Stock held by the Eleanor Phipps Price Revocable Trust. Eleanor Phipps Price is the trustee of the Eleanor Phipps Price Revocable Trust and may be deemed to have beneficial ownership of such securities.

(32)	Mr. Sese served as a director of Cartesian prior to the Business Combination.
(33)

Wesley Roitman is the director of Emarma Corporation and may be deemed to have beneficial ownership of such securities. However, Mr. Roitman disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(34)

Eric Russell is the president of Provision and may be deemed to have beneficial ownership of such securities. However, Mr. Russell disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(35)	Evers Family Trust is a TWMH Member. Benington Evers is the trustee of the Evers Family Trust and may be deemed to have beneficial ownership of such securities.
(36)	Evers Revocable Trust is a TWMH Member. William Evers is the trustee of the Evers Revocable Trust and may be deemed to have beneficial ownership of such securities.
(37)	Ferreri-Hackett Trust is a TWMH Member. Pablo Ferreri is the trustee of the Ferreri-Hackett Trust and may be deemed to have beneficial ownership of such securities.

(38)	Richard Ferry is the trustee of the Ferry Trust and may be deemed to have beneficial ownership of such securities.
(39)

The sole owner of GGL is Jaywell. The sole owner of Jaywell is Avanda. The sole owner of Avanda is Peterson. The sole owner of Peterson is Sai Hong Yeung. Accordingly, each of Jaywell, Avanda, Peterson and Mr. Yeung may be deemed to have beneficial ownership of the shares held directly by GGL. The business address of GGL, Jaywell, Avanda, Peterson and Mr. Yeung is 22/F South China Building, 1-3 Wyndham Street, Central, Hong Kong.

(40)

Benjamin T. Gough is the shareholder of Gough Investments Limited and may be deemed to have beneficial ownership of such securities. However, Mr. Gough disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(41)	Hayes A. Roberts is the trustee of Hayes A. Roberts Trust U/D/D July 7, 2021 and may be deemed to have beneficial ownership of such securities.
(42)

H.E. Sheikh Jassim Abdulaziz J.H. Al-Thani is the sole owner of ilWaddi. Accordingly, Mr. Al-Thani may be deemed to have beneficial ownership of the shares held directly by ilWaddi. The business address of ilWaddi and Mr. Al-Thani is c/o Geller Advisors, 909 Third Avenue, New York, NY 10022.

(43)	Rene Isip and Deborah Isip are the trustees of the Isip 2012 Legacy Trust and may be deemed to have beneficial ownership of such securities.
(44)	Jamey Power is the chief executive officer of J.D. Power Family Limited Partnership and may be deemed to have beneficial ownership of such securities.
(45)	The Jacob Dann Zlot 2021 GST Trust is a TWMH Member. Zach Rubin is the trustee of the Jacob Dann Zlot 2021 GST Trust and may be deemed to have beneficial ownership of such securities.
(46)	The James Bertles Revocable Trust is a TWMH Member. James Bertles is the trustee of the James Bertles Revocable Trust and may be deemed to have beneficial ownership of such securities.
(47)	Mr. Emerson serves as our Chief Impact Officer.
(48)

Includes 228,900 shares of Class A Common Stock held by the Jennifer John Eagle Trust FBO John Robert Eagle and 228,900 shares of Class A Common Stock held by the John Robert Eagle Trust FBO Jennifer John Eagle. Jennifer Eagle is the trustee of the Jennifer John Eagle Trust FBO John Robert Eagle and may be deemed to have beneficial ownership of such securities. John Eagle is the trustee of the John Robert Eagle Trust FBO Jennifer John Eagle and may be deemed to have beneficial ownership of such securities.

(49)	Joseph Molina is the trustee of the Joseph Marion Molina, M.D., Separate Property Trust and may be deemed to have beneficial ownership of such securities.
(50)

Chris Dauer is the trustee of the Kelly Nicole Brugler 2021 GST Trust and may be deemed to have beneficial ownership of such securities. However, Mr. Dauer disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(51)

Includes 203,241 shares of Class A Common Stock and 21,451 Warrants held by GSH Holding 8 GMBH and 203,241 shares of Class A Common Stock and 21,451 Warrants held by GSH Holding 9 GMBH. Kenton Fine is the director of GSH Holding 8 GmbH and may be deemed to have beneficial ownership of such securities. Kenton Fine is the director of GSH Holding 9 GmbH and may be deemed to have beneficial ownership of such securities.

(52)

Tilia Trust Company is the trustee of the Kesheru Trust II FBO Cain Gillespie. Uri Benhamron is the managing director of the Tilia Trust Company and may be deemed to have beneficial ownership of such securities. However, Mr. Benhamron disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(53)

Tilia Trust Company is the trustee of the Kesheru Trust II FBO Gary Ressler. Uri Benhamron is the managing director of the Tilia Trust Company and may be deemed to have beneficial ownership of such securities. However, Mr. Benhamron disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(54)	Mr. Moran serves as our Chief Operating Officer.
(55)

Kudu Investment US, LLC is a subsidiary of, and ultimately controlled by, White Mountains Insurance Group, Ltd., a public company incorporated in Bermuda, which may be deemed to have beneficial ownership of such securities.

(56)	Ms. Birrittella serves as our Chief People Officer.

(57)

The Leslie T. Merrick 2012 Irrevocable Trust is a TWMH Member. Leslie T. Merrick is the trustee of the Leslie T. Merrick 2012 Irrevocable Trust and may be deemed to have beneficial ownership of such securities.

(58)	The Leslie Tuftin Trust Est. 04/19/2010 is a TWMH Member. Leslie Tuftin is the trustee of the Leslie Tuftin Trust Est. 04/19/2010 and may be deemed to have beneficial ownership of such securities.
(59)

Antonio Champalimaud and Stephene Hepineuze are the shareholders of Luxac S.à r.l. and may be deemed to have beneficial ownership of such securities. However, each of Mr. Champalimaud and Hepineuze disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(60)

Glenn Darden is the chairman of Mercury Exploration Company and may be deemed to have beneficial ownership of such securities. However, Mr. Darden disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(61)

Mr. Tiedemann serves as our Chief Executive Officer and a director of the Company. Includes 3,055,708 shares of Class A Common Stock and 253,307 Warrants held by the Michael Glenn Tiedemann 2012 Delaware Trust, 2,070,954 shares of Class A Common Stock and 171,672 Warrants held by Chauncey Close LLC, and 819,304 shares of Class A Common Stock and 67,917 Warrants held by the CHT Fam Tst Ar 3rd fbo Michael G. Tiedemann, over each of which Mr. Tiedemann has investment discretion. The CHT Fam Tst Ar 3rd fbo MGT is a TWMH Member. Tiedemann Trust Company is the trustee of the CHT Fam Tst Ar 3rd fbo MGT and the Michael Glenn Tiedemann 2012 Delaware Trust and holds voting and dispositive power over such securities. Hayes A. Roberts is the managing director of Tiedemann Trust Company and may be deemed to have beneficial ownership of such securities. Each of Mr. Roberts and Mr. Tiedemann disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any. Chauncey Close, LLC is a TWMH Member. Michael Tiedemann is the managing member of Chauncey Close, LLC and may be deemed to have beneficial ownership of such securities. However, Mr. Tiedemann disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any. The principal business address of Michael Glenn Tiedemann 2012 Delaware Trust and the CHT Fam Tst Ar 3rd fbo Michael G. Tiedemann is c/o Tiedemann Trust Company, 200 Bellevue Parkway, Suite 525, Wilmington, DE 19809.

(62)

James Marler is the president of Navarino Associates Ltd. and may be deemed to have beneficial ownership of such securities. However, Mr. Marler disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(63)

The Nicholas A. Merrick 2012 Irrevocable Trust is a TWMH Member. Nicholas A. Merrick is the trustee of the Nicholas A. Merrick 2012 Irrevocable Trust and may be deemed to have beneficial ownership of such securities.

(64)

Craig and Kevin Schwanfelder are the managers of NKC Cygnus LLC and may be deemed to have beneficial ownership of such securities. However, each of Craig and Kevin Schwanfelder disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(65)	The Noah Morris Zlot 2021 GST Trust is a TWMH Member. Zach Rubin is the trustee of the Noah Morris Zlot 2021 GST Trust and may be deemed to have beneficial ownership of such securities.
(66)

Paul S. Michaels is the trustee of the Paul S. Michaels 1994 Trust and holds voting and dispositive power over such securities. Paul S. Michaels 1994 Trust is a member of CRIBB Investments LLC and holds voting and dispositive power over such securities. Paul S. Michaels is the trustee of the Paul S. Michaels 1994 Trust and may be deemed to have beneficial ownership of such securities. However, Mr. Michaels disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(67)	Philip and Jennifer Satre are the trustees of the Philip G. Satre and Jennifer A. Satre Family Revocable Trust and may be deemed to have beneficial ownership of such securities.
(68)

The Qualified Domestic Trust fbo Kari Tiedemann is under the Carl H. Tiedemann Irrevocable Trust. Tiedemann Trust Company is the trustee of the Carl H. Tiedemann Irrevocable Trust and holds voting and dispositive power over such securities. Hayes A. Roberts is the managing director of Tiedemann Trust Company and may be deemed to have beneficial ownership of such securities. However, Mr. Roberts disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(69)	Vivien Ressler is the trustee of the Ressler Family Trust and may be deemed to have beneficial ownership of such securities.
(70)

Includes 114,449 shares of Class A Common Stock held by Clementine Fund and 28,612 shares of Class A Common Stock held by the 1987 Trust for Richard F. Russell & His Descendants. Richard Russel is President of Clementine Fund and holds voting and dispositive power over such securities. Richard Russel is the trustee of the 1987 Trust for Richard F. Russell & His Descendants and holds voting and dispositive power over such securities. However, Mr. Russel disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(71)

Includes 184,306 shares of Class A Common Stock and 23,664 Warrants held by the Robert and Cristina Morris Trust and 629,478 shares of Class A Common Stock held by MPLG LLC. The Robert and Cristina Morris Trust is a TWMH Member. Robert B. Morris III is the trustee of the Robert and Cristina Morris Trust and may be deemed to have beneficial ownership of such securities. Robert Morris is the manager of MPLG LLC and may be deemed to have beneficial ownership of such securities. However, Mr. Morris disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(72)

Includes 435,164 shares of Class A Common Stock and 43,300 Warrants held by Swartberg Holding 1 AG and 61,707 shares of Class A Common Stock and 27,622 Warrants held by Swartberg Holding 2 AG. Robert Weeber is the director of Swartberg Holding 1 AG and may be deemed to have beneficial ownership of such securities. However, Mr. Weeber disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any. Robert Weeber is the director of Swartberg Holding 2 AG and may be deemed to have beneficial ownership of such securities. However, Mr. Weeber disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(73)

RT Management LLC is a TWMH Member. Tim Cavanaugh is the manager of RT Management LLC and may be deemed to have beneficial ownership of such securities. However, Mr. Cavanaugh disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(74)

Kathleen Simpson is the chief executive officer of the Russell Family Foundation and may be deemed to have beneficial ownership of such securities. However, Ms. Simpson disclaims beneficial ownership of such securities, except to the extent of her pecuniary interest therein, if any.

(75)	The Samuel Wolf Zlot 2021 GST Trust is a TWMH Member. Zach Rubin is the trustee of the Samuel Wolf Zlot 2021 GST Trust and may be deemed to have beneficial ownership of such securities.
(76)

Tim Cavanaugh is the manager of Someday Soon, LLC and may be deemed to have beneficial ownership of such securities. However, Mr. Cavanaugh disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(77)	Mr. Maliagros serves as a director of the Company.
(78)	Steven and Katherine Spurlock are the trustees of the Spurlock Family Revocable Trust and may be deemed to have beneficial ownership of such securities.
(79)	Stephen J. Aucamp Revocable Trust is a TWMH Member. Stephen J. Aucamp is the trustee of the Stephen J. Aucamp Revocable Trust and may be deemed to have beneficial ownership of such securities.
(80)

Robert E. Critchfield and Mark Holcomb are the managers of Storehouse Investment Management, LLC and may be deemed to have beneficial ownership of such securities. However, each of Mr. Critchfield and Mr. Holcomb disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(81)

Benjamin T. Gough is the director of Gough Investments Limited and may be deemed to have beneficial ownership of such securities. However, Mr. Gough disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(82)

Simon Tugwell and Yaz Koodabux are shareholders of the Tower Pension Trustee Ltd. as Trustee of the Ken Costa SIPP (106517) and may be deemed to have beneficial ownership of such securities. However, each of Mr. Tugwell and Mr. Koodabux disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(83)

Dennis Ginsburg is the trustee of the ULB Security Trust and may be deemed to have beneficial ownership of such securities. However, Mr. Ginsburg disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(84)

West Bay Capital, LLC is a TWMH Member. Stephen D. Scott is the president of West Bay Capital, LLC and may be deemed to have beneficial ownership of such securities. However, Mr. Scott disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(85)

The William S. Price III Revocable Trust is a TWMH Member. William S. Price is the president of the William S. Price III Revocable Trust and may be deemed to have beneficial ownership of such securities. However, Mr. Price disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(86)

Trent Dawson is the shareholder of WRG, ALV, LLC and may be deemed to have beneficial ownership of such securities. However, Mr. Dawson disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.

(87)	The Yelverton Revocable Trust is a TWMH Member. Michael Yelverton is the trustee of the Yelverton Revocable Trust and may be deemed to have beneficial ownership of such securities.
(88)	Zedra Trust Company (Guernsey) Limited is the trustee of the Alvarium Investments Limited Employee Benefit Trust and may be deemed to have beneficial ownership of such securities.
(89)	The Zlot Family Trust is a TWMH Member. Jeff Zlot is the trustee of the Zlot Family Trust and may be deemed to have beneficial ownership of such securities.
(A)	Includes shares of Class A Common Stock, issued in connection with the Business as merger consideration, for no additional cash consideration.
(B)	Includes shares of Class A Common Stock issued in a private placement in connection with Initial Public Offering for a purchase price of $0.003 per share.
(C)	Includes shares of Class A Common Stock purchased on the open market at various market prices.
(D)	Includes shares of Class A Common Stock purchased at the closing of the Business Combination by the PIPE Investors under the Subscription Agreements for a purchase price of $9.80 per share.
(E)	Includes Public Warrants purchased on the open market at various market prices.
(F)

Includes Private Placement Warrants originally issued in a private placement to the Sponsor in connection with the Initial Public Offering for a purchase price of $1 per warrant and transferred to equityholders of the Target Companies as merger consideration, for no additional cash consideration.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. Your rights as a stockholder are governed by Delaware law and the Charter and Bylaws. Your rights as a warrantholder are governed by the Warrant Agreement. We urge you to read the applicable provisions of Delaware law, the Charter and Bylaws, and the Warrant Agreement carefully and in their entirety because they describe your rights as a holder of shares of Common Stock. The descriptions of the Charter, Bylaws and Warrant Agreement are not complete and are subject to and qualified in their entirety by reference to the full text of the Charter, Bylaws and Warrant Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 1,035,000,000 shares, consisting of (i) 875,000,000 shares of Class A Common Stock, par value $0.0001 per share, (ii) 150,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “preferred stock”).

Common Stock

The Charter authorizes two classes of common stock, Class A Common Stock and Class B Common Stock, each with a par value of $0.0001. As of April 21, 2022, there were 57,995,513 shares of Class A Common Stock issued and outstanding and 55,032,961 shares of Class B Common Stock issued and outstanding.

Each Class B Unit (a “Class B Unit”) of Umbrella is paired with a share of Class B Common Stock (collectively, the “Paired Interests”). Pursuant to the Second Amended and Restated Limited Liability Agreement of Umbrella, dated as of January 3, 2023 (as amended from time to time, the “LLC Agreement”), a Paired Interest is exchangeable at any time for a share of Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. As the holder exchanges the Paired Interests pursuant to the LLC Agreement, the shares of Class B Common Stock included in the Paired Interests will automatically be canceled and the Class B Common Units included in the Paired Interests shall be automatically transferred to us and converted into and become an equal number of Class A Common Units in Umbrella.

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of Common Stock possess all voting power for the election of our directors and all other matters submitted to a vote of stockholders. Holders of Common Stock will have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of Common Stock, as such, will not be entitled to vote on any amendment to the Charter (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of our preferred stock if the holders of such affected series of our preferred stock are entitled to vote on such amendment pursuant to the Charter (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, holders of the Class A Common Stock will be entitled to receive dividends when, as and if declared by the Board, payable either in cash, in property or in shares of capital stock. Holders of the Class B Common Stock shall be deemed to be a non-economic interest, and such holders shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, our remaining assets of whatever kind available for distribution will be distributed to the holders of Class A Common Stock ratably in proportion to the number of shares of Class A Common Stock held by them and to the holders of any outstanding series of preferred stock entitled thereto. Holders of Class B Common Stock shall not be entitled to receive any of our assets or funds available for distribution to stockholders. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all of our assets of or a merger involving us and one or more other entities (whether or not we are the entity surviving such merger) will not be deemed to be a dissolution, liquidation or winding up of our affairs, except to the extent expressly provided for in any applicable preferred stock designation.

Preemptive or Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of Class A Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Subject to the preferential rights of any other class or series of stock, all shares of Class B Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of our securities. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of preferred stock that the Board may authorize and issue in the future.

Election of Directors

Each director will generally serve for a term of one year expiring at the annual meeting of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of preferred stock. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. As of the date hereof, we have no preferred stock outstanding.

Warrants

Public Warrants

Each whole Warrant entitles the registered holder to purchase one Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. The Warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available.

Redemption of Warrants when the price per Class A Common Stock equals or exceeds $18.00. Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

In the event that we elect to redeem all of the redeemable Warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, we will issue a press release and file a current report on Form 8-K with the SEC containing notice of redemption.

We are not contractually obligated to notify investors when the Warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the Warrants for redemption, unless and until we elect to redeem such Warrants pursuant to the terms of the Warrant Agreement.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption Procedures. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a dividend payable in Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other shares of our share capital into which the Warrants are convertible), other than (i) as described above or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of

Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Warrants is required to make any change that adversely affects the interests of the registered holders.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrants may be exercised only for a whole number of Class A Common Stock. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or saleable (except, among other limited exceptions as described under “Certain Relationships and Related Person Transactions—Cartesian Related Person Transactions—Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with sponsor) and they are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A ordinary shares for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The Private Placement Warrants are permitted to be exercisable on a cashless basis because it was not known at the time of the initial issuance thereof whether the Sponsor and its permitted transferees would be considered our “affiliates” under the Securities Act following the Business Combination. Although certain of the transferees of the Private Placement Warrants were not permitted transferees and do not have the right to exercise the Private Placement Warrants on a cashless basis, the Sponsor may be deemed an affiliate because of its board representation. As an affiliate of the Company, the Sponsor’s ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of the Closing Date, we had $500,000 outstanding under the Working Capital Loans. Upon the consummation of the Business Combination, we repaid the Working Capital Loans.

The Sponsor has agreed, and any of its assignees or transferees will agree, not to transfer, assign or sell any of the Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing Date, except, among other limited exceptions as described under “Certain Relationships and Related Person Transactions—Additional Related Party Transactions Prior to the Business Combination—Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the Sponsor.

Dividends

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

Our Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “ALTI” and “ALTIW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

SECURITIES ELIGIBLE FOR FUTURE SALE

As of April 21, 2023, we had 57,995,513 shares of Class A Common Stock (excluding shares of Class A Common Stock issuable upon exchange of Class B Units) and 19,892,387 Warrants, all of which are freely tradable without restriction or further registration under the Securities Act, subject to the expiration or, if earlier, the waiver of the lock-up periods and transfer restrictions provided for in the agreements described below in respect of resales by the parties thereto. Any shares of Class A Common Stock issued upon exercise of outstanding Warrants or options or exchange of Class B Units have also been registered and are or will be, as applicable, freely tradeable without restriction or further registration under the Securities Act. Certain of our stockholders may be considered affiliates (as defined in Rule 144), which can impose some limitations on their resale of our securities. Any resales of restricted securities (as defined in Rule 144) will be subject to the registration requirements of the Securities Act, including the provisions of Rule 144 discussed below. We have also agreed to register the resale of certain other shares of Class A Common Stock that we may issue in the future, as discussed below in “—Registration Rights.”

We cannot predict what effect, if any, sales of shares of our Class A Common Stock or Warrants from time to time or the availability of shares of our Class A Common Stock and Warrants for future sale may have on the market price of our securities. Sales of substantial amounts of Class A Common Stock or Warrants, including pursuant to the offering covered by this prospectus, or the perception that such sales could occur, could adversely affect prevailing market prices for our securities and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section entitled “Risk Factors.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A Common Stock or our Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A Common Stock or Warrants then outstanding; or

•	the average weekly reported trading volume of the Class A Common Stock or Warrants during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the consummation of the Business Combination, we ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and securities held by affiliates.

Registration Rights

Registration Rights and Lock-Up Agreement

On the Closing Date, we, certain of our shareholders (including the Sponsor), and the Holders entered into the Registration Rights and Lock-Up Agreement, pursuant to which, among other things, we are obligated to file a registration statement to register the resale of certain of our securities held by the Holders (including any outstanding Common Stock and any other equity security (including the Warrants and Common Stock issued or issuable upon the exercise or conversion of any other such equity security) held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any PIPE Shares) and any Common Stock or any other equity security issued or issuable, including in exchange for Umbrella Class B common units pursuant to the terms and subject to the conditions of the Umbrella LLC Agreement). The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain customary exceptions, the Registration Rights and Lock-Up Agreement further provides for the Lock-Up Shares held by the Holders to be locked-up for a period of time, as follows:

(a)	In relation to the SPAC Private Placement Warrants (other than those held by Director Holders):

i.	One-third of the SPAC Private Placement Warrants will be locked-up during the period beginning on the Closing Date and ending on the date that is two years after the Closing Date;

ii.	One-third of the SPAC Private Placement Warrants will be locked-up during the period beginning on the Closing Date and ending on the date that is three years after the Closing Date; and

iii.	One-third of the SPAC Private Placement Warrants will not be locked-up;

(b)	The Director/Inactive Target Holder Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;

(c)

The Sponsor-Sourced Option Shares will be locked-up for the period beginning on the Closing Date and ending on the earlier to occur of (x) one year after the date of the Closing Date or (y) such time, at least 150 days after the Closing Date, that the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period;

(d)	In relation to the Lock-Up Shares (other than the SPAC Private Placement Warrants, the Director/Inactive Target Holder Shares and the Sponsor-Sourced Option Shares):

i.

an amount equal to 40% (plus, in the case of the Sponsor, the Specified Amount (as defined in the Registration Rights and Lock-Up Agreement)) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;

ii.

an amount equal to 30% (minus, in the case of the Sponsor, one-half of the Specified Amount) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and

iii.

an amount equal to 30% (minus, in the case of the Sponsor, one-half of the Specified Amount) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.

The foregoing description of the Registration Rights and Lock-Up Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the form of Registration Rights and Lock-Up Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, we entered into Subscription Agreements with certain investors (each a “PIPE Investor”) to purchase, following the Domestication, Class A Common Stock (such shares, collectively, “PIPE Shares”) in an aggregate value of $164,999,807, representing 16,836,715 PIPE Shares at a price of $9.80 per share.

Pursuant to the Subscription Agreements, we agreed that, within 45 calendar days after the consummation of the Business Combination, it will file with the SEC a registration statement registering the resale of the PIPE Shares, and we will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof; provided, however, that our obligations to include the shares held by a PIPE Investor in such registration statement will be contingent upon the respective PIPE Investor furnishing in writing to us such information regarding the PIPE Investor, our securities held by such PIPE Investor and the intended method of disposition of the shares, as will be reasonably requested by us to effect the registration of such shares, and will execute such documents in connection with such registration, as we may reasonably request that are customary of a selling stockholder in similar situations.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Subscription Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

PLAN OF DISTRIBUTION

We are registering (i) up to 121,404,752 shares of Class A Common Stock and (ii) 12,940,597 Warrants. The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders in the event of an underwritten offering of their shares of Class A Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The shares of Class A Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market, in private transactions or otherwise, at prices and under terms then prevailing, at fixed prices, at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock and Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers, including the resale by any such broker-dealers for its own account;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in short sales;

•	in privately negotiated transactions;

•	in the writing or settlement of options or other hedging transactions;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

The Selling Securityholders may use this prospectus in connection with the resales of our Class A Common Stock or the Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders. The terms of our Class A Common Stock or Warrants, as applicable, and any material relationships between us and the Selling Securityholders. In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock & Transfer Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the Warrant exercise, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the Registration Rights and Lock-Up Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to pay all expenses in connection with this offering and maintaining the effectiveness of the registration statement for as long as we are required to do so pursuant to the Registration Rights and Lock-Up Agreement, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering, except for the fees of one counsel in an underwritten offering.

Restrictions to Sell

Certain holders of Class A Common Stock, Warrants and securities and/or rights to acquire Class A Common Stock agreed to certain restrictions on transfer with respect to their securities pursuant to the agreements described in the section entitled “Securities Eligible for Future Sale—Registration Rights—Registration Rights and Lock-Up Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of our Class A Common Stock or Public Warrants. This discussion is a summary only and does not address all aspects of U.S. federal income taxation that may be relevant to particular holder in light of their special circumstances or to holders subject to special tax rules including, but not limited to:

•	the Sponsor or our directors and officers;

•	banks and other financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that that are subject to the mark-to-market method of accounting;

•	tax-exempt entities;

•	qualified foreign pension plans;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

•

persons that acquired our securities pursuant to an exercise of employee stock options or upon payout of a restricted stock unit, in connection with employee stock incentive plans or otherwise as compensation or in connection with the performance of services;

•	persons that hold shares of Class A Common Stock or Public Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; and

•	passive foreign investment companies.

Except as specifically provided herein, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation and does not address any aspect of state, local or non-U.S. taxation. In addition, this discussion deals only with U.S. federal income tax consequences to a holder that acquires our Class A Common Stock or Public Warrants in this offering and holds our Class A Common Stock or Public Warrants as a capital asset.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its position may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. Each prospective purchaser of our

Class A Common Stock or Public Warrants is urged to consult its tax advisor with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A Common Stock or Public Warrants applicable to its particular situation.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our Class A Common Stock or Public Warrants, the U.S. federal income tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Entities or arrangements classified as partnerships for U.S. federal income tax purposes and their partners holding our Class A Common Stock or Public Warrants are urged to consult their tax advisors with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A Common Stock or Public Warrants.

This summary is included herein as general information only. Accordingly, each prospective purchaser of our Class A Common Stock or Public Warrants is urged to consult its tax advisor with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A Common Stock or Public Warrants.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of shares of our Class A Common Stock or Public Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Public Warrants” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a U.S. Holder that is not a taxable corporation may constitute “qualified dividends” that would be subject to tax at the maximum tax rate applicable to long-term capital gains. If the applicable holding period requirements are not satisfied, then a U.S. Holder that is a taxable corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a U.S. Holder that is not a taxable corporation may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Public Warrant. Upon a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Public Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A Common Stock or Public Warrants. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or Public Warrants generally will equal the U.S. Holder’s acquisition cost for the Class A Common Stock or Public Warrants less, in the case of a share of Class A Common Stock, any prior distributions treated as a return of capital.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock or Public Warrants so disposed of exceeds one year at the time of the disposition. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Class A Common Stock or Public Warrants would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. Long-term capital gains recognized by U.S. holders that are not taxable as a corporation may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Redemption or Lapse of a Public Warrant. Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of our Class A Common Stock upon exercise of a Public Warrant for cash. The U.S. Holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Public Warrant generally will be an amount equal to the sum of the purchase price of the Public Warrant by the U.S. Holder and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Public Warrants will begin on the day the Public Warrants are exercised or the day immediately after such day; in either case, the holding period for the Class A Common Stock will not include the period during which the U.S. Holder held the Public Warrants. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Public Warrant.

The tax consequences of a cashless exercise of a Public Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, a U.S. Holder’s basis in the Class A Common Stock received would equal the holder’s basis in the Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Class A Common Stock received upon exercise of the Public Warrants will begin on the day the Public Warrants are exercised or the day immediately after such day; in either case, the holding period for the Class A Common Stock will not include the period during which the U.S. Holder held the Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Public Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Public Warrants equal to the number of shares of Class A Common Stock having a value equal to the exercise price for the total number of Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock received in respect of the Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the fair market value of the Class A Common Stock received in respect of the Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Public Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Public Warrants will begin on the day the Public Warrants are exercised or the day immediately after such day; in either case, the holding period for the Class A Common Stock will not include the period during which the U.S. Holder held the Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of a cashless exercise.

If we redeem Public Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Our Securities—Warrants—Public Warrants” or if we purchase Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to a U.S. Holder, taxed as described above under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Public Warrants.”

Possible Constructive Distributions. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Adjustments that have the effect of preventing dilution generally are not taxable, but otherwise may cause holders of Public Warrants to be treated as receiving a constructive distribution. Such constructive distribution would be subject to tax as described under “U.S. Holders-Taxation of Distributions” in the same manner as if the U.S. Holders of the Public Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale, taxable exchange or other taxable disposition of our shares of Class A Common Stock and Public Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of shares of our Class A Common Stock or Public Warrants who or that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to Non-U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “Non-U.S. Holders—Sale, Exchange, or Other Taxable Disposition of Class A Common Stock and Public Warrants” below.

Dividends paid to a Non-U.S. Holder of our Class A Common Stock that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a duly completed and properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if such Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), that are attributable to a permanent establishment (or, for an individual, a fixed base) maintained by such Non-U.S. Holder within the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. Holder will be required to provide a duly completed and properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. Holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Exercise, Redemption or Lapse of a Public Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise, redemption, or lapse of a Public Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Public Warrant by a U.S. Holder, as described under “U.S. Holders—Exercise, Redemption or Lapse of a Public Warrant” above, except to the extent a cashless exercise or a redemption results in a taxable exchange, in which case the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants.”

Sale, Exchange, or Other Taxable Disposition of Class A Common Stock and Public Warrants. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, or other taxable disposition of shares of our Class A Common Stock or Public Warrants, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment (or, for an individual, a fixed based) maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and certain other conditions are met; or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our Class A Common Stock or Public Warrants.

If the gain recognized on the disposition of our Class A Common Stock is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder within the United States generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of a Non-U.S. Holder that is a non-U.S. corporation, an additional branch profits tax may apply at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for a period or periods aggregating 183 days or more during the year of disposition and meets certain other conditions is taxed on its gains (including gains from the disposition of our Class A

Common Stock and net of applicable U.S. source losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our Class A Common Stock or Public Warrants by a Non-U.S. Holder that did not own (directly, indirectly, or constructively) more than 5% of our Class A Common Stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Possible Constructive Distributions. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Adjustments that have the effect of preventing dilution generally are not taxable, but may otherwise cause holders of Public Warrants to be treated as receiving a constructive distribution. Such constructive distribution would be subject to tax as described under “U.S. Holders-Taxation of Distributions” in the same manner as if the U.S. Holders of the Public Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting Requirements and Backup Withholding. The amount of dividends or proceeds paid to a Non-U.S. Holder, the name and address of the Non-U.S. Holder and the amount of tax, if any, withheld generally will be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder generally will be required to provide proper certification (usually on a Form W-8BEN or Form W-8BEN-E, as applicable) to establish that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our Class A Common Stock or Public Warrants. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Each Non-U.S. Holder is urged to consult its tax advisor regarding the application of the information reporting rules and backup withholding to it.

Additional Withholding Tax on Payments Made to Foreign Accounts. Under Sections 1471 through 1474 of the Code (“FATCA”), payments of dividends on and the gross proceeds of dispositions of our Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations, the preamble to which states that taxpayers may rely on the proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A Common Stock or Public Warrants. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.

As discussed above under “Non-U.S. Holders—Distributions,” a dividend payment may be subject to a 30% withholding tax. While a payment with respect to our Class A Common Stock could be subject to both FATCA withholding and the withholding tax discussed above under “Non-U.S. Holders -Distributions,” the maximum rate of U.S. withholding on such payment would not exceed 30%. Non-U.S. Holders are urged to consult their tax advisors regarding the possible implications of FATCA withholding tax on their investment in our Class A Common Stock (including the possibility of FATCA withholding on payments made to financial intermediaries through which the Non-U.S. Holders hold their Class A Common Stock).

LEGAL MATTERS

The validity of the shares of Class A Common Stock and the Warrants offered hereby will be passed upon for us by Greenberg Traurig, LLP.

EXPERTS

The financial statements of Cartesian Growth Corporation as of December 31, 2022, 2021 and 2020, and for the years ended December 31, 2022 and December 31, 2021 and the period from December 18, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Tiedemann Wealth Management Holdings, LLC and its subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been included herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The combined and consolidated financial statements of TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, appearing in this prospectus, have been audited by Citrin Cooperman & Company, LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Alvarium Investments Limited and its subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements states that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom. The audit report also contains an emphasis of matter paragraph that draws attention to note 31 of the consolidated financial statements concerning the ongoing media allegations regarding Home REIT plc’s operations.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock and the Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Class A Common Stock and the Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Our website address is www.alti-global.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS
ALTI GLOBAL, INC.
(FORMERLY AS CARTESIAN GROWTH CORPORATION)

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC AND SUBSIDIARIES

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

ALVARIUM INVESTMENTS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Alvarium Tiedemann Holdings, Inc. (formerly as Cartesian Growth Corporation)
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Alvarium Tiedemann Holdings, Inc. (formerly as Cartesian Growth Corporation) (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/
S
/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020
.
West Palm Beach, FL
April 17, 2023
PCAOB ID Number 688

F-
3

ALVARIUM TIEDEMANN HOLDINGS, INC.
(FORMERLY AS CARTESIAN GROWTH CORPORATION)
BALANCE SHEETS

	December 31, 2022	December 31, 2021

Assets
Cash	$85,540	$551,258
Prepaid Expenses	—	70,406

Total current assets	85,540	621,664
Cash and marketable securities held in Trust Account	349,983,839	345,031,308

Total Assets	$350,069,379	$345,652,972

Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Accounts payable and accrued expenses	$8,004,647	$182,120

Total current liabilities	8,004,647	182,120
Deferred underwriting fee	7,800,000	12,075,000
Convertible promissory note – related party	490,814	—
Conversion option liability	82,107	—
Warrant liabilities	10,531,140	23,093,608

Total liabilities	26,908,708	35,350,728
Commitments and Contingencies
Redeemable Ordinary Shares
Class A ordinary shares subject to possible redemption, 34,500,000 shares, issued and outstanding, at redemption values of approximately $10.14 and $10.00 at December 31, 2022 and 2021, respectively	349,983,839	345,031,308
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding (excluding 34,500,000 shares subject to possible redemption) at December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at December 31, 2022 and 2021	863	863
Additional paid-in capital	1,200,788	—
Accumulated deficit	(28,024,819)	(34,729,927)

Total shareholders’ Deficit	(26,823,168)	(34,729,064)

Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$350,069,379	$345,652,972

The accompanying notes are an integral part of the financial statements.

F-
4

ALVARIUM TIEDEMANN HOLDINGS, INC.
(FORMERLY AS CARTESIAN GROWTH CORPORATION)
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2022	2021

Operating costs	$8,858,651	$1,012,448

Loss from operations	(8,858,651)	(1,012,448)

Other income (expense) :
Interest earned on cash and marketable securities held in Trust Account	4,974,899	31,308
Interest expense – debt discount	(32,145)	—
Offering costs allocated to warrants	—	(868,131)
Excess of Private Placement Warrants fair value over purchase price	—	(3,097,200)
Change in fair value of warrant liability	12,562,468	3,911,091
Unrealized loss – treasury bills	(22,368)	—
Change in fair value of conversion option liability	(40,776)	—
Other income	195,587	—

Total other income (expense)	17,637,665	(22,932)

Net income (loss)	$8,779,014	$(1,035,380)

Basic and diluted weighted average shares outstanding; Class A ordinary shares subject to possible redemption	34,500,000	29,112,329

Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$0.20	$(0.03)

Basic and diluted weighted average shares outstanding, Class B ordinary shares	8,625,000	8,449,315

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.20	$(0.03)

The accompanying notes are an integral part of the financial statements.

F-
5

ALVARIUM TIEDEMANN HOLDINGS, INC.
(FORMERLY AS CARTESIAN GROWTH CORPORATION)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of January 1, 2021	7,187,500	$719	$24,137	$(7,948)	$16,908
Class B ordinary shares issued to Sponsor	1,437,500	144	—	—	144
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	(24,137)	(33,686,599)	(33,710,736)
Net loss	—	—	—	(1,035,380)	(1,035,380)

Balance as of December 31, 2021	8,625,000	863	—	(34,729,927)	(34,729,064)
Waived deferred underwriting fee	—	—	4,079,413	—	4,079,413
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	(2,878,625)	(2,073,906)	(4,952,531)
Net income	—	—	—	8,779,014	8,779,014

Balance as of December 31, 2022	8,625,000	$863	$1,200,788	$(28,024,819)	$(26,823,168)

The accompanying notes are an integral part of the financial statements.

F-
6

ALVARIUM TIEDEMANN HOLDINGS, INC.
(FORMERLY AS CARTESIAN GROWTH CORPORATION)
STATEMENTS OF CASH FLOWS

	Year Ended December 31,	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$8,779,014	$(1,035,380)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(4,974,899)	(31,308)
Other income	(195,587)	—
Offering costs allocated to warrants	—	868,131
Excess of private warrants fair value over purchase price	—	3,097,200
Change in fair value of warrant liability	(12,562,468)	(3,911,091)
Unrealized loss – treasury bills	22,368	—
Amortization of debt discount	32,145	—
Change in fair value of conversion option liability	40,776	—
Changes in operating assets and liabilities:
Prepaid expenses	70,406	(70,406)
Accounts payable and accrued expenses	7,822,527	174,172

Net cash used in operating activities	(965,718)	(908,682)

Cash Flows from Investing Activities:
Proceeds from sale of investment held in Trust Account	348,906,871	—
Investment of cash in Trust Account	(348,906,871)	(345,000,000)

Net cash used in investing activities	—	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting commissions	—	338,100,000
Proceeds from sale of Private Warrants	—	8,900,000
Proceeds from issuance of promissory note to Sponsor	500,000	144,890
Payment on promissory issued to Sponsor	—	(144,890)
Payment of deferred offering costs	—	(540,060)

Net cash provided by financing activities	500,000	346,459,940

Net change in cash	(465,718)	551,258
Cash, beginning of period	551,258	—

Cash, end of the period	$85,540	$551,258

Supplemental disclosure of cash flow information:
Initial classification of Class A ordinary shares subject to possible redemption	$—	$345,000,000

Remeasurement of Class A ordinary shares subject to possible redemption	$4,952,531	—

Deferred underwriting fee charged to additional paid-in capital	$—	$12,075,000

Initial classification of warrant liability	$—	$27,004,700

Waived deferred underwriting fee	$(4,079,413)	$—

The accompanying notes are an integral part of the financial statements.

F-
7

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Cartesian Growth Corporation (now known as Alvarium Tiedemann Holdings, Inc.) (the “Company”) was incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or engaging in any other similar business combination with one or more businesses (the “Business Combination”).
As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and its initial public offering (the “IPO”) which is described below and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO.
The Company’s sponsor is CGC Sponsor LLC, a Cayman Islands limited liability Company (the “Sponsor”).
On February 26, 2021, the Company consummated the IPO, including the full exercise of the over-allotment option by the underwriters on February 23, 2021, of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares and warrants included in the Units, the “Class A ordinary shares” and “Public Warrants,” respectively), at $10.00 per Unit, generating gross proceeds of $345,000,000, which is further discussed in Note 3. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant to purchase one Class A ordinary share at a price of $11.50 per whole share. The registration statements on Form S-1 (File Nos. 333-252784 and 333-253428) for the Company’s IPO were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2021.
Simultaneously with the closing of the IPO, the Company consummated the sale of 8,900,000 warrants (the “Private Warrants,” and together with the “Public Warrants,” the “Warrants”), at a price of $1.00 per Private Warrant, in a private placement to the Sponsor, generating gross proceeds of $8,900,000, which is further discussed in Note 4.
Transaction costs of the IPO amounted to $19,540,060, consisting of $6,900,000 of underwriting commission, $12,075,000 of deferred underwriting commission, and $565,060 of other offering costs.
Following the closing of the IPO on February 26, 2021, $345,000,000 (or $10.00 per Unit) of the net offering proceeds of the sale of the Units and the sale of the Private Warrants was placed in a trust account for the benefit of the Company’s public shareholders (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee. The proceeds in the Trust Account may be invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (i) the completion of an initial Business Combination, (ii) the redemption of the Class A ordinary shares if the Company is unable to complete its initial Business Combination by February 26, 2023, subject to applicable law, and (iii) the redemption of any Class A ordinary shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (a) to modify the substance or timing of the Company’s obligation to redeem 100% of the Class A ordinary shares if it does not complete its initial Business Combination by February 26, 2023 or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.
The Company will provide the holders of its outstanding Class A ordinary shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under the law or stock exchange listing requirement. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on

deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any, divided by the number of then outstanding Class A ordinary shares. The amount in the Trust Account is initially anticipated to be $
10.00
per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.
The Company will have until February 26, 2023 to complete the initial Business Combination. If the Company is unable to complete the initial Business Combination by February 26, 2023, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Class A ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less tax payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Class A ordinary shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Company’s initial shareholders, officers and directors have agreed to (i) waive their redemption rights with respect to their Class B ordinary shares, par value of $0.0001 per share (the “founder shares”) (as described in Note 3) and any Class A ordinary shares purchased during or after the IPO, in connection with the completion of the initial Business Combination, (ii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination by February 26, 2023, although they will be entitled to liquidating distributions from the Trust Account with respect to any Class A ordinary shares they acquired during or after the IPO if the Company fails to complete the initial Business Combination within the prescribed time frame, and (iii) vote any founder shares held by them and any Class A ordinary shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination. The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account.
This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company has not asked the Sponsor to reserve for such indemnification obligations. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, the Company may not be able to complete the initial Business Combination, and the public shareholders would receive such lesser amount per share in connection with any redemption of the Class A ordinary shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses
.

The Business Combination
On September 19, 2021, the Company, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Target Companies”), Rook MS LLC, a Delaware limited liability company and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”) entered into a business combination agreement (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the Company will hold Umbrella, a newly formed Delaware limited liability company for purposes of effecting the transactions contemplated by the Business Combination Agreement, which will hold the businesses of the Target Companies.
On February 11, 2022, the Company, TWMH, the TIG Entities, Alvarium, Umbrella Merger Sub and Umbrella entered into Amendment No. 1 to the Business Combination Agreement, solely to (a) amend Section 12.01(b) of the Business Combination Agreement for the purpose of extending the Outside Date, as such term is used in the Business Combination Agreement, to July 29, 2022 and (b) amend the form of Registration Rights and Lock-up Agreement attached as Exhibit F of the Business Combination Agreement for the purpose of providing that the General Lock-up Period, as such term is used in the Business Combination Agreement, will be (i) for an amount equal to forty percent (40%) of the Lock-up Shares, as such term is used in the Business Combination Agreement, one year from the closing of the Business Combination (the “Closing”), (ii) for an amount equal to thirty percent (30%)of the Lock-up Shares, two years from the Closing and (iii) for an amount equal to thirty percent (30%)of the Lock-up Shares, three years from the Closing.
On May 13, 2022, CGC, TWMH, the TIG Entities, Alvarium, Umbrella Merger Sub and Umbrella entered into Amendment No. 2 to the Business Combination Agreement, solely to amend the definitions of “Alvarium Closing Cash Adjustment,” “Available Cash,” “Companies Equity Value,” “CFO Expenses,” “Excess Transaction Expenses,” “SHP Discretionary Banking Fee,” “TIG Entities Closing Cash Adjustment,” “Transaction Expenses” and “TWMH Closing Cash Adjustment,” and to amend a certain schedule of each of the Alvarium Disclosure Schedule, the TIG Disclosure Schedule and the TWMH Disclosure Schedule.
On August 8, 2022, CGC, TWMH, the TIG Entities, Alvarium, Umbrella Merger Sub and Umbrella entered into Amendment No. 3 to the Business Combination Agreement, solely to (a) amend Section 3.07(a) of the Business Combination Agreement for the purpose of providing that 2,100,000 shares of the Alvarium Shareholders Earn-Out Consideration (as defined in the Business Combination Agreement) shall be issued at Closing and (b) amend Section 1.01 of the Business Combination Agreement to exclude from the definition of “Indebtedness” contained therein liabilities incurred or assumed by Alvarium (or the applicable subsidiary of Alvarium) in connection with the acquisition by Amalfi Bidco Limited of Prestbury Investment Partners Limited dated July 11, 2022.
On October 25, 2022, CGC, TWMH, the TIG Entities, Alvarium, Umbrella Merger Sub and Umbrella entered into an Amended & Restated Business Combination Agreement (the “A&R Business Combination Agreement”), pursuant to which, among other things, the Business Combination Agreement was amended and restated to provide that (i) at Closing, CGC shall, or shall cause Continental Stock Transfer & Trust Company to, simultaneously (a) cancel a number of Class A ordinary shares held by the Sponsor equal to the number of the Sponsor Redemption Shares (as defined in the A&R Business Combination Agreement) and (b) issue the Non-Redeeming Bonus Shares (as defined in the A&R Business Combination Agreement) on a pro rata basis by number of Non-Redeemed SPAC Class A Common Shares (as defined in the A&R Business Combination Agreement) to the holders of such Non-Redeemed SPAC Class A Common Shares (as defined in the A&R Business Combination Agreement); (ii) the term “Outside Date” shall mean January 4, 2023; (iii) 1,050,000 shares of the TWMH Members Earn-Out Consideration (as defined in the A&R Business Combination Agreement) and 1,050,000 shares of the TIG Entities Members Earn-Out Consideration (as defined in the A&R Business Combination Agreement) shall be issued at Closing (as defined in the (as defined in the

A&R Business Combination Agreement); (iv) a termination fee in an amount of $
5,500,000
 shall be payable by Alvarium (severally and not jointly) to CGC, and a termination fee in an aggregate amount of $
11,000,000
 shall be payable by the TIG Entities and TWMH (jointly and severally) to CGC, if CGC shall have terminated the A&R Business Combination Agreement pursuant to Section 12.01(b) thereof, as described more fully below under “Termination Fee”; (v) on the Closing Date (as defined in the A&R Business Combination Agreement), immediately following the Alvarium Exchange Effective Time (as defined in the A&R Business Combination Agreement) but prior to the Umbrella Merger, CGC shall contribute SPAC Class B Common Stock (as defined in the A&R Business Combination Agreement) and cash to a newly formed wholly owned Delaware corporation (“SPAC Holdings”), which SPAC Holdings shall then contribute to Umbrella Merger Sub; (vi)
11,788,132
 shares of SPAC Class A Common Stock (as defined in the A&R Business Combination Agreement) shall be initially reserved for the post-combination company’s equity incentive plan and
1,813,559
 shares of SPAC Class A Common Stock shall be initially reserved for the post-combination company’s employee stock purchase plan; and (vii) in addition, the form of Registration Rights and Lock-Up Agreement attached as Exhibit F to the A&R Business Combination Agreement was amended to reduce from
100
% to
50
% the percentage of Lock-Up Shares held by the Inactive Target Holders (as defined therein) that are restricted from transfer thereunder.
On January 3, 2023 (the “Closing Date”), Cartesian Growth Corporation, a Cayman Islands exempted company (“Cartesian” or the “Company”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Amended and Restated Business Combination Agreement, dated as of October 25, 2022 (as amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Cartesian, Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Target Companies” and each a “Target Company”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”). In connection with the Business Combination, Cartesian was renamed “Alvarium Tiedemann Holdings, Inc.” (the “Company”). As used herein, the “Company” refers to Cartesian Growth Corporation as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which in connection with the Domestication and simultaneously with the Business Combination, changed its corporate name to “Alvarium Tiedemann Holdings, Inc”
(see Note 10).
Prior to the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement:

•
On December 30, 2022 (the business day before the Closing Date), Cartesian effected a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Cartesian’s jurisdiction of registration was changed from the Cayman Islands to the State of Delaware (the “Domestication”). As a result of and upon the effective time of the Domestication, among other things, each Class A ordinary share, par value $0.0001 per share, of Cartesian outstanding was converted into the right to receive one share of Class A common stock, par value $0.0001 per share, of Cartesian (the “Class A Common Stock”), and Cartesian was renamed “Alvarium Tiedemann Holdings, Inc.”

•
On January 3, 2023, TWMH and the TIG Entities effected a reorganization (the “TWMH/TIG Entities Reorganization”) such that TWMH and the TIG Entities became wholly owned direct or indirect subsidiaries of Umbrella and Umbrella became owned solely by the members of TWMH (the “TWMH Members”), the members of TIG GP (the “TIG GP Members”) and the members of TIG MGMT (the “TIG MGMT Members”);

•
On January 3, 2023, Alvarium effected a reorganization such that Alvarium became the wholly owned indirect subsidiary of an Isle of Man entity (“Alvarium Topco”), and Alvarium Topco became owned solely by the shareholders of Alvarium (the “Alvarium Reorganization”); and

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On the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement:

•
TIG MGMT, TIG GP and Umbrella entered into a distribution agreement, pursuant to which (a) TIG MGMT distributed to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it held through its strategic investments in External Strategic Managers, and (b) TIG GP distributed to Umbrella all of the issued and outstanding shares or interests that it held through its strategic investment in an External Strategic Manager;

•
Each shareholder of Alvarium Topco exchanged his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock (the “Alvarium Exchange”). Upon the consummation of the Alvarium Exchange, Alvarium Topco became a direct wholly-owned subsidiary of Cartesian;

•
Cartesian contributed shares of Class B Common Stock and cash to a newly formed wholly owned Delaware corporation (“Cartesian Holdco”) and Cartesian HoldCo subsequently contributed all shares of Class B Common Stock and cash to Umbrella Merger Sub;

•
Immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub merged with and into Umbrella, with Umbrella surviving such merger as an indirect subsidiary of Cartesian (the “Umbrella Merger”);

•
Immediately following the Alvarium Exchange and the Umbrella Merger, Cartesian and Umbrella entered into the Alvarium Contribution Agreement, pursuant to which (a) Cartesian contributed all of the issued and outstanding shares of Alvarium Topco that it held to Umbrella, (b) upon the consummation of the Alvarium Contribution, Alvarium Topco became a wholly-owned subsidiary of Umbrella; and

•
In accordance with the Sponsor Support Agreement, Cartesian simultaneously (i) canceled a number of SPAC Class A Ordinary Shares held by Sponsor equal to the number of Sponsor Redemption Shares and (ii) issued the Non-Redeeming Bonus Shares to holders of Non-Redeemed Cartesian Class A Common Shares on a pro-rata basis based on the number of Non-Redeemed SPAC Class A Common Shares held by such holders. The effective issuance rate of Non-Redeeming Bonus Shares was 0.121617 Non-Redeeming Bonus Share per Non-Redeemed SPAC Class A Common Share. Any fractional shares were rounded down to the nearest whole share.

On January 3, 2023, following the Closing, Alvarium Holdings LLC (which was renamed Alvarium Tiedemann Holdings, LLC) became the wholly owned direct subsidiary of Umbrella.
Amended and Restated Business Combination Agreement
Pursuant to the A&R Business Combination Agreement, among other things, (i) prior to the closing of the A&R Business Combination Agreement, TWMH and the TIG Entities will take, or cause to be taken, all actions necessary to implement a reorganization such that TWMH and the TIG Entities shall be wholly owned direct or indirect subsidiaries of Umbrella and Umbrella shall be owned solely by the members of TWMH, the members of TIG GP and the members of TIG MGMT; (ii) prior to the Closing, Alvarium will take, or cause to be taken, all actions necessary to implement a reorganization such that Alvarium will be the wholly owned indirect subsidiary of a newly formed Isle of Man entity (“Alvarium Topco”), and Alvarium Topco will be owned solely by the shareholders of Alvarium; (iii) on the business day prior to the Closing Date, we will domesticate as a corporation formed under the laws of the State of Delaware and deregister as an exempted company incorporated under the laws of the Cayman Islands, pursuant to which each Class A ordinary share outstanding shall be converted into the right to receive one share of Class A Common Stock and we will be renamed “Alvarium Tiedemann Holdings, Inc.”; (iv) at the Closing, TIG MGMT, TIG GP and Umbrella will enter into a Distribution Agreement, pursuant to which (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding

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shares or partnership interests, as applicable, that it holds through its strategic investments in External Strategic Managers (as defined in the A&R Business Combination Agreement), and (b) TIG GP will distribute to Umbrella all of the issued and outstanding shares or interests that it holds through its strategic investment in an External Strategic Manager; (v) at the Closing, (a) each Alvarium Shareholder (other than the Alvarium Class C Shareholder (as defined in the A&R Business Combination Agreement) will exchange his, her or its (1) ordinary shares of Alvarium Topco and (2) Class A Shares of Alvarium Topco and (b) the Alvarium Class C Shareholder will exchange his, her or its Alvarium Class C Share, and upon the consummation of the Alvarium Exchange (as defined in the A&R Business Combination Agreement) and the Alvarium Class C Shareholder Exchange (as defined in the A&R Business Combination Agreement), Alvarium Topco will become our direct wholly-owned subsidiary; (vi) at the Closing, we will contribute shares of Class B Common Stock and cash to a newly formed wholly owned Delaware corporation; (vii) at the Closing, immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as our direct subsidiary; (viii) at the Closing, following the Alvarium Exchange and the Umbrella Merger, we and Umbrella will enter into the Alvarium Contribution Agreement, pursuant to which (a) we will contribute all of the issued and outstanding shares of Alvarium Topco that we hold to Umbrella, (b) upon the consummation of the Alvarium Contribution (as defined in the A&R Business Combination Agreement), Alvarium Topco will become a wholly-owned subsidiary of Umbrella, and (c) following the Closing, Alvarium Topco will be liquidated, whereupon Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella (collectively, the “Proposed Business Combination”).
The consummation of the transactions contemplated by the Business Combination Agreement is subject to customary conditions, representations and warranties, covenants and closing conditions in the Business Combination Agreement, including, but not limited to, approval by our shareholders of the Business Combination Agreement, the effectiveness of a registration statement on Form S-4 (File No. 333-262644), which was initially filed with the SEC on February 11, 2022, in connection with the Proposed Business Combination, and other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close materially before our mandatory liquidation date. The Company filed amendments to the Form S-4 with the SEC on May 13, 2022, June 27, 2022, July 25, 2022 and August 8, 2022. On October 17, 2022, the SEC declared effective the Form S-4 and the Company commenced mailing the definitive proxy statement/prospectus relating to the Company’s extraordinary general meeting to be held on November 17, 2022 in connection with the Business Combination.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, we entered into subscription agreements (the “PIPE Subscription Agreements”) with certain investors (each a “PIPE Investor”) to purchase, following the Domestication, Class A Common Stock (such shares, collectively, “PIPE Shares”) in an aggregate value of $164,999,807, representing 16,936,715 PIPE Shares at a price of $9.80 per share.
The closing of the sale of PIPE Shares (the “PIPE Closing”) will occur immediately prior to the Closing. The PIPE Closing will be subject to customary conditions, including, but not limited to:

i.
all representations and warranties of us and the PIPE Investor contained in the relevant PIPE Subscription Agreement will be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the PIPE Subscription Agreements), which representations and warranties will be true in all respects) at, and as of, the PIPE Closing;

ii.	all conditions precedent to the Closing will have been satisfied or waived; and

iii.
without the consent of the PIPE Investor, the Business Combination Agreement cannot be amended, modified or waived in a manner that reasonably would be expected to materially and adversely affect the economic benefits the PIPE Investor reasonably would expect to receive under the PIPE Subscription Agreement.

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Pursuant to the PIPE Subscription Agreements, we agreed that, within 45 calendar days after the consummation of the Proposed Business Combination, we will file with the SEC a registration statement registering the resale of the PIPE Shares, and we will use our commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof; provided, however, that our obligations to include the shares held by a PIPE Investor in such registration statement will be contingent upon the respective PIPE Investor furnishing in writing to us such information regarding the PIPE Investor, the securities held by such PIPE Investor and the intended method of disposition of the shares, as will be reasonably requested by us to effect the registration of such shares, and will execute such documents in connection with such registration, as us may reasonably request that are customary of a selling shareholder in similar situations.
Each PIPE Subscription Agreement will terminate upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the PIPE Subscription Agreement; or (iii) if any of the conditions to PIPE Closing set forth in Sections 3.2 and 3.3 of such PIPE Subscription Agreement are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by such PIPE Subscription Agreement are not consummated at the PIPE Closing.
On October 25, 2022, we amended each of the PIPE Subscription Agreements, solely to redefine “Subscribed Shares” in the PIPE Subscription Agreements to refer to the sum of the Base Share Number (as defined therein) plus a number of Shares (as defined in the Sponsor Support Agreement dated September 19, 2021 (the “Original Sponsor Support Agreement”)) forfeited pursuant to Section 3 of the Original Sponsor Support Agreement, multiplied by (b) a fraction (i) the numerator of which is the Base Share Number and (ii) the denominator of which is the sum of the number of the Non-Redeemed SPAC Class A Common Shares and the number of Private Placement Shares (each as defined therein).
Registration Statement on Form S-4
The Company filed a registration statement on Form S-4 (File No. 333-262644) (the “Form S-4”) with the SEC on February 11, 2022, in connection with the Business Combination Agreement. The consummation of the transactions contemplated by the Business Combination Agreement is subject to customary conditions, representations and warranties, covenants and closing conditions in the Business Combination Agreement, including, but not limited to, approval by the Company’s shareholders of the Business Combination Agreement, the effectiveness of the Form S-4, and other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close materially before the Company’s mandatory liquidation date. The Company filed amendments to the Form S-4with the SEC on May 13, 2022, June 27, 2022, July 25, 2022 and August 8, 2022. On October 17, 2022, the SEC declared effective the Form S-4 and the Company commenced mailing the definitive proxy statement/prospectus relating to the Company’s extraordinary general meeting to be held on November 17, 2022 in connection with the Business Combination.
On November 17, 2022, Cartesian Growth Corporation (the “Company”) held an extraordinary general meeting of shareholders (the “Special Meeting”) in connection with the Business Combination Agreement, relating to a proposed business combination between inter alios, the Company, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Companies”), Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”), as described in the proxy statement filed by the Company with the SEC on October 17, 2022 (the “Proxy Statement”). Present at the Special Meeting were holders of 33,707,929 of the Company’s Ordinary Shares (the “Ordinary Shares”) in person or by proxy, representing 78.163% of the voting power of the Ordinary Shares as of August 31, 2022, the record date for the Special Meeting (the “Record Date”), and constituting a quorum for the transaction of business. As of the Record Date, there were 43,125,000 Ordinary Shares issued and outstanding.

At the Special Meeting, the Company’s shareholders approved the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Election of Directors Proposal, in each case as defined and described in greater detail in the Proxy Statement. The Advisory Charter Proposals, as defined and described in greater detail in the Proxy Statement, contained seven non-binding advisory proposals. The Adjournment Proposal, as defined and described in greater detail in the Proxy Statement, was not presented to the Company’s shareholders as the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Election of Directors Proposal each received a sufficient number of votes for approval.
PIPE Investment
As previously announced, on September 19, 2021, concurrently with the execution of the Business Combination Agreement, Cartesian entered into subscription agreements, as amended on October 25, 2022 (each, as amended, supplemented, or otherwise modified from time to time, a “Subscription Agreement”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors collectively subscribed for
16,936,715
shares of Class A Common Stock (the “PIPE Shares”) at a purchase price of $
9.80
per share, for an aggregate purchase price equal to $
164,999,807
(the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination. Upon the closing

of the PIPE Investment, Cartesian simultaneously (i) canceled a number of SPAC Class A Ordinary Shares held by Sponsor equal to the number of Sponsor Redemption Shares and (ii) issued to the PIPE Investors an amount of shares equal to the number of PIPE Shares, divided by the sum of the number of the Non-Redeemed SPAC Class A Common Shares and the number of PIPE Shares, on a pro-rata basis based on the number of PIPE Shares held by such PIPE Investors (the “PIPE Bonus Shares”) (see Note 10).
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the COVID-19 pandemic could have a negative effect on the Company’s financial position, results of operations and/or its ability to consummate an initial Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
The military conflict commenced in February 2022 by the Russian Federation in Ukraine has created and is expected to create further global economic consequences, including but not limited to the possibility of extreme volatility and disruptions in the financial markets, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. Such global consequences may materially and adversely affect the Company’s ability to consummate an initial Business Combination, or the operations of a target business with which the Company ultimately consummates an initial Business Combination. In addition, the Company’s ability to consummate an initial Business Combination may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the global economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate an initial Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”), which, among other things, imposes a 1% excise tax on any domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because the combined company will be a Delaware corporation and the Company’s securities are expected to trade on Nasdaq following the Business Combination, the Company will be a “covered corporation” within the meaning of the Inflation Reduction Act following the Business Combination. While not free from doubt, absent any further guidance from Congress, the Excise Tax may apply to any redemptions of its Class A ordinary shares after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available.
Issuances of securities in connection with the Business Combination are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. Consequently, the Excise Tax may make a transaction with the Company less appealing to potential business combination targets. Further, the application of the Excise Tax in the event of a liquidation is uncertain.
Liquidity
As of December 31, 2022, the Company had $85,540 in its operating bank account and working capital deficit of $7,919,107.
On January 3, 2023, the Company consummated its Business Combination therefore substantial doubt about the Company’s ability to continue as a going concern was alleviated.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $85,540 and $551,258 as of December 31, 2022 and 2021, respectively. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage. The Company has not experienced losses on this account.
Cash and Marketable Securities Held in Trust Account
Through December 29, 2022 and at December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which invest in U.S. Treasury securities. At December 31, 2022, substantially all of the assets held in the Trust account were transferred and held in the cash in preparation for the Business Combination closing date.
Convertible Debt
The Company accounts for promissory note that feature conversion options in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging” (“ASC 815”). ASC 815 requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. These criteria include circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) a promissory note that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.
Warrant Liabilities
The Company evaluates the Warrants (which are discussed in Note 3, Note 4 and Note 9), in accordance with FASB ASC Topic 815-40, “Derivatives and Hedging, Contracts in Entity’s Own Equity” (“ASC 815-40”) and concluded that a provision in its warrant agreement related to certain tender or exchange offers precludes the

Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815-40, the Warrants are recorded as derivative liabilities on the balance sheets and measured at fair value at inception (the date of the IPO) and at each reporting date in accordance with FASB ASC Topic 820, “Fair Value Measurement,” with changes in fair value recognized in the statements of operations in the period of change
.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the FASBASC 340-10-S99-1. Offering costs consisted of legal fees, accounting fees, underwriting fees and other costs incurred through the IPO that were directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A ordinary shares were charged to temporary equity upon the completion of the IPO.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. All of the 34,500,000 Class A ordinary shares contain a redemption feature which allows for the redemption of such Class A ordinary shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, at December 31, 2022 and 2021, all Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

As of December 31, 2022 and 2021, the Class A ordinary shares subject to redemption reflected on the balance sheets are reconciled in the following table:

Gross Proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	(15,007,500)
Class A ordinary shares issuance costs	(18,671,929)
Plus:
Remeasurement of carrying value to redemption value	33,679,429
Interest earned on Trust Account	31,308

Class A ordinary shares subject to possible redemption at December 31, 2021	$345,031,308
Interest earned on Trust Account	4,952,531

Class A ordinary shares subject to possible redemption at December 31, 2022	$349,983,839

Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Fair Value of Financial Instruments
The Company follows the guidance in FASB ASC Topic 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of certain of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable

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inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 –Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
Level 2 –Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
Level 3 –Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
See Note 9 for additional information on assets and liabilities measured at fair value.
Net Income (Loss) per Share
The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net (loss) income per share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period. The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of the 20,400,000 Class A ordinary shares underlying the 11,500,000 Warrants and the 8,900,000 Private Warrants, in the calculation of diluted net (loss) income per share, since the exercise of the Warrants is contingent upon the occurrence of future events. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the period presented.
The Company’s statements of operations apply the two-class method in calculating net (loss) income per share. Basic and diluted net (loss) income per Class A ordinary share and Class B ordinary share is calculated by dividing net (loss) income attributable to the Company by the weighted average number of Class A ordinary shares and Class B ordinary shares outstanding, allocated proportionally to each class of shares.
Reconciliation of Net (Loss) Income per Share
The Company’s net (loss) income is adjusted for the portion of net (loss) income that is allocable to each class of shares. The allocable net (loss) income is calculated by multiplying net (loss) income by the ratio of weighted average number of shares outstanding attributable to Class A ordinary shares and Class B ordinary shares to the total weighted average number of shares outstanding for the period. Remeasurement of the carrying value of Class A ordinary shares to redemption value is excluded from net (loss) income per ordinary share because the redemption value approximates fair value.

Accordingly, basic and diluted (loss) income per ordinary share is calculated as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Class A Ordinary Shares
Numerator: Net income (loss) allocable to Class A ordinary shares
Net income (loss)	$8,779,014	$(1,035,380)
Less: Allocation of net income (loss) to Class B ordinary shares	(1,755,803)	(232,904)

Proportionate share of net income (loss)	$7,023,211	$(802,476)

Denominator: Weighted Average Class A ordinary shares
Basic and diluted weighted average shares outstanding	34,500,000	29,112,329

Basic and diluted net income (loss) per share	$0.20	$(0.03)

Class B Ordinary Shares
Numerator: Net income (loss) allocable to Class B ordinary shares
Net income (loss)	$8,779,014	$(1,035,380)
Less: Allocation of net income (loss) to Class A ordinary shares	(7,023,211)	(802,476)

Proportionate share of net income (loss)	$1, 755,803	$(232,904)
Denominator: Weighted Average Class B ordinary shares
Basic and diluted weighted average shares outstanding	8,625,000	8,449,315

Basic and diluted net income (loss) per share	$0.20	$(0.03)

Recent Accounting Pronouncements
The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements
.
NOTE 3. INITIAL PUBLIC OFFERING
Public Units
On February 26, 2021, upon the consummation of the IPO, the Company sold
34,500,000
Units, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional
4,500,000
Units, at a purchase price of $
10.00
per Unit. Each Unit consists of one Class A ordinary share,

and one-third of

one redeemable Warrant to purchase one Class A ordinary share.
Public Warrants
Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The Public Warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

In addition, if (i) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder;

•
if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations. and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying the Warrants.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 8,900,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $8,900,000, in a private placement. A portion of the proceeds from the sale of the Private Warrants was added to the proceeds from the IPO held in the Trust Account.

F-2
2

The Private Warrants are identical to the Public Warrants, except that the Private Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
The initial shareholders, officers, directors and independent directors have agreed to waive their redemption rights with respect to any Class A ordinary shares they may acquire during or after the IPO, in connection with the completion of the initial Business Combination. If the Company does not complete the initial Business Combination within the applicable time period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Class A ordinary shares.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 31, 2020, the Company issued an aggregate of 7,187,500 founder shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.003 per share, in cash. In February 2021, the Sponsor transferred an aggregate of 75,000 founder shares to its independent directors. On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders held 8,625,000 founder shares, including up to 1,125,000 founder shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ full exercise of their over-allotment option on February 26, 2021, none of the Class B ordinary shares are subject to forfeiture any longer.
The initial shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any30-tradingday period commencing at least 150 days after the initial Business Combination, or (ii) the Company consummates a subsequent liquidation, merger, capital stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Promissory Note
On December 31, 2020, the Sponsor issued to the Company an unsecured promissory note to borrow up to $250,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of September 30, 2021 or the closing of the IPO. As of February 26, 2021, the Company had borrowings of $144,890 under the promissory note, and on February 26, 2021, repaid the $144,890 from the proceeds of the IPO.
Working Capital Loans
In order to fund working capital deficiencies or finance transaction costs in connection with an initial Business Combination, the Sponsor, the Company’s officers, directors or their affiliates may, but are not obligated to, loan the Company funds from time to time as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the

Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants.
On May 25, 2022, the Company issued an unsecured promissory note (the “Working Capital Note”) in the principal amount of $500,000 to the Sponsor, which was funded in its entirety by the Sponsor upon execution of the Working Capital Note. The Working Capital Note does not bear interest and the principal balance will be payable on the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective (such earlier date, the “Maturity Date”). In the event the Company consummates its initial Business Combination, the Sponsor has the option, on the Maturity Date, to convert all or any portion of the principal outstanding under the Working Capital Note into that number of warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Working Capital Note being converted, divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the Private Warrants, including the transfer restrictions applicable thereto. The Working Capital Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Working Capital Note and all other sums payable with regard to the Working Capital Note becoming immediately due and payable. The issuance of the Working Capital Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
As of December 31, 2022 and 2021, the Company had $
490,814
and $
0
borrowings under the Working Capital Note, net of debt discount of $
32,145
and $
0
, respectively.
On January 3, 2023, the outstanding working capital Note was paid in full (see Note 10).
Administrative Services Agreement
The Company agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial support and administrative services. The Company began incurring these fees on February 23, 2021 and will continue to incur these fees monthly until the earlier of the completion of an initial Business Combination and the Company’s liquidation. For the year ended December 31, 2022 and 2021, the Company has paid $120,000 and $100,000 in such fees, respectively.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Underwriting Agreement
The underwriter had a 45-day option from the date of the IPO to purchase up to an aggregate of 4,500,000 additional Units at the public offering price less the underwriting commissions. On February 26, 2021, the underwriter fully exercised its over-allotment option.
Upon consummation of the IPO on February 26, 2021, the underwriters were paid a cash underwriting fee of 2.0% of the gross proceeds of the IPO, or $6,900,000 in the aggregate.
The underwriters of the IPO are entitled to a deferred underwriting commission of 3.5% of the gross proceeds of the IPO, or $12,075,000 in the aggregate. Subject to the terms of the underwriting agreement, the deferred underwriting commission will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, and the deferred underwriting commission will be waived by the underwriters in the event that the Company does a Business Combination.
On November 14, 2022, the Company and underwriter executed a deferred underwriting commission modification letter confirming the underwriter’s forfeiture collectively of $4,275,000 of the $12,075,000 of deferred underwriting commission that would otherwise be payable to it at the closing of Business Combination. As a result, the Company recognized $195,857 of other income and $4,079,413 was recorded to additional paid-in capital in relation to the forfeiture of a portion of underwriting fee commission in the accompanying financial statements. As of December 31, 2022 and 2021, the outstanding deferred underwriting fee payable were $7,800,000 and $12,075,000, respectively.
On January 3, 2023, the outstanding deferred underwriting fee totaling to $7,800,000 was paid in full
(see Note 10).
Registration Rights
On February 23, 2021, the Company entered into a registration rights agreement with respect to the Founder Shares, the Private Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of Working Capital Loans), which requires the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares).
Pursuant to such registration rights agreement, the holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Financial Advisor Engagements and Resignations
On September 19, 2021, the Company engaged BofA Securities, Inc. (“BofA”) as its financial (M&A) advisor in connection with the Business Combination. Pursuant to this engagement, the Company agreed to pay to BofA an advisory fee of $3,000,000, contingent and payable upon the closing of a Business Combination. On May 13, 2022, BofA resigned from its role as financial (M&A) advisor to the Company and waived any fees to which it was entitled pursuant to its engagement, and BofA and the Company mutually terminated the engagement letter entered into in connection therewith.
On September 19, 2021, the Company engaged BofA as its capital markets advisor in connection with the Business Combination. Pursuant to this engagement, the Company will pay no additional compensation to BofA. On May 13, 2022, BofA resigned from its role as capital markets advisor to the Company for which it was not entitled to any fee, and BofA and the Company mutually terminated the engagement letter entered into in connection therewith.
NOTE 7. CLASS A ORDINARY SHARE SUBJECT TO POSSIBLE REDEMPTION
Class A Ordinary Shares
— The Company is authorized to issue up to 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At each of December 31, 2022 and 2021 there were 34,500,000 issued and outstanding. Of the 34,500,000 issued and outstanding Class A ordinary shares, 34,500,000 shares are subject to possible redemption at December 31, 2022 and 2021 and, therefore, classified outside of permanent equity. At December 31, 2022 and 2021, all Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

NOTE 8. SHAREHOLDERS’ DEFICIT
Preference Shares
— The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class B Ordinary Shares
— The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 8,625,000 Class B ordinary shares issued and outstanding. On February 23, 2021, the Company effectuated a recapitalization resulting in the initial shareholders holding 8,625,000 Class B ordinary shares, including up to 1,125,000 founder shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ full exercise of their over-allotment option on February 26, 2021, none of the Class B ordinary shares are subject to forfeiture any longer.
Prior to an initial Business Combination, only holders of Class B ordinary shares will be entitled to vote on the appointment of directors and may remove a member of the Company’s board of directors for any reason prior to the consummation of an initial Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands, as amended from time to time, or applicable share exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20%ofthe sum of (i) the total number of the Company’s ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller of a target business in the initial Business Combination and any warrants issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9. FAIR VALUE MEASUREMENTS
The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash held in Trust Account	$349,983,839	$349,983,839	$—	$—

Liabilities:
Public Warrants Liability	$5,882,250	$5,882,250	$—	$—
Private Warrants Liability	4,648,890	—	—	4,648,890

	$10,531,140	$5,882,250	$—	$4,648,890

	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$345,031,308	$345,031,308	$—	$—

Liabilities:
Public Warrants Liability	$12,765,000	$12,765,000	$—	$—
Private Warrants Liability	10,328,609	—	—	10,328,609

	$23,093,609	$12,765,000	$—	$10,328,609

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.
The Company established the initial fair value of the Public Warrants and Private Warrants on February 26, 2021, the date of the Company’s IPO, using a Monte Carlo simulation model. As of December 31, 2022 and 2021, the fair value for the Private Warrants was estimated using a Monte Carlo simulation model, and the fair value of the Public Warrants by reference to the quoted market price. The Public Warrants and Private Warrants were classified as Level 3 at the initial measurement date, and the Private Warrants were classified as Level 3 as of December 31, 2022 and 2021 due to the use of unobservable inputs. For the period ended December 31, 2021, the Public Warrants were reclassified from a Level 3 to a Level 1 classification due to the use of the observed trading price of the separated Public Warrants. For the year ended December 31, 2022, there were no transfers between Levels 1, 2 or 3.
The following table presents the changes Level 3 liabilities for the year ended December 31, 2022:

Fair Value at January 1, 2022	$10,328,609
Change in fair value	(5,679,719)

Fair Value at December 31, 2022	$4,648,890

The following table presents the changes Level 3 liabilities for the year ended December 31, 2021:

Fair Value at January 1, 2021	$—
Initial fair value of Public Warrants and Private Warrants	27,004,700
Transfer of Public Warrants to Level 1	(15,007,500)
Change in fair value	(1,668,591)

Fair Value at December 31, 2021	$10,328,609

The key inputs into the Monte Carlo simulation model as of December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Risk-free interest rate	4.70%	1.30%
Expected term remaining (years)	0.46	5.49
Expected volatility	22.5%	17.5%
Trading stock price	$10.91	$9.88

The Company utilizes a Monte Carlo simulation model to estimate the fair value of the conversion feature of the Working Capital Note, which is required to be recorded at its initial fair value on the date of issuance and each balance sheet date thereafter. Changes in the estimated fair value of the conversion feature of the Working Capital Note are recognized as non-cash gains or losses in the statements of operations.
The key assumptions in the Monte Carlo simulation model relate to the expected trading share-price volatility of the Class A ordinary shares, risk-free interest rate, strike price – warrants and debt conversion, expected term of the warrants and the probability of consummation of a Business Combination. The expected trading share-price volatility of the Class A ordinary shares is based on the average trading share price volatility of shares of special purpose acquisition companies (SPACs) that are searching for a target to consummate a business combination. The risk-free interest rate is based on interpolation of U.S. Treasury yields with a term commensurate with the term of the warrants. The Company anticipates the dividend yield to be zero. The expected term of the warrants is assumed to be the timing and likelihood of consummating a Business Combination.
The estimated fair value of the conversion feature of the Working Capital Note as of issuance and for the period ended
May 25, 2022 and
December

31, 2022 are $
41,331
and $
82,107
, respectively.
The following are the primary assumptions used for the valuation of the conversion feature of the Working Capital Note:

	May 25, 2022	December 31, 2022
Warrant Valuation Terms
Risk-free interest rate	2.72%	4.70%
Expected term remaining (years)	5.32	0.46
Expected volatility	10.9%	22.5%
Trading share price	$9.77	$10.91

	May 25, 2022	December 31, 2022
Compound Option Terms
Strike price – debt conversion	$1.00	$1.00
Strike price – warrants	$11.50	$11.50
Term – debt conversion	0.32	0.01
Term – warrant conversion	5.32	5.01
Probability of consummation of a Business Combination	90%	99%
Probability of consummation of a Business Combination – Target Date 11/30/2022 and 1/4/2023	90%	99%
Probability of consummation of a Business Combination – Target Date 2/28/2023 and 1/31/2023	10%	1%
The following table presents the changes in the fair value of the Level 3 conversion option:

Fair value at May 25, 2022 (date of issuance)	$41,331
Change in fair value	40,776

Fair value at December 31, 2022	$82,107

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the period ended December 31, 2022 for the conversion feature of the Working Capital
Note
.

NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
The Business Combination
On January 3, 2023 (the “Closing Date”), Cartesian Growth Corporation, a Cayman Islands exempted company (“Cartesian” or the “Company”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Amended and Restated Business Combination Agreement, dated as of October 25, 2022 (as amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Cartesian, Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Target Companies” and each a “Target Company”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”). In connection with the Business Combination, Cartesian was renamed “Alvarium Tiedemann Holdings, Inc.” (the “Company”). As used herein, the “Company” refers to Cartesian Growth Corporation as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which in connection with the Domestication and simultaneously with the Business Combination, changed its corporate name to “Alvarium Tiedemann Holdings, Inc”.
Prior to the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement:

•
On December 30, 2022 (the business day before the Closing Date), Cartesian effected a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Cartesian’s jurisdiction of registration was changed from the Cayman Islands to the State of Delaware (the “Domestication”). As a result of and upon the effective time of the Domestication, among other things, each Class A ordinary share, par value $0.0001 per share, of Cartesian outstanding was converted into the right to receive one share of Class A common stock, par value $0.0001 per share, of Cartesian (the “Class A Common Stock”), and Cartesian was renamed “Alvarium Tiedemann Holdings, Inc.”

•
On January 3, 2023, TWMH and the TIG Entities effected a reorganization (the “TWMH/TIG Entities Reorganization”) such that TWMH and the TIG Entities became wholly owned direct or indirect subsidiaries of Umbrella and Umbrella became owned solely by the members of TWMH (the “TWMH Members”), the members of TIG GP (the “TIG GP Members”) and the members of TIG MGMT (the “TIG MGMT Members”); and

•
On January 3, 2023, Alvarium effected a reorganization such that Alvarium became the wholly owned indirect subsidiary of an Isle of Man entity (“Alvarium Topco”), and Alvarium Topco became owned solely by the shareholders of Alvarium (the “Alvarium Reorganization”).

On the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement:

•
TIG MGMT, TIG GP and Umbrella entered into a distribution agreement, pursuant to which (a) TIG MGMT distributed to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it held through its strategic investments in External Strategic Managers, and (b) TIG GP distributed to Umbrella all of the issued and outstanding shares or interests that it held through its strategic investment in an External Strategic Manager;

•
Each shareholder of Alvarium Topco exchanged his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock (the “Alvarium Exchange”). Upon the consummation of the Alvarium Exchange, Alvarium Topco became a direct wholly-owned subsidiary of Cartesian;

•
Cartesian contributed shares of Class B Common Stock and cash to a newly formed wholly owned Delaware corporation (“Cartesian Holdco”) and Cartesian HoldCo subsequently contributed all shares of Class B Common Stock and cash to Umbrella Merger Sub;

•
Immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub merged with and into Umbrella, with Umbrella surviving such merger as an indirect subsidiary of Cartesian (the “Umbrella Merger”);

•
Immediately following the Alvarium Exchange and the Umbrella Merger, Cartesian and Umbrella entered into the Alvarium Contribution Agreement, pursuant to which (a) Cartesian contributed all of the issued and outstanding shares of Alvarium Topco that it held to Umbrella, (b) upon the consummation of the Alvarium Contribution, Alvarium Topco became a wholly-owned subsidiary of Umbrella; and

•
In accordance with the Sponsor Support Agreement, Cartesian simultaneously (i) canceled a number of SPAC Class A Ordinary Shares held by Sponsor equal to the number of Sponsor Redemption Shares and (ii) issued the Non-Redeeming Bonus Shares to holders of Non-Redeemed Cartesian Class A Common Shares on a pro-rata basis based on the number of Non-Redeemed SPAC Class A Common Shares held by such holders. The effective issuance rate of Non-Redeeming Bonus Shares was 0.121617 Non-Redeeming Bonus Share per Non-Redeemed SPAC Class A Common Share. Any fractional shares were rounded down to the nearest whole share.

On January 3, 2023, following the Closing, Alvarium Holdings LLC (which was renamed Alvarium Tiedemann Holdings, LLC) became the wholly owned direct subsidiary of Umbrella.
PIPE Investment
As previously announced, on September 19, 2021, concurrently with the execution of the Business Combination Agreement, Cartesian entered into subscription agreements, as amended on October 25, 2022 (each, as amended, supplemented, or otherwise modified from time to time, a “Subscription Agreement”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, on the terms and subject to the conditions therein, the PIPE

Investors collectively subscribed for
16,936,715
shares of Class A Common Stock (the “PIPE Shares”) at a purchase price of $
9.80
per share, for an aggregate purchase price equal to $
164,999,807
(the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination. Upon the Closing of the PIPE Investment, Cartesian simultaneously (i) canceled a number of SPAC Class A Ordinary Shares held by Sponsor equal to the number of Sponsor Redemption Shares and (ii) issued to the PIPE Investors an amount of shares equal to the number of PIPE Shares, divided by the sum of the number of the Non-Redeemed SPAC Class A Common Shares and the number of PIPE Shares, on a pro-rata basis based on the number of PIPE Shares held by such PIPE Investors (the “PIPE Bonus Shares”).
Working Capital Loans
On January 3, 2023, the outstanding working capital Note was paid in full.
Underwriting Agreement
On January 3, 2023, the outstanding deferred underwriting fee totaling to $7,800,000 was paid in full.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2022, 2021 and 2020

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

KPMG LLP

1601 Market Street

Philadelphia, PA 19103-2499

Report of Independent Registered Public Accounting Firm

To the Managing Board and Members

Tiedemann Wealth Management Holdings, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of Tiedemann Wealth Management Holdings, LLC and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2000.

Philadelphia, Pennsylvania

March 31, 2023

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2022 and December 31, 2021

Assets	2022	2021
Cash and cash equivalents	$7,130,936	8,040,237
Investments at fair value	144,905	1,045,272
Equity method investments	51,600	1,563,918
Fees receivable	19,539,591	20,018,781
Right-of-use assets	10,095,042	—
Intangible assets, net	20,578,203	15,483,147
Goodwill	25,464,386	22,184,797
Fixed assets, net	974,961	1,217,659
Notes receivable from members	1,161,303	1,701,994
Related party receivable	4,005,329	2,532,828
Other assets	2,601,184	1,268,212
Fair value of interest rate swap	241,225	—

Total assets	$91,988,665	75,056,845

Liabilities and Members’ Capital
Accrued compensation and profit sharing	$15,659,763	13,214,485
Accrued member distributions payable	11,421,836	4,000,000
Accounts payable and accrued expenses	8,073,238	4,439,168
Lease liabilities	10,712,588	—
Earn-in consideration, at fair value	1,519,400	—
Payable to equity method investees	—	1,042,608
Payable under delayed share purchase agreement	1,818,440	—
Term notes, line of credit and promissory notes	21,187,122	11,697,122
Fair value of payout right	3,661,576	—
Fair value of interest rate swap	—	34,502
Deferred tax liability, net	82,270	106,988
Deferred rent	—	500,912

Total liabilities	74,136,233	35,035,785

Commitments and contingencies (Note 11)
Members’ capital – Class A	2,548	5,711
Members’ capital – Class B	18,607,325	39,582,385

Total members’ capital	18,609,873	39,588,096
Accumulated other comprehensive income	(1,077,289)	—
Non-controlling interest	319,848	432,964

Total equity	17,852,432	40,021,060

Total liabilities and equity	$91,988,665	75,056,845

See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2022, December 31, 2021 and December 31, 2020

	2022	2021	2020
Income:
Trustee, investment management, and custody fees	$76,871,726	75,703,246	64,389,302

Total income	76,871,726	75,703,246	64,389,302

Operating expenses:
Compensation and employee benefits	51,234,339	47,412,792	42,163,726
Systems, technology, and telephone	6,331,267	5,070,338	4,008,405
Occupancy costs	4,503,328	3,498,052	3,623,826
Professional fees	9,400,587	6,881,887	2,020,162
Travel and entertainment	1,723,970	566,102	245,723
Marketing	1,170,308	931,120	872,649
Business insurance and taxes	1,147,484	1,235,126	592,285
Education and training	38,582	34,764	36,726
Contributions, donations and dues	302,501	254,193	147,126
Depreciation and amortization	452,531	695,274	690,448
Amortization of intangible assets	1,886,396	1,356,267	1,223,923

Total operating expenses	78,191,293	67,935,915	55,624,999

Operating (loss) income	(1,319,567)	7,767,331	8,764,303
Other income (expenses)
Interest and dividend income	206,482	56,588	33,408
Interest expense	(633,178)	(454,406)	(417,412)
Other investment (loss) gain, net	(96,609)	62,054	(221,844)
Change in fair value of payout right	(3,661,576)	—	—
Income (loss) on equity method investments (Note 6)	32,876	(3,051,619)	(404,430)
Earn-in consideration loss	(220,532)	—	—
Variable interest entity loss on investment (Note 3)	—	(146,264)	—
Change in fair value of interest rate swap	275,727	177,565	(212,067)
Other expense	(54,761)	(105,087)	(58,762)

Income before taxes	(5,471,138)	4,306,162	7,483,196
Income tax expense	(526,625)	(515,400)	(496,697)

Net (loss) income for the year	(5,997,763)	3,790,762	6,986,499

Net loss attributable to noncontrolling interest	113,116	148,242	—

Net (loss) income for the year attributable to the Company	$(5,884,647)	3,939,004	6,986,499

See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2022, December 31, 2021 and December 31, 2020

	2022	2021	2020
Net (loss) income for the period	$(5,997,763)	3,790,762	6,986,499
Other comprehensive income:
Foreign currency translation adjustments	(1,077,289)	—	—

Comprehensive (loss) income	$(7,075,052)	3,790,762	6,986,499

See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the Years December 31, 2022, December 31, 2021 and December 31, 2020

	Class A	Class B	Total Members’ Capital	Accumulated other comprehensive income	Non- controlling Interest	Total Equity
Equity as of January 1, 2020	$8,393	40,064,634	40,073,027	—	—	40,073,027
Member capital distributions	(496)	(4,811,876)	(4,812,372)	—	—	(4,812,372)
Reallocation of book capital as a result of member transactions	(866)	866	—	—	—	—
Loans to members	—	(625,778)	(625,778)	—	—	(625,778)
Repurchase of member units	—	(4,256,742)	(4,256,742)	—	—	(4,256,742)
Restricted unit compensation	36	1,145,348	1,145,384	—	—	1,145,384
Operations:
Net income for the year	699	6,985,800	6,986,499	—	—	6,986,499

Equity as of December 31, 2020	$7,766	38,502,252	38,510,018	—	—	38,510,018

Equity as of January 1, 2021	$7,766	38,502,252	38,510,018	—	—	38,510,018
Reclassification of loans to members to notes receivable from members (Note 12a)	—	625,778	625,778	—	—	625,778
Non-controlling interest shareholders’ equity	—	—	—	—	581,206	581,206
Member capital distributions	(2,281)	(9,016,634)	(9,018,915)	—	—	(9,018,915)
Reallocation of book capital as a result of member transactions	(1,127)	1,127	—	—	—	—
Restricted unit compensation	791	5,531,420	5,532,211	—	—	5,532,211
Operations:
Net income (loss) for the year	562	3,938,442	3,939,004	—	(148,242)	3,790,762

Equity as of December 31, 2021	$5,711	39,582,385	39,588,096	—	432,964	40,021,060

Equity as of January 1, 2022	5,711	39,582,385	39,588,096	—	432,964	40,021,060
Member capital distributions	(2,374)	(17,456,405)	(17,458,779)	—	—	(17,458,779)
Reallocation of book capital as a result of member transactions	(287)	287	—	—	—	—
Restricted unit compensation	338	2,364,865	2,365,203	—	—	2,365,203
Operations:
Net income (loss) for the year	(840)	(5,883,807)	(5,884,647)	—	(113,116)	(5,997,763)
Other comprehensive loss for the year	—	—	—	(1,077,289)	—	(1,077,289)

Equity as of December 31, 2022	$2,548	18,607,325	18,609,873	(1,077,289)	319,848	17,852,432

See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2022, December 31, 2021 and December 31, 2020

	2022	2021	2020
Cash flows from operating activities:
Net (loss) income for the year	$(5,997,763)	3,790,762	6,986,499
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	1,886,396	1,356,267	1,223,923
Depreciation and amortization	452,531	695,274	690,448
Losses (gains) on investments	96,609	(51,472)	168,070
Loss on earn-in	220,532	—	—
(Income) loss on equity method investments	(32,876)	3,050,350	399,137
Increase in fair value of payout right	3,661,576	—	—
(Increase) in fair value of interest rate swap	(275,727)	(177,565)	212,067
Restricted unit compensation	2,365,203	5,532,211	1,145,384
Deferred income tax (benefit)	(101,145)	(92,510)	60,271
Forgiveness of debt shareholder loan	618,750	—	—
Forgiveness of debt of notes receivable from members	263,055	—	—
Changes in operating assets and liabilities:
Decrease (increase) in fees receivable	1,336,489	(2,648,439)	(1,707,970)
(Increase) decrease in other assets	(1,019,308)	1,019,184	(846,997)
Increase in related party receivable	(1,472,501)	(2,532,828)	—
Operating cash flow from operating leases	617,546	—	—
(Decrease) increase in deferred rent	(500,912)	132,925	82,075
Increase in accrued compensation and profit sharing	2,459,713	6,736,280	(1,129,665)
Decrease in payable to equity method investees	—	(297,842)	—
Increase in accounts payable and accrued expenses	2,279,226	2,373,690	627,337

Net cash provided by operating activities	6,857,394	18,886,287	7,910,579

Cash flows from investing activities:
Cash acquired from consolidation of variable interest entity	470,923	5,900	—
Loss on assets acquired	—	146,265	—
Purchase of Holbein	(8,096,949)	—	—
Purchase of TIH shares	(381,560)	—	—
Receipt of payments of notes receivable from members	428,276	—	—
Loans to members	(300,542)	(1,076,216)	(583,356)
Purchases of investments	(223,858)	(1,138,722)	(1,030,665)
Purchases of equity method investments	(265)	(1,236,076)	(1,213,030)
Cash payment associated with TG contigent consideration	—	—	(6,434,493)
Distributions from investments	4,170	36,773	4,511
Sales of investments	1,027,596	778,636	2,138,699
Purchases of fixed assets	(156,337)	(2,056)	(485,839)

Net cash used in investing activities	(7,228,546)	(2,485,496)	(7,604,173)

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2022, December 31, 2021 and December 31, 2020

	2022	2021	2020
Cash flows from financing activities:
Member distributions	(9,835,345)	(8,581,947)	(3,250,205)
Payments on term notes and line of credit	(2,810,000)	(7,060,000)	(8,120,000)
Borrowings on term notes and lines of credit	12,300,000	6,500,000	13,800,000
Payments on promissory notes	—	(2,786,293)	(3,151,831)

Net cash used in financing activities	(345,345)	(11,928,240)	(722,036)

Effect of exchange rate changes on cash	(192,804)	—	—
Net (decrease) increase in cash	(909,301)	4,472,551	(415,630)
Cash and cash equivalents at beginning of the year	8,040,237	3,567,686	3,983,316

Cash and cash equivalents at end of the year	$7,130,936	8,040,237	3,567,686

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$605,853	618,721	311,958
Interest payments on term notes and line of credit	622,344	297,808	327,236
Supplemental disclosure of noncash investing activities:
Non-cash purchase of equity method investment	—	297,842	—
Non-cash delayed share purchase agreement	1,818,440	—	—
Supplemental disclosure of noncash financing activities:
Non-cash equity issuance	—	2,505,153	5,568,480
Non-cash repurchase of units with notes payable	—	6,000	2,797,552
Non-cash repayment of notes receivable in lieu of cash member distribution	201,599	—	—

See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

(1)	Description of the Business

Tiedemann Wealth Management Holdings, LLC (“the Company”) was incorporated in the state of Delaware on December 5, 2007, as a limited liability company. The Company’s members’ capital consists of Class A shares (voting) and Class B shares (nonvoting). The Company was formed for the purpose of serving as a holding company for its two main subsidiaries, Tiedemann Trust Company (“TTC”) and Tiedemann Advisors, LLC (“TA”) and to serve as a platform to build out the operating presence of these Tiedemann businesses. At December 31, 2022 the Company’s consolidated financial statements also include the subsidiaries Tiedemann Wealth Management Holdings, Inc., TWMH Investments, Inc., Tiedemann Wealth Management GP, LLC, Integrated Wealth Platform, Inc., Holbein Partners, LLP and Tiedemann International Holdings, AG.

TTC acts as a limited purpose trust company, conducting business principally in a trust or fiduciary capacity. TTC provides highly qualified investment and trust services, and objectively allocates all trust assets to independent, individual managers around the world. TTC’s primary regulator is the Delaware Office of the State Bank Commissioner (“the Commission”) and has its offices in Wilmington, Delaware. The Commission has communicated to the Company that it has established a policy that all trust companies have a minimum of 0.25% of managed assets in capitalization.

TA is a Registered Investment Advisor with the Securities and Exchange Commission. TA currently has offices in New York, New York; San Francisco, California; Seattle, Washington; Palm Beach, Florida; Dallas, Texas; Bethesda, Maryland; Portland, Oregon and Aspen, Colorado.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared under the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP) and conforms to prevailing practices within the financial services industry, as applicable to the Company.

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include the useful lives of fixed assets and intangibles, the valuation of investments, deferred tax assets, deferred tax liabilities, share based compensation, income tax uncertainties, and other contingencies. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of the tangible and intangible assets acquired and the liabilities assumed. Under ASC 350, “Intangible—Goodwill and Other”, goodwill is not amortized, but rather is subject to an annual impairment test.

The Company tests goodwill for impairment as of October 1 of each year, or more frequently if events or changes in circumstances indicate that this asset may be impaired. For the purposes of impairment testing, the Company has determined that it has one reporting unit. The Company’s test of goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not equal to or more than its carrying amount, then no additional steps are

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

necessary. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the quantitative analysis, the Company compares the fair value of its reporting unit to its carrying value. If the estimated fair value exceeds its carrying value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the fair value of the reporting unit is less than book value, then under the second step the carrying amount of the goodwill is compared to its implied fair value.

(c) Intangible assets other than goodwill, net

Other intangible assets are amortized over their estimated useful lives using the straight-line method. Customer relationships have estimated useful lives ranging from 11 to 20 years. Computer software has a useful life of 5 years. Trade names have estimated useful lives of 0.8 years.

(d) Impairment of long-lived assets

The Company’s long-lived assets and identifiable intangibles that are subject to amortization are reviewed for impairment in accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment indicators include any significant changes in the manner of the Company’s use of the assets and significant negative industry or economic trends.

Upon determination that the carrying value of a long-lived asset may not be recoverable based upon a comparison of aggregate undiscounted projected future cash flows to the carrying amount of the asset, an impairment charge is recorded for the excess of the carrying amount over fair value.

The Company evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable in accordance with ASC 360. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets, significant negative industry or economic trends, and a significant decline in the Company’s stock price for a sustained period of time. The Company recognizes impairment based on the difference between the fair value of the asset and its carrying value. Fair value is generally measured based on either quoted market prices, if available, or a discounted cash flow analysis.

(e) Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, “Revenue from Contracts with Customers”. Revenues from contracts with customers consist of investment management, trustee, and custody fees. All trustee, investment management and custody fees are earned in the United States. Pursuant to ASC 606, the Company recognizes revenue at the time of transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Under this standard, revenue is based on a contract with a determinable transaction price and a distinct performance obligation with probable collectability. Revenue is not recognized until the performance obligation is satisfied and control is transferred to the customer.

Investment management, trustee and custody fees are recognized over the period in which the investment management services are performed, using a time-based output method to measure progress. The amount of revenue varies from one reporting period to another as levels of assets under

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

advisement (“AUA”) change (from inflows, outflows, and market movements) and as the number of days in the reporting period change. No judgment or estimates by management are required to record revenue related to these transactions and pricing is clearly identified within the contract.

For services provided to each client account, the Company charges an investment management, inclusive of custody, and/or trustee fee based on the fair value of the AUA of such account representing a single performance obligation. For assets for which valuations are not available on a daily basis, the most recent valuation provided to the Company is used as the fair value for the purpose of calculating the quarterly fee. In certain circumstances, fixed fees are charged to customers on a monthly basis. The nature of the Company’s performance obligation is to provide a series of distinct services in which the customer receives the benefits of the services over time. The Company’s performance obligation is satisfied at the end of each month or quarter, as applicable to the contract with the customer. Therefore, none of the transaction price is allocated to an unsatisfied performance obligation as of December 31, 2022 and December 31, 2021.

Fees are charged quarterly in arrears based upon the market value at the end of the quarter. Receivable balances from contracts with customers are included in the fees receivable line in the Consolidated Statement of Financial Condition. The Company assesses impairment of fees receivable on a quarterly basis for receivables over 90 days. There were no impairment losses on such Fees Receivable as of December 31, 2022 and December 31, 2021.

Contract assets typically result from contracts when revenue recognized exceeds the amount billed to the customer, and right to payment is not just subject to the passage of time. Contract assets are transferred to fees receivable when the rights become unconditional. The Company had no contract assets as of December 31, 2022 and December 31, 2021.

Contract liabilities (deferred revenue) typically results from fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized. The Company had no contract liabilities as of December 31, 2022 and December 31, 2021.

The Company does not incur any incremental costs related to obtaining a contract with a customer that it would not have incurred if the contract had not been obtained. Therefore, no such costs have been capitalized in the Consolidated Statements of Financial Condition as of December 31, 2022 and December 31, 2021.

The Company recognizes and records interest income on the accrual basis when earned. Dividend income is recorded on the ex-dividend date.

(f)	Cash and Cash Equivalents

Cash and cash equivalents consist of non-interest bearing balances on deposit, an interest-bearing money market mutual fund, and a mutual fund.

At December 31, 2022 and December 31, 2021, substantially all cash was held in checking accounts at a major financial institution which management believes is creditworthy. Cash held at financial institutions may exceed the amount insured by the Federal Deposit Insurance Corporation.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

(g)	Investments

The Company holds marketable securities at fair value in accordance with ASC 321, “Investments – Equity Securities”. Changes in fair value are recorded in Other investment gain (loss), net in the Consolidated Statements of Income.

During the years ended December 31, 2022 and 2021, the Company held interests in various affiliated limited partnerships and limited liability companies whose purpose is to achieve capital appreciation through investments in financial instruments and investment vehicles. The Company has concluded that these entities are variable interest entities and the Company determined it was not the primary beneficiary. Therefore, in accordance with ASC 810, “Consolidations”, the Company does not consolidate these entities, and accounts for their financial interests under the equity method of accounting.

In accordance with ASC 323, “Investments – Equity Method and Joint Ventures”, the Company accounts for investments in which it has significant influence but not a controlling financial interest using the equity method of accounting (see Note 6).

(h)	Compensation and Employee Benefits

Compensation consists of (a) salary and bonus, and benefits paid and payable to employees and members and (b) stock-based compensation associated with the grants of restricted units to employees. Compensation cost relating to the grant of restricted Class B units is expensed on a straight-line basis over the vesting period of the award, which is generally between three and five years, or in certain cases, grants vest immediately. The fair value of restricted units is estimated based on a multiple of prior year revenue. The Company recognizes forfeitures as they occur.

(i)	Fixed Assets

Equipment and furniture are stated at cost and depreciated using the straight-line method over the estimated useful lives of five years. Leasehold improvements are stated at cost and amortized using the straight-line method over the remaining term of the lease.

(j)	Income Taxes

The Company is a limited liability company. Accordingly, at the Company level, federal, state, and local income taxes are the responsibility of its members. However, some of the Company’s corporate subsidiaries account for income taxes under the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 740, Income Taxes. Deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws, which are expected to be in effect when the related temporary differences are expected to be reversed.

In accordance with GAAP, the Company is required to evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions with respect to tax deemed not to meet the “more-likely than-not” threshold would be recorded as a tax expense in the current year. The Company has concluded that there is no provision for uncertain tax positions required in the Company’s consolidated financial statements. However, the Company’s conclusions regarding this evaluation are subject to review and may be

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.

(k)	Other Assets

Other assets include prepaid expenses, miscellaneous receivables and software licenses. The Company amortizes assets over their respective useful lives, as applicable.

(l)	Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with ASC 815, “Derivatives and Hedging,” which requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and to measure them at fair value each reporting period unless they qualify for a normal purchase normal sale exclusion. Normal purchases and normal sales contracts are those that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by a reporting entity over a reasonable period in the normal course of business. The Company uses an interest rate swap to manage its interest rate exposure on its long term debt, which is not designated as a cash flow hedge. Changes in the fair value of non-hedge derivatives are immediately recognized in earnings. See Note 15, “Accounting for Derivative Instruments and Hedging Activities” for more information.

(m)	Segment Reporting

The Company measures its financial performance and allocates resources in a single segment. Therefore, the Company considers itself to be in a single operating and reportable segment structure. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment. All of the Company’s long-lived assets were located in, and all revenues from external customers were attributed to the United States, as of and for years ended December 31, 2022 and 2021.

(n)	Leases

Effective January 1, 2022, the Company adopted ASC Topic 842, Leases (“ASC 842”) using the optional transition method and applied the standard only to leases that existed at that date. Under the optional transition method, the Company does not need to restate the comparative periods in transition and will continue to present financial information and disclosures for periods before January 1, 2022 in accordance with ASC Topic 840. The Company has elected the package of practical expedients allowed under ASC Topic 842, which permits the Company to account for its existing operating leases as operating leases under the new guidance, without reassessing the Company’s prior conclusions about lease identification, lease classification and initial direct cost. As a result of the adoption of the new lease accounting guidance on January 1, 2022, the Company recognized no cumulative adjustment to members’ capital.

The Company determines the initial classification and measurement of its right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The lease term includes any renewal options and termination options that the Company is reasonably assured to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. The incremental borrowing rate is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

The Company has elected the practical expedient to not separate lease and non-lease components. The Company’s non-lease components are primarily related to maintenance, insurance and taxes, which varies based on future outcomes and is thus recognized in lease expense when incurred.

(o)	New Accounting Standards recently adopted by the Company

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. Under ASC 842, the Company determines whether an arrangement is a lease at inception. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. In determining the present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the lease commencement date if the rate implicit in the lease is not readily determinable. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record right-of-use assets and lease liabilities for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today and are not recorded on the Company’s balance sheet. For non-public entities, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years, and early adoption is permitted. The Company adopted the new standard as of January 1, 2022 on a modified retrospective basis with no cumulative adjustment to members’ capital as of the adoption date. The Company elected to take the practical expedient to not separate lease and non-lease components as part of the adoption. Lease agreements entered into after the adoption of Topic 842 that include lease and non-lease components are accounted for as a single lease component. Beginning on January 1, 2022, the Company’s operating leases, excluding those with terms less than 12 months, were discounted and recorded as assets and liabilities on the Company’s balance sheet. As of December 31, 2022, the Company had operating lease right-of-use assets of $10,095,042 and operating lease liabilities of $10,712,588 related to the leases recorded on its Consolidated Statements of Financial Condition.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted, including in interim periods. The Company adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on the Company’s operations or financial position.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

(3)	Variable Interest Entities and Business Combinations

(a)	Integrated Wealth Platform, Inc

On January 15, 2021 (“the closing date”), the Company entered into a shareholder agreement to acquire a 25% interest in Integrated Wealth Platform, Inc (IWP). In accordance with ASC 810-50, Consolidation, the Company determined that IWP met the criteria for a variable interest entity, and the Company acquired a controlling financial interest due to the Company’s control of IWP’s Board of Directors. The Company acquired 40% of the outstanding common shares and 25% of the fully diluted shares, in exchange for $340,000 on the closing date. The fully diluted shares of IWP consist of common stock and Stock Option Appreciation Rights (SOARs) that were fully vested as of the closing date. The SOARs allow the holder to acquire shares of IWP common stock upon exercise for a de minimis amount. As of December 31 , 2022, no SOARs have been exercised. The SOARs expire 15 years after the grant date. The fair value of intangible assets related to the acquired IWP software at acquisition date was $689,822. The operating results of IWP from January 15, 2021 through December 31, 2021 and January 1, 2022 through December 31, 2022 are included in the Consolidated Statements of Income, and adjusted for the noncontrolling interest portion.

The acquired intangible asset, software, is being amortized on a straight-line basis over the estimated useful life of 5 years, which approximates the pattern in which the economic benefits of the intangible asset are expected to be realized. The amortization of software as a result of the IWP variable interest entity asset acquisition is included in the Company’s Consolidated Statements of Income and was $138,092 and $132,344 for the years ended December 31, 2022 and 2021, respectively.

(b)	Tiedemann International Holdings, AG

As discussed in Note 6, the Company owned 40% of Tiedemann International Holdings, AG (“TIH”) as of December 31, 2021. TIH did not meet the criteria for a VIE under ASC 810-50 and was accounted for under equity method of accounting as of December 31, 2021. On January 7, 2022 (“the closing date”), the Company purchased an additional 9.9% of TIH shares from certain shareholders in exchange for $381,560 for a total interest of 49.9%. In addition, the Company entered into an agreement to purchase the remaining 50.1% of shares of TIH in exchange for a fixed consideration of $1,818,440 (the “Delayed Share Purchase”) on or before December 31, 2022. The Company concluded that the additional purchase of shares required that a reevaluation of the previous VIE analysis of TIH be performed. In accordance with ASC 810-50, Consolidation, the Company determined that TIH met the criteria for a variable interest entity, and the Company acquired a controlling financial interest due to the Company bearing the risk of the outstanding equity and due to its financial support of TIH’s operations and business ventures.

The financial operating results of TIH, converted from Swiss Francs to USD, are included in the Company’s consolidated financial statements from the closing date. The Company has allocated the purchase price to the net assets acquired, including identifiable intangible assets acquired, and liabilities assumed, based on their estimated fair market values at the closing date. The excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The fair value of the total purchase consideration was $3,741,309, calculated as follows:

Cash consideration	$381,560
Delayed Share Purchase	1,818,440
Fair value of non-controlling interest previously held by the Company	1,541,309

Total purchase consideration transferred	$3,741,309

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

The Company recognized a gain of $41,309 on its previously-held NCI (See Note 5). The fair value was calculated using a discounted cash flow model and market multiples of comparable companies.

The following tables sets forth the fair values of the assets acquired and liabilities assumed in connection with the acquisition of TIH:

Acquisition date fair value
Cash and cash equivalents	$274,682
Accounts receivable	31,382
Prepaid expenses	214,854
Other assets	1,674,333
Fixed assets	2,067
Goodwill	1,889,134
Intangible assets	990,717

Total assets	$5,077,169

Accounts payable and accrued expenses	1,259,434
Deferred tax liabilities, net	76,426

Total liabilities assumed	1,335,860

Total purchase consideration	$3,741,309

Goodwill is comprised of expected synergies for the combined operations and the assembled workforce acquired, which does not qualify as a separately recognized intangible asset. Below is a summary of the intangible assets acquired:

Intangible Asset	Fair value	Estimated useful life
Customer Relationships	$979,830	20 years
Trade Names	10,887	0.8 years

	$990,717

Not included in total purchase consideration is the forgiveness of a promissory note of a certain shareholder upon the sale of his shares to the Company. The promissory note was related to the shareholder’s original investment in TIH. The Company recognized an expense of $618,750 for the forgiveness of debt during the year ended December 31, 2022, which is included in Compensation and employee benefits in the Consolidated Statements of Income.

On December 22, 2022, the Company and TIH amended the Delayed Share Purchase Agreement. The amendment extended the consideration due date to January 31, 2023, or to such other date as the parties may agree, removed the Company’s option to pay in shares, and increased the payment amount from $1,818,440 to $2,218,440. The $400,000 increase in the payment amount is compensatory in nature and is reflected in Compensation expense on the Consolidated Statements of Income, and in Accrued compensation and profit sharing on the Consolidated Statements of Financial Condition.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

(c)	Holbein Partners, LLP

Concurrently on the closing date, the Company issued a loan of $8,096,949 to TIH for the initial cash consideration of its acquisition of Holbein Partners, LLP (“HP”). The financial operating results of HP are included in the Company’s consolidated financial statements from the closing date, due to its consolidation with HP’s parent company, TIH.

The Company has allocated the purchase price to the net assets acquired, including identifiable intangible assets acquired, and liabilities assumed, based on their estimated fair market values at the closing date. The excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The fair value of the total purchase consideration was $9,367,571 calculated as follows:

Cash consideration	$8,096,949
Earn-in consideration	1,270,622

Total purchase consideration transferred	$9,367,571

Included in total purchase consideration is contingent consideration which is payable to the selling shareholders based on revenue levels in 2023 and 2024. The contingent consideration was measured at fair value using estimates of future revenues as of the closing date and recorded as a liability of $1,270,622. The contingent consideration is expected to be paid in a combination of cash and the Company’s equity on the second and third anniversaries of the closing date.

The following tables sets forth the fair values of the assets acquired and liabilities assumed in connection with the acquisition of HP:

Acquisition date fair value
Cash and cash equivalents	$196,241
Accounts receivable	825,916
Prepaid expenses	303,371
Fixed assets	62,280
Goodwill	1,570,330
Intangible assets	6,698,835

Total assets	$9,656,973

Accounts payable and accrued expenses	289,402

Total liabilities assumed	289,402

Total purchase consideration	$9,367,571

Goodwill is comprised of expected synergies for the combined operations and the assembled workforce acquired, which does not qualify as a separately recognized intangible asset. Below is a summary of the intangible assets acquired:

Intangible Asset	Fair value	Estimated useful life
Customer Relationships	$6,631,170	15 years
Trade Names	67,665	0.8 years

	$6,698,835

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

Not included in total purchase consideration is contingent compensatory earn-ins, which are payable to the selling shareholders that maintain certain service agreements through the second and third anniversary dates of the closing date. The compensatory earn-ins were measured at fair value using estimates of future revenues as of the closing date. The earn-ins are expected to be paid in a combination of cash and the Company’s equity on the second and third anniversaries of the closing date. The Company recognized an expense of $3,715,754 for the earn-ins during the year ended December 31, 2022, which is included in Compensation and employee benefits in the Consolidated Statements of Income.

As part of the TIH and HL acquisitions, the Company incurred $117,118 and $0 of acquisition costs in the years ended December 31, 2022 and 2021, respectively, which are included in Professional Fees in the Consolidated Statements of Income.

(4)	Amortization and impairment of intangible assets and goodwill

Total amortization of customer relationships for the years ended December 31, 2022, 2021 and 2020 was $1,675,177, $1,223,923 and $1,223,923 respectively. Total amortization of trade names for the years ended December 31, 2022, 2021 and 2020 was $73,127, $0 and $0, respectively. Total amortization of software for the years ended December 31, 2022, 2021 and 2020 was $138,092, $132,344 and $0, respectively.

	December 31, 2022
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Customer relationships	17.3	$27,900,920	(7,743,395)	20,157,525
Trade names	0.8	71,300	(71,300)	—
Software	5.0	691,743	(271,065)	420,678

Total		28,663,963	(8,085,760)	20,578,203
Total intangible assets		$28,663,963	(8,085,760)	20,578,203

	December 31, 2021
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Customer relationships	17.8	$21,000,000	(6,075,623)	14,924,377
Software	5.0	691,743	(132,973)	558,770

Total		21,691,743	(6,208,596)	15,483,147
Total intangible assets		$21,691,743	(6,208,596)	15,483,147

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

During the years ended December 31, 2022, 2021 and 2020, no triggering events were identified, and no impairment charge was recognized on goodwill from acquisitions and intangible assets.

	2022	2021
Balance as of January 1:
Gross goodwill	$22,184,797	22,184,797
Accumulated impairment losses	—	—

Net goodwill as of January 1:	22,184,797	22,184,797
Goodwill acquired during the year	3,279,589	—
Impairment expense	—	—

	3,279,589	—
Balance:
Gross goodwill	25,464,386	22,184,797
Accumulated impairment losses	—	—

Net goodwill:	$25,464,386	22,184,797

(5)	Investments at fair value

Investments at fair value as of December 31, 2022 and December 31, 2021 are presented below:

	2022		2021
	Cost	Fair Value	Cost	Fair Value
Investments at fair value:
Mutual Funds	$73,210	44,437	700,233	611,513
Exchange-traded funds	114,534	100,468	354,862	433,759

	$187,744	144,905	1,055,095	1,045,272

(6)	Equity Method Investments

Equity method investments as of December 31, 2022 and December 31, 2021 are presented below:

	2022		2021
	Cost	Carrying Value	Cost	Carrying Value
Equity method investments:
TTC Multi-Strategy Fund, QP, LLC	$9,160	10,121	11,630	13,137
TTC Global Long/Short Fund QP, LP	3,939	4,136	4,439	5,264
Energy Infrastructure & Utility Fund QP, LP	739	2,713	1,609	3,169
TTC World Equity Fund QP, LP	12,286	15,363	13,086	21,109
Municipal High Income Fund QP, LP	4,456	4,785	3,701	4,132
TWM Partners Fund, LP	9,330	14,482	9,330	17,107
Tiedemann International Holdings AG	—	—	4,950,000	1,500,000

	$39,910	51,600	4,993,795	1,563,918

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

Tiedemann International Holdings AG

On October 24, 2019 (“the closing date”), the Company entered into a shareholder agreement to acquire 40% of the common stock of Tiedemann Constantia AG (“TC”) in exchange for both cash and non-cash consideration in the amount of $4,950,000, as discussed further below. In accordance with ASC 810, Consolidation, the Company determined that TC did not meet the criteria for a variable interest entity, and the Company did not acquire a controlling financial interest. As the Company’s investment provided the ability to exercise significant influence over operating and financial policies of TC, the Company accounted for the investment under the equity method of accounting.

In January 2021, all the ownership interest of TC was transferred to Tiedemann International Holdings AG (“TIH”), including the Company’s 40% ownership interest. TIH owns the operating entity TC. In accordance with ASC 810, the Company determined that TIH did not meet the criteria for a variable interest entity, and the Company did not acquire a controlling financial interest. As the Company’s investment provided the ability to exercise significant influence over operating and financial policies of TIH, the Company accounted for the investment under the equity method of accounting.

In consideration for a portion of the interest in TC, the Company has agreed to make $3,000,000 in cash payments to fund TC’s operating expenses. The Company made payments totaling $1,236,076 against this liability in the year ended December 31, 2021. As of January 7, 2022 the Company consolidates TIH (see below and Note 3); therefore, any payments to TIH including the corresponding reductions in the payable to TIH are not reflected in the year ended December 31, 2022. The cash payments in 2021 are included in the “Purchases of equity method investments” line item within investing activities in the Consolidated Statement of Cash Flows.

In consideration for a portion of the interest in TC, the Company has also entered into a five-year professional services agreement with TC, to provide services with an aggregate value of $1,200,000. The Company consolidates TIH beginning on January 7, 2022 (see below and Note 3); therefore, any services provided to TIH and corresponding reductions to the payable to TIH are not reflected in the year ended December 31, 2022. The Company billed TC $300,225 for professional services in the year ended December 31, 2021. This non-cash reduction to this payable is included in the “(Decrease) in payable to equity method investees” line item within operating activities in the Consolidated Statement of Cash Flows and presented as a supplementary non-cash investing activity on the Statement of Cash Flows.

In July 2021, TIH entered into a Business Combination Agreement with a London-based multi-family office, Holbein Partners LLP. On January 7, 2022, the TIH and Holbein business combination was closed. The Company loaned TIH the total cost of the business transaction, £5,966,021, which translated to $8,096,949. On January 31, 2022, the Company purchased stock from certain shareholders of TIH, bringing its total ownership of TIH to 49.9%. See Note 3 for more information.

In December 2021, the Company began discussions with a significant shareholder of TIH, to purchase additional TIH shares, at which time a valuation was performed, and it was concluded the Company’s investment in TIH was impaired. At December 31, 2021, the Company’s investment in TIH was valued at $1,500,000 and the Company recorded an impairment loss of $2,363,530.

The Company’s share of income and losses and recognition of other-than-temporary impairments are non-cash adjustments to net income. Such income, losses, and impairments are included in the line item ‘Income (loss) on equity method investments’ within operating activities in the Consolidated Statement of Cash Flows. As of January 7, 2022, TIH is no longer accounted for under the equity method of accounting and is consolidated as a variable interest entity. See Note 3 for more information.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

The Company’s original carrying value of the investment in TC was $4,950,000, which included the cash contribution agreement of $3,000,000, the professional services agreement of $1,200,000, and equity in the Company valued at $750,000. The current carrying value of the investment was $1,500,000 as of December 31, 2021. The following table presents the changes in the carrying value of the TC and TIH investment as of January 7, 2022 and December 31, 2021.

Carrying value as of December 31, 2020	$4,556,452
Company share of net income (loss) during 2021	(694,191)
2021 Foreign currency translation adjustment	1,269
Other-than-temporary impairment	(2,363,530)

Carrying value as of December 31, 2021	1,500,000
Fair value adjustment	41,309
Purchase of additional TIH shares	381,560
Delayed share purchase agreement remaining TIH shares	1,818,440

Carrying value as of January 7, 2022*	$3,741,309

*	Carrying value consolidated with TIH equity as of January 7, 2022, see Note 3b

At December 31, 2021, the excess carrying value over the Company’s share of net assets of equity method investees was $1,106,804, calculated as follows:

Carrying value of equity method investments as of December 31, 2021	$1,500,000
Company 40% share of net assets	(393,196)

Equity method goodwill as of December 31, 2021	$1,106,804

The Company elected not to amortize the equity method goodwill.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

Summary unaudited financial information for TIH as of December 31, 2021 and 2020 is as follows:

	USD *
	2021	2020
Financial Position:
Current assets	$507,579	375,055
Financial assets	1,697,105	3,243,172
Fixed assets	2,624	21,554

Total assets	$2,207,308	3,639,781

Current liabilities	$1,224,318	996,990

Total liabilities	1,224,318	996,990

Stockholder’s equity	2,595,997	4,095,357
Results of operations:
Net operating (loss) profit	(1,613,007)	(1,452,566)

Total stockholder’s equity	982,990	2,642,791

Total liabilities and stockholder’s equity	$2,207,308	3,639,781

*	The underlying financial statements for TIH were reported in Swiss Franc (CHF). The Company converted to USD using the average FX rate for each year.

(7)	Fixed Assets

Fixed assets on December 31, 2022 and December 31, 2021 consisted of the following:

	2022	2021
Office equipment	$2,894,641	2,747,696
Less accumulated depreciation	(2,425,723)	(2,184,021)

Office equipment, net	468,918	563,675

Leasehold improvements	2,571,791	2,437,716
Less accumulated amortization	(2,065,748)	(1,783,732)

Leasehold improvements, net	506,043	653,984

Fixed assets, net	$974,961	1,217,659

Depreciation and amortization expense for the years ending December 31, 2022, 2021 and 2020 amounted to $452,531, $695,274 and $690,448, respectively.

(8)	Fair Value Measurements

The Company classifies its fair value measurements using a three-tiered fair value hierarchy. The basis of the tiers is dependent upon the various “inputs” used to determine the fair value of the Company’s assets and liabilities. Fair value is considered the value using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The inputs are summarized in the three broad levels listed below:

•	Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following is a summary categorization, as of December 31, 2022 and December 31, 2021, of the Company’s financial instruments based on the inputs utilized in determining the value of such financial instruments:

	December 31, 2022
	Level 1	Level 2	Level 3
	Quoted prices	Observable inputs	Unobservable inputs	Total
Assets:
Mutual funds	$44,437	—	—	44,437
Exchange-traded funds	100,468	—	—	100,468
Interest rate swap	—	241,225	—	241,225
Liabilities:
Earn-in consideration			1,519,400	1,519,400
Payout right			3,661,576	3,661,576

Total	$144,905	241,225	5,180,976	5,567,106

	December 31, 2021
	Level 1	Level 2	Level 3
	Quoted prices	Observable inputs	Unobservable inputs	Total
Assets:
Mutual funds	$611,513	—	—	611,513
Exchange-traded funds	433,760	—	—	433,760
Liabilities:
Interest rate swap	—	34,502	—	34,502

Total	$1,045,273	34,502	—	1,079,775

Derivative instruments consisting of interest rate swaps are recorded at fair value on the Company’s consolidated balance sheets on a recurring basis and are classified as Level 2 within the fair value hierarchy as the fair value can be determined based on observable values of underlying interest rates. For further discussion of interest rate swaps, see Note 15, “Accounting for Derivative Instruments and Hedging Activities”.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

The fair value of earn-in consideration is based on expected future revenues discounted at the revenue discount rate less the risk-free rate of return, which approximated 6.8% as of December 31, 2022. It is classified as Level 3 within the fair value hierarchy. As of December 31, 2022, carrying value approximates fair value. For further discussion of earn-in consideration, see Note 3, “Variable Interest Entities and Business Combinations”.

The fair value of the payout right is based on expected future payments weighted on the probability of a successful company sale transaction, discounted at the estimated term to transaction closing less the risk-free rate, which approximated 100% as of December 31, 2022. For further discussion and definition of the payout right, see Note 15, “Accounting for Derivative Instruments and Hedging Activities”.

The following is a summary of the activity within Level 3 investments for the year ended December 31, 2022:

December 31, 2022
	Liabilities
	Earn-in
	consideration	Payout right	Total
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Purchases	—	—	—
Issuances	$1,519,400	3,661,576	5,180,976

Total	$1,519,400	3,661,576	5,180,976

There was no Level 3 investments or activity for the year ended December 31, 2021.

(9)	Income Taxes

Income tax expense for the years ended December 31, 2022, 2021 and 2020 comprised the following:

	2022	2021	2020
Current tax expense
Federal	$319,623	318,208	188,098
Foreign	84,182
State and local	203,978	251,046	248,412

Total current tax expense	607,784	569,254	436,510

Deferred tax expense
Federal	(64,116)	(42,945)	60,187
Foreign	(5,660)
State and local	(11,382)	(10,909)	—

Total deferred tax benefit	(81,158)	(53,854)	60,187

Total	$526,625	515,400	496,697

The earnings and losses of the Company for federal and certain state tax jurisdictions are reported on the tax returns of the individual members. However, certain subsidiaries of the Company are taxpaying entities. During 2022, 2021 and 2020, the Company made distributions totaling $7,606,752, $5,012,912 and

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

$1,812,372, respectively, for the purpose of the members’ estimated federal, state, and local tax payments. The Company’s state and local tax expense noted above is comprised of income taxes the Company and its subsidiaries are subject to in federal and state jurisdictions, including U.S. Federal Income Tax, Switzerland Income Tax, Maryland Income Tax, New York City Unincorporated Business Tax, Delaware Franchise Tax and Texas Franchise Tax. The Company also is subject to certain local and state gross receipts taxes, which are included in Business Licenses and Taxes on the Consolidated Statements of Income.

The Company’s current net income tax and gross receipts tax payable was $186,020 and $188,547 as of December 31, 2022 and 2021, respectively, which is included in accounts payable and accrued expenses.

A reconciliation of the net deferred tax liability for the years ended December 31, 2022 and 2021, respectively, is presented below:

	2022	2021
Deferred tax assets
Earn-in compensation	$920,102	—
Net operating loss carryforward	846,765	59,061
Capital Gains/Losses	46,375	23,936
Unrealized gains & losses, net	14,612	25,162
Book versus tax depreciation	18,229	15,493

Total deferred tax assets, gross	1,846,083	123,652
Less: valuation allowance	(1,761,600)	—

Net deferred tax assets	84,483	123,652
Deferred tax liabilities
Book versus tax amortization	(112,461)	(153,439)
Compensation expense for employee unit awards	(51,159)	(74,936)
Other	(3,133)	(2,265)

Total deferred tax liabilities, gross	(166,753)	(230,640)
Deferred tax liabilities, net	$(82,270)	(106,988)

At December 31, 2022, the Company has net operating loss carryforwards for federal income tax purposes of $284,649, which are available to offset future federal taxable income, if any, indefinitely. At December 31, 2022, the Company has net operating loss carryforwards for foreign income tax purposes of $6,403,638 which are available to offset future foreign taxable income, if any, between 2026 and 2029.

The Company evaluates the realizability of its deferred tax assets on a quarterly basis and may recognize or adjust any valuation allowance when it is more likely than not that all or a portion of the deferred tax asset may not be realized. As of December 31, 2022, the Company has not recognized a valuation allowance for expiring capital loss carryforwards, as the current carryforwards do not expire until December 31, 2025. As of December 31, 2022, the Company has recognized a valuation allowance of $727,575 for net operating loss carryforwards that it does not reasonably expect to fully recoup, due to three years of cumulative tax losses and the expiration of its oldest NOL carryforward on December 31, 2026. As of December 31, 2022, the Company has recognized a valuation allowance of $113,923 for book to tax differences of intangible asset amortization that it does not reasonably expect to recoup. As of December 31, 2022, the Company has recognized a valuation allowance of $920,102 for earn-in compensation expense that is expected to be

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

treated as consideration when paid and not expected to be realized. As of and prior to December 31, 2022, the Company has not recognized any liability for uncertain tax positions.

The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the tax years that remain open under the statute of limitations will be subject to examination by the appropriate tax authorities. The Company is generally no longer subject to federal, state, or local examinations by tax authorities for tax years prior to 2019.

The Company had an effective tax rate of (10%), 12% and 7% for the years ended December 31, 2022, 2021, and 2020, respectively. The effective tax rates differ from the corporate statutory rate of 21.00% primarily due to the portion of losses and earnings attributable to pass-through entities, foreign domiciled entities, permanent differences and discrete state and local income taxes. A reconciliation of the U.S. federal income tax rate of 21.0% to the consolidated financial statements total tax expense for the year ended December 31, 2022, 2021 and 2020 is presented below:

2022 Tax Effect
Pre-Tax book income for consolidated entity	21%
Pass-through entities	1%
Effect of foreign operations	-2%
Change in valuation allowances	-25%
State and local for non taxable entity	-2%
State and local	-1%
Other	-1%

-10%

2021 Tax Effect
Pre-Tax book income for consolidated entity	21%
Pass-through entities	-15%
State and local for non taxable entity	4%
Other	2%

12%

2020 Tax Effect
Pre-Tax book income for consolidated entity	21%
Pass-through entities	-18%
State and local for non taxable entity	3%
Other	1%

7%

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

(10)	Retirement Plans

The Company sponsors a defined–contribution 401(k) plan for the benefit of its employees. The plan allows employees to contribute up to 15% of salary subject to certain limitations on a pretax basis. At its discretion, the Company can make profit sharing plan contributions to the participants’ accounts.

The Company accrued profit sharing contributions of $737,906, $719,711 and $611,411 during the years ended December 31, 2022, 2021 and 2020, respectively, which are included in Compensation and employee benefits on the Consolidated statements of income.

(11)	Commitments and Contingencies

As of December 31, 2022, future minimum rental operating leases that have initial or non-cancelable lease terms of one year or greater aggregate to $11,614,688 are payable as follows:

Total
2023	$2,851,762
2024	2,863,247
2025	2,221,949
2026	1,549,901
Thereafter	2,127,829

11,614,688

As of December 31, 2022, future minimum printer, computer, and other non-cancelable technology leases that have initial terms of one year or greater aggregate to $188,013 and are payable as follows:

Total
2023	$104,170
2024	73,040
2025	10,803
2026	—

188,013

From time to time in the ordinary course of business, the Company may become subject to various legal proceedings. Some of these proceedings may seek relief or damages in amounts that may be substantial. Because these proceedings are complex, many years may pass before they are resolved, and it is not feasible to predict their outcomes. Some of these proceedings involve claims that the Company believes may be covered by insurance, and the Company advises its insurance carriers accordingly. There are no outstanding or pending litigations as of December 31, 2022.

(12)	Related Party Transactions

(a)	Loans to Members

As discussed in Note 13 and in conjunction with the grant of restricted units, certain employee members of the Company were offered promissory notes to pay their estimated federal, state and local withholding taxes owed by such members on the restricted unit compensation, which constitute loans

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

to members. On December 31, 2020, promissory notes totaling $625,778 were issued by the Company, and bear interest at an annual rate of three and one quarter percent (3.25%). If at each of the first five one-year anniversaries of February 15, 2022, if the members’ employment relationship has not been terminated for any reason, an amount equal to twenty percent (20%) of the principal and accrued interest, shall be forgiven. Upon termination of employment, any outstanding amount of loan not forgiven becomes due within 30 days.

In conjunction with the grant of restricted units in April 2021, certain employee members of the Company were offered $1,076,216 in promissory notes to pay their estimated federal, state and local withholding taxes owed by such members on these issuances. The April 2021 promissory notes accrued interest at an annual rate of 3.25%, and per the initial terms were due on February 15, 2022, or earlier in the event of a sale of the Company. On February 1, 2022, certain promissory notes were amended. Promissory notes totaling $1,367,673 were amended to be forgiven over five years beginning February 15, 2023, so long as the member is still an employee of the Company. Additionally, loans to members totaling $389,643 were amended to become due by December 31, 2022. These loans will be due on or before the closing date of the transaction discussed in Note 21.

On May 1, 2022, the Company issued and increased the promissory notes to certain employee members of the company. The increase in the promissory notes totaled $300,542.

For the years ended December 31, 2022 and 2021, the Company recognized $279,875 and $0, respectively, of forgiveness of principal debt and accrued interest as compensation expense.

The promissory notes are full legal recourse and have applicable default provisions, which allow the Company to enforce collection against all assets of the note holder, including Class B units which have been pledged as collateral. These loans are presented as Notes receivable from members on the Consolidated Statements of Financial Condition as of December 31, 2022 and December 31, 2021.

(b)	Tiedemann Investment Group

The Company makes payments for the New York office leases to Tiedemann Investment Group (“TIG”), a related party. Total payments for the years ended December 31, 2022, 2021 and 2020 were $1,383,620, $1,070,240 and $1,126,055, respectively and are included in the Consolidated Statements of Income in occupancy expense. TIG is also a related party of Alvarium Tiedemann Capital LLC, discussed in Note 21. In 2021, the Company entered into a shared costs agreement with TIG, where certain transaction costs identified between the parties that are equally allocable are to be paid by the Company and treated as a receivable of the Company from TIG for its allocated share and reimbursed by TIG. Total costs paid by the Company for the years ended December 31, 2022 and 2021 that are allocable to TIG were $1,914,424 and $1,243,795, respectively. TIG made payments of $750,000 and $17,500 in the years ended December 31, 2022 and 2021, respectively, against this receivable. Total costs paid by TIG for the years ended December 31, 2022 and 2021 that are allocable to the Company were $865,593 and $0, respectively. The net receivable from TIG of $1,525,125 and $1,226,295 as of December 31, 2022 and 2021, respectively, is reported in Related party receivable on the Consolidated Statements of Financial Condition.

(c)	Alvarium Investments Limited

Alvarium Investments Limited (“Alvarium”) is a related party of Alvarium Tiedemann Capital LLC, discussed in Note 21. In 2021, the Company entered into a shared costs agreement with Alvarium, where certain transaction costs identified between the parties that are equally allocable are to be paid in

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

full by the Company and treated as a receivable of the Company from Alvarium for its allocated share and reimbursed by Alvarium. Total costs paid by the Company for the years ended December 31, 2022 and 2021 that are allocable to Alvarium were $2,058,480 and $1,223,795, respectively. Total costs paid by Alvarium for the years ended December 31, 2022 and 2021 that are allocable to the Company were $754,281 and $0, respectively. Alvarium made payments of $299,982 and $217,984 in the years ended December 31, 2022 and 2021, respectively, against this receivable. The net receivable from Alvarium of $2,010,028 and $1,005,811 as of December 31, 2022 and 2021, respectively, is reported in Related party receivable on the Consolidated Statements of Financial Condition.

(d)	Cartesian Growth Corporation

Cartesian Growth Corporation (“Cartesian”) is a related party of Alvarium Tiedemann Capital LLC, discussed in Note 21. In 2021, the Company entered into a shared costs agreement with Cartesian, where certain transaction costs are to be paid in full by the Company and treated as a receivable of the Company from Cartesian for its allocated share and reimbursed by Cartesian. Total costs paid by the Company for the years ended December 31, 2022 and 2021 that are allocable to Cartesian were $169,453 and $300,722, respectively. Cartesian did not make any payments against this receivable in these years. The net receivable from Cartesian of $470,176 and $300,722 as of December 31, 2022 and 2021, respectively, is reported in Related party receivable on the Consolidated Statements of Financial Condition.

(13)	Restricted Unit Grants

The Company amortizes the grant-date fair value of restricted unit grants on a straight-line basis over the vesting period of the award. The awards have certain terms that trigger immediate vesting, including a change in control. A change in control occurred at the close of the business transaction discussed in Note 21. In the years ended December 31, 2022, 2021 and 2020, the Company recorded $2,365,203. $5,532,211 and $1,145,383, respectively of stock-based compensation expense from restricted unit grants. As of December 31, 2022, the unrecognized compensation cost related to unvested restricted units was $4,240,610.

A summary of the Company’s restricted grant units for the year ended December 31, 2022 is presented below:

	Number of Unvested Units	Remaining Unrecognized Grant-Date Fair Value
Unvested balance at January 1, 2022	446	$6,605,813
Granted		—
Vested	(161)	(2,365,203)

Unvested balance at December 31, 2022	285	$4,240,610

The Company has the right, but not the obligation, to repurchase vested restricted units at fair value upon resignation of any member who is employed by the Company. The repurchase price may be paid over three consecutive annual payments in the form of a Promissory Note. The Promissory Notes are interest bearing and are subject to prepayment without premium or penalty. The Company’s annual payment obligation for

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

all outstanding Promissory Notes is limited to 30% of the Company’s net income; payment obligations exceeding this amount are deferred to future years. See Note 14, “Term Notes, Lines of Credit & Promissory Notes”, for additional information.

(14)	Term Notes, Line of Credit & Promissory Notes

(a)	Term Notes

In March 2020, the Company entered into a $12,800,000 Commercial Loan identified as “Term Note B” with an unaffiliated national bank. The interest rate on this note is variable 1-month LIBOR plus 1.50%. In March 2020, the Company drew down the entire $12,800,000, utilizing $6,434,493 for the Threshold Group, LLC contingent consideration payment and paydown of the Company’s previous term note, with the remaining amount deposited into the Company’s bank account. There is no prepayment penalty on Term Note B. As of December 31, 2022 and 2021, $5,760,000 and $8,320,000 was outstanding under Term Note B, respectively. The estimated fair value of the long-term portion of Term Note B as of December 31, 2022 and 2021 was $5,760,000 and $3,200,000, respectively.

In March 2020, the Company entered into an Interest Rate Swap Agreement, with a notional value of $12,800,000 with the same unaffiliated national bank, which converted the variable rate of interest to a fixed rate of 2.60% on $12,800,000 of borrowings under the Commercial Loan. Term Note B requires $640,000 quarterly principal repayments, plus accrued interest which began in June 2020 and will continue for twenty quarters, ending with the last repayment on March 15, 2025.

In addition to standard operating covenants, the Company is subject to a Minimum Fixed Charge Coverage Ratio, a Minimum Tangible Net Worth Ratio, and a Maximum Leverage Ratio. The Company was temporarily in breach of the covenants during the year ended December 31, 2022, as a result of the transaction costs associated with the transaction discussed in Note 21, and debt, goodwill and intangible assets associated with the TIH and HL acquisitions discussed in Note 3. There are no financial penalties associated with this breach of compliance. The Term Note may be called or accelerated in the event of a change of control if the unaffiliated national bank does not provide its consent for the change in control.

(b)	Line of Credit

In July 2021, the Company amended its $6,500,000 Revolving Line of Credit into a $7,500,000 Amended and Restated Revolving Line of Credit identified as “Line of Credit”. The interest rate on the Line of Credit will remain a variable 1-month LIBOR plus 1.50%.

In November 2021, the Company amended its $7,500,000 Revolving Line of Credit into a $14,500,000 Amended and Restated Revolving Line of Credit identified as “Line of Credit”. The interest rate on the Line of Credit was amended to the Daily Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus 1.50%.

On March 9, 2022, the Company’s Revolving Line of Credit expiration date was extended to March 13, 2023. On March 31, 2022, the Company’s Revolving Line of Credit was increased from $14.5 million to $15.5 million. In 2022, the Company drew $12,300,000 from and repaid $250,000 on the Revolving Line of Credit.

At December 31, 2022 and December 31, 2021, the estimated fair value of the long-term portion of the Line of Credit was $0 and $2,000,000, respectively. The estimated fair value of the long-term portion

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

of the Line of Credit is $0 as of December 31, 2022 because it is considered short-term debt due to its current expiration date of March 13, 2023. At December 31, 2022 and 2021, $14,050,000 and $2,000,000 was outstanding on the Line of Credit, respectively.

(c)	Promissory Notes

In November 2020, the Company issued a promissory note in exchange for Class B units from a certain member of the Company valued at $2,065,682. The Company will make principal payments, plus accrued interest at 3.25% per annum, which commenced on February 1, 2021. The remaining principal payments will be made at closing of the business transaction discussed in Note 21. As of December 31, 2022 and 2021, the estimated fair value of the long-term portion of the Promissory Notes was $0 and $688,561, respectively. At December 31, 2022 and 2021, $1,377,122 and $1,377,122 was outstanding on the Promissory Note, respectively.

The fair value of long-term debt is based on expected future cash flows discounted at current interest rates for similar instruments with equivalent credit quality and is classified as Level 3 within the fair value hierarchy. The current interest rate is based on the period-end LIBOR rate plus an applicable margin, which totaled 5.90% as of December 31, 2022 and 1.59% as of December 31, 2021. The fair value of the line of credit approximates carrying value because the credit facility has variable interest rates based on elected short term market rates. The fair value of the promissory note approximates carrying value because the note is due in less than 3 and 12 months as of December 31, 2022 and December 31, 2021, respectively.

A summary of the balances of the notes and lines of credit discussed above are presented below as of December 31, 2022 and 2021. Interest expense for these notes and lines of credit for the years ended December 31, 2022 and 2021 were $654,422 and $454,406, respectively, and are recorded in interest expense on the Consolidated Statements of Income.

	December 31, 2022
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3
		Quoted prices	Observable inputs	Unobservable inputs
Term Note B	$5,760,000	—	—	5,091,351
Promissory Notes	1,377,122	—	1,377,122	—
Line of Credit	14,050,000	—	14,050,000	—

	$21,187,122	—	15,427,122	5,091,351

		December 31, 2021
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3
		Quoted prices	Observable inputs	Unobservable inputs
Term Note B	$8,320,000	—	—	8,105,376
Promissory Notes	1,377,122	—	1,377,122	—
Line of Credit	2,000,000	—	2,000,000	—

	$11,697,122	—	3,377,122	8,105,376

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

The aggregate maturities of debt for each of the five years subsequent to December 31, 2022 are: $17,987,122 in 2023, $2,560,000 in 2024, $640,000 in 2025 and $0 in 2026.

(15)	Accounting for Derivative Instruments and Hedging Activities

(a)	Interest Rate Swap

In accordance with the amended and restated credit agreement described in note 14, Term Notes and Line of Credit, the Company has a fixed for floating interest rate swap for 100% of the outstanding commercial loan amount, intended to hedge the risks associated with floating interest rates. The Company pays its counterparty the equivalent of a fixed interest payment on a predetermined notional value, and quarterly the Company receives the equivalent of a floating interest payment based on a one-month LIBOR plus 1.5% from the effective date through the termination date. As of December 31, 2022 and 2021, the Company had a derivative asset of $241,225 and a derivative liability of $34,502, respectively, which was included in the Fair value of interest rate swap on the Consolidated Statements of Financial Condition.

(b)	Payout Right

In the event of a Company Sale or Initial Public Offering, the Company partnership agreement entitles its non-employee and employee members who have had their membership units repurchased by the Company to participate in any equity valuation upside that occurs, specifically, if a definitive agreement is entered into with respect to such Company Sale within one year of a repurchase of units, such former members are entitled to an additional payment equal to the amount they would have received as part of such Company Sale less any amounts they were previously paid (the “Payout Right”).

In accordance with ASC 815, the Company treats the Payout Right as a derivative. As of December 31, 2022 and 2021, the fair value of the Payout Rights were $3,661,576 and $0, respectively.

(c)	Impact of Derivative Instruments on the Consolidated Statement of Income

The effect of interest rate hedges is recorded to change in fair value of interest rate swap. For the years ended December 31, 2022 and 2021 the impact to the Consolidated Statements of Income was a gain of $275,727 and $177,565, respectively.

The effect of derivative instruments is recorded to change in fair value of payout right. For the years ended December 31, 2022 and 2021 the impact the Consolidated Statements of Income was a loss of $3,661,576 and $0, respectively.

(16)	Earnings Per Unit

Basic and diluted income per unit amounts are calculated using the weighted-average number of units outstanding for the period. As discussed in Note 3, the earn-in consideration and compensation for the acquisition of Holbein requires 50% of the earn-in to be completed with units of the Company. These contingent units are not included in the computation of diluted earnings per unit because to do so would be antidilutive for the year ended December 31, 2022.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

The following table reconciles net income and the weighted average units outstanding used in the computations of basic and diluted income per unit (in thousands, except for units and per unit data):

	2022	2021	2020
Net (Loss) Income attributed to the Company	$(5,885)	$3,939	$6,986

Denominator:
Weighted average units outstanding - basic and diluted	7,007	6,956	6,536

Per unit:
Basic and diluted per unit	$(839.91)	$566.24	$1,068.85

(17)	Equity

The Company has employee and non-employee members. Non-employee members have certain put options. At least 90 days prior to the end of each fiscal year (“Notice Year”), non-employee members may provide a put notice to the Company of the member’s intent to exercise their put right to require the Company to purchase all or any of the Class B units held by the member. The total of any put notices received will be limited to 10% of the outstanding Class B Units.

The Company may deliver a voluntary call notice to its non-employee members, beginning 90 days after each Notice Year and ending 105 days after each Notice Year. The Company can call up to 20% of the outstanding Class B units.

As of December 31, 2022, there was 1 Class A share outstanding, and 7,006 Class B shares outstanding. As of December 31, 2021, there was 1 Class A share outstanding, and 7,006 Class B shares outstanding. There were no put notices placed by non-employee members in the years ended December 31, 2022 and 2021. There were no call notices placed by the Company in the years ended December 31, 2022 and 2021.

(18)	Revenue

Under ASC 606, Revenue from Contracts with Customers, revenue is recognized when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The following table represents the Company’s revenue disaggregated by fee type for each of the years ended December, 2022, 2021 and 2020:

	2022	2021	2020
Income
Investment management fees	$67,155,580	65,800,518	55,595,094
Trustee fees	6,734,440	6,950,064	5,577,239
Custody fees	2,981,706	2,652,439	3,216,969
Other	—	300,225	—

Total income	$76,871,726	75,703,246	64,389,302

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

(19)	Leases

The Company determines whether an arrangement is a lease at inception. The Company has operating leases for office facilities. As of December 31, 2022, leases generally have remaining lease terms of up to 3 years, some of which include options to extend the lease term for up to 5 years. The Company considers these options in determining the lease term used to establish our right-of use assets and lease liabilities. The lease agreements do not contain any material residual guarantees or material restrictive covenants.

The Company recognizes lease liabilities at the present value of the contractual fixed lease payments discounted using our incremental borrowing rate, as the rate implicit in the lease is typically not readily determinable, as of the lease commencement date or upon modification of the lease.

The Company has lease agreements that contain both lease and non-lease components, and accounts for lease components together with non-lease components (e.g., common-area maintenance).

The components of lease expense for the year ended December 31, 2022 was as follows:

2022
Operating Lease expense	$2,974,065
Variable lease expense	1,353,524
Short-term lease expense	143,723

Total lease expense	$4,471,312

Supplemental balance sheet information related to operating leases is as follows:

	Balance Sheet Classification	Dec 31, 2022
Right-of-use assets	Right-of-use Asset	$10,095,042
Current lease liabilities	Lease liabilities	2,531,210
Non-current lease liabilities	Lease liabilities	8,181,378

Weighted-average remaining lease term and discount rate for operating leases are as follows:

Dec 31, 2022
Weighted-average remaining lease term	4.61%
Weighted-average discount rate	3.43%

As of December 31, 2022, the future minimum lease payments for the Company’s operating leases for each of the year’s ending December 31 were as follows:

2023	$2,851,762
2024	2,863,247
2025	2,221,949
2026	1,549,901
2027	890,877
2028 and beyond	1,236,952

Total lease payments	11,614,688
Less: Imputed Interest	(902,100)

Present value of lease liabilities	$10,712,588

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

(20)	Interim Financial Data (Unaudited)

During the fourth quarter of 2022, we determined that errors existed in our interim consolidated financial statements. Specifically, we identified a promissory note which was forgiven in connection with the acquisition of Tiedemann International Holdings, which should have been recognized as compensation expense in accordance with ASC 710. Additionally, we identified a payout right liability (discussed in Note 15) related to the probable consummation of the de-SPAC transaction (discussed in Note 21) which should have been recognized in accordance with ASC 815. The errors were evaluated under the U.S. Securities and Exchange Commission’s (“SEC’s”) authoritative guidance on evaluating the materiality of prior period misstatements to the Company’s financial statements. We evaluated the error and concluded that it was not quantitatively or qualitatively material to the previously reviewed interim consolidated financial statements.

The following tables provide unaudited consolidated interim financial data for all the periods in the year ended December 31, 2022, which have been revised to correct for an immaterial error in prior periods affected as detailed below:

	Year-to-date	Year-to-date	Year-to-date
Consolidated Statements of Financial Condition	3/31/2022	6/30/2022	9/30/2022
Other assets	4,413,113	4,907,579	6,687,066
Total assets	89,596,660	88,122,726	86,603,778
Fair value of payout right	184,074	182,970	364,228
Total liabilities	54,294,235	55,511,675	57,831,925

	Year-to-date	Year-to-date	Year-to-date
Consolidated Statements of Income	3/31/2022	6/30/2022	9/30/2022
Compensation and employee benefits expense	13,559,743	25,420,933	37,468,444
Total operating expenses	18,795,457	36,608,716	55,570,290
Change in fair value of payout right	184,074	182,969	364,227
Net income for the year	886,110	1,798,025	1,102,033

(21)	Subsequent Events

Based on management’s evaluation there are no events subsequent to December 31, 2022 that require adjustment to or disclosure in the consolidated financial statements, except as noted below. Management evaluated events and transactions through and including March 31, 2023, the date these financial statements were available to be issued.

On September 19, 2021, the Company entered into a Business Combination Agreement (“the Transaction”) by and among Cartesian Growth Corporation (“SPAC”), Rook MS LLC, Alvarium Investments Limited (“Alvarium”), TIG Trinity GP, LLC, TIG Trinity Management LLC (TIG Trinity GP, LLC together with TIG Trinity Management LLC, the “TIG Entities”), and Alvarium Tiedemann Capital, LLC. Pursuant to the reorganization plan of the Business Combination Agreement, the Company, TIG Entities and Alvarium became the wholly owned subsidiaries of Alvarium Tiedemann Capital, LLC, which is the direct subsidiary of SPAC. Alvarium Tiedemann Capital, LLC, will receive the shares of SPAC upon closing and the SEC public registration. The successful completion of the Transaction closed on January 3, 2023.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2022, December 31, 2021 and December 31, 2020

On January 3, 2023, Alvarium Tiedemann Holdings, LLC, a subsidiary of Alvarium Tiedemann Capital, LLC, entered into a credit agreement with BMO Harris Bank N.A., (the “Credit Agreement”). The Credit Agreement repaid in full all obligations outstanding under the Term Note and Line of Credit discussed in Note 14.

On January 3, 2023, Alvarium Tiedemann Holdings, LLC repaid the promissory note discussed in Note 14.

Upon consummation of the Transaction on January 3, 2023, the Company settled the Payout Right discussed in Note 15.

Prior to the closing of the Transaction on January 3, 2023, Tiedemann Trust Company (“TTC”) was a consolidated entity of the Company. The change in control of TTC requires regulatory approval, which is expected in 2023. Since regulatory approval was not expected prior to the successful completion of the Transaction, TTC was required to be removed from the deal perimeter of the transaction. The Company entered into a zero-strike forward contract (“Forward Contract”). Under the terms of the Forward Contract, 100% of the equity interests of TTC will transfer to the Company in exchange for no additional consideration once regulatory approval for a change in control is received. Since the Forward Contract is an asset owned by the Company, inherently it was included in the net assets acquired by Alvarium Tiedemann Holdings in the Transaction.

Combined and Consolidated Financial Statements of

TIG Trinity Management, LLC and Subsidiary and

TIG Trinity GP, LLC and Subsidiaries

Years ended December 31, 2022, 2021 and 2020

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Combined and Consolidated Financial Statements - Table of Contents

Years ended December 31, 2022, 2021, and 2020

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Independent Auditors Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying combined and consolidated statements of financial position of TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries (collectively the “Company”) as of December 31, 2022 and 2021, and the related combined and consolidated statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “combined and consolidated financial statements”). In our opinion, the combined and consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to combined and consolidated financial statements, the Company has changed its method of accounting for leases in 2022 due to adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.

Basis for Opinion

These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined and consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined and consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined and consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Citrin Cooperman & Company, LLP

We have served as the Company’s auditor since 2021.

New York, New York

April 14, 2023

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Combined and Consolidated Statements of Financial Position

As of December 31, 2022 and December 31, 2021

(Expressed in United States Dollars)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,592,407	$8,269,886
Restricted cash	6,749,971	—
Investments at fair value (Affiliated funds)	2,398,912	18,124,708
Fees receivable	16,040,100	38,364,976
Due from affiliated funds	4,030,000	—
Other receivable	140,000	—
Prepaid expenses	409,609	—

Total current assets	31,360,999	64,759,570

Non-current assets:
Investments at fair value (Unaffiliated management companies, cost $102,850,052 as of December 31, 2022 and December 31, 2021)	146,130,520	125,904,375
Fixed assets, net of accumulated depreciation/amortization of $719,490 and $651,853 as of December 31, 2022 and December 31, 2021, respectively	140,654	208,291
Due from TIG/TMG	1,831,956	—
Lease right-of-use assets — operating	2,749,744
Other assets	567,811	887,737

Total non-current assets	151,420,685	127,000,403

Total assets	$182,781,684	$191,759,973

Liabilities
Current liabilities:
Accrued compensation and profit sharing	$9,391,563	$8,387,350
Accounts payable and accrued expenses	9,131,708	4,641,964
Distributions due to members	17,540,857	—
Term loan, current portion	9,000,000	9,000,000
Lease liabilities — operating, current portion	1,183,882	—

Total current liabilities	46,248,010	22,029,314

Non-current liabilities:
Term loan (net of current portion of debt issuance costs $298,423 and $339,151 as of December 31, 2022, and December 31, 2021, respectively)	33,451,577	33,410,849
Lease liabilities — operating, net of current portion	1,638,933	—
Due to TIG/TMG	—	2,207,280

Total non-current liabilities	35,090,510	35,618,129

Total liabilities	81,338,520	57,647,443

Total members’ equity	101,443,164	134,112,530

Total liabilities and members’ equity	$182,781,684	$191,759,973

See accompanying notes to the combined and consolidated financial statements

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Combined and Consolidated Statements of Operations

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

	December 31,
	2022	2021	2020
Income:
Incentive fees	$15,440,175	$42,110,201	$31,454,756
Management fees	44,103,544	44,503,127	35,674,081

Total income	59,543,719	86,613,328	67,128,837

Expenses:
Compensation and employee benefits	18,704,341	17,650,647	15,370,636
Occupancy costs	1,406,241	1,351,776	1,310,686
Systems, technology, and telephone	2,454,291	2,625,512	2,238,433
Professional fees	2,984,071	4,465,190	1,539,659
Depreciation and amortization	184,650	164,958	164,958
Business insurance expenses	436,120	308,691	229,262
Interest expense	2,593,062	2,239,608	2,363,144
Travel and entertainment	1,191,416	454,351	323,505
Merger expenses	7,135,319	1,963,795	—
Other business expense	876,122	826,863	7,952,424

Total expense	37,965,633	32,051,391	31,492,707

Other income:
Other investment gains	20,665,876	15,444,183	7,670,306

Income before taxes	42,243,962	70,006,120	43,306,436

Income tax expense	(841,285)	(1,456,647)	(748,000)

Net income	$41,402,677	$68,549,473	$42,558,436

See accompanying notes to the combined and consolidated financial statements

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Combined and Consolidated Statements of Changes in Members’ Equity

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

Members’ equity, beginning of 2020	$96,099,756
Member equity distributions	(54,745,665)
Member equity contributions	3,871,468
Net income	42,558,436

Members’ equity, end of 2020	$87,783,995

Member equity distributions	(38,391,137)
Member equity contributions	16,170,199
Net income	68,549,473

Members’ equity, end of 2021	$134,112,530

Member equity distributions	(74,072,043)
Member equity contributions	—
Net income	41,402,677

Members’ equity, end of 2022	$101,443,164

See accompanying notes to the combined and consolidated financial statements

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Combined and Consolidated Statements of Cash Flows

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

	December 31,
	2022	2021	2020
Cash flows from operating activities:
Net income	$41,402,677	$68,549,473	$42,558,436
Adjustments to reconcile net income to net cash provided by operating activities:
Other investment gains	(20,665,876)	(15,444,183)	(7,670,306)
Depreciation and amortization	184,650	164,958	164,958
Non-cash lease expense	1,108,520	—	—
Increase/decrease in operating assets and liabilities:
Decrease/(increase) in fees receivable	22,324,876	(14,886,645)	(8,342,540)
Decrease/(increase) in other receivable	(140,000)	1,150,000	(1,150,000)
Decrease/(increase) in other assets	319,926	(523,932)	125,203
Increase in due from TIG/TMG	(1,831,956)	—	—
Increase in prepaid expenses	(409,609)	—	—
Increase in due to TIG/TMG	(2,207,280)	(4,823,944)	(202,284)
Increase in accrued compensation and profit sharing	1,004,213	2,333,389	6,701,176
Decrease in operating lease liabilities	(1,035,449)	—	—
Increase/(decrease) in accounts payable and accrued expenses	4,489,744	(3,383,952)	(2,096,436)

Net cash provided by operating activities	44,544,436	33,135,164	30,088,207

Cash flows from investing activities:
Purchases of investments (affiliated funds)	(4,970,846)	(16,088,668)	(10,428,903)
Purchases of investments (unaffiliated management companies)	—	(13,925,652)	(27,000,000)
Sales of investments (affiliated funds)	17,106,373	11,451,845	38,887,560
Sales of investments (unaffiliated management companies)	—	75,600	—

Net cash provided by (used in) investing activities	12,135,527	(18,486,875)	1,458,657

Cash flows from financing activities:
Member distributions	(56,531,186)	(38,391,137)	(54,745,665)

See accompanying notes to the combined and consolidated financial statements

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Combined and Consolidated Statements of Cash Flows (continued)

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

Member contributions	—	16,170,199	3,871,468
Decrease in due from members	—	4,136,780	204,383
Drawdown of term loan	—	—	23,750,000
Repayment of term loan	—	(2,250,000)	—
Payment of debt issuance costs	(76,285)	—	(110,450)

Net cash used in financing activities	(56,607,471)	(20,334,158)	(27,030,264)

Net increase (decrease) in cash, cash equivalents and restricted cash	72,492	(5,685,869)	4,516,600

Cash, cash equivalents and restricted cash at beginning of year	8,269,886	13,955,755	9,439,155

Cash, cash equivalents, and restricted cash at end of year	$8,342,378	$8,269,886	$13,955,755

Supplemental disclosures of non-cash information:
Current period recognition of operating lease right-of-use asset	$3,858,264	—	—
Current period recognition of operating lease liability	$3,858,264	—	—
Supplemental disclosures for non-cash financing activities:
Additions to distributions payable	$17,540,857	—	—
Supplemental Cash Flow Information:
Cash Paid for Taxes	$1,600,583	$199,960	$1,622,997
Cash Paid for Interest	$2,314,783	$2,250,383	$1,406,790
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,592,407	$8,269,886	$13,955,755
Restricted cash	$6,749,971	—	—

	$8,342,378	$8,269,886	$13,955,755

See accompanying notes to the combined and consolidated financial statements

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

1.	Reporting Organization

TIG Trinity Management, LLC and TIG Trinity GP, LLC were formed in the State of Delaware on August 23, 2018 and became operationally active on November 1, 2018. TIG Trinity Management, LLC offers investment advisory services to its clients which currently include private investment funds and separately managed accounts (the “Funds”). TIG Trinity GP, LLC acts as the general partner to certain funds. Certain subsidiaries listed in Note 2 (b) have formation dates prior to August and November 2018.

2.	Basis of Preparation

(a)	Basis of Presentation

The accompanying combined and consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Basis of Combination and Consolidation

The combined and consolidated financial statements include TIG Trinity Management, LLC, and its wholly owned subsidiary, TIG Advisors LLC. TIG Trinity Management, LLC and its wholly owned subsidiary are combined with TIG Trinity GP, LLC and its wholly owned subsidiaries, TFI Partners LLC and TIG SL Capital LLC (collectively, the “Company”). TIG Trinity Management, LLC, TIG Trinity GP, LLC and Subsidiaries’ financial statements have been combined for presentation purposes. The financial position, results of operations and cash flows presented herein do not represent those of a single legal entity. These entities share common ownership, control, and management. All inter-company balances have been eliminated in consolidation. All significant inter-company accounts and transactions have been eliminated in combination.

The Company evaluates its relationships with other entities to identify whether they are variable interest entities (“VIEs”) as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”) and assesses whether the Company is the primary beneficiary of such entities as defined under ASC 810. If the determination is made that the Company is the primary beneficiary, the entity in question is included in the combined and consolidated financial statements of the Company. Based on management’s analysis of the Company’s relationship with the private investment funds, the private investment funds are VIEs of the Company, but the Company is not the primary beneficiary of the private investment funds; therefore, the private investment funds have not been consolidated by the Company.

(c)	Use of Estimates and Judgments

The preparation of combined and consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

3.	Significant Accounting Policies

The accounting policies as set out below have been applied consistently by the Company during the relevant years.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

The significant accounting policies applied by the Company are as follows:

(a)	Cash and Cash Equivalents

Cash comprises cash deposited with the bank which, at times, may exceed federally insured limits. The Company is subject to credit risk to the extent any financial institution with which it conducts business is unable to fulfill contractual obligations on its behalf. Management monitors the financial condition of such financial institutions and does not anticipate any losses from these counterparties. At December 31, 2022, cash is primarily held at Texas Capital Bank and J.P. Morgan in a U.S. noninterest-bearing checking account, which is Federal Deposit Insurance Corporation (“FDIC”) insured up to $250,000.

(b)	Restricted Cash

Restricted cash represents cash required to be held as a collateral reserve amount related to the term loan and is not available for general liquidity needs.

(c)	Income Taxes

For income tax purposes, the Company reports income and expenses on an accrual basis and is treated as a partnership for federal and state income tax purposes. The individual owners (the “Members”) are required to report their respective shares of the Company’s taxable income or loss in their individual income tax returns and are personally liable for any related taxes thereon. Accordingly, no provision for federal income taxes is made in the combined and consolidated financial statements of the Company. The Company is subject to 4% New York City Unincorporated Business Tax.

The Company is subject to ASC 740, Accounting for Uncertainty in Income Taxes. This standard defines the threshold for recognizing the benefits of tax-return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely-than-not criterion, based on the largest benefit that is more than 50 percent likely to be realized. Management has analyzed the Company’s tax positions taken with respect to applicable income tax issues for all open tax years (in each respective jurisdiction) and has concluded that no provision for income tax is required in the Company’s combined and consolidated financial statements.

(d)	Fixed Assets

Equipment and furniture are recorded at cost and depreciated using the straight-line method over the estimated useful lives of five years. Leasehold improvements are stated at cost and amortized using the straight-line method over the remaining term of the lease.

(e)	Fair Value of Assets and Liabilities

Due to their nature, the carrying values of the Company’s financial assets such as fees receivable, other receivable, due from members and financial liabilities such as accounts payable and accrued compensation and due to TIG/TMG approximate their fair values.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

(f)	Leases

Effective January 1, 2022, the Company adopted ASC Topic 842, Leases (“ASC 842”) using the modified retrospective approach and applied the standard only to leases that existed at that date. Under the modified retrospective method, the Company does not need to restate the comparative periods in transition and will continue to present financial information and disclosures for periods before January 1, 2022 in accordance with ASC Topic 840. The Company has elected the package of practical expedients allowed under ASC Topic 842, which permits the Company to account for its existing operating leases as operating leases under the new guidance, without reassessing the Company’s prior conclusions about lease identification, lease classification and initial direct cost. As a result of the adoption of the new lease accounting guidance on January 1, 2022, the Company recognized no cumulative adjustment to members’ equity.

The Company determines the initial classification and measurement of its right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The lease term includes any renewal options and termination options that the Company is reasonably assured to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. The incremental borrowing rate is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment.

The Company has elected the practical expedient to not separate lease and non-lease components. The Company’s non-lease components are primarily related to maintenance, insurance and taxes, which varies based on future outcomes and is thus recognized in lease expense when incurred.

(g)	Income Recognition & Fees Receivable

Management fees and incentive fees are accounted for as contracts with customers. Under the guidance for contracts with customers, an entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Management Fees – The Company is entitled to receive management fees as compensation for administering and managing the affairs of the Funds. Management fees are normally received in advance each quarter and recognized monthly as services are rendered. The management fees for our affiliated funds are calculated using approximately 0.75% to 1.5% of the net asset value of the funds’ underlying investments. The management fees for our unaffiliated management companies are calculated using approximately 0.75% to 1.75% of the net asset value of the funds’ underlying investments. There are customer contracts that require the Company to provide investment services, which represents a performance obligation that the Company satisfies over time. All management fees are a form of variable consideration because the amount to which the Company is entitled varies based on fluctuations in the basis for the management fee. Management fees

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

recognized for the years ended December 31, 2022, 2021, and 2020, totaled $44,103,544, $44,503,127, and $35,674,081 respectively, of which the Company recognized $31,762,911, $29,593,661, and $28,237,395 from its affiliated funds and $12,340,633, $14,909,466, and $7,436,686, from its profit and revenue-share investments in unaffiliated management companies for the years ended December 31, 2022, 2021, and 2020, respectively.

Incentive Fees – The Company is entitled to receive incentive fees if certain targeted returns have been achieved as stipulated in the governing documents. Incentive fees are normally received and recognized annually. The incentive fees for our affiliated funds are calculated using 15% to 20% of the net profit/income. The incentive fees for our unaffiliated management companies are calculated using 15% to 20% or 15% to 35%, subject to a 10% hurdle, of the net profit/income.. Incentive fees recognized for the years ended December 31, 2022, 2021, and 2020 totaled $15,440,175, $42,110,201, and $31,454,756, respectively, of which the Company recognized $7,311,553, $37,662,457, and $24,468,911, from its affiliated funds and $8,128,622, $4,447,744, and $6,985,845, from its profit and revenue-share investments in unaffiliated management companies for the years ended December 31, 2022, 2021, and 2020, respectively. All incentive fees are recognized when it is determined that they are no longer probable of significant reversal. Given the nature of each fee arrangement, contracts with customers are evaluated on an individual basis to determine the timing of revenue recognition. Significant judgement is involved in making such determination.

Fees receivable includes management and incentive fees earned during the years ended December 31, 2022 and 2021. The Company evaluates its fees receivable and establishes an allowance for doubtful accounts based on history of past write offs and collections. Fees receivable as of December 31, 2022, and 2021, totaled $16,040,100, and $38,364,976, respectively. There was no allowance at December 31, 2022 and 2021.

Unaffiliated management companies or external strategic managers are global alternative asset managers, with whom the Company makes strategic minority investments in and actively participates in order to leverage the collective resources and synergies to facilitate the growth of the respective businesses.

	Management Fees
	Years Ended December, 31
	2022	2021	2020
Affiliated Funds	$31,762,911	$29,593,661	$28,237,395
Unaffiliated Management Companies	12,340,633	14,909,466	7,436,686

Total Management Fees	$44,103,544	$44,503,127	$35,674,081

	Incentive Fees
	Years Ended December, 31
	2022	2021	2020
Affiliated Funds	$7,311,553	$37,662,457	$24,468,911
Unaffiliated Management Companies	8,128,622	4,447,744	$6,985,845

Total Incentive Fees	$15,440,175	$42,110,201	$31,454,756

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

The table below presents our Total income by type and strategy for the years ended December 31, 2022, 2021 and 2020.

	Years Ended December, 31
	2022	2021	2020
Management Fees:
TIG Arbitrage	$31,762,911	$29,593,661	$28,237,395
Unaffiliated Management Companies:
Real Estate Bridge Lending Strategy	6,691,889	10,713,629	5,565,930
European Equities	3,988,135	2,904,056	1,870,756
Asian Credit and Special Situations	1,660,609	1,291,781	—

Unaffiliated Management Companies Subtotal	12,340,633	14,909,466	7,436,686

Total Management Fees	$44,103,544	$44,503,127	$35,674,081

Incentive Fees:
TIG Arbitrage	$7,311,553	$37,662,457	$24,468,911
Unaffiliated Management Companies:
European Equities	8,094,405	2,540,170	6,985,845
Asian Credit and Special Situations	34,217	1,907,574	—

Unaffiliated Management Companies Subtotal	8,128,622	4,447,744	6,985,845

Total Incentive Fees	$15,440,175	$42,110,201	$31,454,756

Total Income	$59,543,719	$86,613,328	$67,128,837

(h)	Other Investment Gains

Other investment gains include the unrealized and realized gains and losses on the Company’s principal investments. Unrealized Income (Loss) on Investments results from changes in the fair value of the underlying investment, as well as the reversal of unrealized gains (losses) at the time an investment is realized.

(i)	Investments & Fair Value Measurement

The Company elected to carry investments at fair value. Fair value is an estimate of the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date). Fair value measurements are not adjusted for transaction costs. A fair value hierarchy provides for prioritizing inputs to valuation techniques used to measure fair value into three levels:

Level 1-Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2- Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

Level 3-Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgement or estimation. Investments that are included in this category generally include privately held investments with no liquidity.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Members’ use judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 or Level 2 assets or liabilities. Investments are classified within Level 3 of the fair value hierarchy because they trade infrequently (or not at all) and therefore have little or no readily available pricing. Investments in private operating companies are classified within Level 3 of the fair value hierarchy. The Company has procedures in place to determine the fair value of the Company’s Level 3 investments. Such procedures are designed to ensure that the applicable valuation approach is appropriate and that values included in these combined and consolidated financial statements are based on observable inputs when possible or that unobservable valuation inputs are reasonable.

Certain investments are measured at fair value using the net asset value (or its equivalent) practical expedient. U.S. GAAP permits the Company, as a practical expedient, to estimate fair value of an investment in an investment entity based on net asset value (“NAV”) of the investment entity which is calculated in a manner consistent with the measurement principles of ASC Topic 946 Financial Services-Investment Companies. The Company’s investments in investment companies represent interests in private investment companies that do not trade in an active market and represent investments that may require a lock up or future capital contributions based on existing commitments. The Members have elected to value the investment companies using the NAV of each investment company as reported by the investment company without adjustment, unless it is probable that the investment will be sold at a value significantly different than the reported NAV. If the reported NAV of an investment company is not calculated in a manner consistent with the measurement of accounting principles for investment companies generally accepted in the United States, then the Members adjust the reported NAV to reflect the impact of those measurement principles.

The Company does not have any commitments to the underlying investment companies, and redemptions are permitted on a monthly basis and require 30 days’ notice. The strategies of the investment companies comprise is a broad range of investment techniques to achieve its primary objective of capital appreciation through all market cycles.

(j)	Recent Accounting Pronouncements

In March 2020, FASB issued Accounting Standards Update (“ASU”) No. 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The new guidance primarily intends to provide relief to companies that will be impacted by the expected change in benchmark interest rates at the end of 2021, when participating banks will no longer be required to submit London Interbank Offered Rate (LIBOR) quotes by the UK Financial Conduct Authority (FCA). The new guidance allows companies to account for modifications as a continuance of the existing contract without additional analysis as long as the changes to existing contracts are limited to changes to an approved benchmark interest rate. For new and existing contracts, the Company may

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

elect to apply the amendments as of March 12, 2020, through December 31, 2022. The Company is currently assessing the potential impact of the new guidance on the Company’s combined and consolidated financial statements and related disclosures.

In September 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB’s guidance on the impairment of financial instruments. The ASU adds to U.S. GAAP an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses, which the FASB believes will result in more timely recognition of such losses. The ASU is also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. Further, the ASU makes targeted changes to the impairment model for available-for-sale debt securities. The new CECL standard is effective for annual reporting periods beginning after December 15, 2022, and interim periods therein. The Company is in the process of evaluating the potential impact that this guidance will have on the combined and consolidated financial statements and related disclosures.

(k)	Expenses

The Company will pay for all ordinary and extraordinary expenses incurred by it or on its behalf in connection with the management and operation of the Company, including without limitation, mailing, insurance, legal, auditing, reporting and accounting expenses, taxes, interest on borrowed monies, merger expenses, and third-party out-of-pocket expenses. Merger expenses include compensation, technology, and professional fees, such as but not limited to legal, audit, marketing, and consulting costs associated with the Business Combination detailed in Note 14. Expenses are recorded on an accrual basis.

(l)	Subsequent events

The Company evaluates events and transactions that occur subsequent to December 31, 2022, but prior to the issuance of it’s combined and consolidated financial statements that may require adjustment or disclosure in the statements. For any events or transactions that provide additional evidence with respect to conditions that existed as of December 31, 2022, 2021, and 2020 including the estimates inherent in the process of preparing financial statements, the Company recognizes such subsequent events through adjustment to the combined and consolidated financial statements. For any events that provide evidence with respect to conditions that did not exist as of, but arose subsequent to, December 31, 2022, 2021, and 2020, the Company considers whether disclosure of the event in Note 14 is appropriate but does not recognize such subsequent events through adjustment to the combined and consolidated financial statements.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

4.	Investments

	December 31,
	2022	2021
Investment in Affiliated Funds:
TIG Arbitrage Associates Master Fund LP (TFI Partners LLC)	$213,905	$1,668,116
TIG Arbitrage Enhanced Master Fund LP (TFI Partners LLC)	178,617	14,668,140
TIG Arbitrage Enhanced, LP (TIG Advisors LLC)	1,895,465	1,611,065
TIG Sunrise Fund LP (TIG SL Capital LLC)	—	20,190
Arkkan Opportunities Feeder Fund, Ltd. (TIG Advisors LLC)	110,925	109,691
TIG Securitized Asset Master Fund LP (TIG SL Capital LLC)	—	47,506

	2,398,912	18,124,708

Investment in Unaffiliated Management Companies:
Romspen Investment Corporation	72,523,098	74,496,906
Arkkan Capital Management Limited	16,691,692	15,887,115
Zebedee Asset Management	56,915,730	35,520,354

	146,130,520	125,904,375

Total Investments	$148,529,432	$144,029,083

The following table summarizes the valuation of the Company’s investments by level within the ASC 820 fair value hierarchy as of December 31, 2022:

	Level 1	Level 2	Level 3	Total
Investment - Unaffiliated Management Companies	$—	$—	$146,130,520	$146,130,520
Investments - Affiliated Funds (i)				2,398,912

Total				$148,529,432

The following table summarizes the valuation of the Company’s investments by level within the ASC 820 fair value hierarchy as of December 31, 2021:

	Level 1	Level 2	Level 3	Total
Investment - Unaffiliated Management Companies	$—	$—	$125,904,375	$125,904,375
Investments - Affiliated Funds (i)				18,124,708

Total				$144,029,083

(i)

Certain investments that are measured at fair value using the net asset value (or its equivalent) practical expedient have not been categorized in the fair value hierarchy. The fair value amounts presented in this

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

4.	Investments (continued)

table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the combined and consolidated statements of financial position.

There were purchases of $0 and $13,925,652 of Level 3 investments during the years ended December 31, 2022, and 2021, respectively. There were no transfers in or transfers out of Level 1, 2, or 3 for the years ended December 31, 2022, and 2021.

The following provides information on the valuation techniques and nature of significant unobservable inputs used to determine the value of Level 3 assets and liabilities. The inputs are not indicative of the unobservable inputs that may have been used for an individual asset or liability.

Quantitative Information about Level 3 Fair Value Measurements

Investments in Securities	Fair Value December 31, 2022	Valuation Methodology and Techniques	Unobservable Inputs	Range / Weighted Average
Investment in Unaffiliated Management Companies	$148,529,432	Discounted cash flow	Discount rate Long-term growth rate	16%-50% (32%) 3%

Investments in Securities	Fair Value December 31, 2021	Valuation Methodology and Techniques	Unobservable Inputs	Range
Investment in Unaffiliated Management Companies	$125,904,375	Discounted cash flow	Discount rate Long-term growth rate	26%-30% (28%) 3%

The primary unobservable inputs in the discounted cash flow methodology are the selected discount rate and the long-term growth rate. The discount rate selection for each investment was calibrated using the implied internal rate of return as of the original investment date, adjusted for certain market- and company-specific factors. A decrease to the unobservable discount rate input would have a corresponding increase to the fair value of the investment. The selected long-term growth rate for each investment was based on long-term GDP growth rates in the geographic locations of the underlying Unaffiliated Investment Manager, with consideration for general growth in the asset management industry. An increase to the unobservable growth rate input would have a corresponding increase to the fair value of the investment. There is not a specific interrelationship between these two unobservable inputs.

	Investments – Affiliated Funds
	Years Ended December, 31
	2022	2021
Balance at beginning of year	$18,124,708	$12,997,025
Gains/(losses) recognized in other income	439,731	490,860
Purchases	4,970,846	16,088,668
Sales	(21,136,373)	(11,451,845)

Balance at end of year	$2,398,912	$18,124,708

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

4.	Investments (continued)

	Investments – Unaffiliated Management Companies
	Years Ended December, 31
	2022	2021
Balance at beginning of year	$125,904,375	$97,101,000
Gains/(losses) recognized in other income	20,226,145	14,953,323
Purchases	—	13,925,652
Sales	—	(75,600)

Balance at end of year	$146,130,520	$125,904,375

5.	Fixed Assets

Fixed assets at December 31, 2022 and 2021, consisted of the following:

	December 31,
	2022	2021
Office equipment	$139,520	$139,520
Less accumulated depreciation	139,520	128,220

Office equipment, net	—	11,300

Leasehold improvements	720,624	720,624
Less accumulated amortization	579,970	523,633

Leasehold improvements, net	140,654	196,991

Fixed assets, net	$140,654	$208,291

Depreciation and amortization expense was $184,650 for the year ended December 31, 2022, and $164,958 for the years ended December 31, 2021 and 2020.

6.	Retirement Plans

The Company sponsors a defined contribution 401(k) plan for the benefit of its employees. The plan allows employees to contribute a percentage of their salary subject to certain limitations, set forth by the Internal Revenue Service, on a pretax basis. At its discretion, the Company can make profit sharing plan contributions to the participants’ accounts. The Company’s contributions for the years ended December 31, 2022, 2021, and 2020 were $284,462, $256,850, and $282,430, respectively, all of which was payable at year end and is included in accounts payable and accrued expenses on the combined and consolidated statements of financial position.

7.	Related Party Transactions

Due from Members represents amounts advanced to Members for various expenses. This amount has no stated interest rate or repayment terms.

Due from/to TIG/TMG represents amounts owed to or from entities which are related to TIG Trinity Management, LLC such as Tiedemann Investment Group (“TIG”) and Tiedemann Management Group

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

7.	Related Party Transactions (continued)

(“TMG”). The amounts are loaned between entities with no specific payment terms and no stated interest rate, as necessary.

As of January 1, 2022, the Company shares office space with Tiedemann Advisors, LLC, an entity which shares a common owner with TIG Trinity Management, LLC and TIG Trinity GP, LLC. The Company makes the total payment for use of the office space on a monthly basis and is reimbursed by Tiedemann Advisors, LLC for its proportional share within the same period. For the year ended December 31, 2022, TIG’s share of the rent expense was approximately $1,124,000 and was included as occupancy costs on the combined and consolidated statement of operations.

In the prior year, the Company shared office space with Tiedemann Wealth Management, an entity which shares a common owner with TIG Trinity Management, LLC and TIG Trinity GP, LLC. The Company paid Tiedemann Wealth Management for use of the office space on a monthly basis. For the year ended December 31, 2021, the total rent expense was $1,400,000 and was included as occupancy costs on the combined and consolidated statement of operations. For the year ended December 31, 2020, the total rent expense was approximately $1,300,000 and was included as occupancy costs on the combined and consolidated statements of operations.

8.	Leases

The Company determines whether an arrangement is a lease at inception. The Company has operating leases for one office location and various office equipment. As of December 31, 2022, our leases generally have remaining lease terms of up to 2 years. The Company has considered renewal options in determining the lease term used to establish our right-of use assets and lease liabilities. Our lease agreements do not contain any material residual guarantees or material restrictive covenants.

The Company recognizes lease liabilities at the present value of the contractual fixed lease payments discounted using our incremental borrowing rate, as the rate implicit in the lease is typically not readily determinable, as of the lease commencement date or upon modification of the lease. The Company has elected the short-term lease practical expedient, in which all leases with lease terms below 12 months are expensed accordingly.

The Company has lease agreements that contain both lease and non-lease components, and the Company accounts for lease components together with non-lease components (e.g., common-area maintenance).

The components of lease expense for the year ended December 31, 2022 was as follows:

Operating lease expense	$1,208,412
Variable lease expense	358,363
Short-term lease expense	9,660

Total lease expense	$1,576,435

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

8.	Leases (continued)

Supplemental cash flow information and non-cash activity related to our operating leases are as follows:

Year ended December 31, 2022
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash lease expense	1,108,520
Operating cash flow information:
Decrease in lease liabilities — operating	(1,035,449)

Supplemental balance sheet information related to our operating leases is as follows:

	Balance Sheet Classification	Year ended December 31, 2022
Right-of-use-assets	Lease right-of-use assets	$2,749,744
Current lease liabilities	Lease liabilities, current portion	$1,183,882
Non-current lease liabilities	Lease liabilities	$1,638,933

Weighted-average remaining lease term and discount rate for our operating leases are as follows:

Year ended December 31, 2022
Weighted-average remaining lease term	2.3 years
Weighted-average discount rate	3.0%

As of December 31, 2022, the future minimum lease payments for the Company’s operating leases for each of the years ending December 31 were as follows:

2023	$1,250,123
2024	1,250,123
2025	420,173

Total lease payments	2,920,419
Less: Imputed interest	97,604

Present value of lease liabilities	$2,822,815

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

9.	Commitments

As of December 31, 2021, the Company’s affiliate (Tiedemann Wealth Management) leases its office under an operating lease which commenced in April 2010 and expires in April 2025. Future minimum rent payments paid by the affiliate for the next five years are approximately as follows:

Year ending December 31
2022	$1,841,680
2023	1,841,680
2024	1,841,680
2025	460,420

Total	$5,985,460

The Company’s rent expense amounted to approximately $1,400,000 for the year ended December 31, 2021 and $1,300,000 for the year ended December 31, 2020 and is included as a component of occupancy costs on the accompanying combined and consolidated statement of operations.

10.	Term Loan

The Company entered into a credit agreement with Texas Capital Bank, National Association, a national banking association lender located in Dallas, TX on March 23, 2018 and revised on April 3, 2020, with a total available amount of $45,000,000 and a maturity date of April 3, 2026 (the “Term Loan”). As part of the credit agreement, Texas Capital Bank will serve as the administrative agent of the loan on behalf of other lenders. The credit agreement includes $15,000,000 which was lent by Cross First Bank. The main purpose of the Term Loan is to borrow in order to acquire minority-share purchases in asset management companies. In accordance with the credit agreement, the Company may request additional term loans.

There were no guarantees by Members of the Company. The balance of the loan was $42,750,000 and $45,000,000, as of December 31, 2022 and 2021, respectively. There were debt issuance costs of $671,043 and $594,758 as of December 31, 2022 and 2021, respectively, with a balance of $298,423, and $339,151, remaining as of December 31, 2022 and 2021, respectively, included in the Term Loan, long term balance in the combined and consolidated statements of financial position and amortization expense of $117,013 during the year ended December 31, 2022, and $80,718 during the years ended December 31, 2021 and 2020, respectively.

The interest rate on the loan is calculated based on the LIBOR rate plus 4%. Interest on the indebtedness evidenced by this note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated.

Interest expense for the years ended December 31, 2022, 2021, and 2020, was $2,593,062, $2,239,608, and $2,363,144, respectively.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

10.	Term Loan (continued)

The Term Loan and interest are payable quarterly in twenty equal installments beginning on July 1, 2021. As of December 31, 2021, the minimum payments under the loan are as follows:

Year ending December 31,
2022	$9,000,000
2023	9,000,000
2024	9,000,000
2025	9,000,000
2026	6,750,000

Total	$42,750,000

11.	Members’ Capital

Pre-tax net profits or losses of the Company are to be allocated to all Members in proportion to their agreed upon ownership percentages. Net profits or losses of the Company, excluding those net profits or losses associated with the TIG Arbitrage Strategy, are allocated to all Members in proportion to their agreed upon ownership percentages.

With respect to the TIG Arbitrage Strategy, each class of Members have certain rights to net profits or losses. Following the payment of the Class I Member revenue share, the remaining net profits or losses of the strategy are divided amongst the Class A, B, C, and D-1 members with 49.37% of the remaining net profits allocated to the Class D-1 Member and the balance allocated to Class A, Class B, and Class C Members in proportion to their agreed upon ownership percentages.

12.	Risk Factors

The significant types of financial risks to which the Company is exposed include, but are not limited to, performance risk, liquidity risk, and other additional risks. Market risk represents the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations. In addition, the market risk could adversely affect the business of underlying companies and their associated entities in many ways, including by reducing the value of assets under management and negatively affecting the underlying companies’ ability to attract future capital commitments, any of which could materially reduce the value of the Company. Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments, including its inability to sell investments quickly or at close to fair value. In the ordinary course of business, the Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote. The extent of the impact of the coronavirus (“COVID-19”) outbreak on the financial performance of the Company’s investments will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions and the impact of COVID-19 on the financial markets and the overall economy, all of which are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s investment results may be materially adversely affected.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries

Notes to the Combined and Consolidated Financial Statements

Years ended December 31, 2022, 2021, and 2020

(Expressed in United States Dollars)

13.	Legal settlement

In July 2021, the Company entered into a confidential settlement agreement with respect to an outstanding legal action. As of July 31, 2021, there was no remaining outstanding liability related to this legal action, and the Company does not expect to accrue any additional amounts with respect to the settlement agreement.

14.	Subsequent Events

Based on management’s evaluation, there are no events subsequent to December 31, 2022, that require adjustment to or disclosure in the combined and consolidated financial statements, except as noted below and in Note 15. Management has evaluated events and transactions through and including March XX, 2023, the date these combined and consolidated financial statements were available to be issued.

On September 19, 2021, the Company executed a definitive business combination agreement with, inter alios, Cartesian Growth Corporation (“Cartesian”), Tiedemann Wealth Management Holdings, LLC (“TWMH”), and Alvarium Investments Limited (“Alvarium”) whereby the Company, TWMH, and Alvarium will merge to form Alvarium Tiedemann Holdings, LLC, a multi-disciplinary financial services business and a wholly owned subsidiary of Alvarium Tiedemann Capital, LLC (“Umbrella”). Umbrella will become publicly listed through a business combination with Cartesian, a special purpose acquisition company, which will be renamed “Alvarium Tiedemann Holdings, Inc.” upon the completion of the transaction. The successful completion of the transaction closed January 3, 2023. The Company and the related affiliates are evaluating the accounting policies for the transaction.

15.	Recent Events Relating to the Disruptions in the U.S. Banking System

In March 2023, the shut-down of certain financial institutions raised economic concerns over disruptions in the U.S. banking system. The U.S. government took certain actions to strengthen public confidence in the U.S. banking system. However, there can be no certainty that the actions taken by the U.S. government will be effective in mitigating the effects of financial institution failures on the economy and restoring public confidence in the U.S. banking system. Additional financial institution failures may occur in the near term that may limit access to short-term liquidity or have adverse impacts to the economy. As disclosed in Note 3, the Company maintains cash amounts in excess of federally insured limits in the aggregate amount of $7,840,612, as of December 31, 2022, and has certain concentrations in credit risk that expose the Company to risk of loss if the counterparty is unable to perform as a result of future disruptions in the U.S. banking system or economy. In March 2023, the Company transferred most cash balances to a large money center bank and the remaining balances with other banks are below FDIC limits.

Alvarium Investments Limited

Consolidated Financial Statements for years ended
31 December 2022, 2021 and 2020

Alvarium Investments Limited

Consolidated Financial Statements

Alvarium Investments Limited

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Alvarium Investments Limited:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Alvarium Investments Limited and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with generally accepted accounting principles in the United Kingdom.

Differences from U.S. Generally Accepted Accounting Principles

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from United States (U.S.) generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 36 to the consolidated financial statements.

Emphasis of matter – uncertain outcome of allegations regarding Home REIT Plc

We draw attention to note 31 to the financial statements concerning the ongoing media allegations regarding Home REIT plc’s operations, triggered by a report issued by a short seller, and that cite certain group subsidiaries, Alvarium Home REIT Advisors Limited (AHRA) and Alvarium Fund Managers (UK) Limited, which act as investment advisor and alternative investment fund manager, respectively, to Home REIT plc. It has been announced that current and former investors may potentially bring claims in connection with the allegations.

No provision for any liability that may result has been made in the financial statements, however any claims or other actions may be material and the outcome is uncertain.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

London, United Kingdom

Date: April 17, 2023

Alvarium Investments Limited

Consolidated Statement of Comprehensive Income

		2022	2021	2020
	Note	£	£	£
Turnover	4	81,625,144	75,164,498	52,263,050

Cost of sales		(91,525,454)	(50,415,876)	(40,032,428)

Gross profit		(9,900,310)	24,748,622	12,230,622

Administrative expenses		(30,069,601)	(19,983,039)	(12,629,478)
Government grant income		—	—	759,664
Gains/(losses) on investments	5	2,108	(452,591)	165,014
Amortisation of goodwill		(3,330,261)	(3,429,870)	(3,488,827)
Amortisation of other intangible assets		(5,482,048)	(2,293,872)	(2,334,873)

Operating loss	6	(48,780,112)	(1,410,750)	(5,297,878)

(Loss)/Gain on impairment or disposal of operations		(107,277)	—	577,795
Loss on financial assets at fair value through profit or loss		(105,606)	(54,136)	—
Loss from disposal of investment in associate	7	(54,615)	—	—
Gain on disposal of investment in joint venture	8	4,660,861	—	—
Share of profit of associates	15	760,372	1,410,850	459,284
Share of (loss)/profit of joint ventures	15	(264,317)	2,898,485	1,925,289
Income from other fixed asset investments	9	10,349	547,789	3,158
Interest receivable	10	158,460	204,070	249,084
Amounts written off loans and investments receivable	15	(1,642,997)	(373,425)	(879,498)
Interest payable	11	(5,920,704)	(1,811,470)	(729,588)

(Loss)/profit before taxation		(51,285,586)	1,411,413	(3,692,354)

Taxation on ordinary activities	12	4,770,378	536,461	315,163

(Loss)/profit for the financial year		(46,515,208)	1,947,874	(3,377,191)

Share of other comprehensive income/(loss) of joint ventures		23,969	(507,667)	(112,050)
Foreign currency retranslation		1,686,817	(678,566)	951,843

Other comprehensive income/(loss) for the year		1,710,786	(1,186,233)	839,793

Total comprehensive (loss)/income for the year		(44,804,422)	761,641	(2,537,398)

(Loss)/profit for the financial year attributable to:
The owners of the parent company		(46,505,793)	1,126,029	(4,845,399)
Non-controlling interests		(9,415)	821,845	1,468,208

		(46,515,208)	1,947,874	(3,377,191)

Total comprehensive (loss)/income for the year attributable to:
The owners of the parent company		(44,795,363)	(57,666)	(4,010,562)
Non-controlling interests		(9,059)	819,307	1,473,164

		(44,804,422)	761,641	(2,537,398)

All the activities of the group are from continuing operations.

These Consolidated financial statements were approved by the board of directors and authorised for issue on 17 April 2023, and are signed on behalf of the board by:

Mr E P Shave

Director

The notes from page 9 onwards form part of these Consolidated financial statements.

Alvarium Investments Limited

Consolidated Statement of Financial Position

		2022	2021
		£	£
	Notes
Fixed assets
Intangible assets	13	66,049,421	33,642,087
Tangible assets	14	2,402,852	758,152
Investments:	15
Investments in associates		1,856,641	2,729,247
Investments in joint-ventures		5,502,555	10,096,077
Other fixed asset investments		271,317	1,972,169

		76,082,786	49,197,732

Current assets
Debtors	16	47,002,705	37,003,398
Investments	17	7,446	4,254
Cash and cash equivalents		7,152,898	12,961,870

		54,163,049	49,969,522

Creditors: amounts falling due within one year	18	(96,335,091)	(40,903,852)

Net current (liabilities)/assets		(42,172,042)	9,065,670

Total assets less current liabilities		33,910,744	58,263,402

Creditors: amounts falling due after more than one year		—	—

Provisions
Taxation including deferred tax	21	(2,011,960)	(1,958,233)

Net assets		31,898,784	56,305,169

Capital and reserves
Called up share capital	27	7,433	7,433
Share premium account	28	32,105,520	32,105,520
Other reserves	28	23,001,035	23,001,035
Profit and loss account	28	(23,219,621)	1,177,705

Equity attributable to the owners of the parent company		31,894,367	56,291,693

Non-controlling interests		4,417	13,476

		31,898,784	56,305,169

These Consolidated financial statements were approved by the board of directors and authorised for issue on 17 April 2023, and are signed on behalf of the board by:

Mr E P Shave

Director

The notes from page 9 onwards form part of these Consolidated financial statements.

Alvarium Investments Limited

Consolidated Statement of Changes in Equity

	Called up share capital	Share premium account	Other reserves	Profit and loss account	Equity attributable to the owners of the parent company	Non- controlling interests	Total
	£	£	£	£	£	£	£
At 1 January 2020	6,880	20,276,656	23,001,035	20,098,773	63,383,344	259,825	63,643,169

(Loss)/income for the year	—	—	—	(4,845,399)	(4,845,399)	1,468,208	(3,377,191)
Other comprehensive (loss)/income for the year:
Share of other comprehensive loss of joint ventures	—	—	—	(112,050)	(112,050)	—	(112,050)
Foreign currency retranslation	—	—	—	946,887	946,887	4,956	951,843

Total comprehensive (loss)/income for the year	—	—	—	(4,010,562)	(4,010,562)	1,473,164	(2,537,398)

Issue of shares	68	1,411,372	—	—	1,411,440	—	1,411,440
Dividends paid and payable	—	—	—	—	—	(137,112)	(137,112)
Equity-settled share-based payments	—	—	—	7,296	7,296	—	7,296

Total investments by and distributions to owners	68	1,411,372	—	7,296	1,418,736	(137,112)	1,281,624

At 31 December 2020	6,948	21,688,028	23,001,035	16,095,507	60,791,518	1,595,877	62,387,395

The consolidated statement of changes in equity

continues on the following page.

The notes from page 9 onwards form part of these Consolidated financial statements.

Alvarium Investments Limited

Consolidated Statement of Changes in Equity (continued)

	Called up share capital	Share premium account	Other reserves	Profit and loss account	Equity attributable to the owners of the parent company	Non- controlling interests	Total
	£	£	£	£	£	£	£
At 1 January 2021	6,948	21,688,028	23,001,035	16,095,507	60,791,518	1,595,877	62,387,395

Income for the year	—	—	—	1,126,029	1,126,029	821,845	1,947,874
Other comprehensive income for the year:
Share of other comprehensive loss of joint ventures	—	—	—	(507,667)	(507,667)	—	(507,667)
Foreign currency retranslation	—	—	—	(676,028)	(676,028)	(2,538)	(678,566)

Total comprehensive (loss)/income for the year	—	—	—	(57,666)	(57,666)	819,307	761,641

Issue of shares	506	10,417,492	—	—	10,417,998	—	10,417,998
Dividends paid and payable	—	—	—	—	—	(901,103)	(901,103)
Cancellation of subscribed capital	(21)	—	—	—	(21)	—	(21)
Equity-settled share-based payments	—	—	—	(1,333)	(1,333)	—	(1,333)
Increase in shareholding in subsidiary company	—	—	—	(14,858,803)	(14,858,803)	(1,500,605)	(16,359,408)

Total investments by and distributions to owners	485	10,417,492	—	(14,860,136)	(4,442,159)	(2,401,708)	(6,843,867)

At 31 December 2021	7,433	32,105,520	23,001,035	1,177,705	56,291,693	13,476	56,305,169

The consolidated statement of changes in equity

continues on the following page.

The notes from page 9 onwards form part of these Consolidated financial statements.

Alvarium Investments Limited

Consolidated Statement of Changes in Equity (continued)

	Called up share capital	Share premium account	Other reserves	Profit and loss account	Equity attributable to the owners of the parent company	Non- controlling interests	Total
	£	£	£	£	£	£	£
At 1 January 2022	7,433	32,105,520	23,001,035	1,177,705	56,291,693	13,476	56,305,169
Loss for the year				(46,505,793)	(46,505,793)	(9,415)	(46,515,208)
Other comprehensive income for the year:
Share of other comprehensive loss of joint ventures	—	—	—	23,969	23,969	—	23,969
Foreign currency retranslation	—	—	—	1,686,461	1,686,461	356	1,686,817

Total comprehensive (loss)/income for the year	—	—	—	(44,795,363)	(44,795,363)	(9,059)	(44,804,422)
Equity-settled share-based payments	—	—	—	20,413,653	20,413,653	—	20,413,653
Increase in shareholding in subsidiary company	—	—	—	(15,616)	(15,616)	—	(15,616)

Total investments by and distributions to owners	—	—	—	20,398,037	20,398,037	—	20,398,037

At 31 December 2022	7,433	32,105,520	23,001,035	(23,219,621)	31,894,367	4,417	31,898,784

The notes from page 9 onwards form part of these Consolidated financial statements.

Alvarium Investments Limited

Consolidated Statement of Cash Flows

	2022	2021	2020
	£	£	£
Cash flows from operating activities
(Loss)/profit for the financial year	(46,515,208)	1,947,874	(3,377,191)

Adjustments for:
Depreciation of tangible assets	510,283	552,293	536,319
Amortisation of intangible assets	8,812,309	5,723,742	5,823,700
Amounts written off investments	1,642,997	373,425	879,498
Loss on financial assets at fair value through profit or loss	105,606	54,136	—
Loss from disposal of investment in associate	54,615	—	—
Gain on disposal of investment in joint venture	(4,660,861)	—	—
Share of (profit) of associates	(760,372)	(1,410,850)	(459,284)
Share of loss/(profit) of joint ventures	264,317	(2,898,485)	(1,925,289)
Income from other fixed asset investments	(10,349)	(547,789)	(3,158)
Interest receivable	(158,460)	(204,070)	(249,084)
Interest payable	5,920,704	1,811,470	729,588
Gain on impairment or disposal of operations	107,277	—	(577,795)
Equity-settled share-based payments	20,413,653	(1,333)	7,298
Unrealised foreign currency (gains)/losses	(467,917)	(46,570)	256,619
Taxation on ordinary activities	(4,770,378)	(536,461)	(315,163)
Gain on disposal of other investments	(2,108)	—	(222,222)
Loss on disposal and restructuring of interests in joint ventures	—	452,591	57,206

Changes in:
Trade and other debtors	(64,282)	(7,920,849)	(3,058,969)
Trade and other creditors	13,142,346	15,154,004	4,038,604

Cash generated from operations	(6,435,828)	12,503,128	2,140,677

Dividends received	3,267,065	3,109,589	2,351,142
Tax paid	(699,086)	(1,160,931)	(1,161,396)

Net cash (used in)/from operating activities	(3,867,849)	14,451,786	3,330,423

Cash flows from investing activities
Purchase of tangible assets	(2,120,903)	(415,228)	(381,522)
Cash advances and loans granted	(1,412,152)	(2,741,467)	(1,799,350)
Cash receipts from the repayment of advances and loans	1,503,170	615,512	404,677
Acquisition of subsidiaries net of cash acquired	—	—	71,157
Acquisition of interests in associates and joint ventures	(7,327)	(6,208)	(85)
Proceeds from sale of interests in associates and joint ventures	4,677,161	10,206	—
Purchases of other investments	(37,269)	(170,210)	(78,904)
Proceeds from sale of other investments	30,564	102,740	224,361
Interest received	134,459	43,210	59,402
Deferred consideration paid on acquisition	(192,461)	(859,107)	(999,081)
Outflow of cash balances on disposal of subsidiary	—	—	(2,934)
Transaction with equity holders	(15,615)	(6,326,146)	—
Cash receipts pursuant to asset acquisition	1,031,366	—	—

Net cash from/(used in) investing activities	3,590,993	(9,746,698)	(2,502,279)

The consolidated statement of cash flows

continues on the following page.

The notes from page 9 onwards form part of these Consolidated financial statements.

Alvarium Investments Limited

Consolidated Statement of Cash Flows (continued)

	2022	2021	2020
	£	£	£
Cash flows from financing activities
Proceeds from issue of ordinary shares	—	—	1,411,440
Proceeds from borrowings	—	1,675,460	—
Payments of finance lease liabilities	(127,174)	(240,336)	(222,793)
Interest paid	(5,881,242)	(912,769)	(628,992)
Dividends paid	—	(561,103)	(137,112)

Net cash (used in)/from financing activities	(6,008,416)	(38,748)	422,543

Net (decrease)/increase in cash and cash equivalents	(6,285,272)	4,666,340	1,250,687
Cash and cash equivalents at beginning of year	12,961,870	8,298,069	7,057,488
Exchange gain/(losses) on cash and cash equivalents	476,300	(2,539)	(10,106)

Cash and cash equivalents at end of year	7,152,898	12,961,870	8,298,069

The notes from page 9 onwards form part of these Consolidated financial statements.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements

1.	General information

Alvarium Investments Limited (the Company) is a private company limited by shares, registered in England and Wales. The address of the registered office is 10 Old Burlington Street, London, W1S3AG, England. This report contains the consolidated results of Alvarium Investments Limited and its subsidiaries, joint ventures and associates (together the Group).

2.	Statement of compliance

These financial statements prepared in accordance with FRS 102 (“UK GAAP”) differ in certain significant respects from financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Details of the significant differences between US GAAP and UK GAAP are set out in note 36 to these financial statements.

3.	Accounting policies

Basis of preparation

The financial statements have been prepared for the sole purpose of inclusion in SEC filings on behalf of Alvarium Tiedemann Holdings Inc. (“ALTi”) (formerly Cartesian Growth Corporation) under the United States securities laws and regulations regarding the business combination of Alvarium Investments Limited, Tiedemann Advisors, LLC and TIG Advisors.

The financial information set out above does not constitute the Company’s statutory accounts for the years ended 31 December 2022, 2021 or 2020. Statutory accounts for 2022 were approved on 17 April 2023. Statutory accounts for 2021 and 2020 have been delivered to the registrar of companies.

The preparation of the financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the group and company accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 3.

The financial statements are presented in UK pounds sterling, which is the functional currency of the Group.

Going concern

On 3 January 2023 the business combination and public listing with Cartesian Growth Corporation (now “Alvarium Tiedemann Holdings, Inc.”) announced on 20 September 2021 became effective.

The Group reported a loss for the year ending 31 December 2022. Expenses related to the merger transaction, including legal and professional fees of £8.7M contributed significantly to the Group’s loss position. In addition, the Group settled, in cash, payments owed to employees through its Long-Term Incentive Plan (LTIP) at an amount of £10.5M. The group also recognised an equity settled share-based payment of £20.4m awarded to LTIP participants. Whilst these awards impacted the group’s loss position, they are a non cash award and will not result in any future cash outflow.

The Group had current liabilities in excess of current assets as at 31 December 2022. As a result of the merger, Alvarium Tiedemann Holdings obtained a $250M senior secured credit facility. Subsequent to year end, the facility was utilised by Alvarium Tiedemann Holdings to repay the subordinated shareholder loan (£40m) and bank loan (£10m) on its behalf by way of capital contribution, as part of the terms of the business combination agreement. This reduced the Group’s current liability position by £50m.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Going concern (continued)

The facility remains $113M undrawn as at 31 March 2023 and could be made available, subject to covenant compliance and approval of Alvarium Tiedemann Holdings, for utilisation to fund operations and for the group to meet its liabilities as they fall due.

The Group had current liabilities in excess of current assets as at 31 December 2022. As a result of the merger, Alvarium Tiedemann Holdings obtained a $250M senior secured credit facility. Subsequent to year end, the facility was utilised by Alvarium Tiedemann Holdings to repay the subordinated shareholder loan (£40m) and bank loan (£10m) on its behalf by way of capital contribution, as part of the terms of the business combination agreement. This reduced the Group’s current liability position by £50m. The facility remains $113M undrawn as at 31 March 2023 and could be made available, subject to covenant compliance and approval of Alvarium Tiedemann Holdings, for utilisation to fund operations and for the group to meet its liabilities as they fall due.

The directors do not anticipate a plausible scenario in which the change in control environment would change the regulatory capital requirement to a level that would impact the Group’s ability to comply. While there are changes to the existing legal entity group structure post-acquisition, all existing business lines continue to operate.

The Group currently meets its day to day working capital requirements from cash reserves and recurring revenue streams. The directors have prepared budgets which indicate that the Group will be profitable and have sufficient funds to meet its liabilities as they fall due for at least the next 12 months from date of approval of these financial statements. The base case scenario assumes that transactional revenue in Co-Investments and Merchant banking will continue as projected in the latest rolling forecasts. Under this scenario, the normal recurring revenue streams and divisional cash flows adequately cover the operating cost base. This does not account for any future adverse market movements which is outside management control. The base case forecasts also assume that any legal expenses incurred in relation to any claims or other actions discussed in note 31 would be recoverable from insurers.

The directors have also considered a severe but plausible scenario in their budgets. This assumed a reduction of 5% within investment advisory and family office services divisions and a 50% reduction in co-investment and merchant banking divisions. Furthermore, discretionary bonuses were reduced to nil and other discretionary costs such as travel, entertaining and compensation related expenses were reduced. Under this scenario, the diversified mix of recurrent income provides sufficient coverage to meet any obligations as and when they fall due. No amounts are included in respect of any claims or other actions.

The Directors have also considered the longer-term impact of any claims or other actions and are confident that any outflows can be met from existing or additional shareholder support/facilities available and/or insurance if needed.

In conjunction with this assessments above and the availability of senior debt facility, the Directors believe the Company has sufficient reserves to address any potential financial impact arising from plausible downside scenarios considered and consequently, the Directors have concluded that the company will have sufficient funds to continue to meet its liabilities as they fall due for at least 12 months from the date of approval of the financial statements and therefore have prepared the financial statements on a going concern basis.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Consolidation

The Group consolidated financial statements include the financial statements of the Company and all of its subsidiary undertakings together with the Group’s share of the results of associates and joint ventures made up to 31 December 2022.

A subsidiary is an entity controlled by the Group. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Where the Group owns less than 50% of the voting powers of an entity but controls the entity by virtue of an agreement with other investors which gives it control of the financial and operating policies of that entity, the Group accounts for that entity as a subsidiary.

Where the Group controls more than 50% of the voting powers of an entity but restrictions exist to entitlement of profit which would comprise a severe long term restriction, such entities are not consolidated. See the ‘significant judgement’ section on page 13 for more information.

Where a subsidiary has different accounting policies to the Group, adjustments are made to those subsidiary financial statements to apply the Group’s accounting policies when preparing the consolidated financial statements.

An associate is an entity, being neither a subsidiary nor a joint venture, in which the Group holds a long-term interest and where the Group has significant influence. The Group considers that it has significant influence where it has the power to participate in the financial and operating decisions of the associate. The results of associates are accounted for using the equity method of accounting.

Accounting for joint ventures and associates uses financial information provided by management of those entities. This is the best available information at the time of reporting and consolidated using the equity method appropriately in our Group results. Where information is received post year-end regarding conditions that existed at the year-end, this is treated as a type one adjusting event.

Any subsidiary undertakings or associates sold or acquired during the year are included up to, or from, the dates of change of control or change of significant influence respectively.

Where control of a subsidiary is lost, the gain or loss is recognised in the consolidated income statement. The cumulative amounts of any exchange differences on translation, recognised in equity, are not included in the gain or loss on disposal and are transferred to retained earnings. The gain or loss also includes amounts included in other comprehensive income that are required to be reclassified to profit or loss but excludes those amounts that are not required to be reclassified.

Where control of a subsidiary is achieved in stages, the initial acquisition that gave the Group control is accounted for as a business combination. Thereafter where the Group increases its controlling interest in the subsidiary the transaction is treated as a transaction between equity holders. Any difference between the fair value of the consideration paid and the carrying amount of the non-controlling interest acquired is recognised directly in equity. No changes are made to the carrying value of assets, liabilities or provisions for contingent liabilities.

The Company historically held investments in two associates (Alvarium PO (Payments) Ltd and Alvarium Investment Management Ltd) where additional interests were subsequently purchased giving the company control and resulting in consolidation of a subsidiary undertaking. In accordance with FRS 102.A.3.21, and in order to give a true and fair view, goodwill was calculated as the sum of the goodwill arising on each purchase of shares in these entities, being the difference at the date of each purchase between the fair value of the consideration given and the fair value of the identifiable assets and liabilities attributable to the

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Consolidation (continued)

interest purchased. This represents a departure from the method set out in FRS 102, under which goodwill is calculated as the difference between the total acquisition cost of acquiring 100% of these entities and the fair value of the identifiable assets and liabilities of these entities on the date that they each became a subsidiary. The statutory method would not give a true and fair view because it would result in the group’s share of these entities’ retained reserves, during the period that it was an associate, being re-characterised as goodwill.

The effect of this departure at 31 December 2022, 31 December 2021, 31 December 2020 and 1 January 2020 is to:

•	decrease profit for the year by £34,266 (2021: £34,266, 2020: £34,266)

•	increase the revaluation reserve by £133,722 (2021: £133,722) (1 Jan 2021 £133,722) (1 Jan 2020: £133,722)

•	decrease retained profits by £65,189 (2021: decrease £30,923) (1 Jan 2021: increase £3,343) (1 Jan 2020: £37,609); and

•	increase goodwill by £68,533 (2021: £102,799) (1 Jan 2021: £137,065) (1 Jan 2020: £171,332)

The statutory method would not give a true and fair view because it would result in the financial statements portraying LJ GP Ltd as the acquirer, when in fact the shareholders of LJ Capital Ltd have obtained control of the combined group. Applying the statutory method would result in the loss of the financial history of LJ Capital Ltd.

All intra-Group transactions, balances, income and expenses are eliminated on consolidation. Adjustments are made to eliminate the profit or loss arising on transactions with associates to the extent of the Group’s interest in the entity.

Non-controlling interests

Minority interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity. Minority interests consist of the amount of those interests at the date of the original business combination and the minority’s share of changes in equity since the date of the combination.

The proportions of profit or loss and changes in equity allocated to the owners of the parent and to the minority interests are determined on the basis of existing ownership interests and do not reflect the possible exercise or conversion of options or convertible instruments.

Judgements and key sources of estimation uncertainty

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the amounts reported. These estimates and judgements are continually reviewed and are based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Significant judgements

The judgements (apart from those involving estimations) that management has made in the process of applying the entity’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements are as follows:

Equity method investees

There are certain of our joint venture and associates partners in equity method investees that, since the investment was entered into, have become related parties of the Group as a result of holding executive management positions in one or more Group members or subsidiary. An assessment was performed and determined that this does not give the Group control of the relevant equity method investee as each related party’s holding in the relevant equity method investee is unrelated to their employment by the Group member to which they are related and the relevant related parties are not bound by any contractual or other agreement to vote in the same way as Alvarium in connection with their holdings in the relevant equity method investee. Furthermore, in each instance, the equity method investee also has an unrelated third party member and, as a result of governance provisions in the relevant equity method agreement, the equity method investee is controlled jointly by all of its members and not by Alvarium alone.

Entities excluded from consolidation due to limited economic rights

In the case of LJ Maple Limited, LJ Maple Circus Limited, LJ Maple Hamlet Limited, LJ Maple Hill Limited, LJ Maple Belgravia Limited, LJ Maple St Johns Wood Limited, LJ Maple Kew Limited, LJ Maple Chelsea Limited, LJ Maple Tofty Limited, LJ Green Lanes Holdings Limited, LJ Maple Kensington Limited, LJ Maple Nine Elms Limited, LJ Maple Duke Limited and LJ Maple Abbey Limited, the group control 100% of the voting rights (aside from reserved matters) by virtue of their holding of a certain class of shares.

These entities have all issued a separate class of shares to third party investors and raised finance from them, which has then been invested, indirectly, in one or more underlying real estate transactions. These classes of shares do not have any voting rights but are entitled to the vast majority of the economic returns from the investment. The Group is entitled to ongoing fees from the entities for monitoring and reporting on the underlying real estate transactions and also, potentially, when the underlying real estate transactions are exited and funds returned to investors, to performance based fees which are calculated as a percentage of the total profits from each underlying deal which exceed a defined return to the third party investors. The Group is not an investor itself and does not otherwise participate in distributions from these entities.

While the Group controls the ordinary voting rights of these entities, these entities are excluded from consolidation because of severe long-term restrictions on the Group’s ability to actually exercise control over them. These restrictions are contained in the articles of association and shareholders’ agreements of the relevant entities and they relate to the substantive business activities (including the financial and operating policies) of the entities and include reserved matters contained in the shareholders’ agreements which are substantive as regards the activities of the entities and which require the approval of 75% of all shareholders (including the investor share class). As a result of these restrictions and the Group’s limited economic rights in the entities, the Group does not have the power to govern the financial and operating policies of the entities so as to obtain a benefit from the entities’ activities and, accordingly, the entities are not controlled by the Group for the purposes of FRS 102 and are excluded from consolidation on this basis.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Significant judgements (continued)

Each entity has instead been classified as a fixed asset investment at cost less impairment, with any distributions recognised upon receipt. Details concerning the financial performance and position of these entities can be found in note 15 of these financial statements.

Limited economic rights over entities owned by the group

The group owns 100% of the share capital of LJ London Holdings Limited. The company was incorporated to invest in a property joint venture. To fund this, loan funding was obtained by LJ London Holdings Limited from a third party. Under the terms of the loan the vast majority of the profits from the venture revert to the lender, with the group entitled to a promote fee at conclusion. The group had no financial exposure to the venture.

The group considers the terms of the loan to demonstrate a severe long term restriction over rights to income from LJ London Holdings Limited. It has therefore been classified as a fixed asset investment at cost less impairment, with any dividends recognised upon receipt. In the absence of the terms of the loan, it would otherwise have been classified as a subsidiary.

Key sources of estimation uncertainty

Accounting estimates and assumptions are made concerning the future and, by their nature, will rarely equal the related actual outcome. The key assumptions and other sources of estimation uncertainty that have a risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are as follows:

Convertible loan note receivable

The Group has determined that one of its investments, which has historically been measured at fair value, is no longer recoverable, and has therefore fully written off this investment in the year, as shown in note 15. This investment is an asset without an active observable market that can be used to infer a fair value, and has historically been valued based on the limited market data available.

The Group notes that the recoverability of this asset is dependent on an exit, repayment scenario or significant change in the company’s financial operations as the company is an early-stage company which does not generate cash flow from operations and is highly leveraged. In the continued absence of any detailed financial information for this investment—and considering the decline in global market conditions—the Group has concluded that this asset is irrecoverable and has written it off in full.

Useful economic lives and impairment of intangible assets

The annual amortisation charge for intangible assets is sensitive to changes in the estimated useful economic lives and residual values of the assets. The useful economic lives and residual values are re-assessed annually.

The group also considers whether intangible assets are impaired. Where an indication of impairment is identified the estimation of recoverable value requires estimation of the recoverable value of the cash generating units (CGUs). See note 13 for the carrying amount of the intangible assets, and note 3 for the useful economic lives for each class of asset.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Key sources of estimation uncertainty (continued)

The Group performed a full quantitative impairment assessment over the LXI REIT intangible in relation to the newly acquired investment management agreement which has been fully absorbed into LXI REIT Advisors Limited. The assessment was triggered due to an impairment indicator being identified as at year end. The recoverable amount was determined by assessing the fair value less cost to sell for the LXI REIT CGU. The fair value less cost to sell was determined using a blended methodology of using both an income approach, specifically the discounted cash flow (“DCF”) approach and a market approach.

The overall fair value less cost to sell was greater than the carrying value and hence no impairment charge has been recognised. The key assumptions used in determining the DCF value was expected aggregated cash flows which was extrapolated using a long- term terminal growth rate of 3.0% and a discount rate of 18.5%. The market approach applied a selected multiple based on a guideline public company analysis which considered the company’s size, growth and profitability relative to the guideline companies. Management have performed a sensitivity analysis as of 31 December 2022 and established that the discount rate would need to increase to more than 20.5% before an impairment of the LXI REIT CGU would be required. The long-term terminal growth rate of 3% would need to reduce by more than 2% before an impairment of the LXI REIT CGU would be required. Management however notes that the changes in assumptions leading to an impairment are not considered plausible.

Impairment tests for goodwill December 2022

The Group has determined that it has a single CGU in relation to asset management for the purposes of assessing the carrying value of goodwill. This determination is made on the basis that the Group’s structure is highly interconnected, with shared management, directors and clients. As a result, the Group is deemed to be the smallest identifiable group of assets that generates cash inflows that are largely independent.

In line with Section 27 of FRS 102, Impairment of Assets, a full impairment review was undertaken as at 31 December 2022. The recoverable amount within the fund management CGU was determined by assessing the value-in-use using long-term cash flow projections for the CGU.

Data for the explicit forecast period of 2023-2028 is based on the 2023-24 budget and forecasts for 2025-2028. Increases in operating costs have been taken into account and include assumed new business volumes. All relevant risks, including market risk and competitor risk has been built into these forecasts. Cash flows beyond the explicit forecast period are extrapolated using a long term terminal growth rate of 3.0%. To arrive at the net present value, cash flows have been discounted using a discount rate of 16%.

The overall value-in-use was greater than the carrying value and hence no impairment charge has been recognised. The key assumptions used in determining this amount were expected aggregated fund flows and the discount rate.

Management have performed a sensitivity analysis as of 31 December 2022 and established that the discount rate would need to increase to more than 200% before an impairment of goodwill would be required. The average annual growth rate for expected fund flows over the forecast period is 11.6% and would need to reduce to more than -20% per annum before an impairment of goodwill would be required.

Impairment tests for goodwill December 2021

The Group has determined that it has a single CGU in relation to asset management for the purposes of assessing the carrying value of goodwill. This determination is made on the basis that the Group’s structure

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Key sources of estimation uncertainty (continued)

is highly interconnected, with shared management, directors and clients. As a result, the Group is deemed to be the smallest identifiable group of assets that generates cash inflows that are largely independent.

In line with Section 27 of FRS 102, Impairment of Assets, a full impairment review was undertaken as at 31 December 2021. The recoverable amount within the fund management CGU was determined by assessing the value-in-use using long-term cash flow projections for the CGU.

Data for the explicit forecast period of 2022-2026 is based on the 2022 budget and forecasts for 2022-2026. Increases in operating costs have been taken into account and include assumed new business volumes. Cash flows beyond the explicit forecast period are extrapolated using a long term terminal growth rate of 3.0%. To arrive at the net present value, cash flows have been discounted using a discount rate of 12.5%.

The overall value-in-use was greater than the carrying value and hence no impairment charge has been recognised. The key assumptions used in determining this amount were expected aggregated fund flows and the discount rate.

Management have performed a sensitivity analysis as of 31 December 2021 and established that the discount rate would need to increase to more than 95% before an impairment of goodwill would be required. The average annual growth rate for expected fund flows over the forecast period is 4.0% and would need to reduce to more than -40% per annum before an impairment of goodwill would be required.

Impairment tests for goodwill December 2020

The Group has determined that it has a single CGU in relation to asset management for the purposes of assessing the carrying value of goodwill. This determination is made on the basis that the Group’s structure is highly interconnected, with shared management, directors and clients. As a result, the Group is deemed to be the smallest identifiable group of assets that generates cash inflows that are largely independent.

In line with Section 27 of FRS 102, Impairment of Assets, a full impairment review was undertaken as at 31 December 2020. The recoverable amount within the fund management CGU was determined by assessing the value-in-use using long-term cash flow projections for the CGU.

Data for the explicit forecast period of 2021-2026 is based on the 2021 budget and forecasts for 2021-2026. Increases in operating costs have been taken into account and include assumed new business volumes. Cash flows beyond the explicit forecast period are extrapolated using a long-term terminal growth rate of 3.0%. To arrive at the net present value, cash flows have been discounted using a discount rate of 18.0%.

The overall value-in-use was greater than the carrying value and hence no impairment charge has been recognised. The key assumptions used in determining this amount were expected aggregated fund flows and the discount rate.

Management have performed a sensitivity analysis as of 31 December 2020 and established that the discount rate would need to increase to more than 80% before an impairment of goodwill would be required.

The average annual growth rate for expected fund flows over the forecast period is 8.0% and would need to reduce to more than -30% per annum before an impairment of goodwill would be required.

Impairment tests for equity method investees December 2022

The group has considered whether there are any indications that its investments in joint ventures and associates may be impaired at 31 December 2022, and has noted one joint venture where impairment

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Key sources of estimation uncertainty (continued)

indicators exist. In line with Section 27 of FRS 102, Impairment of Assets, a detailed value in use calculation has therefore been produced for this asset.

Data for the explicit forecast period of 2023-2027 is based on the 2023 budget. Cash flows beyond the explicit forecast period are extrapolated using a long term terminal growth rate of 3.0%. To arrive at the net present value, cash flows have been discounted using a discount rate of 30%.

The overall value in use in this calculation is greater than the carrying amount for this joint venture, and hence no impairment charge has been recognised. The key assumptions used in this calculation were the discount rate and revenue growth rates.

Impairment tests for equity method investees December 2021

The Group has considered whether there are any indications that its investments in joint ventures and associates may be impaired at 31 December 2021, and has noted one joint venture where impairment indicators exist. In line with Section 27 of FRS 102, Impairment of Assets, a detailed value-in-use calculation has therefore been produced for this asset.

Data for the explicit forecast period of 2022-2026 is based on the 2022 budget. Cash flows beyond the explicit forecast period are extrapolated using a long term terminal growth rate of 3.0%. To arrive at the net present value, cash flows have been discounted using a discount rate of 11.5%.

The overall value-in-use in this calculation is greater than the carrying amount for this joint venture, and hence no impairment charge has been recognised. The key assumptions used in this calculation were the discount rate and revenue growth rates.

Management have performed a sensitivity analysis as of 31 December 2021 and have established that the discount rate would need to increase by more than 100% before an impairment of this asset would be required. Similarly, reducing the terminal growth rate of 3% to 0% would still not result in an impairment to this asset.

Useful economic lives sensitivity

The tables below detail the impact of the amortisation charge reported in the event of a 5%-10% increase or decrease in the useful economic lives of the Group’s intangible assets.

2022:

	Goodwill	Client lists	Brands	Total
	£	£	£	£
Current amortisation	3,330,261	5,482,048	—	8,812,309
Amortisation with -5% UEL	3,505,538	5,770,576	—	9,276,114
Amortisation with -10% UEL	3,700,290	6,091,164	—	9,791,454
Amortisation with +5% UEL	3,171,677	5,220,998	—	8,392,674
Amortisation with +10% UEL	3,027,510	4,983,680	—	8,011,189

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Key sources of estimation uncertainty (continued)

2021:

	Goodwill	Client lists	Brands	Total
	£	£	£	£
Current amortisation	3,429,870	2,293,872	—	5,723,742
Amortisation with -5% UEL	3,610,391	2,414,602	—	6,024,993
Amortisation with -10% UEL	3,810,968	2,548,747	—	6,359,715
Amortisation with +5% UEL	3,266,544	2,184,640	—	5,451,184
Amortisation with +10% UEL	3,118,065	2,085,338	—	5,203,403

2020:

	Goodwill	Client lists	Brands	Total
	£	£	£	£
Current amortisation	3,488,827	2,334,873	—	5,823,700
Amortisation with -5% UEL	3,672,451	2,457,761	—	6,130,212
Amortisation with -10% UEL	3,876,476	2,594,303	—	6,470,779
Amortisation with +5% UEL	3,322,693	2,223,689	—	5,546,382
Amortisation with +10% UEL	3,171,662	2,122,612	—	5,294,274

Deferred tax assets in respect of tax losses

The group has material brought forward and carried forward tax losses in the United Kingdom and the United States of America. There is significant estimation uncertainty surrounding the timing of which these losses may be utilised in future. Management reviews forecasts in estimating whether sufficient future taxable profits are likely to arise to warrant recognition of an asset in respect of such losses. The Group’s policy is to only consider forecasts which have been finalised and approved as at the period end, which in this case are for the years ended 31 December 2023 and 2024. In the case of the United Kingdom, these forecasts indicate these losses are to be fully utilised in those periods.

AHRA Continued Consolidation

On December 30, 2022, Alvarium RE Limited (“ARE”), an indirect wholly-owned subsidiary of Alvarium, entered into an agreement to sell 100% of the equity of Alvarium Home REIT Advisors Ltd (“AHRA”) to a newly formed entity owned by the management of AHRA, for aggregate consideration approximately equal to GBP 24 million. The consideration comprised a promissory note maturing December 31, 2023, subject to extension if mutually agreed upon by the parties thereto. Additionally, ARE received a call option pursuant to which ARE has the right to repurchase AHRA prior to the repayment of the Note for a purchase price equal to the loan balance then outstanding thereunder.

The consolidated financial statements include the accounts of AHRA. Subsidiaries are companies over which Alvarium has the power indirectly and/or directly to control the financial and operating policies so as to obtain benefits. In assessing control for accounting purposes, potential voting rights that are presently exercisable or convertible are taken into account. Although Alvarium does not presently have legal control of AHRA, it has a right to reacquire such legal control through the call option it holds and accordingly AHRA has been deemed to be a subsidiary for accounting purposes.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Revenue recognition

Turnover comprises revenue (exclusive of Value Added Tax) recognised by the group in respect of services supplied.

Corporate finance engagements

Fees for annual or quarterly services are billed in advance. Turnover for the provision of annual or quarterly services is recognized in the profit and loss account on a pro rata basis as the service is delivered over the period from the date of the invoice or renewal. The resulting accrued or deferred income is included within debtors or creditors respectively. The service provided to clients is generally providing reporting on funds invested into the relevant deals. This would include corporate finance engagements, management support and office space.

Placement fees are recognised as invoiced at the point of transaction closing.

Interest and investment income

Interest income is recognised using the effective interest rate method.

Dividend income is recognised when the right to receive payment is established.

UK Investment advisory revenue

The revenue shown in the accounts represents amounts due to the group for services rendered in the year, exclusive of Value Added Tax. Consultancy fees are invoiced on a quarterly basis in arrears and therefore at any point in time there is a level of accrued income pro-rata to the services rendered.

The majority of Advisory fees are received from the Pershing Platform quarterly in arrears. At any point in time there is a level of accrued income pro-rata to the expected annual revenues from Pershing.

Overseas Investment advisory revenue

Portfolio management and performance fees generally consist of percentage fees based upon client’s portfolio size and performance and are billed to clients following the close of each calendar quarter. At the end of each month there is an income accrual provided for pro rata quarterly fees which are billed post quarter end. These fees are gross amounts with any related commissions payable presented in cost of sales.

Trust and fiduciary revenue

Invoices raised in advance for the provision of annual services are taken to the profit and loss account on a pro rata basis over the year from the date of the invoice or renewal. The resulting deferred income is included within creditors. Work in Progress is carried at 70% of recorded unbilled time at each month end. This is considered by management to be a reliable consistent estimate of the recoverable proportion of unbilled time at any point, based on retrospective reviews.

Private and family office revenue

Turnover represents amounts receivable for services net of VAT and trade discounts. Invoicing is completed monthly in arrears, with any resulting accrued income included in debtors at the year end.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Revenue recognition (continued)

Revenue from the rendering of services is measured by reference to the stage of completion of the service transaction at the end of the reporting period provided that the outcome can be reliably estimated. The services cover a clearly defined period of time with no uncertainty as to outcome, and therefore we have used the length of time elapsed as the main measure for determining the stage of completion.

Income tax

The taxation expense represents the aggregate amount of current and deferred tax recognised in the reporting period. Tax is recognised in profit or loss, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, tax is recognised in other comprehensive income or directly in equity, respectively.

Current tax is recognised on taxable profit for the current and past periods. Current tax is measured at the amounts of tax expected to pay or recover using the tax rates and laws that have been enacted or substantively enacted at the reporting date.

Deferred tax is recognised in respect of all timing differences at the reporting date. Unrelieved tax losses and other deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Deferred tax is measured using the tax rates and laws that have been enacted or substantively enacted by the reporting date that are expected to apply to the reversal of the timing difference.

The Group’s unrecognised deferred tax assets are disclosed in note 22 to the financial statements.

Foreign currencies

Functional and presentational currency

The Group financial statements are presented in pound sterling.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions.

At each period end foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined.

Foreign exchange gains and losses resulting from the settlement of transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the profit and loss account.

Foreign operations

The trading results of Group undertakings are translated into sterling at the average exchange rates for the year. The assets and liabilities of overseas undertakings, including goodwill and fair value adjustments

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Foreign currencies (continued)

arising on acquisition, are translated at the exchange rates ruling at the year end. Exchange adjustments arising from the retranslation of opening net investments and from the translation of the profits or losses at average rates are recognised in ‘Other comprehensive income’ and allocated to non-controlling interest as appropriate.

Operating leases

Rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged against profits on a straight-line basis over the period of the lease.

The aggregate benefit of lease incentives is recognised as a reduction to expense over the lease term, on a straight-line basis.

Goodwill

Amortisation is calculated so as to write off the cost of an asset, less its estimated residual value, over the useful economic life of that asset as follows:

Subsidiaries, joint ventures and associates - 10 years straight line.

Intangible assets

Intangible assets are initially recorded at cost, and are subsequently stated at cost less any accumulated amortisation and impairment losses. Any intangible assets carried at revalued amounts, are recorded at the fair value at the date of revaluation, as determined by reference to an active market, less any subsequent accumulated amortisation and subsequent accumulated impairment losses.

Intangible assets acquired as part of a business combination are recorded at the fair value at the acquisition date.

Amortisation

Amortisation is calculated so as to write off the cost of an asset, less its estimated residual value, over the useful life of that asset as follows:

Goodwill	-	10 years straight line
Brands and licences	-	Between 2 and 5 years straight line
Customer list	-	Between 9 and 22 years straight line

The useful lives of the brands and licenses are based on the contractual agreements that underpin these or the period of expected use, whilst the useful lives of the customers lists depend on the nature of the customer relationships. These useful lives have been benchmarked to market data for entities of a similar nature as part of the PPA work carried out on the acquisition of these entities.

If there is an indication that there has been a significant change in amortisation rate, useful life or residual value of an intangible asset, the amortisation is revised prospectively to reflect the new estimates.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Tangible assets

Tangible assets are initially recorded at cost, and subsequently stated at cost less any accumulated depreciation and impairment losses. Any tangible assets carried at revalued amounts are recorded at the fair value at the date of revaluation less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

An increase in the carrying amount of an asset as a result of a revaluation, is recognised in other comprehensive income and accumulated in equity, except to the extent it reverses a revaluation decrease of the same asset previously recognised in profit or loss. A decrease in the carrying amount of an asset as a result of revaluation, is recognised in other comprehensive income to the extent of any previously recognised revaluation increase accumulated in equity in respect of that asset. Where a revaluation decrease exceeds the accumulated revaluation gains accumulated in equity in respect of that asset, the excess shall be recognised in profit or loss.

Depreciation

Depreciation is calculated so as to write off the cost or valuation of an asset, less its residual value, over the useful economic life of that asset as follows:

Short leasehold property improvements	-	Various - straight line over remaining term on property lease
Fixtures and fittings	-	Between 3 and 5 years straight line
Office equipment	-	Between 3 and 5 years straight line

Investments

Un-listed fixed asset investments are initially recorded at cost and subsequently stated at cost less any accumulated impairment losses. Listed investments are measured at fair value with changes in fair value being recognised in profit or loss. The Group also holds an unlisted convertible note investment at fair value, see note 15 for further detail.

Investments in subsidiaries

Investments in subsidiaries are held at cost less impairment. Impairment reviews are made on an annual basis. Impairment is measured as the difference between the carrying value and best estimate of the value in use or amount receivable on sale. Impairment costs are recognised through the income statement.

Investments in associates

Investments in associates are accounted for using the equity method of accounting, whereby the investment is initially recognised at the transaction price and subsequently adjusted to reflect the group’s share of the profit or loss, other comprehensive income and equity of the associate.

When the Group’s share of losses of an associate investment equals or exceeds the carrying amount of its investment, the Group stops recognising its share of further losses. The Group recognises its share of any subsequent profits only after its share of profits equals its share of losses not recognised.

Goodwill arising on acquisition of associates is included within the investment cost. This is amortised over 10 years and included in the share of profits/losses included in the income statement.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Investments in joint ventures

Investments in joint ventures are accounted for using the equity method of accounting, whereby the investment is initially recognised at the transaction price and subsequently adjusted to reflect the group’s share of the profit or loss, other comprehensive income and equity of the joint venture.

When the Group’s share of losses of a joint venture investment equals or exceeds the carrying amount of its investment, the Group stops recognising its share of further losses. The Group recognises its share of any subsequent profits only after its share of profits equals its share of losses not recognised.

Goodwill arising on acquisition of joint ventures is included within the investment cost. This is amortised over 10 years and included in the share of profits/losses included in the income statement.

Impairment of fixed assets

A review for indicators of impairment is carried out at each reporting date, with the recoverable amount being estimated where such indicators exist. Where the carrying value exceeds the recoverable amount, the asset is impaired accordingly. Prior impairments are also reviewed for possible reversal at each reporting date. For the purposes of impairment testing, when it is not possible to estimate the recoverable amount of an individual asset, an estimate is made of the recoverable amount of the cash-generating unit to which the asset belongs.

The cash-generating unit is the smallest identifiable group of assets that includes the asset and generates cash flows that are largely independent of the cash flows from other assets or groups of assets.

For impairment testing of goodwill, the goodwill acquired in a business combination is, from the acquisition date, allocated to each of the cash-generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the company are assigned to those units.

Finance leases

Assets held under finance leases are recognised in the statement of financial position as assets and liabilities at the lower of the fair value of the assets and the present value of the minimum lease payments, which is determined at the inception of the lease term. Any initial direct costs of the lease are added to the amount recognised as an asset.

Lease payments are apportioned between the finance charges and reduction of the outstanding lease liability using the effective interest method. Finance charges are allocated to each period so as to produce a constant rate of interest on the remaining balance of the liability.

Government grants

Government grants are recognised at the fair value of the asset received or receivable. Grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attaching to them and the grants will be received. Government grants are recognised using the accrual model.

Under the accrual model, government grants relating to revenue are recognised on a systematic basis over the periods in which the Group recognises the related costs for which the grant is intended to compensate. Grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the entity with no future related costs are recognised in income in the period in which it becomes receivable.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Provisions

Provisions are recognised when the entity has an obligation at the reporting date as a result of a past event, it is probable that the entity will be required to transfer economic benefits in settlement and the amount of the obligation can be estimated reliably. Provisions are recognised as a liability in the statement of financial position and the amount of the provision as an expense.

Provisions are initially measured at the best estimate of the amount required to settle the obligation at the reporting date and subsequently reviewed at each reporting date and adjusted to reflect the current best estimate of the amount that would be required to settle the obligation. Any adjustments to the amounts previously recognised are recognised in profit or loss unless the provision was originally recognised as part of the cost of an asset.

Financial instruments

The group applies Sections 11 and 12 of FRS 102 in respect of financial instruments.

Basic Financial assets

Basic financial assets, including trade and other receivables, are initially recognised at transaction price, unless the arrangement constitutes a financing transaction, where the transaction is measured at the present value of the future receipts discounted at a market rate of interest. Such assets are subsequently carried at amortised cost using the effective interest method. At the end of each reporting period financial assets measured at amortised cost are assessed for objective evidence of impairment. If an asset is impaired the impairment loss is the difference between the carrying amount and the present value of the estimated cash flows discounted at the asset’s original effective interest rate. The impairment loss is recognised in profit or loss. If there is a decrease in the impairment loss arising from an event occurring after the impairment was recognised, the impairment is reversed. The reversal is such that the current carrying amount does not exceed what the carrying amount would have been had the impairment not previously been recognised. The impairment reversal is recognised in profit or loss.

Other Financial Assets

Other financial assets, including investments in equity instruments which are not subsidiaries, associates or joint ventures, are initially measured at fair value, which is normally the transaction price. Such assets are subsequently carried at fair value and the changes in fair value are recognised in profit or loss, except that investments in equity instruments that are not publicly traded and whose fair values cannot be measured reliably are measured at cost less impairment. Financial assets are derecognised when (a) the contractual rights to the cash flows from the asset expire or are settled, or (b) substantially all the risks and rewards of the ownership of the asset are transferred to another party, or (c) despite having retained some significant risks and rewards of ownership, control of the asset has been transferred to another party who has the practical ability to unilaterally sell the asset to an unrelated third party without imposing additional restrictions.

Basic Financial liabilities

Basic financial liabilities, including trade and other payables, bank loans, loans from fellow group companies and preference shares that are classified as debt, are initially recognised at transaction price,

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Financial instruments (continued)

unless the arrangement constitutes a financing transaction, where the debt instrument is measured at the present value of the future receipts discounted at a market rate of interest. Debt instruments are subsequently carried at amortised cost, using the effective interest rate method. Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade payables are recognised initially at transaction price and subsequently measured at amortised cost using the effective interest method. Financial liabilities are derecognised when the liability is extinguished, that is when the contractual obligation is discharged, cancelled or expires.

Other financial liabilities

Other financial liabilities issued by the group comprise convertible loan notes that can be converted to share capital at the option of the holder, and the number of shares to be issued does not vary with changes in their fair value. The liability component of other financial liabilities are initially recognised at the fair value of a similar liability that does not have an equity conversion option. The equity component is initially recognised as the difference between the fair value of other financial liabilities as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of other financial liabilities is measured at amortised cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition except on conversion or expiry.

Loans receivable

Loans receivable are measured initially at fair value and are measured subsequently at amortised cost using the effective interest method, less any impairment. An indicative interest rate is used to calculate the amortised cost of interest free related party loans. This is based on comparable interest rates on loans that the Group has given to other entities.

Executory contracts

Where the Group holds derivative options for non-financial instruments, these are treated as executory contracts and are therefore held off the balance sheet. See note 23 of these financial statements for more information.

Employee benefits

All employee benefits are categorised under cost of sales.

Defined contribution pension plans

Contributions to defined contribution plans are recognised as an expense in the period in which the related service is provided. Prepaid contributions are recognised as an asset to the extent that the prepayment will lead to a reduction in future payments or a cash refund.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Employee benefits (continued)

When contributions are not expected to be settled wholly within 12 months of the end of the reporting date in which the employees render the related service, the liability is measured on a discounted present value basis. The unwinding of the discount is recognised as a finance cost in profit or loss in the period in which it arises.

Share-based payments

The Group issues share-based payments to certain employees, including directors. These share-based payments are recognised in accordance with section 26 of FRS 102.

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, together with a corresponding increase in equity, based upon the group’s estimate of the shares that will eventually vest, which involves making assumptions about the number of leavers over the vesting period. The vesting period is determined by the period of time the employees must remain in the Group’s employment before the rights to the shares transfer unconditionally to them.

Fair value has been determined with reference to recent transactions with external investors in the company’s shares.

Where the terms of an equity-settled transaction are modified, as a minimum an expense is recognised as if the terms had not been modified. In addition, an expense is recognised for any increase in the value of the transaction as a result of the modification, as measured at the date of modification.

Where an equity-settled transaction is cancelled, it is treated as if it had vested on the date of the cancellation, and any expense not yet recognised for the transaction is recognised immediately.

However, if a new transaction is substituted for the cancelled transaction and designated as a replacement transaction on the date that it is granted, the cancelled and new transactions are treated as if they were a modification of the original transaction, as described in the previous paragraph.

Cash settled share-based payments are measured at fair value at the balance sheet date. The Group recognises a liability based on the estimate of options that will vest and the expected vesting date. Further information on the cash settled share-based payments in the period are detailed in note 25 of these financial statements.

Annual bonus plan

The Group operates an annual bonus plan for employees. An expense is recognised in the profit and loss account when the Group has a legal or constructive obligation to make payments under the plan as a result of past events and a reliable estimate of the obligation can be made.

Short term benefits

Short term benefits, including holiday pay and other similar non-monetary benefits, are recognised as an expense in the period in which the service is received.

Business combinations

Business combinations are accounted for using the purchase method.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

3.	Accounting policies (continued)

Business combinations (continued)

The cost of a business combination is measured as the aggregate of the fair values, at the acquisition date, of assets given, liabilities incurred or assumed, and equity instruments issued plus any costs directly attributable to the business combination.

Where control is achieved in stages, goodwill is calculated as the sum of the goodwill arising on each purchase of shares in these entities, being the difference at the date of each purchase between the fair value of the consideration given and the fair value of the identifiable assets and liabilities attributable to the interest purchased.

Where the business combination requires an adjustment to the cost contingent on future events, the estimated amount of that adjustment is included in the cost of the combination at the acquisition date at fair value. Where contingent consideration is estimated at acquisition and this estimate changes, any change to the consideration is treated as an adjustment to the goodwill.

On acquisition of a business, fair values are attributed to the identifiable assets, liabilities and contingent liabilities unless the fair value cannot be measured reliably, in which case the value is incorporated in goodwill. Where the fair value of contingent liabilities cannot be reliably measured they are disclosed on the same basis as other contingent liabilities.

Goodwill recognised represents the excess of the fair value and directly attributable costs of the purchase consideration over the fair values to the Group’s interest in the identifiable net assets, liabilities and contingent liabilities acquired.

Goodwill is amortised over its expected useful life. Where the Group is unable to make a reliable estimate of useful life, goodwill is amortised over a period not exceeding 10 years. Goodwill is assessed for impairment when there are indicators of impairment and any impairment is charged to the income statement. Reversals of impairment are recognised when the reasons for the impairment no longer apply.

Merger relief is applied where the Group issues equity shares in consideration for the shares of another company and secures at least a 90% equity holding in the other company. Where the criteria for merger relief are met, share premium is not recorded on the issue of these shares, and instead a merger reserve is used. This is a requirement of section 612 of the Companies Act 2006 when these criteria are met.

Impact of changes to accounting

FRS 102 was amended in December 2020 to deal with the financial reporting implications associated with the replacement of interest rate benchmarks as part of the international interest rate benchmark reforms. These amendments are referred to as Phase 2 of the interest rate benchmark reform related amendments to FRS 102. Application of the amendments is mandatory and effective for accounting periods beginning on or after 1 January 2021, with early application permitted. There is no effect of the interest rate benchmark reform on the current or prior years’ financial statements. The effect of the reform on the future financial statements is currently uncertain.

4.	Turnover

Turnover arises from:

	2022	2021	2020
	£	£	£
Rendering of services	81,625,144	75,164,498	52,263,050

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

4.	Turnover (continued)

The turnover is attributable to the one principal activity of the Group. An analysis of turnover by the geographical markets that substantially differ from each other is given below:

	2022	2021	2020
	£	£	£
United Kingdom	59,756,726	53,053,810	32,371,445
Switzerland	4,540,147	5,550,023	5,535,726
Portugal	1,592,940	1,283,637	913,623
USA	9,537,758	8,367,509	7,339,809
Hong Kong	3,967,811	5,206,522	4,863,268
Spain	27,750	335,633	347,149
France	2,202,012	1,367,364	784,189
Australia	—	—	107,841
	—	—	—

	81,625,144	75,164,498	52,263,050

5.	Gains/(losses) on investments

	2022	2021	2020
	£	£	£
Loss on disposal and restructuring of interests in joint ventures and associates	—	(452,591)	(57,208)
Gain on disposal of other investments	2,108	—	222,222
	—	—	—

	2,108	(452,591)	165,014

The loss reported in 2021 includes a transaction of £148,277 between equity holders in the group headed by Alvarium Investment (NZ) Limited which has had the impact of diluting the share of net assets of the investee held by the Group. The balance of £304,314 relates to the disposal of the group’s interests in Alvarium Media Finance LLC.

The loss in the 2020 relates to the Group reducing its holding in Alvarium Investment (NZ) Limited from 50% to 46%.

6.	Operating profit or loss

Operating profit or loss is stated after charging/(crediting):

	2022	2021	2020
	£	£	£
Depreciation of tangible assets	510,283	552,293	536,319
Impairment of trade debtors	2,397,367	277,682	439,829
Equity-settled share-based payments (credit)/expense	20,413,653	(1,333)	7,296
Cash-settled share-based payments expense	10,484,590	—	—
Foreign exchange differences	(1,140,522)	278,611	451,027

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

7.	Loss from disposal of investment in associate

	2022	2021	2020
	£	£	£
Loss on disposal of interests in associates	54,615	—	—

8.	Gain on disposal of investment in joint venture

	2022	2021	2020
	£	£	£
Gain on disposal of interests in JV	4,660,861	—	—

The gain reported in the current year relates to the disposal of the group’s 46% interest in Alvarium Investment (NZ) Limited and 23% interests in Templeton C&M Holdco Limited and NZ PropCo Holdings Limited. On 30 September 2022 the Group fully disposed of its investments in these joint ventures in return for cash consideration of £7.3m. £2.7m of this consideration is deferred, with £692k being receivable on 30 September 2023 and £1,975k being receivable in ten equal instalments over the next 5 years. Non-current consideration receivable has been recognised at present value using a discount rate of 8%.

9.	Income from other fixed asset investments

	2022	2021	2020
	£	£	£
Income from disposal of asset held at book value	—	530,170	—
Loss on disposal of other fixed asset investments	(1)	—	—
Dividends from other fixed asset investments	10,350	17,619	3,158
	—	—	—

	10,349	547,789	3,158

10.	Interest receivable

	2022	2021	2020
	£	£	£
Interest on loans and receivables	61,802	44,002	100,694
Interest on cash and cash equivalents	3,228	313	1,700
Interest receivable from joint ventures and associates	93,430	159,755	146,690
	—	—	—

	158,460	204,070	249,084

The total income recognised in respect of financial assets measured at amortised cost is £158,460 (2021: £204,070, 2020: £249,084).

The group does not have any financial assets measured at fair value through profit or loss.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

11.	Interest payable

	2022	2021	2020
	£	£	£
Interest on banks loans and overdrafts	694,854	626,214	631,866
Interest on obligations under finance leases and hire purchase contracts	2,835	19,683	37,226
Interest on shareholder loan facility	5,205,024	844,053	–
Other interest payable and similar charges	17,991	321,520	60,496
	—	—	—

	5,920,704	1,811,470	729,588

The total expense recognised in relation to financial liabilities measured at amortised cost is £5,920,704 (2021: £1,811,470, 2020: £729,588).

The group does not have any financial liabilities measured at fair value through profit or loss.

12.	Taxation on ordinary activities

Major components of tax income

	2022	2021	2020
	£	£	£
Current tax:
UK current tax expense	—	303,357	686,159
Adjustments in respect of prior periods	5,762	380	(18,420)

Total UK current tax	5,762	303,737	667,739
Foreign current tax expense	384,770	517,781	362,736
Adjustments in respect of prior periods	44,423	(20,344)	30,727

Total foreign tax	429,193	497,437	393,463

Total current tax	434,955	801,174	1,061,202

Deferred tax:
Origination and reversal of timing differences	(3,775,045)	1,407,915	(142,158)
Impact of change in tax rate	(1,384,235)	(156,063)	58,184
Recognition of prior period timing differences	—	(2,589,487)	(1,292,391)
Adjustments in respect of prior periods	(46,053)	—	—

Total deferred tax	(5,205,333)	(1,337,635)	(1,376,365)

Taxation on ordinary activities	(4,770,378)	(536,461)	(315,163)

On 3 March 2021 the UK government announced an intention to increase the UK corporation tax rate to 25% with effect from 1 April 2023. The impact of this on the Group’s deferred tax assets and liabilities is included above.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

12.	Taxation on ordinary activities (continued)

Reconciliation of tax income

The tax assessed on the (loss)/profit on ordinary activities for the year is higher than (2021: lower than, 2020: higher than) the standard rate of corporation tax in the UK of 19% (2021: 19%, 2020: 19%).

	2022	2021	2020
	£	£	£
(Loss)/profit on ordinary activities before taxation	(51,285,586)	1,411,413	(3,692,354)

(Loss)/profit on ordinary activities by rate of tax	(9,744,260)	268,168	(701,547)
Adjustment to tax charge in respect of prior periods	4,132	(19,964)	12,307
Effect of expenses not deductible for tax purposes	2,829,162	1,672,344	369,791
Effect of capital allowances and depreciation	(5,228)	52,978	3,298
Effect of revenue exempt from tax	—	(3)	(125,015)
Effect of different overseas tax rates on some earnings	(397,054)	(193,301)	(218,185)
Utilisation of tax losses	—	(422,151)	(95,239)
Unused tax losses	4,030,074	402,001	1,235,991
(Gain)/loss on disposal not taxable	(855,205)	28,173	(99,993)
Amortisation arising on consolidation	632,750	651,675	662,877
Recognition of DTAs for previously unrecognised losses	—	(2,589,487)	(1,292,391)
Effect of change in UK tax rates	(1,384,235)	(156,063)	—
Specific tax allowance in US subsidiary	—	—	(98,199)
Income from associates and JV’s not taxable in group	119,486	(230,831)	31,142

Tax on (loss)/profit	(1,384,235)	(536,461)	(315,163)

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

13.	Intangible assets

	Goodwill	Patents, trademarks and licences	Client lists	Total
	£	£	£	£
Cost
At 1 January 2022	33,914,523	524,848	30,238,028	64,677,399
Additions	—	—	39,999,816	39,999,816
Translation gains	447,091	—	772,736	1,219,827

At 31 December 2022	34,361,614	524,848	71,010,580	105,897,042

Amortisation
At 1 January 2022	19,074,971	524,848	11,435,493	31,035,312
Charge for the year	3,330,261	—	5,482,048	8,812,309

At 31 December 2022	22,405,232	524,848	16,917,541	39,847,621

Carrying amount
At 31 December 2022	11,956,382	—	54,093,039	66,049,421

At 31 December 2021	14,839,552	—	18,802,535	33,642,087

	Goodwill	Patents, trademarks and licences	Client lists	Total
	£	£	£	£
Cost
At 1 January 2021	34,163,414	524,848	30,287,194	64,975,456
Additions	—	—	—	—
Translation losses	(248,891)	—	(49,166)	(298,057)

At 31 December 2021	33,914,523	524,848	30,238,028	64,677,399

Amortisation
At 1 January 2021	15,645,101	524,848	9,141,621	25,311,570
Charge for the year	3,429,870	—	2,293,872	5,723,742

At 31 December 2021	19,074,971	524,848	11,435,493	31,035,312

Carrying amount
At 31 December 2021	14,839,552	—	18,802,535	33,642,087

At 31 December 2020	18,518,313	—	21,145,573	39,663,886

On 11 July 2022, a subsidiary of Alvarium, LXI REIT Advisors Limited, acquired the rights to manage Secure Income REIT plc, by purchasing the existing shares of Prestbury Investment Partners Limited, for £40 million (this was connected to a wider transaction in which Secure Income REIT plc was itself acquired by LXi REIT plc, and LXi REIT Advisors Limited advises the combined entity). The acquisition was financed via a loan from Alvarium shareholders. This acquisition has been treated as an asset acquisition for accounting and reporting purposes and has resulted in the recognition of a £40m intangible asset for the customer relationship with Secure Income REIT plc, as disclosed above. This transaction has been treated as an asset acquisition because Prestbury Investment Partners Limited is not deemed to be a business for the purposes of this transaction, it is an entity which has been fully absorbed into LXI REIT Advisors Limited. Additionally, the Group has not acquired employees or processes from Prestbury Investment Partners Limited. The acquisition is treated as a non-cash transaction for the purposes of the Statement of Cash

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

13.	Intangible assets (continued)

Flows as the transaction comprised an acquisition of assets by assuming directly related liabilities. The transaction was physically settled by loan finance proceeds provided directly to Prestbury Investment Partners Limited by Alvarium shareholders.

This intangible asset is being amortised over the life of the contract, which is 6 years from acquisition.

14.	Tangible assets

	Land and buildings	Fixtures and fittings	Equipment	Total
	£	£	£	£
Cost
At 1 January 2022	893,306	704,325	1,783,885	3,381,516
Additions	1,638,285	354,829	127,789	2,120,903
Disposals	(754,802)	(217,031)	(418,268)	(1,390,101)
Translation gains	12,913	18,436	93,157	124,506

At 31 December 2022	1,789,702	860,559	1,586,563	4,236,824

Depreciation
At 1 January 2022	725,991	555,008	1,342,365	2,623,364
Charge for the year	195,901	71,628	242,754	510,283
Disposals	(754,802)	(217,031)	(413,025)	(1,384,858)
Translation gains	3,805	14,180	67,198	85,183

At 31 December 2022	170,895	423,785	1,239,292	1,833,972

Carrying amount
At 31 December 2022	1,618,807	436,774	347,271	2,402,852

At 31 December 2021	167,315	149,317	441,520	758,152

	Land and buildings	Fixtures and fittings	Equipment	Total
	£	£	£	£
Cost
At 1 January 2021	887,072	685,643	1,652,988	3,225,703
Additions	5,208	26,869	383,151	415,228
Disposals	—	(8,501)	(228,879)	(237,380)
Translation gains/(losses)	1,026	314	(23,375)	(22,035)

At 31 December 2021	893,306	704,325	1,783,885	3,381,516

Depreciation
At 1 January 2021	509,023	477,337	1,323,930	2,310,290
Charge for the year	216,599	86,126	249,568	552,293
Disposals	—	(8,501)	(210,903)	(219,404)
Translation gains/(losses)	369	46	(20,230)	(19,815)

At 31 December 2021	725,991	555,008	1,342,365	2,623,364

Carrying amount
At 31 December 2021	167,315	149,317	441,520	758,152

At 31 December 2020	378,049	208,306	329,058	915,413

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

14.	Tangible assets (continued)

Included within the carrying value of tangible assets are the following amounts relating to assets held under finance leases:

	Land and buildings	Total
	£	£
At 31 December 2022	—	—

At 31 December 2021	82,753	82,753

15.	Investments

	Interests in associates	Joint ventures	Other investments other than loans	Total
	£	£	£	£
Share of net assets/cost
At 1 January 2022	2,960,255	10,265,495	2,245,098	15,470,848
Additions	—	7,456	39,634	47,090
Disposals	(54,614)	(2,683,399)	(30,690)	(2,768,703)
Revaluations	—	—	(105,606)	(105,606)
Loss of controlling interest in subsidiary	—	8,020	(8,020)	—
Share of profit or loss	760,372	(264,317)	—	496,055
Dividends received	(1,675,101)	(1,749,829)	—	(3,424,930)
Movements in equity	—	23,969	—	23,969
Gains/(losses) on translation	96,737	64,578	46,827	208,142

At 31 December 2022	2,087,649	5,671,973	2,187,243	9,946,865

Impairment
At 1 January 2022	231,008	169,418	272,929	673,355
Impairment losses	—	—	1,642,997	1,642,997

At 31 December 2022	231,008	169,418	1,915,926	2,316,352

Carrying amount
At 31 December 2022	1,856,641	5,502,555	271,317	7,630,513

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

	Interests in associates	Joint ventures	Other investments other than loans	Total
	£	£	£	£
Share of net assets/cost
At 1 January 2021	2,902,373	9,482,998	198,061	12,583,432
Additions	—	6,208	2,220,050	2,226,258
Disposals	(10,206)	—	(85,121)	(95,327)
Revaluations	—	—	(87,892)	(87,892)
Share of profit or loss	1,410,850	2,898,485	—	4,309,335
Dividends received	(1,312,561)	(1,266,860)	—	(2,579,421)
Movements in equity	—	(655,944)	—	(655,944)
Gains/(losses) on translation	(30,201)	(199,392)	—	(229,593)

At 31 December 2021	2,960,255	10,265,495	2,245,098	15,470,848

Impairment
At 1 January 2021	231,008	169,418	30,429	430,855
Impairment losses	—	—	242,500	242,500

At 31 December 2021	231,008	169,418	272,929	673,355

Carrying amount
At 31 December 2021	2,729,247	10,096,077	1,972,169	14,797,493

The share of profit or loss from associates and joint ventures includes amortisation relating to the acquisition of those associates and joint ventures totalling £72,906 (2021: £68,321, 2020: £73,526) and £641,873 (2021: £641,873, 2020: £641,873).

The ‘other investments’ figure above includes a convertible note and warrants in an unlisted entity which was purchased in December 2021. These investments are held at a fair value of £1,642,997 which was the cost of the investments. The fair value is driven by the realisation of a variety of conversion features and the credit quality of the underlying business as well as its ability to pay interest payments. If certain conversion features were to occur, this would result in a material gain. A review of this asset was undertaken at the year end and a full write off of £1,642,997 has been recognised.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

Subsidiaries, associates and other investments

Details of the investments in which the Group and the parent Company have an interest of 20% or more are as follows:

Subsidiary undertakings	Country of incorporation	Class of share	Percentage of shares held
			2022	2021	2020
Alvarium RE Limited(1)	United Kingdom	Ordinary	100	100	100
Alvarium Investment Management Limited(1)	United Kingdom	Ordinary	75	75	75
		Ordinary*	25	25	25
Alvarium PO (Payments) Limited*(1)	United Kingdom	Ordinary*	100	100	100
LJ GP Carry Sarl(6)	Luxembourg	Ordinary	100	100	100
Alvarium Investment Advisors (UK) Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Investments Advisors (USA) Inc.(3)	USA	Ordinary	100	100	100
Alvarium RE (US) LLC.(3)	USA	Ordinary	100	100	100
Alvarium Investments Advisors (Suisse) SA(5)	Switzerland	Ordinary	100	100	100
Alvarium Investments Advisors (Hong Kong) Limited(23)	Hong Kong	Ordinary	100	100	100
Alvarium Investments Advisors (Portugal) Limited	Portugal	Ordinary	100	100	100
LJ GP International Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ Trust and Fiduciary Holdings Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ Group Holdings Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ Management (Suisse) SA*(5)	Switzerland	Ordinary	100	100	100
LJ Management (IOM) Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ Capital (IOM) Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ Luxembourg SA*(6)	Luxembourg	Ordinary	100	100	100
Alvarium Investment Managers (UK) LLP*(1)	United Kingdom	LLP Interest	98	98	98
Alvarium PO Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Private Client Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Pradera Holdings Limited*(1)	United Kingdom	Ordinary	100	100	100
LJ Capital (IOM) Hadley Limited*(7)	Isle of Man	Ordinary	100	100	100
Alvarium Investment Management (US) Holdings Corp(4)	USA	Ordinary	100	100	100
LJ Sports and Entertainment LLC*(4)	USA	Ordinary	0	100	100
Alvarium Investment Managers LLC*(4)	USA	Partnership interest	100	100	100
Alvarium Fund Managers (UK) Limited*(1)	United Kingdom	Ordinary	100	100	100
LJ Capital (HPGL) Limited*(1)	United Kingdom	Ordinary A and B	100	100	100
Alvarium CI (US) LLC(4)	USA	Partnership interest	100	100	100
Alvarium MB (US) BD LLC(4)	USA	Partnership interest	100	100	100
Alvarium CI Limited(1)	United Kingdom	Ordinary	100	100	100

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

Subsidiaries, associates and other investments (continued)

Subsidiary undertakings	Country of incorporation	Class of share	Percentage of shares held
			2022	2021	2020
Alvarium CI Advisors (UK) Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Home REIT Advisors Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Compass GP Limited*(7)	Isle of Man	Ordinary	100	100	100
Alvarium Group Operations Limited(1)	United Kingdom	Ordinary	100	100	100
Alvarium Investment Advisors (Singapore) Pte. Limited(29)	Singapore	Ordinary	100	100	100
Alvarium MB Limited(1)	United Kingdom	Ordinary	100	100	100
Alvarium MB (UK) Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Securities Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Investments Advisors (France) SAS*(2)	France	Ordinary	100	100	100
LJ Pankow I Feeder GP Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ Pankow II Feeder GP Limited*(7)	Isle of Man	Ordinary	100	100	100
Puffin Agencies Limited*(9)	Gibraltar	Ordinary	100	100	100
Clambake Limited*(19)	British Virgin Islands	Ordinary	100	100	100
Clambake Inc.* (8)	Marshall Islands	Ordinary	100	100	100
Dubois Services Limited*(19)	British Virgin Islands	Ordinary	100	100	100
Cellar Limited*(19)	British Virgin Islands	Ordinary	100	100	100
LJ Management (BVI) Limited*(19)	British Virgin Islands	Ordinary	100	100	100
LJ Skye Services Limited*(19)	British Virgin Islands	Ordinary	0	100	100
Cellar Inc.*(10)	Turks and Caicos	Ordinary	100	100	100
LJ Capital Partners Limited*(19)	British Virgin Islands	Ordinary	100	100	100
Triptych Holdings (Gibraltar) Limited*(9)	Gibraltar	Ordinary	0	100	100
LJ Skye Trustees Limited*(7)	Isle of Man	Ordinary	100	100	100
Alvarium Management (IOM) Limited	Isle of Man	Ordinary	0	100	100
Waterstreet One Limited*(7)	Isle of Man	Ordinary	100	100	100
Waterstreet Two Limited*(7)	Isle of Man	Ordinary	0	100	100
Park Limited*(7)	Isle of Man	Ordinary	100	100	100
Lake Limited*(7)	Isle of Man	Ordinary	100	100	100
Harbour Limited*(7)	Isle of Man	Ordinary	100	100	100
Stone Limited*(7)	Isle of Man	Ordinary	100	100	100
Whitebridge Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ QG Bow Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ Ardstone Spain S.L.*(26)	Spain	Ordinary	70	70	70
LJ Cresco Holdco Limited*(7)	Isle of Man	Ordinary	100	100	100
Alvarium Services (UK) Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Fiduciaries (UK) (UK) Limited*(1)	United Kingdom	Ordinary	100	100	100
LJ Cresco GP Holdings Limited*(7)	Isle of Man	Ordinary	100	100	100
LJ Capital (IOM) T4 Limited*(7)	Isle of Man	Ordinary	100	100	100
Loire Services Limited*(7)	Isle of Man	Ordinary	100	100	100
Southwood Limited*(7)	Isle of Man	Ordinary	100	100	100
Mooragh (BVI) Limited*(19)	British Virgin Islands	Ordinary	100	100	100

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

Subsidiaries, associates and other investments (continued)

Subsidiary undertakings	Country of incorporation	Class of share	Percentage of shares held
			2022	2021	2020
Whitebridge (BVI) Limited*(19)	British Virgin Islands	Ordinary	100	100	100
LJ Station 2 GP Limited*(19)	Isle of man	Ordinary	100	100	100
LJ Fusion Feeder GP Limited*(7)	Isle of Man	Ordinary	100	100	100
LXI REIT Advisors Limited*(1)	United Kingdom	Ordinary	100	100	59
Alvarium Social Housing Advisors Limited*(1)	United Kingdom	Ordinary	100	100	76
Alvarium RE Public Markets Limited*(1)	United Kingdom	Ordinary	100	0	0
Alvarium Education Reit Limited*(1)	United Kingdom	Ordinary	100	0	0
Alvarium Willow GP*(7)	Isle of Man	Ordinary	100	0	0
Amalfi Investment Partner Limited*(1)	United Kingdom	Ordinary	100	0	0
Alvarium RE Global Opportunistic I GP Limited*(7)	Isle of Man	Ordinary	100	0	0
Amalfi B Limited*(7)	Isle of Man	Ordinary	100	0	0
Alvarium Willow US LLC	USA	Ordinary	100	0	0

Other holdings	Country of incorporation	Class of share	Percentage of shares held
			2022	2021	2020
LJ Capital (Woody) Limited*	United Kingdom	A Shares	0	80	80
		B Shares	0	16	16
LJ Capital (RL) Limited*	British Virgin Islands	A Shares	0	100	100
LJ London Holdings Limited	Isle of Man	Ordinary shares	0	100	100
LJ Maple Limited*	Guernsey	A Shares	100	100	100
LJ Greenwich Sarl*	Luxembourg	A Shares	0	0.19	0.19
		B Shares	0	100	100
LJ Maple Belgravia Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Circus Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Hamlet Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Hill Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple St. Johns Wood Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Kew Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Kensington Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Chelsea Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Tofty Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Duke Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Abbey Limited*	British Virgin Islands	A Shares	100	100	100
LJ Maple Nine Elms Limited*	British Virgin Islands	A Shares	100	100	100
LJ Green Lanes Holdings Limited*	Isle of Man	A Shares	0	100	100
LJ T4 GP Limited*	British Virgin Islands	A Shares	100	100	100
PMD Finance Sarl	Luxembourg	A Shares	0	2	2
CRE Advisers 1 SCA 2	Luxembourg	Ordinary	30	0	0
CRE Advisers 1 SCA 1	Luxembourg	Ordinary	30	0	0
PRESTBURY JERSEY LIMITED	Jersey	Ordinary	100	0	0
SIR Trustee 1 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 2 Limited*	Jersey	Ordinary	100	0	0

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

Subsidiaries, associates and other investments (continued)

Other holdings (refer to note 3 for accounting treatment)	Country of incorporation	Class of share	Percentage of shares held
			2022	2021	2020
SIR Trustee 3 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 4 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 5 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 6 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 7 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 8 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 9 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 10 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 11 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 12 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 13 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 14 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 15 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 16 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 17 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 18 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 19 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 20 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 21 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 21 Limited*	Jersey	Ordinary	100	0	0
SIR Trustee 22 Limited*	Jersey	Ordinary	100	0	0
Queensgate Mayfair Carry LP*(7)	Isle of Man	Partnership Interest	50	50	50
Queensgate Carry Partner SCS	Luxembourg	Partnership Interest	29	29	29
Queensgate Mayfair Carry GP Ltd*(7)	Isle of Man	Ordinary Shares	50	50	50
Queensgate Mayfair Co-Invest GP Ltd*(7)	Isle of Man	Ordinary Shares	33	33	33
Queensgate Fusion GP LLP*(21)	United Kingdom	Partnership Interest	17	17	17
Queensgate Carry Partner GP Coop SA*(16)	Luxembourg	Ordinary Shares	50	50	50
Queensgate Bow Co-Invest Carry LP*(21)	United Kingdom	Partnership Interest	26	26	26
Queensgate Bow Co-Invest Carry GP LLP*(21)	United Kingdom	LLP Interest	33	33	33
Gem Carry GP LLP*(21)	United Kingdom	Partnership Interest	50	50	50
Gem Carry LP*(21)	United Kingdom	Partnership Interest	25	25	25
Queensgate Investments II AIV GP LLP*(12)	United Kingdom	LLP Interest	17	17	17
Queensgate Fusion Co-Invest Carry LP*(21)	United Kingdom	Partnership interest	26	26	26
Urban Spaces Carry LP*(22)	Guernsey	Partnership interest	33	25	25
Urban Spaces Carry GP Ltd*(22)	Guernsey	Partnership interest	33	33	33
Cresco Pankow 1 SCA*(17)	Luxembourg	Ordinary Shares	30	30	30
Cresco Terra 1 New SCA*(17)	Luxembourg	Ordinary Shares	30	30	30
Cresco Station 1 SCA*(17)	Luxembourg	Ordinary Shares	30	30	30
Pradera European Retails Parks Carry LP*(36)	United Kingtom	Partnership Interest	30	30	30
CRE Investment 1 SCA 1*(17)	Luxembourg	B Shares	22.5	22.5	0
CRE Investment 2 SCA 1*(17)	Luxembourg	B Shares	22.5	22.5	0
CRE Investment 3 SCA 1*(17)	Luxembourg	B Shares	30	0	0
CRE Investment 4 SCA 1*(17)	Luxembourg	B Shares	30	0	0

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

Subsidiaries, associates and other investments (continued)

Other holdings (refer to note 3 for accounting treatment)	Country of incorporation	Class of share	Percentage of shares held
			2022	2021	2020
CRE Advisers 1 SCA 2*(17)	Luxembourg	B Shares	30	30	0
Debussy TopCo Sarl * (37)	Luxembourg	A Shares	40	0	0
CF I Feeder GP Limited*(25)	Cayman Islands	Ordinary	100	100	100
KF I Feeder GP Limited*(25)	Cayman Islands	Ordinary	100	100	100
LJ UK Cities Carry LP Inc*(7)	Isle of Man	Partnership Interest	65	65	65
Alvarium Goodmayes Limited*(1)	United Kingdom	Ordinary	100	100	100
Alvarium Streatham Limited*(1)	United Kingdom	Ordinary	100	100	100
VO Feeder GP*(25)	Cayman Islands	Ordinary	100	100	100
Alvarium Penge Limited*(1)	United Kingdom	Ordinary	100	100	100

Associates	Country of incorporation	Class of share	Percentage of shares held
			2022	2021	2020
Queensgate Investments LLP*(13)	United Kingdom	LLP Interest	30	30	30
Queensgate Investments II GP LLP*(12)	United Kingdom	LLP Interest	30	30	30
Queensgate Investment Management Limited*(13)	United Kingdom	Ordinary	30	30	30
Queensgate Hospitality Management Limited*(31)	United Kingdom	Ordinary	30	30	30
		A Shares	100	100	100
Cellar Holdings Limited	Ireland	Ordinary	0	50	50
Queensgate Investments I Sarl*(16)	Luxembourg	Ordinary Shares	38	38	38
Queensgate Investments II Carry GP LLP*(21)	United Kingdom	Partnership Interest	17	17	17
Queensgate Investments II Carry LP*(21)	United Kingdom	Partnership Interest	24	24	24
Queensgate Bow GP LLP*(14)	United Kingdom	LLP interest	17	17	17
Queensgate Fusion Co-Invest Carry GP LLP*(21)	United Kingdom	Partnership interest	25	25	25
Alvarium Capital Partners Limited*(1)	United Kingdom	Ordinary Shares	0	30	30
Alvarium Investment Managers (Suisse) SA*(30)	Switzerland	Ordinary Shares	30	30	30
NZ Propco Holdings Limited*(35)	New Zealand	Ordinary Shares	0	23	23
Templeton C&M Holdco Limited*(35)	New Zealand	Ordinary Shares	0	23	23

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

Subsidiaries, associates and other investments (continued)

Joint ventures	Country of incorporation	Class of share	Percentage of shares held
			2022	2021	2020
Osprey Equity Partners Limited*(1)	United Kingdom	Ordinary	50	50	50
CRE S.à r.l*(17)	Luxembourg	Ordinary	33	33	33
Cresco Urban Yurt Sarl*(18)	Luxembourg	Ordinary	33	33	33
Cresco Urban Yurt S.L.P.* (18)	Luxembourg	Partnership interest	33	33	33
Cresco Capital Advisors LLP*(1)	United Kingdom	LLP Interest	33	33	33
Cresco Capital Group Fund I GP Limited*(22)	Guernsey	Ordinary	33	33	33
Cresco Immobilien Verwaltungs Gmbh*(27)	Germany	Ordinary	33	33	33
Cresco Terra Holdings Sarl*(17)	Luxembourg	Ordinary Shares	30	30	30
CRE Advisers GP Sarl*(17)	Luxembourg	Ordinary Shares	30	30	30
CRE investments GP Sarl*(17)	Luxembourg	Ordinary Shares	30	30	30
Osprey Aldgate Advisors Limited*(1)	United Kingdom	Ordinary	50	50	50
Kuno Investments Limited*(20)	British Virgin Islands	Ordinary	50	50	50
Alvarium Investment (NZ) Limited*(28)	New Zealand	Ordinary	0	46	46
Cresco Capital Urban Yurt Holdings 2 Sarl*(17)	Luxembourg	Ordinary	33	33	33
Alvarium Investments (AUS) Pty Limited*(33)	Australia	Ordinary	50	50	50
HPGL Holdings Limited*(24)	Hong Kong	Ordinary	50	50	50
Hadley Property Group Holdings Limited*(15)	United Kingdom	Ordinary	35	35	35
Alvarium Kalrock LLP*(1)	United Kingdom	Membership interest	40	40	40
Bluestar Advisors Limited*(1)	United Kingdom	Ordinary	40	40	40
Alvarium Bluestar Diamond Limited*(7)	Isle of Man	Ordinary	40	40	40
Alvarium Media Finance, LLC*(34)	United States	Membership Interest	50	50	50
Alvarium Osesam SAS*(2)	France	Ordinary	50	50	50
Pointwise Partners Limited*(1)	United Kingdom	Ordinary	50	50	50
Alvarium Core Partners LLP*(1)	United Kingdom	Membership interest	40	40	40
Casteel Capital LLP*(1)	United Kingdom	Membership Interest	50	50	50
Alvarium Guardian LLP*(1)	United Kingdom	Ordinary	50	50	0
Alvarium 64 Advisory LLP*(1)	United Kingdom	Partnership Interest	50	0	0
Cresco Investment 1 SCA 2*	Luxembourg	Ordinary Shares	30	0	0

Registered addresses

The subsidiaries, joint ventures and associates disclosed above are registered at the following addresses:

(1) 10 Old Burlington Street, London, W1S 3AG

(2) 35 Avenue Franklin D. Roosevelt, 75008, Paris

(3) 111 Brickell Avenue, Suite 2802, Miami, Florida, 33131

(4) 251 Little Falls Drive, Wilmington, DE 19808 New Castle County

(5) 8 Rue Saint Leger, Geneva 1205, Switzerland

(6) 6A, An Ditert L-8076 Bertrange, Luxembourg

(7) Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

Registered addresses (continued)

(8) Trust Company Complex, Ajeltake Road, Ajeltake Island, Marshall Islands

(9) Suite 16, Watergardens 5, Waterport Wharf, Gibraltar

(10) Britannic House, Providenciales, Turks and Caicos Islands

(11) C/o Pitcher Partners, Level 13, 664 Collins Street, Docklands, VIC 3008

(12) The Scalpel, 18th Floor, 52 Lime Street, London, England, EC3M 7AF

(13) 8 Hill Street, London, W1J 5NG

(14) Asticus Building, 2nd Floor, 21 Palmer Street, London, England, SW1H 0AD

(15) 3rd Floor, 16 Garrick Street, Garrick Street, London, United Kingdom, WC2E 9BA

(16) 1, Rue Jean-Pierre Brasseur, L-1258 Luxembourg

(17’ 6, rue d’ Arlon, L- 8399 Luxembourg Luxembourg

(18) 89e Parc d’Activité Luxembourg Capellan, Luxembourg

(19) 3rd Floor, Yamraj Building, Market Square, P.O. Box 3175, Road Town, Tortola, British Virgin Islands

(20) Equity Trust (BVI) Limited, PO Box 438, Palm Grove House, Road Town Tortola, BVI

(21) 1 Exchange Crescent, Conference Square, Edinburgh, EH3 8UL

(22) 1 Royal Plaza Avenue, St Peter Port, Guernsey

(23) Suite 3801, One Exchange Square, 8 Connaught Place, Central, Hong Kong

(24) 22F South China Building, 1-3 Wyndham Street, Central, Hong Kong

(25) Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands

(26) RB De Catulunya, Num 86, P.1. PTA, Barcelona, 08008

(27) Rudi-Dutschke-Strasse 26, 10969 Berlin, Germany

(28) Zurich House, Level 9, 21 Queen Street, Auckland, 1010

(29) c/o Abogado Pte Ltd, 8 Marina Boulevard, 05-02, Marina Bay Financial Centre Tower 1, Singapore 018981

(30) Via Nassa 29, 6900 Lugano, Switzerland

(31) 97 Cromwell Road, London, England, SW7 4DN

(32) 6th Floor, Ken Lee Building, 20 Edith Cavell Street, Port Loius, Mauritius

(33) Level 13, 664 Collins Street, Docklands VIC 3008

(34) 9000 W Sunset Boulevard, Penthouse, West Hollywood, CA 90069

(35) 19 Mackelvie Street, Grey Lynn, Auckland, 1021 , New Zealand

(36) 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ

(37) 1A Heienhaff, L-1736 Senningerberg, Luxembourg

* denotes investments not held directly by the parent Company

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

15.	Investments (continued)

Registered addresses (continued)

The below table represents the financial results of other holdings, for which the Group has not recorded the financial results in its consolidated financial statements. This is explained in detail in the ‘Entities excluded from consolidation due to limited economic rights’ section within note 3 to these financial statements:

	Capital and reserves		Profit/(loss) for the year
	2022	2021	2022	2021
	£	£	£	£
Subsidiary undertakings
LJ London Holdings Limited	—	—	—	(1,133)
LJ Maple Limited*	(116,488)	(101,370)	(15,118)	(26,504)
LJ Maple Chelsea Limited*	375,731	380,115	(4,384)	(11,113)
LJ Maple Hamlet Limited*	57,799	41,389	16,410	139,792
LJ Maple Circus Limited*	(147,140)	(110,193)	(36,947)	(8,275)
LJ Maple Belgravia*	(45,630)	(41,308)	(4,322)	(12,761)
LJ Maple Tofty Limited*	(169,665)	(165,417)	(4,248)	(8,056)
LJ Maple St Johns Wood Limited*	(159,068)	(153,722)	(5,346)	(9,246)
LJ Maple Kew Limited*	(42,033)	(37,370)	(4,663)	(7,537)
LJ Maple Kensington Limited	(94,905)	(89,901)	(5,004)	(9,056)
LJ Maple Hill Limited*	124,421	139,861	(15,440)	10,287
LJ Maple Nine Elms Limited*	(786,397)	(621,591)	(164,806)	(111,512)
LJ Maple Duke Limited*	(229,215)	(224,513)	(4,702)	70,885
LJ Maple Duke Holdings Limited*	(2,394,199)	(1,940,430)	(453,769)	(460,288)
LJ Maple Abbey Limited*	(177,412)	(172,889)	(4,523)	(11,147)
LJ T4 GP Limited*	25,526,461	25,536,278	(9,817)	6,705

*	denotes investments not held directly by the parent company

16.	Debtors

	2022	2021
	£	£
Trade debtors	10,290,139	8,911,840
Amounts owed by the Group’s associates and joint ventures	5,890,716	5,771,802
Deferred tax asset	9,365,225	4,104,324
Prepayments and accrued income	12,819,192	13,929,657
Corporation tax repayable	159,012	—
Deferred consideration receivable	2,834,948	—
Other debtors	5,643,473	4,285,775

	47,002,705	37,003,398

The debtors above include the following amounts falling due after more than one year:

	2022	2021
	£	£
Deferred consideration receivable	1,620,653	—

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

16.	Debtors (continued)

Amounts due from the groups associates and joint ventures

The group has provided various working capital loans to a number of its associates and joint ventures. These have generally been used to fund the activities of the investees while they are in a start up phase. These loans have a variety of terms in respect of interest rates and repayment terms. Any interest accruing on these loans are added to the balances disclosed above.

Deferred consideration receivable

Consideration totalling £2,801,843 outstanding on the disposal of the group’s 46% interest in Alvarium Investment (NZ) Limited and 23% interests in Templeton C&M Holdco Limited and NZ PropCo Holdings Limited in September 2022, as disclosed in note 8. The total consideration is due for payment in equal bi-annual instalments through to September 2027 and has been discounted at a rate of 8% p.a. The non-current portion is disclosed above.

Other debtors

Other debtors include £1,101,050 (2021: £1,101,050) of loans and working capital loans to the LJ Maple entities, as detailed further in note 33 to these financial statements.

17.	Other current assets

	2022	2021
	£	£
Other investments	7,446	4,254

18.	Creditors: amounts falling due within one year

	2022	2021
	£	£
Subordinated shareholder loan	39,957,461	—
Bank loans and overdrafts	10,402,645	10,323,187
Deferred consideration payable on acquisition	—	179,122
Trade creditors	10,098,489	2,175,401
Amounts owed to the Group’s associates and joint ventures	870,671	749,005
Accruals and deferred income	26,392,259	23,950,275
Corporation tax	1,296,477	452,484
Social security and other taxes	4,908,017	1,001,918
Obligations under finance leases and hire purchase contracts	—	127,174
Other creditors	2,409,072	1,945,286

	96,335,091	40,903,852

Refer to note 19 for further details of the deferred consideration payable on acquisition.

Bank loan

The bank loan accrues interest at SONIA plus 4.75% (2021 and 2020: LIBOR plus 4.75%). It was repaid in full in January 2023.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

18.	Creditors: amounts falling due within one year (continued)

Subordinated shareholder loan

The shareholder loans attract interest at 25% and were repaid in January 2023. There was an option to convert the shareholder loan to shares in the Group at an option price based on the Group’s latest valuation.

19.	Deferred consideration payable on acquisition

Details regarding the deferred consideration payable on acquisition are given below:

	Iskander SAS	Albacore SA	Alvarium Investment Managers (UK) LLP	Total
	£	£	£	£
Brought forward at 1 January 2022	179,122	—	—	179,122
Payments made	(192,461)	—	—	(192,461)
Interest	2,319	—	—	2,319
Foreign exchange variances	11,020	—	—	11,020

Carried forward at 31 December 2022	—	—	—	—

	Iskander SAS	Albacore SA	Alvarium Investment Managers (UK) LLP	Total
	£	£	£	£
Brought forward at 1 January 2021	1,058,023	—	—	1,058,023
Payments made	(859,107)	—	—	(859,107)
Interest	25,798	—	—	25,798
Foreign exchange variances	(45,592)	—	—	(45,592)

Carried forward at 31 December 2021	179,122	—	—	179,122

Alvarium Investment Managers (UK) LLP

Following the acquisition of Alvarium Investment Managers (UK) LLP in March 2015, the final deferred consideration instalment was settled in March 2020. The amount due for payment in March 2020 was £530,263. This had historically been discounted using a discount rate of 9.75%.

During the year discount of £nil (2021: £nil, 2020: £7,425) has been released to the income statement as an interest charge.

The estimates concerning the amount payable were also revised in line with the final payment calculations, resulting in the recognition of an additional £nil (2021: £nil, 2020: £100,646) liability due for payment.

The liability had been settled in full at 31 December 2020.

Iskander SAS

Following the acquisition of Iskander SAS in March 2019, deferred consideration was due in various instalments, the last of which was a fixed amount of EUR215,803 paid in March 2022.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

19.	Deferred consideration payable on acquisition (continued)

A downward adjustment of £nil (2021: £nil, 2020: £37,646, EUR50,000) was made to the consideration during the year, and payments of EUR215,803 (2021: EUR1,000,000, 2020: EURNIL) were made during the year and translated to a GBP equivalent of £192,461 (2021: £859,107, 2020: £nil).

The remaining amount outstanding has been historically discounted using a discount rate of 5.50% (being the prevailing rate of interest on the group’s bank facility at the date of acquisition) to a present value of EUR183,781 (2021: EUR183,781) and translated to a GBP equivalent of £158,200 (2021: £158,010).

During the year discount totalling £2,319 (2021: £25,798, 2020: £46,179) was released to the income statement, and a foreign exchange loss of £11,020 (2021: gain - £45,592, 2020: loss - £56,472) also recognised in the income statement.

Closing liabilities of £nil (2021: £179,122) and £nil (2021: £nil) are included in creditors falling due within one year and more than one year respectively.

Albacore SA

The group acquired a 30% share in Albacore SA during 2019. Deferred consideration of CHF 536,125 was estimated to be due in March 2020. During 2020 this was revised upwards to CHF570,880 and settled in full.

This had been discounted using a discount rate of 5.50% to a present value of CHF508,175 and translated to a GBP equivalent of £391,839.

During the year discount totalling £nil (2021: £nil, 2020: £5,484) was released to the income statement, and a foreign exchange loss of £nil (2021: £nil, 2020: £32,169) also recognised in the income statement.

The liability had been settled in full at 31 December 2020.

20.	Obligations under finance leases

The total future minimum lease payments under finance leases and hire purchase contracts are as follows:

	2022	2021
	£	£
Not later than 1 year	—	130,009
Less: future finance charges	—	(2,835)

Present value of minimum lease payments	—	127,174

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

21.	Provisions

Deferred tax (note 22)
£
At 1 January 2022	1,958,233
Additions	87,713
Charge against provision	(186,790)
Foreign exchange difference	152,804

At 31 December 2022	2,011,960

Deferred tax (note 22)
£
At 1 January 2021	1,978,716
Additions	39,876
Charge against provision	(57,020)
Foreign exchange difference	(3,339)

At 31 December 2021	1,958,233

Deferred tax (note 22)
£
At 1 January 2020	2,098,969
Additions	1,527
Charge against provision	(129,076)
Foreign exchange difference	7,296

At 31 December 2020	1,978,716

22.	Deferred tax

The deferred tax included in the statement of financial position is as follows:

	2022	2021
	£	£
Included in debtors (note 16)	9,365,225	4,104,324
Included in provisions (note 21)	(2,011,960)	(1,958,233)

	7,353,265	2,146,091

The deferred tax account consists of the tax effect of timing differences in respect of:

	2022	2021
	£	£
Accelerated capital allowances	(123,440)	(41,829)
Unused tax losses	7,748,436	3,512,706
Share-based payments	373,987	—
Business combinations	(1,884,863)	(1,916,404)
Accrued expenses not yet tax deductible	44,850	197,887
Specific allowance in US subsidiary	301,634	393,731
Corporate interest restriction	892,661	—

	7,353,265	2,146,091

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

22.	Deferred tax (continued)

Unused tax losses

The Group has recognised carried forward deferred tax assets amounting to £6,627,787 (2021: £2,853,572) relating to unused UK corporation tax losses of £27,259,752 (2021: £13,595,618), which are forecast to be realised during the years ending 31 Dec 2023 and 2024 and will result in an estimated UK tax saving of £6,647,787 (2021: £2,853,572). The impact of the change in the rate of UK corporation tax to 25% from 1 April 2023 (announced March 2021) has been factored into the asset based on the forecast realisation date.

The Group has recognised carried forward deferred tax assets amounting to £104,529 (2021: £53,610) relating to unused Swiss corporation tax losses of CHF835,858 (2021: CHF472,567), which when realised will result in a Swiss tax saving of CHF116,937 (2021: CHF66,112).

The Group has recognised carried forward deferred tax assets amounting to £1,019,069 (2021: £605,524) relating to unused US corporation tax losses of $4,857,363 (2021: $3,232,320), which when realised will result in a US tax saving of $1,231,342 (2021: $819,393).

Specific allowance in US subsidiary

The Group also has recognised a deferred tax asset in respect of some tax goodwill arising in a US subsidiary which is being amortised through to 2024. The amortisation charge, which is not recognised in the accounts, is a tax deductible expense and hence will result in a future tax deduction.

Business combinations

The Group has carried forward deferred tax liabilities amounting to £1,884,363 (2021: £1,916,404) in relation to separate intangible assets arising on business combinations from 2014 through to 2016. The impact of the change in the rate of UK corporation tax to 25% from 1 April 2023 (announced March 2021) has been factored into the liability based on the forecast realisation date.

Accrued expenses not yet tax deductible

The Group has a recognised deferred tax asset amounting to £44,850 (2021 - £197,887) in respect of certain accrued expenses amounting to £188,581 in a Portuguese and US subsidiary which are not tax deductible until settled.

Share-based payments

The Group has recognised a deferred tax asset amounting to £373,987 (2021 - £nil) in respect of equity settled share-based payment expenses of £1,504,076 (2021 - £nil) in the UK, US and Portugal. It is anticipated these amounts will be tax deductible at various points in the future in those jurisdictions.

Unrecognised deferred tax

The Group has the following unrecognised deferred tax assets and liabilities:

	2022	2021
	£	£
Unused tax losses	2,913,023	2,018,188
Share-based payments	4,324,876	—
Accrued expenses not yet tax deductible	—	115,352

	7,237,899	2,133,540

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

22.	Deferred tax (continued)

Unrecognised deferred tax (continued)

Unused tax losses

In addition to the above, the group has cumulative UK tax losses of £2,347,834 (2021: £2,347,834), which if realised at the 2023 blended UK main corporation tax rate of 23.5% would generate a tax saving of £551,741 (2021: £446,088). If utilised at the rate of 25% expected to apply from 1 April 2023 then the tax saving generated from the future utilisation of these losses increases to £586,959 (2021: £586,959). No deferred tax asset has been recognised in respect of these tax losses due to the uncertain timing of sufficient taxable profits being generated to utilise them.

The Group also has cumulative US tax losses relating to three US subsidiaries totalling $9,753,755 (2021: $7,206,273, 2020: $5,316,060), which if realised at the USA 2023 federal plus state corporation tax rate of 25.35% would generate a tax saving of $2,472,577 (2021: $1,826,790). At the USD:GBP exchange rates as of 31 December 2022, this amounts to an unrecognised deferred tax asset of £2,046,327 (2021: £1,349,978). No deferred tax asset has been recognised in respect of these tax losses due to the uncertain timing of sufficient profits being generated to utilise them.

The group also has cumulative French tax losses relating to a French subsidiary totalling EUR1,422,967 (2021: EUR1,056,679), which if realised at the French 2022 corporation tax rate of 25% would result in a tax saving of EUR355,742 (2021: EUR264,170). At the EUR:GBP exchange rates as of 31 December 2022, this amounts to an unrecognised deferred tax asset of £314,955 (2021: £222,122). No deferred tax asset has been recognised in respect of these tax losses due to the uncertain timing of sufficient profits being generated to utilise them.

Accrued expenses not yet tax deductible

The Group has an unrecognised deferred tax asset amounting to £nil (2021: £115,352) in respect of certain accrued expenses amounting to $nil (2021: $615,759) in a US subsidiary which are not tax deductible until settled. Once realised this will result in a US tax saving of $nil (2021: $156,095). No deferred tax asset has been recognised in respect of these accrued expenses due to the uncertain timing of sufficient profits being generated to utilise them.

Share-based payments

The Group has an unrecognised a deferred tax asset amounting to £4,324,876 (2021: £nil) in respect of equity settled share-based payment expenses of £17,248,344 (2021: £nil) in various jurisdictions. It is anticipated these amounts will be tax deductible at various points in the future in those jurisdictions but no asset has been recognised due to the uncertain timing of sufficient profits being generated to utilise the future deduction.

23.	Executory contracts

At 31 December 2020, the Group held an option to purchase crypto assets. This option was deemed to be a non-financial instrument because the option can only be settled for the underlying assets, rather than cash. As a result, this arrangement was treated as an executory contract to exercise the option, and was therefore held off the balance sheet. This executory contract had an intrinsic value of £270,013 at 31 December 2020.

At 31 December 2022 and 31 December 2021 the Group does not have any similar arrangements.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

24.	Employee benefits

Defined contribution plans

The amount recognised in profit or loss as an expense in relation to defined contribution plans was £1,531,928 (2021: £1,092,981, 2020: £1,063,009).

25.	Share-based payments

In April 2022, the Group granted awards to key employees and directors as part of a Long Term Incentive Plan (“LTIP”) that could be settled in cash, shares or a combination of both. The value of these awards was determined by the appreciation of the Group’s value between 1 January 2019 and 31 December 2021, provided that a minimum target valuation was met. The finalization of the governing terms and issuance of the awards was conditional on the successful close of the business combination and public listing with Cartesian Growth Corporation at which point the awards would become payable.

All awards were subject to the absolute discretion of a committee set up under the LTIP Rules which provided broad latitude to redesign the awards and further develop the terms of the awards prior to the close of the business combination. The conditional and discretionary nature of the awards were emphasised in the communications with employees at the time of the awards in April.

In August 2022, the terms of the LTIP’s Earn-Out consideration were revised when the Business Combination Agreement was renegotiated. This resulted in the acceleration of 2.1 million of Cartesian Growth Corporation shares to settle the anticipated share-settled portion of the LTIP upon closing. As part of the renegotiation, Cartesian Growth Corporation agreed to transfer approximately 360,485 shares as additional consideration in settlement of the share-settled portion of the LTIP also upon closing.

In September 2022, the Group decided to modify the terms of the LTIP and in effect bifurcate the award with a cash and shares portion.

A portion of the amount due under the LTIP was no longer contingent on the closing of the business combination and was to be settled and paid solely in cash (the “Cash Award”). The Group held a Townhall on 21 September 2022 where it was communicated to the members of the LTIP that cash payments would be made to settle the plan imminently. Awards amounting to £10,484,590 were settled in full in cash in November 2022.

The remaining amount due under the LTIP plan continued to be contingent on the closing of the business combination and was payable exclusively in shares (the “Share Award”). Under the terms of the Business Combination Agreement, all the shares issued upon closing are subject to lock-up provisions restricting the sale of the shares. The lock-up provisions of the LTIP expire as follows:

-     40% of the shares on the first anniversary of the business combination and

-     30% of the shares on each of the second and third anniversary of the business combination.

Once the lock-up provisions have expired LTIP participants are permitted to sell their shares in line with the respective percentage provisions on each anniversary date.

When the closing of the business combination was probable in December 2022, an Employee Trust was formed, and the Group arranged to issue the Employee Trust a Class C share in Alvarium Investments

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

25.	Share-based payments (continued)

Limited immediately prior to the close of the transaction. The substance of the issuance of the Class C share to the Employee Trust was to partially settle the Share Awards upon the close of the business combination, with the Employee Trust serving as a holding structure for the beneficiaries until expiration of the lock-up period. The C Share shall have the right to receive an amount equal to $21,000,000 in connection with the Alvarium Shareholders Earn-Out Consideration which is the equivalent of the 2.1 million accelerated Earn-Out shares.

Separately, the value of the additional 360,485 shares as agreed as part of the August 2022 renegotiation was equal to the value that was ultimately provided to the LTIP participants through the issuance of the class C Share equating to $3,604,850 bringing the total Share Award to $24,604,850.

The modification to the LTIP plan in September 2022 was deemed beneficial to the LTIP participants due to the following:

•

The LTIP participants received fully vested shares rather than the right to future earn-out share payments. This change was favourable to the participants because it removed the share price targets which otherwise trigger issuance of the earn-out shares.

•

The employees received approximately 360,485 incremental shares as part of the agreement with Cartesian Growth Corporation. As a result, the LTIP participants received more value than they otherwise would have.

•	The LTIP participants received more value in settlement of the LTIP than they otherwise would have under the original terms of the LTIP and Business Combination Agreement.

Given the modification was beneficial to the LTIP participants, the Share Awards have been recognised to include the incremental value provided to the LTIP participants totalling $24,604,850. The full Share Award of £20,413,653 ($24,604,850) was recognised on the 30th December 2022 when the business combination became probable.

The total expense recognised in profit or loss for the year is as follows:

	2022	2021	2020
	£	£	£
Equity-settled share-based payments	20,413,653	(1,333)	7,296
Cash-settled share-based payments	10,484,590	—	—

	30,889,243	(1,333)	7,296

26.	Government grants

The amounts recognised in the Consolidated financial statements for government grants are as follows:

	2022	2021	2020
	£	£	£
Recognised in other operating income:
Government grants recognised directly in income	—	—	759,664

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

27.	Called up share capital

Issued, called up and fully paid

	2022		2021		2020
	No.	£	No.	£	No.	£
Ordinary class A shares of £0.01 (2021: £0.01, 2020: £0.01) each	28,410	284	28,410	284	28,410	284
Ordinary class E shares of £0.01 (2021: £0.01, 2020: £0.01) each	—	—	—	—	2,145	21
Ordinary class E1 shares of £0.01 (2021: £0.01, 2020: £0.01) each	—	—	—	—	1	—
Ordinary shares of £0.01 (2021: £0.01, 2020: £0.01) each	714,908	7,149	714,908	7,149	664,331	6,643
Ordinary class E2 shares of £0.01 (2021: £0.01, 2020: £0.01) each	—	—	—	—	1	—

	743,318	7,433	743,318	7,433	694,888	6,948

Ordinary shareholders are entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits other than those distributable to E and E1 shareholders.

E shareholders are not entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits in relation to specific deals and transactions as defined in the shareholders agreement and articles of association.

E1 shareholders are not entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits in relation to specific deals and transactions as defined in the shareholders agreement and articles of association.

E2 shareholders are not entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits in relation to specific deals and transactions as defined in the shareholders agreement and articles of association.

A shareholders are not entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits other than those distributable to E and E1 shareholders. Such profits shall be shared amongst the holders of the Ordinary shares and Ordinary A shares pair passu and pro rata to their holdings of such Ordinary and Ordinary A shares respectively, as though they were a single class of shares. In the event of a liquidation of the company prior to February 2022, the holders of the Ordinary A shares would be entitled to a priority distribution of £5,559,000.

Issue of Ordinary shares 2021

46,604 Ordinary shares were issued in October 2021 for a total consideration of £9,494,633. The consideration was settled through the conversion of a subordinated shareholder loan to the new shares.

A further 3,973 ordinary shares were issued in April 2021 for a total consideration of £923,365. The consideration was settled through the transfer of a minority shareholding in LXI REIT Advisors Ltd and Alvarium Social Housing Advisors Ltd to the group, two existing subsidiaries of the group.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

27.	Called up share capital (continued)

Issue of Ordinary shares 2020

6,928 Ordinary shares were authorised issued in August 2020 for a total cash consideration of £1,411,440.

Cancellation of share capital 2021

During the prior period, the E shares, E1 share and E2 share were all cancelled and purchased by the company from the holders at par for a consideration of £22.

28.	Reserves

Share premium account

This reserve records the amount above the nominal value received for shares sold, less transaction costs.

Profit and loss account

This reserve records retained earnings and accumulated losses.

Other reserves

Other reserves consist of a merger reserve and a revaluation reserve. The split of these reserves is shown below.

Merger reserve

The merger reserve arose when the group was formed and represents the application of UK statutory merger relief by LJ GP Ltd on the issue of shares in exchange for shares in the other combining entities and the difference between the assets, liabilities and accumulated profit and loss account of LJ Capital, amounts transferred as part of the transaction and the capital structure of LJ GP Ltd. The balance within the reserve was £22,867,313 at 31 December 2022 and 31 December 2021.

Revaluation reserve

The Company historically held investments in two associates – Unicorn Administration Limited and LJ Investment Management Limited - where additional interests were subsequently purchased giving the company control and resulting in consolidation of a subsidiary undertaking. This has resulted in a revaluation reserve. The balance within the reserve was £133,722 at 31 December 2022 and 31 December 2021.

Other reserves

	2022	2021
	£	£
Merger reserve	22,867,313	22,867,313
Revaluation reserve	133,722	133,722

	23,001,035	23,001,035

29.	Analysis of changes in net debt

	At 1 Jan 2022	Cash flows	Other changes	Exchange movements	At 31 Dec 2022
	£	£	£	£	£
Cash and cash equivalents	12,961,870	(6,285,272)	—	476,300	7,152,898
Debt due within one year	(10,629,483)	319,635	(40,039,238)	(11,020)	(50,360,106)

	2,332,387	(5,965,637)	(40,039,238)	465,280	(43,207,208)

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

29.	Analysis of changes in net debt (continued)

Impact of assumption of shareholder debt facility

As part of the acquisition of an intangible asset for £40m as disclosed in note 18, the Group assumed the liability for a shareholder debt facility. The carrying value of this is £39,957,461 and is disclosed in other changes to debt due within one year.

Impact of rolled up interest

The other changes to debt due within one year include the release of discount on deferred consideration of £2,319. This is rolled up and included in the closing balances.

This also includes rolled up interest on the Group’s bank facility of £79,458.

Obligations under finance leases

The Group’s obligations under finance leases disclosed in the above reduced by £127,174 during the period following capital repayments of that amount.

	At 1 Jan 2021	Cash flows	Other changes	At 31 Dec 2021
	£	£	£	£
Cash and cash equivalents	8,298,069	4,666,340	(2,539)	12,961,870
Debt due within one year	(1,186,222)	(400,557)	(9,042,704)	(10,629,483)
Debt due after one year	(9,057,705)	—	9,057,705	—

	(1,945,858)	4,265,783	12,462	2,332,387

Impact of foreign exchange

The other changes of £2,539 recorded in cash and cash equivalents above relate to foreign exchange variances.

The other changes to debt due within and after one year include foreign exchange gains of £45,592

Impact of rolled up interest

The other changes to debt due within and after one year include the release of discount on deferred consideration of £25,798. This is rolled up and included in the closing balances.

This also includes rolled up interest on the Group’s bank facility of £4,793.

Obligations under finance leases

The Group’s obligations under finance leases disclosed in the above reduced by £240,336 during the period following capital repayments of that amount.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

30.	Commitments under operating leases

The total future minimum lease payments under non-cancellable operating leases are as follows:

	2022	2021
	£	£
Not later than 1 year	1,918,146	1,456,570
Later than 1 year and not later than 5 years	9,126,102	4,653,430
Later than 5 years	4,986,545	3,095,534

	16,030,793	9,205,534

31.	Contingencies

Acquisition of Iskander SAS

Following the acquisition in March 2019, a deferred consideration was payable in four further instalments of EUR525,000 due in September 2019, September 2020, September 2021 and March 2022. The share purchase agreement contained an adjustment mechanism whereby if Iskander’s assets under management (‘AUM’) reduced by 10% or more the total consideration is subject to a downward adjustment, to be reflected against the next deferred consideration instalment. Such a reduction is capped at EUR575,000 in in aggregate.

A drop in AUM occurred following completion and as a result the September 2019 instalment was not due, and the September 2020 instalment deferred to September 2021. In the event the AUM recovers, then a subsequent deferred consideration instalment would be increased to compensate for this. Management does not consider it probable that the AUM will recover sufficiently to cause the September 2021 instalment to be adjusted upwards and therefore EUR575,000 of the deferred consideration has been derecognised from the financial statements. Should there be further fluctuations in AUM, the deferred consideration payable is subject to a maximum upwards adjustment of EUR575,000 compared to the figures reported in the financial statements. At the year end GBP:EUR exchange rate this would amount to a potential upwards adjustment of £514,081.

Senior loan facility

The Company has a revolving loan facility Royal Bank of Scotland Natwest with a facility limit of £15.00m. At the year end £10.25m (2021: £10.25m, 2020: £8.75m) has been drawn from the facility. The loan is subject to various financial covenants and is secured over the assets of the Group.

Increase in holdings in subsidiaries

At 31 December 2020 the Group had entered into a commitment to acquire a further 5.7% of Alvarium Social Housing Advisors Ltd for a total cash consideration of £330,435, payable in December 2021.

At 31 December 2020 the Group had also entered into a commitment to acquire a further 11.5% of LXI REIT Advisors Ltd for a total cash consideration of £3,927,160, payable in October and December 2021.

Both of these commitments were fully paid out in 2021 and the balances at 31 December 2021 are therefore £NIL.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

31.	Contingencies (continued)

Potential claims

Home REIT plc (“Home REIT”) is a real estate investment trust company listed on the London Stock Exchange. Alvarium Fund Managers (UK) Limited (“AFM UK”) is its alternative investment fund manager (or “AIFM”) and Alvarium Home REIT Advisors Limited (“AHRA”) is its investment adviser. AFM UK is a wholly owned subsidiary of the Company. AHRA was owned by Alvarium RE Limited (“Alvarium RE”, another member of the Group) up until 30 December 2022, when it was sold. As such, AHRA was not acquired by Cartesian Growth Corporation (“Cartesian”) pursuant to the business combination between the Company, Cartesian and certain Tiedemann entities which completed on 3 January 2023 and formed Alvarium Tiedemann Holdings, Inc. (“AlTi”). Accordingly, AHRA has never been a member of AlTi’s group (the “AlTi Group”). Notwithstanding the disposal of AHRA, Alvarium RE retained an option to reacquire AHRA and, consequently, AHRA has been included in the Group’s consolidated financial statements for the financial year ending 31 December 2022 in accordance with applicable accounting requirements.

Since November 2022, Home REIT and AHRA have been the subject of a series of allegations in the UK media regarding Home REIT’s operations, triggered by a report issued by a short seller. Following the publication of the short seller report, a UK law firm (Harcus Parker Limited) announced that it was seeking current and former shareholders of Home REIT to potentially bring claims in connection with the allegations. Harcus Parker’s announcement states that claims will likely be brought against Home REIT itself, its directors, and AFM UK. Notwithstanding the Harcus Parker publication, as at the date of authorising these financial statements, no letter before action has been received by AFM UK (as such is required under the Practice Direction on Pre-action Protocols and Conduct contained in the Civil Procedure Rules prior to a claimant commencing litigation), no litigation has been commenced against Home REIT or AFM UK, and we do not currently have visibility on the likelihood or otherwise of litigation actually being commenced. Further, given the above, it is not possible at this point in time for us to reliably assess the quantum of any claims that may potentially be brought, though such quantum may potentially be material to the Group. If any litigation or other action is commenced against AFM UK, the directors of the Company’s current assessment is that any such claims or actions should be defended and would be unlikely to succeed. However, if any claims were commenced, the directors of the Company would anticipate that such claims may involve complex questions of law and fact and we may incur significant legal expenses in defending such litigation. The directors of the Company are also not aware of any regulatory issues connected to the above-mentioned matters that may have an adverse impact on the Group.

AlTi Group maintains insurance policies which are intended to provide coverage for various claims against members of group, subject to the terms and conditions of the relevant policy. Such policies include, among other things, indemnification for legal expenses. AlTi Group also has access to credit facilities to support the business, if required. These arrangements support the Company’s directors’ assessment of going concern and of its ability to address any potential financial impact arising from the above.

32.	Subsequent events

On 3 January 2023, the business combination and public listing with Cartesian Growth Corporation announced on 20 September 2021 became effective. The Group’s new debt facility with BMO was used to pay off the existing bank debt facility and subordinated shareholder loans on this date.As mentioned in note 25, shares under the LTIP scheme were issued to the Employee Trust on this date.

Also on 3 January 2023, the Company disposed of a number of its subsidiaries at book value as part of the business combination and public listing disclosed above. This also resulted in a realignment in certain reserves held as of year-end.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

32.	Subsequent events (continued)

As at the date of approval of these Consolidated financial statements 17 April 2023 there have been no other subsequent events to disclose.

33.	Related party transactions

During the year the Group entered into the following transactions with related parties:

		Transaction value			Balance
Related Party	Nature of RPT	2022	2021*	2020	2022	2021*
Related Individuals
Ali Bouzarif	Revenue share	(362,186)	(532,073)	—	25,963	(532,073)

					25,963	(532,073)

Amounts owed to group’s associates and JVs
Non-Executive Director of a trading subsidiary	Fees payable	—	—	(4,000)	—	—
Queensgate Investments 1 Sarl	Loan payable	—	—	—	(5,625)	(5,625)
Queensgate Investments II GP LLP	Loan payable	—	—	—	(178,149)	(178,149)
Alvarium Wealth (NZ) Limited	Fees payable	(67,044)	(60,378)	—	—	(34,113)
Alvarium Investments (NZ) Limited	Fees payable	(167,163)	(137,497)	(349,094)	—	(137,497)
Alvarium Capital Partners Limited	Expenses payable	—	218	—	—	(16)
Alvarium Capital Partners Limited	Loan payable	63,385	—	—	—	(63,385)
Alvarium Capital Partners Limited	Fees payable	(117,518)	(562,888)	(15,519)	—	(170,278)
Alvarium Investment Managers (Suisse)	Fees payable	—	(55,623)	23,252	—	—
Alvarium Investment Managers (Suisse)	Expenses receivable	—	—	—	—	—
Cresco Capital Advisors LLP	Fees payable	—	18,000	—	—	(7,200)
Pointwise Partners	Fees payable	(1,919,336)	(1,292,336)	—	(686,897)	(152,742)

Total					(870,671)	(749,005)

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

33.	Related party transactions (continued)

		Transaction value			Balance
Related Party	Nature of RPT	2022	2021*	2020	2022	2021*
Amounts owed by group’s associates and JVs
Alvarium Capital Partners Limited	Fees receivable	—	10,000	—	—	12,187
Alvarium Capital Partners Limited	Expenses receivable	—	—	—	—	13,694
Alvarium Core Partners LLP	Loan receivable	—	—	435,000	—	—
Alvarium Core Partners LLP	Expenses receivable	3,674	3,476	—	8,755	5,081
Alvarium Investment Managers (Suisse)	Expenses receivable	3,522	—	—	8,744	9,115
Alvarium Investments (Aus) Pty Ltd	Loan receivable	114,783	(4,906)	—	582,874	445,342
Alvarium Investments (Aus) Pty Ltd	Expenses receivable	(808)	—	—	240	1,048
Alvarium Investments (NZ) Limited	Loan receivable	(1,165,335)	(20,873)	920,371	—	1,434,572
Alvarium Investments (NZ) Limited	Expenses receivable	100,174	—	—	—	85,565
Alvarium Osesam	Loan receivable	132,802	—	—	132,802	—
Alvarium Osesam	Loan interest	1,135	—	—	1,179	—
Alvarium Osesam	Fees receivable	51,768	39,827	—	124,627	10,359
Alvarium Osesam	Expenses receivable	14,449	—	—	58,610	43,186
Bluestar Advisors	Fees receivable	10,000	10,000	—	12,000	—
Bluestar Advisors	Expenses receivable	5,273	1,065	—	6,529	1,256
Bluestar Diamond Limited	Fees receivable	400,000	56,000	—	—	—
Casteel Capital LLP	Fees receivable	50,400	50,400	—	50,400	5,170
Casteel Capital LLP	Expenses receivable	3,100	2,171	—	686	2,534
CRE Investment 1 SCA 2	Loan receivable	24,359	—	—	24,359	—
CRE Investment 1 SCA 2	Loan interest	1,099	—	—	1,141	—
CRE Sarl	Fees receivable	20,144	21,103	44,340	—	9,933
CRE Sarl	Expenses receivable	—	—	—	6,843	6,498

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

33.	Related party transactions (continued)

		Transaction value			Balance
Related Party	Nature of RPT	2022	2021*	2020	2022	2021*

Amounts owed by group’s associates and JVs
Cresco Capital Advisors LLP	Fees receivable	24,000	24,000	24,000	7,200	—
Cresco Capital Group Fund 1 GP	Fees receivable	162,005	—	—	168,216	—
Cresco Capital Urban Yurt Holdings 2 Sarl	Expenses receivable	—	—	—	1,844	1,752
Cresco Immobilien Verwaltungs	Loan receivable	—	26,593	55,431	418,009	396,990
Cresco Immobilien Verwaltungs	Loan interest	32,206	56,394	30,265	148,994	109,744
Cresco Urban Yurt Sarl	Loan receivable	—	(31,192)	—	29,277	27,805
Cresco Urban Yurt Sarl	Loan interest	2,115	2,708	3,342	3,249	1,000
Cresco Urban Yurt SLP	Loan interest	—	2,878	5,704	—	—
Cresco Urban Yurt SLP	Loan receivable	—	(89,944)	—	—	—
Hadley DM Services Limited	Loan receivable	(168,896)	(62,606)	(258,079)	530,000	698,896
Hadley DM Services Limited	Loan interest	(12,958)	32,665	60,385	105,234	118,192
Hadley Property Group Limited	Loan interest	—	—	3,671	—	—
NZ PropCo	Fees receivable	—	100,985	—	—	100,985
Osprey Equity Partners Limited	Loan receivable	129,478	(26,479)	222,224	388,724	259,246
Osprey Equity Partners Limited	Expenses receivable	(4,987)	—	—	2,138	7,125
Pointwise Partners	Fees receivable	320,241	213,063	—	316,971	213,063
Pointwise Partners	Expenses receivable	60,592	43,665	—	249,634	189,041
Pointwise Partners	Loan receivable	749,803	972,157	778,040	2,500,000	1,750,197
Queensgate Investments LLP	Expenses receivable	171	—	—	1,437	1,266

Total					5,890,716	5,771,801

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

33.	Related party transactions (continued)

		Transaction value			Balance
Related Party	Nature of RPT	2022	2021*	2020	2022	2021*
Amounts owed to/(from) other entities
LJ Maple Duke Holdings Limited	Loan receivable	—	—	—	285,000	285,000
LJ Maple St Johns Wood Limited	Loan receivable	—	—	—	183,306	183,306
LJ Maple Kensington Limited	Loan receivable	—	—	—	23,020	23,020
LJ Maple Belgravia Limited	Cash advances	—	3,430	—	3,430	3,430
LJ Maple Kensington Limited	Cash advances	—	41,699	—	41,699	41,699
LJ Maple Limited	Cash advances	—	42,367	—	119,119	119,119
LJ Maple St Johns Wood Limited	Cash advances	—	75,510	—	75,510	75,510
LJ Maple Abbey Limited	Cash advances	—	85,850	—	85,850	85,850
LJ Maple Chelsea Limited	Cash advances	—	119,010	—	119,010	119,010
LJ Maple Hill Limited	Cash advances	—	136,567	—	136,567	136,567
LJ Maple Tofty Limited	Cash advances	—	231,186	—	231,186	231,186
LJ Maple Nine Elms Limited	Cash advances	—	(108,864)	—	(108,864)	(108,864)
LJ Maple Hamlet Limited	Cash advances	—	(66,937)	—	(66,937)	(66,937)
LJ Maple Circus Limited	Cash advances	—	(25,228)	—	(25,228)	(25,228)
LJ Maple Duke Limited	Cash advances	—	(1,618)	—	(1,618)	(1,618)
LJ T4 GP Limited	Fees receivable	55,000	110,000	—	55,000	—
Stratford Corporate Trustees Ltd	Expenses receivable	54,560	91,742	21,000	—	21,000
Prime Top Limited	Expenses payable	(321,000)	—	—	—	—
Dilmun Cayman Holdings and affiliates	Expenses payable	(220,114)	—	—	—	—
Lepe Partners LLP	Expenses payable	—	342	(6,080)	—	—
Wyndham Capital Management Limited	Fees payable	—	—	(350,249)	—	—

Total					1,156,050	1,122,050

*

The Company identified errors in the December 31, 2021 comparative values previously disclosed in this table for certain of the amounts owed to and transactions with certain of the group’s associates and JV’s. Such amounts have been corrected in the footnote above. None of the amendments are greater than £175K other than for Pointwise Partners which had a previous transaction value of £0.2M, which has been restated to reflect the corrected value of £1.3M. The amendments to the outstanding balances disclosed for each entity do not change the overall total. This restatement has no impact on the Company’s operating results or financial position for the period, the correct amounts having been reflected in those statements in the prior year.

Other transactions

In addition to the transactions disclosed above, during 2020 the Group divested 50% of its interest in Alvarium Investments (Aus) Ltd for AUS$1 to Tailorspace Inc, a shareholder in the Company.

During 2020, the Group acquired a subsidiary from LJ Portugal Ltd for a consideration of EUR578,335. LJ Portugal Ltd is related by virtue of having common shareholders.

Description of relationships

The nature of the relationship between the Group and its related parties can be seen in the subheadings above.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

33.	Related party transactions (continued)

There are certain related parties (such as employees and shareholders) of the Group that are co-partners of the equity method investees and own voting shares. We have performed an assessment and have determined that this does not give the Group control of the investees. The investments are made separately to the terms of employment or ownership of the Group, and the related parties are not bound by any contractual or other agreement to vote in the same way as the Group.

In 2015, Mr A S Davies, Mr C M Hamilton and Mr N Beaton subscribed for shares with a total value of £99,960. The consideration is not due for payment until a sale of the shares occurs or until these individuals leave employment within the Group. The outstanding purchase consideration is interest free. The consideration was discounted at a rate of 3% over an assumed 3 year period. A balance of £99,960 (2021 - £99,960) is outstanding from each of these individuals at the balance sheet date.

34.	Controlling party

In the opinion of the directors, the company is not under the control of any single individual or entity.

35.	Summary financial information for equity method investees

The following tables summarise the financial information of the Group’s significant equity method investment reported to the Group by the management of those entities, adjusted for fair value adjustments at acquisition and differences in accounting policies.

Summary financial information for the year ended 31 December 2022

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium 64 Advisory LLP	Osprey Equity Partners	Casteel Capital	Alvarium Guardian LLP	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	50%	50%	50%	50%	50%	40%
Turnover	17,085,933	3,778,680	188,561	—	738,818	600,000	3,036,926	—
Cost of sales	(14,392,747)	(2,334,824)	—	—	(529,886)	—	(2,858,569)	—

Gross profit/(loss)	2,693,186	1,443,856	188,561	—	208,932	600,000	178,357	—
Administrative expenses / Other income	(1,883,429)	(382,131)	(1,233)	(48,570)	(23,020)	(1,545)	(433,400)	(3,100,130)

Operating profit/(loss)	809,757	1,061,725	187,328	(48,570)	185,912	598,455	(255,043)	(3,100,130)
Taxation on ordinary activities	—	(212,345)	—	—	—	—	—	—

Profit/(loss) for the financial year	809,757	849,380	187,328	(48,570)	185,912	598,455	(255,043)	(3,100,130)

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

35.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	CRE Sarl	Hadley Property Group Holdings	Alvarium Osesam	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	50%	50%	20% - 50%
Turnover	1,205,970	1,680,634	2,241,340	5,719,351	9,249,270	808,552	14,193,965	1,735,436
Cost of sales	(303,947)	(1,788,613)	(1,219,871)	(3,829,713)	(4,395,576)	(134,472)	(5,671,366)	(859,830)

Gross profit/(loss)	902,023	(107,979)	1,021,469	1,889,638	4,853,694	674,080	8,522,599	875,606
Administrative expenses / Other income	(219,877)	(155,568)	(70,963)	(1,845,182)	(3,313,386)	(1,064,419)	(8,075,302)	(1,293,956)

Operating profit/(loss)	682,146	(263,547)	950,506	44,456	1,540,308	(390,339)	447,297	(418,350)
Taxation on ordinary activities	—	—	—	(307,597)	(195,503)	—	(814,935)	2,501

Profit/(loss) for the financial year	682,146	(263,547)	950,506	(263,141)	1,344,805	(390,339)	(367,638)	(415,849)

Summary financial information as at 31 December 2022

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium 64 Advisory LLP	Osprey Equity Partners	Casteel Capital	Alvarium Guardian LLP	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	50%	50%	50%	50%	50%	40%

Non-current assets	44,351	249,045	—	—	2,247	—	4,382	—
Current assets	5,220,653	2,323,270	10,090	296,729	423,434	34,889	1,993,514	178,823

Total assets	5,265,004	2,572,315	10,090	296,729	425,681	34,889	1,997,896	178,823

Current liabilities	(2,974,309)	(525,049)	(1,200)	(393,182)	(74,482)	(31,424)	(3,233,947)	—
Non-current liabilities	(1,375,000)	—	—	—	—	—	—	—

Total liabilities	(4,349,309)	(525,049)	(1,200)	(393,182)	(74,482)	(31,424)	(3,233,947)	—

Net assets	915,695	2,047,266	8,890	(96,453)	351,199	3,465	(1,236,051)	178,823

Capital and reserves
Called up share capital	—	100,110	2	600	—	2	10	2
Share premium	—	50,055	—	—	—	—	—	—
Members’ interests	915,695	—	8,888	—	351,199	—	—	178,821
Profit and loss account	—	1,897,101	—	(97,053)	—	3,463	(1,236,061)	—
Non-controlling interest

Shareholders funds	915,695	2,047,266	8,890	(96,453)	351,199	3,465	(1,236,051)	178,823

Expected carrying amount of net investment	274,709	614,180	4,445	(48,227)	175,600	1,733	(618,026)	71,529
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	23,534	—	—	48,227	—	—	618,026	—
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	464,120	—	1,905	—	49,694	—	—	646,115

Carrying amount of goodwill	—	480,099	—	—	—	—	—	—
Carrying amount of net investment	762,363	614,180	6,350	—	225,294	1,733	—	717,644

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

35.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	CRE Sarl	Hadley Property Group Holdings	Alvarium Osesam	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	50%	49.90%	20% - 50%

Non-current assets	—	196,429	—	226,723	236,344	26,638	8,510,011	446,438
Current assets	198,227	577,945	357,100	4,772,950	2,665,016	395,740	6,037,798	3,253,054

Total assets	198,227	774,374	357,100	4,999,673	2,901,360	422,378	14,547,809	3,699,492

Current liabilities	(134,788)	(1,936,913)	(244,572)	(3,219,060)	(2,772,339)	(795,499)	(4,818,196)	(6,838,929)
Non-current liabilities	—	—	—	—	(40,000)	—	(6,590,719)	—

Total liabilities	(134,788)	(1,936,913)	(244,572)	(3,219,060)	(2,812,339)	(795,499)	(11,408,915)	(6,838,929)

Net assets	63,439	(1,162,539)	112,528	1,780,613	89,021	(373,121)	3,138,894	(3,139,437)

Capital and reserves
Called up share capital	—	21,311	21,000	16,093	100	90	6,391	149,643
Share premium	—	—	—	—	—	—	—	—
Members’ interests	63,439	—	—	—	—	—	—	(827,638)
Profit and loss account	—	(1,183,850)	91,528	1,764,520	88,921	(373,211)	3,127,635	(2,461,442)
Non-controlling interest						—	4,868	—

Shareholders funds	63,439	(1,162,539)	112,528	1,780,613	89,021	(373,121)	3,138,894	(3,139,437)

Expected carrying amount of net investment	21,146	(387,513)	37,509	593,538	31,157	(186,561)	1,563,879	(1,469,310)
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	—	387,513	—	—	—	186,561		1,580,564
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	(11)	—	—	—	—			—

Carrying amount of goodwill	—	—	—	—	—	—	2,193,067	—
Carrying amount of net investment	21,135	—	37,509	593,538	31,157	—	1,563,879	111,254

Summary financial information for the year ended 31 December 2021

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	30%	50%	50%	23%	50%	40%
Turnover	10,484,310	3,973,114	794,888	150,256	1,868,300	54,279,088	1,652,717	—
Cost of sales	(9,239,869)	(2,677,306)	(535,380)	—	(818,137)	(43,903,091)	(1,578,183)	—

Gross profit/(loss)	1,244,441	1,295,808	259,508	150,256	1,050,163	10,375,997	74,534	—
Administrative expenses / Other income	(1,174,100)	(540,103)	(116,050)	(323,644)	(73,124)	(34,753,384)	(292,903)	1,991,460

Operating profit/(loss)	70,341	755,705	143,458	(173,388)	977,039	(24,377,387)	(218,369)	1,991,460
Taxation on ordinary activities	—	(138,695)	—	—	—	8,986,845	—	—

Profit/(loss) for the financial year	70,341	617,010	143,458	(173,388)	977,039	(15,390,542)	(218,369)	1,991,460

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

35.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	46%	49.90%	20% - 50%
Turnover	1,091,744	1,506,469	2,124,445	5,451,611	5,095,381	12,164,600	13,815,121	2,791,256
Cost of sales	(329,166)	(1,162,085)	(1,181,879)	(4,508,831)	(2,306,806)	(1,380,900)	(6,169,248)	(830,351)

Gross profit/(loss)	762,578	344,384	942,566	942,780	2,788,575	10,783,700	7,645,873	1,960,905
Administrative expenses / Other income	(114,898)	(284,598)	(44,488)	(503,255)	(2,798,346)	(6,705,306)	(7,142,166)	(2,523,031)

Operating profit/(loss)	647,680	59,786	898,078	439,525	(9,771)	4,078,394	503,707	(562,126)
Taxation on ordinary activities	—	—	—	(54,373)	—	(1,366,673)	(1,113,974)	237,838

Profit/(loss) for the financial year	647,680	59,786	898,078	385,152	(9,771)	2,711,721	(610,267)	(324,288)

Summary financial information as at 31 December 2021

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	30%	50%	50%	23%	50%	40%

Non-current assets	21,259	515,420	483	491	2,904	9,338,733	5,601	—
Current assets	9,893,323	2,199,523	482,173	271,878	528,167	180,294,696	1,249,988	3,703,197

Total assets	9,914,582	2,714,943	482,656	272,369	531,071	189,633,429	1,255,589	3,703,197

Current liabilities	(5,446,601)	(1,053,321)	(82,049)	(269,253)	(101,623)	(4,867,040)	(2,290,239)	—
Non-current liabilities	(1,875,000)	—	—	—	—	(224,272,257)	—	—

Total liabilities	(7,321,601)	(1,053,321)	(82,049)	(269,253)	(101,623)	(229,139,297)	(2,290,239)	—

Net assets	2,592,981	1,661,622	400,607	3,116	429,448	(39,505,868)	(1,034,650)	3,703,197

Capital and reserves
Called up share capital	—	100,110	14	600	—	—	—	—
Share premium	—	50,055	999,996	—	—	—	—	—
Members’ interests	2,592,981	—	—	—	429,448	—	—	3,703,197
Profit and loss account	—	1,511,457	(599,403)	2,516	—	(39,505,868)	(1,034,650)	—
Non-controlling interest

Shareholders funds	2,592,981	1,661,622	400,607	3,116	429,448	(39,505,868)	(1,034,650)	3,703,197

Expected carrying amount of net investment	777,894	498,487	120,182	1,558	214,724	(9,086,350)	(517,325)	1,481,279
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	(23,059)	—	—	—	—	9,086,350	517,325	—
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	850,543	—	—	—	56,211	—	—	41,984

Carrying amount of goodwill	—	505,206	—	—	—	—	—	—
Carrying amount of net investment	1,605,378	498,487	120,182	1,558	270,935	—	—	1,523,263

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

35.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	46%	49.90%	20% - 50%

Non-current assets	—	169,543	—	289,070	297,121	178,819,520	8,765,173	24,146,342
Current assets	303,313	706,121	261,633	3,132,832	1,155,802	3,241,332	8,094,719	4,047,343

Total assets	303,313	875,664	261,633	3,421,902	1,452,923	182,060,852	16,859,892	28,193,685

Current liabilities	(246,206)	(1,719,858)	(62,064)	(1,471,332)	(2,652,235)	(3,216,513)	(4,382,663)	(7,982,267)
Non-current liabilities	—	—	—	—	—	(170,209,878)	(9,020,628)	(24,280,110)

Total liabilities	(246,206)	(1,719,858)	(62,064)	(1,471,332)	(2,652,235)	(173,426,391)	(13,403,291)	(32,262,377)

Net assets	57,107	(844,194)	199,569	1,950,570	(1,199,312)	8,634,461	3,456,601	(4,068,692)

Capital and reserves
Called up share capital	—	21,143	21,000	16,093	100	53	6,391	102,098
Share premium	—	—	—	—	—	—	—	—
Members’ interests	57,107	—	—	—	—	—	—	(815,518)
Profit and loss account	—	(865,337)	178,569	1,934,477	(1,199,412)	5,599,065	3,450,210	(3,355,272)
Non-controlling interest						3,035,343		—

Shareholders funds	57,107	(844,194)	199,569	1,950,570	(1,199,312)	8,634,461	3,456,601	(4,068,692)

Expected carrying amount of net investment	19,036	(281,398)	66,523	650,190	(419,759)	2,575,594	1,724,844	(1,414,144)
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	—	281,398	—	—	419,759			1,827,368
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	—	—	—	—	—			—

Carrying amount of goodwill	—	—	—	—	—	—	2,834,940	—
Carrying amount of net investment	19,036	—	66,523	650,190	—	2,575,594	1,724,844	413,224

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

35.	Summary financial information for equity method investees (continued)

Summary financial information for the year ended 31 December 2020

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	30%	50%	50%	23%	50%	40%
Turnover	7,145,050	3,715,933	598,419	246,777	1,296,358	56,697,480	—	—
Cost of sales	(5,495,752)	(2,661,482)	(674,137)	—	(745,334)	(47,481,189)	(613,433)	—

Gross profit/(loss)	1,649,298	1,054,451	(75,718)	246,777	551,024	9,216,291	(613,433)	—
Administrative expenses / Other income	(1,095,542)	(448,474)	(247,390)	(453,889)	(58,819)	(43,206,790)	(202,858)	2,577,767

Operating profit/(loss)	553,756	605,977	(323,108)	(207,112)	492,205	(33,990,499)	(816,291)	2,577,767
Taxation on ordinary activities	(10,948)	(121,196)	—	(1,096)	—	10,665,485	—	—

Profit/(loss) for the financial year	542,808	484,781	(323,108)	(208,208)	492,205	(23,325,014)	(816,291)	2,577,767

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	46%	49.90%	20% - 50%
Turnover	1,028,927	1,359,511	1,935,905	4,665,968	9,632,109	7,064,322	13,702,036	4,139,503
Cost of sales	(497,635)	(1,057,493)	(1,039,581)	(3,898,629)	(6,160,080)	(593,579)	(6,557,180)	(2,277,412)

Gross profit/(loss)	531,292	302,018	896,324	767,339	3,472,029	6,470,743	7,144,856	1,862,091
Administrative expenses / Other income	(111,313)	(564,828)	(63,558)	(722,925)	(2,391,764)	(3,945,098)	(6,914,413)	(2,220,074)

Operating profit/(loss)	419,979	(262,810)	832,766	44,414	1,080,265	2,525,645	230,443	(357,983)
Taxation on ordinary activities	—	—	—	(77,134)	213,877	(745,731)	(945,264)	(4,280)

Profit/(loss) for the financial year	419,979	(262,810)	832,766	(32,720)	1,294,142	1,779,914	(714,821)	(362,263)

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

35.	Summary financial information for equity method investees (continued)

Summary financial information as at 31 December 2020

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	30%	50%	50%	23%	50%	40%

Non-current assets	45,948	220,008	38,233	1,148	3,739	15,693,138	4,427	—
Current assets	13,080,933	2,523,939	363,186	541,069	507,738	276,441,912	9,060	2,475,034

Total assets	13,126,881	2,743,947	401,419	542,217	511,477	292,135,050	13,487	2,475,034

Current liabilities	(6,621,633)	(1,210,347)	(144,268)	(365,713)	(207,610)	(132,249,357)	(829,778)	—
Non-current liabilities	(2,000,000)	—	—	—	—	(181,186,081)	—	—

Total liabilities	(8,621,633)	(1,210,347)	(144,268)	(365,713)	(207,610)	(313,435,438)	(829,778)	—

Net assets	4,505,248	1,533,600	257,151	176,504	303,867	(21,300,388)	(816,291)	2,475,034

Capital and reserves
Called up share capital	—	102,055	14	600	—	—	—	—
Share premium	—	51,028	999,996	—	—	—	—	—
Members’ interests	4,505,248	—	—	—	303,867	—	—	2,475,034
Profit and loss account	—	1,380,517	(742,859)	175,904	—	(21,300,388)	(816,291)	—
Non-controlling interest

Shareholders funds	4,505,248	1,533,600	257,151	176,504	303,867	(21,300,388)	(816,291)	2,475,034

Expected carrying amount of net investment	1,351,574	460,080	77,145	88,252	151,934	(4,899,089)	(408,146)	990,014
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	—	—	—	—	—	4,899,089	408,146	—
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	77,158	—	—	—	52,474	—	—	77,206

Carrying amount of goodwill	—	586,058	—	—	—	—	—	—
Carrying amount of net investment	1,428,732	460,080	77,145	88,252	204,407	—	—	1,067,220

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

35.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco lmmobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	46%	49.90%	20% - 50%

Non-current assets	860	202.620	—	372,423	46,621	251,644,701	10,207,395	3,615,604
Current assets	184,529	459,323	333,035	3,686,144	1,610,855	27,335	7,720,822	4,891,470

Total assets	185,389	661,943	333,035	4,058,567	1,657,476	251,672,036	17,928,217	8,507,074

Current liabilities	(110,936)	(1,621,770)	(125,433)	(2,385,210)	(2,836,009)	(6,362,727)	(3,701,089)	(6,421,020)
Non-current liabilities	—	—	—	—	(11,008)	(242,402,590)	(10,155,392)	(4,065,836)

Total liabilities	(110,936)	(1,621,770)	(125,433)	(2,385,210)	(2,847,017)	(248,765,317)	(13,856,481)	(10,486,856)

Net assets	74,453	(959,827)	207,602	1,673,357	(1,189,541)	2,906,719	4,071,736	(1,979,782)

Capital and reserves
Called up share capital	—	21,143	21,000	16,093	100	53	6,391	109,696
Share premium	—	—	—	—	—	—	—	—
Members’ interests	74,453	—	—	—	—	—	—	(1,047,399)
Profit and loss account	—	(980,970)	186,602	1,657,264	(1,189,641)	3,385,592	4,065,345	(1,042,079)
Non-controlling interest						(478,926)		—

Shareholders funds	74,453	(959,827)	207,602	1,673,357	(1,189,541)	2,906,719	4,071,736	(1,979,782)

Expected carrying amount of net investment	24,815	(319,910)	69,193	557,730	(416,339)	1,557,397	2,031,796	(938,404)
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	—	319,910	—	—	416,339			1,278,487
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	15,161	—	—	—	—			—

Carrying amount of goodwill	—	—	—	—	—	—	3,476,813	—
Carrying amount of net investment	39,976	—	69,193	557,730	—	1,557,397	2,031,796	340,083

For equity method investees which are governed by a limited liability partnership, the Group’s share of net assets from limited liability partnerships is determined by the underlying partnership agreements, rather than the Group’s percentage holding in these entities.

The Group’s policy for discontinuing recognition of losses in investments where the carrying value is nil is disclosed in note 3 of these financial statements.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP)

The Company’s financial statements have been prepared in accordance with FRS 102, which differs in certain respects from the requirements of accounting principles generally accepted in the United States (“US GAAP”). The effects of the application of US GAAP to Alvarium Investments Limited (“the Company”) results are set out below.

There are other presentational differences between UK and US GAAP which do not impact net income or shareholders’ equity, and thus are not included in the reconciliation below.

The impact of the conversion to US GAAP on net income in the periods ending 31 December 2022, 2021 and 2020 is as follows:

	2022	2021	2020
	£	£	£
Profit/(loss) for the financial year as reported under UK GAAP	(362,186)	1,947,874	(3,377,191)
Reversal of amortisation of goodwill (d)	3,330,261	3,429,870	3,488,827
Amortisation of separately recognised intangible assets arising on business combinations (a)	(81,511)	(81,761)	(82,850)
Additional amortisation of intangible asset grossed up for deferred tax under US GAAP (n)	(1,002,055)	—	—
Reclassification of asset acquisition as business combination (g)	1,274,896	1,274,896	1,274,896
Reversal of equity method investment amortisation (h)	714,779	710,194	715,400
Amortisation of additional intangible assets within equity method investments (i)	(438,449)	(485,647)	(660,093)
Release of deferred tax on equity method amortisation above (i)	82,968	91,967	125,104
Recognition of excess losses against loans provided to certain equity method investees (k)	(41,756)	(126,797)	(183,224)
Revenue recognition adjustments (m)	610,827	(609,183)	161,990
Reversal of equity settled share-based payment (t)	20,413,653	—	—
Fair value adjustment to deferred consideration (c)	—	—	(63,001)
Impact of GAAP differences on results of equity method investments (l)	(221,635)	221,635	(4,497,520)
Impact of US GAAP lease accounting (r)	61,327	—	—
Deferred tax (expense)/benefit (p)	246,761	(3,870,387)	501,961

Net income under US GAAP	(21,565,142)	2,502,661	(2,595,701)
Net income attributable to non-controlling interest under US GAAP	(9,415)	(590,120)	(1,246,901)

Net income attributable to shareholders’ of the parent company under US GAAP	(21,574,557)	1,912,541	(3,842,602)

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

The impact of the conversion to US GAAP on shareholders funds as at 31 December 2022 and 2021 is as follows:

	2022	2021
	£	£
Shareholders funds as at 31 December 2022 and 2021 as reported under UK GAAP	31,898,784	56,305,169
Reversal of amortisation of goodwill (d)	22,405,233	19,074,973
Impact on goodwill of additional deferred tax liabilities recognised on acquisition (a)	5,284,823	5,284,823
Impact on intangible assets of additional deferred tax liabilities recognised on asset acquisition (o)	12,827,094	—
Amortisation of separately recognised intangible assets arising on business combinations (a)	(707,929)	(626,418)
Reclassification of asset acquisition as business combination (g)	4,097,529	3,824,688
Acquisition costs and fair value adjustments to deferred consideration previously capitalised (b) & (c)	(1,695,685)	(1,695,685)
Fair value adjustments on step acquisitions (f)	11,471,931	11,471,931
Fair value adjustments on non-controlling interests (e)	10,933,918	10,933,918
Revenue recognition adjustments (m)	(352,747)	(963,574)
Reversal of equity method investment amortisation (h)	4,743,684	4,028,905
Accumulated amortisation of additional intangible assets within equity method investments (i)	(5,793,888)	(5,355,440)
Release of deferred tax on equity method amortisation above (i)	1,099,658	1,016,690
Additional impairment of investment in joint venture (j)	(254,152)	(254,152)
Recognition of excess losses against loans provided to certain equity method investees (k)	(1,696,511)	(1,611,431)
Impact of GAAP differences on results of equity method investments (l)	—	221,635
Impact of US GAAP lease accounting (r)	61,327	—
Deferred taxes (p)	(19,351,773)	(6,768,943)
Cumulative translation adjustments on all of the above	847,378	323,116

Shareholders funds as at 31 December 2022 and 2021 under US GAAP	75,818,674	95,210,205
Non-controlling interest	(4,417)	(13,475)

Total equity attributable to shareholders’ of the parent company under US GAAP	75,814,257	95,196,730

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

The impact of the conversion to US GAAP on the Company’s statement of cashflows for the years ended 31 December 2022, 2021 and 2020 is as follows:

	2022	2021	2020
	£	£	£
Operating activities

Net cash from operating activities per UK GAAP	(3,867,849)	14,451,786	3,330,423
Reclassification of interest received from investing activities	134,459	43,210	59,402
Reclassification of interest paid from financing activities	(5,881,242)	(912,769)	(628,992)

Net cash (used in)/from operating activities per US GAAP	(9,614,632)	13,582,227	2,760,833

Investing activities

Net cash used in investing activities per UK GAAP	3,590,993	(9,746,698)	(2,502,279)
Reclassification of interest received to operating activities	(134,459)	(43,210)	(59,402)
Reclassification of transaction between equity holders	15,615	6,326,146	—

Net cash from/(used in) investing activities per US GAAP	3,472,149	(3,463,762)	(2,561,681)

Financing activities

Net cash from financing activities per UK GAAP	(6,008,416)	(38,748)	422,543
Reclassification of interest paid to operating activities	5,881,242	912,769	628,992
Reclassification of transaction between equity holders	(15,615)	(6,326,146)	—

Net cash from financing activities per US GAAP	(142,789)	(5,452,125)	1,051,535

Net change in cash from UK to US GAAP	—	—	—

In addition, the Company had non-cash financing activity of £40.0m relating to an asset acquisition in exchange for the assumption of a shareholder loan for the period ended 31 December 2022.

In the year ended 31 December 2021, the Company had non-cash financing activity of £10.3m relating to the issue of new share capital in exchange for the conversion of a shareholder loan and further shares in two subsidiary companies. The Group also received non-cash consideration of £1,607,301 in the form of a convertible loan note as disclosed in note 15.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

Business combinations

(a) Intangible assets other than goodwill

Under FRS102 for acquisitions made after 1 January 2019, intangible assets other than goodwill are only required to be recognised to the extent that they are both separable and arise from contractual rights.

Under US GAAP intangible assets that are either separable or arise from contractual rights are required to be recognised. This leads to the recognition of additional intangible assets under US GAAP than under FRS102 for acquisitions made by the Company after 1 January 2019.

Due to the recognition of additional deferred tax liabilities under US GAAP compared to UK GAAP, the amount of goodwill recognized in the previous business combination accounting has also increased.

(b) Expense acquisition costs

Under FRS102, acquisition costs incurred by the acquirer are capitalised as part of the purchase consideration for the acquisition.

Under US GAAP, these are required to be charged to acquisition costs in the income statement.

(c) Fair value adjustments to deferred and contingent consideration

Under FRS102, any fair value adjustments to deferred consideration outside the measurement period can be adjusted against goodwill.

Under US GAAP, any fair value adjustments outside the measurement period are adjusted through the P&L.

(d) Goodwill amortisation

Under FRS 102, goodwill is presumed to have a finite useful economic life and is recorded at cost less accumulated amortisation and impairment. Accordingly, the Company amortised goodwill on a straight-line basis over an estimated useful life of 10 years.

US GAAP prohibits the amortisation of goodwill and instead requires that goodwill be tested at least annually for impairment or more frequently if impairment indicators exist. Amortisation expense recognised under FRS 102 was reversed under US GAAP.

(e) Non-controlling interest

Under FRS102, no goodwill is recognised for the non-controlling interest of an acquired company.

Under US GAAP, goodwill is recognised on the entire Company acquired, including the amount pertaining to the non-controlling interest. This has led to conversion adjustments in respect of two acquisitions made in 2019 by the Company.

(f) Step acquisitions

Under FRS102 where control of a subsidiary is achieved in stages, no fair value adjustments are made to any existing holdings in the subsidiary.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

Under US GAAP where control of a subsidiary is achieved in stages, any existing holdings in the subsidiary are fair valued with any resulting gain or loss recorded in the income statement.

Additionally, the restatement in relation to the historic accounting acquirer - detailed in the sole purpose 2020 financial statements filed with the SEC - has led to three historic acquisitions being treated as step acquisitions. This has led to further fair value adjustments under US GAAP.

(g) Reclassification of asset acquisition as business combination

In February 2019 the Company acquired certain assets from LEPE Partners LLP, a merchant banking business. Under UK GAAP this did not meet the definition of a business combination. One customer related intangible asset of £12,748,964 was recognised and is being amortised over 10 years. Under US GAAP, following the application of the screening test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or a group of similar assets, it was determined that this met the definition of a business combination.

This is the impact of the reversal of the amortisation recorded under UK GAAP, as Goodwill, which is not amortisable, would have been recognised for US GAAP.

Investments in joint ventures and associates

(h) Implied goodwill amortisation

Under FRS102 any implied goodwill arising on the acquisition of an interest in a joint venture or associate is amortised over a period of 10 years.

Under US GAAP no such amortisation charge is booked. This has led to the reversal of any accumulated amortisation on implied goodwill recorded by the Company under FRS102.

(i) Separate intangible assets arising on acquisition of an equity method investment

Under US GAAP where implied goodwill on an acquisition arises, this is required to be assessed for separate intangible assets. This has given rise to separate intangible assets being identified in respect of two of the Company’s equity method investments. These intangible assets have then been amortised over their estimated useful economic lives through the Company’s share of profits from joint ventures and associates. The deferred tax impact of the recognition of such intangible assets has also been recognised.

Such intangible assets are not required to be recognised and amortised under UK GAAP.

(j) Additional impairment of equity method investments

Given the reversal of the implied goodwill amortisation, under US GAAP the goodwill is required to be assessed for impairment at each reporting date. As a result of this, an additional impairment has been recorded compared to that reported under UK GAAP.

(k) Treatment of losses in excess of investment in equity method investments

Under UK GAAP, when the Group’s share of losses of an associate or joint venture investment equals or exceeds the carrying amount of its investment, the Group stops recognising its share of further losses. The

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

Group recognises its share of any subsequent profits only after its share of profits equals its share of losses not recognised.

Under US GAAP excess losses are offset against the Group’s other interests in the investee, including loans advanced.

(l) Impact of GAAP differences on results of equity method investments

In 2019 the Group entered into an associate arrangement in which it obtained a 23% ownership interest in NZ PropCo Holdings Limited. Subsequently, NZ PropCo Holdings Limited acquired a portfolio of properties which constitute a business combination. The initial business combination accounting differs between UK and US GAAP, specifically related to the difference between the fair value of assets acquired and the consideration paid, which resulted in a bargain purchase gain.

Under FRS102 bargain purchase gains are not recognised through income when a business combination occurs. These are deferred until the associated underlying assets are sold. This results in the entity being in a loss and net liability position for both 2019 and 2020. In an excess loss position, there is no value to recognise on the statement of financial position and the Group would only recognise a share of the entity profits when its investment moves into a profitable position.

Under US GAAP, assets are measured at fair value as of the acquisition date. This has led to the inclusion of a bargain purchase gain in 2019 which results in an adjustment from UK GAAP resulting in a share of profit being recognised. In 2020 the entity incurred losses in excess of the profit recognised in 2019. Under the equity method, losses are only recognised to the extent they do not reduce the carrying balance of the investment below zero. This has therefore resulted in a reversal of the gains from 2019.

In 2021 an equity method investee had amortised goodwill on its own balance sheet under UK GAAP. Under US GAAP goodwill is not amortised and this amortisation was therefore being reversed. In 2022 this equity method investee was disposed of and, as a result, the previous year’s GAAP difference has been unwound.

(m) Revenue Recognition

Upon the adoption of ASC 606, various adjustments to revenue impacted current and prior period FRS102 revenue recognition, primarily due to when performance obligations were considered satisfied under FRS102 compared to US GAAP, under ASC 606.

The Company’s full accounting policy for revenue recognition under FRS102 can be found on in the accounting policies disclosed to note 3 in these financial statements.

The Company’s full accounting policy for revenue recognition under US GAAP is detailed below:

Revenue recognition differs under ASC 606, which applies a specific 5 step model, which results in certain adjustments when compared to revenue recognized under FRS 102. The five step model applies under ASC 606 is as follows.

1. Identification of contract with customer

2. Identification of performance obligation

3. Determination of transaction price

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

4. Allocation of transaction to performance obligation

5. Recognition of revenue when performance obligations are met.

For the purposes of this reconciliation, the Company considered the adoption date of ASC 606 to be 1/1/2018.

The difference in policy resulted in differences in the following revenue recognition differences:

Corporate finance engagements

•

Within the Merchant Banking division, it was noted that under US GAAP, retainer fees should be recognized in line with completion of the related performance obligation. Under FRS 102, such fees were recognized when received. This resulted in timing adjustments which increased revenue by £24,741 in 2020, decreased revenue by £733,933 in 2021 and increased revenue by £610,827 in 2022.

•

In the Co-investment division, an advisory fee that was recognised fully in 2018 under UK GAAP was noted as needing to be recognised over the life of the contract (2019 to 2021) commensurate with the satisfaction of the performance obligation under US GAAP. Recognising this revenue over time in line with the performance obligation has resulted in an increase of revenue of £137,250 in 2020, an increase in revenue of £137,250 in 2021 and no impact in 2022, as revenue has been deferred to match the Group’s satisfaction of the underlying performance obligation.

UK Investment advisory revenue, Overseas Investment advisory revenue, Trust and fiduciary revenue, Private and family office revenue

The five step model was applied to the variable consideration revenue recognised in the Family Office Services and Investment Advisory divisions. US GAAP requires recognition of variable consideration to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is resolved subsequently. Under FRS 102, such revenue was recognised based on the best estimate at the time it was recorded. From the analysis performed, the Group noted no significant differences requiring adjustment.

(n) Additional amortisation of intangible asset grossed up for deferred tax under US GAAP.

Under UK GAAP, deferred tax is not recognised in relation to timing differences arising from assets or liabilities acquired in a transaction which is not accounted for as a business combination.

Under US GAAP, where such assets or liabilities are acquired deferred tax is accounted for using the simultaneous equation method as set out in ASC 740.

In relation to an asset acquisition made during 2022, this has resulted in an additional deferred tax liability of £12,827,094 being recognised under US GAAP with a corresponding increase also recorded in intangible assets. The additional amortisation arising on this grossed up intangible asset is £1,002,055.

(o) Impact on intangible assets of additional deferred tax liabilities recognised on asset acquisition.

Under UK GAAP, deferred tax is not recognised in relation to timing differences arising from assets or liabilities acquired in a transaction which is not accounted for as a business combination.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

Under US GAAP, where such assets or liabilities are acquired deferred tax is accounted for using the simultaneous equation method as set out in ASC 740.

In relation to an asset acquisition made during 2022, this has resulted in an additional deferred tax liability of £12,827,094 being recognised under US GAAP with a corresponding increase also recorded in intangible assets.

(p) Income taxes

A reconciliation of the income tax expense/(credit) under UK GAAP to US GAAP is given below.

	2022	2021	2020
	£	£	£
Income tax expense/(credit) under UK GAAP	(4,770,378)	(536,461)	(315,163)

Recognition of deferred taxes in respect of non-tax adjustments, other than the effect below (1)	537,342	(263,270)	(31,320)
Recognition of French deferred tax asset in respect of losses due to recognition of deferred tax liabilities above (2)	—	(29,574)	(95,454)
Impact of change in UK tax rate on deferred tax assets and liabilities recognised under US GAAP (3)	—	1,745,400	585,000
Deferred tax assets no longer supported by deferred taxes from non-tax adjustments (4)	—	—	1,457,644

Total deferred taxes in respect of non-tax adjustments	537,342	1,452,556	1,915,870
Impact of a transaction in the subsequent events window on UK deferred tax assets (5)	—	2,417,831	(2,417,831)
Recognition of deferred taxes on asset arising in asset acquisition (6)	(784,104)	—	—

Total adjustment to deferred tax expense/(benefit)	(246,762)	3,870,387	(501,961)

Income tax expense/(credit) US GAAP	(5,017,140)	3,333,926	(817,124)

A reconciliation of the deferred tax asset/(liability) under UK GAAP to US GAAP is given below.

	2022	2021
	£	£
Deferred tax asset/(liability) under UK GAAP	7,353,265	2,146,091
Recognition of deferred taxes on asset arising in asset acquisition (6)	(12,042,990)	—
Recognition of deferred taxes in respect of non-tax adjustments (1), (2) and (3)	(7,308,783)	(6,768,943)

Total adjustment to deferred tax asset/(liability)	(19,351,773)	(6,768,943)

Deferred tax asset/(liability) under US GAAP	(11,998,508)	(4,622,852)

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

(1) Deferred taxes in respect of non-tax adjustments

This line represents the tax-effect of non-tax adjustments excluding the effects of valuation allowance adjustments and tax rate changes described below.

(2) Recognition of French deferred tax asset in respect of losses due to recognition of deferred tax liabilities

The recognition of the deferred tax liabilities for intangible assets under US GAAP means that deferred tax assets that were not recognized under UK GAAP meet the recognition threshold under US GAAP. Additional deferred assets of £162,174 and £156,780 in France were therefore recognised in 2021 and 2022 respectively. These have been offset against by the additional deferred liabilities on business combinations under US GAAP and therefore the net impact under US GAAP is Nil.

(3) Impact of change in UK corporate tax rate on deferred tax assets and liabilities recognised in (1) above

In respect of UK based acquirees, the deferred tax liabilities and assets recognised in (1) above were calculated based on the enacted future tax rates expected to be prevailing in the period of the reversal of the temporary difference, as was legislated in the UK at the time. In early 2020 a legislated reduction in UK corporation tax from 19% to 17% scheduled to come into effect from 1 April 2020 was withdrawn, and it was enacted that the tax rate would remain at 19%.

In June 2021 it was enacted that the UK corporation tax rate would increase to 25% from 1 April 2023.

This line represents the revaluation of those deferred tax assets and liabilities.

(4) Deferred tax assets no longer supported by deferred taxes from non-tax adjustments

As a result of the ability to consider additional sources of income in the assessment of the realizability of deferred tax assets under US GAAP, the tax effect of non-tax adjustments are no longer offset with an adjustment to the valuation allowance.

(5) Impact of a transaction in the subsequent events window on UK deferred tax assets

In January 2021 the group increased its shareholding in a UK subsidiary from 59% to 83% through a transaction with noncontrolling interests. This resulted in that subsidiary being able to utilise the group’s UK tax losses and timing differences.

Under UK GAAP, transactions with noncontrolling interests that take place in the subsequent events window are not considered in the assessment of the realizability of deferred tax assets. Under US GAAP, this is considered to be an adjusting subsequent event and therefore the transaction is brought into consideration in assessing the realizability of the group’s UK deferred tax assets.

If this source of income had been considered in assessing the realizability of deferred tax assets, an additional deferred tax asset of £2,417,831 would have been recognised under UK GAAP in 2020. The impact of this GAAP difference fully reverses during 2021.

(6) Recognition of deferred taxes on asset arising in asset acquisition

In July 2022 the group acquired a company which owned one contract based intangible asset. Under UK and US GAAP this was not considered to meet the definition of a business and hence it has been accounted for as an asset acquisition under both standards.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

Under UK GAAP, no deferred tax is accounted for on such transactions and any timing differences are considered to be permanent in nature.

Under US GAAP, deferred tax is accounted for on such transactions using the simultaneous equation method of accounting. As a result under US GAAP additional deferred tax liabilities of £12,827,094 compared to those recognised under UK GAAP.

(q) Transactions between equity holders

During the year the Group had a transaction between equity holders which is included in the ‘Cash flows from investing activities’ section of the statement of cash flows under FRS 102. Under US GAAP, transactions with shareholders in their capacity as shareholders are included in the “Cash flows from financing activities” section.

This has therefore led to a reclassification in the US GAAP statement of cash flows presented in this note.

(r) Leases

Under UK GAAP, rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged against profits on a straight line basis over the period of the lease. These operating leases are kept off-balance sheet.

Under U.S. GAAP the Group has applied ASC 842 which includes operating leases on the balance sheet through a gross up with the recognition of right-of-use assets and associated lease liabilities. However, upon adoption of ASC 842, there are no net differences between US GAAP and U.K. GAAP with respect to net income, the Statement of Changes in Equity, or the Statement of Cash Flows.

Additionally, the application of ASC 842 does not have a significant impact on the Group’s Statement of Cash Flows or Income Statement for the year ended 31 December 2022. The gross up on the balance sheet will be reflected in recognition of right-of-use assets of £9,207,435, lease incentives of £2,610,363, deferred rent of £138,833 and lease liabilities of £12,715,865.

(s) Sale of Alvarium Home Reit Advisors Ltd (“AHRA”) on 30 December 2022

Under UK GAAP the sale of shares in AHRA does not qualify as a disposal for accounting purposes and ARE continues to fully consolidate AHRA and does not present the noncontrolling interest presented by the shares of AHRA sold to the buyer. Similarly, under US GAAP, the sale of the AHRA shares to the buyer is accounted for as a change in ownership that does not result in a change of control. Under ASC 810-10-45-23, the fair value of consideration received is recognized directly in equity and attributed to the controlling interest. The Group recognizes noncontrolling interest equal to the carrying value of AHRA. Under ASC 505-10-45-2, receivables from equity holders should not be classified as an asset unless there is substantial evidence of ability and intent to pay within a reasonably short period of time. As the loan receivable from the buyer has a maturity date extending one year from the date of issuance, and includes provisions for further extending the life of the loan receivable, it is not recorded as an asset, but is instead recorded against equity. The combined impact of these adjustments offset in equity and result in no changes to total equity attributable to shareholders as at 31 December 2022 or net income under US GAAP for the year to 31 December 2022.

Alvarium Investments Limited

Notes to the Consolidated Financial Statements (continued)

36.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

(t) Reversal of equity settled share-based payment

Under FRS 102, equity settled share-based payments are recognised when it becomes probable that their performance conditions will be met. Under UK GAAP, the full share award of £20,413,653 was recognised on 30th December 2022 when the business combination with Cartesian Growth Corporation became more than 50% probable.

Under ASC 718, equity settled share-based payments are recognized over the requisite service period of a share award and are dependent on the service, performance, and market conditions associated with the award. Given the Share Awards contain a performance condition contingent on of the completion of the business combination, no share award should be recognised under US GAAP until the business combination occurred on January 3, 2023. The share award of £20,413,653 has thereby been reversed.

AlTi Global, Inc.

Up to 121,404,752 Shares of Class A Common Stock

Up to 12,940,597 Warrants

Preliminary Prospectus

                , 2023

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
SEC registration fee	$133,305
Accounting fees and expenses	152,150
Legal fees and expenses	200,000
Financial printing and miscellaneous expenses	325,000
Total expenses	$810,455

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On December 31, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares. On February 23, 2021, we effectuated a recapitalization, and as a result, the initial shareholders held 8,625,000 Class B ordinary shares.

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,900,000 SPAC Private Placement Warrants at a price of $1.00 per SPAC Private Placement Warrant, for an aggregate purchase price of $8,900,000, in a private placement.

The sales of the above securities by us were exempt from registration in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering.

On the Closing Date, pursuant to the Subscription Agreements, the PIPE Investors purchased 16,836,715 shares of Class A Common Stock at a price of $9.80 per share, or $164,999,807 in the aggregate.

We issued the foregoing securities under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with our transfer agent and warrant agent). The parties also had adequate access, through business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit

2.1†	Amended and Restated Business Combination Agreement, dated October 25, 2022 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed October 26, 2022).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 9, 2023).

3.2	Certificate of Ownership and Merger of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 19, 2023).

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed April 19, 2023).

4.1	Amended and Restated Warrant Agreement, dated January 3, 2023, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 9, 2023).

5.1*	Opinion of Greenberg Traurig, LLP.

10.1#	Form of Indemnification Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 9, 2023).

10.2#	Form of Indemnification Agreement for Directors (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 9, 2023).

10.3#	2023 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed January 9, 2023).

10.4#	2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed January 9, 2023).

10.5	Form of Subscription Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed September 23, 2021).

10.5.1	Form of Amendment to Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed October 26, 2022).

10.6	Registration Rights and Lock-Up Agreement, dated as of January 3, 2023, between the Company and the Holders (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed January 9, 2023).

10.7#	Form of Option Agreement (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed September 23, 2021).

10.7.1	Form of Amendment to Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed October 26, 2022).

10.8	Form of Shareholder IRA (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-4 filed February 11, 2022).

10.9	Form of Voting IRA (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4 filed February 11, 2022).

10.10	Tax Receivable Agreement, dated as of January 3, 2023, between the Company and the TWMH Members, the TIG GP Members and the TIG MGMT Members (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed January 9, 2023).

10.11	Credit Agreement, dated as of January 3, 2023, between the Company, BMO Harris Bank N.A., the guarantors from time to time party thereto and the lenders from time to time party thereto (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed January 9, 2023).

10.12#	Executive Employment and Restrictive Covenant Agreement, dated as of January 3, 2023, among the Company, TIG Advisors, LLC and Kevin Moran (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed January 9, 2023).

Exhibit Number	Description of Exhibit

10.13#	Amended and Restated Tiedemann Employment Agreement, dated as of January 3, 2023, by and between the Registrant and Michael Tiedemann (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed January 9, 2023).

10.14**	Second Amended and Restated Limited Liability Agreement of Umbrella, dated as of January 3, 2023.

10.15	Alvarium Exchange Agreement, dated as of September 19, 2021 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4 filed September 27, 2022).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed January 9, 2023).

23.1*	Consent of Marcum LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Citrin Cooperman & Company, LLP.

23.4*	Consent of KPMG LLP (UK).

23.5*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement).

101.INS*	Inline XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Definition Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

#	Indicates a management contract or compensatory plan.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 26th day of April, 2023.

AlTi Global, Inc.

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

* Michael Tiedemann	Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2023

* Christine Zhao	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 26, 2023

* Ali Bouzarif	Director	April 26, 2023

* Nancy Curtin	Director	April 26, 2023

* Kevin T. Kabat	Director	April 26, 2023

* Timothy Keaney	Director	April 26, 2023

* Judy Lee	Director	April 26, 2023

* Spiros Maliagros	Director	April 26, 2023

* Hazel McNeilage	Director	April 26, 2023

* Craig Smith	Director	April 26, 2023

* Tracey Brophy Warson	Director	April 26, 2023

* Peter Yu	Director	April 26, 2023

* By:

/s/ Michael Tiedemann

Name: Michael Tiedemann

Title: Attorney-in-fact